UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Silver Eagle Acquisition Corp.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.
☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SILVER EAGLE ACQUISITION CORP.
1450 2nd Street, Suite 247
Santa Monica, California 90401

Dear Silver Eagle Acquisition Corp. Stockholders and Public Warrantholders:

You are cordially invited to attend the special meeting of stockholders and/or the special meeting of public warrantholders of Silver Eagle Acquisition Corp., or Silver Eagle, on March 30, 2015, at 9:00 a.m., Eastern time, and 8:30 a.m., Eastern time, respectively, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York.

At the special meeting of stockholders, Silver Eagle’s stockholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal,” to approve a contribution agreement, dated December 31, 2014, as amended as of February 3, 2015, by and among Videocon d2h Limited, or Videocon d2h, and Silver Eagle (as may be amended, the “Contribution Agreement”). Videocon d2h is the fastest growing direct-to-home pay-TV service provider in India by acquisition of new subscribers. If the Contribution Agreement is approved and Silver Eagle consummates the transactions contemplated thereby, which we refer to collectively as the “Transaction,” Silver Eagle will contribute to Videocon d2h the funds held in the trust account that holds the proceeds of its initial public offering, less certain transaction expenses, amounts used to pay Silver Eagle stockholders who properly exercise their redemption rights in connection with the vote to approve the Business Combination Proposal, amounts payable to warrantholders and reserves for liquidation and dissolution expenses (the “Contribution Amount”), in exchange for equity shares of Videocon d2h. We estimate that the equity shares issued by Videocon d2h in exchange for the Contribution Amount will constitute between 33.42% and 38.42% of the issued share capital of Videocon d2h, depending on the number of shares redeemed by Silver Eagle’s public stockholders. The Videocon d2h equity shares will be represented by Videocon d2h American Depositary Shares, or ADSs, with each ADS representing four Videocon d2h equity shares. The current shareholders of Videocon d2h and the sponsor of Silver Eagle will be entitled to be issued additional Videocon d2h shares and Videocon d2h ADSs, respectively, following the closing, subject to the achievement of certain ADS price targets for a specified period following the closing. In the event that such Videocon d2h shares are issued by way of a bonus issue, the holders of the ADSs (including any holders of equity shares underlying such ADSs), other than the sponsor of Silver Eagle, shall have no interest in or entitlement to equity shares issued pursuant to such bonus, and such holders shall be deemed to have waived their interest in or entitlement to equity shares issued pursuant to such bonus. See “Summary — Videocon d2h Equity Shares and ADSs to be Issued in the Transaction” and “Unaudited Pro Forma Condensed Financial Information” for further information. The contribution by Silver Eagle of the Contribution Amount to Videocon d2h in exchange for Videocon d2h’s equity shares is referred to herein as the “Contribution.” As soon as reasonably practicable after the closing of the Transaction, Silver Eagle’s stockholders will receive Videocon d2h ADSs in proportion to their stockholdings in Silver Eagle and Silver Eagle will dissolve and liquidate. A copy of the Contribution Agreement is attached to the accompanying proxy statement/prospectus as Annex A.

Silver Eagle stockholders will also be asked to consider and vote upon a proposal to approve the dissolution of Silver Eagle, including a plan of dissolution, which provides for the liquidation and dissolution of Silver Eagle following the Transaction, subject to the approval of the Business Combination Proposal and the closing of the Transaction. A copy of the plan of dissolution is attached as Annex B to the accompanying proxy statement/prospectus. We refer to this proposal as the “Plan of Dissolution Proposal.”

At the special meeting of public warrantholders, Silver Eagle public warrantholders will be asked to consider and vote on a proposal, which is referred to herein as the “Warrant Amendment Proposal,” to approve and consent to amend the terms of the warrant agreement governing Silver Eagle’s outstanding warrants to provide that, upon the consummation of the Transaction, each of Silver Eagle’s outstanding warrants, which entitle the holder thereof to purchase one-half of one share of Silver Eagle common stock, will be exchanged for cash in the amount of $1.00. In connection with the Transaction, the Sponsor and Dennis A. Miller have agreed to forfeit to Silver Eagle for no consideration 15,000,000 private placement warrants held by them. Accordingly the private placement warrants will not be eligible to be exchanged for cash. Approval of the Warrant Amendment Proposal is not a condition to the consummation of the Transaction.

Each of these proposals is more fully described in the accompanying proxy statement/prospectus.

Under the Contribution Agreement, the closing of the Transaction is subject to a number of conditions, including that

(i) Silver Eagle stockholders approve the Business Combination Proposal and (ii) the Contribution Amount is at least $200,850,000. If these conditions are not satisfied, then Videocon d2h will not be required to consummate the Transaction.

Silver Eagle’s common stock, units and warrants are currently quoted on the OTCQB under the symbols “EAGL,” “EAGLU” and “EAGLW,” respectively. Videocon d2h intends to apply to list its ADSs on the NASDAQ Stock Market LLC, or NASDAQ, under the symbol “VDTH” in connection with the closing of the Transaction. We cannot assure you that Videocon d2h’s ADSs will be approved for listing on NASDAQ.

Videocon d2h is an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements. Investing in Videocon d2h’s securities involves a high degree of risk. See “Risk Factors” beginning on page 20 for a discussion of information that should be considered in connection with an investment in Videocon d2h’s securities.

Pursuant to Silver Eagle’s amended and restated certificate of incorporation, Silver Eagle is providing its public stockholders with the opportunity to redeem all or a portion of their shares of Silver Eagle common stock at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Transaction, including interest, less franchise and income taxes payable, divided by the number of then outstanding shares of common stock that were sold as part of the units in Silver Eagle’s initial public offering, which are referred to collectively as public shares, subject to the limitations described herein. For illustrative purposes, based on funds in the trust account of approximately $324,857,250 on December 31, 2014 and estimated $130,000 in taxes payable, the estimated per share redemption price would have been approximately $9.99. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares. Holders of Silver Eagle’s outstanding public warrants do not have redemption rights in connection with the Transaction. The holders of Silver Eagle shares issued prior to its initial public offering, which are referred to as “founder shares,” have agreed to waive their redemption rights with respect to their founder shares and any other shares they may hold in connection with the consummation of the Transaction, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Global Eagle Acquisition LLC, which is one of the founders and is referred to as the “Sponsor,” owns approximately 18.8% of Silver Eagle’s issued and outstanding shares of common stock, consisting of approximately 94.1% of the founder shares.

Silver Eagle is providing this proxy statement/prospectus and accompanying proxy card to its stockholders and public warrantholders in connection with the solicitation of proxies to be voted at the special meetings and at any adjournments or postponements of the special meetings. Whether or not you plan to attend the applicable special meeting(s), we urge you to read this proxy statement/prospectus (and any documents incorporated into this proxy statement/prospectus by reference) carefully. Please pay particular attention to the section entitled “Risk Factors,” which begins on page 20 ..

Silver Eagle’s board of directors has unanimously approved the Contribution Agreement and Warrant Agreement Amendment and unanimously recommends that (i) its stockholders vote FOR all of the proposals presented to its stockholders and (ii) its public warrantholders vote FOR all of the proposals presented to its public warrantholders. When you consider the board recommendation of these proposals, you should keep in mind that Silver Eagle’s directors and officers have interests in the Transaction that may conflict with your interests as a stockholder or public warrantholder, as applicable. See the section entitled “Proposal No. 1 — Approval of the Business Combination — Interests of Silver Eagle’s Directors or Executive Officers in the Transaction.”

Approval of the Business Combination Proposal and the Plan of Dissolution Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Silver Eagle common stock. The boards of directors of Silver Eagle and Videocon d2h have already approved the Contribution Agreement.

Approval of the Warrant Amendment Proposal at the special meeting of public warrantholders requires the approval of holders of 65% of the outstanding public warrants. If the parties do not complete the Transaction, the warrant agreement will not be amended, even if warrantholders have previously approved the proposed amendment.

Silver Eagle has no specified maximum redemption threshold under its amended and restated certificate of incorporation. It is a condition to closing under the Contribution Agreement, however, that the Contribution Amount is at least $200,850,000. Therefore, in order to satisfy the condition to closing, the maximum redemption threshold is the amount that would allow the Contribution Amount to be $200,850,000. If, however, redemptions by Silver Eagle public stockholders cause Silver Eagle to be unable to meet this closing condition, then Videocon d2h will not be required to consummate the Transaction, although it may, in its sole discretion, waive this condition. In the event that Videocon d2h waives this condition, we do not intend to seek additional stockholder approval or to extend the time period in which our public stockholders can exercise their redemption rights. In no event, however, will Silver Eagle redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 immediately prior to the Contribution.

The Sponsor and Silver Eagle’s executive officers and independent directors have agreed to vote their founder shares and any other shares held by them in favor of the Business Combination Proposal. Pursuant to the terms of the warrant agreement, the Sponsor is not permitted to vote the private placement warrants it holds in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal.

Your vote is very important. If you are a registered stockholder or public warrantholder, please submit proxies to have your shares or warrants, as applicable, voted as soon as possible using one of the following methods to ensure that your vote is counted, regardless of whether you expect to attend the applicable special meeting(s) in person: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares or warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares or warrants, as applicable, are represented and voted at the applicable special meeting(s). A failure to vote your shares is the equivalent of a vote “AGAINST” the Business Combination Proposal and the Plan of Dissolution Proposal but will have no effect on the other proposals for the special meeting of stockholders. A failure to vote your warrants is the equivalent of a vote “AGAINST” the Warrant Amendment Proposal but will have no effect on the other proposals for the special meeting of public warrantholders.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meetings. With respect to the proposals for the special meeting of stockholders, if you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting of stockholders and, if a quorum is present, will have the same effect as a vote against the Business Combination Proposal and the Plan of Dissolution Proposal but will have no effect on the other proposals. With respect to the proposals for the special meeting of public warrantholders, if you fail to return your proxy card or fail to submit your proxy by telephone or over the Internet, or fail to instruct your bank, broker or other nominee how to vote, and do not attend the special meeting in person, the effect will be that your warrants will have the same effect as a vote against the Warrant Amendment Proposal but will have no effect on the other proposals for the special meeting of public warrantholders. If you are a stockholder or public warrantholder of record and you attend the applicable special meeting(s) and wish to vote in person, you may withdraw your proxy and vote in person.

Silver Eagle’s board of directors has fixed the close of business on March 2, 2015, as the record date for the determination of stockholders and public warrantholders entitled to notice of and to vote at the special meeting of stockholders and the special meeting of public warrantholders, respectively, and at any adjournments or postponements thereof.

On behalf of the board of directors of Silver Eagle, I thank you for your support and we look forward to the successful completion of the Transaction.

Sincerely,

March 20, 2015
Harry E. Sloan Chairman and Chief Executive Officer

This proxy statement/prospectus is dated March 20, 2015, and is first being mailed to stockholders and public warrantholders of Silver Eagle on or about March 20, 2015.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OR ANY OF THE SECURITIES TO BE ISSUED IN THE TRANSACTION, PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

SILVER EAGLE ACQUISITION CORP.
1450 2nd Street, Suite 247
Santa Monica, California 90401

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
OF SILVER EAGLE ACQUISITION CORP.
To Be Held On March 30, 2015

To the Stockholders of Silver Eagle Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Silver Eagle Acquisition Corp., a Delaware corporation (“Silver Eagle” or the “Company”), will be held at 9:00 a.m., Eastern time, on Monday, March 30, 2015, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York. You are cordially invited to attend the special meeting for the following purposes:

(1) The Business Combination Proposal — to consider and vote upon a proposal to approve the Contribution Agreement, dated December 31, 2014, by and between Silver Eagle and Videocon d2h Limited, a company incorporated in the Republic of India (“Videocon d2h”), as amended on February 3, 2015 and as may be further amended (the “Contribution Agreement”), and the transactions contemplated thereby (the “Transaction” and the proposal, the “Business Combination Proposal”);

(2) The Plan of Dissolution Proposal — to consider and vote upon a proposal to approve the dissolution of Silver Eagle, including a plan of dissolution, which provides for the liquidation and dissolution of Silver Eagle following the Transaction, subject to the approval of the Business Combination Proposal and the closing of the Transaction (the “Plan of Dissolution Proposal”);

(3) The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting to a later date or dates, if necessary or desirable, to permit further solicitation and vote of proxies, in the event that there are not sufficient votes to approve one or more proposals presented at the special meeting of stockholders or that one or more closing conditions under the Contribution Agreement will not be satisfied (the “Adjournment Proposal”); and

(4) to consider and transact such other procedural matters as may properly come before the special meeting or any adjournment or postponement thereof.

Only holders of record of Silver Eagle’s common stock at the close of business on March 2, 2015 are entitled to notice of the special meeting of stockholders and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of Silver Eagle stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at Silver Eagle’s principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Silver Eagle is also holding a special meeting of its public warrantholders where its public warrantholders will be asked to consider and vote on a proposal to approve and consent to an amendment to the warrant agreement governing Silver Eagle’s outstanding warrants to provide that, upon the consummation of the Transaction, each of Silver Eagle’s outstanding warrants, which currently entitles the holder thereof to purchase one-half of one share of Silver Eagle common stock, will be exchanged for cash in the amount of $1.00.

Pursuant to Silver Eagle’s amended and restated certificate of incorporation, Silver Eagle is providing its public stockholders with the opportunity to redeem their shares of Silver Eagle common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of Silver Eagle’s initial public offering as of two business days prior to the consummation of the Transaction, including interest, less franchise and income taxes payable, upon the closing of the Transaction. For illustrative purposes, based on funds in the trust account of approximately $324,857,250 on December 31, 2014 and estimated $150,000 in taxes payable, the estimated per share redemption price would have been approximately $9.99. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. A public stockholder, together with any of his, her or its affiliates or any other person with whom he, her or it is acting in concert or as a “group” (as defined under Section 13 of the

Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares. The holders of Silver Eagle shares issued prior to its initial public offering (“founder shares”) have agreed to waive their redemption rights with respect to their founder shares and any other shares they may hold in connection with the consummation of the Transaction, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, Global Eagle Acquisition LLC, Silver Eagle’s sponsor, together with the other founders, own approximately 20.0% of Silver Eagle’s issued and outstanding shares of common stock, consisting of 100% of the founder shares.

The Transaction will be consummated only if a majority of the outstanding shares of Silver Eagle common stock are voted in favor of the Business Combination Proposal and the Plan of Dissolution Proposal. Silver Eagle has no specified maximum redemption threshold under its amended and restated certificate of incorporation. It is a condition to closing under the Contribution Agreement, however, that the amount contributed to Videocon d2h by Silver Eagle is at least $200,850,000. Any redemptions of public shares by public stockholders will decrease the amount in Silver Eagle’s trust account. Therefore, in order to satisfy the closing condition, the maximum redemption threshold is the amount that would allow the Contribution Amount to be $200,850,000. If, however, redemptions by public stockholders cause Silver Eagle to be unable to meet this closing condition, then Videocon d2h will not be required to consummate the Transaction, although it may, in its sole discretion, waive this condition. In the event that Videocon d2h waives this condition, Silver Eagle does not intend to seek additional shareholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. In no event, however, will Silver Eagle redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 immediately prior to the Transaction.

By Order of the Board of Directors

March 10, 2015

James A. Graf
Secretary

This notice was mailed on or about March 10, 2015.

SILVER EAGLE ACQUISITION CORP.
1450 2nd Street, Suite 247
Santa Monica, California 90401

NOTICE OF SPECIAL MEETING OF WARRANTHOLDERS
OF SILVER EAGLE ACQUISITION CORP.
To Be Held On March 30, 2015

To the Public Warrantholders of Silver Eagle Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of public warrantholders (the “special meeting”) of Silver Eagle Acquisition Corp., a Delaware corporation (“Silver Eagle” or the “Company”), owning warrants originally issued in the Company’s initial public offering, will be held at 8:30 a.m., Eastern time, on March 30, 2015 at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York. You are cordially invited to attend the special meeting for the following purposes:

(1) The Warrant Amendment Proposal — to consider and vote upon an amendment to the warrant agreement that governs all of Silver Eagle’s warrants to provide that, upon consummation of the transactions contemplated by the Contribution Agreement, dated December 31, 2014, by and between Videocon d2h Limited and Silver Eagle, as amended on February 3, 2015, and as may be further amended (the “Contribution Agreement”), each outstanding Silver Eagle warrant will be exchanged for cash in the amount of $1.00 (the “Warrant Amendment Proposal”);

(2) The Warrantholder Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting of public warrantholders to a later date or dates, if necessary or desirable, to permit further solicitation and vote of proxies, in the event that there are not sufficient votes to approve the Warrant Amendment Proposal; and

(3) to consider and transact such other procedural matters as may properly come before the special meeting of public warrantholders or any adjournment or postponement thereof.

Only holders of record of Silver Eagle public warrants at the close of business on March 2, 2015 are entitled to notice of the special meeting of public warrantholders and to vote at the special meeting of public warrantholders and any adjournments or postponements of the special meeting of public warrantholders. A complete list of the public warrantholders of record entitled to vote at the special meeting of public warrantholders will be available for ten days before the special meeting of public warrantholders at Silver Eagle’s principal executive offices for inspection by warrantholders during ordinary business hours for any purpose germane to the special meeting.

Silver Eagle is also holding a special meeting of stockholders to consider and vote upon proposals (a) to approve the Contribution Agreement and the transactions contemplated thereby (the “Transaction”), and (b) to approve the dissolution of Silver Eagle, including a plan of dissolution for Silver Eagle.

Approval of the Warrant Amendment Proposal requires the affirmative vote of holders of 65% of the public warrants. In addition, the Warrant Amendment Proposal will be contingent upon Silver Eagle’s stockholders approving the Transaction. Approval of the Transaction requires the affirmative vote of holders of a majority of the outstanding shares of common stock of Silver Eagle.

By Order of the Board of Directors

March 10, 2015

James A. Graf
Secretary

This notice was mailed on or about March 10, 2015.

i

ANNEXES

*	The schedules and exhibits to the Contribution Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Silver Eagle hereby agrees to furnish supplementally a copy of any omitted schedules or exhibits to the staff of the SEC upon request.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the U.S. Securities and Exchange Commission, or SEC, by Videocon d2h (File No. 333-201870), constitutes a prospectus of Videocon d2h under Section 5 of the U.S. Securities Act of 1933, as amended, or the Securities Act, with respect to the Videocon d2h equity shares underlying the Videocon d2h ADSs to be issued to Silver Eagle stockholders if the Transaction is consummated. This document also constitutes notices of meetings and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to the special meetings of (i) Silver Eagle stockholders, at which Silver Eagle stockholders will be asked to consider and vote upon a proposal to approve the transactions contemplated by the Contribution Agreement, among other matters, and (ii) Silver Eagle warrantholders, at which Silver Eagle public warrantholders will be asked to approve an amendment to the warrant agreement which governs the terms of Silver Eagle’s outstanding warrants in connection with Silver Eagle’s consummation of the transactions contemplated by the Contribution Agreement.

Certain holders of Videocon d2h ADSs after the Transaction identified in this proxy statement/prospectus under the heading “Selling Shareholders” (referred to as the selling shareholders) may offer for sale and sell Videocon d2h ADSs they receive in the Transaction. The exact number of Videocon d2h ADSs to be received by the selling shareholders will depend on the total number of Videocon d2h ADSs that are issued in the Transaction, as described in this proxy statement/prospectus. All of the ADSs that may be offered for resale by the selling shareholders hereunder will have been received by the selling shareholders in the Transaction.

Videocon d2h will not receive any proceeds from any such offer or sale by the selling shareholders.

The selling shareholders may sell such Videocon d2h ADSs from time to time directly to purchasers or through underwriters, broker-dealers or agents, at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, by a variety of methods including the following:

•	in negotiated transactions;
•	in the trading markets for Videocon d2h ADSs;
•	in the over-the-counter market or on any national securities exchange on which Videocon d2h ADSs may be listed or quoted at the time of sale;
•	in transactions otherwise than on such exchanges or in the over-the-counter market;
•	through a combination of any such methods; or
•	through any other method permitted under applicable law.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS

In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:

•	“$,” “US$” and “U.S. dollar” each refer to the United States dollar; and
•	“Rs.” “INR” and “rupee” each refer to the Indian rupee, the official currency of the Republic of India.

IMPORTANT INFORMATION ABOUT IFRS AND NON-IFRS FINANCIAL MEASURES

Videocon d2h’s audited financial statements are prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and referred to in this proxy statement/prospectus as “IFRS.”

Videocon d2h refers in various places within this proxy statement/prospectus to EBITDA which is a non-IFRS measure that is calculated as earnings before interest, tax and depreciation and amortization and more fully explained in “Videocon d2h’s Operating and Financial Review and Prospects.” The presentation of this non-IFRS information is not meant to be considered in isolation or as a substitute for Videocon d2h’s consolidated financial results prepared in accordance with IFRS.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, Videocon d2h relies on and refers to information and statistics regarding market shares in the sectors in which it competes and other industry data. Videocon d2h obtained this information and statistics from third-party sources, including reports by market research firms, such as Media Partners Asia, Ltd. Videocon d2h has supplemented this information where necessary with information from discussions with Videocon d2h customers and its own internal estimates, taking into account publicly available information about other industry participants and Videocon d2h’s management’s best view as to information that is not publicly available.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms the “Company” and “Silver Eagle” refer to Silver Eagle Acquisition Corp., and the term “post-Transaction company” refers to Videocon d2h following the consummation of the Transaction.

In this document:

“ADS” means an American Depositary Share.

“add-on” means individual channels or a set of channels that subscribers may add to their current subscription package.

“a la carte” means a subscription package whereby subscribers can create a custom subscription package.

“Antrix Corporation” means the commercial division of the Department of Space, Government of India.

“ARPU” means Average Revenue Per User.

“Banca Intesa” refers to Banca Intesa Mediocredito S.p.A.

“BSE” refers to BSE Limited, located in Mumbai, Maharashtra, India.

“Contribution” means the contribution of cash by Silver Eagle to Videocon d2h in exchange for equity shares of Videocon d2h, represented by ADSs, pursuant to the terms of the Contribution Agreement.

“Contribution Agreement” means the Contribution Agreement, dated as of December 31, 2014, as amended as of February 3, 2015, and as may be further amended, by and between Videocon d2h and Silver Eagle.

“Contribution Amount” means the amount of funds held in the trust account that holds the proceeds of Silver Eagle’s initial public offering that are contributed to Videocon d2h in the Transaction, less certain transaction expenses, amounts used to pay Silver Eagle stockholders who properly exercise their redemption rights in connection with the vote to approve the Business Combination Proposal, amounts payable to warrantholders and reserves for liquidation and dissolution expenses, that is contributed to Videocon d2h in the Transaction.

“CPC” refers to the Code of Civil Procedure, 1908 of India.

“DAS” means Digital Addressable Cable TV System.

“Department of Space” refers to the Department of Space, Government of India.

v

“DTH” means Direct-to-Home satellite, a means of receiving signals transmitted from direct broadcast satellites.

“DTH Guidelines” means Guidelines for Obtaining License for Providing Direct-To-Home (DTH) Broadcasting Service in India issued by the Ministry of Information and Broadcasting, Government of India on March 15, 2001, as amended form time to time.

“DTH License Agreement” means License Agreement, dated December 28, 2007, executed between Videocon d2h and the President of India acting through the Director, Broadcasting, Policy and Legislation, Ministry of Information and Broadcasting, Government of India.

“DVB-S2” means Digital Video Broadcasting – Satellite – Second Generation, a successor to the original digital video broadcasting standard for satellite TV.

“Electronic Program Guide” means a graphical user interface that allows subscribers to browse channels and program schedules.

“equity shares” means the equity shares of Videocon d2h with face value of Rs.10 each.

“ESOP 2014” means the Videocon d2h Employees Stock Option Scheme 2014, adopted by Videocon d2h on August 1, 2014, subject to the approval of the MIB.

“founder shares” means the shares of Silver Eagle common stock issued prior to Silver Eagle’s initial public offering.

“founders” means the Sponsor, Dennis A. Miller and Silver Eagle’s executive officers and independent directors.

“GNIDA” refers to the Greater Noida Industrial Development Authority.

“GoI” refers to the Government of India.

“Gross subscribers” means total registered subscribers.

“HD” means High Definition.

“HD 3D Active Channel Service” means a service offered by Videocon d2h providing a variety of HD 3D contents.

“IFRS” refers to International Financial Reporting Standards as issued by the International Accounting Standards Board (IASB).

“Indian Companies Act” means together, the notified provisions of the Companies Act, 2013 (along with applicable rules framed thereunder) and the Companies Act, 1956, as amended (to the extent in force).

“Intesa” refers to Intesa Sanpaolo S.p.A.

“IPTV” means Internet Protocol Television.

“Issue” means the Issue of equity shares underlying the ADSs pursuant to the Contribution Agreement.

“Ku-Band” means the 12-18 GHz portion of the electromagnetic spectrum in the microwave range of frequencies primarily used for satellite communications.

“Ku-Band Lease Agreement” means a Ku-Band Lease Agreement, dated April 19, 2012, as amended on June 19, 2013 (“Amendment 1”), as amended on July 1, 2014 (“Amendment 2”) and as amended on February 27, 2015 (“Amendment 3”) entered into between Videocon d2h and the Department of Space, Government of India.

“LNBF” means low-noise block filter.

“Long-Term Recharge Offers” means rewards offered to subscribers who have subscribed to Videocon d2h’s services for a duration of at least three months.

“MHz” means Megahertz.

“MIB” refers to Ministry of Information and Broadcasting, Government of India.

“MPA Report” refers to “Indian DTH Market Overview — Key Dynamics & Future Outlook 2015, a report prepared by Media Partners Asia, Ltd, an independent provider of information services, focusing on media, communications, and entrainment industries.

“Movie Channel Services” means three movie channel services offered by Videocon d2h, two of which are available for all subscription packages for no additional charge, and one of which (d2h cinema) is available for an additional charge subscribed on a monthly basis.

“MPEG-4” refers to a method of defining compression of audio and visual digital data, a designated standard approved by the Moving Picture Experts Group (MPEG).

“NASDAQ” means the NASDAQ Stock Market LLC.

“Net subscribers” means subscribers authorized to receive DTH broadcasting services on account of payment of subscription charges or any entry offer at the time of initial connection, as well as subscribers who are temporarily disconnected due to non payment of subscription charges for a period not exceeding 120 days.

“NSE” refers to the National Stock Exchange of India Limited, located in Mumbai, Maharashtra, India.

“Patronage letters” refers to patronage letters dated June 1, 2007 and June 5, 2007 issued by Videocon Industries Limited in favor of Intesa Sanpaolo S.p.A. in relation to the loan to VDC Technologies S.p.A.

“Prospectus” means the prospectus included in the Registration Statement on Form F-4 (Registration No. 333-201870) filed with the U.S. Securities Exchange Commission.

“Principal Shareholders” means Mr. Saurabh Pradipkumar Dhoot, Synergy Appliances Private Limited, Solitaire Appliances Private Limited, Greenfield Appliances Private Limited, Platinum Appliances Private Limited, Shree Dhoot Trading and Agencies Limited and Dome-Bell Electronics India Private Limited.

“private placement warrants” means the warrant to purchase Silver Eagle common stock purchased by the Sponsor and Dennis A. Miller in a private placement in connection with Silver Eagle’s initial public offering.

“public shares” means shares of Silver Eagle common stock issued as part of the units sold in Silver Eagle’s initial public offering.

“public stockholders” means the holders of public shares, other than the founders.

“public warrants” means the warrants included in the units sold in Silver Eagle’s initial public offering, each of which is exercisable for one half of one share of Silver Eagle common stock, in accordance with its terms.

“public warrantholders” means holders of the public warrants.

“RBI” means the Reserve Bank of India.

“recharge” means the payments made by a subscriber from time to time in order to receive the services offered by Videocon d2h.

“SD” means Standard Definition.

“SEAC” or “Silver Eagle” means Silver Eagle Acquisition Corp., a Delaware corporation.

“SEBI” means the Securities and Exchange Board of India.

“SEC” means the U.S. Securities Exchange Commission.

“Silver Eagle common stock” means common stock, par value $0.0001 per share, of Silver Eagle.

“SingTel” refers to Singapore Telecommunications Limited.

“Sponsor” means Global Eagle Acquisition LLC.

“ST-2”/“ST-2 satellite” refers to a telecommunications satellite made by Mitsubishi Electric, operated by the ST-2 Satellite Ventures joint company of SingTel and Chunghwa Telecom.

“TDSAT” refers to the Telecom Disputes Settlement Appellate Tribunal.

“TEL” refers to Trend Electronics Limited, a Videocon Group entity.

“Tickers” means flash items appearing at the bottom of the screen as a running scroll which can be viewed by subscribers simultaneously with TV channels, displaying sports scores, stock market information and a variety of news, including Bollywood, politics, science and technology, business, lifestyle and general news.

“TRAI” refers to Telecom Regulatory Authority of India.

“Transaction” means the transactions contemplated by the Contribution Agreement.

“trust account” means the trust account that holds a portion of the proceeds of Silver Eagle’s initial public offering and the concurrent sale of the private placement warrants to the Sponsor and Dennis A. Miller.

“VDC” refers to VDC Technologies S.p.A., a company incorporated in Italy, which is a former indirect subsidiary of Videocon Industries Limited.

“Videocon d2h” means Videocon d2h Limited, a public limited company organized under the laws of the Republic of India.

“Videocon Group” means the group of entities controlled by Mr. Venugopal Nandlal Dhoot, Mr. Rajkumar Nandlal Dhoot and/or Mr. Pradipkumar Nandlal Dhoot.

“Videocon Industries” or “VIL” refers to Videocon Industries Limited, the Videocon Group’s flagship entity with its securities listed on the BSE, the NSE, the Luxemburg Stock Exchange and the Singapore Stock Exchange.

“Warrant Amendment” means the amendment of the warrant agreement governing Silver Eagle’s outstanding warrants to provide that, upon the consummation of the Transaction, each outstanding public warrant will be exchanged for cash in the amount of $1.00.

“12 Picture-in-Picture Mosaic” means a feature allowing a subscriber to view an on-screen mosaic of current programming of up to 12 channels to choose a channel for viewing.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
FOR STOCKHOLDERS AND PUBLIC WARRANTHOLDERS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meetings of stockholders and public warrantholders, including with respect to the proposed Transaction. The following questions and answers may not include all the information that is important to Silver Eagle stockholders and public warrantholders. Stockholders and public warrantholders are urged to read carefully this entire proxy statement/prospectus, including the annexes and the other documents referred to herein.

Q:	Why am I receiving this proxy statement/prospectus?
A:	Silver Eagle has entered into the Contribution Agreement with Videocon d2h and the other parties thereto pursuant to which Silver Eagle has agreed to contribute the Contribution Amount in exchange for equity shares of Videocon d2h. Silver Eagle estimates that the shares issued by Videocon d2h will constitute between 33.42% and 38.42% of the issued share capital of Videocon d2h, depending on the number of shares redeemed by Silver Eagle’s public stockholders. The Videocon d2h equity shares will be represented by Videocon d2h ADSs, with each ADS representing four Videocon d2h equity shares. The current shareholders of Videocon d2h and the Sponsor will be entitled to be issued additional Videocon d2h shares and Videocon d2h ADSs, respectively, following the closing, subject to the achievement of certain ADS price targets for a specified period following the closing. In the event that such Videocon d2h shares are issued by way of a bonus issue, the holders of the ADSs (including any holders of equity shares underlying such ADSs), other than the Sponsor, shall have no interest in or entitlement to equity shares issued pursuant to such bonus, and such holders shall be deemed to have waived their interest in or entitlement to equity shares issued pursuant to such bonus. See “Summary —Videocon d2h Equity Shares and ADSs to be Issued in the Transaction” and “Unaudited Pro Forma Condensed Financial Information” for further information. As soon as reasonably practicable after the closing of the Transaction, Silver Eagle’s stockholders will receive Videocon d2h ADSs in proportion to their stockholdings in Silver Eagle and Silver Eagle will dissolve and liquidate. A copy of the Contribution Agreement is attached to this proxy statement/prospectus as Annex A. In addition, Silver Eagle is proposing to amend the agreement governing its outstanding warrants to provide that each outstanding public warrant of Silver Eagle will be exchanged for cash in the amount of $1.00. The Sponsor and Dennis A. Miller have agreed to forfeit to Silver Eagle for no consideration 15,000,000 private placement warrants held by them. Accordingly, the private placement warrants will not be eligible to be exchanged for cash pursuant to the Warrant Amendment Proposal. A copy of the form of amendment to the warrant agreement is attached to this prospectus as Annex E.

Silver Eagle stockholders are being asked to consider and vote upon a proposal to approve the Contribution Agreement and the transactions contemplated thereby, among other proposals, and its public warrantholders are being asked to consider and vote upon a proposal to approve an amendment to the warrant agreement that governs Silver Eagle’s outstanding warrants.

Silver Eagle common stock, units and warrants are currently quoted on the OTCQB under the symbols “EAGL,” “EAGLU” and “EAGLW,” respectively. Videocon d2h intends to apply to list the ADSs that will be issued to Silver Eagle stockholders in the Transaction on NASDAQ under the symbol “VDTH” upon the closing of the Transaction.

This proxy statement/prospectus and its annexes contain important information about the proposed Transaction and the other matters to be acted upon at the special meetings. You should read this proxy statement/prospectus and its annexes carefully and in their entirety. This document also constitutes a prospectus with respect to the issuance by Videocon d2h of its equity shares, which will be represented by the ADSs.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement/prospectus and its annexes.

Q:	What is being voted on at the special meetings?
A:	Below are proposals on which Silver Eagle stockholders and public warrantholders are being asked to vote.
Proposals for the Special Meeting of Stockholders
1.	To approve the Contribution Agreement and the transactions contemplated thereby (this proposal is referred to herein as the “Business Combination Proposal”);
2.	To approve the dissolution of Silver Eagle, including a plan of dissolution, which provides for the liquidation and dissolution of Silver Eagle following the Transaction, subject to the approval of the Business Combination Proposal and the closing of the Transaction (this proposal is referred to herein as the “Plan of Dissolution Proposal”); and
3.	To approve the adjournment of the special meeting of stockholders to a later date or dates, if the Company determines that there are not sufficient votes to approve one or more proposals presented at the special meeting of stockholders or the special meeting of warrantholders or that one or more closing conditions under the Contribution Agreement will not be satisfied (this proposal is referred to herein as the “Adjournment Proposal”).
Proposals for the Special Meeting of Warrantholders
1.	To approve an amendment (the “Warrant Amendment”) to the warrant agreement that governs all of the outstanding warrants of Silver Eagle to provide that, upon the consummation of the Transaction, each of Silver Eagle’s outstanding warrants, which entitle the holder thereof to purchase one-half of one share of Silver Eagle common stock, will be exchanged for cash in the amount of $1.00; and
2.	To approve the adjournment of the special meeting of public warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies (this proposal is referred to herein as the “Warrantholder Adjournment Proposal”) in the event that, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Warrant Amendment Proposal.
Q:	Are the proposals conditioned on one another?
A:	The Business Combination Proposal is conditioned upon the Plan of Dissolution Proposal. The Plan of Dissolution Proposal and the Warrant Amendment Proposal are each conditioned on the Business Combination Proposal. The Adjournment Proposal and Warrantholder Adjournment Proposal (which are collectively referred to herein as the “Adjournment Proposals”) do not require the approval of any other proposal to be effective. It is important for you to note that in the event that the Business Combination Proposal is not approved, then Silver Eagle will not consummate the Transaction. If Silver Eagle does not consummate the Transaction and fails to complete an initial business combination by April 30, 2015 (or July 30, 2015 if it has entered into a letter of intent, agreement in principle or definitive agreement for an initial business combination by April 30, 2015 but has not completed the initial business combination by that date), Silver Eagle will be required to dissolve and liquidate the trust account.
Q:	Why is Silver Eagle proposing the Business Combination Proposal?
A:	Silver Eagle was organized for the purpose of effecting merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. In particular, it has sought to focus on the media or entertainment industries, though it is not limited to any particular industry or sector.

Silver Eagle consummated its initial public offering on July 30, 2013. Approximately $325 million of the proceeds of its initial public offering and the private placement of private placement warrants was placed in a trust account immediately following the initial public offering and, in accordance with Silver Eagle’s amended and restated certificate of incorporation, will be released upon the consummation of the Transaction. See the question entitled “What happens to the funds held in the trust account upon consummation of the Transaction?”

The Transaction constitutes the initial business combination of Silver Eagle. Therefore, under Silver Eagle’s amended and restated certificate of incorporation, it is providing all holders of public shares with the opportunity to have their public shares redeemed upon the consummation of the Transaction.

Q:	Why is Silver Eagle holding a special meeting of public warrantholders?
A:	At a special meeting of public warrantholders, Silver Eagle will ask its public warrantholders to approve and consent to amend to the terms of the warrant agreement governing Silver Eagle’s outstanding warrants, to provide that, upon the consummation of the Transaction, each of Silver Eagle’s outstanding warrants, which entitle the holder thereof to purchase one-half of one share of Silver Eagle common stock, will be exchanged for cash in the amount of $1.00 (the “Warrant Amendment Proposal”). The Sponsor and Dennis A. Miller have agreed to forfeit to Silver Eagle 15,000,000 private placement warrants held by them for no consideration. Accordingly, the private placement warrants will not be eligible to be exchanged for cash pursuant to the Warrant Amendment Proposal. If the Transaction is not completed, the Warrant Amendment will not become effective, even if the public warrantholders have approved the Warrant Amendment Proposal. If the Warrant Amendment is not approved but the Business Combination Proposal and the Plan of Dissolution Proposal are both approved, then all public warrants will remain outstanding and be exercisable for Silver Eagle common stock beginning 30 days after completion of the Transaction. Upon Silver Eagle’s dissolution in accordance with Delaware law, all unexercised warrants that remain outstanding will expire, and Silver Eagle will wind up its affairs and, subject to applicable law, distribute any remaining assets it has, except for any cash, property or assets retained to satisfy the claims and obligations of Silver Eagle. The holders of the private placement warrants are not permitted to vote the private placement warrants on the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal.

In addition, at the special meeting of public warrantholders, holders of public warrants will also be asked to approve a proposal to approve the adjournment of the special meeting of public warrantholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve the Warrant Amendment Proposal. This is referred to herein as the Warrantholder Adjournment Proposal. This proposal will only be presented at the special meeting of public warrantholders if there are not sufficient votes to approve the Warrant Amendment Proposal.

Q:	Why is Silver Eagle proposing the Warrant Amendment Proposal?
A:	Silver Eagle is proposing the Warrant Amendment Proposal because Videocon d2h was not willing to issue warrants in exchange for Silver Eagle warrants in connection with the Transaction. If the Transaction is not completed, the Warrant Amendment will not become effective, even if the public warrantholders have approved the Warrant Amendment Proposal. Under the terms of the warrant agreement governing Silver Eagle’s warrants, approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of 65% of the outstanding public warrants as of the record date.
Q:	What will happen in the Transaction?
A:	At the closing of the Transaction, Silver Eagle will contribute the Contribution Amount to Videocon d2h in exchange for equity shares of Videocon d2h. Silver Eagle estimates that the shares issued by Videocon d2h will constitute between 33.42% and 38.42% of the issued share capital of Videocon d2h, depending on the number of shares redeemed by Silver Eagle’s public stockholders. The Videocon d2h equity shares will be represented by Videocon d2h ADSs, with each ADS representing four Videocon d2h equity shares. As soon as reasonably practicable after the closing of the Transaction, Silver Eagle’s stockholders will receive Videocon d2h ADSs in proportion to their stockholdings in Silver Eagle and Silver Eagle will dissolve and liquidate. The current shareholders of Videocon d2h will be entitled to be issued additional Videocon d2h equity shares equal to 11.68 million Videocon d2h ADSs and the Sponsor will be entitled to be issued an additional 1.3 million Videocon d2h ADSs increasing ratably to a maximum of 2 million Videocon d2h ADSs, based on the applicable actual contribution amount following the closing subject to the achievement of certain ADS price targets for a specified period following the closing. The earn-out shares issued to the existing shareholders of Videocon d2h and the Sponsor will be issued by way of a bonus issue of shares (or such other form and determined by the independent members of the Board of Directors of Videocon d2h), in accordance with the applicable Indian laws. In the event that such Videocon d2h shares are issued by way of a bonus issue, the holders of the ADSs (including any holders of equity shares underlying such ADSs), other than the Sponsor, shall have no interest in or entitlement to equity shares issued pursuant to such bonus, and such holders shall be deemed to have waived their interest in or entitlement to equity shares issued pursuant to such bonus. In addition, Silver Eagle is proposing to amend the agreement governing its outstanding warrants to provide that each outstanding public warrant of Silver Eagle will be exchanged for cash in the amount of $1.00. The Sponsor and Dennis A. Miller have agreed to forfeit to Silver Eagle 15,000,000 private placement warrants held by them for no consideration. Accordingly, the private placement warrants will not be eligible to be exchanged for cash pursuant to the Warrant Amendment Proposal. As a result of the Transaction, Silver Eagle stockholders will become shareholders of Videocon d2h through holding ADSs which are expected to trade on NASDAQ following the consummation of the Transaction.
Q:	What equity stake will current Silver Eagle stockholders hold in Videocon d2h after the closing?
A:	Silver Eagle estimates that, upon completion of the Transaction, Silver Eagle’s existing stockholders will retain an ownership interest of between 33.42% and 38.42% of the issued share capital of Videocon d2h, depending on the number of public shares that are redeemed. See “Summary — Videocon d2h Equity Shares and ADSs to be Issued in the Transaction” and “Unaudited Pro Forma Condensed Financial Information” for further information. These percentages assume that (a) Silver Eagle contributes between $200.85 and $273.35 million to Videocon d2h and (b) that between 22.71% and 0% of Silver Eagle stockholders properly exercise their redemption rights in connection with the vote to approve the Business Combination Proposal. If the actual facts are different than these assumptions, the percentage ownership retained by Silver Eagle’s existing stockholders will be different.

The following table illustrates varying ownership levels based on the assumptions described above but assuming varying levels of redemptions by Silver Eagle stockholders:

Contribution Amount (US Dollars in Millions)	$200.85	$224.25	$248.75	$273.35
% of Silver Eagle Public Shares Redeemed	22.71%	15.38%	7.69%	0.00%
Equty Ownership of Videocon d2h (Assuming No Earn-out)
Current Videocon d2h Shareholders	66.58%	64.88%	63.19%	61.58%
Silver Eagle Public Stockholders	27.64%	29.49%	31.33%	33.08%
Sponsor	5.78%	5.63%	5.48%	5.34%
Equty Ownership of Videocon d2h (Assuming Full Earn-out)
Current Videocon d2h Shareholders	69.50%	67.80%	66.10%	64.49%
Silver Eagle Public Stockholders	24.19%	25.83%	27.47%	29.04%
Sponsor	6.31%	6.37%	6.42%	6.48%

Following the closing, the current shareholders of Videocon d2h and the Sponsor will be entitled to be issued additional equity shares of Videocon d2h and Videocon d2h ADSs, respectively, by way of a bonus issue of shares (or such other form of issuance as determined by the independent members of the Board of Directors of Videocon d2h) in accordance with the applicable Indian laws, subject to the achievement of certain ADS price targets for a specified period following the closing. The current Videocon d2h shareholders will be entitled to be issued 46,720,000 equity shares under this earn-out, which is equal to 11.68 million Videocon d2h ADSs, and the Sponsor will be entitled to be issued an additional 1.3 million Videocon d2h ADSs (which is equal to 5.2 million Videocon d2h equity shares) increasing ratably to a maximum of 2 million Videocon d2h ADSs (which is equal to 8 million Videocon d2h equity shares), depending on the actual contribution amount in the Transaction. Assuming that Silver Eagle contributes $273.35 million (the maximum amount) to Videocon d2h in the Transaction, then based on the value ascribed by the parties to the Videocon d2h ADSs in the Transaction of $10.00 per ADS, the value of the equity shares represented by ADSs to be issued under these the earn-outs to the current Videocon d2h shareholders and the Sponsor would be $116.8 million and $20.0 million, respectively. Such equity shares and ADSs will only be issued, however, if the share price performance hurdles of the

ADSs described below are satisfied. Accordingly, the actual value of the equity shares and ADS at the time of such issuance would likely be higher. Assuming that Silver Eagle contributes $273.35 million (the maximum amount) to Videocon d2h in the Transaction and that following the transaction 50% of the equity shares represented by ADSs subject to the earn-outs are issued when the market price of the ADSs is $12.50 and the remaining 50% of the equity shares represented by ADSs subject to the earn-outs are issued when the market price of the ADSs is $15.00, then the aggregate value of the equity shares represented by ADSs that may be issued to the current Videocon d2h shareholders and the Sponsor under to the earn-outs would be $160.6 million and $27.5 million, respectively. The share price performance hurdles of the ADSs to which the issuance of additional equity shares represented by ADSs to the current Videocon d2h shareholders and the Sponsor are as follows: (i) 50% of the total number of equity shares subject to the earnout provision will be issued to the current stockholders of Videocon d2h and the Sponsor, respectively, if the last sales price of Videocon d2h ADSs on NASDAQ (converted into Indian rupees in accordance with the Contribution Agreement) equals or exceeds 125% of the price per Videocon d2h ADS to be issued to the Silver Eagle stockholders in the Transaction (converted into Indian rupees in accordance with the Contribution Agreement) (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within three years following the closing date, and (ii) the remaining 50% of the total number of equity shares subject to the earnout provision will be issued to the current stockholders of Videocon d2h and the Sponsor, respectively, if the last sales price of Videocon d2h ADSs on NASDAQ (converted into Indian rupees in accordance with the Contribution Agreement) equals or exceeds 150% of the price per Videocon d2h ADS to be issued to the Silver Eagle stockholders in the Transaction (converted into Indian rupees in accordance with the Contribution Agreement) (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within three years following the closing date. However, at any time prior to the satisfaction of these share price hurdles during the three year period following the closing date, if Videocon d2h files a draft red herring prospectus for an initial public offering in India, then all the unissued equity shares and ADSs subject to the above described earn-out provision shall be issued prior to filing of such draft red herring prospectus, provided however that necessary actions will be taken in accordance with applicable law to cause the effect of 50% of such issuance to be nullified if the last sales price of the Videocon d2h ADSs on NASDAQ (converted into rupees in accordance with the Contribution Agreement) for any 20 trading days within any 30-trading day period within three years from the closing date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) does not equal or exceed 125% of the price per ADS issued to the Silver Eagle stockholders in the Transaction (converted into rupees in accordance with the Contribution Agreement) and the effect of the remaining 50% of such issuance to be nullified if the last sales price of the Videocon d2h ADSs on the NASDAQ (converted into rupees in accordance with the Contribution Agreement) for any 20 trading days within any 30-trading day period within three years from the closing date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds 150% of the price per ADS issued to the Silver Eagle stockholders in the Transaction (converted into rupees in accordance with the Contribution Agreement). Videocon d2h will evaluate its plans to pursue an initial public offering in India upon the closure of this Transaction.

Q:	How will the founder shares be treated in the Transaction?
A:	Immediately prior to the closing of the Transaction, the Sponsor, Dennis A. Miller and our independent directors will forfeit, in the aggregate, 2,875,000 founder shares, 2,031,250 of which will be “founder earnout shares” as described in the prospectus for Silver Eagle’s initial public offering which are subject to forfeiture if certain share price targets are not met following the closing of Silver Eagle’s business combination transaction. This represents forfeiture of all of the founder earnout shares held by our founders. Following such forfeiture, the Sponsor, Dennis A. Miller and the independent directors of Silver Eagle, will hold, in the aggregate, 5,235,000 founder shares. Under the Contribution Agreement, following the closing of the Transaction, Videocon d2h is required to issue the Sponsor an additional 1.3 million ADSs (amounting to a value of US$13.0 million based on the initial price of $10.00 per ADS, which is the value ascribed by the parties to the Transaction to the Videocon d2h ADSs to be issued at closing) increasing ratably to a maximum of an additional 2.0 million ADSs (amounting to a value of US$20.0 million based on the initial price of $10.00 per ADS, which is the value ascribed by the parties to the Transaction to the Videocon d2h ADSs to be issued at closing), based on the applicable actual Contribution Amount contributed by Silver Eagle to Videocon d2h, by way of a bonus issue (or such other form of issue as determined by the independent members of the Board of Directors of Videocon d2h) in accordance with applicable Indian laws.

In addition to receiving ADSs in respect of 5,235,000 founder shares held at closing, the following table sets forth the number of additional Videocon d2h equity shares (represented by ADSs) that the Sponsor will be entitled to receive from Videocon d2h based on varying contribution levels, and based on the post-closing price performance of the ADSs for the three-year period following the closing, as described above.

Contribution	Amount	Equity Shares that may be Issued to Founders	ADSs Representing Equity Shares that may be Issued to Founders	Value of ADSs Representing Equity Shares that may be Issued to Founders(1)
Minimum	$200,850,000	5.2 million	1.3 million	$13,000,000
Median	$237,100,000	6.6 million	1.7 million	$17,000,000
Maximum	$273,350,000	8.0 million	2.0 million	$20,000,000

(1)	Based on the initial price of $10.00 per ADS, which is the value ascribed by the parties to the Transaction to the Videocon d2h ADSs to be issued at closing.
Q:	How will the earn-outs to the current shareholders of Videocon d2h and the Sponsor be undertaken?
A:	Videocon d2h currently contemplates that the earn-outs to the current shareholders of Videocon d2h and the Sponsor shall be undertaken by way of a bonus issue in accordance with the Indian Companies Act. In such event, the holders of the ADSs (including any holder of equity shares underlying such ADSs), other than the Sponsor, shall have no interest in or entitlement to equity shares issued pursuant to such bonus issue, and such holders shall be deemed to have waived their interest in or entitlement to equity shares to be issued pursuant to such bonus issue. However, all shareholders (including holders of the ADSs) shall be entitled to receive the benefits of any bonus issue undertaken by Videocon d2h other than in connection with the earn-outs described above, in accordance with the Indian Companies Act.
Q:	Has Silver Eagle obtained a fairness opinion in connection with the Contribution?
A:	No.
Q:	Is the Transaction the first step in a “going-private” transaction?
A:	The Transaction is not intended to be the first step in a “going-private” transaction. Indeed, one of the primary purposes of the Transaction is to provide a platform for Videocon d2h to access the U.S. public markets.
Q:	What conditions must be satisfied to complete the Transaction?
A:	There are a number of closing conditions in the Contribution Agreement, including (i) that Silver Eagle stockholders approve the Business Combination Proposal, (ii) that the Contribution Amount is at least $200,850,000, and (iii) that Videocon d2h receive certain regulatory approvals, among others, from the Ministry of Information and Broadcasting, Government of India, or MIB. For a summary of the conditions that must be satisfied or waived prior to completion of the Transaction, see the section entitled “Proposal No. 1 — Approval of the Business Combination — The Contribution Agreement.”
Q:	Why is Silver Eagle proposing the Plan of Dissolution Proposal?
A:	If the Business Combination Proposal is approved and the Transaction is consummated, Silver Eagle will have completed its initial business combination transaction by contributing to Videocon d2h all of the cash held in the trust account, less transaction expenses, amounts due to public stockholders who properly exercise their redemption rights, payments to warrantholders and reserves for liquidation and dissolution expenses in exchange for Videocon d2h equity shares, represented by ADSs. Silver Eagle’s board of directors has determined that dissolving Silver Eagle as a legal entity after completion of the Transaction is in the best interests of Silver Eagle stockholders, since Silver Eagle will have transferred substantially all of its assets to Videocon d2h in the Transaction.

Prior to the effectiveness of the registration statement on Form F-4 of which this proxy statement/prospectus forms a part Videocon d2h, together with the depositary, will file a registration statement on Form F-6 to register the ADSs with the SEC. The registration statement on Form F-6 will include as an exhibit a copy of the deposit agreement that sets forth the rights of the ADS holders.

Q:	What happens if I sell my shares of Silver Eagle common stock or public warrants before the special meeting of stockholders or public warrantholders?
A:	The record date for the special meeting of stockholders and special meeting of public warrantholders is earlier than the date that the Transaction is expected to be completed. If you transfer your shares of Silver Eagle common stock or public warrants after the record date, but before the special meeting of stockholders or special meeting of public warrantholders, unless the transferee obtains from you a proxy to vote those shares or warrants, you will retain your right to vote at the special meeting of stockholders or special meeting of public warrantholders. However, you will not be entitled to seek redemption of your shares because you will not be able to deliver them for cancellation upon consummation of the Transaction and you will not be entitled to receive any Videocon d2h ADSs following the closing of the Transaction because only Silver Eagle’s stockholders on the date of the closing of the Transaction will be entitled to receive Videocon d2h ADSs in connection with the closing of the Transaction.
Q:	What vote is required to approve the proposals presented at the special meeting of stockholders?
A:	The approval of each of the Business Combination Proposal and the Plan of Dissolution Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Silver Eagle common stock. Accordingly, a Silver Eagle stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting, or the failure of a Silver Eagle stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Plan of Dissolution Proposal, respectively.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the special meeting of stockholders. Accordingly, abstentions, broker non-votes and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

No vote of the holders of any warrants issued by the Company is necessary to approve the Business Combination Proposal, and Silver Eagle is not asking the warrantholders to vote on the Business Combination Proposal or any other proposal being considered at the special meeting of stockholders.

Q:	What vote is required to approve the proposals presented at the special meeting of public warrantholders?
A:	The approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of 65% of the outstanding public warrants as of the record date. Accordingly, a Silver Eagle warrantholder’s failure to vote by proxy or to vote in person at the special meeting of public warrantholders, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

The approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority of the public warrants represented in person or by proxy and entitled to vote thereon at the special meeting of public warrantholders. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Warrantholder Adjournment Proposal, while a broker non-vote and warrants not in attendance at the special meeting of public warrantholders will have no effect on the outcome of any vote on the Warrantholder Adjournment Proposal.

Q:	May Silver Eagle or the Sponsor, Silver Eagle’s directors, officers, advisors or their affiliates purchase shares or warrants in connection with the Transaction or the Warrant Amendment Proposal?
A:	In connection with the stockholder vote to approve the proposed Transaction or the warrantholder vote to approve the Warrant Amendment Proposal, Silver Eagle may not privately negotiate transactions to purchase shares after the closing of the Transaction from stockholders who would have otherwise elected to have their shares redeemed, or warrants from its public warrantholders. However, the Sponsor, Silver

Eagle’s directors, officers, or advisors or their respective affiliates may purchase shares or warrants in privately negotiated transactions or otherwise. None of Silver Eagle’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of Silver Eagle shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights and may include a contractual provision that directs such stockholder to vote such shares in a manner directed by the purchaser. In the event that the Sponsor, Silver Eagle’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account. The purpose of any such share purchases may be to satisfy the closing condition in the Contribution Agreement that the Contribution Amount is at least $200,850,000, and the purpose of any such warrant purchases may be to increase the likelihood that the Warrant Amendment Proposal is approved.
Q:	How many votes do I have at the special meeting of stockholders?
A:	Silver Eagle stockholders are entitled to one vote at the special meeting for each share of Silver Eagle common stock held of record as of the record date. As of the close of business on the record date, there were 40,625,000 outstanding shares of Silver Eagle common stock.
Q:	What constitutes a quorum at the special meeting of stockholders?
A:	Holders of a majority in voting power of the Silver Eagle’s common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of Silver Eagle stockholders, present in person or represented by proxy, will have power to adjourn the special meeting.

As of the record date for the special meeting, 20,312,501 shares of Silver Eagle common stock would be required to achieve a quorum.

Q:	How many votes do I have at the special meeting of public warrantholders?
A:	Silver Eagle warrantholders are entitled to one vote at the special meeting of public warrantholders for each public warrant held of record as of the record date. As of the close of business on the record date, there were 32,500,000 public warrants outstanding.
Q:	How will Silver Eagle’s Sponsor, directors and officers vote?
A:	In connection with Silver Eagle’s initial public offering, Silver Eagle entered into agreements with each of its founders, consisting of the Sponsor, Dennis A. Miller, and Silver Eagle’s executive officers and independent directors, pursuant to which each agreed to vote his or its founder shares and any other shares acquired during and after the initial public offering in favor of the Business Combination Proposal. Other than Harry E. Sloan and Jeff Sagansky, two of Silver Eagle’s founders, who each purchased 99,500 shares of our common stock in the open market in February 2015, none of the founders have purchased any Silver Eagle shares during or after the initial public offering and none of the founders have entered into agreements, and are not currently in negotiations, to purchase shares. Currently, the Sponsor, directors and officers of Silver Eagle collectively own approximately 19.1% of the issued and outstanding shares of Silver Eagle common stock, consisting of 94.1% of the founder shares.

Pursuant to the terms of the warrant agreement, the Sponsor and Dennis A. Miller are not permitted to vote the private placement warrants they purchased in connection with Silver Eagle’s initial public offering in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal. They may, however, vote any public warrants they own in any manner they wish. The Sponsor and Dennis A. Miller do not own any public warrants. In order for the Warrant Amendment Proposal to be approved, 21,125,000 of the 32,500,000 outstanding public warrants must vote in favor of the Warrant Amendment Proposal. See the section entitled “Special Meeting of Silver Eagle Stockholders and Special Meeting of Silver Eagle Public Warrantholders — Vote of Silver Eagle Founders” for additional information.

Q:	What interests do Silver Eagle’s current officers and directors have in the Transaction?
A:	Silver Eagle’s directors and executive officers may have interests in the Transaction that are different from, or in addition to or in conflict with, yours. These interests include:
•	the right of the Sponsor to receive Videocon d2h ADSs in connection with and following the Transaction, subject to the lock-up agreements;
•	the appointment of two of Silver Eagle’s executive officers as directors (but not officers) of Videocon d2h; and
•	the continued indemnification of current directors and officers of Silver Eagle and the continuation of directors’ and officers’ liability insurance after the Transaction.

These interests may influence Silver Eagle’s directors in making their recommendation that you vote in favor of the approval of the Transaction.

Q:	What happens if I vote against the Business Combination Proposal?
A:	If the Business Combination Proposal is not approved and Silver Eagle does not consummate a business combination by April 30, 2015 (or July 30, 2015 if it has entered into a letter of intent, agreement in principle or definitive agreement for an initial business combination by April 30, 2015 but has not completed the initial business combination by that date), Silver Eagle will be required to dissolve and liquidate the trust account.
Q:	Do I have redemption rights?
A:	If you are a holder of public shares, you may redeem your public shares for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Transaction, including interest, less franchise and income taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares. Silver Eagle’s, founders, consisting of the Sponsor, Dennis A. Miller and Silver Eagle’s executive officers and directors, have agreed to waive their redemption rights with respect to their founder shares and with respect to any other shares they may hold in connection with the consummation of the Transaction, and the founder shares will be excluded from the pro rata calculation used to determine the per-share redemption price. For illustrative purposes, based on funds in the trust account of approximately $324,857,250 on December 31, 2014 and estimated $130,000 in taxes payable, the estimated per share redemption price would have been approximately $9.99. Additionally, shares properly tendered for redemption will only be redeemed if the Transaction is consummated; otherwise holders of such shares will only be entitled to a pro rata portion of the trust account (including interest but net of franchise and income taxes payable (less up to $100,000 of such net interest to pay dissolution expenses)) in connection with the liquidation of the trust account.
Q:	Will how I vote affect my ability to exercise redemption rights?
A:	No. You may exercise your redemption rights whether you vote your shares for or against the Business Combination Proposal. As a result, the Contribution Agreement can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding ADSs with a less liquid trading market, fewer shareholders, and Videocon d2h with less cash and potentially the inability to meet the listing standards of NASDAQ.
Q:	How do I exercise my redemption rights?
A:	In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on March 26, 2015 (two business days before the special meeting), (i) submit a written request to Silver Eagle’s transfer agent that Silver Eagle redeem your public shares for cash, and (ii) deliver your stock to Silver Eagle’s transfer agent physically or electronically through Depository Trust Company, or DTC. The address of the transfer agent, Continental Stock Transfer & Trust Company, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Silver Eagle’s consent, until the vote is taken with respect to the Transaction. If you delivered your shares for redemption to Silver Eagle’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that Silver Eagle’s transfer agent return the shares (physically or electronically). You may make such request by contacting Silver Eagle’s transfer agent at the email or physical address listed under the question “Who can help answer my questions?”

Q:	What are the federal income tax consequences of exercising my redemption rights?
A:	Silver Eagle stockholders who exercise their redemption rights to receive cash from the trust account in exchange for their shares of Silver Eagle common stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of Silver Eagle common stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. See the section entitled “Material U.S. Federal Income Tax Considerations — Redemption of Silver Eagle Common Stock.”
Q:	If I am a Silver Eagle warrantholder, can I exercise redemption rights with respect to my warrants?
A:	No. There are no redemption rights with respect to Silver Eagle’s warrants.
Q:	Do I have appraisal rights if I object to the proposed Transaction?
A:	No. There are no appraisal rights available to holders of Silver Eagle common stock in connection with the Transaction.
Q:	What happens to the funds held in the trust account upon consummation of the Transaction?
A:	If the Transaction is consummated, the funds held in the trust account will be released to pay (i) the cash consideration to Videocon d2h for the Contribution, (ii) Silver Eagle stockholders who properly exercise their redemption rights, (iii) $32,500,000 to Silver Eagle warrantholders (if the Warrant Amendment Proposal is approved), (iv) an estimated $20,000,000 relating to deferred underwriting compensation to the underwriters of Silver Eagle’s initial public offering and other designated persons and certain additional fees for advisory services, and all fees, costs and expenses (including regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) that were incurred by Silver Eagle in connection with the Transaction, and (vi) unpaid franchise and income taxes of the Company of approximately $150,000.
Q:	What happens if the Transaction is not consummated?
A:	There are certain circumstances under which the Contribution Agreement may be terminated. See the section entitled “Proposal No. 1 — Approval of the Business Combination — The Contribution Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Contribution Agreement or otherwise, Silver Eagle is unable to complete the Transaction or another business combination transaction by April 30, 2015 (or July 30, 2015 if it has entered into a letter of intent, agreement in principle or definitive agreement for an initial business combination by April 30, 2015 but has not completed the initial business combination by that date), Silver Eagle’s amended and restated certificate of incorporation provides that it will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, subject to lawfully available funds therefor, redeem 100% of the public shares in consideration of a per-share price, payable in cash, equal to the quotient obtained by dividing (A) the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of such net interest to pay dissolution expenses), less franchise and income taxes payable, by (B) the total number of then outstanding public shares, which redemption will completely extinguish rights of the public stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemptions, subject to the approval of the remaining stockholders and the board of Silver Eagle in accordance with applicable law, dissolve and liquidate, subject in each case to Silver Eagle’s obligations under the General Corporation Law of the State of Delaware (“DGCL”) to provide for claims of creditors and other requirements of applicable law.

Silver Eagle expects that the amount of any distribution its public stockholders will be entitled to receive upon its dissolution will be approximately the same as the amount they would have received if they had redeemed their shares in connection with the Transaction, subject in each case to Silver Eagle’s obligations under the DGCL to provide for claims of creditors and other requirements of applicable law. See the section entitled “Risk Factors — If Silver Eagle is unable to effect a business combination by April 30, 2015 (or July 30, 2015 if applicable), it will be forced to liquidate and the warrants will expire worthless and — If Silver Eagle is forced to liquidate, its stockholders may be held liable for claims by third parties against Silver Eagle to the extent of distributions received by them.” Holders of the founder shares have waived any right to any liquidation distribution with respect to those shares.

In the event of liquidation, there will be no distribution with respect to Silver Eagle’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:	When is the Transaction expected to be completed?
A:	It is currently anticipated that the Transaction will be consummated promptly following the special meetings of stockholders and public warrantholders, provided that all other conditions to the consummation of the Transaction have been satisfied or waived. In particular, under the applicable Indian regulations, Videocon d2h is required to obtain prior written approval from the MIB for issuance of equity shares pursuant to the Transaction. Further, under India’s consolidated FDI Policy, with effect from April 17, 2014, Videocon d2h is required to obtain prior security clearance from the MIB in respect of Harry E. Sloan and Jeff Sagansky, and the alternate directors for each, if any, who are to be appointed as directors on Videocon d2h’s board of directors, as one of the conditions to closing. Videocon d2h sought prior written approval for the Transaction and will seek security clearance from the MIB.

Additionally, as required pursuant to its debt covenants, Videocon d2h has applied for consent for the Transaction from its current lenders. Videocon d2h has received consents from eleven of its current lenders and is in the process of obtaining the remaining consents.

For a description of the conditions to the completion of the Transaction, see the section entitled “Proposal No. 1 — Approval of the Business Combination.”

Q:	What do I need to do now?
A:	You are urged to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Transaction will affect you as a stockholder or public warrantholder. You should then submit your proxy as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card or, if you hold your shares or warrants, as applicable through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.
Q:	How do I vote?
A:	If you were a holder of record of Silver Eagle common stock or public warrants on March 2, 2015, the record date for the special meetings of stockholders and public warrantholders, respectively, you may vote with respect to the applicable proposals in person at the special meeting of stockholders and public warrantholders, respectively, or you may have your shares voted by proxy by (1) calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted, (2) accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you, or (3) completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you are a registered stockholder as of the record date, and you have already submitted a proxy card or submitted a proxy by telephone or over the Internet, you do not need to do anything unless you wish to change your vote. If you are a public warrantholder, you must submit the attached revised proxy card or vote by telephone or over the Internet whether or not you have already submitted a proxy card or voted by telephone or over the Internet. If you hold your shares or warrants in “street name,” which means your shares or warrants are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares or warrants you beneficially own are properly counted. In this regard, you must provide the record holder of your shares or warrants with instructions on how to vote your shares or warrants or, if you wish to attend the special meeting of stockholders or warrantholders, as applicable, and vote in person, obtain a proxy from your broker, bank or nominee.
Q:	What will happen if I abstain from voting or fail to vote at the applicable special meeting?
A:	At the special meeting of stockholders, Silver Eagle will count a properly executed proxy marked “ABSTAIN” with respect to a particular proposal as present for purposes of determining whether a quorum is present. For purposes of approval, an abstention or failure to vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and Plan of Dissolution Proposal, but will have no effect on the Adjournment Proposal.

At the special meeting of public warrantholders, a failure to vote or an abstention will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal, while only an abstention (and not a failure to vote) will have the same effect as a vote “AGAINST” the Warrantholder Adjournment Proposal.

Q:	What will happen if I sign and return my proxy card without indicating how I wish to vote?
A:	Signed and dated proxies received by Silver Eagle without an indication of how the stockholder or public warrantholder, as applicable, intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders and public warrantholders, as applicable.
Q:	If I am not going to attend the special meeting of stockholders or warrantholders, as applicable, in person, should I return my proxy card instead?
A:	Yes. Whether you plan to attend the applicable special meeting(s) or not, please read the enclosed proxy statement/prospectus carefully, and submit your proxy, as applicable, by one of the following methods: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.
Q:	If my shares or warrants are held in “street name,” will my broker, bank or nominee automatically vote my shares or warrants, as applicable, for me?
A:	No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. Silver Eagle believes the proposals presented to the stockholders and public warrantholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares or warrants without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares or warrants, as applicable; this indication that a bank, broker, or nominee is not voting your shares or warrants is referred to as a “broker non-vote.” Broker non-votes will be not counted for the purpose of determining the existence of a quorum or for purposes of determining the number of votes cast at the special meetings. Your bank, broker, or other nominee can vote your shares or warrants only if you provide instructions on how to vote. You should instruct your broker to vote your shares or warrants, as applicable in accordance with directions you provide.
Q:	May I change my vote after I have mailed my signed proxy card?
A:	Yes. You may change your vote by sending a later-dated, signed proxy card to Silver Eagle’s secretary at the address listed below so that it is received by Silver Eagle’s secretary prior to the special meeting of stockholders or warrantholders, as applicable, or attend the applicable special meeting(s) in person and vote. You also may revoke your proxy by sending a notice of revocation to Silver Eagle’s secretary, which must be received by Silver Eagle’s secretary prior to the applicable special meeting(s).

Q:	What should I do if I receive more than one set of voting materials?
A:	You may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares or warrants in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares or warrants. If you are a holder of record and your shares or warrants are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares and warrants, as applicable.
Q:	Who will solicit and pay the cost of soliciting proxies?
A:	Silver Eagle will pay the cost of soliciting proxies for the special meeting. Silver Eagle has engaged Morrow & Co., LLC (“Morrow”) to assist in the solicitation of proxies for the special meeting. Silver Eagle has agreed to pay Morrow a fee of $20,000. Silver Eagle will reimburse Morrow for reasonable out-of-pocket expenses and will indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses. Silver Eagle also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Silver Eagle’s common stock for their expenses in forwarding soliciting materials to beneficial owners of the Silver Eagle’s common stock and in obtaining voting instructions from those owners. Silver Eagle’s directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Q:	Who can help answer my questions?
A:	If you have questions about the proposals or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

James A. Graf, Secretary
Silver Eagle Acquisition Corp.
1450 2nd Street, Suite 247
Santa Monica, California 90401
Tel: (310) 209-7280
Email: jgraf@geacq.com

You may also contact Silver Eagle’s proxy solicitor at:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Email: EAGL.info@morrowco.com

To obtain timely delivery, Silver Eagle stockholders and public warrantholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to Silver Eagle’s transfer agent prior to 4:30 p.m. Eastern time on March 26, 2015 (two business days before the special meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To better understand the Transaction and the proposals to be considered at the special meetings, you should read this entire proxy statement/prospectus carefully, including the annexes. See also the section entitled “Where You Can Find More Information.”

Unless otherwise specified, all share calculations (i) assume no exercise of redemption rights by Silver Eagle’s public stockholders, (ii) do not include any shares of Silver Eagle common stock issuable upon exercise of Silver Eagle’s warrants.

Parties to the Transaction

Silver Eagle

Silver Eagle Acquisition Corp. (“Silver Eagle”) is a Delaware corporation formed in 2013 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination involving Silver Eagle and one or more businesses.

Silver Eagle’s common stock, warrants and units are quoted on the OTCQB under the ticker symbols “EAGL,” “EAGLW” and “EAGLU.”

The mailing address of Silver Eagle’s principal executive office is 1450 2nd Street, Suite 247, Santa Monica, California 90401.

Videocon d2h

Videocon d2h Limited (“Videocon d2h”) is a public limited company incorporated in the year 2002 and organized under the laws of the Republic of India. Videocon d2h is the fastest growing direct-to-home, or DTH, pay-TV service provider in India by acquisition of new subscribers, adding approximately 9.0 million gross subscribers during the period from April 2011 through September 2014 across India, according to data from the MPA Report. Videocon d2h has indebtedness of Rs 30,138.45 million and Rs 30,961.54 million as of March 31, 2014 and September 30, 2014, respectively (U.S.$486.73 million and U.S.$500.02 million, respectively, based on the exchange rate of Rs.61.92 per U.S.$1.00 on September 30, 2014). Currently, Videocon d2h has overdue payments of principal and interest under various loan agreements. The delay in payment under these agreements ranges from one to 59 days after such payments were due. Furthermore, Videocon d2h is not in compliance with applicable financial ratios under certain of its financing arrangements. See “Risk Factors — Any Failure of Videocon d2h to adhere to the terms and conditions of its loan agreements could have an adverse effect on its business, financial condition and results of operations” and “Videocon d2h Operating and Financial Review and Prospects — Financial Condition, Liquidity and Sources of Capital” for additional information. Videocon d2h intends to use at least US$100 million from the proceeds of the Transaction to repay its debts. For more detailed disclosures regarding Videocon d2h’s indebtedness and the use of proceeds of the Transaction, see “Videocon d2h’s Indebtedness” and “Use of Proceeds”.

Videocon d2h leases bandwidth on the ST-2 satellite of Singapore Telecommunications Limited (“SingTel”) pursuant to a Ku-Band Lease Agreement which expires on April 14, 2015. Videocon d2h is in the process of securing a renewed lease agreement. While Videocon d2h currently believes that it has sufficient satellite capacity to transmit its existing and planned programming offerings, it cannot assure you that it will be able to continue to lease such capacity or additional capacity on terms acceptable to it, or at all. If Videocon d2h is unable to renew the Ku-Band Lease Agreement, or if any future lease agreement is terminated or expires, and Videocon d2h is unable to secure suitable replacement satellite transmission capacity, Videocon d2h's business, financial condition and results of operations could be adversely affected. See “Risk Factors — Videocon d2h’s leased satellite ST-2 is subject to operational, lease and environmental risks that could limit Videocon d2h’s ability to utilize the satellite” for more information.

The mailing address of Videocon d2h’s principal executive office is 1st Floor, Techweb Centre, New Link Road, Oshiwara Jogeshwari (West), Mumbai 400 102, Maharashtra, India.

The Transaction

Pursuant to the Contribution Agreement, Silver Eagle will contribute to Videocon d2h the funds held in the trust account, less transaction expenses, amounts used to pay Silver Eagle stockholders who properly exercise their redemption rights in connection with the vote to approve the Business Combination Proposal, amounts payable to warrantholders and reserves for liquidation and dissolution expenses, in exchange for equity shares of Videocon d2h. Silver Eagle estimates that the equity shares issued by Videocon d2h will constitute between 33.42% and 38.42% of the issued share capital of Videocon d2h, depending on the number of shares redeemed by Silver Eagle’s public stockholders. See “Unaudited Pro Forma Condensed Financial Information” for further information. The Videocon d2h equity shares will be represented by Videocon d2h ADSs, with each ADS representing four Videocon d2h equity shares. As soon as reasonably practicable after the closing of the Transaction, Silver Eagle’s stockholders will receive Videocon d2h ADSs in proportion to their stockholdings in Silver Eagle and Silver Eagle will dissolve and liquidate. The current shareholders of Videocon d2h and the Sponsor will be entitled to be issued additional Videocon d2h shares and Videocon d2h ADSs, respectively, following the closing, subject to the achievement of certain ADS price targets for a specified period following the closing. A copy of the Contribution Agreement is attached to this proxy statement/prospectus as Annex A. In the event that such Videocon d2h shares are issued by way of a bonus issue, the holders of the ADSs (including any holders of equity shares underlying such ADSs), other than the Sponsor, shall have no interest in or entitlement to equity shares issued pursuant to such bonus, and such holders shall be deemed to have waived their interest in or entitlement to equity shares issued pursuant to such bonus. In addition, Silver Eagle is proposing to amend the agreement governing its outstanding warrants to provide that each outstanding public warrant of Silver Eagle will be exchanged for cash in the amount of $1.00, as described more fully herein. The Sponsor and Dennis A. Miller have agreed to forfeit to Silver Eagle for no consideration 15,000,000 private placement warrants held by them. Accordingly, the private placement warrants will not be eligible to be exchanged for cash pursuant to the Warrant Amendment Proposal. A copy of the form of amendment to the warrant agreement is attached to this proxy statement/prospectus as Annex E.

Redemption Rights (Page 60)

Pursuant to Silver Eagle’s amended and restated certificate of incorporation, holders of public shares may elect to have all or a portion of their shares redeemed at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Transaction, including interest, less franchise and income taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. As of December 31, 2014, this would have amounted to approximately $9.99 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of Silver Eagle common stock for cash and will no longer own shares of Silver Eagle common stock. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Silver Eagle’s transfer agent in accordance with the procedures described herein. See the section entitled “Special Meeting of Silver Eagle Stockholders and Special Meeting of Silver Eagle Public Warrantholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Videocon d2h Equity Shares and ADSs to be Issued in the Transaction

Under the Contribution Agreement, Silver Eagle expects to contribute between $200.85 and $273.35 million to Videocon d2h in exchange for equity shares, represented by ADSs, constituting between 33.42% and 38.42% of the issued share capital of Videocon d2h, depending on the number of shares redeemed by Silver Eagle’s public stockholders. In addition, the Sponsor will be entitled to be issued additional Videocon d2h equity shares equal to 1.3 million Videocon d2h ADSs increasing ratably to a maximum of 2 million Videocon d2h ADSs, based on the applicable actual contribution amount, and the current shareholders of Videocon d2h will be entitled to be issued additional Videocon d2h equity shares equal to 11.68 million Videocon d2h ADSs by way of a bonus issue (or such other form of issuance as determined by the independent members of the Board of Directors of Videocon) in accordance with applicable Indian laws, following the closing subject to the achievement of certain ADS price targets for a specified period following the closing. The following table sets forth the varying ownership levels based on the assumptions described above but assuming varying levels of redemption by Silver Eagle stockholders. Set forth in the table below are ownership percentages of Videocon d2h that are calculated assuming varying levels of redemptions by Silver Eagle stockholders. You should read “Proposal No. 1 — Approval of the Business Combination” and “Unaudited Pro Forma Condensed Financial Information” for further information.

Contribution Amount (US Dollars in Millions)	$200.85	$224.25	$248.75	$273.35
% of Silver Eagle Public Shares Redeemed	22.71%	15.38%	7.69%	0.00%
Equity Ownership of Videocon d2h (Assuming No Earn-out)
Current Videocon d2h Shareholders	66.58%	64.88%	63.19%	61.58%
Silver Eagle Public Stockholders	27.64%	29.49%	31.33%	33.08%
Sponsor	5.78%	5.63%	5.48%	5.34%
Equity Ownership of Videocon d2h (Assuming Full Earn-out)
Current Videocon d2h Shareholders	69.50%	67.80%	66.10%	64.49%
Silver Eagle Public Stockholders	24.19%	25.83%	27.47%	29.04%
Sponsor	6.31%	6.37%	6.42%	6.48%

Treatment of the Founder Shares in the Transaction

Immediately prior to the closing of the Transaction, the Sponsor, Dennis A. Miller and our independent directors will forfeit, in the aggregate, 2,875,000 founder shares, 2,031,250 of which will be “founder earnout shares” as described in the prospectus for Silver Eagle’s initial public offering which are subject to forfeiture if certain share price targets are not met following the closing of Silver Eagle’s business combination transaction. This represents forfeiture of all of the founder earnout shares held by our founders. Following such forfeiture, the Sponsor, Dennis A. Miller and the independent directors of Silver Eagle will hold, in the aggregate, 5,235,000 founder shares. Under the Contribution Agreement, following the closing of the Transaction, Videocon d2h is required to grant the Sponsor the equivalent of an additional 1.3 million ADSs (valued at approximately $13.0 million) increasing ratably to a maximum of an additional 2.0 million ADSs (valued at approximately $20.0 million), based on the applicable actual Contribution Amount contributed by Silver Eagle to Videocon d2h, by way of a bonus issue (or such other form of issuance as determined by the independent members of the Board of Directors of Videocon d2h) in accordance with applicable Indian laws, 50% of such ADSs will be issuable if the last sales price of the Videocon d2h ADSs on NASDAQ (converted into rupees in accordance with the Contribution Agreement) for any 20 trading days within any 30-trading day period within three years from the closing date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) does not equal or exceed 125% of the price per ADS issued to the Silver Eagle stockholders in the Transaction (converted into rupees in accordance with the Contribution Agreement) and the remaining 50% of such ADSs will be issuable if the last sales price of the Videocon d2h ADSs on the NASDAQ (converted into rupees in accordance with the Contribution Agreement) for any 20 trading days within any 30-trading day period within three years from the closing date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds 150% of the price per ADS issued to the Silver Eagle stockholders in the Transaction (converted into rupees in accordance with the Contribution Agreement). In the event that such Videocon d2h shares are issued by way of a bonus issue, the holders of the ADSs (including any holders of equity shares underlying such ADSs), other than the Sponsor, shall have no interest in or entitlement to equity shares issued pursuant to such bonus, and such holders shall be deemed to have waived their interest in or entitlement to equity shares issued pursuant to such bonus.

Board of Directors of Videocon d2h Following the Transaction

The Contribution Agreement provides that in connection with the Transaction, the board of directors of Videocon d2h will consist of seven members, including Mr. Saurabh Pradipkumar Dhoot, Mr. Harry E. Sloan, Mr. Jeff Sagansky, Mr. Shivratan Jeetmal Taparia, Mr. Pradeep Ramwilas Rathi, Mr. Nabankur Gupta and Mr. Karunchandra Srivastava. See the sections entitled “Proposal No. 1 — Approval of the Business Combination” and “Management After The Transaction” for additional information.

The Plan of Dissolution (Page 86)

If the Business Combination Proposal is approved and the Transaction is consummated, Silver Eagle will have completed its initial business combination transaction by contributing all of the cash held in the trust account, less transaction expenses, amounts due to public stockholders who properly exercise their redemption rights, amounts payable to warrantholders and reserves for liquidation and dissolution expenses, to Videocon d2h in exchange for Videocon d2h equity shares, represented by ADSs. Silver Eagle’s board of directors has determined that dissolving Silver Eagle as a legal entity after completion of the Transaction is in the best interests of Silver Eagle stockholders, since Silver Eagle will have transferred substantially all of its assets to Videocon d2h in the Transaction.

See the section entitled “Proposal No. 2 — Approval of the Plan of Dissolution” for additional information.

Accounting Treatment (Page 95)

Videocon d2h will issue 121.48 – 151.0 million equity shares, represented by ADSs, for an aggregate purchase price of between US$200.85 and US$273.35 million in connection with the Transaction. Videocon d2h will treat the Transaction as the issue of its equity shares for cash.

Appraisal Rights (Page 89)

Appraisal rights are not available to Silver Eagle stockholders in connection with the Transaction.

Reasons for the Transaction (Page 80)

Silver Eagle was organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. Silver Eagle has sought to capitalize on the substantial deal sourcing, investing and operating expertise of its management team to identify, acquire and operate a business in the media and entertainment industries, although Silver Eagle is not limited to a particular industry or sector.

In particular, Silver Eagle’s board considered the following positive factors, although not weighted or in any order of significance:

Media and Entertainment Industry.  Videocon d2h is a leading direct-to-home service provider and acquirer and distributor of entertainment content that works closely with channel distributors. Accordingly, Silver Eagle’s management's significant operating and deal-making experience and relationships with companies in this space would provide Videocon d2h with a number of competitive advantages and may present it with a substantial number of additional business targets and relationships in this space to facilitate growth. Within the media and entertainment sector, Videocon d2h’s growth prospects, competitive dynamics, opportunities for consolidation, limited need for capital investment and barriers to entry in the market were to be compelling compared to other opportunities Silver Eagle evaluated.

High-Growth Markets.  India's economic growth, reflected in higher per capita income and an increasing middle class, with greater disposable incomes, has provided a foundation for the growth of pay-TV services. In 2013, the industry added 5.4 million net new pay-TV subscribers, taking overall industry subscriber base to 135 million. Much of this growth has been driven by DTH, which had a 66% share of net new additions in 2013. Increasing purchasing power is expected to result in a higher number of TV homes in India. pay-TV penetration of TV homes will also grow at a rate with increasing incidence of multiple TV set homes. Silver Eagle’s management team has extensive experience operating media businesses and leading transactions in high growth international markets, including India. For example, Silver Eagle’s Chairman and Chief Executive Officer, Harry E. Sloan, is the former Chief Executive Officer of Metro-Goldwyn-Mayer, Inc., or MGM. During his time there, MGM launched the MGM Channel in India and in many markets around the world. In addition, Mr. Sloan was Founder, Chairman and Chief Executive Officer of SBS Broadcasting, S.A., or SBS, which operated entirely outside the U.S. with substantial footprint in high growth emerging markets, and made a number of investments in fast growth emerging markets, including investing in the first private television station in Hungary, TV2, and one of the first television stations in Poland, TVN. Jeff Sagansky, Silver Eagle’s President, was previously co-President of Sony Pictures Entertainment, and helped launch the Sony channels in India, Taiwan and the AXN channels in Asia, as well as channels in many markets around the world. James A. Graf, Silver Eagle’s Chief Financial Officer, spent over 15 years as an investment banker living in Asia or working on transactions in Asia, where he led mergers and acquisitions, equity and debt financing transactions, including transactions in the media sector, in many Asian markets, including India.

Business with Revenue and Earnings Growth Potential.  Silver Eagle believes that Videocon d2h has executed successfully and is one of the fastest growing DTH operators in the world in terms of subscriber additions. While primarily derived through subscription revenue today, Videocon d2h has the potential to expand revenue and earnings by providing differentiated content and other potential revenue streams.

Companies with Potential for Strong Free Cash Flow Generation.  Silver Eagle believes that Videocon d2h has the potential for strong, stable cash flow now that it has achieved critical mass of subscribers. Now that Videocon d2h has reached this subscriber inflection point, each additional marginal customer added provides greater marginal income growth in addition to greater market scale in content acquisition and pricing strategies.

Experienced and Motivated Management Team.  Videocon d2h’s management team has significant experience, and the members of the management team are expected to continue in their roles.

In the prospectus for Silver Eagle’s IPO, Silver Eagle identified the foregoing positive factors as general criteria and guidelines that its management believed would be important in evaluating prospective target businesses.

Quorum and Required Vote for Proposals for the Special Meeting of Stockholders (Page 58)

A quorum of Silver Eagle stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Silver Eagle common stock outstanding and entitled to vote at the special meeting of stockholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal and the Plan of Dissolution Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Silver Eagle common stock. Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Plan of Dissolution Proposal, respectively.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the special meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, while a broker non-vote and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

The Business Combination Proposal is conditioned on the Plan of Dissolution Proposal. The Plan of Dissolution Proposal and the Warrant Amendment Proposal are each conditioned on the Business Combination Proposal. If the Business Combination Proposal is not approved, the Plan of Dissolution Proposal and the Warrant Amendment Proposal will have no effect, even if those proposals are approved by the requisite vote.

The Warrant Amendment (Page 92)

At the special meeting of public warrantholders, Silver Eagle will ask its public warrantholders to consider and vote on a proposal, referred to as the “Warrant Amendment Proposal,” to approve and consent to an amendment to the terms of the warrant agreement governing Silver Eagle’s outstanding warrants to provide that, upon the consummation of the Transaction, Silver Eagle’s outstanding warrants will be exchanged for cash in the amount of $1.00. The Sponsor and Dennis A. Miller have agreed to forfeit to Silver Eagle for no consideration 15,000,000 private placement warrants held by them. Accordingly, the private placement warrants will not be eligible to be exchanged for cash pursuant to the Warrant Amendment Proposal. The Warrant Amendment will not become effective if the Transaction is not completed.

Approval of the Warrant Amendment Proposal requires the affirmative vote of the holders of 65% of the outstanding public warrants as of the record date. Pursuant to the terms of the warrant agreement, the Sponsor is not permitted to vote the private placement warrants in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal.

No vote of the holders of any stock issued by Silver Eagle is necessary to approve the Warrant Amendment Proposal, and Silver Eagle is not asking its stockholders to vote on the Warrant Amendment Proposal or any other proposal being considered at the special meeting of public warrantholders.

Recommendation to Silver Eagle Stockholders and Warrantholders (Pages 85 and 92)

Silver Eagle’s board of directors believes that (a) each of the Business Combination Proposal, the Plan of Dissolution Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders and (b) each of the Warrant Amendment Proposal and Warrantholder Adjournment Proposal is in the best interests of the Company and its stockholders and public warrantholders, respectively, and unanimously recommends that its stockholders and public warrantholders, as applicable, vote “FOR” each of the proposals.

When you consider the recommendation of Silver Eagle’s board of directors in favor of approval of these proposals, you should keep in mind that its directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the right of the Sponsor to receive Videocon d2h ADSs in connection with and following the Transaction, subject to the lock-up agreements;
•	the appointment of Harry E. Sloan and Jeff Sagansky, Silver Eagle’s executive officers, as directors (but not officers) of Videocon d2h; and
•	the continued indemnification of current directors and officers of Silver Eagle and the continuation of directors’ and officers’ liability insurance after the Transaction.

RISK FACTORS (Page 20)

In evaluating the proposals set forth in this proxy statement/prospectus, you should carefully read this proxy statement/prospectus, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this proxy statement/prospectus, before you decide whether to vote or instruct your vote to be cast to approve the Business Combination Proposal.

Risks Related to Videocon d2h and the Industry in which Videocon d2h operates.

Videocon d2h has accumulated losses exceeding its paid-up share capital, which may affect its ability to continue as a “going concern.”

Videocon d2h has incurred losses for the fiscal years 2013 and 2014 of Rs.3,524.33 million and Rs.3,195.48 million and for the six-month period ended September 30, 2014 of Rs.1,174.24 million. The auditors of Videocon d2h have stated in their audit opinion that the accumulated losses of Videocon d2h exceed its paid up share capital and that Videocon d2h’s ability to continue as a going concern is dependent on its ability to fund its operations and capital expenditure requirements. See “Videocon d2h Operating and Financial Review and Prospects.” Videocon d2h cannot assure you that it will not continue to incur losses, or that the auditors of Videocon d2h will continue to prepare the financial statements of Videocon d2h on a going concern basis.

Videocon d2h’s indebtedness could adversely affect its financial health and make it more difficult for Videocon d2h to service its debt or obtain additional financing, if necessary.

As of September 30, 2014 and February 28, 2015, Videocon d2h had an outstanding secured indebtedness of Rs.28,711.54 million and Rs.32,019.35 million, respectively, from banks and financial institutions, and indebtedness of Rs.2,250.00 million from Videocon Industries on such dates. While Videocon d2h intends to repay certain loans from scheduled banks from the proceeds of the Issue, it may incur additional indebtedness in the future. Its indebtedness could have several important consequences, including but not limited to the following:

•	a portion of Videocon d2h’s cash flows may be used towards payment of principal and interest of its debts, which would reduce the availability of cash to fund working capital needs, capital expenditures and other general corporate requirements;
•	its ability to obtain additional financing in the future at reasonable terms may be restricted;
•	Videocon d2h may be more vulnerable to economic downturns, may be limited in its ability to withstand competitive pressures and may have reduced flexibility in responding to changing business, regulatory and economic conditions; and
•	Videocon d2h may be placed at a competitive disadvantage relative to its competitors that have greater financial resources than it.

As of March 31, 2014, all of Videocon d2h’s indebtedness consisted of floating rate indebtedness. An increase in prevailing interest rates would increase borrowing costs with respect to existing floating rate obligations or new loans, which may adversely affect Videocon d2h’s business, financial condition and results of operations.

Any failure of Videocon d2h to adhere to the terms and conditions of its loan agreements could have an adverse effect on its business, financial condition and results of operations.

While Videocon d2h believes that its relationships with its lenders are good, compliance with the various terms and conditions of its loan agreements is subject to interpretation and, as a result, it is possible that a lender could assert that Videocon d2h has not complied with all the terms under its financing agreements. Any failure to service Videocon d2h’s indebtedness, obtain a required consent or perform any condition or covenant could lead to a termination of one or more of its credit facilities, acceleration of amounts due under such facilities and cross-defaults under certain of its other financing agreements, any of which may adversely affect its ability to conduct its business and have an adverse effect on its financial condition and results of operations. See — “The Court of Turin, Italy has, by an ex-parte decree, ordered that Videocon Industries, a Videocon Group entity, pay certain lenders of an erstwhile subsidiary a total principal amount of the loan that the erstwhile subsidiary had incurred, which order may be enforced against Videocon Industries. The enforcement of such order or other events could result in Videocon d2h being in default or cross-default under certain provisions of Videocon d2h loan agreements”. Currently, Videocon d2h is not in compliance with certain terms of its financing agreements relating to repayment of certain outstanding principal amounts and maintenance of certain financial ratios (as described below). However, Videocon d2h’s lenders have neither enforced any security nor have accelerated repayment of the loans for any such non compliance.

As of September 30, 2014, Videocon d2h had aggregate overdue payments of principal amounting to Rs.511.10 million. Further, Videocon d2h has been unable to maintain the following financial ratios required to be maintained under its financing arrangements:

•	Total debt to promoter contribution ratio of not more than two times (which was 2.65 times as of March 31, 2014);
•	Assets coverage ratio of at least one time (which was 0.79 time as of March 31, 2014);
•	Debt to EBITDA ratio for fiscal 2014 of not more than 3.5 times (which was 7.03 times as of March 31, 2014); and
•	Debt to net cash accruals ratio for fiscal 2014 of not more than 5.5. times (net cash accruals was negative as of March 31, 2014).

The restrictive covenants in Videocon d2h’s loan agreements and any of the agreements governing its future indebtedness could adversely restrict its financial and operating flexibility.

Videocon d2h’s existing loan agreements contain financial and other restrictive covenants. These include certain security margins, financial ratios and restrictive covenants, such as requiring the lender’s consent for, among other things, issuance of new equity shares, undertaking any new project, diversification, modernization or substantial expansion of its DTH operations, formulating any scheme of amalgamation or reconstruction, making any material changes to its constitutional documents, incurring further indebtedness, creating further encumbrances on, or disposing of, its assets, changing its fiscal year and making investments or acquisitions beyond certain limits in a single fiscal year. Future financing documents of Videocon d2h may contain similar or other financial or restrictive covenants. Such covenants may restrict Videocon d2h’s ability to raise additional capital in the future through bank borrowings and debt and equity issuances and may restrict its ability to engage in business transactions that Videocon d2h believes to be of benefit to the company. The occurrence of any of the above events may have a material adverse effect on Videocon d2h’s business, financial condition and operating results.

Videocon d2h’s failure to adhere to the terms and conditions contained in the DTH License Agreement could have an adverse effect on its business, financial condition and results of operations. In addition, Videocon d2h may owe additional amounts under its DTH License Agreement for prior years of operations.

Videocon d2h entered into the DTH License Agreement, dated December 28, 2007, with the President of India acting through the Director, Broadcasting, Policy and Legislation, Ministry of Information and Broadcasting, GoI, or the MIB (the “DTH License Agreement”). Pursuant to the terms of the DTH License Agreement, Videocon d2h is required to pay an annual fee of 10.0% of its gross revenue as defined in the DTH License Agreement (“DTH Gross Revenue”) to the MIB for the relevant fiscal year. Separately, Videocon d2h is also required to pay license fees and royalty for the spectrum it uses, as determined by the Wireless Planning & Coordination Wing of the Ministry of Communications and Information Technology, Department of Telecommunications, GoI.

The DTH license is valid until December 12, 2018, unless terminated earlier for transfer of the DTH license without prior approval from the MIB, default or insolvency. The DTH license may be terminated by the MIB without compensation to Videocon d2h in the event of breach of any of the terms and conditions of the license (after allowing Videocon d2h an opportunity to address the breach), including, among other things, if it becomes bankrupt or otherwise insolvent or applies for being adjudicated as insolvent or bankrupt. Among other restrictions under the DTH License Agreement, any change in the equity structure of Videocon d2h requires consultation with, and prior approval from, the MIB. If the DTH License Agreement is terminated or is not renewed, Videocon d2h would lose the ability to provide DTH services in India and its business, financial condition and results of operations would be adversely affected. In addition, pay DTH operators, including Videocon d2h, are disputing the license fee with the MIB. These pay DTH operators have claimed, under the respective disputes filed before the Telecom Disputes Settlement Appellate Tribunal, or the TDSAT, that the MIB’s entitlement to levy a license fee on the DTH Gross Revenue of the relevant pay DTH operators is restricted to revenue arising out of the licensed activities of the pay DTH operators, and does not extend to any income that may otherwise be earned by the pay DTH operators, such as interest and rental income, among others. The TDSAT in 2008 passed orders in favor of the pay DTH operators and held that the license fee payable by such pay DTH operators is required to be calculated only on the basis of revenue earned from their licensed activities net of certain permitted deductions (“Adjusted DTH Gross Revenue”). The GoI has filed appeals before the Supreme Court of India against the TDSAT’s 2008 orders, which are currently pending adjudication.

Videocon d2h has since the commencement of its DTH operations paid license fees to the MIB, calculated on the basis of Adjusted DTH Gross Revenue. Pursuant to Videocon d2h’s letter to the MIB dated February 23, 2011 relating to the submission of the statement of Adjusted DTH Gross Revenue for the fiscal year ended March 31, 2010 and payment of its license fee, the MIB issued a letter on April 18, 2011 acknowledging the receipt of the license fee, but stated that such acknowledgement was without prejudice to the rights and contentions raised in the appeals filed by the GoI against the TDSAT’s 2008 orders and other special leave petitions pending before the Supreme Court of India and that such acknowledgement was subject to verification of Videocon d2h’s final audited accounts. The MIB further noted that the acknowledgement would not constitute the final settlement of the license fees and that the GoI reserves its rights to raise further claims, to call for additional information in order to confirm that the license fees have been paid in full and to take any other action as it may deem fit to recover such amounts. If the Supreme Court rules in favor of the GoI and Videocon d2h is required to pay additional DTH license fees attributable to computation based on DTH Gross Revenue instead of Adjusted DTH Gross Revenue, Videocon d2h may incur additional liability and its business financial condition of operations may be adversely affected. Videocon d2h makes an estimation of and discloses such potential liability in its financial statements as a contingent liability. For the period since incorporation until September 30, 2014, such potential liability is estimated to be Rs.3,037.68 million (inclusive of interest as of March 19, 2014 on liability accruing until March 31, 2013), as per Videocon d2h’s financial statements (restated) as of September 30, 2014. See “Videocon d2h Operating and Financial Review and Prospects”.

Through a demand notice dated March 24, 2014, the MIB raised a demand against Videocon d2h for an aggregate amount of Rs.1,582.89 million towards outstanding license fees (together with interest at the rate of 1% per month) for periods until March 31, 2013, which Videocon d2h has challenged. For details, see “Videocon d2h’s Business — Legal Proceedings.”

Videocon d2h’s leased satellite ST-2 is subject to operational, lease and environmental risks that could limit Videocon d2h’s ability to utilize the satellite.

Operational risks:  ST-2 satellite was launched in May 2011 and it has an estimated useful life of 12 to 15 years. It is subject to significant operational risks while in orbit. These risks include malfunctions that may occur as a result of various factors, such as the satellite manufacturer’s errors or operational failures. The satellite is also subject to a variety of atmospheric risks while in orbit that may adversely affect operations, including meteoroid strikes, electrostatic storms, increased solar activity and collisions with space debris. In the event ST-2 satellite experiences a technical failure, is damaged or is lost, Videocon d2h’s ability to provide programming to its subscribers could be seriously disrupted or suspended, even for prolonged periods, as Videocon d2h does not have any additional back-up satellite. In the event of such failure, damage or loss, Videocon d2h could not effectively operate its business and may be required to incur significant capital expenditure to restore its operations, including by obtaining replacement satellite capacity. Videocon d2h cannot assure you that it would be able to restore its operations or obtain replacement capacity in a timely manner, or at all. If replacement satellite capacity is not available to Videocon d2h immediately on another satellite at the same geostationary position as the ST-2 satellite, Videocon d2h’s ability to continue to provide its programming offerings would be jeopardized, which would adversely affect its business, financial condition and results of operations. In addition, Videocon d2h does not carry any business interruption insurance to cover such losses and, in such event, it is not certain when, if ever, it would be able to resume operations.

Lease risks:  Videocon d2h does not own any satellites and has previously entered into a Ku-Band Lease Agreement (“Lease Agreement”), dated April 19, 2012, as amended on June 19, 2013 (“Amendment 1”), as amended on July 1, 2014 (“Amendment 2”) and as amended on February 27, 2015 (“Amendment 3”) (together Lease Agreement, Amendment 1, Amendment 2 and Amendment 3 the “Ku-Band Lease Agreement”), with the Department of Space, GoI (the “Department of Space”), which provided for the lease of Ku-Band space segment capacity on the ST-2 satellite of Singapore Telecommunications Limited (“SingTel”) until April 14, 2015. Typically, the Department of Space enters into lease agreements for a period of up to 3 years and the agreements are renewed from time to time. While Videocon d2h believes that it will be able to secure a renewed lease agreement in the near future, there can be no assurance that such an agreement will be secured in a timely manner, or at all. If Videocon d2h is unable to secure suitable replacement satellite transmission capacity, Videocon d2h’s business, financial condition and results of operations would be adversely affected.

Videocon d2h expects that any renewed lease agreement for the Ku-Band Lease Agreement will be on substantially similar terms. Under the Ku-Band Lease Agreement, in the event that Videocon d2h fails to meet its payment obligations for two consecutive months or breaches a provision or fails to perform an obligation and does not cure such breach within 20 days of receiving written notice from the Department of Space, the Department of Space has a right to terminate the Ku-Band Lease Agreement. In the event of such termination by the Department of Space, Videocon d2h would be required to pay certain early termination charges. Also, while Videocon d2h currently believes that it will have sufficient satellite capacity to transmit its existing and planned programming offerings following replacement of the Ku-Band Lease Agreement, it cannot assure you that it will be able to continue to lease such capacity or additional capacity on terms acceptable to it, or at all. If any replacement lease agreement is terminated or expires and Videocon d2h is unable to secure suitable replacement satellite transmission capacity, Videocon d2h’s business, financial condition and results of operations would be adversely affected.

In addition, pursuant to the Ku-Band Lease Agreement, Videocon d2h is, and Videocon d2h expects that pursuant to any renewed lease agreement it will be, required to pay a monthly fee in Indian rupees to Antrix Corporation (which fee is equivalent to 1,791,667 U.S. Dollars for the Ku-Band Lease Agreement). Consequently, if the Indian rupee declines in value as compared to the U.S. Dollar, or if the amounts payable under any future lease agreement increase materially, Videocon d2h will be required to make larger payments in Indian rupees. Any early termination charges and/or increased payments as a result of currency fluctuations may adversely affect Videocon d2h’s business, financial condition and results of operations.

A significant portion of Videocon d2h’s operations are currently located in a single digital broadcast center in Noida, India.

Although Videocon d2h is proposing to set up an additional broadcast site at Bharuch in Gujarat as a back-up to its existing broadcast center, a significant portion of Videocon d2h’s operations are still currently located in a single digital broadcast center in Noida, India. As a result, Videocon d2h is vulnerable to the effects of a natural disaster, such as an earthquake, flood or fire, or other calamity or event, such as technological failure, that would cause significant damage to this facility and/or disrupt its ability to conduct its business. In the event of a significant disruptive event affecting this facility, Videocon d2h may face disruptions in the delivery of programming or degradation in the audio-visual quality of such programming.

Further, pursuant to the terms of the facility’s lease agreement, or the Noida Lease Agreement, executed between Videocon d2h and the Greater Noida Industrial Development Authority, or the GNIDA, Videocon d2h is required to comply with certain terms and conditions, including providing prior written notice to the GNIDA in respect of any change in its capital structure, among other things. If Videocon d2h is in default of the terms of the Noida Lease Agreement, the GNIDA may terminate the lease and Videocon d2h in which case would be required to vacate the facility. If Videocon d2h’s operations at its digital broadcast center in Noida are disrupted for any reason, its business, financial condition and results of operations would be adversely affected.

Videocon d2h has had overdue payments under some of its loan agreements.

Videocon d2h has had aggregate overdue payments of principal of Rs.511.10 million as of September 30, 2014 under certain loan agreements. In addition, during the period from October 1, 2014 through the filing of this proxy statement/prospectus, Videocon d2h has been delayed in making payments under certain of its loan agreements from time to time. In the event of its failure to make timely payments to its lenders, such lenders may issue a notice declaring an event of default under each of these loan agreements, however, Videocon d2h’s lenders have neither enforced any security nor have accelerated repayments of the loans for any such non-compliance. While Videocon d2h intends to use a portion of the proceeds from the Issue to pay off some outstanding debts, should Videocon d2h fail to comply with the covenants of its various loans in time, or fail to make timely payments to its lenders in the future, and its lenders elect to accelerate any or all amounts outstanding under the relevant loan agreements and declare such amounts immediately due and payable, together with accrued and unpaid interest, it could have an adverse effect on Videocon d2h’s business, financial condition and results of operations.

Further, a default by Videocon d2h under the terms of any loan agreement also constitutes a cross-default under other financing agreements entered into by Videocon d2h. Such default could result in the acceleration of amounts due under those facilities, which may individually or in the aggregate have an adverse effect on Videocon d2h’s business, financial condition and results of operations. In addition, Videocon d2h may have to dedicate a substantial portion of its future cash flow from operations to repay the debts under the financing agreements, thereby reducing the availability of cash flow to meet working capital requirements and use for other general corporate purposes. Such continued defaults and any action initiated by a lender may also impact Videocon d2h’s ability to obtain financing from banks and financial institutions in the future and may result in a decline in the value of Videocon d2h’s equity shares and the trading price of the ADSs causing you to lose all or part of your investment.

A significant portion of Videocon d2h’s shareholding is pledged as security to banks and financial institutions.

Certain of Videocon d2h’s shareholders have pledged an aggregate of 53.44% as of September 30, 2014 of their total shareholding in Videocon d2h to banks and financial institutions in connection with Videocon d2h’s existing indebtedness, in addition to executing undertakings (along with powers of attorney) not to transfer or dispose of an additional 21% of their shareholding in Videocon d2h.

In the event of enforcement of pledges on such encumbered equity shares for any reason (including any default under the terms and conditions of the relevant agreements pursuant to which such pledges have been created), such pledged equity shares may be required to be transferred to third parties in favor of which the pledges were created, resulting in a change in Videocon d2h’s shareholding pattern, which may adversely affect its ability to carry out its business operations and as a result, adversely affect its business, financial condition, results of operations and the trading price of the ADSs.

Videocon d2h relies on third parties to provide it with programming and any increase in programming costs or new regulations may adversely affect its business, financial condition and results of operations.

Videocon d2h relies on third party content providers to provide it with programming and its ability to compete successfully depends on its ability to continue to obtain programming for delivery to its subscribers at competitive prices. Content procurement by broadcasting service providers in India, including Videocon d2h, takes place through channel distributors or owners. Under Indian interconnection regulations, all channel owners and distributors are required to offer their content to all broadcasting platforms and operators, including pay DTH services providers such as Videocon d2h, subject to payment of content costs, which are regulated by the GoI. Any change in Indian interconnection regulations that would permit content owners and distributors to refuse to provide such programming to DTH operators or to impose discriminatory terms or conditions, may adversely affect Videocon d2h’s ability to acquire programming in a cost-effective manner, or at all, which would adversely affect its business, financial condition and results of operations.

Further, Videocon d2h typically enters into agreements with channel distributors and owners, in order to be able to acquire multiple channels offered by such distributors or owners as a bundle, at negotiated prices (typically below the ceiling prices prescribed by the Indian regulator). Significant content agreements that Videocon d2h has entered into at negotiated rates include those entered into with Taj Television (India) Private Limited, Sun TV Network Limited, MSM Discovery Private Limited and IndiaCast UTV Media Distribution Private Limited. Videocon d2h’s programming agreements generally have terms ranging from one to five years and contain various renewal and termination provisions.

Although Videocon d2h has been able to readily renew its contracts with its major content providers it may not be able to renew them on favorable terms in the future, in a timely manner, or at all, if the market environment changes due to new regulations or increase in content costs for the channel distributors. If Videocon d2h is unable to renew its material content agreements, its programming costs may increase. If Videocon d2h is unable to pass on such increased programming costs to its subscribers, or if such increase in the subscribers fees leads to increased subscriber churn or inability to add to its subscriber base, Videocon d2h’s business, financial condition and results of operations may be adversely affected. In addition, Videocon d2h has paid its content fees after the due date under its major content agreements from time to time, and the content providers are entitled to terminate the agreement within 21 – 45 days after serving a written demand for payment if payment has not been received by the due date. Although none of the content providers have sought to terminate the agreements due to delayed payments or otherwise since inception Videocon d2h believes it has a good relationship with all the major content providers; Videocon d2h cannot assure you that the major content providers will not exercise their right to terminate the agreements in the future due to delays in payments for content, and termination of those agreements by the major content providers could adversely affect Videocon d2h’s business, financial condition and results of operations.

Videocon d2h has entered into, and will continue to enter into transactions with the Videocon Group, as well as other related party transactions, which may involve conflicts of interest and adversely affect Videocon d2h’s operations.

Videocon d2h has in the course of its business entered into transactions with the Videocon Group and other related parties. Such transactions carry with them the risk that their terms could benefit related parties, to Videocon d2h’s detriment. Videocon d2h may not negotiate or enforce contractual terms as aggressively with related parties as it may with an unrelated party. In addition, such transactions present difficult conflicts of interest, could result in significant and minor disadvantages to the company and may impair investor confidence. These transactions with the Videocon Group and other related parties could also cause Videocon d2h to become materially dependent on related parties in the ongoing conduct of its business, and related parties may be motivated by personal interests to pursue courses of action that are not necessarily in the best interest of Videocon d2h or its shareholders. While Videocon d2h believes that all such transactions have been conducted on an arm’s length basis, it cannot assure you that it could not have achieved more favorable terms had such transactions not been entered into with related parties. Furthermore, it is likely that Videocon d2h may enter into transactions with the Videocon Group and other related parties in the future. Videocon d2h cannot assure you that such transactions, individually or in the aggregate, will not have an adverse effect on its financial condition and results of operations. See “Certain Relationships and Related Transactions — Transactions with Videocon Group Entities.”

Damage to Videocon d2h’s relationship with the Videocon Group, including Trend Electronics Limited (a Videocon Group entity) could have a material adverse effect on its business, financial condition and results of operations.

Videocon d2h benefits from its relationship with the Videocon Group in many ways, such as their reputation, the cross-selling of its services through the Videocon Group, the opportunity to reduce its marketing spend by using Videocon Group’s existing marketing network and goodwill and the Videocon Group’s willingness to guarantee the majority of Videocon d2h’s loan agreements. Videocon d2h’s growth and future success is influenced, in part, by its continued relationship with its the Videocon Group because of the goodwill and market reputation that Videocon Group has established for itself in India, and Videocon d2h relies on such benefits to position itself in the market to attract subscribers. Videocon d2h cannot assure you that it will be able to continue to take advantage of the benefits of these relationships in the future. If Videocon d2h ceases to benefit from these relationships for any reason, its business, financial condition and results of operations may be adversely affected.

Videocon d2h believes that its subscribers, vendors and members of the financial community perceive the “Videocon” brand to be that of a trusted provider of quality products and services. Videocon d2h cannot assure you that the established “Videocon” brand name will not be adversely affected in the future by events that are beyond its control, including subscriber complaints or adverse publicity from any other source relating to the Videocon d2h or the Videocon Group. Any damage to this brand name, if not immediately and sufficiently remedied, could have an adverse effect on Videocon d2h’s business, financial condition and results of operations.

In addition, Videocon d2h’s success depends significantly on its ability to maintain the “Videocon d2h” brand and successfully build the brand image of its new offerings and brand extensions. In order to increase brand recognition and build the brand image of new offerings and brand extensions, Videocon d2h believes it must continue to devote significant time and resources to advertising and promotions. Videocon d2h cannot assure you that these expenses will result in an increase in favorable recognition of its brand or a sufficient increase in revenues to cover such advertising and promotional expenses.

Videocon d2h has entered into a trademark license agreement with CE India Limited (previously Videocon India Limited), a Videocon Group entity, for the use of the “Videocon” and “V” trademarks, which is valid until March 31, 2022. Videocon d2h cannot assure you that it will continue to have the uninterrupted use and enjoyment of these trademarks as it may be unable to renew the trademark license agreement on acceptable terms or at all.

Further, Videocon d2h has obtained registrations in its name under the Trademarks Act, 1999, as amended for the trademarks “d2h”, “D2H” and “DIRECT HAI CORRECT HAI, as granted by Mr. Saurabh Pradipkumar Dhoot (Videocon d2h’s Executive Director) to Videocon d2h, under the terms of an agreement dated July 21, 2008. Videocon d2h may not be able to prevent infringement of its trademarks and a passing off action under common law may not provide sufficient protection. Additionally, Videocon d2h may be required to litigate to protect its brands, which may be costly and divert management’s attention. Loss of the rights to use these trademarks may adversely affect its business, financial condition and results of operations.

Further, Videocon Industries Limited, the flagship entity of the Videocon Group, has made unsecured loans to Videocon d2h from time-to-time. As of September 30, 2014, such outstanding unsecured loans aggregated to Rs.2,250.00 million.

In addition, Videocon d2h benefits from its relationship with Trend Electronics Limited, or TEL. TEL is an Indian contract electronics manufacturer and the sole supplier of set-top boxes for Videocon d2h. In addition, TEL supplies Videocon d2h with a substantial majority of its other consumer premises equipment. For fiscal years 2013 and 2014, the purchase of set-top boxes and other consumer premises equipment from TEL totaled Rs.6,753.48 million and Rs.5,832.32 million, respectively.

Videocon d2h cannot assure you that it will continue to benefit from its relationship with TEL or other entities in the Videocon Group. In the event that TEL ceases to be a Videocon Group entity, Videocon d2h may be unable to derive the benefits of sourcing set-top boxes and other consumer premises equipment from TEL, such as reducing time-to-market for new set-top boxes and not being required to pay customs or import duties. If TEL is unable, for any reason, to provide Videocon d2h with a sufficient quantity of set-top boxes or other consumer premises equipment, Videocon d2h’s ability to add additional subscribers would be impaired, which would adversely affect its results of operations. Videocon d2h cannot assure you in such event that it would be able to obtain set-top boxes or other consumer premises equipment from another supplier on terms favorable to Videocon d2h.

Videocon d2h’s business is regulated and failure to obtain required regulatory approvals or clearances to operate its business, or comply with applicable laws, and any adverse changes in applicable laws could adversely affect its business, financial condition and results of operations.

Videocon d2h is subject to various laws and regulations in India arising from its operations in India, and the terms and conditions set out in the DTH License Agreement, which is effective for a period of 10 years from the date of issue of the wireless operational license (which was issued to Videocon d2h on December 12, 2008), unless terminated earlier in accordance with its terms. Among other conditions, in terms of the DTH License Agreement, Videocon d2h is required to obtain prior approval from the MIB for effecting any change in its equity structure (including in respect of equity shares issued pursuant to the Transaction).

Videocon d2h is further subject to various regulatory requirements, which may restrict its ability to conduct business. Under the provisions of India’s current Consolidated FDI Policy, effective from April 17, 2014, foreign investment in Videocon d2h is permitted, subject to, among others, the following conditions — up to 49.0% of its paid-up equity share capital under the automatic route, and up to 74.0%, with prior approval of the GoI for foreign investment between 49.0% and 74.0%. Further, the following conditions will be required to be fulfilled, in the event of any foreign investment being brought into Videocon d2h:

•	A majority of Videocon d2h’s Directors, chief executive officer, chief officer in charge of technical network operations and chief security officer must be citizens of India;
•	Each of Videocon d2h’s Directors, key executive officers such as chief executive officer, chief financial officer, chief security officer, chief technical officer, chief operating officer, any shareholder of Videocon d2h who holds 10.0% or more of its paid-up equity share capital including the ADSs, and any other category of persons as may be specified by the MIB from time to time, have obtained security clearance from the MIB;
•	Prior permission of the MIB must be obtained for effecting any changes in Videocon d2h’s board of directors, appointment of Directors and any key executives as mentioned above, and any other executives as may be specified by the MIB from time to time; and
•	Security clearance must also be obtained for each foreign personnel likely to be deployed for more than 60 days in a year by way of appointment, contract, consultancy or any other capacity for providing any services to Videocon d2h. Such security clearance is required to be renewed every two years.

Under the terms of the Contribution Agreement, it is a condition to Silver Eagle’s obligation to close the Transaction that Harry E. Sloan and Jeff Saganksy of Silver Eagle be elected to Videocon d2h’s board of directors. Accordingly, prior to the closing of the Transaction, Videocon d2h must receive security clearance from the MIB in respect of each of Messrs. Sloan and Saganksy (and the alternate directors for each, if any). Videocon d2h is currently in the process of obtaining the requisite MIB approval and clearances.

Videocon d2h cannot assure you that it will be able to obtain necessary approvals required from the MIB in the future in a timely manner, or at all, or that it will be able to comply with any further conditions imposed by the MIB while granting such permissions. Further, the MIB has the right to modify, at any time, the laws and regulations applicable to the industry in which Videocon d2h operates, including the DTH Guidelines and the terms and conditions of the DTH License Agreement. Videocon d2h’s business could suffer if there are adverse changes to the regulatory environment. Increased regulation or changes in existing regulation may require Videocon d2h to change its business policies and practices and may increase the costs of providing services to subscribers, which could have an adverse effect on its business, financial condition and results of operations. See “Videocon d2h’s Business — Government Regulations.”

If Videocon d2h is unable to recover the consumer premises equipment from churned subscribers, there could be a significant erosion of the realizable value of its consumer premises equipment.

Consumer premises equipment comprised 85.0% of Videocon d2h’s net tangible assets as of September 30, 2014. When subscribers discontinue or terminate services, Videocon d2h is not always able to recover its consumer premises equipment that it has provided on a rental basis to such subscribers. Videocon d2h recognizes a subscriber as a churned subscriber if the subscriber has not made a payment for at least 120 days. As of September 30, 2014, Videocon d2h had experienced a cumulative churn of 2.36 million subscribers since it commenced operations in 2009, If Videocon d2h is unable to recover the consumer premises equipment from such churned subscribers, there could be a significant erosion of the realizable value of its consumer premises equipment. See “Videocon d2h Operating and Financial Review and Prospects.”

Videocon d2h faces intense and increasing competition.

Videocon d2h’s business is primarily focused on providing DTH pay-TV services and it has traditionally competed against other DTH pay-TV providers and cable companies, some of whom have greater financial, marketing and other resources than Videocon d2h. Moreover, mergers and acquisitions, joint ventures and alliances among cable television providers, telecommunications companies and others may result in, among other things, greater financial leverage and increase the availability of offerings from providers capable of bundling television, broadband and telephone services in competition with Videocon d2h’s services. Videocon d2h and its competitors increasingly must seek to attract a greater proportion of new subscribers from each other’s existing subscriber bases as well as from first-time purchasers of DTH pay-TV services and cable to DTH switch overs. In addition, because other DTH pay-TV providers may be seeking to attract a greater proportion of their new subscribers from Videocon d2h’s existing subscriber base, Videocon d2h may be required to increase retention spending which is capital intensive. Competition has intensified in recent years as the DTH pay-TV industry has matured and the growth of digital cable-based pay-TV services offered by digital cable operators. These cable-based pay-TV services have significantly greater capacity, enabling them to offer substantial HD programming content as well as bundled services. This increasingly competitive environment may require Videocon d2h to increase subscriber acquisition and retention spending or accept lower subscriber activations and higher subscriber churn. Further, as a result of this increased competitive environment and the maturation of the DTH pay-TV industry, future growth opportunities of Videocon d2h’s DTH pay-TV business may be limited. In addition, Videocon d2h’s margins may be reduced if it is unable to finance its capital needs, duly service its debt obligations or secure other financing when needed, on acceptable terms, which could have a material adverse effect on Videocon d2h’s business, results of operations, financial condition and cash flow.

Videocon d2h’s limited operating history makes evaluating its business and future prospects difficult.

You must consider the risks and difficulties Videocon d2h faces as a company with a limited operating history. Videocon d2h commenced its commercial operations in July 2009. As a result, Videocon d2h has a limited operating history, which may make it difficult for you to evaluate its past performance and future prospects. Videocon d2h’s business must be considered in light of the risks and uncertainties inherent in a new venture, and its growth and sustainability are greatly dependent on its ability to attract subscribers. It may need to alter its business and strategies on an ongoing basis to manage its growth, which may require large capital investments, to compete effectively with more established pay DTH operators in India. Videocon d2h cannot assure you that the growth in its subscriber base that it has witnessed during its limited operating history will continue.

Videocon d2h may not be able to generate a sufficient amount of cash flow to meet its debt obligations.

Videocon d2h’s ability to make scheduled payments or to refinance its obligations with respect to its indebtedness depends on Videocon d2h’s future financial and operating performance, which, in turn, will be subject to prevailing economic conditions and certain financial, business, competitive and other factors beyond its control. If Videocon d2h cannot make scheduled payments on its debt, it will be in default and, as a result, holders of its debt could declare all outstanding principal and interest on its debt to be due and payable and Videocon d2h could be forced into bankruptcy or liquidation. If Videocon d2h’s cash flow and capital resources are insufficient to fund its debt obligations, Videocon d2h would face substantial liquidity problems and may be forced to reduce or delay any expansions and capital expenditures, sell material assets or operations, obtain additional capital, restructure its debt or revise or delay its strategic plans. In addition, Videocon d2h cannot assure you that its operating performance, cash flow and capital resources will be sufficient for payment of its debts in the future. If Videocon d2h is required to take any of the actions referred to above, it could have a material adverse effect on its business, financial condition and results of operations. Videocon d2h cannot assure you that it would be able to take any of these actions on terms acceptable to it, or at all, that these actions would enable Videocon d2h to continue to satisfy its capital requirements or that these actions would be permitted under the terms of its various debt instruments. In addition, any refinancing of its debt could be at higher interest rates and may require Videocon d2h to comply with more onerous covenants, which could further restrict its business operations.

Any failure or inadequacy in the operation of Videocon d2h’s information technology and network systems may have an adverse effect on Videocon d2h’s business operations.

Videocon d2h’s success depends, in part, on the continued and uninterrupted performance of its information technology and network systems. The capacity, reliability and security of Videocon d2h’s information technology hardware and software infrastructure (including its billing systems) are important to the operation of its current business, which would suffer in the event of system failures or cyber attacks. Similarly, Videocon d2h’s ability to expand and update its information technology infrastructure in response to its growth and changing needs is important to the continued implementation of its new service offering initiatives. Videocon d2h’s inability to expand or upgrade its technology infrastructure could have adverse consequences, which could include the delayed implementation of new service offerings, service or billing interruptions, and the diversion of development resources.

Videocon d2h’s systems are vulnerable to damage from a variety of sources, including telecommunications failures, power loss, malicious human acts and natural disasters. Moreover, despite security measures, its servers are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptive problems. Despite the precautions Videocon d2h has taken, unanticipated problems affecting its systems could cause failures in its information technology and network systems or disruption in the transmission of signals. Sustained or repeated system failures that interrupt its ability to provide services to its subscribers or otherwise meet its business obligations in a timely manner would adversely affect subscriber satisfaction. If one or more of such events occur, this potentially could jeopardize Videocon d2h’s customer and other information processed and stored in, and transmitted through, its information technology hardware and software infrastructure, or otherwise cause interruptions or malfunctions in Videocon d2h’s operations, which could result in significant losses or reputational damage to Videocon d2h.

If Videocon d2h’s information technology systems are subject to a flood, fire or other natural disaster, terrorism, a computer virus, a power loss, other catastrophe or unauthorized access, its operations and customer relations could be adversely affected. Any failure in the operation of its information technology and network systems could result in business interruptions, which may adversely affect Videocon d2h’s reputation, weaken its competitive position and have an adverse effect on its business, financial condition and results of operations. Videocon d2h may also be required to expend significant additional resources to modify its protective measures or to investigate and remediate vulnerabilities or other exposures, and it may be subject to litigation.

Videocon d2h’s inability to keep pace with technological developments could have a material adverse effect on its business, financial condition and results of operations.

In the DTH industry, changes occur as new technologies are developed, which could adversely affect Videocon d2h’s business and increase its cost of operations. Technological developments within the DTH industry include changes that may result in improved utilization of capacity, more robust content recording features and new interactive content. Consumers may also choose to consume digital media through other platforms, such as computers, mobile phones, tablet computers and other devices capable of being used to view media contents. If Videocon d2h is unable to keep pace with such technological developments, its business, financial condition and results of operations may be adversely affected. If new technologies on which Videocon d2h focuses its investments fail to achieve acceptance in the marketplace or its technology does not work and requires significant cost to replace or fix, Videocon d2h could suffer a material adverse effect on its future competitive position, which could cause a reduction in its revenues and earnings. To access technologies and provide products that are necessary for Videocon d2h to remain competitive, Videocon d2h may make future acquisitions and investments and may enter into strategic partnerships with other companies. Such investments may require a commitment of significant capital and human and other resources. The value of such acquisitions, investments and partnerships and the technology accessed may be highly speculative. Arrangements with third parties can lead to contractual and other disputes and dependence on others for the development and delivery of necessary technology that Videocon d2h may not be able to control or influence. Such relationships may commit Videocon d2h to technologies that are rendered obsolete by other developments or preclude the pursuit of other technologies which may prove to be superior.

In addition, Videocon d2h’s business is subject to risks relating to increasing competition from other leisure and entertainment activities which occupy consumers’ time. Videocon d2h’s business competes with many other sources of entertainment and information delivery, including broadcast television, films, live events, radio broadcasts, home video products, video and computer games, print media, social media and the Internet. Technological advancements, such as new video formats, and the delivery of video content through streaming and downloading services on the Internet, have increased the number of entertainment and information delivery choices available to consumers and intensified the challenges posed by audience fragmentation. The increasing number of choices available to audiences could adversely affect demand for Videocon d2h’s products and services and changes in technology could adversely affect Videocon d2h’s ability to maintain, expand or upgrade its systems and respond to competitive pressures. Videocon d2h cannot assure you that it will be able to fund the capital expenditures necessary to keep pace with future technological developments. Videocon d2h also cannot assure you that it will successfully anticipate the demand for products and services requiring new technology. Any inability to keep pace with technological changes and provide advanced services in a timely manner, or to anticipate the demands of the market, could adversely affect its business and increase its costs of operations.

The Court of Turin, Italy has, by an ex-parte decree, ordered that Videocon Industries, a Videocon Group entity, pay certain lenders of an erstwhile subsidiary a total principal amount of the loan that the erstwhile subsidiary had incurred, which order may be enforced against Videocon Industries. The enforcement of such order or other events could result in Videocon d2h being in default or cross-default under certain provisions of Videocon d2h loan agreements.

In June 2007, Intesa Sanpaolo S.p.A. (“Intesa”) and Banca Intesa Mediocredito S.p.A. (“Banca Intesa”) (collectively, the “Lenders”) entered into a loan agreement with VDC Technologies S.p.A. (“VDC”), a company incorporated in Italy, which was then an indirect subsidiary of Videocon Industries, for a maximum principal amount of €35 million. In relation to the loan to VDC, Videocon Industries issued patronage letters dated June 1, 2007 and June 5, 2007 in favor of Intesa (collectively, the “Patronage Letters”), towards the fulfillment of VDC’s obligations under the loan agreement.

VDC ceased to be a subsidiary of Videocon Industries in March 2008 which was intimated to Intesa. Since such time, VDC had allegedly defaulted under the terms of the loan agreement. Intesa sought to enforce the Patronage Letters alleging continued default under the loan agreement, including as a result of VDC ceasing to be a subsidiary of Videocon Industries in April 2011, and subsequently initiated injunction proceedings in the Court of Turin, Italy demanding that Videocon Industries fulfill its obligations under the Patronage Letters. The Court of Turin, Italy passed an ex-parte decree against Videocon Industries ordering that it pay Intesa the principal amount of the loan of €35 million along with other interests and costs incurred, aggregating €36.2 million.

Recognition and enforcement of foreign judgments in India are provided for under Section 13 and Section 44 A of the Code of Civil Procedure, 1908 (“CPC”). Italy is not recognized as a reciprocating country by the GoI for the purpose of enforcing foreign judgments and, as a result, Intesa will be required to file a suit upon the foreign judgment in the appropriate court in India and obtain a fresh decree against Videocon Industries. Accordingly, Intesa filed a suit on August 21, 2012 in the Bombay High Court against Videocon Industries and served a notice of motion for interim relief pursuant to which Intesa has sought an order to the effect that the judgment passed by the Court of Turin, Italy be declared as valid, binding, conclusive and enforceable against Videocon Industries and that pending the hearing and final disposal of the suit, Videocon Industries be directed to secure the payment due to Intesa by restraining Videocon Industries from alienating or disposing of its assets and property. The Bombay High Court has not granted this ad-interim relief sought by Intesa and the matter is pending a final hearing.

Intesa has also served Videocon Industries with a legal notice dated July 3, 2012 demanding that payment be made amounting to €36.7 million plus all agency fees and ancillary costs subject to a maximum of €38.0 million under the loan agreement and the Patronage Letters and reserved its right to initiate winding up proceedings against Videocon Industries in the event that such payment was not made within three weeks of the receipt of the notice. Videocon Industries had sent a response to the legal notice dated July 28, 2012 denying Intesa’s claim. Intesa filed a winding up petition on October 18, 2012 in the Bombay High Court against Videocon Industries, which by an order dated December 5, 2013, directed that the winding up petition will stand dismissed if Videocon Industries deposits an amount of Rs.2,597.30 million (being equivalent to €38 million), with the Bombay High Court by January 27, 2014 which Intesa will be entitled to draw. The Bombay High Court further directed that in the event the aforesaid amount is not deposited on or before January 27, 2014, the winding up petition will be admitted without further reference to the court. Videocon Industries filed an appeal (No.(L) No.29/2014) before the Division Bench of the Bombay High Court, challenging the order, but the appeal was dismissed by an order dated July 23, 2014. The Division Bench of the Bombay High Court, by an order dated July 19, 2014, dismissed the appeal filed by Videocon Industries Limited, granted Videocon Industries Limited eight weeks to appeal before the Supreme Court and stayed the implementation of the order dated December 5, 2013. Subsequently, Videocon Industries Limited filed an appeal before the Supreme Court challenging the order of the Bombay High Court dated July 19, 2014. The

Supreme Court, by an order dated September 22, 2014, directed that the fixed sum deposited with the Supreme Court (and maturing on October 7, 2014) should be renewed for a period of two years and granted an interim stay on the enforcement of the Bombay High Court’s order dated July 19, 2014.

Further, as a result of the alleged violation of the terms of the Patronage Letters together with the ex-parte decree passed by the Court of Turin, Videocon Industries may be determined to be in default under certain of its financing agreements, including a cross-default under the terms and conditions of the unsecured US$200,000,000, 6.75% convertible bonds due 2015 (the “Bonds”) issued by Videocon Industries. Any default or declaration of an event of default under the Bonds could have an adverse effect on Videocon Industries’ and the Videocon Group’s financial condition, business and reputation.

Videocon Industries is the flagship entity of the Videocon Group, a group that Videocon d2h has a strong relationship with. One of the benefits that Videocon d2h enjoys as a result of its relationship with the Videocon Group is that majority of Videocon d2h’s secured loans were either guaranteed or supported through undertakings by Videocon Industries. Under the terms of these facilities, Videocon d2h may be in default if one of Videocon d2h guarantors (including Videocon Industries), fails to comply with its own debt obligations, defaults under one or more of its loan facilities or if any of such entities’ indebtedness, becomes due and payable prior to maturity on account of an event of default. For example, if Videocon Industries were to default under a loan facility or if any of its indebtedness becomes due and payable prior to maturity on amount of an event of default, such event could trigger a series of defaults or cross-defaults under its or Videocon d2h’s loan facilities on which Videocon Industries has provided a guarantee or an undertaking and all outstanding amounts under the Videocon d2h loan facilities could become due and payable immediately, together with accrued interest, which could adversely affect Videocon d2h’s financial condition, business, results of operations and reputation.

None of Videocon d2h’s lenders have notified Videocon d2h of an event of default under the terms of any of the loan agreements as a result of the legal proceedings against Videocon Industries in the Intesa matter provided above or otherwise. However, in the event that a lender notifies Videocon d2h of an event of default, such lender could declare all amounts outstanding thereunder to be due and payable immediately, together with accrued interest, and in certain instances, enforce their security constituted over Videocon d2h’s various assets and take possession of those assets, which would adversely affect Videocon d2h’s financial condition, business, results of operations and reputation.

In addition, on account of cross-default and cross-acceleration provisions in Videocon d2h’s loan agreements, any notification or declaration of an event of default or a potential event of default under any of Videocon d2h’s loan facilities could result in cross-default and cross-acceleration of all of its outstanding indebtedness as well as payment of penalty interest, which would adversely affect Videocon d2h’s financial condition, business and results of operations. In addition, if Videocon Industries were declared to be in default of any of their loan facilities, due to Videocon d2h’s relationship with the Videocon Group, any such declaration could have an adverse effect on Videocon d2h’s business, prospects and reputation, even if the lenders did not declare Videocon d2h to be in cross-default.

Videocon d2h’s insurance coverage may not be adequate to protect it against any operational risks or claims.

Videocon d2h maintains insurance coverage on its Noida digital broadcast center infrastructure assets, and on consumer premises equipment up to the point where Videocon d2h delivers them to its distributors, for a variety of risks, including, among others, risks relating to fire, burglary, earthquake and certain other losses and damages. However, any claim under the insurance policies maintained by Videocon d2h may be subject to certain exceptions, may not be honored fully, in part, in a timely manner, or at all, and Videocon d2h may not have purchased sufficient insurance to cover all losses that it may incur. Videocon d2h is not insured for certain risks and losses, such as loss of business or business interruption, environmental liabilities and other natural disasters. If Videocon d2h’s insurance coverage does not adequately protect it against any operational risks or claims, its business, financial condition and results of operations may be adversely affected. Additionally, in the future, insurance coverage may not be available to Videocon d2h on commercially acceptable terms, or at all.

The success of Videocon d2h’s business is substantially dependent on its executive officers and technical teams.

Videocon d2h’s ability to sustain its growth and succeed in the future depends on its ability to attract, hire, train and retain skilled personnel. Videocon d2h believes that there is a significant demand for personnel who possess the skills needed in its business. The DTH industry has witnessed a significant number of new entrants and the competition for talent has intensified. Any increase in the rate of attrition of Videocon d2h’s experienced employees would adversely affect its business. Videocon d2h cannot assure you that it will be successful in recruiting and retaining a sufficient number of executive officers and technical teams with the requisite skills to replace those personnel who leave. Further, Videocon d2h cannot assure you that it will be able to re-deploy and re-train its personnel to keep pace with continuing changes in its business.

Videocon d2h may be unable to manage its growth effectively.

Since the commencement of Videocon d2h’s operations, its subscriber base and total revenue have grown rapidly. Videocon d2h’s gross DTH subscriber base has increased from approximately 0.44 million as of March 31, 2010 to 11.82 million as of September 30, 2014, according to the MPA Report. Videocon d2h’s total revenue has increased from Rs.142.07 million for fiscal year 2010 to Rs.17,644.10 million for fiscal year 2014. In order to manage its continued growth effectively, Videocon d2h must continue to increase its subscriber base, acquire programming offerings, manage the selection of programming it offers, including the structuring of subscriber packages, introduce new models of set-top boxes and additional service features, develop and improve its operational, financial and other controls, keep pace with technological advancements, effectively withstand pricing and other competitive pressures, effectively manage a growing labor force and hire, train and retain skilled personnel for its management and technical teams. If Videocon d2h is unable to manage its growth effectively, its business, financial condition and results of operations may be adversely affected.

Videocon d2h experiences seasonal fluctuations in its business.

Videocon d2h is exposed to seasonal fluctuations in its business. India’s DTH market is affected by seasonal factors, such as Diwali and other regional festivals and sports events, especially cricket tournaments such as the ICC Cricket World Cup. Other seasonal sporting events that could affect the demand in the DTH industry are major football leagues and the Olympics. These seasonal events could have an impact on subscribers in the suspension or churn group to become active subscribers and additional new subscribers may sign up for its services during these festivals or sporting events. Further, existing subscribers may move from a base pack to a sports pack or sports HD pack which would result in additional revenue for Videocon d2h during the relevant period. However, Videocon d2h cannot assure you that the subscribers who sign up for its services or upgrade their subscription packages during such events will continue to pay for their subscriptions or not revert to base subscription packages which could adversely affect the business, financial condition and results of operations of Videocon d2h.

Videocon d2h’s Principal Shareholders shall continue to retain a majority of control in Videocon d2h after the Issue, which shall allow them to exercise significant control over Videocon d2h.

After the completion of the Issue, Videocon d2h’s Principal Shareholders, will hold, directly or indirectly, between approximately 61.58% and 66.58% of Videocon d2h’s outstanding equity shares. As a result, its Principal Shareholders will continue to exercise significant control over Videocon d2h, including being able to elect all of the members of its board of directors and thereby control its management and affairs. In addition, by exercising their control, Videocon d2h’s Principal Shareholders could delay, defer or cause a change of Videocon d2h’s control or a change in its capital structure, delay, defer or cause a merger, consolidation, takeover or other business combination involving Videocon d2h, discourage or encourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of Videocon d2h. Videocon d2h’s Principal Shareholders may take or block actions with respect to its business, which may conflict with its interests or the interests of its minority shareholders. Videocon d2h cannot assure you that its Principal Shareholders will always act in Videocon d2h’s or your best interests.

Videocon d2h does not intend to pay dividends in the foreseeable future. Even if Videocon d2h decides to pay dividends in the future, Videocon d2h’s ability to pay dividends will depend upon its future earnings, financial condition, cash flows, working capital requirements, capital expenditure and restrictive covenants in Videocon d2h’s financing arrangements.

Videocon d2h has not declared any dividends since its incorporation, has not adopted a formal dividend policy and does not intend to pay dividends in the foreseeable future. The declaration and payment of dividends by Videocon d2h, if any, will be recommended by its board of directors and approved by its shareholders at their discretion, subject to the provisions of Videocon d2h’s Articles of Association and the Indian Companies Act. As a result, capital appreciation in the price of its ADSs, if any, may be your only source of gain on an investment in Videocon d2h’s ADSs.

Videocon d2h’s ability to pay dividends in the future will depend upon a variety of factors, including its future earnings, financial condition, cash flows, working capital requirements, capital expenditure, restrictive covenants in its financing arrangements and other factors. As a result, Videocon d2h cannot assure you that it will declare or pay dividends of any particular amount, with any particular frequency or at all. In addition, under the Indian Companies Act and the rules framed there under, a company is permitted to declare or pay dividends in any year out of profits for that year after providing for depreciation, as prescribed. In the event of inadequacy or absence of profits in a particular year, dividends may be paid out of the accumulated profits of the company (after providing for depreciation) which remain undistributed and transferred to the free reserves, subject to certain conditions, including that carried over losses and depreciation not provided for in previous years are set off against the profit of the current year. Videocon d2h had a loss for fiscal year 2014 of Rs.3,195.48 million. There can be no assurance that Videocon d2h will have distributable funds in future periods nor can Videocon d2h assure you that it will be able to generate profit and eliminate its accumulated loss in the future so as to enable it to pay dividends under the Indian Companies Act.

Implementation of the proposed employee plans will result in a charge to Videocon d2h’s profit and loss account, which may adversely affect its results of operations.

Videocon d2h’s board of directors and shareholders have adopted, subject to the approval of the MIB, the Videocon d2h Employees Stock Option Scheme 2014, or the ESOP 2014, effective from August 1, 2014. The ESOP 2014 will be administered by the Nomination, Remuneration and Compensation Committee of Videocon d2h’s board of directors and implemented by the Videocon d2h Employees Welfare Trust. Upon receipt of the approval of the MIB, Videocon d2h expects to complete allotment of 4,000,000 equity shares to the Videocon d2h Employees Welfare Trust, in accordance with the ESOP 2014. Additionally, Videocon d2h shall adopt a stock option plan, in accordance with applicable law, granting Mr. Saurabh Dhoot stock options at closing which shall be exercisable, subject to the achievement of certain ADS price targets for a specified period following the closing, to receive 2,800,000 equity shares of Videocon d2h, equivalent to 700,000 Videocon d2h ADSs.

Under IFRS, the grant of stock options will result in a charge to Videocon d2h’s profit and loss account and dilute the Earnings per Share which may adversely affect its results of operations.

Risks Related to Videocon d2h’s Operations in India

A slowdown in economic growth in India may adversely affect Videocon d2h’s business, financial condition, results of operations, the value of its equity shares and the trading price of the Videocon d2h ADSs.

Videocon d2h’s results of operations and financial condition are dependent on, and have been adversely affected by, conditions in financial markets in the global economy, and, particularly in India. The Indian economy could be adversely affected by various factors such as political or regulatory action, including adverse changes in liberalization policies, business corruption, social disturbances, terrorist attacks and other acts of violence or war, natural calamities, interest rates, inflation, commodity and energy prices and various other factors. Any slowdown in the Indian economy may adversely affect Videocon d2h’s business, financial condition, results of operations, value of its equity shares and the trading price of the Videocon d2h ADSs.

Regional hostilities, terrorist attacks, communal disturbances, civil unrest and other acts of violence or war involving India and other countries may result in a loss of investor confidence and a decline in the value of Videocon d2h’s equity shares and trading price of the ADSs.

Terrorist attacks, civil unrest and other acts of violence or war may negatively affect the Indian markets in which Videocon d2h operates its business and also adversely affect the worldwide financial markets. In addition, Asia has from time to time experienced instances of civil unrest and hostilities among neighboring countries. Hostilities and tensions may occur in the future and on a wider scale. Military activity or terrorist attacks in India, such as the attacks in Mumbai in November 2008 and in July 2011, may result in investor concern about stability in the region, which may adversely affect the value of Videocon d2h’s equity shares and the trading price of the ADSs. Events of this nature in the future, as well as social and civil unrest within other countries in Asia, could influence the Indian economy and could have an adverse effect on the Videocon d2h’s business, including the value of equity shares and the trading price of the ADS.

The occurrence of natural disasters may adversely affect Videocon d2h’s business, financial condition and results of operations.

The occurrence of natural disasters, including hurricanes, floods, earthquakes, tornadoes, fires and pandemic disease may adversely affect Videocon d2h’s business, financial condition or results of operations. The potential impact of a natural disaster on Videocon d2h’s results of operations and financial position is speculative, and would depend on numerous factors. The extent and severity of these natural disasters determines their effect on the Indian economy. Although the long term effect of diseases such as the H5N1 “avian flu”, or H1N1, the swine flu, cannot currently be predicted, previous occurrences of avian flu and swine flu had an adverse effect on the economies of those countries in which they were most prevalent. An outbreak of a communicable disease in India could adversely affect Videocon d2h’s business, financial condition and results of operations. Videocon d2h cannot assure you that natural disasters will not occur in the future or that its business, financial condition and results of operations will not be adversely affected.

Any downgrade of credit ratings of India or Indian companies may adversely affect Videocon d2h’s ability to raise debt financing.

India’s sovereign foreign currency long-term debt is currently rated (i) “BBB-” (negative) by Standard & Poor’s Rating Group, a division of McGraw-Hill Companies, Inc., or Standard & Poor’s, (ii) “BBB-” (negative) by Fitch Ratings Ltd, or Fitch, and (iii) “Baa3” (stable) by Moody’s Investors Services Limited, or Moody’s. These ratings reflect an assessment of the GoI’s overall financial capacity to pay its obligations and its ability or willingness to meet its financial commitments as they become due.

No assurance can be given that Standard & Poor’s, Fitch, Moody’s or any other statistical rating organization will not downgrade the credit ratings of India. Any downgrade could cause interest rates and borrowing costs to rise, which may negatively impact both the perception of credit risk associated with Videocon d2h’s current variable rate debt and its ability to access the debt markets on favorable terms in the future. This could have an adverse effect on Videocon d2h’s financial condition.

A decline in India’s foreign exchange reserves may affect liquidity and interest rates in the Indian economy.

According to a report released by Reserve Bank of India (RBI), India’s foreign exchange reserves totalled approximately US$320 billion as of December 19, 2014. India’s foreign exchange reserves have declined recently and may have negatively affected the valuation of the Rupee. Further declines in foreign exchange reserves could adversely affect the valuation of the Rupee and could result in reduced liquidity and higher interest rates that could adversely affect Videocon d2h’s future financial condition and the market price of the Videocon d2h ADSs.

Videocon d2h relies on certain data from third parties in this proxy statement/prospectus.

Videocon d2h relies on third party data from the GoI and industry publications contained herein, including the MPA Report, and although Videocon d2h believes these sources to be reliable, it cannot assure you that they are complete or reliable. Such data may also be produced on a different basis from comparable information compiled with regard to other countries. Therefore, discussions of matters relating to India, its economy or the pay television industry herein are subject to the caveat that the statistical and other data upon which such discussions are based may be incomplete or unreliable.

These facts and other statistics include the facts and statistics included in “Industry and Market Data” and “Industry Overview”. Due to possibly flawed or ineffective data collection methods or discrepancies between published information and market practice and other problems, the statistics herein may be inaccurate or may not be comparable to statistics produced elsewhere and should not be unduly relied upon. Further, Videocon d2h cannot assure you that they are stated or compiled on the same basis or with the same degree of accuracy, as the case may be, elsewhere.

Risks Related to Videocon d2h ADSs and this Issue

Since a majority of Videocon d2h’s directors, officers and assets reside or are located outside of the United States, investors may have difficulty enforcing judgments against Videocon d2h, its directors and officers.

Videocon d2h is incorporated under the laws of India. Further, Videocon d2h conducts substantially all of its operations in India. The majority of its directors and officers, and some of the experts named in this proxy statement/prospectus, reside outside the United States, and a majority of Videocon d2h’s assets and some or all of the assets of such persons are located outside the United States. As a result, it may be difficult or impossible to effect service of process within the United States upon Videocon d2h or those persons, or to recover against Videocon d2h or those persons on judgments of United States courts, including judgments predicated upon the civil liability provisions of the United States federal securities laws. An award of punitive damages by a United States court based upon United States federal securities laws is likely to be construed by Indian courts to be penal in nature and therefore unenforceable in India. Further, no claim may be brought in India against Videocon d2h or its directors and officers in the first instance for a violation of United States federal securities laws because these laws have no extraterritorial application under Indian law and are not enforceable in India. However, an Indian court may impose civil liability, including the possibility of monetary damages, on Videocon d2h or its directors and officers if the facts alleged in a complaint constitute or give rise to a cause of action under Indian law. Moreover, it is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India or that the Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with Indian practice or public policy.

The courts of India would not automatically enforce judgments of United States courts obtained in actions against Videocon d2h or its directors and officers, or some of the experts named herein, predicated upon the civil liability provisions of the United States federal securities laws, or entertain actions brought in India against Videocon d2h or such persons predicated solely upon United States federal securities laws. Further, the United States has not been declared by the Government of India to be a reciprocating territory for the purposes of enforcement of foreign judgments, and there are grounds upon which Indian courts may decline to enforce the judgments of United States courts. Some remedies available under the laws of United States jurisdictions, including remedies available under the United States federal securities laws, may not be allowed in Indian courts if contrary to public policy in India. Because judgments of United States courts are not automatically enforceable in India, it may be difficult for you to recover against Videocon d2h or its directors and officers or some experts named in this proxy statement/prospectus based upon such judgments. In India, prior approval of the RBI is required in order to repatriate any amount recovered pursuant to such judgments. See “Enforceability of Civil Liabilities.”

As a foreign private issuer, Videocon d2h is permitted to, and Videocon d2h will, follow certain home country corporate governance practices in lieu of certain NASDAQ requirements applicable to U.S. issuers. As a result, Videocon d2h’s shareholders will not have the protections afforded by these corporate governance requirements, which may make its ADSs less attractive to investors or otherwise harm the ADS share price.

As a foreign private issuer whose ADSs will be listed on NASDAQ, Videocon d2h will be permitted to follow certain home country corporate governance practices in lieu of certain NASDAQ requirements, although Videocon will be subject to certain independence requirements with respect to its audit committee under NASDAQ rules. NASDAQ listing rules require, inter alia, that (i) a majority of the board of directors of a listed company be comprised of independent directors; (ii) each listed company have an audit committee comprised of at least three members, each of whom must be an independent director; and (iii) each listed company have a compensation committee comprised of at least two members, each of whom must be an independent director.

In accordance with the Indian Companies Act a public company with paid up share capital of Rs.100 million or more; or turnover of Rs.1,000 million or more; or outstanding loans, debentures and deposits which in aggregate exceed Rs.500 million, is required to have at least two independent directors on its board of directors. Further, such company is required to constitute a Nomination and Remuneration Committee, comprising at least three non-executive directors, of whom a majority must be independent directors, who shall be responsible for determining qualifications and independence of directors and formulating a policy relating to the remuneration of directors and key managerial personnel. A foreign private issuer must disclose in its annual reports filed with the Securities and Exchange Commission, or the SEC, each NASDAQ requirement it does not comply with, followed by a description of its applicable home country practice. As a company incorporated in India and listed on the NASDAQ, Videocon d2h expects to follow its home country practice with respect to the composition of Videocon d2h’s board of directors and Nomination, Remuneration and Compensation Committees and executive sessions. Unlike the requirements of the NASDAQ, the corporate governance practice and requirements in India include, that a “public company” under the Indian Companies Act, which is not listed on any stock exchanges in India, is required to comply with the provisions of the Indian Companies Act, including the following provisions relating to corporate governance:

Composition of Board of Directors:  In accordance with Indian Companies Act, a public company with paid up share capital of Rs.100 million or more; or turnover of Rs.1,000 million or more; or outstanding loans, debentures and deposits which in aggregate exceeds Rs.500 million, is required to have at least two independent directors on its board of directors. The Indian Companies Act prescribes certain eligibility criteria for qualifying as an independent director.

Additionally, a public company with paid up share capital of Rs.1,000 million or more; or turnover of Rs.3,000 million or more is required to have at least one woman director on its board of directors with effect from April 1, 2015.

Board Committees:  In accordance with the Indian Companies Act, a public company with paid up share capital of Rs.100 million or more; or turnover of Rs.1,000 million or more; or outstanding loans, debentures and deposits which in aggregate exceeds Rs.500 million, is required to constitute the following committees.

•	Audit Committee — The audit committee, in accordance with Indian Companies Act, is required to be composed of at least three directors, with independent directors forming a majority; however, because Videocon d2h expects the ADSs to be listed on NASDAQ following the closing of the Transaction, it will be required to have an audit committee consisting entirely of independent directors, subject to certain limited exceptions. Majority of the members, including the chairman of the audit committee should have the ability to read and understand financial statements. The audit committee is responsible for overseeing a company’s financial reporting process and disclosures of its financial information.
•	Nomination and Remuneration Committee — The nomination and remuneration committee, responsible for determining qualifications and independence of directors and formulating a policy relating to the remuneration of directors and key managerial personnel, shall be composed of three or more non-executive directors, of which not less than one half should be independent directors.

In addition, should a company have net worth of Rs.5,000 million or more; or turnover of Rs.10,000 million or more; or net profit of Rs.50 million or more during any fiscal year, it will be required to constitute a Corporate Social Responsibility Committee of the Board composed of three or more directors, of which at least one director is required to be an independent director. Similarly, should a company have more than 1,000 security holders; it will be required to constitute a Stakeholders Relationship Committee for resolving the grievances of the security holders, composed of a chairman who is a non-executive director and such other members that the board of directors may decide.

Accordingly, Videocon d2h’s shareholders will not have the same protection afforded to shareholders of companies that are subject to all of the NASDAQ corporate governance requirements, which could make its ADSs less attractive to some investors or could otherwise harm the ADS share price.

An active trading market for Videocon d2h ADSs may not develop and the trading price for Videocon d2h ADSs may fluctuate significantly.

Prior to this Issue, there has been no public market for Videocon d2h’s equity shares or ADSs. If an active public market for Videocon d2h’s ADS does not develop after this Issue, the market price and liquidity of Videocon d2h’s ADS may be adversely affected. Assuming Videocon d2h’s ADSs are approved for listing on the NASDAQ Global Market, a liquid public market for Videocon d2h’s ADSs may not develop or be sustained after this Issue. The offering price for Videocon d2h’s ADS was determined by negotiation among Videocon d2h and Silver Eagle and the price at which the ADSs are traded after this Issue may decline below the offering price, which means you may experience a decrease in the value of your ADSs regardless of Videocon d2h’s operating performance or prospects. In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted securities class actions against that company. If Videocon d2h were involved in a class action suit, it could divert the attention of senior management, and, if adversely determined, could have a material adverse effect on Videocon d2h’s business, results of operations and financial condition.

Because the price of the ADSs is substantially higher than Videocon d2h’s book value per equity share, you will incur immediate and substantial dilution.

Purchasers of Videocon d2h ADSs will experience immediate and substantial dilution in net tangible book value per ADS from the Issue price per ADS. Assuming no Silver Eagle stockholders exercise their redemption rights, after giving effect to the issue of ADSs at the assumed Issue price of US$10.00 per ADS, Videocon d2h’s net tangible book value as of September 30, 2014 would have been approximately US$151.90 million, or US$1.55 per ADS. This represents an immediate dilution in net tangible book value of US$8.45 per ADS to investors in this Issue.

The sale or availability for sale of substantial amounts of Videocon d2h ADSs could adversely affect its market price.

Sales of substantial amounts of Videocon d2h’s ADSs in the public market after the completion of this Issue, or the perception that such sales could occur, could adversely affect the market price of Videocon d2h’s ADSs and could materially impair Videocon d2h’s future ability to raise capital through offerings of ADSs or other equity shares.

Assuming no Silver Eagle stockholders exercise their redemption rights, Videocon d2h will have 393 million equity shares outstanding immediately after this Issue. Further, although certain of Videocon d2h shareholders are subject to restrictions on selling shares until the expiration of the lock-in period, all of the ADSs exchanged in this Issue will be freely tradable without restriction or further registration under the US Securities Act of 1933, or the Securities Act, unless held by Videocon d2h’s “affiliates” or Silver Eagle’s “affiliates” as that term is defined in Rule 144 under the Securities Act. Subject to the one year or 365-day lock-up restrictions described below and other applicable restrictions and limitations under Rule 144 of the Securities Act, all of Videocon d2h’s equity shares outstanding prior to this Issue will be eligible for sale in the public market. If these equity shares are converted to ADSs and sold, or if it is perceived that they will be sold, in the public market, the value of Videocon d2h’s equity shares and the ADSs could decline.

In connection with this Issue, Videocon d2h and its Principal Shareholders have agreed, subject to some exceptions, not to sell any equity shares or equity shares converted into ADSs for a period of one year after the date of this proxy statement/prospectus without the approval of the Audit Committee ability to amend the Lock-up Agreement. However, after the Lock-up Agreement expires, Videocon d2h cannot predict what effect, if any, market sales of equity shares held by Videocon d2h’s Principal Shareholders or any other shareholder or the availability of these equity shares for future sale will have on the market price of Videocon d2h ADSs. See Risk Factors — “A significant portion of Videocon d2h’s shareholding is pledged as security to banks and financial institutions.”

Future issuances of any equity shares by Videocon d2h may dilute your holdings and decrease the market value of your ADSs.

Any issuance of equity shares by Videocon d2h after this Issue such as pursuant to Videocon’s ESOP 2014, could dilute the interests of Videocon d2h shareholders and could substantially decrease the value of Videocon d2h’s equity shares and the ADSs. Videocon d2h may issue equity or equity-linked securities in the future for a number of reasons, including to finance Videocon d2h’s operations and business strategy (including in connection with acquisitions and other transactions), to adjust Videocon d2h’s ratio of debt to equity, to satisfy Videocon d2h’s obligations upon the exercise of then-outstanding options or other equity-linked securities, if any, or for other reasons.

The requirements of being a public company may strain Videocon d2h’s resources, divert management’s attention and affect our ability to attract and retain qualified board members.

As a public company, Videocon d2h will be subject to the reporting requirements of the Securities Exchange Act, the Sarbanes-Oxley Act and NASDAQ rules, including those promulgated in response to the Sarbanes-Oxley Act. The requirements of these rules and regulations will increase Videocon d2h’s legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires, among other things, that Videocon d2h file annual, quarterly and current reports with respect to its business and financial condition. The Sarbanes-Oxley Act requires, among other things, that Videocon d2h maintain effective disclosure controls and procedures and internal controls for financial reporting. To maintain and improve the effectiveness of Videocon d2h’s disclosure controls and procedures, it will need to commit significant resources, hire additional staff and provide additional management oversight. Videocon d2h will be implementing additional procedures and processes for the purpose of addressing the standards and requirements applicable to public companies. In addition, sustaining Videocon d2h’s growth also will require it to commit additional management, operational and financial resources to identify new professionals to join its organization and to maintain appropriate operational and financial systems to adequately support expansion. These activities may divert management’s attention from other business concerns, which could have a material adverse effect on Videocon d2h’s business, financial condition, results of operations and cash flows.

Videocon d2h expects to incur significant additional annual expenses related to these steps associated with, among other things, director fees, reporting requirements, transfer agent fees, additional accounting, legal and administrative personnel, increased auditing and legal fees and similar expenses. Videocon d2h also expects that the new rules and regulations to which it will be subject as a result of being a public company will make it more expensive for Videocon d2h to obtain director and officer liability insurance, and it may be required to accept reduced coverage for such directors and officers. Any of these factors could make it more difficult for Videocon d2h to attract and retain qualified members of its board of directors.

Videocon d2h has no operating history as a publicly-traded company, and its inexperience could materially and adversely affect the company and its shareholders.

Videocon d2h has no operating history as a publicly-traded company. Its board of directors and senior management team will have overall responsibility for the company’s management and only a limited number of Videocon d2h’s directors or members of our senior management team have prior experience in operating a public company. As a publicly-traded company, Videocon d2h will be required to develop and implement substantial control systems, policies and procedures in order to satisfy its periodic Securities and Exchange Commission, or SEC, reporting and NASDAQ obligations. Videocon d2h cannot assure you that management’s past experience will be sufficient to successfully develop and implement these systems, policies and procedures and to operate the company. Failure to do so could jeopardize Videocon d2h’s status as a public company, and the loss of such status may materially and adversely affect the company and its shareholders.

If Videocon d2h fails to establish and maintain an effective system of integrated internal controls, it may not be able to report its financial results accurately, which could have a material adverse effect on its business, financial condition and results of operations.

Ensuring that Videocon d2h has adequate internal financial and accounting controls and procedures in place so that it can produce accurate financial statements on a timely basis is a costly and time-consuming effort that will need to be evaluated frequently. Section 404 of the Sarbanes-Oxley Act requires public companies to conduct an annual review and evaluation of their internal controls and attestations of the effectiveness of internal controls by independent auditors. Videocon d2h would be required to perform the annual review and evaluation of our internal controls no later than for the fiscal year ending 2020. Videocon d2h initially expects to qualify as an emerging growth company, and thus, would be exempt from the auditors’ attestation requirement until such time as Videocon d2h no longer qualifies as an emerging growth company. Videocon d2h will need to implement substantial control systems and procedures in order to satisfy the reporting requirements under the Exchange Act and applicable NASDAQ requirements, among other items. Establishing these internal controls will be costly and may divert the management’s attention.

Evaluation by Videocon d2h of its internal controls over financial reporting may identify material weaknesses that may cause it to be unable to report our financial information on a timely basis and thereby subject it to adverse regulatory consequences, including sanctions by the SEC or violations of NASDAQ listing rules. There also could be a negative reaction in the financial markets due to a loss of investor confidence in Videocon d2h and the reliability of its financial statements. Confidence in the reliability of Videocon d2h’s financial statements also could suffer if it or its independent registered public accounting firm were to report a material weakness in its internal controls over financial reporting. This could materially adversely affect Videocon d2h’s business, financial condition and results of operations and could also lead to a decline in the price of its ADSs.

If securities or industry analysts do not publish research or reports about Videocon d2h’s business, or if they downgrade their recommendations regarding its ADSs, the ADS stock price and trading volume could decline.

The trading market for Videocon d2h’s ADSs will be influenced by the research and reports that industry or securities analysts publish about Videocon d2h or its business. If any of the analysts who cover Videocon d2h downgrades its ADSs or publishes inaccurate or unfavourable research about its business, its ADS stock price may decline. If analysts cease coverage of Videocon d2h or fail to regularly publish reports on Videocon d2h, Videocon d2h could lose visibility in the financial markets, which in turn could cause its ADS stock price or trading volume to decline and its ADSs to be less liquid.

Videocon d2h’s ADS price may be volatile and may decline substantially from the offering price.

Even if a trading market develops, the market price of Videocon d2h’s ADSs may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could reduce the market price of its ADS in spite of its operating performance. In addition, Videocon d2h’s operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including variations in its quarterly operating results or dividends, if any, to holders of its ADSs, additions or departures of key management personnel, failure to meet analysts’ earnings estimates, publication of research reports about its industry, litigation and government investigations, changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting its business, adverse market reaction to any indebtedness Videocon d2h may incur or securities it may issue in the future, changes in market valuations of similar companies or speculation in the press or investment community, announcements by its competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments, adverse publicity about the industry Videocon d2h operates in or individual scandals, and in response to these events the market price of Videocon d2h’s ADSs could decrease significantly.

Videocon d2h may be classified as a passive foreign investment company, which could result in adverse United States federal income tax consequences to US Holders.

Based on the market prices of Videocon d2h’s ADSs and the composition of Videocon d2h’s income and assets, including goodwill, although not clear, Videocon d2h does not believe it was a PFIC for United States federal income tax purposes for its taxable year ended March 31, 2014. However, the application of the PFIC rules is subject to uncertainty in several respects and, therefore, the US Internal Revenue Service may assert that, contrary to its belief, it was a PFIC for such taxable year. Moreover, although the asset test (defined below) is required to be calculated based on the fair market value of its assets, it did not do a valuation of its assets and its belief that it was not a PFIC for its taxable year ended March 31, 2014 is, in part, based on the book value of its assets. A non-United States corporation will be considered a passive foreign investment company, or PFIC, for any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the total value of its assets (based on an average of the quarterly values of the assets during such year) is attributable to assets, including cash, that produce or are held for the production of passive income, or passive assets. In addition, a separate determination must be made after the close of each taxable year as to whether Videocon d2h was a PFIC for that year. Because the aggregate value of its assets for purposes of the PFIC test will generally be determined by reference to the market price of its ADSs, fluctuations in the market price of the ADSs may cause Videocon d2h to become a PFIC. In addition, changes in the composition of its income or assets may cause it to become a PFIC. Accordingly, Videocon d2h cannot assure you that it will not be a PFIC for the taxable year that will end on March 31, 2015 or any future taxable year. If it was a PFIC for any taxable year during which a US Holder (as defined in (“Material U.S. Federal Income Tax Considerations”) holds an ADS or an equity share, certain adverse United States federal income tax consequences could apply to the US Holder. A US Holder of shares in a PFIC may mitigate such adverse tax consequences under the PFIC rules by making a “qualified electing fund” election to include in income its share of the corporation's income on a current basis. However, if Videocon d2h is a PFIC, you may make a qualified electing fund election with respect to our ADSs or equity shares only if Videocon d2h agrees to furnish you annually with certain tax information, and it currently does not intend to prepare or provide such information. See “Material U.S. Federal Income Tax Considerations — Ownership of ADSs or Equity Shares — US Holders — Passive Foreign Investment Company.”

Holders of the ADSs might not have the same voting rights as the holders of Videocon d2h’s equity shares and might not receive voting materials in time to be able to exercise their right to vote.

Except as described in this proxy statement/prospectus and in the deposit agreement, holders of the ADSs will not be able to exercise voting rights attaching to the equity shares evidenced by the ADSs on an individual basis. Under the deposit agreement, holders of ADSs must vote by giving voting instructions to the depositary, including instructions to give a discretionary proxy to a person designated by Videocon d2h. Upon receipt of such holder’s voting instructions, the depositary will vote the underlying equity shares in accordance with these instructions. Holders of ADSs will not be able to directly exercise their right to vote with respect to the underlying equity shares unless they withdraw the equity shares. Holders of ADSs may not receive voting materials in time to instruct the depositary to vote, and it is possible that holders of ADSs, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise their right to vote.

The voting rights of holders of ADSs are limited by the terms of the deposit agreement.

A holder of the ADSs may only exercise the voting rights with respect to the underlying equity shares in accordance with the provisions of the deposit agreement. Upon receipt of voting instructions of a holder of ADSs in the manner set forth in the deposit agreement, the depositary will endeavor to vote the underlying equity shares in accordance with these instructions. When a general meeting is convened, holders of ADSs may not receive sufficient notice of a shareholders’ meeting to permit them to withdraw their equity shares to allow them to cast their votes with respect to any specific matter. In addition, the depositary and its agents may not be able to send voting instructions to holders of ADSs or carry out their voting instructions in a timely manner. Videocon d2h will make all reasonable efforts to cause the depositary to extend voting rights to holders of ADSs in a timely manner, but Videocon d2h cannot assure such holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. Furthermore, the depositary will not vote on any matter for which voting is conducted on a show of hands basis in accordance with Videocon d2h’s Articles of Association and will not have an obligation to demand voting on a poll basis. The depositary and its agents will not be responsible for any failure to carry out any instructions to vote, for the manner in which any vote is cast, or for the effect of any such vote. As a result, holders of ADSs may not be able to exercise their right to vote and may lack recourse if their equity shares are not voted as requested.

A holder of ADSs right to participate in any future rights offerings may be limited, which may cause dilution to such holder’s holdings.

Videocon d2h may, from time to time, distribute rights to its shareholders, including rights to acquire Videocon d2h securities. However, Videocon d2h cannot make rights available to holders of ADSs in the United States unless Videocon d2h registers the rights and the securities to which the rights relate under the Securities Act or an exemption from the registration requirements is available. In addition, the deposit agreement provides that the depositary will not make rights available to holders of ADSs unless the distribution to ADS holders of both the rights and any related securities are either registered under the Securities Act or exempted from registration under the Securities Act. Videocon d2h is under no obligation to file a registration statement with respect to any such rights or securities or to endeavor to cause such a registration statement to be declared effective. Moreover, Videocon d2h may not be able to establish an exemption from registration under the Securities Act. Accordingly, ADS holders may be unable to participate in Videocon d2h’s rights offerings and may experience dilution in their holdings. In addition, if the depositary is unable to sell rights that are not exercised or not distributed, or if the sale is not lawful or reasonably practicable, it will allow the rights to lapse, in which case holders of ADSs will receive no value for these rights.

Holders of ADSs may be subject to limitations on transfer of their ADSs.

ADSs are transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems necessary in connection with the performance of its duties. The depositary may close its books from time to time for a number of reasons, including in connection with corporate events such as a rights offering, during which time the depositary needs to maintain an exact number of ADS holders on its books for a specified period. The depositary may also close its books in emergencies, and on weekends and public holidays. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when Videocon d2h’s books or the books of the depositary are closed, or at any time if Videocon d2h or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, or under any provision of the deposit agreement.

Holders of ADSs might not receive distributions on Videocon d2h’s equity shares, or any value for them at all, if it is unlawful or impracticable for Videocon d2h to make them available to such holders.

The depositary of the ADSs has agreed to pay holders of ADSs the cash dividends or other distributions it or the custodian for the ADSs receives on Videocon d2h’s equity shares or other deposited securities after deducting its fees and expenses in accordance with the deposit agreement. Holders of ADSs will receive these distributions in proportion to the number of Videocon d2h equity shares that their ADSs represent. However, the depositary is not responsible if it is unlawful or impracticable to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act but such securities are not properly registered or distributed pursuant to an applicable exemption from registration. The depositary is not responsible for making a distribution available to any holders of ADSs if any government approval or registration is required for such distribution. Videocon d2h has no obligation to take any other action to permit the distribution of the ADSs, equity shares, rights or anything else to holders of the ADSs. This means that holders of ADSs might not receive the distributions that Videocon d2h makes on its equity shares or any value for them at all if it is unlawful or impracticable for Videocon d2h to make them available to you.

Risks Related to Silver Eagle and the Transaction

Silver Eagle’s founders either directly or beneficially own shares of Silver Eagle common stock and warrants and have obligations and interests in the Transaction that are different from, or in addition to, Silver Eagle stockholders. If the Transaction is not approved, the securities held by the founders will likely become worthless.

The founders have agreed to vote their founder shares, as well as any additional shares purchased during or after Silver Eagle’s initial public offering, in favor of the Transaction. Accordingly, it is more likely that the requisite stockholder approval will be received than would be the case if the founders had agreed to vote their founder shares in accordance with the majority of votes cast by Silver Eagle’s public stockholders. As of the record date, the founders beneficially own, in the aggregate, approximately 19.3% of the issued and outstanding shares of Silver Eagle common stock.

In light of the amount of consideration paid, the founders will likely significantly benefit from the consummation of the Transaction, even if the Transaction causes the market price of Silver Eagle’s securities to significantly decline. Furthermore, the $7.5 million purchase price of the 15,000,000 private placement warrants will be included in the working capital that is distributed to Silver Eagle’s public stockholders in the event of Silver Eagle’s dissolution and liquidation if Silver Eagle fails to consummate an initial business combination by July 30, 2015. These factors may influence the founders in promoting the Transaction and/or soliciting proxies for the approval and adoption of the Business Combination Proposal and approval of the Warrant Amendment Proposal. Silver Eagle’s common stock and warrants held by the founders had an aggregate market value (without taking into account any discount that may be attributed to such securities due to their restricted nature or any exercise limitations of the private placement warrants) of $86.375 million based on the closing sale prices of $9.80 and $0.45, respectively, on OTCQB on December 30, 2014. The founder shares are subject to lock-up agreements, and the founders have waived any rights to receive any liquidation proceeds that may be distributed upon Silver Eagle’s liquidation in respect of the founder shares. Therefore, if the Business Combination Proposal is not approved by Silver Eagle’s stockholders, and Silver Eagle is subsequently required to commence proceedings to dissolve and liquidate, the founder shares and private placement warrants held directly or beneficially by the founders will be worthless.

In addition, in considering the recommendation of Silver Eagle’s board of directors elsewhere in this proxy statement/prospectus to vote “FOR” the Business Combination Proposal and “FOR” the Warrant Amendment Proposal, you should also be aware that (i) it is currently anticipated that Harry E. Sloan and Jeff Sagansky, each of whom is a current member of Silver Eagle’s board of directors, will each be appointed as a director of Videocon d2h following the Transaction and will be compensated for such service in the same manner as the other directors of Videocon d2h, and (ii) if the Business Combination Proposal is not approved and Silver Eagle has not completed an alternative business combination by July 30, 2015, the founder shares and private placement warrants held by the founders will be worthless because they are not entitled to receive any of the funds held in the trust account that of may be distributed upon liquidation of Silver Eagle.

In addition, if Silver Eagle dissolves and liquidates prior to the consummation of an initial business combination, Harry E. Sloan and Jeff Sagansky, pursuant to certain written agreements executed in connection with Silver Eagle’s initial public offering, will be personally liable for any successful claims made by third parties for services rendered or products sold to Silver Eagle and by potential target businesses who entered into written agreements, such as a letter of intent or confidentiality agreement, with Silver Eagle and who did not waive all of their rights to make claims against the proceeds in the trust account, to the extent such claims reduce the amounts in the trust account to below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account, in each case less franchise and income taxes payable.

Silver Eagle’s directors will not receive reimbursement for any out-of-pocket expenses incurred by them on Silver Eagle’s behalf incident to identifying, investigating and consummating a business combination to the extent such expenses exceed the amount not required to be retained in the trust account, unless a business combination is consummated.

The personal and financial interests of Silver Eagle’s directors may have influenced their decision as members of Silver Eagle’s board of directors to approve and adopt the Contribution Agreement and the warrant agreement amendment. In considering the recommendations of Silver Eagle’s board of directors to vote “FOR” the adoption of the Business Combination Proposal and the Warrant Amendment Proposal, you should consider these interests. Additionally, the exercise of the directors’ discretion in agreeing to changes or waivers in the terms of the Contribution Agreement prior to the vote by the stockholders or warrantholders, as applicable, may result in a conflict of interest when determining whether such changes or waivers are appropriate and in the stockholders’ or warrantholders’, as applicable, best interest.

In connection with the stockholder vote to approve the Business Combination Proposal, the Sponsor, Silver Eagle’s directors, executive officers, advisors or their affiliates may elect to purchase public shares from Silver Eagle’s public stockholders, which may influence the vote on the Business Combination Proposal or public warrants from warrantholders, which may influence the vote on the Warrant Amendment Proposal.

In connection with the stockholder vote to approve the Business Combination Proposal, the Sponsor, Silver Eagle’s directors, executive officers, advisors or their affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Transaction, although they are under no obligation to do so. Such a share purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Silver Eagle shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Silver Eagle’s directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from Silver Eagle’s public stockholders who have already elected to exercise their redemption rights, such public stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination Proposal and thereby increase the likelihood of obtaining stockholder approval of the Transaction or to satisfy the closing condition in the Contribution Agreement that requires the Contribution Amount to be at least $200,850,000, where it appears that such requirement would otherwise not be met. This may result in the completion of the Transaction that may not otherwise have been possible. Similarly, the purchase of warrants could increase the likelihood that the Warrant Amendment Proposal is approved in circumstances in which such approval could not be otherwise obtained.

If a stockholder fails to receive notice of Silver Eagle’s offer of redemption in connection with the vote to approve the Business Combination Proposal, such shares may not be redeemed.

Silver Eagle will comply with the proxy rules when conducting redemptions in connection with the stockholder vote to approve the Business Combination Proposal. Despite compliance with these rules, if a stockholder fails to receive the proxy materials, such stockholder may not become aware of the opportunity to redeem his, her or its public shares. In addition, the proxy materials that Silver Eagle is furnishing to holders of its shares in connection with the Transaction describe the various procedures that must be complied with in order to validly redeem the shares. In the event that a stockholder fails to comply with these procedures, such stockholder’s shares may not be redeemed.

Silver Eagle’s securityholders will not have any rights or interests in funds from the trust account, except under certain limited circumstances. To liquidate their investment, therefore, Silver Eagle’s securityholders may be forced to sell their shares or warrants, potentially at a loss.

Silver Eagle’s public stockholders will be entitled to receive funds from the trust account only upon the earlier to occur of: (i) Silver Eagle’s completion of an initial business combination, and then only in connection with those shares of Silver Eagle’s common stock that such stockholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of Silver Eagle’s public shares if it is unable to complete an initial business combination by April 30, 2015 (or July 30, 2015, as applicable), subject to applicable law and as further described herein. In addition, if Silver Eagle’s plan to redeem its shares if it is unable to complete an initial business combination by April 30, 2015 (or July 30, 2015, as applicable) is not completed for any reason, compliance with Delaware law may require that Silver Eagle submit a proposal to dissolve to its then-existing stockholders for approval prior to the distribution of the proceeds held in the trust account. In that case, Silver Eagle’s public stockholders may be forced to wait beyond April 30, 2015 (or July 30, 2015, as applicable) before they receive funds from the trust account. In no other circumstances will a Silver Eagle public stockholder have any right or interest of any kind in the trust account. Accordingly, to liquidate their investment, Silver Eagle’s securityholders may be forced to sell their Silver Eagle shares or warrants, potentially at a loss.

NASDAQ recently delisted Silver Eagle’s securities from trading on its exchange, which could limit investors’ ability to effect transactions in Silver Eagle’s securities and subject it to additional trading restrictions.

Silver Eagle’s units, common stock and warrants were delisted from NASDAQ as of December 8, 2014 as a result of Silver Eagle’s failure to demonstrate compliance with the NASDAQ listing requirement that listed companies have at least 300 public holders. The delisting of Silver Eagle’s securities could have significant material adverse consequences, including:

•	a limited availability of market quotations for its securities;
•	reduced liquidity for its securities;
•	a determination that Silver Eagle’s common stock is a “penny stock” which will require brokers trading in such common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Silver Eagle’s securities;
•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Because the market price of Videocon d2h ADSs will fluctuate and because there is currently no trading market for the Videocon d2h equity shares and corresponding ADSs, Silver Eagle stockholders cannot be sure of the value of the consideration they will receive when the Transaction is completed, and the value may be less than what respective shareholders originally paid for their shares of Silver Eagle common stock.

If the Transaction is completed, Videocon d2h will receive the Contribution Amount from Silver Eagle in exchange for the issuance of equity shares of Videocon d2h, represented by ADSs. Each holder of one share of Silver Eagle common stock for which the holder did not validly exercise redemption rights will receive one ADS in the Transaction, subject to adjustment in accordance with the Contribution Agreement. The value of Videocon d2h’s ADSs may vary significantly from the closing price of Silver Eagle’s equity shares on the date the Transaction was announced, on the date the parties entered into the Contribution Agreement, on the date that this proxy statement/prospectus was mailed to Silver Eagle’s stockholders and warrantholders or on the date of the special meetings of Silver Eagle’s stockholders and warrantholders, or thereafter. No trading market for Videocon d2h’s equity shares or the ADS representing the equity shares currently exists and, therefore, Silver Eagle’s securityholders cannot be sure of the price at which the ADSs will trade if the Transaction is completed.

Therefore, the value of the Videocon d2h ADSs that Silver Eagle’s stockholders receive in the Transaction, either upon or after the completion of the Transaction, may be lower than what Silver Eagle’s securityholders originally paid for their corresponding securities of Silver Eagle prior to the Transaction.

The ability of Silver Eagle’s stockholders to exercise redemption rights with respect to a large number of Silver Eagle’s shares could increase the probability that the Transaction would be unsuccessful and that Silver Eagle’s stockholders would have to wait for liquidation in order to redeem their stock.

Since the Contribution Agreement requires the Contribution Amount to be at least $200,850,000, the probability that the Transaction with Videocon d2h will be unsuccessful is increased if a large number of Silver Eagle’s public shares are tendered for redemption. If the Transaction unsuccessful, Silver Eagle’s public stockholders will not receive their pro rata portion of the trust account until the trust account is liquidated. If Silver Eagle’s public stockholders are in need of immediate liquidity, they could attempt to sell their stock in the open market; however, at such time, Silver Eagle’s stock may trade at a discount to the pro rata per share amount in the trust account. In either situation, Silver Eagle’s stockholders may suffer a material loss on their investment or lose the benefit of funds expected in connection with the redemption until Silver Eagle is liquidated or Silver Eagle’s stockholders are able to sell their stock in the open market.

If a Silver Eagle stockholder chooses to redeem his, her or its shares, he, she or it may not exercise his, her or its redemption rights to cause the redemption of his, her or its shares of Silver Eagle’s common stock for a pro rata portion of the trust account, including any interest earned thereon, less franchise and income taxes payable, until the date that is two business days prior to the date of the special meeting of Silver Eagle’s stockholders.

Stockholders holding shares of Silver Eagle’s common stock issued in Silver Eagle’s initial public offering, whether or not they vote against the Business Combination Proposal, may elect to redeem all or a portion of their shares of common stock upon the completion of the Transaction for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of Silver Eagle’s initial public offering as of two business days prior to the consummation of the transactions contemplated by the Contribution Agreement, including interest, less franchise and income taxes payable, upon the closing of the Transaction. Any stockholder who seeks to exercise this redemption right must, with respect to the portion of shares he, she or it wishes to redeem, prior to 4:30 p.m. Eastern time on March 26, 2015 (two business days before the special meeting), (i) submit a written request to our transfer agent that Silver Eagle redeem such public shares for cash, and (ii) deliver their stock to Silver Eagle’s transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continential Stock Transfer & Trust Company, our transfer agent, is listed on page 60.

If an individual stockholder or a “group” of stockholders are deemed to hold in excess of 10% of Silver Eagle’s common stock, that individual or group will lose the ability to redeem all such shares in excess of 10% of Silver Eagle’s common stock.

Silver Eagle’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 10% of the public shares (the “Excess Shares”). However, stockholders are not restricted from voting all of their shares (including Excess Shares) for or against the Transaction. The inability to redeem the Excess Shares will reduce the influence of Silver Eagle’s stockholders over Silver Eagle’s ability to complete the Transaction, and such stockholders could suffer a material loss on their investment in Silver Eagle if they sell their Excess Shares in open market transactions. Additionally, such stockholders will not receive redemption distributions with respect to the Excess Shares if Silver Eagle completes the Transaction. As a result, such stockholders would continue to hold that number of shares exceeding 10% and, in order to dispose of such shares, would be required to sell their stock in open market transactions, potentially at a loss.

Silver Eagle expects to incur significant costs associated with the Transaction, whether or not the Transaction is completed, and if Silver Eagle incurs costs in excess of a specified amount, Videocon d2h may not be obligated to consummate the Transaction.

Whether or not the Transaction is completed, Silver Eagle expects to incur significant costs associated with the Transaction, including due diligence, legal, accounting and other expenses associated with structuring, negotiating and documenting the Transaction. If the parties do not consummate the Transaction, and if time permits Silver Eagle to seek an alternative business combination, then the costs Silver Eagle will have incurred with respect to its proposed business combination with Videocon d2h will reduce the amount of cash otherwise available to complete an alternative business combination. Silver Eagle estimates that it will incur significant transaction costs associated with the Transaction of at least approximately $50.4. In addition, if the combination of deferred underwriting fees and commissions, Silver Eagle’s transaction expenses and payments to warrantholders exceed approximately $50.4 million, together with redemptions of public shares in excess of 7,387,387 shares, then Silver Eagle may not be able to meet the closing condition contained in the Contribution Agreement that the Contribution Amount is at least $200,850,000, and Videocon d2h will not be obligated to consummate the Transaction.

Videocon d2h is required to obtain certain approvals of the MIB in respect of the Transaction and related matters. If it fails to do so, the Transaction cannot take place.

Under the terms of the DTH Guidelines and the DTH License Agreement, Videocon d2h is required to obtain the prior written permission of the MIB for effecting any change in its equity structure and security clearance from the MIB in respect of each of Messrs. Sloan and Sagansky (and the alternate directors for each, if any).

In the event that the MIB does not grant such approval, Videocon d2h will be unable to consummate the Transaction. Further, Videocon d2h is unable to guarantee it will obtain approvals required from the MIB in the future in a timely manner, or at all, or that it will be able to comply with any further conditions imposed by the MIB while granting such permissions.

There are significant limitations on Silver Eagle’s right to make damage claims against Videocon d2h for the breach of any representations, warranties or covenants made by Videocon d2h in the Contribution Agreement.

The Contribution Agreement provides that Videocon d2h will indemnify Silver Eagle and its affiliated indemnitees under the Contribution Agreement from and against the entirety of any damages suffered as a result of any breach by Videocon d2h of a representation, warranty or post-closing covenant of Videocon d2h. However, there are significant limitations on Silver Eagle’s right to indemnification under the Contribution Agreement, including:

•	Silver Eagle will not be entitled to indemnification with respect to the inaccuracy or non-compliance of any representations, warranties, covenants or agreements of Videocon d2h in the Contribution Agreement or any other certificate or document delivered pursuant to the Contribution Agreement if Videocon d2h proves that Silver Eagle obtained actual knowledge of such inaccuracy or non-compliance from Videocon d2h prior to entering into the Contribution Agreement.
•	Videocon d2h will have no liability with respect to any claim for breach of a representation or warranty of Videocon d2h unless Silver Eagle notifies Videocon d2h of such a claim on or before the date that is 30 days after the earlier of the date on which Videocon d2h has made publicly available (by inclusion in a Form 6-K filed with the SEC) its audited financial statements (which are audited by a Public Company Accounting Oversight Board registered firm and are prepared under IFRS) for (i) the full fiscal year ending March 31, 2016 or (ii) the six-month period ended September 30, 2015, if either Harry E. Sloan or Jeff Sagansky or an alternate director or nominee director appointed on their behalf by them, served on the audit committee of the Board of Directors of Videocon d2h which approved such financial statements and such financial statements include all of the information and notes required for annual financial statements under IFRS.
•	Other than with respect to damages relating to any intentional or fraudulent breach of a representation or warranty by Videocon d2h, Videocon d2h will have no liability with respect to any claim for breach of a representation or warranty of Videocon d2h until Silver Eagle and its affiliated indemnitees have suffered aggregate damages by reason of all such breaches in excess of an amount equal to 2.0% of the Contribution Amount (the “Basket”), after which point Videocon d2h will be obligated to indemnify Silver Eagle and its affiliated indemnitees from and against damages which exceed the Basket.
•	Other than with respect to damages relating to any intentional or fraudulent breach of a representation or warranty by Videocon d2h, the aggregate maximum liability of Videocon d2h with respect to any claim for breach of a representation or warranty of Videocon d2h will be an amount equal to 12.5% of the Contribution Amount.
•	Videocon d2h will not be liable to indemnify Silver Eagle or any of its affiliated indemnitees from or against any damages arising out of, relating to, or caused by the realization of any contingent liabilities expressly disclosed as such in the audited balance sheets, statements of income, shareholders’ equity and cash flows of Videocon d2h as of and for the fiscal years ended March 31, 2013 and March 31, 2014 or the legal proceedings set forth in this proxy statement/prospectus.

As a “foreign private issuer” under the rules and regulations of the SEC, Videocon d2h is exempt from a number of rules under the Exchange Act and may be permitted to file less or different information with the SEC than a company incorporated in the United States or otherwise subject to these rules.

Videocon d2h is considered a “foreign private issuer” under the Exchange Act and is therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Videocon d2h is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act. Videocon d2h currently prepares its financial statements in accordance with IFRS. Videocon d2h will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as its financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board, which do not differ from IFRS as adopted by the European Union. Videocon d2h is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Videocon d2h’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Videocon d2h shares. Accordingly, after the Transaction, if you continue to hold Videocon d2h ADSs, you may receive less or different information about Videocon d2h than you currently receive about Silver Eagle.

Videocon d2h could lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Videocon d2h’s outstanding voting securities become directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Videocon d2h’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Videocon d2h’s assets are located in the United States; or (iii) Videocon d2h’s business is administered principally in the United States. If Videocon d2h loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Videocon d2h would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Videocon d2h’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

Videocon d2h has not previously operated as a foreign private issuer in the United States, and fulfilling its obligations as a foreign private issuer after the Transaction may be expensive and time consuming.

Videocon d2h has not previously been required to prepare or file periodic and other reports with the SEC or to comply with the other requirements of U.S. federal securities laws applicable to public companies, such as Section 404 of the Sarbanes-Oxley Act of 2002. Although Videocon d2h currently maintains separate legal and compliance and internal audit functions, Videocon d2h has not previously been required to establish and maintain disclosure controls and procedures and internal controls over financial reporting as will be required with respect to a public company with substantial operations and shares registered in the United States.

Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, as well as the rules of NASDAQ, where Videocon d2h intends to apply for listing of the Videocon d2h ADSs, Videocon d2h may be required to implement additional corporate governance practices and adhere to a variety of reporting requirements and accounting rules. However, as a “foreign private issuer,” Videocon d2h may be exempt from some corporate governance practices, reporting requirements and accounting rules under the rules of NASDAQ and under the Sarbanes-Oxley Act of 2002. For example, Videocon d2h is permitted to follow its home country corporate governance practices in lieu of NASDAQ rules with some exceptions so long as it discloses the ways in which its corporate governance practices differ from those followed by U.S. issuers under NASDAQ listing standards. As an additional example, the Sarbanes-Oxley Act of 2002 gives foreign private issuers certain exemptions from the requirement that each member of the foreign private issuer’s audit committee be “independent.”

Under the Sarbanes-Oxley Act of 2002, an audit committee member generally may not receive, directly or indirectly, any compensation from the issuer except for service as a director, and may not be an affiliate of the issuer. For foreign private issuers, an exemption is available from those requirements for an employee of the issuer, other than an executive officer, who is elected or named to the audit committee pursuant to the issuer's governing law or documents, an employee collective bargaining or similar agreement or other home country legal or listing requirements. Exemptions from the limitation on affiliates are available for a member of the audit committee who is a representative or designee of a foreign government or foreign governmental entity that is an affiliate of the issuer, provided the member is not an executive officer of the issuer, and a member who is an affiliate of the issuer or a representative of an affiliate who has only observer status on, and is not a voting member or the chair of, the audit committee; provided neither the member nor the affiliate is an executive officer of the issuer. Videocon d2h is not, however, relying on any exemption from the independence standards for any of its audit committee members.

Compliance with obligations from which foreign private issuers are not exempt may require members of Videocon d2h’s management and its finance and accounting staff to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled and may increase Videocon d2h’s legal, insurance and financial compliance costs.

There is no guarantee that, once listed, the ADSs will continue to qualify for listing on the exchange for any period of time, and the failure to have the ADSs listed for either reason may negatively affect the value of Videocon d2h’s ADSs.

Videocon d2h intends to seek to have its ADSs approved for listing on NASDAQ prior to consummation of the Transaction so that as soon as practicable following the closing of the Transaction, the ADSs can begin trading, and it is a mutual condition to closing of the Transaction that the ADSs be admitted to trading only subject to official notice of the issuance of the ADSs. There are no guarantees that, once listed, the Videocon d2h ADSs will continue to qualify for listing on the exchange, and the Videocon d2h ADSs may become subject to trading and other restrictions imposed by the exchange for failure to meet certain listing standards or the ADSs may be delisted by the exchange. If the Videocon d2h ADSs are ever in the future delisted, the holders could face significant consequences, including:

•	a limited availability for market quotations for Videocon d2h’s securities;
•	reduced liquidity with respect to Videocon d2h’s securities;
•	a determination that Videocon d2h’s ADSs are a “penny stock,” which will require brokers trading in Videocon d2h’s ADSs to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Videocon d2h’s ADSs;
•	limited amount of news and analyst coverage for Videocon d2h in the United States; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Shareholders may decide to sell Silver Eagle’s common stock and Videocon d2h’s ADSs, which could cause a decline in their market prices.

Some holders of Silver Eagle’s common stock may be disinclined to own shares of a company that is not a U.S. company. This or other factors could result in the sale of shares of Silver Eagle’s common stock prior to the parties consummating the Transaction (in addition to exercises by Silver Eagle’s stockholders of their redemption rights) or the sale of Videocon d2h’s ADSs after completion of the Transaction. In addition, the market price of Silver Eagle’s common stock and Videocon d2h’s ADSs may be adversely affected by arbitrage activities occurring prior to completion of the Transaction. These sales, or the prospects of such sales in the future, could adversely affect the market price for, and the ability to sell in the market, shares of Silver Eagle’s common stock before the Transaction is completed, and Videocon d2h’s ADSs after the completion of the Transaction.

Videocon d2h may fail to realize all of the anticipated benefits of the Transaction.

The success of the Transaction will depend, in part, on Videocon d2h’s ability to realize the anticipated benefits from the availability of the cash currently in Silver Eagle’s trust account to Videocon d2h following the completion of the Transaction. To realize these anticipated benefits, Videocon d2h must successfully manage and apply Silver Eagle’s cash, including for the purposes set forth in “Use of Proceeds.”

Subsequent to the completion of the Transaction, Videocon d2h may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and share price, which could cause you to lose some or all of your investment.

Even if Silver Eagle conducts extensive due diligence on Videocon d2h, this diligence may not expose all material issues that may be present inside Videocon d2h, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Videocon d2h’s and Silver Eagle’s control will not later arise. As a result of these factors, Videocon d2h may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges that could result in reporting losses. Even if due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on Videocon d2h’s liquidity, the fact that charges of this nature are reported could contribute to negative market perceptions about Videocon d2h or its securities. In addition, charges of this nature may cause Videocon d2h to violate net worth or other covenants to which it may be subject as a result of assuming pre-existing debt held by a target business or by virtue of its obtaining post-combination debt financing. Accordingly, any stockholders who choose to remain stockholders following the Transaction could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the tender offer materials or proxy statement relating to the Transaction contained an actionable material misstatement or material omission.

Public stockholders or warrantholders at the time of the Transaction who purchased their Silver Eagle units in Silver Eagle’s initial public offering and do not exercise their redemption rights may pursue rescission rights and related claims.

Silver Eagle’s public stockholders or warrantholders may allege that some aspects of the Transaction are inconsistent with the disclosure contained in the prospectus issued by Silver Eagle in connection with the offer and sale in its initial public offering of units consisting of common stock and warrants. These may include: (i) the structure of the proposed business combination with Videocon d2h (including that Silver Eagle itself is not acquiring voting securities of Videocon d2h) and (ii) that the Silver Eagle warrant agreement would be amended so that the warrants will be exchanged for cash in the amount of $1.00 at the time the Transaction is consummated. Consequently, a Silver Eagle stockholder or warrantholder who purchased units in the initial public offering (excluding the founders) and still holds them at the time of the Transaction and who does not seek to exercise redemption rights might seek rescission of the purchase of the units such holder acquired in the initial public offering. A successful claimant for damages under federal or state law could be awarded an amount to compensate for the decrease in the value of such holder’s shares caused by the alleged violation (including, possibly, punitive damages), together with interest, while retaining the shares. If stockholders or warrantholders bring successful rescission claims against Silver Eagle, it may not have sufficient funds following the consummation of the Transaction to pay such claims, or if claims are successfully brought against Videocon d2h following the consummation of the Transaction, Videocon d2h’s results of operations could be adversely affected and, in any event, Videocon d2h may be required in connection with the defense of such claims to incur expenses and divert employee attention from other business matters.

If Videocon d2h or third parties bring claims against Silver Eagle, the proceeds held in the trust account could be reduced and the per-share redemption amount received by stockholders may be less than $9.99 per share.

Silver Eagle’s placing of funds in the trust account may not protect those funds from third party claims against it. Although Videocon d2h has agreed and Silver Eagle will seek to have all vendors, service providers, prospective target businesses or other entities with which it does business agree to waive any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of Silver Eagle’s public stockholders, such parties may not execute such agreements, or, even if they execute such agreements, may not be prevented from bringing claims against the trust account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against Silver Eagle’s assets, including the funds held in the trust account. If any third party refuses to execute an agreement waiving such claims to the monies held in the trust account, Silver Eagle’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if Silver Eagle’s management believes that such third party’s engagement would be significantly more beneficial to Silver Eagle than any other alternative.

Examples of possible instances where Silver Eagle may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by Silver Eagle’s management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Silver Eagle’s management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims that they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Silver Eagle and will not seek recourse against the trust account for any reason. Upon redemption of its shares, if Silver Eagle is unable to complete the Transaction with Videocon d2h within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Transaction, Silver Eagle will be required to provide for payment of claims of creditors that were not waived that may be brought against Silver Eagle within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $9.99 per share currently held in the trust account, due to claims of such creditors. Messrs. Sloan and Sagansky have agreed that they will be jointly and severally liable to Silver Eagle if and to the extent any claims by a vendor for services rendered or products sold to Silver Eagle, or a prospective target business with which Silver Eagle has discussed entering into a transaction agreement, reduce the amounts in the trust account to below the lesser of (i) $10.00 per share and (ii) the actual amount per share held in the trust account as of the date of the liquidation of the trust account, in each case less franchise and income taxes payable, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under Silver Eagle’s indemnity of the underwriters of the initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Messrs. Sloan and Sagansky will not be responsible to the extent of any liability for such third party claims. However, Silver Eagle has not asked Messrs. Sloan and Sagansky to reserve for such indemnification obligations, and Silver Eagle cannot assure you that Messrs. Sloan and Sagansky would be able to satisfy those obligations. None of Silver Eagle’s other officers or directors will indemnify Silver Eagle for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

If, after Silver Eagle distributes the proceeds in the trust account to its public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of Silver Eagle’s board of directors may be viewed as having breached their fiduciary duties to Silver Eagle’s creditors, thereby exposing the members of the board of directors and Silver Eagle to claims of punitive damages.

If, after the proceeds in the trust account are distributed to Silver Eagle’s public stockholders, it files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, any distributions received by Silver Eagle’s stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by Silver Eagle’s stockholders. In addition, Silver Eagle’s board of directors may be viewed as having breached its fiduciary duty to Silver Eagle’s creditors and/or having acted in bad faith, thereby exposing itself and Silver Eagle to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors.

If, before distributing the proceeds in the trust account to its public stockholders, Silver Eagle files a bankruptcy petition or an involuntary bankruptcy petition is filed against Silver Eagle that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of Silver Eagle’s stockholders and the per-share amount that would otherwise be received by Silver Eagle’s stockholders in connection with its liquidation may be reduced.

If, before distributing the proceeds in the trust account to its public stockholders, Silver Eagle files a bankruptcy petition or an involuntary bankruptcy petition is filed against it that is not dismissed, the proceeds held in the trust account could be subject to applicable bankruptcy law, and may be included in Silver Eagle’s bankruptcy estate and subject to the claims of third parties with priority over the claims of Silver Eagle’s stockholders. To the extent any bankruptcy claims deplete the trust account, the per-share amount that would otherwise be received by Silver Eagle’s stockholders in connection with its liquidation may be reduced.

SELECTED HISTORICAL FINANCIAL INFORMATION OF SILVER EAGLE

The following table sets forth selected historical financial information derived from Silver Eagle’s audited financial statements included elsewhere in this proxy statement/prospectus as of December 31, 2014 and for the year ended December 31, 2014 and as of December 31, 2014 and 2013 and for the period April 11, 2013 (inception) through December 31, 2013. You should read the following selected financial data in conjunction with “Silver Eagle Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes appearing elsewhere in this proxy statement/prospectus.

	Year Ended December 31, 2014	April 11, 2013 (date of inception) to December 31, 2013
Statement of Operations Data:
Operating expenses:
Formation and operating costs	$(2,866,884)	$(497,885)
Accrued state franchise taxes, other than income taxes	(161,137)	(75,000)
Loss from operations before other income and income tax expense	$(3,028,021)	$572,885
Other income (expense):
Interest income	32,497	13,723
Loss before income tax expense	(2,995,524)	(559,162)
Income tax expense	—	—
Net loss	$(2,995,524)	$(559,162)
Loss per common share:
Basic and diluted	$(0.30)	$(0.06)
Weighted average shares outstanding:
Basic and diluted	9,915,068	9,068,549
Balance Sheet Data:
Cash and cash equivalents	$—	$805,924
Investments and cash equivalents held in trust	$324,857,250	$325,013,723
Total assets	$324,857,250	$325,819,647
Common stock subject to possible redemption (at $10.00): 30,543,709 shares at December 31, 2014 and 30,843,261 shares at December 31, 2013	$305,437,086	$308,432,610
Total stockholders’ equity (net)	$5,000,007	$5,000,007
Cash Flow Data:
Net cash used in operating activities	$(1,262,397)	$(405,052)
Net cash used in investing activities	$156,473	$(325,013,723)
Net cash provided by financing activities	$300,000	$326,224,699

SELECTED HISTORICAL FINANCIAL INFORMATION OF VIDEOCON D2H

The following table sets forth selected historical financial information derived from Videocon d2h’s audited financial statements (restated) included elsewhere in this proxy statement/prospectus as of March 31, 2014 and 2013 and for the years ended March 31, 2014 and 2013. Historical results are not necessarily indicative of results to be expected in any future period. You should read the following selected financial information in conjunction with the section entitled “Videocon d2h Operating and Financial Review and Prospects” and Videocon d2h’s financial statements (restated) and the related notes appearing elsewhere in this proxy statement/prospectus.

	(restated) Year Ended March 31,		(restated) Six - month period ended September 30,
(Rs. in millions)	2014	2013	2014
Income Statement Information:
Revenue from operations	Rs. 17,644.10	Rs. 11,295.47	Rs. 11,108.97
Total Expenses	17,935.50	13,647.94	10,710.11
Profit/(Loss) from operations	(291.40)	(2,352.47)	398.86
Profit/(Loss) before tax	(4,625.16)	(5,095.39)	(1,695.22)
Profit/(Loss) after tax	(3,195.48)	(3,524.33)	(1,171.24)
Basic and Diluted earnings per share	(13.20)	(16.59)	(4.84)
Statement of Financial Position Information (at period end):
Total non-current assets	32,740.81	27,379.58	34,488.37
Total current assets	2,974.88	8,786.54	2,586.44
Total Assets	35,715.69	36,166.12	37,074.81
Total Equity	(6,314.06)	(3,118.58)	(7,485.30)
Total non-current liabilities	2,717.05	2,419.19	2,898.06
Total current liabilities	39,312.70	36,865.51	41,662.05
Total Liabilities	42,029.75	39,284.70	44,560.11
Total equity and liabilities	35,715.69	36,166.12	37,074.81

EXCHANGE RATES

The following tables show, for the periods indicated, information concerning the exchange rate between the U.S. dollar and the rupee. This information is provided solely for your convenience, and Videocon d2h and Silver Eagle do not represent that rupees have been converted into U.S. dollars at these rates or at any other rate. These rates may differ from the rates used by Videocon d2h in the preparation of its consolidated financial statements or other financial information appearing in this proxy statement/prospectus.

The data provided in the following tables are expressed in Indian Rupees per US Dollar and are based on the noon buying rate in The City of New York for cable transfers of Indian Rupees as certified for customs purposes by the Federal Reserve Bank of New York.

On December 30, 2014, the last trading day before Videocon d2h and Silver Eagle announced the execution of the Contribution Agreement, the exchange rate between the U.S. dollar and the rupee expressed in Indian Rupees per US Dollar was $1 = Rs.63.38. On January 05, 2015, the day of the public disclosure of the Transaction, the exchange rate between the U.S. dollar and the rupee expressed in Indian Rupees per US Dollar was $1 = Rs.63.34. On March 12, 2015, the most recent practicable day prior to the date of this proxy statement/prospectus, the exchange rate was $1 = Rs.62.5422. (Source: Factiva)

	High	Low	Average(1)	Period End
	(Indian Rupees per US Dollar)
Annual Data (Year Ended March 31)
2009	51.96	39.73	45.84	50.87
2010	50.48	44.94	47.39	44.95
2011	47.49	43.90	45.49	44.54
2012	53.71	44.00	47.81	50.89
2013	57.13	50.64	54.36	54.52
2014	68.80	53.65	60.35	60.00

	High	Low	Average(1)	Period End
	(Indian Rupees per US Dollar)
Interim Data (Six Months Ended September 30, 2014)	61.92	58.30	60.21	61.92

(1)	The average rates for the interim and annual periods were calculated by taking the simple average of the exchange rates on the last business day of each month during the relevant period.

	High	Low
	(Indian Rupees per US Dollar)
Recent Monthly Data
April 2014	61.17	59.86
May 2014	60.21	58.30
June 2014	60.32	59.15
July 2014	60.55	59.69
August 2014	61.51	60.43
September 2014	61.92	60.26
October 2014	61.81	60.92
November 2014	62.20	61.38
December 2014	63.67	61.78
January 2015	63.57	61.32
February 2015	62.43	61.68

COMPARATIVE SHARE INFORMATION

The following table sets forth historical comparative share information for Videocon d2h and unaudited pro forma share information after giving effect to the Transaction, assuming (i) under the minimum scenario that no holders of public shares exercise their redemption rights and (ii) under the maximum scenario that holders of 22.70% of the public shares exercise their redemption rights. The historical information should be read in conjunction with “Selected Historical Financial Information of Videocon d2h” included elsewhere in this proxy statement and the historical financial statements of Videocon d2h included elsewhere in this proxy statement. The unaudited pro forma share information is derived from, and should be read in conjunction with, the unaudited pro forma financial information and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of Videocon d2h would have been had the Transaction been completed or to project Videocon d2h’s results of operations that may be achieved after the Transaction. The unaudited pro forma book value per share information below does not purport to represent what the value of Videocon d2h would have been had the Transaction been completed nor the book value per share for any future date or period.

	Historical	Pro forma (minimum)	Pro forma (maximum)
As of and for the six months ended September 30, 2014
Book value (deficit) per share (Rs.)(a)	(30.93)	24.45	13.97
Shares outstanding (in millions)(b)	242	393	363
Basic and diluted earnings (loss attributable to common stock) per share (Rs.) for the six months ended September 30, 2014	(4.84)	(4.48)	(4.84)
Basic and diluted earnings (loss attributable to common stock) per share (Rs.) for the year ended March 31, 2014	(13.20)	(11.13)	(12.03)

(a)	Book value per share is calculated using the following formula: Book value per share = (Total Shareholders’ Equity excluding Preferred Equity)/Total Outstanding Shares).
(b)	Pro forma shares include ADSs at a 4:1 equity share to ADS ratio for both the minimum and maximum redemption scenarios.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Videocon d2h and Silver Eagle make forward-looking statements in this proxy statement/prospectus. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for their respective businesses, and the timing and ability to complete the Transaction. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Transaction;
•	the future financial performance of Videocon d2h following the Transaction;
•	changes in the market for Videocon d2h products;
•	expansion plans and opportunities; and
•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available to Videocon d2h or Silver Eagle, as applicable, as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing the views of Videocon d2h or Silver Eagle as of any subsequent date, and neither Videocon d2h nor Silver Eagle undertakes any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Contribution Agreement;
•	the outcome of any legal proceedings that may be instituted against Videocon d2h or Silver Eagle following announcement of the proposed Transaction and related transactions contemplated thereby;
•	the inability to complete the Transaction due to the failure to obtain approval of the stockholders of Silver Eagle, the prior approval of the MIB, or other conditions to closing in the Contribution Agreement;
•	the ability to obtain or maintain the listing of Videocon d2h’s ADSs on NASDAQ following the Transaction;
•	the risk that the proposed Transaction disrupts current plans and operations of Videocon d2h as a result of the announcement and consummation of the Transaction;
•	the ability to recognize the anticipated benefits of the Transaction, which may be affected by, among other things, competition and the ability of Videocon d2h to grow and manage growth profitably;
•	costs related to the Transaction;
•	changes in applicable laws or regulations;
•	the possibility that Videocon d2h or Silver Eagle may be adversely affected by other economic, business, and/or competitive factors; and
•	other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors.”

SPECIAL MEETING OF SILVER EAGLE STOCKHOLDERS AND
SPECIAL MEETING OF SILVER EAGLE PUBLIC WARRANTHOLDERS

General

Silver Eagle is furnishing this proxy statement/prospectus to its stockholders and public warrantholders as part of the solicitation of proxies by its board of directors for use at the special meeting of stockholders and special meeting of public warrantholders to be held on March 30, 2015, and at any adjournment or postponement thereof. This proxy statement/prospectus is first being furnished to Silver Eagle stockholders and public warrantholders on or about March 20, 2015. This proxy statement/prospectus provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders or public warrantholders, as applicable.

Date, Time and Place of Special Meetings

The special meeting of stockholders of Silver Eagle will be held at 9:00 a.m. Eastern time, on March 30, 2015, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

The special meeting of public warrantholders of Silver Eagle will be held at 8:30 a.m. Eastern time, on March 30, 2015, at the offices of McDermott Will & Emery LLP, 340 Madison Avenue, New York, New York, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders or warrantholders if you owned shares of Silver Eagle common stock or warrants, respectively, at the close of business on March 2, 2015, which is the record date for the special meetings of stockholders and public warrantholders. With respect to the special meeting of stockholders, you are entitled to one vote for each share of Silver Eagle common stock that you owned as of the close of business on the record date, and with respect to the special meeting of warrantholders, you are entitled to one vote for each warrant that you owned as of the close of business on the record date. If your shares or warrants are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were (i) 40,625,000 shares of Silver Eagle common stock outstanding, consisting of 32,500,000 public shares and 8,125,000 are founder shares, and (ii) 47,500,000 warrants of Silver Eagle outstanding, consisting of 32,500,000 public warrants and 15,000,000 private placement warrants.

Vote of Silver Eagle Founders

In connection with Silver Eagle’s initial public offering, Silver Eagle and the underwriters of the initial public offering entered into agreements with each of Silver Eagle’s founders pursuant to which the founders agreed to vote their founder shares and any other shares acquired during and after Silver Eagle’s initial public offering in favor of the Business Combination Proposal.

Pursuant to the terms of the warrant agreement, holders of the private placement warrants (the Sponsor and Dennis A. Miller) are not permitted to vote the private placement warrants in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal. None of the founders own any public warrants. As a result, in order for the Warrant Amendment Proposal to be approved, 21,125,000 public warrants must be voted in favor of the Warrant Amendment Proposal.

The founders have waived any redemption rights, including with respect to shares of common stock purchased in Silver Eagle’s initial public offering or in the aftermarket, in connection with Transaction. The founder shares held by the founders have no redemption rights upon Silver Eagle’s liquidation and will be worthless if no business combination is effected by Silver Eagle prior to by April 30, 2015 (or July 30, 2015 if it has entered into a letter of intent, agreement in principle or definitive agreement for an initial business combination by April 30, 2015 but has not completed the initial business combination by that date). However, the founders are entitled to redemption rights upon Silver Eagle’s liquidation with respect to any public shares they may own.

Quorum and Required Vote for Proposals for the Special Meeting of Stockholders

A quorum of Silver Eagle stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the Silver Eagle common stock outstanding and entitled to vote at the special meeting of stockholders is represented in person or by proxy. Abstentions will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal and the Plan of Dissolution Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Silver Eagle common stock. Accordingly, a stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Plan of Dissolution Proposal, respectively.

The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the votes cast thereon at the special meeting. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal, while a broker non-vote and shares not in attendance at the special meeting will have no effect on the outcome of any vote on the Adjournment Proposal.

The Business Combination Proposal is conditioned on the Plan of Dissolution Proposal. The Plan of Dissolution Proposal and the Warrant Amendment Proposal are each conditioned on the Business Combination Proposal. If the Business Combination Proposal is not approved, the Plan of Dissolution Proposal and the Warrant Amendment Proposal will have no effect, even if those proposals are approved by the requisite vote.

Recommendation to Silver Eagle Stockholders

Silver Eagle’s board of directors believes that each of the Business Combination Proposal, the Plan of Dissolution Proposal and the Adjournment Proposal to be presented at the special meeting of stockholders is in the best interests of Silver Eagle and its stockholders and unanimously recommends that its stockholders vote “FOR” each of the proposals.

When you consider the recommendation of Silver Eagle’s board of directors in favor of approval of the Business Combination Proposal, you should keep in mind that its directors and officers have interests in the Transaction that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the right of the Sponsor to receive Videocon d2h ADSs in connection with and following the Transaction, subject to the lock-up agreements;
•	the appointment of two of Silver Eagle’s executive officers as directors (but not officers) of Videocon d2h; and
•	the continued indemnification of current directors and officers of Silver Eagle and the continuation of directors’ and officers’ liability insurance after the Transaction.

Required Vote for Proposals for the Special Meeting of Public Warrantholders

The approval of the Warrant Amendment Proposal requires approval by public warrantholders holding 65% of the outstanding public warrants. Accordingly, a warrantholder’s failure to vote by proxy or to vote in person at the special meeting of public warrantholders, an abstention from voting, or a broker non-vote will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal.

The approval of the Warrantholder Adjournment Proposal requires the affirmative vote of the holders of a majority of Silver Eagle’s public warrants represented in person or by proxy and entitled to vote thereon at the special meeting of public warrantholders. Accordingly, abstentions will have the same effect as a vote “AGAINST” the Warrantholder Adjournment Proposal, while a broker non-vote and warrants not in attendance at the special meeting of public warrantholders will have no effect on the outcome of any vote on the Warrantholder Adjournment Proposal.

No vote of the holders of any shares of Silver Eagle common stock is necessary to approve the Warrant Amendment Proposal, and Silver Eagle is not asking its stockholders to vote on the Warrant Amendment Proposal or any other proposal being considered at the special meeting of public warrantholders.

Recommendation to Silver Eagle Warrantholders

Silver Eagle’s board of directors believes that each of the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal to be presented at the special meeting of public warrantholders is in the best interests of Silver Eagle and its warrantholders and unanimously recommends that its warrantholders vote “FOR” each of the proposals.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges your broker, bank or nominee cannot vote your shares or warrants with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. Silver Eagle believes the proposals presented to its stockholders and public warrantholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares or warrants without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares or warrants; this indication that a bank, broker or nominee is not voting your shares or warrants is referred to as a “broker non-vote.”

With respect to the special meeting of stockholders, abstentions are considered present for the purposes of establishing a quorum but will have the same effect as a vote “AGAINST” the Business Combination Proposal and the Plan of Dissolution Proposal, but will have no effect on the Adjournment Proposal. Broker non-votes will have the effect of a vote “AGAINST” the Business Combination Proposal and the Plan of Dissolution Proposal but will have no effect on the Adjournment Proposal.

With respect to the special meeting of public warrantholders, abstentions will have the same effect as a vote “AGAINST” the Warrant Amendment Proposal and the Adjournment Proposal. Broker non-votes will have the effect of a vote “AGAINST” the Warrant Amendment Proposal and will have no effect on the Warrantholder Adjournment Proposal.

Voting Your Shares or Warrants

Each share of Silver Eagle common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Each public warrant that you own in your name entitles you to one vote on each of the proposals for the special meeting of public warrantholders. Your one or more proxy cards show the number of shares of Silver Eagle common stock and/or public warrants, as applicable that you own. There are several ways to have your shares or warrants voted:

•	You can submit your proxy by one of the following methods: (1) call the toll-free number specified on the enclosed proxy card and follow the instructions when prompted, (2) access the Internet website specified on the enclosed proxy card and follow the instructions provided to you, or (3) complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided. If you hold your shares or warrants in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares or warrants are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares or warrants as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares or warrants, your shares of Silver Eagle common stock or public warrants, as applicable, will be voted, as recommended by Silver Eagle’s board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” the Plan of Dissolution Proposal and “FOR” the Adjournment Proposal. With respect to the special meeting of warrantholders, that means: “FOR” the Warrant Amendment Proposal and “FOR” the Warrantholder Adjournment Proposal.
•	You can attend the applicable special meeting(s) and vote in person. You will be given a ballot when you arrive. However, if your shares of common stock or public warrants are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock or public warrants.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meetings, or at either such meeting by doing any one of the following:

•	you may send another proxy card with a later date;
•	you may notify James A. Graf, Silver Eagle’s Secretary, in writing before the applicable special meeting that you have revoked your proxy; or
•	you may attend the applicable special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meetings

The special meeting of stockholders has been called only to consider the approval of the Business Combination Proposal, the Plan of Dissolution Proposal and the Adjournment Proposal. The special meeting of public warrantholders has been called only to consider the approval of the Warrant Amendment Proposal and the Warrantholder Adjournment Proposal. Under Silver Eagle’s bylaws, no other matters may be considered at the special meetings if they are not included in the notice of the special meeting(s).

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of Silver Eagle common stock or warrants, you may call Morrow & Co., LLC, Silver Eagle’s proxy solicitor, at (800) 662-5200.

Redemption Rights

Pursuant to Silver Eagle’s amended and restated certificate of incorporation, any holders of public shares may demand that such shares be redeemed in exchange for a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Transaction, including interest, less franchise and income taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. If demand is properly made and the Transaction is consummated, these shares, immediately prior to the Transaction, will cease to be outstanding and will represent only the right to receive a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Transaction, including interest, less franchise and income taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. For illustrative purposes, based on funds in the trust account of approximately $324,857,250 on December 31, 2014 and estimated $130,000 in taxes payable, the estimated per share redemption price would have been approximately $9.99.

Redemption rights are not available to holders of warrants in connection with the Transaction.

In order to exercise your redemption rights, you must, prior to 4:30 p.m. Eastern time on March 26, 2015 (two business days before the special meeting), both:

•	Submit a request in writing that Silver Eagle redeem your public shares for cash to Continental Stock Transfer & Trust Company, Silver Eagle’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

and

•	Deliver your public shares either physically or electronically through DTC to the transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is Silver Eagle’s understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, Silver Eagle does not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with Silver Eagle’s consent, until the vote is taken with respect to the Transaction. If you delivered your shares for redemption to Silver Eagle’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that the transfer agent return the shares (physically or electronically). You may make such request by contacting the transfer agent at the email of physical address listed above.

It is a condition to closing under the Contribution Agreement, however, that the Contribution Amount is at least $200,850,000. Any redemptions of public shares will decrease the amount in the trust account. Therefore, in order to satisfy the condition to closing, the maximum redemption threshold is the amount that would allow the Contribution Amount to be $200,850,000. If, however, redemptions by public stockholders cause Silver Eagle to be unable meet this closing condition, then Videocon d2h will not be required to consummate the Transaction, although it may, in its sole discretion, waive this condition. In the event that Videocon d2h waives this condition, Silver Eagle does not intend to seek additional shareholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. In no event, however, will Silver Eagle redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001 immediately prior to the Contribution.

Prior to exercising redemption rights, stockholders should verify the market price of Silver Eagle common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. No assurance can be made that you will be able to sell your shares of Silver Eagle common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in Silver Eagle common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of Silver Eagle common stock will cease to be outstanding immediately prior to the Transaction and will only represent the right to receive the per-share redemption price. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Transaction is not approved and Silver Eagle does not consummate an initial business combination by April 30, 2015 (or July 30, 2015 if it has entered into a letter of intent, agreement in principle or definitive agreement for an initial business combination by April 30, 2015 but has not completed the initial business combination by that date), Silver Eagle will be required to dissolve and liquidate and its warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of Silver Eagle common stock or warrants in connection with the Transaction.

PROPOSAL NO. 1 — APPROVAL OF THE BUSINESS COMBINATION

Silver Eagle is asking its stockholders to approve the Contribution Agreement. Silver Eagle stockholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Contribution Agreement, which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. Please see the subsection entitled “The Contribution Agreement” below for additional information and a summary of certain terms of the Contribution Agreement. You are urged to read carefully the Contribution Agreement in its entirety before voting on this proposal.

Because Silver Eagle is holding a stockholder vote on the Transaction, its amended and restated certificate of incorporation provides that it may consummate the Transaction only if it is approved by the affirmative vote of the holders of a majority of the shares of Silver Eagle common stock that are voted at the special meeting of stockholders. In addition, under Section 271 of the General Corporaiton Law of the State of Delaware (“DGCL”), a transaction that constitutes the sale of all or substantially all the assets of a Delaware corporation requires the affirmative vote of a majority of the outstanding shares of the corporation entitled to vote thereon. Thereofore, in order to be approved under both Silver Eagle’s amended and restated certificate of incorporation and Section 271 of the DGCL, the Business Combination Proposal must be approved by the vote of a majority of the outstanding shares of Silver Eagle common stock.

The Transaction

Pursuant to the Contribution Agreement, Silver Eagle will contribute to Videocon d2h the funds held in the trust account, less transaction expenses, amounts used to pay Silver Eagle stockholders who properly exercise their redemption rights in connection with the vote to approve the Business Combination Proposal, payments to warrantholders (if the Warrant Amendment Proposal is approved) and reserves for liquidation and dissolution expenses, in exchange for equity shares of Videocon d2h. The Videocon d2h equity shares will be represented by Videocon d2h ADSs, with each ADS representing four Videocon d2h equity shares. Silver Eagle estimates that the equity shares issued by Videocon d2h will constitute between 33.42% and 38.42% of the issued share capital of Videocon d2h, depending on the number of shares redeemed by Silver Eagle’s public stockholders. See “Unaudited Pro Forma Condensed Financial Information” for further information. The current shareholders of Videocon d2h and the Sponsor will be entitled to be issued additional Videocon d2h shares and Videocon d2h ADSs, respectively, following the closing, subject to the achievement of certain ADS price targets for a specified period following the closing. As soon as reasonably practicable after the closing of the Transaction, Silver Eagle’s stockholders will receive Videocon d2h ADSs in proportion to their stockholdings in Silver Eagle and Silver Eagle will dissolve and liquidate. A copy of the Contribution Agreement is attached to this proxy statement/prospectus as Annex A. In addition, Silver Eagle is proposing to amend the agreement governing its outstanding warrants to provide that each outstanding public warrant of Silver Eagle will be exchanged for cash in the amount of $1.00, as described more fully herein. In addition, the Sponsor and Dennis A. Miller have agreed to forfeit to Silver Eagle 15,000,000 private placement warrants held by them for no consideration. Accordingly, the private placement warrants will not be eligible to be exchanged for cash pursuant to the Warrant Amendment Proposal. A copy of the form of amendment to the warrant agreement is attached to this proxy statement/prospectus as Annex E.

The Contribution Agreement

The following is a summary of the material provisions of the Contribution Agreement between Videocon d2h and Silver Eagle (which we refer to as the Contribution Agreement). This summary is qualified in its entirety by reference to the Contribution Agreement, a copy of which is included as Annex A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. References to the Contribution Agreement include its exhibits and schedules unless the context otherwise requires. You should read the Contribution Agreement in its entirety, as it is the legal document governing this transaction. The Contribution Agreement and this summary of its terms have been included with this proxy statement/prospectus to provide you with information regarding the terms of the Contribution Agreement.

In reviewing the representations and warranties contained in the Contribution Agreement and described in this summary it must be recognized that the parties negotiated the representations and warranties with the principal purpose of establishing the circumstances in which a party to the Contribution Agreement may have liability in the event that a representation or warranty is untrue due to a change in circumstance or otherwise, and allocating risk between the parties, rather than establishing matters as facts.

Closing and Effective Time of the Contribution

Under the terms of the Contribution Agreement, the closing of the Transaction is to take place two business days following the satisfaction or waiver of the conditions described under the subsection below entitled “Closing Conditions” (other than conditions with respect to actions the parties will take at the closing itself) or such other date as Videocon d2h and Silver Eagle may mutually determine (the “closing date”). Any delay in satisfying any conditions to the Transaction could delay completion of the Transaction. If Silver Eagle and Videocon fail to complete the Transaction on or before the later of (x) March 31, 2015 or (y) if the effective date of this registration statement has occurred (“Effective Date”), 45 business days from such Effective Date, by reason of a failure of any condition precedent of a party, the other party may terminate the Contribution Agreement, unless the failure resulted primarily from breaches of representations, warranties or covenants of the party seeking termination.

Consideration to Be Received by Silver Eagle Stockholders in the Transaction

The Contribution Agreement provides for the purchase by Silver Eagle of newly issued equity shares of Videocon d2h, in the form of Videocon d2h ADSs, in exchange for a cash amount of U.S. Dollars of at least $200.85 million.

The actual number of ADSs to be received by the holders of Silver Eagle shares who do not elect to have all of their shares redeemed is to be determined in accordance with a schedule set out in the Contribution Agreement and depends upon the actual contribution amount contributed by Silver Eagle which may not be less than $200.85 million or more than $273.35 million, which will result in the non-redeeming Silver Eagle holders owning between 33.42% to 38.42% of Videocon d2h's equity upon the closing, subject to the earn-out described below.

The number of ADSs to be issued may be adjusted if the exchange rate between the rupee and the U.S. dollar on the Effective Date has fluctuated by more than 3% since the rate on the date of the Contribution Agreement, subject to a limit (in either direction) of 10% more or less Equity Shares being issued. If the rupee / U.S. dollar exchange rate fluctuates by more than 10% against the rate prevailing on the date of the Contribution Agreement, the parties may terminate or renegotiate the Contribution Agreement.

Earn out

Following the closing, the current shareholders of Videocon d2h and the Sponsor will be entitled to be issued additional equity shares of Videocon d2h, by way of a bonus issue of shares (or such other form of issuance as determined by the independent members of the Board of Directors of Videocon d2h) in accordance with applicable Indian laws, subject to the achievement of certain ADS price targets for a specified period following the closing. In the event that such Videocon d2h shares are issued by way of a bonus issue, the holders of the ADSs (including any holders of equity shares underlying such ADSs), other than the Sponsor, shall have no interest in or entitlement to equity shares issued pursuant to such bonus, and such holders shall be deemed to have waived their interest in or entitlement to equity shares issued pursuant to such bonus. The current Videocon d2h shareholders will be entitled to be issued 46,720,000 equity shares under this earn-out, which is equal to 11.68 million Videocon d2h ADSs, and the Sponsor will be entitled to be issued an additional 1.3 million Videocon d2h ADSs (which is equal to 5.2 million Videocon d2h equity shares) increasing ratably to a maximum of 2 million Videocon d2h ADSs (which is equal to 8.0 million Videocon d2h equity shares), depending on the actual contribution amount in the Transaction. Assuming that Silver Eagle contributes $273.35 million (the maximum amount) to Videocon d2h in the Transaction, then based on the value ascribed by the parties to the Videocon d2h ADSs in the Transaction of $10.00 per ADS, the value of the equity shares represented by ADSs to be issued under these the earn-outs to the current Videocon d2h shareholders and the Sponsor would be $116.8 million and $20.0 million, respectively. Such equity shares and ADSs will only be issued, however, if the share price performance hurdles of the ADSs described below are satisfied. Accordingly, the actual value of the equity shares and ADS at the time of such issuance would likely be higher. Assuming that Silver Eagle contributes $273.35 million (the maximum amount) to Videocon d2h in the Transaction and that following the transaction

50% of the equity shares represented by ADSs subject to the earn-outs are issued when the market price of the ADSs (as converted in rupees in accordance with the Contribution Agreement) is $12.50 and the remaining 50% of the equity shares represented by ADSs subject to the earn-outs are issued when the market price of the ADSs is $15.00, then the aggregate value of the equity shares represented by ADSs that may be issued to the current Videocon d2h shareholders and the Sponsor under the earn-outs would be $160.6 million and $27.5 million, respectively. The share price performance hurdles of the ADSs to which the issuance of additional equity shares represented by ADSs to the current Videocon d2h shareholders and the Sponsor are as follows: (i) 50% of the total number of equity shares subject to the earnout provision will be issued to the current stockholders of Videocon d2h if the last sales price of Videocon d2h ADSs on NASDAQ (converted into Indian rupees on each such date in accordance with the Contribution Agreement) equals or exceeds 125% of the price per Videocon d2h ADS to be issued to the Silver Eagle stockholders (converted into Indian rupees in accordance with the Contribution Agreement) (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within three years following the closing date, and (ii) the remaining 50% of the total number of equity shares subject to the earnout provision will be issued to the current stockholders of Videocon d2h if the last sales price of Videocon d2h ADSs on NASDAQ (converted into Indian rupees in accordance with the Contribution Agreement) equals or exceeds 150% of the price per Videocon d2h ADS to be issued to the Silver Eagle stockholders (converted into Indian rupees in accordance with the Contribution Agreement) (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within three years following the closing date. However, at any time prior to the satisfaction of these share price hurdles during the three year period following the closing date, if Videocon d2h files a draft red herring prospectus for an initial public offering in India, then all the unissued equity shares and ADSs subject to the above described earn-out provision shall be issued prior to filing of such draft red herring prospectus, provided however that necessary actions will be taken in accordance with applicable law to cause the effect of 50% of such issuance to be nullified if the last sales price of the Videocon d2h ADSs on NASDAQ (converted into rupees) for any 20 trading days within any 30-trading day period within three years from the closing date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) does not equal or exceed 125% of the price per ADS issued to the Silver Eagle stockholders in the Transaction (converted into rupees) and to cause the effect of the remaining 50% of such issuance to be nullified if the last sales price of the Videocon d2h ADSs on the NASDAQ (converted into rupees) for any 20 trading days within any 30-trading day period within three years from the closing date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds 150% of the price per ADS issued to the Silver Eagle stockholders in the Transaction (converted into rupees).

Additionally, Videocon d2h shall adopt a stock option plan, in accordance with applicable law, granting Mr. Saurabh Dhoot stock options at closing which shall be exercisable, subject to the achievement of certain ADS price targets for a specified period following the closing, to receive 2,800,000 equity shares of Videocon d2h, equivalent to 700,000 Videocon d2h ADSs.

Representations and Warranties

The Contribution Agreement contains certain representations and warranties of Videocon d2h and Silver Eagle relating to their respective businesses. The accuracy of each party’s representations and warranties, subject in certain cases to a material adverse effect standard, is a condition to completing the business combination. See “— Conditions to Complete the Transaction.”

Videocon d2h has qualified certain of the representations and warranties by a materiality or a material adverse effect / material adverse change standard. The Contribution Agreement defines “material adverse effect,” or“material adverse change” with respect to Videocon d2h, as any event, change, circumstance, effect or other matter that would reasonably be expected to have a material adverse effect on (a) the business, financial condition, assets or results of operations of Videocon d2h, taken as a whole, or (b) the ability of Videocon d2h to consummate timely the Transaction; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance, effect or other matter resulting from or related to (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes in laws (including any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any governmental body, and common law), IFRS or enforcement or interpretation thereof, (iii) changes that generally affect the industries and markets in which Videocon d2h operates, (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (v) any failure, in and of itself, of Videocon d2h to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure may be considered in determining whether there has been a Material Adverse Effect), (vi) any action taken or failed to be taken pursuant to or in accordance with the Contribution Agreement or at the written request of, or consented to in writing by, Silver Eagle, or (vii) the execution or delivery of the Contribution Agreement, the consummation of the Transaction or the public announcement or other publicity with respect to any of the foregoing; provided, however, that the exceptions in clauses (i) through (iv) above will not apply to the extent that the impact of such event, change, circumstance, effect or other matter is disproportionately adverse to Videocon d2h relative to other companies in any industry in which Videocon d2h operates.

The representations and warranties set forth in the Contribution Agreement:

•	have been qualified by information that Videocon d2h has set out in confidential disclosure schedules in connection with signing the Contribution Agreement—the information contained in these schedules modifies, qualifies and creates exceptions to Videocon d2h’s representations and warranties in the Contribution Agreement;
•	have been qualified by information that Videocon d2h and Silver Eagle set out in this proxy statement / prospectus as initially submitted to the SEC and, in certain circumstances, as amended and/or supplemented;
•	have, in some circumstances, been qualified by Videocon d2h’s knowledge;
•	will survive for only a limited period following consummation of the Transaction;
•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the Contribution Agreement if those statements turn out to be inaccurate; and
•	are subject to the materiality and material adverse effect standards described in the Contribution Agreement, which may differ from what may be viewed as material by you.

Each of Videocon d2h and Silver Eagle has made representations and warranties to the other regarding, among other things: corporate matters, including due organization and qualification; legal proceedings; authority relative to each party’s execution and delivery of the Contribution Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the business combination; brokers’ fees the parties may have to pay in connection with the business combination; and the accuracy of information provided for inclusion in this proxy statement/prospectus.

In addition, Videocon d2h has made representations and warranties to Silver Eagle regarding, among other things: governmental and third-party filings and consents necessary to complete the Transaction; financial statements and the absence of undisclosed liabilities; the absence of certain changes or events; tax matters; capitalization; compliance with applicable laws; matters relating to certain contracts; intellectual property; employee matters and benefit plans; insurance; matters concerning related party transactions; environmental matters; permits and licenses; compliance with anti-corruption laws; the absence of restrictive agreements with governmental entities; and its properties and assets.

Conduct of Business Pending the Transaction

Each of Videocon d2h and Silver Eagle has undertaken customary covenants that place restrictions on it until the earlier of the termination of the Contribution Agreement or the effective time of the Transaction.

Each of them has agreed to use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the Transaction and, in addition each of them has agreed to:

(i)	comply with procedures required by the Ministry of Information and Broadcasting for issuance of equity in Videocon d2h and all security clearance procedures;
(ii)	obtain from any other governmental body any other required consents or permits or to avoid any action or proceeding by any governmental body, in connection with the authorization, execution and delivery of the Contribution Agreement and the consummation of the Transaction; and
(iii)	as promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to the Contribution Agreement required under applicable law.

Videocon d2h has further agreed that, with certain exceptions, it will not, among other things, undertake the following actions without Silver Eagle’s prior consent:

•	amend its articles of incorporation or bylaws in a manner that could be expected to delay or otherwise interfere with the consummation of the Transaction;
•	issue, sell or pledge additional shares of its capital stock or securities convertible into any such shares, or any options, warrants or rights to acquire any such shares or other convertible securities;
•	purchase, redeem or otherwise acquire any outstanding shares of its capital stock;
•	declare, set aside or pay any dividend or other distribution in respect of its capital stock;
•	incur any Indebtedness for borrowed money other than in the Ordinary Course of Business (as such terms are defined in the Contribution Agreement);
•	terminate or materially and adversely amend any Material Contract (as such term is defined in the Contribution Agreement);
•	waive or release any right or claim of a material value to Videocon d2h other than in the Ordinary Course of Business;
•	sell, lease or license, or permit any material encumbrance on, any material portion of its assets other than in the Ordinary Course of Business (including providing purchase money security interests);
•	acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or stock or, or by any other manner, any business or entity, or enter into any joint venture, partnership or other similar arrangement for the conduct of its business;
•	take any action outside of the Ordinary Course of Business that causes Videocon d2h to deviate from the 2015 Budget (as defined in the Contribution Agreement) in any material respect;
•	enter into any transaction with any shareholder, or any affiliate of Videocon d2h, other than in the Ordinary Course of Business consistent with the items set out in the F-4; or
•	agree in writing to take any of the actions outlined in the foregoing bullet points.

Access and Cooperation

Subject to the term of their existing confidentiality agreement, Videocon d2h has agreed to permit Silver Eagle and its representatives to have reasonable access to its premises, personnel and books and records prior to the consummation of the Transaction.

Notice of Developments

Prior to Closing, Videocon d2h is obligated to advise Silver Eagle of any event, fact or condition or nonoccurrence of any event, fact or condition that may constitute a breach of any representation, warranty, covenant or agreement of Videocon d2h and to describe such issue in writing. Videocon d2h is also obligated to promptly supplement the information contained in the proxy statement / prospectus and the disclosure schedule to the Contribution Agreement. If Videocon d2h supplements its disclosure (whether in the proxy statement / prospectus or the disclosure schedules) or discloses an event or circumstance that constitutes a breach of any of its representation or warranties in the Contribution Agreement, Silver Eagle may (A) terminate the Contribution Agreement, (B) accept the supplemented or updated disclosure as a cure of the failure to disclose or the breach and continue the Contribution Agreement or (C) negotiate a mutually acceptable amendment to the Contribution Agreement with Videocon.

Bringdown / Update

On the day on which Silver Eagle publicly announces the record date for its Stockholder's Meeting, or such other date as agreed to in writing, Videocon d2h is required to confirm in writing that, as of such date, it believes in good faith after taking into account its actual results for the portion of its fiscal year ending March 31, 2015 (i) there will be no material deviations from the year-end targets in the 2015 Budget for certain agreed metrics and (ii) there is no material change of Videocon d2h’s opinion on the outlook for the fiscal year ending March 31, 2016. Videocon d2h is required to provide Silver Eagle with financial and other information, including updated management accounts, which reasonably support its belief on these points.

If Videocon d2h is unable to issue the requisite confirmations, Silver Eagle may: (A) terminate the Contribution Agreement, (B) proceed with the transactions contemplated by the Contribution Agreement or (C) negotiate a mutually acceptable amendment to the Contribution Agreement with Videocon d2h. On March 2, 2015, Videocon d2h provided Silver Eagle with the requisite confirmation.

The parties have also agreed to negotiate, in good faith, an amendment to the Contribution Agreement relating to changes in the valuation of Videocon d2h if there are revisions to certain Indian tax laws or any license fees payable to the GOI resulting in a material change in the overall profitability of, or investor outlook for, the industry in which Videocon d2h operates in India due to such change in laws.

Exclusivity

Subject to certain exceptions detailed in the Contribution Agreement, the parties have agreed to exclusivity arrangements pursuant to which neither them will entertain alternative business combination, sale, reorganizations or other organic transactions. This exclusivity agreement ends on March 31, 2015, but will be extended to the date that is forty-five (45) days after the Effective Date if the Effective Date occurs between March 1, 2015 and March 31, 2015.

Other Pre-Closing Covenants

The parties to the Contribution Agreement have also agreed to a number of other pre-closing covenants including:

•	An agreement by Videocon d2h that it will use its reasonable best efforts to cause the ADSs to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance, prior to the closing;
•	An agreement by Silver Eagle that it and its executive officers will use their reasonable best efforts to ensure that the shareholders of Silver Eagle approve the Transaction;
•	An agreement between that parties that they will take all actions necessary so that, as of the Closing, the Board of Directors of Videocon d2h will consist of the following directors: Saurabh Pradipkumar Dhoot, Shivratan Jeetmal Taparia, Pradeep Ramwilas Rathi, Nabankur Gupta, Karunchandra Srivastava, Harry E. Sloan and Jeff Sagansky;
•	An agreement by Videocon d2h to provide certain resale registration rights to persons deemed to be affiliates of Silver Eagle pursuant to Rule 145(c) under the Securities Act;
•	An agreement by Videocon d2h to use commercially reasonable efforts to provide to Silver Eagle the interim financial statements meeting SEC requirements for inclusion in the F-4 as soon as possible;
•	An agreement by Videocon d2h to use its reasonable best efforts to qualify the ADSs under applicable state securities and “blue sky” laws of such jurisdictions that may be required;
•	An agreement by each of Silver Eagle and Videocon d2h to use their reasonable best efforts to have the F-4 and 8-A12(b) declared effective under the Securities Act and the Exchange Act, respectively, as promptly as practicable, and the agreement by Silver Eagle thereafter to file and mail or deliver the Proxy Statement to its stockholders; and

•	An agreement by Videocon d2h to use its reasonable best efforts to ensure that the depositary prepares and files with the SEC the F-6 in such form as complies, in all material respects, with the applicable provisions of the Securities Act and the agreement by Videocon d2h to use its reasonable best efforts to ensure the F-6 is declared effective under the Securities Act prior to the closing.

Consents; Approvals

The consummation of the Transaction is subject to the receipt of certain notices, approvals, clearances and consents from the MIB, Videocon d2h’s lenders and the effectiveness of Videocon d2h’s registration statement on Form F-4. Under the DTH License Agreement, the MIB must approve the issuance of new Equity Shares contemplated by the Contribution Agreement. Further under applicable Indian law relating to foreign investment, the MIB must grant prior security clearance in respect of Jeff Sagansky, Harry E. Sloan (and each of their alternate directors, if any) proposed to be appointed on the board of directors of Videocon d2h at closing.

Conditions to Complete the Transaction

Each of Videocon d2h’s and Silver Eagle’s obligations to complete the Transaction is separately subject to the satisfaction or waiver, if waivable, of other conditions, including:

•	the other party’s representations and warranties in the Contribution Agreement being true and correct in all respects or in all material respects, as the context so requires;
•	the other party’s performance in all material respects of its obligations under the Contribution Agreement; and
•	there is not any order in effect preventing consummation of any of the transactions contemplated by the Contribution Agreement or any proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by the Contribution Agreement

Silver Eagle’s obligation to complete the Transaction is also subject to the satisfaction or waiver, if waivable, of the following conditions:

•	There not having occurred, since the date of the Contribution Agreement, a Material Adverse Change on Videocon d2h;
•	Videocon d2h having delivered to the depositary the Equity Shares having requested the depositary to issue ADSs to the Silver Eagle holders;
•	Videocon d2h having received all consents and permits of governmental bodies and any other consent required in respect of scheduled material contracts and any other consents which the parties otherwise agree are necessary for the consummation of the Transactions;
•	Each of the employment agreements between Videocon d2h and Saurabh Pradipkumar Dhoot, Anil Khera, Rohit Jain and Avanti Kumar Kanthaliya being in full force and effect as of the closing and before closing there has not been a change in compensation terms aggregating to more than US$500,000 without the prior written consent of Silver Eagle;
•	The Board of Directors of Videocon d2h consisting of (A) the following directors: Saurabh Pradipkumar Dhoot, Shivratan Jeetmal Taparia, Pradeep Ramwilas Rathi, Nabankur Gupta, Karunchandra Srivastava, Harry E. Sloan and Jeff Sagansky and (B) certain agreed alternate directors for Harry E. Sloan and Jeff Sagansky and Videocon d2h having confirmed the approval by its shareholders of resolutions appointing Harry E. Sloan, Jeff Sagansky and the alternate directors to the Board of Directors for a term of no less than 3 years and either of Harry E. Sloan or Jeff Sagansky having been appointed to the audit committee of the Board of Directors of Videocon d2h (provided they have affirmed their eligibility to serve);
•	The Shareholder Lockup, Tag Along and Voting Agreement having been executed and delivered by the parties thereto;
•	The Distribution Agent Agreement having been executed and delivered;
•	The Deposit Agreement having been executed and delivered;

•	The F-4, F-6 and 8-A registration statements having been declared effective by the SEC and in effect at the closing and the ADSs will having been approved for listing on the NASDAQ Stock Market, subject to notice of issuance;
•	The requisite approval of the holders of Silver Eagle’s common stock contemplated by this proxy statement/prospectus, including approval of the Business Combination proposal having been obtained;
•	Videocon d2h shall have adopted a stock option plan, in accordance with applicable law, and shall have granted to Mr. Saurabh Dhoot stock options exercisable to receive 2,800,000 Equity Shares, which is equivalent to 700,000 ADSs, with such options vesting and becoming exercisable upon satisfaction of the above referenced share price performance hurdles;
•	Videocon d2h having adopted a policy with respect to compliance with the Foreign Corrupt Practices Act of 1977, as amended;
•	The depositary having furnished a confirmation of the deposit with it or the custodian of the Equity Shares being so deposited and the payment by Videocon d2h of any fees payable to the depositary; and
•	Videocon d2h having delivered to Silver Eagle a certificate of the Secretary of Videocon d2h, dated as of the closing date, attaching and certifying the organizational documents and authorizing resolutions of Videocon d2h and certifying the incumbency and signatures of the persons signing the Contribution Agreement and the ancillary agreements related to the Contribution Agreement and customary closing certificates and other instruments and documents required by the agreement.

Videocon d2h’s obligation to complete the Transaction is subject to the satisfaction or waiver, if waivable, of the following conditions:

•	Silver Eagle having obtained the requisite approval of the holders of Silver Eagle’s common stock contemplated by this proxy statement/prospectus, including approval of the Business Combination Proposal;
•	Silver Eagle has delivered to Videocon d2h at the closing a certificate, in form and substance reasonably satisfactory to Videocon d2h, confirming that each of the conditions specified above is satisfied;
•	In accordance with the Contribution Agreement, Silver Eagle has deposited the Contribution Amount to an account designated by Videocon d2h;
•	Silver Eagle has delivered to Videocon d2h a certificate of the Secretary of Silver Eagle, dated as of the closing date, attaching and certifying the organizational documents and authorizing resolutions of Silver Eagle and certifying the incumbency and signatures of the persons signing the Contribution Agreement and the ancillary agreements related to the Contribution Agreement;
•	Silver Eagle has received all consents and permits of governmental bodies and other persons and entities necessary for the consummation of the Transaction; and
•	The Sponsor Lockup Agreement having been executed and delivered by the parties thereto.

Post-Closing Covenants of the Parties

Videocon d2h has the following post-closing covenants under the Contribution Agreement:

•	Maintaining the Listing – Videocon d2h will maintain the listing of the ADSs on the NASDAQ Stock Market for no less than 5 years from the closing date; provided that, Videocon d2h will be under no obligation to maintain the listing upon at least 6 months’ prior written notice to the holders of the ADSs if: (i) Videocon d2h has Equity Shares listed on the BSE or other well-known and recognized international exchange outside the United States with an aggregate value in excess of $100 million held by non-affiliates of Videocon d2h, (ii) there are material changes in the laws of the United States following the closing date that require direct expenses by Videocon d2h of more than $3 million per annum in respect of maintaining such listing on the NASDAQ Stock Market and (iii) the 3 month daily average trading value of the ADSs on NASDAQ Stock Market is less than $1.0 million.
•	Providing Indemnification to its Directors – From and after the closing, Videocon d2h will provide or will cause to be provided to its directors customary indemnification coverage including rights to indemnification, advancement of expenses, and directors’ and officers’ insurance which are at least as favorable to such individuals as the rights to advancement of expenses, and directors’ and officers’ insurance consistent with industry standards, including by entering into indemnification agreements with the covered persons which provide such rights.
•	Audit Committee Composition – Videocon d2h has agreed that Harry E. Sloan or Jeff Sagansky will be a member of the audit committee of the Board of Directors of Videocon d2h for so long as one or the other or either of their alternates remains a director and for so long as they continue to satisfy all requirements at law and stock exchange requirements with respect to services on such audit committee.

Silver Eagle made the following covenants under the Contribution Agreement:

•	Payment of its Expenses – Silver Eagle will be responsible for and will pay the amount payable in respect of any all legal professional or transaction-related costs, fees and expenses incurred by Silver Eagle or its affiliates in connection with the Contribution Agreement or the Transaction.

Termination

The Contribution Agreement may be terminated as provided below:

•	By Mutual Consent – Videocon d2h and Silver Eagle may terminate by mutual written consent at any time prior to the closing.
•	By either party based on Exchange Rate Movements – Either Videocon d2h or Silver Eagle may terminate in the event the rupee/U.S. dollar exchange rate has either appreciated or depreciated more than 10% versus the base rate calculated in accordance with the Contribution Agreement on the last trading day before the effective date of Videocon d2h’s registration statement on Form F-4, or the parties may agree to negotiate additional adjustments or renegotiate the amounts set forth in the Contribution Agreement.
•	By Videocon based on Silver Eagle Breaches, etc. – Videocon d2h may terminate (i) in the event Silver Eagle has breached or failed to perform in any material respect any representation, warranty, or covenant contained in the Contribution Agreement which breach or failure to perform (a) would cause any condition precedent to obligations of Videocon d2h under the Contribution Agreement not to be satisfied and (b) either cannot be cured or, if curable, is not cured by Silver Eagle on or before the earlier of March 31, 2015 and the date which is 30 business days following receipt by Silver Eagle of written notice of such breach or failure or (ii) if the closing will not have occurred on or before the later of (x) March 31, 2015 or (y) if the Effective Date has occurred, 45 business days from the Effective Date, by reason of the failure of any such condition precedent (unless the failure results primarily from Videocon d2h itself materially breaching any representation, warranty, or covenant contained in the Contribution Agreement).
•	By Silver Eagle Based on Videocon d2h Breaches etc. – Silver Eagle may terminate (i) in the event Videocon d2h has breached or failed to perform in any material respect any representation, warranty, or covenant contained in the Contribution Agreement which breach or failure to perform (a) would cause any condition precedent to obligations of Silver Eagle under the Contribution Agreement not to be satisfied and (b) either cannot be cured or, if curable, is not cured by Videocon d2h on or before the earlier of March 31, 2015 and the date which is 30 business days following receipt by Videocon d2h of written notice of such breach or failure or (ii) if the closing will not have occurred on or before the later of (x) March 31, 2015 or (y) if the Effective Date has occurred, 45 business days from the Effective Date, by reason of the failure of any such condition precedent (unless the failure results primarily from Silver Eagle itself materially breaching any representation, warranty, or covenant contained in the Contribution Agreement).
•	By Silver Eagle If it Does Not Accept Supplementations, Changes to Disclosure – Silver Eagle may terminate if any supplementation of the Contribution Agreement, disclosure schedule or the F-4 occurs or any disclosure is made regarding the untruth of any representation or warranty made in the Contribution Agreement. In such cases, Silver Eagle will have the option of either (i) terminating the Contribution Agreement, (ii) accepting such supplemented Agreement, the F-4 and/or additional disclosure, as applicable, in which event such supplementation and/or additional disclosure will operate as a cure of the failure to disclose the information, or a cure of the breach of any representation or warranty made therein, or (iii) negotiating and entering into with Videocon d2h an amendment to the Contribution Agreement acceptable to Silver Eagle and Videocon d2h on such terms as they may agree.
•	By Silver Eagle If Videocon d2h Fails To Confirm That It Will Meet Certain Business Metrics – Silver Eagle may terminate in the event Videocon d2h does not confirm that there are no material deviations from the year-end targets in the 2015 budget or provide applicable financial and other information as provided in Videocon d2h’s covenants in the Contribution Agreement. Silver Eagle will have the option, exercisable within 30 days of the day on which Silver Eagle publicly announces the record date for its Stockholder’s Meeting (or such later date on which the parties have agreed to in writing to allow Videocon d2h to deliver the foregoing written confirmation) of either (i) terminating the Contribution Agreement by delivering a notice to Videocon d2h, (ii) proceeding with the Transaction under the terms of the Contribution Agreement or (iii) negotiating and entering into with Videocon d2h an amendment to the Contribution Agreement acceptable to Silver Eagle and Videocon d2h.

Effect of Termination

If the Contribution Agreement is terminated as described above, all obligations of the parties under he Contribution Agreement will terminate; provided, however, that certain miscellaneous provisions will survive the termination. Nothing in the termination provisions of the Contribution Agreement will release any party from any liability for any willful or intentional breach of any covenant or agreement in the Contribution Agreement. In no event will the liability of any party under the Contribution Agreement after its termination for any reason exceed $1.5 million.

Expenses

Except as otherwise expressly provided in the Contribution Agreement, each of Videocon d2h and Silver Eagle will bear its own costs and expenses (including legal fees and expenses) incurred in connection with the Contribution Agreement and the Transaction.

Videocon d2h will be responsible for payment of (i) any filing fees owed to the SEC or NASDAQ, (ii) any costs and expenses (including premiums) incurred in connection with the procurement of directors’ and officers’ insurance (other than for any“tail” policies to be acquired by Silver Eagle for Silver Eagle's directors and officers), (iii) any costs, fees and expenses to its consultants, auditors, accountants, attorneys, brokers or investment bankers and (iv) any application or listing fees related to the Contribution Agreement and the Transaction.

Amendments

The Contribution Amendment may not be amended other than by means of a written instrument signed by Videocon d2h and Silver Eagle. A waiver of any provision of the Contribution Agreement or any default, misrepresentation, or breach of warranty or covenant under the Contribution Agreement will not be valid unless the waiver is in writing and signed by the party making such waiver. Any such waiver will not be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under the Contribution Agreement or affect in any way any rights arising from such occurrence.

Distribution of ADSs

Videocon d2h will deliver to the depositary the Equity Shares issued by Videocon d2h in exchange for the Contribution by Silver Eagle, which Equity Shares will be registered in the name of the depositary (or its custodian) and will be represented by ADSs to be issued by the depositary to the stockholders of Silver Eagle as of the close of business on a date determined by the Board of Directors of Silver Eagle or, if required by the depositary, to transfer all such ADSs to the distribution agent for further transfer to such stockholders of Silver Eagle (as directed by Silver Eagle).

As soon as reasonably practicable after the closing, but in no event later than the third business day following the closing date, Videocon d2h will cause the depositary to issue and deliver ADSs representing the Equity Shares to such stockholders of Silver Eagle (or credit through direct registration) or, if required by the depositary, to the distribution agent for further transfer to such stockholders of Silver Eagle.

Indemnification

Indemnification between Videocon d2h and Silver Eagle

Videocon d2h will indemnify and hold harmless Silver Eagle, its representatives and the SEAC Distribution Record Holders (as defined in the Contribution Agreement), each of their respective affiliates, and their respective successors and assigns (the “Silver Eagle indemnitees”) from and against the entirety of any adverse consequences that they may suffer or incur resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made in the Contribution Agreement by Videocon d2h (except if such breach or inaccuracy arises solely from legislative, judicial or other acts of a governmental body following the date of the Contribution Agreement) or (b) any breach of any post-closing covenant or agreement of Videocon d2h in the Contribution Agreement.

Silver Eagle will indemnify and hold harmless Videocon d2h and its representatives, each of their respective affiliates, and their respective successors and assigns (the “Videocon d2h indemnitees”) from and against the entirety of any adverse consequences they may suffer or incur resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Silver Eagle in the Contribution Agreement (except if such breach or inaccuracy arises solely from legislative, judicial or other acts of a governmental body following the date of the Contribution Agreement) or (b) any breach of any covenant or agreement of Silver Eagle in the Contribution Agreement.

No Videocon d2h indemnitee or Silver Eagle indemnitee may sell or otherwise transfer any of its indemnification rights to any third party, including to any person or entity that acquires or otherwise succeeds to any Equity Shares owned by a holder of Equity Shares.

Survival and Time Limitations

All representations, warranties, covenants and agreements of Videocon d2h and Silver Eagle in the Contribution Agreement or any other certificate or document delivered pursuant thereto will survive the closing. Except regarding ongoing notification requirements under the Contribution Agreement, the right to indemnification for adverse consequences based on such representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by a party at any time, whether before or after the execution and delivery of the Contribution Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, except that a party will not be entitled to indemnification if the party from which it is seeking indemnification proves that the party seeking indemnification obtained knowledge of such inaccuracy or non-compliance from the party from which it is seeking indemnification prior to entering into the Contribution Agreement.

Videocon d2h will have no liability with respect to any indemnity claim by Silver Eagle Indemnitees unless Silver Eagle notifies Videocon d2h of such a claim on or before the date that is 30 days after Videocon d2h has made publicly available its audited financial statements for the full fiscal year ending March 31, 2016 (the“survival date”); provided, however, that any claim related to intentional or fraudulent breaches of the representations and warranties may be made at any time without limitation. Silver Eagle will have no liability with respect to any claim for any breach or inaccuracy of any representation or warranty in the Contribution Agreement unless Videocon d2h notifies Silver Eagle of such a claim on or before the survival date; provided, however, that any claim relating to intentional or fraudulent breaches of the representations and warranties may be made at any time without limitation. If Silver Eagle or Videocon d2h, as applicable, provides proper notice of a claim within the applicable time period set forth above, then liability for such claim will continue until such claim is resolved.

Third Party Claims

If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “third-party claim”) against any person or entity (the “indemnified party”) with respect to any matter that the indemnified party might make a claim for indemnification against any party (the “indemnifying party”) under the Contribution Agreement, the indemnifying party will have the right to defend the indemnified party against the third-party claim with counsel reasonably satisfactory to the indemnified party, provided, that (i) the indemnifying party notifies the indemnified party in writing within 15 days after the indemnified party has given notice of the third-party claim that the indemnifying party will indemnify the indemnified party from and against the entirety of any adverse consequences the indemnified party may suffer from the third-party claim, (ii) the indemnifying party provides the indemnified party with evidence reasonably acceptable to the indemnified party that the indemnifying party will have the financial resources to defend against the third-party claim and fulfill its indemnification obligations, (iii) the third-party claim involves only money damages, (iv) disposition of the third-party claim is not, in the good faith judgment of the indemnified party, likely to establish a precedent adverse to the continuing business interests or the reputation of the indemnified party, and (v) the indemnifying party conducts the defense of the third-party claim actively and diligently. The indemnifying party will keep the indemnified party apprised of all material developments, including settlement offers, with respect to the third-party claim and permit the indemnified party to participate in the defense of the third-party claim. So long as the indemnifying party is conducting the defense of the third-party claim in accordance with the Contribution Agreement, the indemnifying party will not be responsible for any attorneys’ fees or other expenses incurred by the indemnified party regarding the defense of the third-party claim.

In the event that the indemnifying party fails to conduct the defense of the third-party claim in accordance with the Contribution Agreement, however, (i) the indemnified party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the third-party claim in any manner it may reasonably deem appropriate, (ii) the indemnifying party will reimburse the indemnified party promptly and periodically for the costs of defending against the third-party claim (including reasonable attorneys’ fees and expenses), and (iii) the indemnifying party will remain responsible for any adverse consequences the indemnified party may suffer from the third-party claim to the fullest extent provided in the Contribution Agreement.

Except in the event the indemnifying party fails to conduct the defense of the third-party claim in accordance with the Contribution Agreement, neither the indemnified party nor the indemnifying party will consent to the entry of any judgment or enter into any settlement with respect to the third-party claim without the prior written consent of the other party.

Limitations and Other Matters Regarding Indemnification

All indemnification liabilities under the Contribution Agreement, including third-party claims, will be subject to a basket of the aggregate adverse consequences of 2.0% of the Contribution Amount, under which the parties will have no liability to each other, and a maximum liability cap of the aggregate adverse consequences of 12.5% of the Contribution Amount.

For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of adverse consequences resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase will be disregarded, it being the understanding of Videocon d2h and Silver Eagle that for purposes of determining indemnification liability under the Contribution Agreement, the representations and warranties of the parties will be read as if such terms and phrases were not included in them.

Except with respect to claims based on fraud, intentional misconduct or the failure to perform and comply with the covenants and agreements that survive the closing, the indemnification provided pursuant to the Contribution Agreement will be the sole and exclusive remedy for any adverse consequences resulting from, with respect to or arising out of any breach or claim in connection with the Contribution Agreement, any schedule thereto and any certificate delivered in connection therewith, without limiting a party’s right to pursue equitable remedies, including injunctive relief and specific performance.

Agreements Related to the Contribution Agreement

Shareholder Lockup, Tag Along and Voting Agreement

Pursuant to the Shareholder Lockup, Tag Along and Voting Agreement, shareholders of Videocon d2h who are parties to the Shareholder Lockup, Tag Along and Voting Agreement will covenant that during the Lock-up Period (as defined below), subject to certain customary exceptions, they will not (i) sell, offer to sell, contract or agree to contract to sell, hypothecate, pledge, grant any option or purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any portion of its equity securities in Videocon d2h, (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such securities, whether such transaction is to be settled by delivery of such shares or other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in (i) or (ii) above. The Lock-up Period is the period beginning on the closing date of the Contribution Agreement and ending on the earlier of the date: (a) that is 12 months following the closing date or earlier if (x) the last sales price of Videocon d2h ADSs on the Nasdaq Stock Market (converted into Indian rupees on each such date at the Indian Rupee/U.S. Dollar Exchange Rate on such day) equals or exceeds 125% of the price per Videocon d2h ADS to be issued to the Silver Eagle stockholders (converted into Indian rupees at the Indian Rupee/U.S. Dollar Exchange Rate prevailing on the closing date of the Contribution Agreement) (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within three years following the closing date, after which transfers of 50% of the equity securities will be permitted (pro rata among the shareholders who are parties to the Shareholder Lockup and Voting Agreement), or (y) the last sales price of Videocon d2h ADSs on the Nasdaq Stock Market (converted into Indian rupees on each such date at the Indian Rupee/U.S. Dollar Exchange Rate on such day) equals or exceeds 150% of the price per Videocon d2h ADS issued to be issued to the Silver Eagle stockholders (converted into Indian rupees at the Indian Rupee/U.S. Dollar Exchange Rate prevailing on the closing date of the Contribution Agreement) (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within three years following the closing date, after which transfers of the remaining 50% of the equity securities will be permitted (pro rata among the shareholders who are parties to the Shareholder Lockup and Voting Agreement), (b) Videocon d2h consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the equityholders of Videocon d2h (including the holders of the Videocon d2h ADSs) having the right to exchange their equity securities for cash, securities or other property and (c) Videocon d2h consummates an initial public offering of its Equity Shares in India with such shares listed on a recognized stock exchange in India.

If the shareholders who are parties to the Shareholder Lockup, Tag Along and Voting Agreement propose to engage in a transfer of at least 50% (on a fully-diluted basis) of the outstanding share capital of Videocon d2h to a strategic purchaser (a “control sale”), as a condition to such control sale, such selling shareholders will require such strategic purchaser to make a tender offer to purchase, in accordance with applicable securities laws, rules and regulations, and at the same price per share underlying the Videocon d2h ADSs from the holders of Videocon d2h ADSs equal to: (i) the number of Equity Shares to be sold by such shareholders to such strategic purchaser divided by the total number of Equity Shares held by such shareholders; multiplied by (ii) the number of outstanding Videocon d2h ADSs. This obligation will terminate upon such shareholders ceasing to own 50% (on a fully-diluted basis) of the outstanding share capital of Videocon d2h.

To the extent permitted by applicable laws, rules and regulations, each of the shareholders who are parties to the Shareholder Lockup, Tag Along and Voting Agreement agrees to vote all Equity Shares owned by such shareholder, or over which such shareholder has voting control, to ensure that each of Harry E. Sloan and Jeff Sagansky: (i) shall be elected to the Board of Directors of Videocon d2h for a period of no less than 3 years following the closing date; (ii) may not be removed other than for cause; and (iii) shall be replaced by such director’s respective alternate director or other designee upon any vacancies created by resignation, removal (other than for cause) or death.

Sponsor Lockup Agreement

Pursuant to the Sponsor Lockup Agreement, the Sponsor will covenant that during the Lock-up Period (as defined below), subject to certain customary exceptions, it will not (i) sell, offer to sell, contract or agree to contract to sell, hypothecate, pledge, grant any option or purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any portion of its Videocon d2h ADSs issued pursuant to the Contribution Agreement, (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of the Videocon d2h ADSs, whether such transaction is to be settled by delivery of Videocon d2h ADSs or other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in (i) or (ii) above. The Lock-up Period is the period beginning on the closing date of the Contribution Agreement and ending on the earlier of the date: (a) that is 12 months following the closing date or earlier if (x) the last sales price of Videocon d2h ADSs on the Nasdaq Stock Market (converted into Indian rupees on each such date at the Indian Rupee/U.S. Dollar Exchange Rate on such day) equals or exceeds 125% of the price per Videocon d2h ADS to be issued to the Silver Eagle stockholders (converted into Indian rupees at the Indian Rupee/U.S. Dollar Exchange Rate prevailing on the closing date of the Contribution Agreement) (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within three years following the closing date, after which transfers of 50% of the Videocon d2h ADSs will be permitted, or (y) the last sales price of Videocon d2h ADSs on the Nasdaq Stock Market (converted into Indian rupees on each such date at the Indian Rupee/U.S. Dollar Exchange Rate on such day) equals or exceeds 150% of the price per Videocon d2h ADS to be issued to the Silver Eagle stockholders (converted into Indian rupees at the Indian Rupee/U.S. Dollar Exchange Rate prevailing on the closing date of the Contribution Agreement) (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within three years following the closing date, after which transfers of the remaining 50% of the Videocon d2h ADSs will be permitted), (b) Videocon d2h consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the equityholders of Videocon d2h (including the holders of the Videocon d2h ADSs) having the right to exchange their equity securities for cash, securities or other property and (c) Videocon d2h consummates an initial public offering of its Equity Shares in India with such shares listed on a recognized stock exchange in India. In addition, the Sponsor shall also be permitted to transfer the Videocon d2h ADSs to Videocon d2h in connection with any redemption, repurchase, acquisition, exchange, tender offer or otherwise of Videocon d2h ADSs in the event that the holders of the Videocon d2h ADSs (other than the Sponsor) fail to sell a sufficient number of Videocon d2h ADSs in connection with any such redemption, repurchase, acquisition, exchange, tender offer or other similar transaction.

Treatment of the Founder Shares in the Transaction

Immediately prior to the closing of the Transaction, the Sponsor, Dennis A. Miller and our independent directors will forfeit, in aggregate, 2,875,000 founder shares, 2,031,250 of which will be “founder earnout shares” as described in the prospectus for Silver Eagle’s initial public offering which are subject to forfeiture if certain share price targets are not met following the closing of Silver Eagle’s business combination transaction. This represents forfeiture of all of the founder earnout shares held by our founders. Following such forfeiture, the Sponsor, Dennis A. Miller and the independent directors of Silver Eagle, James McNamara Ernest Del, Jay Itzkowitz and Eli Baker will hold, in aggregate, 5,235,000 founder shares. Under the Contribution Agreement, following the closing of the Transaction, Videocon d2h is required to issue the Sponsor an additional 1.3 million ADSs (valued at approximately $13.0 million based on the price per ADS of $10.00 ascribed by the parties to the Transaction) increasing ratably to a maximum of an additional 2.0 million ADSs (valued at approximately $20.0 million based on the price per ADS of $10.00 ascribed by the parties to the Transaction), based on the applicable actual Contribution Amount contributed by Silver Eagle to Videocon d2h, by way of a bonus issue of shares (or such other form of issuance as determined by the independent members of the Board of Directors of Videocon d2h) in accordance with applicable Indian laws. In the event that such Videocon d2h shares are issued by way of a bonus issue, the holders of the ADSs (including any holders of equity shares underlying such ADSs), other than the Sponsor, shall have no interest in or entitlement to equity shares issued pursuant to such bonus, and such holders shall be deemed to have waived their interest in or entitlement to equity shares issued pursuant to such bonus.

50% of such ADSs will be issuable if the last sales price of the Videocon d2h ADSs on NASDAQ (converted into rupees in accordance with the Contribution Agreement) for any 20 trading days within any 30-trading day period within three years from the closing date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds 125% of the price per ADS issued to the Silver Eagle stockholders in the Transaction (converted into rupees in accordance with the Contribution Agreement) and the remaining 50% of such ADSs will be issuable if the last sales price of the Videocon d2h ADSs on the NASDAQ (converted into rupees in accordance with the Contribution Agreement) for any 20 trading days within any 30-trading day period within three years from the closing date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds 150% of the price per ADS issued to the Silver Eagle stockholders in the Transaction (converted into rupees). However, at any time prior to the satisfaction of these share price hurdles during the three year period following the closing date, if Videocon d2h files a draft red herring prospectus for an initial public offering in India, then all the unissued equity shares and ADSs subject to the above described earn-out provision shall be issued prior to filing of such draft red herring prospectus, provided however that necessary actions will be taken in accordance with applicable law to cause the effect of 50% of such issuance to be nullified if the last sales price of the Videocon d2h ADSs on NASDAQ (converted into rupees in accordance with the Contribution Agreement) for any 20 trading days within any 30-trading day period within three years from the closing date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) does not equal or exceed 125% of the price per ADS issued to the Silver Eagle stockholders in the Transaction (converted into rupees in accordance with the Contribution Agreement) and the effect of the remaining 50% of such issuance to be nullified if the last sales price of the Videocon d2h ADSs on the NASDAQ (converted into rupees in accordance with the Contribution Agreement) for any 20 trading days within any 30-trading day period within three years from the closing date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds 150% of the price per ADS issued to the Silver Eagle stockholders in the Transaction (converted into rupees in accordance with the Contribution Agreement). If for any reason Videocon d2h is not permitted to issue such equity shares or ADSs, then Videocon d2h will make such other issuances or cash payments to the Sponsor that would result in the Sponsor receiving the same economic rights, benefits and privileges it otherwise would have been entitled to had the issuances of the equity shares and/or ADSs described above been made.

In addition to receiving ADSs in respect of 5,235,000 founder shares held at closing, the following table includes the number of additional Videocon d2h equity shares (represented by ADSs) that the sponsor will be entitled to receive from Viedocon d2h based on varying contribution levels, and based on the post-closing price performance of the ADSs during the three-year period following the closing, as described above.

Contribution	Amount	Equity Shares that may be Issued to Founders	ADSs Representing Equity Shares that may be Issued to Founders	Value of ADSs Representing Equity Shares that may be Issued to Founders(1)
Minimum	$200,850,000	5.2 million	1.3 million	$13,000,000
Median	$237,100,000	6.6 million	1.7 million	$17,000,000
Maximum	$273,350,000	8.0 million	2.0 million	$20,000,000

(1)	Based on the initial price of $10.00 per ADS, which is the value ascribed by the parties to the Transaction to the Videocon d2h ADSs to be issued at closing.

Background of the Transaction

The terms of the Transaction are the result of negotiations between the representatives of Silver Eagle and Videocon d2h. The following is a brief description of the background of these negotiations and the resulting Transaction.

Silver Eagle is a special purpose acquisition company (SPAC) formed in Delaware on April 11, 2013 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Silver Eagle has sought to capitalize on the substantial deal sourcing, investing and operating expertise of its management team to identify and combine with media or entertainment businesses with high growth potential in the United States or internationally.

On July 30, 2013, Silver Eagle consummated its initial public offering, or IPO, of 32,500,000 units, with each unit consisting of one share of our common stock and one warrant to purchase one-half share of our common stock at an exercise price of $11.50 per full share (for each pair of warrants). The units in Silver Eagle's IPO were sold at an offering price of $10.00 per unit, generating total gross proceeds of $325,000,000. Prior to the consummation of Silver Eagle's IPO, the founding shareholders, including Harry E. Sloan, Jeff Sagansky, James Graf (Messrs. Sloan, Sagansky and Graf being members of the Sponsor) and Dennis Miller purchased 8,125,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. On July 10, 2013, the Sponsor and Mr. Miller transferred an aggregate of 35,000 founder shares each to James M. McNamara and Ernest Del, each of whom agreed to serve on Silver Eagle’s board of directors upon the closing of its IPO.

Simultaneously with the consummation of its IPO, Silver Eagle consummated the private sale of 15,000,000 sponsor warrants to purchase one-half share of common stock at an exercise price of $5.75 per half share ($11.50 per share per pair of warrants) to the Sponsor at a price of $0.50 per warrant, generating gross proceeds of $7,500,000. After deducting underwriting discounts and commissions and offering expenses, $325,000,000 of the proceeds of Silver Eagle's IPO and the private placement of the sponsor warrants (or approximately $10.00 per unit sold in our IPO) was placed in a trust account with Continental Stock Transfer & Trust Company as trustee. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, which invest only in direct U.S. government treasury obligations.

Except for the withdrawal of interest to pay income taxes, if any, and a one-time release of amounts necessary to pay Delaware franchise taxes on a timely basis, none of the funds held in the trust account may be released from the trust account until the earlier of (i) the completion of Silver Eagle’s initial business combination and (ii) the redemption of 100% of Silver Eagle’s public shares if Silver Eagle is unable to complete its initial business combination by April 30, 2015 (or July 30, 2015 if it has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by April 30, 2015 but has not completed the initial business combination by that date). After the payment of expenses relating to Silver Eagle's IPO, approximately $1,000,000 of the net proceeds of the IPO and private placement of the sponsor warrants was retained by Silver Eagle (outside the trust account) for working capital purposes. As of December 31, 2014, $188,970 had been withdrawn from the trust account for taxes and no funds had been withdrawn for working capital purposes. As of December 31, 2014, there was $0 held outside the trust account available for working capital purposes.

Prior to the consummation of its IPO, neither Silver Eagle, nor anyone on its behalf, contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to such a transaction with Silver Eagle.

After its IPO, Silver Eagle's officers and directors commenced an active search for prospective businesses or assets to acquire in its initial business combination. Representatives of Silver Eagle were contacted by numerous individuals and entities who offered to present ideas for acquisition opportunities, including financial advisors and other members of the financial, entertainment, media and technology communities. Silver Eagle's officers and directors and their affiliates also brought to its attention target business candidates.

During this search process, Silver Eagle reviewed more than 30 acquisition opportunities and entered into detailed discussions with more than 10 potential target businesses or their representatives. Silver Eagle ultimately determined to abandon each of its other potential acquisition opportunities either because (i) it did not succeed in a competitive auction or (ii) it concluded that the target business or the terms of a potential business combination would not be a suitable acquisition for Silver Eagle, particularly in comparison to Videocon d2h.

The vast majority of the potential targets considered by Silver Eagle were U.S. and international media and entertainment companies. In particular, Silver Eagle evaluated a number of domestic and foreign traditional broadcast and other content-driven media businesses and domestic based new media businesses, among other opportunities.

On or about June 5, 2014, Jay Itzkowitz, who currently serves as General Counsel of Global Eagle Entertainment Inc., contacted Harry E. Sloan and Jeff Sagansky, Silver Eagle’s Chairman/Chief Executive Officer and President, respectively, and who both serve as independent directors of Global Eagle Entertainment Inc., to discuss the potential for Silver Eagle to pursue a business combination with one or more of the six direct-to-home broadcasting (commonly referred to as “DTH”) operators in India, given the potential growth and consolidation opportunities in that market, and offered to introduce Silver Eagle to one or more of the potential targets. An Overseas Citizen of India, Mr. Itzkowitz has over 30 years of experience in India, which included 10 years at News Corporation where he was involved in all of News Corporation’s investments in the Indian media sector, including the initial acquisition of STAR TV and investments in ZEE TV and UTV. Mr. Sloan and Mr. Sagansky indicated that they would be interested in learning more about the general opportunity to acquire an operator in this sector and any specific potential targets for Silver Eagle. Mr. Itzkowitz then suggested an initial target, which was not Videocon d2h but another DTH operator, and introduced a director on the board of directors of that initial target, who met with Mr. Sloan and Mr. Sagansky in New York on June 10, 2014.

On June 23, 2014 Silver Eagle met with bankers from Deutsche Bank Securities Inc., or Deutsche Bank, in New York to get Deutsche Bank’s views on Indian DTH market, various targets and market demand for such a transaction based on publicly available information. On or about that time, Silver Eagle also introduced the director of the initial target to representatives of Deutsche Bank. Silver Eagle did not sign a nondisclosure agreement or receive non-public information about the initial target. In early July 2014, Silver Eagle made the determination that it would be challenging for a SPAC to consummate a transaction with that initial target for a variety of reasons and therefore decided not to pursue the initial target and instead continued to pursue other potential transactions.

Thereafter, at Silver Eagle’s request, Mr. Itzkowitz and his contacts facilitated a meeting in London on July 18, 2014 between a representative of the Videocon Group, and Mr. Sloan and James Graf, Silver Eagle’s Chief Financial Officer. At that meeting, the Videocon Group representative generally described the business of Videocon d2h and prospects in the Indian DTH market, and the Silver Eagle executives described their background, and advantages of taking Videocon d2h public on the NASDAQ market in conjunction with a transaction with Silver Eagle over the potential domestic Indian IPO which Videocon d2h had been planning. The Videocon Group representative advised that Mr. Saurabh Pradipkumar Dhoot, Executive Director and the controlling shareholder of Videocon d2h, was the appropriate person to discuss the proposed transaction between Silver Eagle and Videocon d2h.

Based on feedback received during that meeting, a call was arranged on July 28, 2014 between Videocon d2h executives Mr. Saurabh Pradipkumar Dhoot, Executive Director of Videocon d2h, Mr. Rohit Jain, Deputy Chief Executive Officer, and Mr. S.K. Shelgikar, Videocon Group advisor, and Mr. Sagansky, and Mr. Graf, to discuss a potential transaction in greater detail, including considerations relating to the planned domestic IPO for the company and the general economics of a transaction with an acquisition company such as Silver Eagle.

On July 29, 2014, Mr. Sloan, Mr. Sagansky and Mr. Graf briefed Deutsche Bank on the situation and asked Deutsche Bank to clear conflicts, as Silver Eagle intended to retain Deutsche Bank to assist in its pursuit of a transaction with Videocon d2h. Silver Eagle signed a formal engagement letter with Deutsche Bank on September 12, 2014, although Deutsche Bank commenced preliminary work as of July.

Silver Eagle and Videocon d2h signed a non-disclosure agreement on August 3, 2014. Videocon d2h began providing information to Silver Eagle on August 12, 2014.

During the remainder of August 2014, Silver Eagle and Videocon d2h executives and advisors from Deutsche Bank had numerous conference calls and exchanged emails to discuss the business plan and a potential transaction. These calls primarily involved Mr. Graf from Silver Eagle and Mr. Rohit Jain from Videocon d2h, but also involved Mr. Sloan, Mr. Sagansky, Mr. Saurabh Pradipkumar Dhoot, Mr. Shelgikar, Mr. Avanti Kanthaliya, Chief Financial Officer of Videocon d2h, and members of the Deutsche Bank team in India, Singapore and elsewhere. At no time during this period was an investment proposal delivered to either party, and discussions remained exploratory in nature.

On September 7, 2014, Mr. Graf traveled to Mumbai, India for three days of preliminary diligence meetings with the company and Deutsche Bank. The purpose of the trip was to collect enough information for Silver Eagle to (i) determine if it wanted to continue evaluating the company and if so (ii) begin to conduct due diligence and develop its own financial model for the company and a view on valuation and deal structure. During this trip, Mr. Graf met with Mr. Saurabh Pradipkumar Dhoot, Mr. Rohit Jain, Mr. Kanthaliya, Mr. Anil Khera, Chief Executive Officer of Videocon d2h, and other members of the management team, as well as Deutsche Bank representatives. On September 9, 2014, Silver Eagle arranged for its accounting advisor, to meet with Khandelwal Jain & Co., Videocon d2h’s independent auditor, to discuss the financial reporting requirements for the registration of shares under SEC rules. Mr. Graf and Deutsche Bank met several local law firms to discuss transaction structures in the context of local regulations, and it was determined in early September, after considering a wide range of other alternatives, that the structural approach ultimately utilized for this Business Combination was the most likely to succeed from a local tax and regulatory perspective. Specifically, traditional merger structures were eliminated as alternatives, as (i) no tax free exchange could be achieved for the Videocon d2h shareholders from an Indian context, whether done domestically in India or with an offshore entity, and (ii) an acquisition of Silver Eagle by Videocon d2h or acquisition of a large minority block of shares in Videocon d2h by Silver Eagle itself would attract an Indian government approval process of uncertain scope and timing, which was undesirable given Silver Eagle’s deadline to complete a business combination. Silver Eagle and Videocon d2h believed that the only structure that would work on the desired timeline would require Videocon d2h to be the surviving entity and issuer of shares and that, to ensure proceeds accrue efficiently and directly to the company, and for Silver Eagle shareholders to benefit most directly in the company without the expense and inefficiency of an intermediate holding company, that the new shares in Videocon d2h be issued directly to the Silver Eagle shareholders, including the founders.

Numerous conference calls among the Silver Eagle and Videocon d2h executives and Deutsche Bank were held during the remainder of September 2014 through early October 2014 to discuss and clarify proposed terms. In the course of these discussions, the principals decided there was sufficient common ground to meet in London on October 15, 2014 to try to negotiate a deal.

Mr. Sloan, Mr. Sagansky, Mr. Graf, Mr. Dhoot, Mr. Khera, Mr. Jain, Mr. Shelgikar and Deutsche Bank executives met at the offices of Deutsche Bank in London on October 15, 2014 and reached a general understanding on transaction valuation and structure. The Videocon d2h executives informed Silver Eagle that they would only proceed with a transaction that eliminated the Silver Eagle warrants entirely and resulted in substantial forfeiture of the Silver Eagle sponsor shares. The parties determined high level ratios resulting in the post closing equity ownership at the meeting in London, based on expected costs and expenses of the transaction, including elimination of warrants, and founder share forfeitures. The parties agreed that Mr. Graf would travel to Mumbai again on October 27, 2014 to try to work out final details and sign a term sheet between the parties. This would formally “kick-off” the execution of the transaction, including commencement of the re-audit of company financials to comply with SEC requirements.

On October 30, 2014, Mr. Graf, on behalf of Silver Eagle, and Mr. Dhoot, on behalf of Vidoecon d2h, signed a preliminary non-binding term sheet, subject to diligence and ongoing negotiation on several key business points. The term sheet was based, in past, on Videocon d2h providing to Silver Eagle its forecast for certain key financial metrics for fiscal 2015, including 13.1 million gross subscribers and 10.2 million net subscribers, Rs.193 in accounting ARPU, Rs.23.5 billion in gross revenues, Rs.5.9 billion in EBITDA, content cost of Rs.8.4 billion and $475-480 million in net debt at March 31, 2015. Silver Eagle will confirm Videocon d2h's outlook on these key financial metrics for fiscal 2015 during bring down due diligence around the time of the effectiveness of the registration statement of which this proxy statement/prospectus forms a part. The parties commenced work on the F-4 and Contribution Agreement, Silver Eagle continued its due diligence review with the support of Deutsche Bank, and Khandelwal Jain & Co. commenced work on the re-audit of the company to comply with SEC requirements.

During the week of November 23, 2014, Silver Eagle's counsel circulated an initial draft of the Contribution Agreement and the registration statement on Form F-4, or the F-4.

Mr. Graf returned to Mumbai for 17 days beginning December 4, 2014 to finalize due diligence, business plan modeling, drafting of the F-4 disclosure, negotiating the valuation and final business terms for the proposed transaction and negotiation and drafting of the Contribution Agreement, with daily input from Mr. Sloan and Mr. Sagansky. Deutsche Bank was on site with Mr. Graf throughout this process, providing support. During this time, Silver Eagle conferred with Deutsche Bank generally on the prospective market demand for shares of Videocon d2h and the valuation levels proposed and an overall marketing program, including the potential to exchange Silver Eagle public warrants through a warrant amendment prior to closing, as Videocon d2h was unwilling to issue warrants as part of transaction consideration, unwilling to take the risk of a tender offer for the warrants and required that the elimination of the warrants was Silver Eagle’s risk and responsibility alone and not a condition to closing, as the warrants were not entitled to receive any shares in Videocon d2h (i.e., they would be left at the Silver Eagle entity to be liquidated). During this trip, the parties agreed on the general parameters of the earnout to be received by the Videocon d2h shareholders to bridge the valuation gap, i.e., that if the share price increased 25%, the Videcon d2h shareholders would be entitled to additional shares increasing their stake by approximately two percentage points, with shares representing another two percentage points to be issued when the share price increased 50%. Likewise, it was also agreed to provide consideration to the Silver Eagle sponsor in the event the shares substantially increased in value over time, mitigating to some extent the forfeiture of all the founder shares (approximately 2 million shares) and 850,000 founder earnout shares upfront, and to Mr. Saurabh Dhoot on the same basis. It was agreed that the Sponsor would receive the benefit of $13 million to $20 million, i.e. 1.3 to 2.0 million ADSs, depending on the net proceeds delivered to the company, based on the ADS price performance over time. The $20 million upfront value in shares, i.e., two million shares, to be issued to the Silver Eagle founders in the event of no redemption parallels the two million founder earnout shares that the Silver Eagle founders forfeited, but no additional consideration given to the approximately 850,000 based founder shares forfeited and the 15,000,000 founder warrants forfeited. It was agreed that this consideration would be reduced pro-rata down to $13 million, i.e., 1.3 million shares, based on the minimum proceeds.

On December 25, 2014, Mr. Dhoot and Mr. Graf exchanged emails to reflect the general agreement of the parties on valuation and structure, based on extensive discussions over the prior weeks.

While no formal meetings of the Silver Eagle Board of Directors were held, other than for consents for certain administrative actions, Silver Eagle executives kept James McNamara, Ernest Del and Eli Baker, the independent directors of Silver Eagle, apprised of the status of the various prospective transactions under consideration, including the Transaction, on a regular basis. Mr. Baker was closely involved through the process, participating in numerous conference calls and being copied on numerous emails.

On December 22, 2014, Silver Eagle held a board meeting to discuss the potential transaction in detail, with all board members present. On December 29, 2014, James Graf sent each member of the board of directors the draft Contribution Agreement and F-4 for their review, and Silver Eagle executives discussed the Contribution Agreement and F-4 with each of the independent directors.

On December 29, 2014, the full Board of Directors unanimously approved the signing of the Contribution Agreement, publicly announcing the transaction and filing the Contribution Agreement with the SEC and confidentially filing the F-4. Thereafter, on December 31, 2014, James Graf, on behalf of Silver Eagle, and Mr. Saurabh Dhoot, on behalf of Videocon d2h, signed the Contribution Agreement, effective as of that date.

Silver Eagle’s Board of Directors’ Reasons for the Approval of the Business Combination

On December 29, 2014, our board of directors unanimously (i) approved the Contribution Agreement and the transactions contemplated thereby, including, without limitation, the Warrant Amendment, and (ii) directed that the Contribution Agreement and Warrant Amendment to be submitted to our stockholders and warrant holders, respectively, for approval and adoption, and recommended that our stockholders and warrant holders approve and adopt Contribution Agreement and Warrant Amendment, respectively. Before reaching its decision, our board of directors reviewed the results of management’s due diligence, which included:

•	research on industry trends, content and other operating cost projections, and other industry factors;

•	extensive meetings and calls with Videocon d2h’s management team and representatives regarding operations, company services, major vendors and financial prospects, among other customary due diligence matters;
•	personal visits to Videocon d2h’s headquarters in Mumbai, India and headend facility near Delhi, India;
•	review of Videocon’s material business contracts and certain other legal diligence;
•	financial and accounting diligence; and
•	creation of an independent financial model in conjunction with management of Videocon d2h.

Silver Eagle's board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Silver Eagle board of directors did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Different individual members of its board of directors may have given different weight to different factors in their evaluation of the Transaction.

In the prospectus for Silver Eagle's IPO, Silver Eagle identified the following general criteria and guidelines that its management believed would be important in evaluating prospective target businesses, including the following.

•	Media and Entertainment Industry Targets. Silver Eagle would seek to acquire a business involved in the media or entertainment industries, including providers of content. Silver Eagle believed its management’s significant operating and deal-making experience and relationships with companies in this sector would give it a number of competitive advantages and present it with a substantial number of potential business targets. The factors Silver Eagle would consider included growth prospects, competitive dynamics, opportunities for consolidation, need for capital investment and barriers to entry. Silver Eagle would analyze the strengths and weaknesses of target businesses relative to their competitors. Silver Eagle would seek to acquire one or more businesses that demonstrate advantages when compared to their competitors, which may help to protect their market position and profitability.
•	High-Growth Markets. Silver Eagle would seek out opportunities in faster-growing segments of developed markets and emerging international markets. Silver Eagle's management has extensive experience operating media businesses and leading transactions in international markets.
•	Business with Revenue and Earnings Growth Potential. Silver Eagle would seek out one or more businesses that have multiple, diverse potential drivers of revenue and earnings growth, including but not limited to a combination of development, production, digital and distribution capabilities and balance sheet management. Silver Eagle would focus on assets that were currently undervalued or sub-optimally managed, including those undergoing debt or operational restructuring, where its management is well-positioned to unlock unrealized value.
•	Companies with Potential for Strong Free Cash Flow Generation. Silver Eagle would seek one or more businesses that have the potential to generate strong and stable free cash flow.

In considering the Business Combination, Silver Eagle’s board of directors concluded that Videocon d2h met all of the above criteria. In particular, the board considered the following positive factors, although not weighted or in any order of significance:

Media and Entertainment Industry.  Videocon d2h is a leading direct-to-home service provider, an acquirer and distributor of entertainment content and works closely with channel distributors. Accordingly, Silver Eagle’s management's significant operating and deal-making experience and relationships with companies in this space would provide Videocon d2h with a number of competitive advantages and may present it with a substantial number of additional business targets and relationships in this space to facilitate growth. Within the media and entertainment sector, Videocon d2h’s growth prospects, competitive dynamics, opportunities for consolidation, limited need for capital investment and barriers to entry in the market were to be compelling compared to other opportunities Silver Eagle evaluated.

High-Growth Markets.  India's economic growth, reflected in higher per capita income and an increasing middle class, with greater disposable incomes, has provided a foundation for the growth of pay-TV services. In 2013, the industry added 5.4 million net new pay-TV subscribers, taking overall industry subscriber base to 135 million. Much of this growth has been driven by DTH, which had a 66% share of net new additions in 2013. Increasing purchasing power is expected to result in a higher number of TV homes in India. Pay-TV penetration of TV homes will also grow at a rate with increasing incidence of multiple TV set homes. Silver Eagle’s management team has extensive experience operating media businesses and leading transactions in high growth international markets, including India. For example, Silver Eagle’s Chairman and Chief Executive Officer, Harry E. Sloan, is the former Chief Executive Officer of Metro-Goldwyn-Mayer, Inc., or MGM. During his time there, MGM launched the MGM Channel in India and in many markets around the world. In addition, Mr. Sloan was Founder, Chairman and Chief Executive Officer of SBS Broadcasting, S.A., or SBS, which operated entirely outside the U.S. with substantial footprint in high growth emerging markets, and made a number of investments in fast growth emerging markets, including investing in the first private television station in Hungary, TV2, and one of the first television stations in Poland, TVN. Jeff Sagansky, Silver Eagle’s President, was previously co-President of Sony Pictures Entertainment, and helped launch the Sony channels in India, Taiwan and the AXN channels in Asia, as well as channels in many markets around the world. James A. Graf, Silver Eagle’s Chief Financial Officer, spent over 15 years as an investment banker living in Asia or working on transactions in Asia, where he led mergers and acquisitions, equity and debt financing transactions, including transactions in the media sector, in many Asian markets, including India.

Business with Revenue and Earnings Growth Potential.  Silver Eagle believes that Videocon d2h has executed successfully and is one of the fastest growing DTH operators in the world in terms of subscriber additions. While primarily derived through subscription revenue today, Videocon d2h has the potential to expand revenue and earnings by providing differentiated content and other potential revenue streams.

Companies with Potential for Strong Free Cash Flow Generation.  Silver Eagle believes that Videocon d2h has the potential for strong, stable cash flow now that it has achieved critical mass of subscribers. Now that Videocon d2h has reached this subscriber inflection point, each additional marginal customer added provides greater marginal income growth in additional to greater market scale in content acquisition and pricing strategies.

Experienced and Motivated Management Team.  Videocon d2h’s management team has significant experience, and the management team is expected to continue in their roles.

Based on the minimum Contribution Amount of $200,850,000 and assumed transaction expenses, the Transaction values the current, pre-money equity of Videocon d2h at approximately $603 million, without taking into account the possible earn-out for the benefit of Videocon d2h's current shareholders which would value the pre-money equity at approximately $722 million. This represents a fair market value in excess of 80% of the assets held in Silver Eagle’s trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account), a requirement for an initial business combination under our amended and restated certificate of incorporation.

Although Silver Eagle’s board of directors did not seek a third party valuation, and did not receive any report, valuation or opinion from any third party in connection with the Business Combination, the board of directors relied on Silver Eagle management’s collective experience in the media industry and international and public markets transactions in constructing and evaluating financial models/projections and conducting valuations of businesses, as in the case of Videocon d2h.

The board of directors also gave consideration to the following negative factors described in the “Risk Factors” section of this F-4, including but not limited to the following, although not weighted or in any order of significance:

Videocon d2h may continue to incur losses

The Silver Eagle board of directors considered the fact that Videocon d2h has incurred losses for the past two fiscal years and may continue to incur losses in the future. The board decided that this risk would be mitigated by the cash being contributed by Silver Eagle in the transaction and Videocon d2h's potential to raise additional capital and become cash-flow positive.

The risk that Silver Eagle's public stockholders would vote against the Business Combination Proposal or exercise their redemption rights

The Silver Eagle board of directors considered the risk that some of its public stockholders would vote against the Business Combination Proposal or decide to exercise their redemption rights, thereby depleting the amount of cash available in the trust account to an amount below the minimum required to consummate the Business Combination. The board concluded however, that this risk was substantially mitigated because the Principal Shareholders are not selling any shares in this transaction, which shows their confidence in the ongoing business and the valuation to the market. With respect to the vote, the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights mitigates incentive for a public shareholder to vote against the Business Combination Proposal, especially to the extent that they hold public warrants which would be worthless if the Business Combination is not completed.

Our management and directors may have different interests in the Business Combination than the public stockholders

The board of directors considered the fact that members of our management and board of directors may have interests that are different from, or are in addition to, the interests of our stockholders generally, including the matters described under “—Certain Benefits of Silver Eagle’s Directors and Officers and Others in the Business Combination” below. However, our board of directors concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the initial public offering prospectus, (ii) these disparate interests would exist with respect to a business combination with any target company, and (iii) the Videocon d2h ADS's held by the Sponsor and our board of directors are locked up for a period of one year from closing of the Transaction.

Certain Benefits of Silver Eagle’s Directors and Officers and Others in the Business Combination

In considering the recommendation of our board of directors in favor of approval of the Business Combination, it should be noted that our directors and officers have interests in the Business Combination that are different from, or in addition to, your interests as a stockholder. These interests include, among other things:

•	the right of the founders to hold Videocon d2h ADSs in connection with and following the Business Combination, subject to the lock-up agreements;
•	the continuation of one director (Mr. Sloan) and two officers (Mr. Sloan and Mr. Sagansky) of Silver Eagle as directors, but not as officers, of the Videocon d2h;
•	the repayment of loans made by, and the reimbursement of out-of-pocket expenses incurred by, certain officers or directors or their affiliates in the aggregate amount of approximately $500,000; and
•	the continued indemnification of current directors and officers of the Company and the continuation of directors’ and officers’ liability insurance after the Business Combination.

Potential Purchases of Public Shares or Public Warrants

In connection with the stockholder vote to approve the Transaction or the warrantholder vote to approve the Warrant Amendment Proposal, the Sponsor, Silver Eagle’s directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account, or warrants from public warrantholders. None of Silver Eagle’s directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase of shares may include a contractual acknowledgement that such stockholder, although still the record holder of Silver Eagle’s public shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, Silver Eagle’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account. The purpose of such share purchases would be to increase the likelihood of obtaining stockholder approval of the Transaction or, where the purchases are made by the Sponsor, our directors, officers or advisors or their respective affiliates, to satisfy the closing condition in the Contribution Agreement that the Contribution Amount is at least $200,850,000, and the purpose of any such warrant purchases would be to increase the likelihood that the Warrant Amendment Proposal is approved.

Regulatory Approvals Required for the Transaction

In order to consummate the Transaction, Videocon d2h will be required to obtain prior approvals from the MIB for (i) issuance of equity shares underlying the Videocon d2h ADSs; and (ii) security clearances in respect of Mr. Jeff Sagansky and Mr. Harry E. Sloan (and the alternate directors for each, if any), in respect of their appointment on the Board of Directors of Videocon d2h, as required under the Consolidated FDI Policy issued by the Government of India (effective from April 17, 2014 and as amended from time to time).

Redemption Rights

Pursuant to Silver Eagle’s amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with its amended and restated certificate of incorporation. As of December 31, 2014, this would have amounted to approximately $9.99 per share assuming estimated $130,000 of taxes payable. If a holder exercises its redemption rights, then such holder will be exchanging its shares of common stock for cash and will no longer own shares of Silver Eagle. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to Silver Eagle’s transfer agent in accordance with the procedures described herein. It is a condition to closing under the Contribution Agreement, however, that the Contribution Amount is at least $200,850,000. Each redemption of public shares by public stockholders will decrease the amount in the trust account. Therefore, in order to satisfy the condition to closing, the maximum redemption threshold is the amount that would allow the Contribution Amount to be $200,850,000. If, however, redemptions by public stockholders cause the Contribution Amount to be less than $200,850,000, then Videocon s2h will not be required to consummate the Transaction, although Videocon d2h may, in its sole discretion, choose to waive this condition. In the event that Videocon d2h waives this condition, Silver Eagle does not intend to seek additional shareholder approval or to extend the time period in which its public stockholders can exercise their redemption rights. In no event, however, will Silver Eagle redeem public shares in an amount that would cause its net tangible assets to be less than $5,000,001. See the section entitled “Special Meeting of Silver Eagle Stockholders and Special Meeting of Silver Eagle Public Warrantholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Appraisal Rights

Appraisal rights are not available to holders of shares of Silver Eagle common stock or warrants in connection with the Transaction.

Listing of Videocon d2h ADSs

Videocon d2h intends to apply to list its ADSs on NASDAQ under the symbol “VDTH.” The listing of Videocon d2h ADSs on NASDAQ is a condition to the closing of the Transaction.

Vote Required for Approval

Approval of this proposal is a condition to the completion of the Transaction. If this proposal is not approved, the Transaction will not occur. Approval of this proposal is also conditioned upon the approval of the Plan of Dissolution.

The Contribution Agreement will be approved if the holders of at least a majority of the outstanding shares of Silver Eagle common stock vote “FOR” the Business Combination Proposal.

As of the record date, Silver Eagle’s founders have agreed to vote the founder shares and any other shares held by them in favor of the Business Combination Proposal. The founders have not purchased any public shares.

Recommendation of the Board

SILVER EAGLE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS
STOCKHOLDERS VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — APPROVAL OF THE PLAN OF DISSOLUTION

General

Silver Eagle is seeking stockholder approval of the Plan of Dissolution proposal at the special meeting. The dissolution of Silver Eagle, including the Plan of Dissolution was approved by Silver Eagle’s board of directors on March 2, subject to (i) the consummation of the Transaction and (ii) receipt of stockholder approval. The following summary describes the material provisions of the Plan of Dissolution. This summary does not purport to be complete and may not contain all of the information about the Plan of Dissolution that is important to you. The Plan of Dissolution is attached to this proxy statement/prospectus as Annex D and is incorporated by reference into this proxy statement/prospectus, and Silver Eagle encourages you to read it carefully in its entirety for a more complete understanding of the Plan of Dissolution. By approving the Plan of Dissolution, Silver Eagle’s stockholders will be approving the dissolution of Silver Eagle under Section 275 of the DGCL.

The Plan of Dissolution Proposal and the Business Combination Proposal are each conditioned upon the other.

Videocon d2h will play no role in the Plan of Dissolution and has no responsibility for the Plan of Dissolution. The information contained in this proxy statement/prospectus under the heading “Proposal No. 2 — Approval of the Plan of Dissolution” and all other information in this proxy statement/prospectus relating to the Plan of Dissolution is the responsibility of Silver Eagle. All such information constitutes part of the proxy statement of Silver Eagle but does not constitute part of the prospectus of Videocon d2h.

Principal Provisions of the Plan of Dissolution

Pursuant to the terms of the Contribution Agreement, upon the closing of the Transaction, Silver Eagle will transfer substantially all of its assets to Videocon d2h. At or promptly following the closing of the Transaction, Silver Eagle expects that it will:

•	pay all outstanding amounts due to former Silver Eagle stockholders who properly exercised their redemption rights in connection with the vote to approve the Business Combination Proposal;
•	pay all outstanding amounts due to former Silver Eagle warrantholders, provided that the Warrant Amendment Proposal has been approved;
•	distribute to Silver Eagle stockholders the Videocon d2h ADSs in proportion to their holdings in Silver Eagle pursuant to the Business Combination Proposal;
•	pay all outstanding transaction fees and expenses payable to its professional advisors upon consummation of the Transaction; and then
•	file a certificate of dissolution with the Secretary of State of the State of Delaware.

If the Plan of Dissolution proposal is approved, Silver Eagle’s board of directors will take such actions as it deems, in its absolute discretion, necessary, appropriate or advisable to effect Silver Eagle’s liquidation and dissolution. This process will likely include the steps set forth below.

Certificate of Dissolution

A certificate of dissolution will be filed with the Secretary of State of the State of Delaware pursuant to Section 275 of the DGCL, though the timing of such filing is within the absolute discretion of Silver Eagle’s board of directors. Silver Eagle’s dissolution will become effective, in accordance with Section 275 of the DGCL, upon proper filing of the certificate of dissolution with the Secretary of State or upon such later effective date as may be specified in the certificate of dissolution, which is referred to as the dissolution date, but in no event later than ninety days after the filing. Pursuant to the DGCL, Silver Eagle will continue to exist for three years after the dissolution date or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling Silver Eagle to gradually settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which Silver Eagle was organized. Moreover, Silver Eagle will continue after such period for the purpose of any then-pending legal actions.

Cessation of Business Activities

From and after the dissolution date, Silver Eagle will not engage in any business activities except to the extent necessary to preserve the value of its assets, wind-up its business and affairs, and distribute its assets in accordance with the Plan of Dissolution.

The Plan of Dissolution provides that Silver Eagle’s board of directors will liquidate Silver Eagle and distribute the assets of Silver Eagle in accordance with Sections 275 and 281(b) of the DGCL, which provide for Silver Eagle to:

•	pay or make reasonable provision to pay all claims and obligations including all contingent, conditional or unmatured contractual claims known to Silver Eagle;
•	make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against Silver Eagle which is the subject of any pending action, suit or procedure to which Silver Eagle is a party; and
•	make such provision as will be reasonably likely to be sufficient to compensate for claims that have not been made known to Silver Eagle or that have not arisen but that, based on facts known to Silver Eagle, are likely to arise or to be known within ten years after the dissolution date.
•	after the payments are made pursuant to the foregoing, if there are any assets remaining, distribute to its stockholders, in accordance with the liquidation preferences of the Silver Eagle’s amended and restated certificate of incorporation, as amended through the dissolution date, all remaining assets, including all available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of Silver Eagle.

Any such claims shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims of equal priority, ratably to the extent of assets available. Any remaining assets shall be distributed to holders of record of Silver Eagle common stock.

Notwithstanding the foregoing, Silver Eagle’s board of directors may elect to wind up Silver Eagle’s affairs in accordance with the provisions of Sections 280 and 281(a) of the DGCL.

Silver Eagle may, from time to time, make liquidating distributions of the remaining cash and assets of Silver Eagle not owed or held as security for creditors or held in reserve, if any, in cash or in-kind, to the holders of record of Silver Eagle common stock at the close of business on the dissolution date. Such liquidating distributions, if any, will be made to the holders of Silver Eagle common stock on a pro rata basis. All determinations as to the time for and the amount and kind of distributions will be made by Silver Eagle’s board of directors in its absolute discretion, so long as the board of directors does not distribute amounts owed to creditors or reserved as provision for future claims pursuant to Section 281(b) or required to be held as security for creditors by the Delaware Court of Chancery. No assurances can be given that available cash will be adequate to provide for Silver Eagle’s obligations, liabilities, expenses and claims, or to make any distributions to stockholders.

Potential Liability of Stockholders if Reserves Insufficient

If Silver Eagle fails to pay its expenses and liabilities, creditors could assert claims against each stockholder who has received a distribution or dividend for payment of the shortfall, up to the amounts received by the stockholder in distributions or dividends from Silver Eagle.

If a court holds at any time that Silver Eagle has failed to make adequate provisions for its expenses and liabilities or if the amount ultimately required to be paid in respect of Silver Eagle’s expenses and liabilities exceeds the amounts set aside for such liabilities, Silver Eagle’s creditors could seek an injunction against the making of distributions on the grounds that the amounts distributed are needed to provide for the payment of Silver Eagle’s expenses and liabilities. Any such action could delay or substantially diminish the amount of any cash distributions to stockholders.

Silver Eagle will close its stock transfer books and discontinue recording transfers of Silver Eagle’s securities on the dissolution date, at which time Silver Eagle’s securities, and certificates evidencing the securities of Silver Eagle, will not be assignable or transferable on Silver Eagle’s books or electronically through DTC.

Under the Plan of Dissolution, Silver Eagle’s board of directors may modify, amend or abandon the Plan of Dissolution, notwithstanding stockholder approval, to the extent permitted by the DGCL. However, any such action may cause Silver Eagle to be in breach of its obligations under the Contribution Agreement and may also significantly alter the tax consequences of the Transaction and subsequent liquidation and dissolution of Silver Eagle to Silver Eagle’s stockholders. Silver Eagle will not amend or modify the Plan of Dissolution under circumstances that would require additional stockholder solicitations under the DGCL or the federal securities laws without complying with the DGCL and the federal securities laws.

Liquidating Trust

Although no decision has been made, if deemed advisable by Silver Eagle’s board of directors for any reason (and in particular in order to effect a dissolution and liquidation for tax purposes within twelve months of the consummation of the Transaction so as to comply with the requirements of Section 368(a)(1)(C) of the Code), Silver Eagle may, following the filing of the certificate of dissolution, transfer its assets to one or more trusts established for the benefit of Silver Eagle’s stockholders, subject to the claims of Silver Eagle’s creditors or directly for the benefit of certain creditors. Thereafter, these assets will be sold or distributed on terms approved by the trustees.

Silver Eagle’s board of directors is authorized to appoint one or more trustees of the liquidating trust and to cause Silver Eagle to enter into a liquidating trust agreement with the trustee(s) on such terms and conditions as may be approved by Silver Eagle’s board of directors. Stockholder approval of the Plan of Dissolution will also constitute approval of any such appointment and any liquidating trust agreement. The formation and use of a liquidating trust may result in tax consequences to Silver Eagle’s stockholders. See “Material U.S. Federal Income Tax Considerations.”

Cancellation of Stock

The distribution to Silver Eagle’s stockholders pursuant to Section 281(b) of the DGCL shall be in complete cancellation of all of the outstanding shares of stock of the Company. From and after the dissolution date, and subject to applicable law, each holder of shares of capital stock of Silver Eagle shall cease to have any rights in respect thereof, except the right to receive distributions, if any, pursuant to and in accordance with the Plan of Dissolution.

Indemnification and Plan of Dissolution Expenses

Under the Plan of Dissolution, Silver Eagle will continue to indemnify its officers, directors, employees, agents and liquidating trustee, if any, in accordance with its certificate of incorporation, bylaws, any contractual arrangements and applicable law for actions taken in connection with the Plan of Dissolution and the winding up of Silver Eagle’s affairs. Any liquidating trust the board of directors approves pursuant to the Plan of Dissolution shall also indemnify its trustees, employees, agents and representatives to the maximum extent permissible by law but in no event greater than the extent the company may currently indemnify its officers, directors, employees, agents and representatives. Silver Eagle intends to maintain its current directors’ and officers’ insurance policy through the closing of the Transaction and the date of dissolution and to obtain runoff coverage for at least an additional six years after filing the certificate of dissolution. Silver Eagle’s board of directors or trustee, as applicable, in its absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover such indemnification obligations. See “Proposal No. 2 — Approval of the Plan of Dissolution — Silver Eagle’s Conduct Following the Dissolution Date” for additional information.

In connection with and for the purpose of implementing and assuring completion of the Plan of Dissolution, Silver Eagle may, in the absolute discretion of its board of directors or its liquidating trustee, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to Silver Eagle in connection with the collection, sale, exchange or other disposition of Silver Eagle’s remaining property and assets after the closing of the Transaction and the implementation of the Plan of Dissolution.

Authority of Directors and Officers Following the Dissolution Date

Silver Eagle expects that the current members of the board of directors and its officers (or subsets thereof) will continue in their positions for the purposes of winding up the business and affairs of Silver Eagle until such time as their services are no longer necessary.

Following the dissolution date, Silver Eagle’s activities will be limited to winding up its affairs, taking such actions as may be necessary to preserve the value of its assets (including prosecuting and defending suits by and against Silver Eagle) and distributing its assets in accordance with the Plan of Dissolution. Silver Eagle will seek to distribute or liquidate all of its assets in such manner and upon such terms as its board of directors determines to be in the best interests of Silver Eagle’s creditors and stockholders.

Silver Eagle’s board of directors and its remaining officers will oversee the dissolution and liquidation for a period of time following the closing of the Transaction. The approval of the Plan of Dissolution will also authorize, without further stockholder action, Silver Eagle’s board of directors to do and perform, or to cause its officers to do and perform, any and all acts and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that our board of directors deems necessary, appropriate or desirable, in the absolute discretion of the board of directors, to implement the Plan of Dissolution and the transactions contemplated thereby, including, without limitation, all filings or acts required by any federal, state or local law or regulation to wind down its affairs.Silver Eagle does not expect its remaining directors and officers to receive salary and benefits during this period.

Reporting Requirements

Whether or not Silver Eagle’s Plan of Dissolution is approved, Silver Eagle has an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even if compliance with such reporting requirements is economically burdensome. If the Plan of Dissolution is approved by Silver Eagle’s stockholders, after filing its certificate of dissolution, in order to curtail expenses, Silver Eagle expects to seek relief from the SEC from the reporting requirements under the Exchange Act (other than with respect to the filing of current reports on Form 8-K), but there can be no assurances that such relief will be granted by the SEC.

Trading of Silver Eagle’s Securities

Silver Eagle currently intends to close its securities transfer books on the dissolution date and, at such time, cease recording securities transfers (other than transafers by will, intestate succession or operation of law) and issuing securities certificates (other than replacement certificates). Accordingly, it is expected that trading in Silver Eagle’s securities will cease on such date.

Silver Eagle’s securities are currently traded on the OTCQB. Silver Eagle will notify the OTCQB to cease quotation of Silver Eagle’s securities on and after the dissolution date; provided that Silver Eagle’s securities continue to be traded on the OTCQB as of such date.

Silver Eagle intends to make a public announcement of the anticipated filing date of the certificate of dissolution at least three business days in advance of the filing.

Regulatory Approvals

No United States federal or state regulatory requirements must be complied with or approvals obtained in connection with the Plan of Dissolution, other than the requirements of the DGCL.

Appraisal Rights

Under Delaware law, Silver Eagle’s stockholders are not entitled to appraisal rights for their securities in connection with the transactions contemplated by the Plan of Dissolution or to any similar rights of dissenters under Delaware law.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of Silver Eagle common stock is required to approve the Plan of Dissolution. Broker non-votes, abstentions or the failure to vote on the Plan of Dissolution Proposal will have the same effect as a vote against this proposal. Approval of the Plan of Dissolution is condition upon the approval of the Business Contribution Proposal.

Recommendation of the Board

SILVER EAGLE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ITS
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE DISSOLUTION OF SILVER EAGLE, INCLUDING THE PLAN OF DISSOLUTION.

PROPOSAL NO. 3 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow Silver Eagle’s board of directors to adjourn the special meeting of stockholders to a later date or dates. The Adjournment Proposal will only be presented to stockholders if the Company determines that there are not sufficient votes to approve one or more proposals presented at the special meeting of stockholders or the special meeting of warrantholders or that one or more closing conditions under the Contribution Agreement will not be satisfied. In no event will Silver Eagle’s board of directors adjourn the special meeting of stockholders or consummate the Transaction beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law.

Consequences if the Adjournment Proposal is Not Approved

If the Adjournment Proposal is not approved by Silver Eagle stockholders, Silver Eagle’s board of directors may not be able to adjourn the special meeting of stockholders to a later date, if the Company determines that there are not sufficient votes to approve one or more proposals presented at either the special meeting of stockholders or the special meeting of warrantholders or that one or more closing conditions under the Contribution Agreement will not be satisfied.

Required Vote

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast thereon at the special meeting of stockholders. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

SILVER EAGLE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

PROPOSALS TO BE CONSIDERED BY THE PUBLIC WARRANTHOLDERS

This section of the proxy statement/prospectus describes the material provisions of the Warrant Amendment, but does not purport to describe all of the terms of the Warrant Amendment. This summary is qualified in its entirety by reference to the Warrant Amendment, a copy of which is attached as Annex E hereto.

THE WARRANT AMENDMENT PROPOSAL

In connection with the proposed Transaction, public warrantholders are being asked to approve and consent to an amendment (the “Warrant Amendment”) to the terms of the warrant agreement (the “Warrant Amendment Proposal”). The approval of the Warrant Amendment Proposal is not a condition to the consummation of the Transaction.

The proposed Warrant Amendment provides that, upon the consummation of the Transaction, each of Silver Eagle’s outstanding warrants, which entitle the holder thereof to purchase one-half of one share of Silver Eagle common stock, will be exchanged for cash in the amount of $1.00.

If the requisite public warrantholders vote in favor of the Warrant Amendment Proposal and Silver Eagle and Videocon d2h complete the Transaction, then the Warrant Amendment will be binding on all warrantholders, including warrantholders that did not vote in favor of the Warrant Amendment Proposal, the warrant agreement will be amended, and each outstanding warrant will be exchanged for cash in the amount of $1.00 upon the consummation of the Transaction. In connection with the consummation of the Transaction, the Sponsor and Dennis A. Miller have agreed to forfeit all of Silver Eagle’s private placement warrants to Silver Eagle for no consideration. Accordingly, the private placement warrants will not be eligible to be exchanged for cash pursuant to the Warrant Amendment.

Certain Effects of the Approval of the Warrant Amendment Proposal

If the Warrant Amendment Proposal is approved, all warrants will be subject to the terms of the Warrant Amendment whether or not a given holder voted in favor of the Warrant Amendment Proposal.

Public warrantholders should note that there may be income tax consequences in connection with the Warrant Amendment. For a discussion of the tax consequences of the Warrant Amendment, please see the section entitled “Material U.S. Federal Income Tax Considerations.”

Vote Required for Approval

Pursuant to Section 9.8 of the warrant agreement, Silver Eagle and the warrant agent may amend the warrant agreement with the written consent of the registered holders of 65% of the public warrants voting in favor of the Warrant Amendment Proposal. Pursuant to the terms of the warrant agreement, the Sponsor and Dennis A. Miller are not permitted to vote the private placement warrants in favor of the Warrant Amendment Proposal unless the registered holders of 65% of the public warrants vote in favor of the Warrant Amendment Proposal. None of Silver Eagle’s founders own any public warrants. As a result, in order for the Warrant Amendment Proposal to be approved, 21,125,000 public warrants must vote in favor of the Warrant Amendment Proposal.

Recommendation of the Board

SILVER EAGLE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
PUBLIC WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANT AMENDMENT PROPOSAL.

THE WARRANTHOLDER ADJOURNMENT PROPOSAL

The Warrantholder Adjournment Proposal, if adopted, will allow Silver Eagle’s board of directors to adjourn the special meeting of warrantholders to a later date or dates to permit further solicitation of proxies. The Warrantholder Adjournment Proposal will only be presented to public warrantholders in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of warrantholders to approve the Warrant Amendment Proposal presented at the special meeting of Warrantholders. In no event will Silver Eagle’s board of directors adjourn the special meeting of warrantholders or consummate the Transaction beyond the date by which it may properly do so under its amended and restated certificate of incorporation and Delaware law.

Consequences if the Warrantholder Adjournment Proposal is Not Approved

If the Warrantholder Adjournment Proposal is not approved by Silver Eagle stockholders, Silver Eagle’s board of directors may not be able to adjourn the special meeting of warrantholders to a later date in the event, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of warrantholders to approve the Warrant Amendment Proposal.

Required Vote

Adoption of the Warrantholder Adjournment Proposal requires the affirmative vote of a majority of the public warrants as of the record date represented in person or by proxy at the special meeting of warrantholders and entitled to vote thereon. Adoption of the Warrantholder Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

Recommendation of the Board

SILVER EAGLE’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
WARRANTHOLDERS VOTE “FOR” THE APPROVAL OF THE WARRANTHOLDER
ADJOURNMENT PROPOSAL.

USE OF PROCEEDS

Videocon d2h estimates that between approximately $200.85 and $273.35 million will be made available to it as a result of the Transaction. The total amount received will depend on, among other things, the total number of Silver Eagle shares to be redeemed as discussed under “Special Meeting of Silver Eagle Stockholders and Special Meeting of Silver Eagle Warrantholders — Redemption Rights.” Videocon d2h expects to use at least $100,000,000 to repay certain outstanding indebtedness. Information regarding the maturities and interest rates of outstanding indebtedness is detailed in “Videocon d2h Operating and Financial Review and Prospects — Financial Condition, Liquidity and Sources of Capital.” Videocon d2h will use the balance of the proceeds for its general corporate purposes.

ACCOUNTING TREATMENT

Videocon d2h will issue 121.48 – 151.0 million equity shares, represented by ADSs, for an aggregate purchase price of between US$200.85 and US$273.35 million in connection with the Transaction. For accounting purposes Videocon d2h will treat the Transaction as the issue of its equity shares for cash.

UNAUDITED PRO FORMA VIDEOCON D2H FINANCIAL INFORMATION

The following unaudited Videocon d2h pro forma financial information, which is referred to as the pro forma financial information, shows the pro forma effect of the consummation of the Transaction between Videocon d2h and Silver Eagle, for statement of financial position purposes, as if it had occurred on September 30, 2014 and for statement of operations purposes for both the year ended March 31, 2014 and the six months ended September 30, 2014 as if it had occurred on April 1, 2013. The pro forma financial information should be read in conjunction with the historical financial statements of Videocon d2h for its fiscal year ended March 31, 2014 and the six months ended September 30, 2014, which are included elsewhere in this proxy statement/prospectus. The pro forma financial information should also be read in conjunction with the notes set forth under “Notes to Unaudited Pro Forma Financial Information.”

The financial statements of Videocon d2h and the pro forma financial information have been prepared in accordance with IFRS as issued by the IASB, in its reporting currency of Indian rupees (or “Rs.”).

To effect the Business Combination Proposal, the equity purchase agreement provides for an increase in the share capital of Videocon d2h in exchange for a cash contribution from Silver Eagle. Under the terms of the Contribution Agreement, upon completion of the Transaction, Silver Eagle will exchange cash for newly issued Videocon d2h shares in the form of American Depositary Shares (“ADS”). These will be distributed to Silver Eagle equity holders in accordance with their proportionate share of Silver Eagle prior to the Transaction (but after taking redemptions into consideration).

The principal financial effects shown by the pro forma financial information are the recording of the increase in capital of Videocon d2h and the cash obtained from the Transaction. Videocon d2h is not obtaining a business through the Transaction, as the nature of the Transaction is a cash infusion in exchange for equity interest being issued. The shareholders of Videocon d2h prior to the consummation of the Transaction will retain the largest portion of the voting rights of Videocon d2h, and the ADS holders will not collectively have the ability to elect or appoint a majority of the members of the governing board of Videocon d2h. The makeup of the senior management of Videocon d2h will be dominated by the senior management of Videocon d2h prior to the consummation of the Transaction. As such, there is no change of control of Videocon d2h. No intangible assets or goodwill will be recognized as a result of the accounting for the Transaction.

Videocon d2h intends to use $100 million or Rs.6,254 million, based on the dollar to rupee exchange rate of 62.5422 as of March 12, 2015, of the proceeds to repay certain outstanding indebtedness. The financial effects for the repayment of debt obligations have not been included in the pro forma adjustments, as no definitive agreement has been reached on facilities to be paid and the timing of those payments. However, as management’s intention is that these funds are to be used for debt repayment, these funds will be reclassified into restricted cash.

Several issuances are being contemplated by Videocon d2h in addition to the issuance of exchange for the Contribution. These include:

a)	ESOP 2014 Plan: As discussed elsewhere in this proxy statement/prospectus, upon receipt of the approval of the MIB, Videocon d2h expects to complete the allotment of 4,000,000 equity shares to the Videocon d2h Employees Welfare Trust, in accordance with the ESOP 2014. The ESOP 2014 plan is conditional on the consummation of the Transaction and therefore its financial statement impacts are provided in the pro forma financial statements. The impacts of this issuance are included within the pro forma statement of operations but not within the statement of financial position as no shares would have vested at the date of the Transaction.
b)	Shareholder earn out: The current shareholders of Videocon d2h will be entitled to be issued additional equity shares of Videocon d2h, by way of a bonus issue of shares (or such other form of share issue as determined by the independent members of the Board of Directors of Videocon d2h) in accordance with applicable Indian Laws, following the closing, subject to the achievement of certain ADS price targets for a specified period following the closing. The shares to be issued under this earn-out are 46,720,000 equity shares, which is equivalent to 11.68 million Videocon d2h ADSs. Though the terms of such issuance have not been finalized, we have provided a range of potential impacts of these shares in Note 6 to the pro forma financial information below. Actual results of the Transaction are expected to differ from the pro forma based on the finalized terms and conditions of these issuance by Videocon d2h.
c)	Sponsor earn out: Under the Contribution Agreement, following the closing of the Transaction, Videocon d2h is required to issue the Sponsor, by way of a bonus issue of shares (or such other form of share issue as determined by the independent members of the Board of Directors of Videocon d2h) in accordance with applicable Indian Laws, an additional 1.3 million ADSs increasing ratably to a maximum of an additional 2.0 million ADSs, based on the applicable actual Contribution Amount contributed by Silver Eagle to Videocon d2h. Though the terms of such issuance have not been finalized, we have provided a range of potential impacts of these shares in Note 6 to the pro forma financial information below. Actual results of the Transaction are expected to differ from the pro forma based on the finalized terms and conditions of these issuance by Videocon d2h.
d)	Issuance to Executive: Videocon d2h shall adopt a stock option plan, in accordance with applicable law, granting Mr. Saurabh Dhoot stock options at closing which shall be exercisable, subject to the achievement of certain ADS price targets for a specified period following the closing, to receive 2,800,000 equity shares of Videocon d2h, equivalent to 700,000 Videocon d2h ADSs. The terms and form of such issuance has not been finalized we have provided a range of potential impacts of these shares in Note 6 to the pro forma financial information below. Actual results of the Transaction are expected to differ from the pro forma based on the finalized terms and conditions of this issuance by Videocon d2h.

The pro forma financial information solely reflects Videocon d2h’s financial statements in contemplation with the proposed transaction and does not portray Silver Eagle’s financial information. Given that the Transaction will not result in a combined entity, presenting the Transaction in such a manner may be misleading to investors. Silver Eagle will be dissolved in accordance with the Plan of Dissolution Proposal. As of the close of the Transaction, Silver Eagle will no longer have active operations and shareholders of Silver Eagle will have become shareholders of Videocon d2h. For these reasons, no pro forma information for Silver Eagle is reflected. Further, while the financial statements of Silver Eagle have been prepared in accordance with U.S. GAAP, no adjustments to conform U.S. GAAP to IFRS have been necessary, as the operations of Silver Eagle have been limited and no pro forma information of Silver Eagle is reflected within the pro forma financial information for the reasons as described above.

The pro forma financial information is presented for illustrative purposes only and, therefore, does not purport to represent what the actual results of operations or financial condition of the company would have been if the Transaction had occurred on the dates assumed, and it is not necessarily indicative of the company’s future operating results or financial position. In this regard, the pro forma financial information does not give effect to any benefits that may be derived from the company’s growth projects or expansions resulting from the cash proceeds received.

Videocon d2h estimates that between approximately $200.85 million and $273.35 million will be made available to it as a result of the Transaction, or between approximately Rs.12.6 billion and Rs.17.1 billion based on the prevailing dollar to rupee exchange rate of 62.5422 at March 12, 2015. As stated in the terms of the Business Combination Proposal, this represents the transfer of cash from Silver Eagle to Videocon d2h after giving effect to transaction expenses, amounts used to pay Silver Eagle stockholders who properly exercise their redemption rights in connection with the vote to approve the Business Combination Proposal, payments to warrantholders (if the Warrant Amendment Proposal is approved), and reserves for liquidation expenses, collectively known as “Transaction Expenses.”

The minimum redemption and maximum redemption scenarios are presented in the following pro forma information as follows:

•	Assuming Minimum Redemption: This presentation assumes that no SEAC stockholders exercise their redemption rights. This assumption presumes Transaction Expenses of $51.7 million or Rs.3.2 billion.

•	Assuming Maximum Redemption: This presentation assumes that SEAC stockholders holding 7,387,387 of the SEAC’s public shares exercise their redemption rights and that such shares are redeemed for their pro rata share ($9.99 per share) of the funds in the trust account. This assumption presumes Transaction Expenses of $50.4 million or Rs.3.1 billion.

The $200.85 million estimate represents the results of the maximum redemption, which assumes that the Silver Eagle shareholders have elected to redeem the number of shares that results in the cash transferred to Videocon d2h of $200.85 million necessary for the Transaction to occur in accordance with the terms of the Business Combination Proposal (referred to as the “maximum redemption” scenario). The $273.35 million estimate represents the proposed maximum aggregate offering price, which assumes the minimum redemptions by Silver Eagle shareholders (referred to as the “minimum redemption” scenario). Both the minimum and maximum redemption scenarios include the impacts of the 2014 ESOP plan.

This pro forma information is subject to risks and uncertainties, including those discussed in the section of this proxy statement/prospectus titled “Risk Factors.”

The following table sets forth the unaudited condensed pro forma statement of financial position at September 30, 2014 (expressed in Rs. millions, except share and per share data) giving effect to the Business Combination Proposal as if it had occurred at September 30, 2014.

UNAUDITED PRO FORMA CONDENSED VIDEOCON D2H
STATEMENT OF FINANCIAL POSITION

Unaudited Pro Forma Statement of Financial Position
As of September 30, 2014 (millions of Indian rupees)	(historic)	Pro Forma Adjustments (minimum)	Notes	Pro Forma (minimum)	Pro Forma Adjustments (maximum)	Notes	Pro Forma (maximum)
ASSETS
Non-current Assets
Property, Plant and equipment & Capital Work-in-Progress	24,558			24,558			24,558
Intangible Assets	1,140			1,140			1,140
Other Financial Assets	1,776			1,776			1,776
Deferred Tax Assets	7,014			7,014			7,014
Total non-current assets	34,488	—		34,488	—		34,488
Current Assets
Inventory	445			445			445
Trade Receivables	2			2			2
Other Financial Assets	892			892			892
Other Non-Financial Assets	1,133			1,133			1,133
Cash and cash equivalents	115	17,096	(i)		12,561	(ii)
		(6,254)	(iii)	10,956	(6,254)	(iii)	6,422
Restricted cash	—	6,254	(iii)	6,254	6,254	(iii)	6,254
Total current assets	2,587	17,096		19,683	12,561		15,148
Total Assets	37,075	17,096		54,171	12,561		49,636
EQUITY AND LIABILITIES
Equity
Share Capital	2,420	1,510	(i)	3,930	1,215	(ii)	3,635
Share Premium	5,840	15,586	(i)	21,426	11,347	(ii)	17,187
Retained Earnings	(15,745)			(15,745)			(15,745)
Total Equity	(7,485)	17,096		9,611	12,561		5,076
Liabilities
Non-current Liabilities
Long-term borrowings	—			—			—
Other Non-Financial Liabilities	2,840			2,840			2,840
Post employment benefits	35			35			35
Other employment benefits	23			23			23
Total non-current liabilities	2,898	—		2,898	—		2,898
Current Liabilities
Short-term borrowings	2,250			2,250			2,250
Trade Payable	1,855			1,855			1,855
Other Non-Financial Liabilities	7,789			7,789			7,789
Other Financial Liabilities	29,762			29,762			29,762
Post employment benefits	2			2			2
Other employement benefits	4			4			4
Total current liabilities	41,662	—		41,662	—		41,662
Total Liabilities	44,560	—		44,560	—		44,560
Total equity and liabilities	37,075	17,096		54,171	12,561		49,636

The following table sets forth unaudited condensed pro forma results of operations for the six months ended September 30, 2014 (expressed in millions of Rs., except share and per share data) giving effect to the proposed transaction as if it had occurred at April 1, 2013.

UNAUDITED PRO FORMA CONDENSED VIDEOCON D2H RESULTS OF
OPERATION THE SIX MONTHS ENDED SEPTEMBER 30, 2014

Unaudited Pro Forma Results of Operations For the six months ended September 30, 2014
(millions of Indian rupees)	(historic)	Pro Forma Adjustments (minimum)	Notes	Pro Forma (minimum)	Pro Forma Adjustments (maximum)	Notes	Pro Forma (maximum)
INCOME
Revenue from operations	11,108			11,108			11,108
EXPENSE
Operating expense	6,471			6,471			6,471
Employee benefits expense	488	589	(iv)	1,077	589	(iv)	1,077
Administrative and other expenses	283			283			283
Selling and distribution expense	939			939			939
Depreciation, amortisation, and impairment	2,528			2,528			2,528
Total Expenses	10,709			11,298			11,298

Profit/ (loss) from operations	399			(190)			(190)
Finance costs/finance income (net)	(2,095)			(2,095)			(2,095)
Other income	1			1			1
Profit (loss) before tax	(1,695)			(2,284)			(2,284)
Income tax expense
Current tax
Deferred tax	524			524			524
Profit (loss) after tax	(1,171)	—		(1,760)	—		(1,760)
Weighted average basic shares outstanding (millions)	242			393			363
Basic and diluted earnings per share	(4.84)			(4.48) (v)			(4.84) (v)

The following table sets forth unaudited condensed pro forma results of operations for the year ended March 31, 2014 (expressed in Rs. millions, except share and per share data) giving effect to the proposed transaction as if it had occurred at April 1, 2013.

UNAUDITED PRO FORMA CONDENSED VIDEOCON D2H RESULTS OF
OPERATION THE YEAR ENDED MARCH 31, 2014

Unaudited Pro Forma Results of Operations For the year ended March 31, 2014
(millions of Indian rupees)	(historic)	Pro Forma Adjustments (minimum)	Notes	Pro Forma (minimum)	Pro Forma Adjustments (maximum)	Notes	Pro Forma (maximum)
INCOME
Revenue from operations	17,644			17,644			17,644
EXPENSE
Operating expense	10,715			10,715			10,715
Employee benefits expense	864	1,178	(vi)	2,042	1,178	(vi)	2,042
Administrative and other expenses	538			538			538
Selling and distribution expense	1,606			1,606			1,606
Depreciation, amortisation, and impairment	4,212			4,212			4,212
Total Expenses	17,935			19,113			19,113
Profit/ (loss) from operations	(291)			(1,469)			(1,469)
Finance costs/finance income (net)	(4,351)			(4,351)			(4,351)
Other income	17			17			17
Profit (loss) before tax	(4,625)			(5,803)			(5,803)
Income tax expense
Current tax
Deferred tax	1,430			1,430			1,430
Profit (loss) after tax	(3,195)	—		(4,373)	—		(4,373)
Weighted average basic shares outstanding (millions)	242			393			363
Basic and diluted earnings per share	(13.20)			(11.13) (vii)			(12.03)(vii)

1. Basis of Presentation

Under the terms of the Transaction, Silver Eagle will contribute the funds held in the trust account that holds the proceeds of its initial public offering, less transaction expenses, amounts used to pay Silver Eagle stockholders who properly exercise their redemption rights in connection with the vote to approve the Business Combination Proposal, payments to warrantholders (if the Warrant Amendment Proposal is approved), and reserves for liquidation and dissolution expenses, in exchange for equity shares of Videocon d2h.

The pro forma financial information gives effect to the Transaction as if it had occurred at April 1, 2013 for the purposes of the unaudited condensed Videocon d2h pro forma results of operations for the year ended March 31, 2014 and the six months ended September 30, 2014 (“pro forma results of operations”). For statements of financial position, the pro forma information shows the pro forma effect of the consummation of the Transaction as if it had occurred on September 30, 2014 for the statement of financial position at September 30, 2014. The unaudited condensed pro forma information has been prepared using Videocon d2h’s historical financial statements.

The pro forma financial information is prepared in conformity with International Financial Reporting Standards, as issued by the International Accounting Standards Board, or “IFRS”. The unaudited condensed pro forma statement of financial position as of September 30, 2014 and the pro forma results of operations for the year ended March 31, 2014 and the six months ended September 30, 2014 have been prepared using the following information:

(a)	Audited historical financial statements of Videocon d2h for the year ended March 31, 2014;
(b)	The unaudited historical financial statements of Videocon d2h for the six months ended September 30, 2014;
(c)	The Contribution Agreement between Videocon d2h and Silver Eagle; and
(d)	Such other known supplementary information as considered necessary to reflect the Transaction in the unaudited condensed pro forma financial information.

The pro forma adjustments reflecting the consummation of the Transaction (“pro forma adjustments”) are based on certain estimates and assumptions. The unaudited condensed pro forma adjustments may be revised as additional information becomes available. The actual adjustments upon consummation of the Transaction will depend on a number of factors, including additional financial information available at such time and changes in exchange rates of this pro forma financial information and the consummation of the Transaction. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Videocon d2h believes that its assumptions provide a reasonable basis form presenting all of the significant effects of the Transaction contemplated based on information available to Videocon d2h at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the pro forma financial information.

Videocon d2h has determined that the Transaction will be treated as a cash infusion and equity issuance based on the facts and circumstances identified within this offer.

The adjustments in the pro forma financial information are presented net of the tax effect of the expenses associated with the Transaction, assuming a statutory tax rate of 30.9%.

The estimated Transaction Expenses are not reflected in the pro forma as all such Transaction Expenses will be paid by Silver Eagle. The Transaction Expenses can be derived by reviewing the historical financial statements of Silver Eagle and the net consideration transferred to Videocon d2h, presented in the Cash Reconciliation table below. Transaction costs would be paid by Silver Eagle prior to any cash transfer to Videocon d2h.

The unaudited condensed pro forma financial information is not intended to reflect the results of operations or the financial position that would have resulted had the Transaction been effected on the dates indicated. The unaudited condensed pro forma financial information should be read in conjunction with the financial statements of Videocon d2h as of March 31, 2014 and as of September 30, 2014, included in this proxy statement/prospectus.

2. Pro forma Adjustments and Assumptions

The unaudited pro forma condensed financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only. The unaudited pro forma condensed combined financial information is based upon the historical consolidated financial statements of Videocon d2h and should be read in conjunction with their historical financial statements.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed results of operations are based upon the number of Videocon d2h’s shares outstanding, assuming the Transaction occurred on April 1, 2013.

The historical financial information has been adjusted to give effect to pro forma events that are related and/or directly attributable to the Business Combination Proposal, are factually supportable and, in the case of the unaudited pro forma statement of operations data, are expected to have a continuing impact on Videocon d2h results.

As discussed above, these pro forma adjustments are based on certain estimates and assumptions made as of the date or for the period of the unaudited condensed pro forma financial information. The actual adjustments will depend on a number of factors, including changes in the estimated cash consideration and foreign exchange rates at the time of close. These adjustments are likely to be different from the adjustments made to prepare the unaudited condensed pro forma financial information and such differences may be material.

(i)	Cash transfer from Silver Eagle to Videocon d2h &equity issuance from Videocon d2h to Silver Eagle:

In connection with the Transaction, 37.8 million Videocon d2h ADSs, equivalent to 151.0 million equity shares, are expected to be issued to Silver Eagle for Rs.17.1 billion resulting in additional share capital of Rs.1.5 billion and additional share premium of Rs.15.6 billion. These shares were recorded at a par value of Rs.40 per ADS. The number of Silver Eagle founder earnout shares outstanding have not been considered in the pro forma balance sheet as such number of shares will be forfeited by the founders. The cash that Videocon d2h receives in the Transaction will vary as a result of foreign exchange ratios and possible fluctuations in the cash held by Silver Eagle from the date of this offer to exchange and the completion of the Transaction.

(ii)	Cash transfer from Silver Eagle to Videocon d2h & equity issuance from Videocon d2h to Silver Eagle:

In connection with the Transaction, 30.4 million Videocon d2h ADSs, equivalent to 121.5 million equity shares, are expected to be issued to Silver Eagle for Rs.12.6 billion resulting in additional share capital of Rs.1.2 billion and additional share premium of Rs.11.4 billion. These shares were recorded at par value of Rs.40 per share. The number of Silver Eagle founder earnout shares outstanding have not been considered in the pro forma balance sheet as such number of shares will be forfeited by the founders. The cash that Videocon d2h receives in the Transaction will vary as a result of foreign exchange ratios and possible fluctuations in the cash held by Silver Eagle from the date of this proxy statement/prospectus and the completion of the Transaction.

(iii)	Transfer of cash to restricted cash

As stated in the Business Combination Proposal, Videocon d2h has agreed to use $100 million, or Rs.6.3 billion of the proceeds to pay off debt. Due to Videocon d2h’s intention to use these funds for debt repayment, the cash will be reclassified to restricted cash.

(iv)	Share-based compensation expense for ESOP 2014 plan

Pursuant to the ESOP 2014 plan described elsewhere, Videocon d2h is expected to issue 4 million stock options to its employees upon the closing of the Transaction to retain and incentivize such employees following the Transaction. Subject to consummation of the Transaction, the stock options will be time based awards and will vest over a period of 18 months to 4 years in accordance with the vesting schedule set out in the ESOP 2014 plan. Where parts of certain plans vest at different time periods, each vesting period has been considered a separate tranche for purpose of calculating the period expense. The fair value of each option was calculated to be between Rs.68 and 78, and 3.5 million of the options are expected to vest. The stock compensation during the first six months of the second year following the grant of the plan is expected to be Rs.589 million.

(v)	Earnings per equity share
(a)	Pro forma earnings per equity share for the six months ended September 30, 2014 have been calculated based on the estimated average number of equity shares outstanding on a pro forma basis, as described below. The historical weighted average number of Videocon d2h equity shares outstanding was 242,000,000 basic and diluted, for the six months ended September 30, 2014. No potentially dilutive shares were identified in the historic financial information of Videocon d2h.
(b)	The pro forma weighted average number of equity shares outstanding for the six months ended September 30, 2014 is 393 million basic shares for the minimum redemption scenario and 364 million basic shares for the maximum redemption scenario. No potentially dilutive shares were identified in the pro forma financial statements, nor would there be dilution as the Company is in a loss position within both the minimum and maximum scenarios.
(c)	In calculating diluted earnings per share, we consider the application of the treasury stock method into the calculation of diluted earnings per share. There was no dilutive effect identified for the pro forma financial statements.

The tables below present the share reconciliation and pro forma earnings per share (EPS) for the minimum and maximum redemption scenarios. Basic and diluted EPS are the same as no potential dilutive effects identified.

Videocon d2h September 30, 2014 pro forma share reconciliation	Minimum			Maximum
(in millions of shares, except conversion ratios)		Common share equivalent	% ownership		Common share equivalent	% ownership
Weighted average shares of existing videocon shareholders		242	61.6%		242	66.6%
ADSs issued to public SEAC shareholders	37.8			30.4
Conversion ratio from ADS to common shares	4.00			4.00
Equivalent common shares issued through ADS to SEAC shareholders		151	38.4%		121	33.4%
Weighted average shares outstanding of Videocon after the transaction – basic		393	100.0%		363	100.0%

Videocon d2h September 30, 2014 pro forma EPS	Minimum	Maximum
Net loss attributable to Videocon (Rs. millions)	(1,760)	(1,760)
Basic weighted average ordinary shares outstanding (in millions)	393	363
Basic loss per ordinary share (no dilution due to net loss) (Rs. per share)	(4.48)	(4.84)

(vi)	Share-based compensation expense for ESOP 2014 plan

Pursuant to the ESOP 2014 plan described elsewhere, Videocon d2h is expected to issue 4 million stock options to its employees upon the closing of the Transaction to retain and incentivize such employees following the Transaction. Subject to consummation of the Transaction, the stock options will be time based awards and will vest over a period of 18 months to 4 years in accordance with the vesting schedule set out in the ESOP 2014 plan. Where parts of certain plans vest at different time periods, each vesting period has been considered a separate tranche for purpose of calculating the period expense. The fair value of each option was calculated to be between Rs.68 and 78, and 3.5 million of the options are expected to vest. The stock compensation in the first year of the plan is expected to be Rs.1,178 million.

(vii)	Earnings per equity share
(a)	Pro forma earnings per equity share for the year ended March 31, 2014 have been calculated based on the estimated average number of equity shares outstanding on a pro forma basis, as described below. The historical weighted average number of Videocon d2h equity shares outstanding was 242,000,000 basic and diluted, for the year ended March 31, 2014. No potentially dilutive shares were identified in the historic financial information of Videocon d2h.
(b)	The pro forma weighted average number of shares outstanding for the year ended March 31, 2014 is 393 million basic shares for the minimum redemption scenario and 364 million basic shares for the maximum redemption scenario. No potentially dilutive shares were identified in the pro forma financial statements, nor would there be dilution as Videocon d2h is in a loss position within both the minimum and maximum scenarios.
(c)	In calculating diluted earnings per share, we consider the application of the treasury stock method into the calculation of diluted earnings per share. There was no dilutive effect identified for the pro forma financial statements.

The tables below present the share reconciliation and pro forma earnings per share (EPS) for the minimum and maximum redemption scenarios. Basic and diluted EPS are the same as no potential dilutive effects identified.

Videocon d2h March 31, 2014 pro forma share reconciliation	Minimum			Maximum
(in millions of shares, except conversion ratios)		Common share equivalent	% ownership		Common share equivalent	% ownership
Weighted average shares of existing videocon shareholders		242	61.6%		242	66.6%
ADSs issued to public SEAC shareholders	37.8			30.4
Conversion ratio from ADS to equity shares	4.0			4.0
Equivalent equity shares issued through ADS to SEAC shareholders		151	38.4%		121	33.4%
Weighted average shares outstanding of Videocon after the transaction – basic		393	100.0%		363	100.0%

Videocon d2h March 31, 2014 pro forma EPS	Minimum	Maximum
Net loss attributable to Videocon (Rs. millions)	(4,373)	(4,373)
Basic weighted average ordinary shares outstanding (in millions)	393	363
Basic loss per ordinary share (no dilution due to net loss) (Rs. per share)	(11.13)	(12.03)

3. Cash Reconciliation

The share prices for Silver Eagle used in determining the preliminary estimated transaction price are based on the cash available after taking transaction expenses, amounts used to pay Silver Eagle stockholders who properly exercise their redemption rights in connection with the vote to approve the Business Combination Proposal, payments to warrantholders (if the Warrant Amendment Proposal is approved), and reserves for liquidation and dissolution expenses into consideration. The preliminary total purchase price is calculated as follows:

Cash reconciliation of cash held by Silver Eagle to net transaction proceeds	Minimum		Maximum
(in millions)	(USD)	(Rs.)	(USD)	(Rs.)
Silver Eagle cash prior to transfer	325.00	20,326	251.20	15,711
Cash expenses
Transaction expenses and payment of deferred expenses (paid by Silver Eagle)	19.15	1,198	17.85	1,116
Cash paid to warrantholders	32.50	2,033	32.50	2,033
Cash available after transaction costs	273.35	17,096	200.85	12,562
4. Book Value per Share

Videocon d2h calculates diluted book value per share using the treasury stock method, where notional proceeds received upon exercise of options and vesting of other dilutive instruments are assumed to have been used to purchase treasury stock and would reduce the number of shares issued. For the purposes of the pro forma condensed consolidated financial statements and notes thereto, diluted book value per share has been calculated based on the treasury stock method.

The following table sets forth the computation of book value and diluted book value per share adjusted for the exchange offer as of September 30, 2014:

Videocon d2h September 30, 2014 Book Value per Common Share	Historical	pro forma Minimum	pro forma Maximum
Total equity (Rs. millions)	(7,485)	9,611	5,076
Shares (millions)	242	393	363
Book value per common share (Rs.)	(30.93)	24.45	13.97

5. Sensitivity Analysis

As stipulated in the Business Combination Proposal, the consideration is based on the foreign exchange rate of Rs. to USD of 62.5422 at March 12, 2015. A change in the foreign exchange rate at the date of consummation of the transaction of greater than 3% to a maximum of 10% would result in a contractual change in the number of ADSs issued. The following table depicts the sensitivity of the foreign exchange rate and resulting change in ADSs issued.

	Minimum	Maximum
ADSs issued to Silver Eagle Shareholders and Founders	37.75	30.37
Additional ADSs required to be issued in the case of a 3% depreciation of Rs. relative to USD	1.13	0.91
New Share Total based on 3% depreciation	38.88	31.28
New Equity Ownership Percentage of Silver Eagle Shareholders and Founders	39%	34%
Additional ADSs required to be issued in the case of a 10% depreciation of Rs. relative to USD	4	3
New Share Total based on 10% deprecation	41.53	33.41
New Equity Ownership Percentage of Silver Eagle Shareholders and Founders	41%	36%
Reduction in ADSs required to be issued in the case of a 3% appreciation of Rs. relative to USD	(1.13)	(0.91)
New Share Total based on 3% appreciation	36.62	29.46
New Equity Ownership Percentage of Silver Eagle Shareholders and Founders	38%	33%
Reduction in ADSs required to be issued in the case of a 10% appreciation of Rs. relative to USD	(3.78)	(3.04)
New Share Total based on 10% appreciation	33.98	27.33
New Equity Ownership Percentage of Silver Eagle Shareholders and Founders	36%	31%
6. Issuance of Shareholder, Sponsor, and Executive earn out

As described elsewhere in this proxy statement/prospectus, as currently contemplated, Videocon d2h may issue to the Sponsor up to an additional 2.0 million ADSs and to the Shareholders, by way of a bonus issue of shares (or such other form of share issue as determined by the independent members of the Board of Directors of Videocon d2h) in accordance with applicable Indian Laws, 46,720,000 Shares, which is equivalent to 11,680,000 Videocon d2h ADS. 50% of such ADSs will be issuable if the last sales price of the Videocon d2h ADSs on NASDAQ for any 20 trading days within any 30-trading day period within three years from the closing date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds 125% of the price per ADS issued (based on the price per ADS of $10.00 ascribed by the parties to the Transaction) to the Silver Eagle stockholders in the Transaction and the remaining 50% of such ADSs will be issuable if the last sales price of the Videocon d2h ADSs on the NASDAQ for any 20 trading days within any 30-trading day period within three years from the closing date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds 150% of the price per ADS issued (based on the price per ADS of $10.00 ascribed by the parties to the Transaction) to the Silver Eagle stockholders in the Transaction. Under the adoption of a new stock option plan, in accordance with applicable law, Videocon d2h will grant Mr. Saurabh Dhoot stock options which shall be exercisable, subject to achievement of price performance hurdles (as described above for the shareholder and sponsor earn-outs), to secure 2,800,000 equity shares of Videocon d2h (equivalent to 700,000 Videocon d2h ADSs).

To demonstrate the impact of this potential issuance, we have considered that the maximum number of shares issued would be under the minimum redemption scenario presented in the pro forma financial information (as the maximum amount of 2 million ADSs would be available to be issued to the Sponsors).

The impact of this issuance gives effect to a range of possible results, based on whether the performance targets resulting in the issuance of shares are met:

•	In the “No performance target met” scenario, the Company’s ADS price would not exceed either the 125% or 150% price target within a 3 year period.
•	In the “All performance targets met” scenario, the Company’s ADS price would exceed the 150% price target in the first 20 trading days subsequent to the acquisition date.

The issuance of these ADSs would not impact the pro forma statement of financial position, as the ADSs would not be issuable until at least 20 trading days after the consummation of the Transaction. However, if at the date of issuance all performance targets were met, the impact on the statement of financial position at September 30, 2014 would be an increase of Rs.575 million in share capital and Rs.12,915 million in share premium. The offset of Rs.13,490 million would initially be an expense but would be taken into retained earnings at the end of the period.

For the pro forma results of operations, the issuance of ADSs is presented as if the ADSs were issuable as at April 26, 2013, representing 20 trading days after the beginning of the period. The expense is presented over the vesting period, which would be 20 trading days in this scenario. The following depicts the range of results after the issuance of the Shareholder, Sponsor, and Executive earn out. This would create additional shares outstanding to which the Company would attribute current period earnings for EPS purposes. As Videocon d2h is in a loss position these shares would be anti-dilutive prior to price targets being met. The shares would have a dilutive effect to positive earnings per share in future periods prior to price targets being met.

Impact of issuance of Shareholder, Sponsor, and Executive earn out for the six months ended September 30, 2014.
(in millions, except per share data)

	No performance target met	All performance targets met
Pro forma income (loss) for the period (Rs.)	(1,760)	(1,760)
Increase in expense (Rs.)	0	0
Pro forma income (loss) for the period after effecting for ADS issuance (Rs.)	(1,760)	(1,760)
Pro forma weighted average shares outstanding – basic and diluted	393	393
Increase in weighted average shares outstanding – basic and diluted	0	58
Weighted average shares outstanding after effecting for ADS issuance – basic and diluted	393	451
Pro forma EPS (Rs.) – basic and diluted	(4.48)	(4.48)
Increase (decrease) in EPS (Rs.) – basic and diluted	0	0.57
EPS after effecting for ADS issuance (Rs.) – basic and diluted	(4.48)	(3.91)

Impact of issuance of Shareholder, Sponsor, and Executive earn out for the year ended March 31, 2014
(in millions, except per share data)

	No performance target met	All performance targets met
Pro forma income (loss) for the period (Rs.)	(4,373)	(4,373)
Increase in expense (Rs.)	0	(13,490)
Pro forma income (loss) for the period after effecting for ADS issuance (Rs.)	(4,373)	(17,863)
Pro forma weighted average shares outstanding – basic and diluted	393	393
Increase in weighted average shares outstanding – basic and diluted	—	53
Weighted average shares outstanding after effecting for ADS issuance – basic and diluted	393	446
Pro forma EPS (Rs.) – basic and diluted	(11.13)	(11.13)
Increase (decrease) in EPS (Rs.) – basic and diluted	0	(28.89)
EPS after effecting for ADS issuance (Rs.) – basic and diluted	(11.13)	(40.01)

The impact on the equity ownership percentage of the issuances, if all performance targets were met as described above, would be as follows:

Impact of sponsor and executive issuance on share ownership percentages
(in millions, except per share data)

	No performance targets met		All performance targets met
	Equity shares or equivalents	Equity ownership percentage	Equity shares or equivalents	Equity ownership percentage
Held by existing Videocon shareholders and executives	242	61.6%	292	64.7%
Equivalent common shares issued through ADS to SEAC shareholders and the Sponsor	151	38.4%	159	35.3%
Total	393	100%	451	100%

The following table sets forth the impact to book value per share adjusted for the Transaction and the issuance of Shareholder, Sponsor, and Executive earn out as of September 30, 2014 (Minimum Redemption Scenario).

Videocon d2h September 30, 2014 Book Value per Common Share	Historical	No Performance Targets Met	All Performance Targets Met
Total equity (Rs. millions)	(7,485)	9,611	9,611
Shares (millions)	242	393	451
Book value per common share (Rs.)	(30.93)	24.45	21.33

The following table sets forth the impact to book value per share adjusted for the Transaction and the issuance of Shareholder, Sponsor, and Executive earn out as of September 30, 2014 (Maximum Redemption Scenario).

Videocon d2h September 30, 2014 Book Value per Common Share	Historical	No Performance Targets Met	All Performance Targets Met
Total equity (Rs. millions)	(7,485)	5,076	5,076
Shares (millions)	242	363	418
Book value per common share (Rs.)	(30.93)	13.97	12.14

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

United States Federal Income Taxation

The following discussion describes certain material United States federal income tax consequences of the Transaction to US Holders and non-US Holders (each as defined below) and of the ownership and disposition of the ADSs or equity shares received by such holders upon the completion of the Transaction. This summary applies only to investors that hold the ADSs or equity shares as capital assets (generally, property held for investment) and that have the US dollar as their functional currency. This discussion is based on the United States Internal Revenue Code of 1986, as amended, as in effect on the date hereof and on United States Treasury regulations in effect or, in some cases, proposed, as of the date hereof, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion neither deals with the tax consequences to any particular investor nor describes all of the tax consequences applicable to persons in special tax situations such as:

•	banks;
•	certain financial institutions;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	broker dealers;
•	United States expatriates;
•	traders that elect to use the mark-to-market method of accounting;
•	tax-exempt entities;
•	persons liable for the alternative minimum tax;
•	persons holding an ADS or equity share as part of a straddle, hedging, conversion or integrated transaction;
•	persons that actually or constructively own 10.0% or more of the total combined voting power of all classes of our voting stock;
•	persons who acquired ADSs or equity shares pursuant to the exercise of any employee share option or otherwise as compensation; or
•	persons holding ADSs or equity shares through partnerships or other pass-through entities.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS ABOUT THE APPLICATION OF THE UNITED STATES FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE AND LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF ADSs OR EQUITY SHARES.

The discussion below of the United States federal income tax consequences to “US Holders” will apply to you if you are a beneficial owner of ADSs or equity shares and you are, for United States federal income tax purposes,

•	an individual who is a citizen or resident of the United States;
•	a corporation (or other entity taxable as a corporation for United states federal income tax purposes) created or organized in the United States or under the laws of the United States, any State thereof or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or
•	a trust that (1) is subject to the primary supervision of a Court within the United States and the control of one or more United States persons for all substantial decisions of the trust or (2) was in existence on August 20, 1996, was treated as a domestic trust on the previous day and has a valid election in effect under the applicable United States Treasury regulations to be treated as a United States person.

For purposes of this discussion, a “non-US Holder” means a beneficial owner of ADSs or equity shares that is neither a US Holder nor a partnership (or an entity treated as a partnership for US federal income tax purposes).

If an entity or arrangement treated as a partnership for United States federal income tax purposes holds ADSs or equity shares, the tax treatment of a partner will generally depend upon the status and the activities of the partnership. A US Holder that is a partner in a partnership holding ADSs or equity shares is urged to consult its tax advisor.

The discussion below assumes that the representations contained in the deposit agreement are true and that the obligations in the deposit agreement and any related agreement will be complied with in accordance with their terms. If you hold ADSs, you should be treated as the holder of the underlying equity shares represented by those ADSs for United States federal income tax purposes.

The United States Treasury has expressed concerns that parties to whom ADSs are pre-released may be taking actions that are inconsistent with the claiming, by US Holders of ADSs, of foreign tax credits for United States federal income tax purposes. Such actions would also be inconsistent with the claiming of the reduced rate of tax applicable to dividends received by certain non-corporate US Holders, as described below. Accordingly, the availability of foreign tax credits or the reduced tax rate for dividends received by certain non-corporate US Holders could be affected by future actions that may be taken by the United States Treasury or parties to whom ADSs are pre-released.

Receipt of Videocon d2h ADSs and/or Cash in the Transaction by Holders of Shares of Silver Eagle Common Stock or Warrants

Pursuant to the Transaction, holders of Silver Eagle common stock will receive Videocon d2h ADSs in proportion to their stockholdings in Silver Eagle. It is expected that Silver Eagle will dissolve and liquidate as soon as practicable after the closing of the Transaction; however, Silver Eagle’s board of directors reserves the right to not liquidate Silver Eagle following the Transaction. In addition, if the Warrant Amendment Proposal is approved, each outstanding public warrant of Silver Eagle will be exchanged for cash. The following discussion sets forth the income tax consequences to holders of Silver Eagle common stock of the receipt of Videocon d2h ADSs, assuming that the Videocon d2h ADSs will be treated for US federal income tax purposes as received pursuant to a plan of liquidation of Silver Eagle and the income tax consequences to the holders of the public warrants of Silver Eagle on the receipt of cash.

The receipt of Videocon d2h ADSs in the Transaction should be a taxable transaction for US federal income tax purposes. Assuming the Transaction is a taxable transaction and that the Videocon d2h ADSs will be treated as having been received pursuant to the liquidation of Silver Eagle, in general, a US holder of shares of Silver Eagle common stock or warrants, as applicable, should recognize capital gain or loss for US federal income tax purposes in an amount equal to the difference, if any, between (1) the cash, and, if applicable, the fair market value at the time of the receipt of the Videocon d2h ADSs, as applicable, and (2) the U.S. holder’s adjusted tax basis in such Silver Eagle common stock or warrants, as applicable. If a U.S. holder acquired different blocks of Silver Eagle common stock or warrants at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of Silver Eagle common stock or warrants, as applicable. Such gain or loss will be long-term capital gain or loss provided that a U.S. holder’s holding period for such shares or warrants is more than one year at the date of the Transaction. Long-term capital gains recognized by US holders that are not corporations generally are eligible for reduced rates of federal income taxation. The deductibility of capital losses is subject to certain limitations. A US holder should have a tax basis in the Videocon d2h ADSs received equal to their fair market value on the date of the exchange of the Contribution Amount for Videocon d2h ADSs, and the US holder’s holding period with respect to such Videocon d2h ADSs should begin on the day after the date of the Transaction.

If Silver Eagle is not dissolved or is not otherwise treated for US federal income tax purposes as having been liquidated, the fair market value of the Videocon d2h ADSs received by the holder of shares of Silver Eagle common stock generally will be includible in such holder’s gross income on the date of receipt but only to the extent that the distribution is paid out of Silver Eagle’s current or accumulated earnings and profits (as determined under US federal income tax principles). To the extent that the amount of the distribution exceeds Silver Eagle’s current and accumulated earnings and profits (as determined under US federal income tax principles), such excess amount will be treated first as a tax-free return of the holder’s tax basis in such holder’s Silver Eagle common stock, and then, to the extent such excess amount exceeds the holder’s tax basis in such holder’s Silver Eagle common stock, as capital gain.

The Transaction also may potentially qualify for US federal income tax purposes as a tax-free reorganization under Section 368(a) of the Code. If the Transaction is a tax-free reorganization under Section 368(a) of the Code, the material federal income tax consequences to a US holder who receives Videocon d2h ADSs would be as follows: no gain or loss will be recognized upon the receipt of Videocon d2h ADSs; the aggregate tax basis of the shares of Videocon d2h underlying the ADSs received will be the same as the aggregate tax basis of the shares of Silver Eagle common stock immediately before the exchange; and the holding period of the Videocon d2h ADSs received in the Transaction will include the holding period of the shares of Silver Eagle common stock, provided that the shares of Silver Eagle common stock are held as a capital assets on the effective date of the Transaction.

If the Transaction is a tax-free reorganization, each US holder of Silver Eagle common stock who is a “significant holder” will be required to file a statement with her, his or its federal income tax return setting forth her, his or its tax basis in the Silver Eagle common stock surrendered by her, him or it and the fair market value in the Silver Eagle common stock surrendered by her, him or it in the reincorporation merger, and to retain permanent records of the facts relating to the merger. A “significant holder” is a shareholder who immediately before the merger, owned at least one percent (by vote or value) of the outstanding Silver Eagle common stock with an adjusted tax basis of $1 million or more.

Silver Eagle intends to treat the Transaction as a taxable transaction.

Receipt of Cash by Holders of Shares of Silver Eagle Common Stock who Exercise their Redemption Rights

The receipt of cash by Holders of shares of Silver Eagle common stock who exercise their redemption rights will be a taxable transaction for US federal income tax purposes. In general, a US holder of shares of Silver Eagle common stock, as applicable, will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between (1) the cash received with respect to such Silver Eagle common stock in the redemption and (2) the US holder’s adjusted tax basis in such Silver Eagle common stock. If a US holder acquired different blocks of Silver Eagle common stock at different times or different prices, such U.S. holder must determine its tax basis and holding period separately with respect to each block of Silver Eagle common stock, as applicable. Such gain or loss will be long-term capital gain or loss provided that a US holder’s holding period for such shares is more than one year at the time of the redemption. Long-term capital gains recognized by US holders that are not corporations generally are eligible for reduced rates of federal income taxation. The deductibility of capital losses is subject to certain limitations.

Formation and Use of Liquidating Trust

As part of the dissolution of Silver Eagle, Silver Eagle’s board of directors may establish one or more liquidating trusts for the benefit of Silver Eagle’s stockholders. It is expected that any such liquidating trust would qualify as a liquidating trust for US federal income tax purposes. The US federal income tax consequences of establishing a liquidating trust are the same as if Silver Eagle liquidated as described above and each former shareholder of Silver Eagle will be treated as the beneficial owner of the assets and liabilities of the liquidating trusts in proportion to their stockholdings in Silver Eagle at the time the liquidating trusts are established. All items of income, gain or loss will be reported directly to the former shareholders of Silver Eagle in proportion to their stockholdings in Silver Eagle, regardless of whether the liquidating trusts make any distributions.

Ownership of ADSs or Equity Shares

US Holders

Taxation of Dividends and Other Distributions on the ADSs or Equity Shares

Subject to the PFIC rules discussed below, the gross amount of any distributions we make to you with respect to the ADSs or equity shares generally will be includible in your gross income as foreign source dividend income on the date of receipt by the depository, in the case of ADSs, or by you, in the case of equity shares, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles). Any such dividends will not be eligible for the dividends received deduction allowed to corporations in respect of dividends received from other United States corporations. To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits (as determined under United States federal income tax principles), such excess amount will be treated first as a tax-free return of your tax basis in your ADSs or equity shares, and then, to the extent such excess amount exceeds your tax basis in your ADSs or equity shares, as capital gain. However, we currently do not, and we do not intend to calculate our earnings and profits under United States federal income tax principles. Therefore, a US Holder should expect that any distribution will generally be reported as a dividend even if that distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above.

With respect to certain non-corporate US Holders, including individual US Holders, dividends may be taxed at the lower applicable capital gains rate applicable to “qualified dividend income,” provided that (1) the ADSs or equity shares, as applicable, are readily tradable on an established securities market in the United States or we are eligible for the benefits of the United States-India income tax treaty, (2) we are neither a PFIC nor treated as such with respect to you (as discussed below) for the taxable year in which the dividend is paid or the preceding taxable year, and (3) the equity shares are held for a holding period of more than 60 days during the 121 — day period beginning 60 days before the ex-dividend date. Under US Internal Revenue Service authority, equity shares or ADSs representing such shares, are considered for the purpose of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the NASDAQ, as our ADSs currently are. You should consult your tax advisors regarding the availability of the lower capital gains rate applicable to qualified dividend income for any dividends paid with respect to our ADSs or equity shares.

Any dividends will constitute foreign source income for foreign tax credit limitation purposes. If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will in general be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends distributed by us with respect to ADSs or equity shares will generally constitute “passive category income” but could, in the case of certain US Holders, constitute “general category income.” A US Holder may not be able to claim a foreign tax credit for any Indian taxes imposed with respect to dividend distribution taxes on ADSs or equity shares (as discussed under “Material Indian Tax Considerations — Taxation of Dividends”). The rules relating to the determination of the foreign tax credit are complex and US Holders should consult their tax advisors to determine whether and to what extent a credit would be available in their particular circumstances, including the effects of any applicable income tax treaties.

Taxation of a Disposition of ADSs or Equity Shares

Subject to the PFIC rules discussed below, upon a sale or other disposition of ADSs or equity shares, a US Holder will generally recognize a capital gain or loss for United States federal income tax purposes in an amount equal to the difference between the amount realized for the ADS or equity share and such US Holder’s tax basis in such ADSs and equity shares. Any such gain or loss will be treated as long-term capital gain or loss if the US Holder’s holding period in the ADSs and equity shares at the time of the disposition exceeds one year. Long-term capital gain of individual US Holders generally will be subject to United States federal income tax at reduced tax rates. The deductibility of capital losses is subject to limitations. Any such gain or loss that you recognize generally will be treated as United States source income or loss for foreign tax credit limitation purposes.

Because gains generally will be treated as United States source gain, as a result of the United States foreign tax credit limitation, any Indian income tax imposed upon capital gains in respect of ADSs or equity shares (as discussed under “Material Indian Tax Considerations”) may not be currently creditable unless a US Holder has other foreign source income for the year in the appropriate United States foreign tax credit limitation basket. US Holders should consult their tax advisors regarding the application of Indian taxes to a disposition of an ADS or equity share and their ability to credit an Indian tax against their United States federal income tax liability.

Passive Foreign Investment Company

Based on the market prices of Videocon d2h’s ADSs and the composition of its income and assets, including goodwill, although not clear, Videocon d2h does not believe it was a PFIC for United States federal income tax purposes for its taxable year ended March 31, 2014. However, the application of the PFIC rules is subject to uncertainty in several respects and, therefore, the US Internal Revenue Service may assert that, contrary to its belief, it was a PFIC for such taxable year. Moreover, although the asset test (defined below) is required to be calculated based on the fair market value of its assets, it did not do a valuation of its assets and its belief that it was not a PFIC for its taxable year ended March 31, 2014 is, in part, based on the book value of its assets. In addition, Videocon d2h must make a separate determination each taxable year as to whether it is a PFIC (after the close of each taxable year). A decrease in the market value of its equity shares and ADSs and/or an increase in cash or other passive assets would increase the relative percentage of its passive assets. Accordingly, Videocon d2h cannot assure you it will not be a PFIC for the taxable year ending on March 31, 2015 or any future taxable year.

A non-United States corporation will be a PFIC for United States federal income tax purposes for any taxable year if, applying certain look-through rules either:

•	at least 75.0% of its gross income for such taxable year is passive income, or
•	at least 50.0% of the total value of its assets (based on an average of the quarterly values of the assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the asset test).

For this purpose, Videocon d2h will be treated as owning its proportionate share of the assets and earning its proportionate share of the income of any other corporation in which it owns, directly or indirectly, 25.0% (by value) of the stock. A separate determination must be made after the close of each taxable year as to whether it was a PFIC for that year. Because the value of its assets for purposes of the PFIC test will generally be determined by reference to the market price of its ADSs, fluctuations in the market price of its ADSs may cause Videocon d2h to become a PFIC. In addition, changes in the composition of its income or assets may cause it to become a PFIC.

If Videocon d2h is a PFIC for any taxable year during which you hold ADSs or equity shares, Videocon d2h generally will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold its equity shares or ADSs, unless Videocon d2h ceases to be a PFIC and you make a “deemed sale” election with respect to the equity shares or ADSs. If such election is timely made, you will be deemed to have sold the ADSs and equity shares you hold at their fair market value on the last day of the last taxable year in which Videocon d2h qualified as a PFIC and any gain from such deemed sale would be subject to the consequences described in the following two paragraphs. In addition, a new holding period would be deemed to begin for the equity shares and ADSs for purposes of the PFIC rules. After the deemed sale election, your equity shares or ADSs with respect to which the deemed sale election was made will not be treated as shares in a PFIC unless we subsequently become a PFIC.

For each taxable year that Videocon d2h is treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” that you receive and any gain you recognize from a sale or other disposition (including a deemed sale discussed in the precedent paragraph and a pledge) of the ADSs or equity shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125.0% of the average annual distributions you received during the shorter of the three preceding taxable years or your holding period for the ADSs or equity shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or gain will be allocated ratably over your holding period for the ADSs or equity shares;
•	the amount allocated to the current taxable year, and any taxable year in your holding period prior to the first taxable year in which we were a PFIC, will be treated as ordinary income; and
•	the amount allocated to each other year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

In addition, non-corporate US Holders will not be eligible for reduced rates of taxation on any dividends received from us (as described above under “— Taxation of Dividends and Other Distributions on the ADSs or Equity Shares”) if we are a PFIC in the taxable year in which such dividends are paid or in the preceding taxable year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the sale or other disposition of the ADSs or equity shares cannot be treated as capital, even if you hold the ADSs or equity shares as capital assets.

If Videocon d2h is treated as PFIC with respect to you for any taxable year, to the extent any of its subsidiaries are also PFICs or its makes direct or indirect equity investments in other entities that are PFICs, you may be deemed to own shares in such lower-tier PFICs that are directly or indirectly owned by Videocon d2h in that proportion which the value of the ADSs and equity shares you own bears to the value of all of the ADSs and equity shares, and you may be subject to the adverse tax consequences described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisor regarding the applicability of the PFIC rules to any of our PFIC subsidiaries.

A US Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a valid mark-to-market election for the ADSs or equity shares, you will include in income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the ADSs or equity shares as of the close of your taxable year over your adjusted basis in such ADSs or equity shares. You will be allowed a deduction for the excess, if any, of the adjusted basis of the ADSs or equity shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the ADSs or equity shares included in your income for prior taxable years. Amounts included in your income under a mark-to-market election, as well as gain on the actual sale or other disposition of the ADSs or equity shares will be treated as ordinary income. Ordinary loss treatment will also apply to the deductible portion of any mark-to-market loss on the ADSs or equity shares, as well as to any loss realized on the actual sale or other disposition of the ADSs or equity shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ADSs or equity shares. Your basis in the ADSs or equity shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, any distributions that we make would generally be subject to the tax rules discussed above under “— Taxation of Dividends and Other Distributions on the ADSs or Equity Shares,” except that the lower rate applicable to qualified dividend income (discussed above) would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in the applicable United States Treasury regulations. The

NASDAQ is a qualified exchange. Our ADSs are listed on the NASDAQ and, consequently, if you are a holder of ADSs and the ADSs are regularly traded, the mark-to-market election would be available to you if we become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs we own, a US Holder may continue to be subject to the PFIC rules with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for United States federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, if a non-United States corporation is a PFIC, a holder of shares in that corporation may avoid taxation under the PFIC rules described above regarding excess distributions and recognized gains by making a “qualified electing fund” election to include in income its share of the corporation’s income on a current basis. However, you may make a qualified electing fund election with respect to our ADSs or equity shares only if Videocon d2h agrees to furnish you annually with certain tax information, and it currently does not intend to prepare or provide such information.

Unless otherwise provided by the United States Treasury, each US Holder of a PFIC is required to file an annual report containing such information as the United States Treasury may require. If Videocon d2h is or becomes a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisor regarding the application of the PFIC rules to your investment in ADSs or equity shares.

Information Reporting and Backup Withholding

Any dividend payments with respect to ADSs or equity shares and proceeds from the sale, exchange, redemption or other disposition of ADSs or equity shares may be subject to information reporting to the US Internal Revenue Service and possible United States backup withholding. Backup withholding will not apply, however, to a US Holder who furnishes a correct taxpayer identification number and makes any other required certification or who is otherwise exempt from backup withholding. US Holders who are required to establish their exempt status generally must provide such certification on Internal Revenue Service Form W-9. US Holders should consult their tax advisors regarding the application of the United States information reporting and backup withholding rules.

A non-U.S. Holder (as discussed below) may be required to comply with certification and identification procedures in order to establish an exemption from information reporting and backup withholding.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your United States federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for refund with the US Internal Revenue Service and furnishing any required information.

Additional Reporting Requirements

Certain US Holders who are individuals are required to report information relating to an interest in our ADSs or equity shares, subject to certain exceptions (including an exception for ADSs and equity shares held in accounts maintained by certain financial institutions). US Holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our ADSs or equity shares.

Non-US Holders

In general, a non-U.S. Holder of ADSs or equity shares will not be subject to U.S. federal income tax or, subject to the discussion above under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on ADSs or equity shares or any gain recognized on a sale or other disposition of ADSs or equity shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. Holder’s ADSs or equity shares) unless:

•	the dividend or gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. Holder in the United States; or

•	in the case of gain only, the non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on the repatriation from the United States of its effectively connected earnings and profits for the taxable year, as adjusted for certain items.

MATERIAL INDIAN TAX CONSIDERATIONS

The following is a summary of the material Indian income tax consequences of the acquisition, ownership and disposal of the Videocon d2h ADSs and the Videocon d2h equity shares underlying the Videocon d2h ADSs for investors who are not residents of India for the purposes of the (Indian) Income Tax Act, 1961, as amended (“IT Act”), or non-residents, who acquire the Videocon d2h ADSs pursuant to this proxy statement/prospectus. The summary only addresses the tax consequences for non-resident investors who hold the Videocon d2h ADSs or the Videocon d2h equity shares underlying the Videocon d2h ADSs as capital assets and does not address the tax consequences which may be relevant to other classes of non-resident investors. The summary proceeds on the basis that the investor continues to remain a non-resident when the income by way of dividends and capital gains are earned. The summary is based on Indian tax laws and relevant interpretations thereof as are in force as of the date of this proxy statement/prospectus, including the IT Act which provides for the taxation of persons resident in India on their global income and persons not resident in India on income received, accruing or arising in India or deemed to have been received, accrued or arisen in India, and is subject to change. This summary is not intended to constitute a complete analysis of all the tax consequences for a non-resident investor under Indian law in relation to the acquisition, ownership and disposal of the Videocon d2h ADSs or the Videocon d2h equity shares underlying the Videocon d2h ADSs and does not deal with all possible tax consequences relating to an investment in the Videocon d2h equity shares and Videocon d2h ADSs, such as the tax consequences under state, local and other (for example, non-Indian) tax laws. Potential investors should therefore consult their own tax advisers on the tax consequences of such acquisition, ownership and disposal of the Videocon d2h ADSs or the Videocon d2h equity shares underlying the Videocon d2h ADSs under Indian law including specifically, the tax treaty between India and their country of residence and the law of the jurisdiction of their residence.

Taxation of Income arising from sale of Videocon d2h ADSs

Section 115AC of the IT Act provides that any income earned by a non-resident from the sale of depository receipts to a non-resident outside India will be exempt from capital gains tax in India. However, if the Videocon d2h ADSs are sold to a resident (whether in or outside India) or to a non-resident in India, the non-resident seller will be subject to capital gains tax in India. Taxes, if any, payable on the sale of the Videocon d2h ADSs by the non-resident seller, are required to be withheld by the purchaser from the purchase consideration at the applicable rate.

Pursuant to proposed amendments to the IT Act presented in the Finance Bill, 2015 by the Government of India on February 28, 2015, any capital gains earned by a non-resident from the sale of depositary receipts issued by a company will be subject to capital gains tax in India, if such company’s equity shares are not listed on a stock exchange in India. If these amendments are enacted in the proposed form, the sale of Videocon d2h ADSs by a non-resident seller who has held such Videocon d2h ADSs for a period exceeding 36 months, will be subject to long term capital gains tax at a rate of 20% (plus applicable surcharge and cess) and in the event that the Videocon d2h ADSs are held for a period less than or equal to 36 months, short term capital gains tax will be payable at ordinary income tax rates applicable to such non-resident. However, upon listing of Videocon d2h’s equity shares in India, the tax treatment described in the preceding paragraph should apply. These proposed amendments remain subject to the approval by both the lower and upper houses of the Indian Parliament. Further, the tax treatment discussed above is subject to Double Taxation Avoidance Agreements, or DTAAs, that India has entered into with various countries.

This summary only addresses the tax consequences for non-resident investors who hold the Videocon d2h ADSs or the Videocon d2h equity shares underlying the Videocon d2h ADSs as capital assets and does not address the tax consequences where such Videocon d2h ADSs are held as “stock in trade”. If such ADSs are held as stock in trade, the income arising from the transfer of ADSs would be treated as business income, which would be taxable in India if it arises through or from the non-resident seller’s business connection in India, if any. Potential investors should consult their own tax advisers on the tax consequences in India of holding the Videocon d2h ADSs or the underlying Videocon d2h equity shares as a capital asset or as stock in trade, including in relation to the applicable DTAAs.

Withdrawal of Videocon d2h Equity Shares in Exchange for the Videocon d2h ADSs

Section 47(x) of the IT Act provides that any transfer by way of conversion of deposit certificates in any form of a company into shares of that company will be exempt from capital gains tax. Therefore, the withdrawal of Videocon d2h equity shares in exchange for the Videocon d2h ADSs, should not give rise to any capital gains liable to income tax in India.

Taxation of Dividends

Dividends paid to non-resident holders of ADSs are not presently subject to tax in the hands of such holder. However, Videocon d2h will be liable to pay a “dividend distribution tax” currently at an effective rate of 16.99% (inclusive of applicable surcharge and cess) (which shall increase upon enactment of the Finance Bill, 2015 to 17.304%) on the total amount distributed as dividend as grossed up by the amount of such dividend distribution tax.

Taxation of Sale of the Equity Shares

Capital gains accruing to a non-resident investor on the sale of the Videocon d2h equity shares will be subject to capital gains tax in India. Such capital gains are computed as the difference between the consideration received for such shares less their cost of acquisition (which will be the same as the cost of acquisition of the Videocon d2h ADSs given that no taxes were paid on the conversion of the Videocon d2h ADS into the Videocon d2h equity shares).

Capital gains realized in respect of unlisted equity shares of Indian public companies held by a non-resident investor for more than 36 months will be treated as long-term capital gains and will be subject to tax at the rate of 10% (plus applicable surcharge and cess), provided the non-resident forgoes the benefit of neutralization of foreign exchange fluctuations. Capital gains realized in respect of equity shares held by the non-resident investor for 36 months or less will be treated as short-term capital gains and will be subject to tax at ordinary tax rates applicable to non-residents. Taxes, if any, payable on the sale of equity shares by the seller, are required to be withheld by the purchaser from the purchase consideration at the applicable rate.

Capital Losses

The losses arising from a transfer of a capital asset in India can only be set off against capital gains and not against any other income in accordance with the IT Act. A long-term capital loss may be set off only against a long-term capital gain. To the extent that the losses are not absorbed in the year of transfer, they may be carried forward for a period of eight years immediately succeeding the year for which the loss was first computed and may be set off against the capital gains assessable for such subsequent years. In order to get the benefit of set-off of the capital losses in this manner, the non-resident investor must file appropriate and timely tax returns in India and undergo the usual assessment procedures.

Tax Treaties

The above mentioned tax rates and the consequent taxation are subject to any benefits available to a non-resident investor under the provisions of any DTAAs entered into by the GoI with the country of residence of such non-resident investor.

Gift Tax and Inheritance Tax

The holding of the Videocon d2h ADSs by non-resident investors, the holding of the underlying Videocon d2h equity shares by the depositary in a fiduciary capacity and the transfer of the Videocon d2h ADSs between non-resident investors and the depositary is exempt from payment of gift tax. Further, there is no tax on inheritances that applies to the Videocon d2h ADSs, or the Videocon d2h equity shares underlying the Videocon d2h ADSs.

Tax Credit

A non-resident investor may be entitled to a tax credit with respect to any withholding tax paid by us or any other person for such non-resident investor’s account in accordance with the laws of the applicable jurisdiction.

INFORMATION ABOUT SILVER EAGLE

General

Silver Eagle Acquisition Corp. is a blank check company incorporated in Delaware on April 11, 2013 for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more operating businesses or assets. Silver Eagle’s management seeks to capitalize on its substantial deal sourcing, investing and operating expertise to identify and combine with businesses in the media and entertainment industries, although Silver Eagle may pursue business combination opportunities in other sectors.

On July 30, 2013, Silver Eagle consummated its initial public offering of 32,500,000 units (which included 2,500,000 units issued pursuant to the partial exercise of the over-allotment option of the underwriters), with each unit consisting of one share of Silver Eagle’s common stock and one warrant to purchase one-half of one share of its common stock at an exercise of $5.75 per half share ($11.50 per whole share). The shares of common stock sold as part of the units in Silver Eagle’s initial public offering are referred to as the “public shares.” The units in the initial public offering were sold at an offering price of $10.00 per unit, generating total gross proceeds of $325,000,000. Prior to the consummation of Silver Eagle’s initial public offering, on April 11, 2013, the Sponsor and Dennis A. Miller purchased an aggregate of 10,000,000 founder shares for an aggregate purchase price of $25,000, or approximately $0.003 per share. The Sponsor purchased 9,500,000 founder shares and Mr. Miller purchased 500,000 founder shares. The number of founder shares issued was determined based on the initial expectation that the total size of Silver Eagle’s initial public offering would be 40,000,000 units and, therefore, that such founder shares would represent 20% of the outstanding shares after the initial public offering. Thereafter, Silver Eagle determined to reduce the size of its initial public offering to 25,000,000 units, and, on June 18, 2013, the Sponsor and Mr. Miller returned to Silver Eagle at no cost, on a pro rata basis, an aggregate of 2,812,500 shares, which were cancelled. On July 10, 2013, the Sponsor and Mr. Miller transferred 35,000 founder shares on a pro rata basis to each of James M. McNamara and Ernest Del (together with Mr. Miller and the Sponsor, or the Initial Stockholders, each of whom paid a purchase price of $175 for their respective shares (the same per-share purchase price initially paid by the Sponsor and Mr. Miller) and agreed to serve on Silver Eagle’s board of directors upon the closing of the initial public offering. On July 22, 2013, in connection with the increase of the size of the initial public offering, Silver Eagle effected a stock dividend of 0.2 shares for each outstanding share of common stock, resulting in the Initial Stockholders holding an aggregate of 8,625,000 shares of common stock. Each of Messrs. McNamara and Del thereafter transferred at no cost 6,650 shares to the Sponsor and 350 shares to Mr. Miller. As a result of the underwriters’ partial exercise of their over-allotment option for Silver Eagle’s initial public offering, the Initial Stockholders forfeited an aggregate of 500,000 founder shares on July 30, 2013, which Silver Eagle has cancelled.

Simultaneously with the consummation of the initial public offering, Silver Eagle consummated the private sale of 15,000,000 private placement warrants, each exercisable to purchase one-half of one share of Silver Eagle common stock at $5.75 per half share ($11.50 per whole share) to the Sponsor and Mr. Miller at a price of $0.50 per warrant, generating gross proceeds of $7,500,000. After deducting the underwriting discounts and commissions (excluding the deferred portion of $12,125,000 in underwriting discounts and commissions, which amount will be payable upon consummation of Silver Eagle’s initial business combination if consummated) and the estimated offering expenses, the total net proceeds from its initial public offering and the private placement of the private placement warrants was approximately $326,000,000, of which $325,000,000 (or approximately $10.00 per unit sold in the initial public offering) was placed in the trust account with Continental Stock Transfer & Trust Company acting as trustee. The trust proceeds are invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended, or the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Silver Eagle’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay income taxes, if any, and a one-time release of amounts necessary to pay Delaware franchise taxes for 2013 on a timely basis, none of the funds held in trust will be released until the earlier of: (i) the completion of Silver Eagle’s business combination; or (ii) the redemption of 100% of the shares of common stock included in the units sold in Silver Eagle’s initial public offering if it is unable to complete its business combination by April 30, 2015, which is the date that is 21 months after the closing of the initial public offering, or July 30, 2015, if Silver Eagle has executed a letter of intent, agreement in principle or definitive agreement for a business combination within 21 months from the closing of the initial public offering but has not completed its business combination within such 21-month period.

After the payment of underwriting discounts and commissions (excluding the deferred portion of $12,125,000 in underwriting discounts and commissions, which amount will be payable upon consummation of a business combination if consummated) and approximately $750,000 in expenses relating to the initial public offering, approximately $1,000,000 of the net proceeds of the initial public offering and private placement of the private placement warrants was not deposited into the trust account and was retained by Silver Eagle for working capital purposes. The net proceeds deposited into the trust account remain on deposit in the trust account earning interest. As of December 31, 2014, $324,857,250 was held in the trust account (including $12,125,000 of deferred underwriting discounts and commissions and $7,500,000 from the sale of the private placement warrants), and Silver Eagle had cash outside of trust of $0 and $1,771,100 in accounts payable and accrued expenses, excluding accrued franchise tax payable. Through December 31, 2014, Silver Eagle had withdrawn a total of $188,970 from the trust account for payment of Delaware franchise taxes.

Fair Market Value of Target Business

Silver Eagle’s initial business combination must occur with one or more target businesses that together have an aggregate fair market value of at least 80% of the assets held in the trust account (excluding the deferred underwriting commissions and taxes payable on the income earned on the trust account) at the time of the agreement to enter into the initial business combination. Silver Eagle’s board of directors determined that the fair market value of Videocon d2h satisfies the 80% of net assets test based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses.

Redemption Rights for Holders of Public Shares Upon Consummation of the Transaction

Silver Eagle is providing its public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of the Transaction at a per-share price, payable in cash, equal to the aggregate amount on deposit in the trust account as of two business days prior to the consummation of the Transaction, including interest, but less franchise and income taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the trust account is anticipated to be approximately $9.99 per public share. The Initial Stockholders have entered into letter agreements with Silver Eagle, pursuant to which they have agreed to waive their redemption rights with respect to their founder shares and any public shares they may hold in connection with the completion of the Transaction.

Submission of the Transaction to a Stockholder Vote

Since Silver Eagle is seeking stockholder approval of the Transaction, Silver Eagle is distributing proxy materials and, in connection therewith, providing its public stockholders with the redemption rights described above upon completion of the Transaction. Public stockholders electing to exercise their redemption rights will be entitled to receive cash equal to their pro rata share of the aggregate amount then on deposit in the trust account as of two business days prior to the consummation of the Transaction, including any amounts representing interest earned on the trust account, less franchise and income taxes payable, provided that such stockholders follow the specific procedures for redemption set forth in this proxy statement/prospectus relating to the stockholder vote on the Transaction. Silver Eagle’s public stockholders are not required to vote against the Transaction in order to exercise their redemption rights. If the Transaction is not completed, then public stockholders electing to exercise their redemption rights will not be entitled to receive such payments.

Silver Eagle will complete the Transaction only if a majority of the outstanding shares of common stock vote in favor of the Business Combination Proposal and the Plan of Dissolution Proposal. The Initial Stockholders have agreed to vote their founder shares and any public shares purchased during or after the initial public offering in favor of the Transaction. In addition, the Initial Stockholders have agreed to waive their redemption rights with respect to their founder shares and public shares in connection with the consummation of the Transaction.

The Sponsor, directors, officers, advisors or their affiliates may purchase shares or warrants in privately negotiated transactions or in the open market either prior to or following the completion of the Transaction. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a share purchase may include a contractual acknowledgement that such stockholder, although still the record holder of Silver Eagle shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. It is not anticipated that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

The purpose of such purchases would be to (i) vote such shares in favor of the Transaction and thereby increase the likelihood of obtaining stockholder approval of the Transaction or (ii) to satisfy a closing condition in the Contribution Agreement that the Contribution Amount is at least $200,850,000, where it appears that such requirement would otherwise not be met. This may result in the completion of the Transaction that may not otherwise have been possible. Similarly, the purchase of warrants could increase the likelihood that the Warrant Amendment Proposal is approved in circumstances in which such approval could not be otherwise obtained.

Limitation on Redemption Rights Upon Completion of the Transaction

Notwithstanding the foregoing, Silver Eagle’s amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 10% of the shares sold in Silver Eagle’s initial public offering. This restriction may discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against a proposed business combination as a means to force Silver Eagle or its management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 10% of the shares sold in Silver Eagle’s initial public offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by Silver Eagle or Silver Eagle’s management at a premium to the then-current market price or on other undesirable terms. By limiting stockholders’ ability to redeem to no more than 10% of the shares sold in Silver Eagle’s initial public offering, the ability of a small group of stockholders to unreasonably attempt to block the completion of the Transaction is limited. However, stockholders’ ability to vote all of their shares (including all shares held by those stockholders that hold more than 10% of the shares sold in the initial public offering) for or against the Transaction is not restricted.

Redemption of Public Shares and Liquidation if No Initial Business Combination

The Sponsor, executive officers and directors have agreed that Silver Eagle must complete its initial business combination within 21 months after the closing of the initial public offering, or within 24 months after the closing of its initial public offering if Silver Eagle has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination on or prior to the date that is 21 months from the closing of its initial public offering. If Silver Eagle is unable to complete its business combination within such time frame, it will:

•	cease all operations except for the purpose of winding up;
•	as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (less up to $100,000 of interest to pay dissolution expenses), less franchise and income taxes payable, divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law; and

•	as promptly as reasonably possible following such redemption, subject to the approval of the remaining stockholders and Silver Eagle’s board of directors, dissolve and liquidate;

subject in each case to obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Pursuant to its amended and restated certificate of incorporation, Silver Eagle’s powers following the expiration of the permitted time period for consummating a business combination will automatically thereafter be limited to acts and activities relating to dissolving and winding up its affairs.

Management

Directors and Executive Officers

Silver Eagle’s directors and executive officers are as follows:

Name	Age	Position
Harry E. Sloan	64	Chairman and Chief Executive Officer
Jeff Sagansky	62	President
James A. Graf	50	Vice President, Chief Financial Officer, Treasurer and Secretary
James M. McNamara	60	Director
Ernest Del	63	Director
Eli Baker	40	Director
Jay Itzkowitz	54	Director

Harry E. Sloan has been Silver Eagle’s Chairman and Chief Executive Officer since April 11, 2013. Mr. Sloan served as chairman and chief executive officer from February 2011 to January 2013 of Global Eagle Acquisition Corp., a blank check company which completed its business combination in which it purchased Row 44, Inc., or Row 44, and 86% of the shares of Advanced Inflight Alliance AG, or AIA, in January 2013, and he remains a director of the combined company, Global Eagle Entertainment Inc., or GEE. From October 2005 to August 2009, Mr. Sloan served as Chairman and Chief Executive Officer of Metro-Goldwyn-Mayer, Inc., or MGM, a motion picture, television, home entertainment, and theatrical production and distribution company, and thereafter continued as non-executive chairman until December 2010. He was appointed by a consortium comprised of private equity investors, Comcast Corporation and Sony Corporation of America one year after they agreed to acquire MGM through a leveraged buyout in September 2004. MGM filed for protection under Chapter 11 of the United States Bankruptcy Code in November 2010 pursuant to a pre-packaged plan of reorganization, which was confirmed by a federal bankruptcy court in December 2010. From 1990 to 2001, Mr. Sloan was Founder, Chairman and Chief Executive Officer of SBS Broadcasting, S.A., or SBS, a European broadcasting group, operating commercial television, premium pay channels, radio stations and related print businesses in Western and Central and Eastern Europe, which he founded in 1990 and continued as Executive Chairman until 2005. In 1999, SBS became the largest shareholder of Lions Gate Entertainment Corp., or Lions Gate, an independent motion picture and television production company. Mr. Sloan served as chairman of the board of Lions Gate from April 2004 to March 2005. From 1983 to 1989, Mr. Sloan was Co-Chairman of New World Entertainment Ltd., an independent motion picture and television production company. From January 2011 until December 2014, Mr. Sloan served on the board of Promotora de Informaciones, S.A., or PRISA, Spain’s largest media conglomerate which owns El Pais, the leading newspaper in the Spanish-speaking world, as well as pay television, radio and digital properties. He has served on the board of ZeniMax Media Inc., an independent producer of interactive gaming and web content, since 1999. Mr. Sloan was appointed by President Ronald Reagan in 1987 to the President’s Advisory Council on Trade and Policy Negotiations (ACTPN). He currently serves on the UCLA Anderson School of Management Board of Visitors and the Executive Board of UCLA Theatre, Film and Television. Mr. Sloan received his Juris Doctor from Loyola Law School in 1976 and his Bachelor of Arts degree from the University of California, Los Angeles in 1971. Mr. Sloan’s designation as chairman of the board of directors of Silver Eagle was based upon his extensive background and experience as an executive in the media and entertainment industries and his substantial experience in identifying and acquiring a wide variety of businesses. Mr. Sloan is the brother-in-law of James A. Graf, Silver Eagle’s Vice President, Chief Financial Officer, Treasurer and Secretary.

Jeff Sagansky has been Silver Eagle’s President since April 11, 2013. Mr. Sagansky served as president from February 2011 to January 2013 of Global Eagle Acquisition Corp., and he is a director of GEE. Mr. Sagansky has served as Chairman of Hemisphere Film Capital, a private motion picture and television finance company, since 2008. From February 2009 to April 2011, he served as non-executive Chairman of RHI Entertainment, Inc., which develops, produces and distributes original made-for-television movies and miniseries. From January 2007 through December 2011, he served as Chairman of Elm Tree Partners, a private casino development company, and from September 2007 to February 2009, he served as Co-Chairman of Peace Arch Entertainment Group, Inc., or Peace Arch, a Canadian production and sales company. He also served as interim chief executive officer of Peace Arch from November 2007 to July 2008. From December 2002 to August 2003, he was Vice Chairman of Paxson Communications Corporation, a television network and stations group. From 1998 to 2002, Mr. Sagansky served as Chief Executive Officer of Paxson Communications Corporation. Prior to joining Paxson Communications Corporation, Mr. Sagansky was Co-President of Sony Pictures Entertainment, or SPE, a motion picture, television, and home entertainment production and distribution company which is a subsidiary of Sony Corporation of America, or SCA, from 1996 to 1998 where he was responsible for SPE’s strategic planning and worldwide television operations. Prior to his position with SPE, Mr. Sagansky served as executive vice president of SCA, which he joined in 1994. Prior to joining SCA, Mr. Sagansky was President of CBS Entertainment, a television network, from 1990 to 1994. Mr. Sagansky previously served as president of production and then president of TriStar Pictures, a motion picture and television production and distribution company, from 1985 to 1989. He is currently a director of Starz and Scripps Networks Interactive, Inc., two publicly traded media companies. Mr. Sagansky earned a Bachelor of Arts degree from Harvard College and a Masters in Business degree from Harvard Business School.

James A. Graf has been Silver Eagle’s Vice President, Chief Financial Officer, Treasurer and Secretary since April 11, 2013. Mr. Graf served as Vice President, Chief Financial Officer, Treasurer and Secretary of Global Eagle Acquisition Corp. from February 2011 to January 2013. He was Vice Chairman of Global Entertainment AG, the German entity holding GEE’s equity in AIA from 2013 – 2014. Since late 2008, Mr. Graf has served as a managing director of TC Capital Pte. Ltd., a Singapore-based corporate finance advisory firm. From 2007 to 2008, Mr. Graf was engaged as a consultant to provide financial advisory services to Metro-Goldwyn-Mayer, Inc. In 2001, Mr. Graf founded and became Chief Executive Officer of Praedea Solutions, Inc., an enterprise software company with operations in the United States, Malaysia and Ukraine. The assets of Praedea Solutions, Inc. were sold in 2006 to a Mergent Inc, a wholly-owned subsidiary of Xinhua Finance Ltd., named Mergent Data Technology, Inc. Praedea Solutions Inc. was renamed PSI Capital Inc., and currently serves as an investment holding company for Mr. Graf’s private investments in media and technology. Mr. Graf continues to be Chief Executive of PSI Capital Inc. Prior to founding Praedea, Mr. Graf was a managing director at Merrill Lynch, an investment bank, in Singapore from 1998 to 2000 and a consultant to Merrill Lynch in 2001. From 1996 to 1998, Mr. Graf served as a director and then managing director and President of Deutsche Bank’s investment banking entity in Hong Kong, Deutsche Morgan Grenfell (Hong Kong) Ltd. From 1993 to 1996, he was a vice president at Smith Barney in Hong Kong and Los Angeles. From 1987 to 1993, Mr. Graf was an analyst and then associate at Morgan Stanley in New York, Los Angeles, Hong Kong and Singapore. Mr. Graf received a Bachelor of Arts degree from the University of Chicago in 1987. Mr. Graf is the brother-in-law of Harry E. Sloan, Silver Eagle’s chairman and chief executive officer.

James M. McNamara has been a member of Silver Eagle’s board of directors since July 30, 2013. Mr. McNamara served as a director from May 2011 to January 2013 of Global Eagle Acquisition Corp. In 2005, Mr. McNamara founded Panamax Films, LLC, a film production company that had an output deal with Lions Gate Films to produce films for the U.S. Latino and Greater Latin American film going audiences, and he is currently its chairman. In 2008, Mr. McNamara joined Cinelatino, Inc., a premium Spanish language film channel in the United States, where he serves as non-executive chairman and, in 2010, he joined as non-executive chairman of Pantelion Films, a Latino Hollywood studio that is a partnership between Lions Gate Entertainment and Grupo Televisa, a Spanish language media company. From 1999 to 2005, Mr. McNamara was president and chief executive officer at Telemundo Communications Group, Inc., the operator of Telemundo, a Spanish-language broadcast network. From April 1996 to June 1998, Mr. McNamara was the president of Universal Television Enterprises, or Universal, a television production company where his responsibilities included domestic syndication first-run programming and international sales. Mr. McNamara joined Universal from New World, where he served as chief executive officer from 1991 to 1995 and senior vice president, executive vice president and then president of New World International from 1986 to 1991. Mr. McNamara served as a director of Jump TV, a leading IPTV company providing a comprehensive suite of technology and services to content owners and aggregators, from 2006 to 2008 as well as SBS from 1996 to 2005 and Film Roman, Inc., a producer of animated television programming, from 1997 to 1999. Mr. McNamara currently serves as a director of Hemisphere Media Group, Inc. and also is contracted to provide development, production and maintenance of programming, affiliate relations, identification and negotiation of carriage opportunities, and the development, identification and negotiation of new business initiatives, including sponsorship.

Mr. McNamara received his Masters degree from the American Graduate School of International Management and undergraduate degree in business administration and political science from Rollins College. Mr. McNamara’s designation as a director of Silver Eagle was based upon his twenty-five years of experience as a leading international film and television executive, extensive broadcast experience in the United States and Latin America and wide management experience in both large and small companies.

Ernest Del has been a member of Silver Eagle’s board of directors since July 30, 2013. Mr. Del has been the President and a member of the Board of Directors of ZeniMax Media Inc., a global video-game and media content company based in Rockville, MD, since December 1999. Mr. Del has also served in the additional capacity of President, ZeniMax Europe Ltd., based in London, since April 2011. Mr. Del brings many years of experience in entertainment law, having represented top talent and executives at major television networks, film and television studios and production companies worldwide. Mr. Del is a founding partner of the Los Angeles-area law firm Del, Shaw, Moonves, Tanaka, Finkelstein & Lezcano. His career in law commenced in 1976 with Wyman, Bautzer, Rothman & Kuchel, initially as an anti-trust attorney before moving into the entertainment arena there. Mr. Del is also a member of the Board of Directors of Delivery Agent, Inc., a San Francisco-based pioneer in t-commerce and other emerging media applications. He graduated with degrees in economics and political science from the University of California at Berkeley (1973) and earned his law degree from Stanford University Law School (1976).

Mr. Del’s designation as a director of Silver Eagle was based upon his extensive experience as an attorney in the media and entertainment industries and his significant experience in leadership roles both as an executive and as a board member of emerging media companies.

Eli Baker has been a member of Silver Eagle’s board of directors since July 23, 2014. Mr. Baker is co-managing director and a partner in the Hemisphere Media Capital, or HCM, and Winchester Media Capital, or WMC, funds, where he has overseen over $1.2 billion of financings since May 2009. In his roles at HCM and WMC, Mr. Baker has arranged co-financing partnerships with both Sony Pictures Entertainment and Paramount Picture Corporation in the establishment of HCM’s “Tent-Pole” fund, which includes titles such as “Men in Black 3” and “World War Z.” Mr. Baker also oversees the HCM and WMC debt and high yield funds, which provide “mezzanine” and “gap” financing, corporate debt and project finance facilities for television, film and digital content. Previously, Mr. Baker served as a principal at Grosvenor Park Investors, a joint venture with Fortress Investment Group where he shared oversight over the special opportunity credit/debt funds in the media space. Mr. Baker is a former lawyer, and has served in a legal affairs capacity at various companies in and out of the media/entertainment business, including Lionsgate/Artisan Entertainment, prior to which he practiced international commercial litigation. Mr. Baker earned a Bachelor of Arts degree from the University of California, Berkeley and a Juris Doctor from the University of California at Hastings Law School and is a continuing member of the California State Bar.

Mr. Baker’s designation as a director of Silver Eagle was based upon his experience with television, film and digital content financing and his legal affairs background both in and out of the media/entertainment business.

Jay Itzkowitz has served on Silver Eagle’s board since March 2015. Mr. Itzkowitz has served as the Senior Vice President, General Counsel and Secretary of Global Eagle Entertainment Inc. (NASDAQ: ENT) since October 1, 2013. For the ten years prior to joining Global Eagle, from 2004, he was a Partner and Senior Managing Director of the investment banking and securities firm Cantor Fitzgerald LP and Senior

Managing Director of its public company affiliate BGC Partners Inc. (NASDAQ: BGCP). While with Cantor Fitzgerald and BGC he was based in London. Mr. Itzkowitz played a significant role in the acquisition of many companies for Cantor Fitzgerald and BGC, including companies based in Hong Kong, Singapore, Istanbul, Paris, Sao Paulo and New York. He also provided investment banking services to clients in the media and financial services businesses. Prior to joining Cantor Fitzgerald, Mr. Itzkowitz held a number of senior positions in the media business. He was the Senior Vice President for Mergers and Acquisitions of Vivendi Universal, the French media group, based in New York and Paris, from 2001 to 2003. Prior to joining Vivendi, Mr. Itzkowitz spent 10 years, from 1992 to 2001, in The News Corporation Limited, working directly senior management. He served as the Senior Vice President of Fox Entertainment Group in Los Angeles from 1992 to 2001, chief legal officer of News International in London from 1997 to 2001, and Executive Vice President of Sky Global Networks in New York from 2000 to 2001. He was a member of the Board of Directors of Stream, the company that became Sky Italia, from 1998 to 2001 and served as an Alternate Member of the Board of Directors of BskyB from 1998 through 2000. Mr. Itzkowitz worked on many international transactions for News Corporation, including its initial acquisition of Star TV in Hong Kong in 1993, acquisitions of stakes in Zee TV and UTV in India in the early 1990’s, and BSkyB’s acquisition of a stake in Kirch Pay TV in the 1998. While at Fox he worked on the acquisition of numerous television stations, the formation and launch of cable television channels including FX and the Fox News Channel, the acquisition of International Family Entertainment, which became the Fox Family Channel, and the acquisition of the Los Angeles Dodgers and an interest in the Los Angeles Lakers. Earlier in his career, Mr. Itzkowitz was the Senior Vice President of Business and Legal Affairs at Carolco Pictures, the producers of Terminator 2 and the Rambo films, in Los Angeles from 1991 to 1992. He began his career as a corporate and mergers and acquisitions lawyer at Paul Weiss Rifkind Wharton & Garrison where he was a corporate and mergers and acquisition associate through 1991, and also served as Of Counsel to the global law firm of Hogan & Hartson, now known as Hogan Lovells, from 2003 to 2004. Mr. Itzkowitz received his bachelor's degree, magna cum laude, from Harvard University in 1982 and his J.D. from Rutgers Law School in 1985. He is a member of the Bars of California and New York, and his securities industry qualifications include NASD Series 7, 24 and 63. He is also an FSA registered person.

Mr. Itzkowitz’s designation as a director of Silver Eagle was based upon his experience with television, film and finance and his legal affairs background both in and out of the media/entertainment business.

Employees

Silver Eagle currently has three executive officers. Members of the management team are not and will not be obligated to devote any specific number of hours to Silver Eagle’s matters, but they intend to devote as much of their time as they deem necessary to its affairs until the initial business combination is complete. The amount of time that members of management will devote in any time period will vary based on whether a target business has been selected for the initial business combination and the current stage, if any, of any business combination. Silver Eagle has one full time administrative employee and does not intend to have any other employees prior to the completion of the initial business combination.

Legal Proceedings

There are no legal proceedings pending against Silver Eagle.

Properties

Silver Eagle currently leases executive offices at 1450 2nd Street, Suite 247, Santa Monica, CA 90401 from a third party. Silver Eagle considers the current office space adequate for its current operations.

Available Information

Silver Eagle is required to file Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q with the SEC on a regular basis, and is required to disclose certain material events (e.g., changes in corporate control, acquisitions or dispositions of a significant amount of assets other than in the ordinary course of business and bankruptcy) in a Current Report on Form 8-K. The public may read and copy any materials filed with the SEC at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at

1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The SEC’s Internet website is located at http://www.sec.gov.

Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of Silver Eagle’s common stock as of March 2, 2015 by:

•	each person known by Silver Eagle to be a beneficial owner of more than 5% of its outstanding 40,625,000 shares of common stock;
•	each of Silver Eagle’s officers and directors; and
•	all of Silver Eagle’s officers and directors as a group.

Unless otherwise indicated, it is believed that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Outstanding Common Stock
Global Eagle Acquisition LLC (the Sponsor)(2)(3)	7,589,750	18.7%
Harry E. Sloan(4)	7,689,250	18.9%
Jeff Sagansky(5)	7,689,250	18.9%
James A. Graf(6)	402,257	*
James M. McNamara(7)	35,000	*
Ernest Del(7)	35,000	*
Eli Baker(8)	25,000	*
Jay Itzkowitz(8)	25,000	*
All directors and executive officers as a group (seven individuals)	7,908,750	19.5%
GLG Partners LP(9)	3,298,238	8.1%
Fir Tree Inc.(10)	2,650,000	6.5%
TD Asset Management Inc.(11)	2,500,000	6.2%
Davidson Kempner Capital Management LLC(12)	2,375,000	5.8%
AQR Capital Management LLC(13)	2,215,000	5.5%

*	Less than one percent.
(1)	Unless otherwise noted, the business address of each of the following is 1450 2nd Street, Suite 247, Santa Monica, CA 90401.
(2)	These shares represent one hundred percent of Silver Eagle’s shares of common stock held by the Sponsor. As a result of the underwriters’ partial exercise of their over-allotment option for Silver Eagle’s initial public offering, the Sponsor forfeited an aggregate of 475,000 founder shares on July 30, 2013, which Silver Eagle has cancelled. On March 2, 2015, the Sponsor (i) transferred 23,750 founder shares to each of Eli Baker and Jay Itzkowitz in connection with their agreement to serve on Silver Eagle’s board of directors; (ii) transferred an additional 15,000 founder shares to a third party; and (iii) entered into an agreement pursuant to which the Sponsor will forfeit an aggregate of 2,712,250 founder shares (including 1,913,063 founder earnout shares (as such term is used in the final prospectus associated with Silver Eagle’s initial public offering)) upon consummation of the Transaction.
(3)	Messrs. Sloan, Sagansky and Graf are members of the Sponsor. The shares are owned by the Sponsor, and Messrs. Sloan and Sagansky share voting and dispositive control over the shares. Messrs. Sloan and Sagansky disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.
(4)	Represents (i) the 7,589,750 founder shares held by the Sponsor and (ii) 99,500 shares held by Roscomore, LTD of which Mr. Sloan is the sole general partner. Mr. Sloan disclaims beneficial ownership of these shares except to the extent of his actual pecuniary interest therein.

(5)	Represents (i) the 7,589,750 founder shares held by the Sponsor and (ii) 99,500 shares held directly by Mr. Sagansky.
(6)	These shares represent approximately 5.3% of the founder shares held by the Sponsor. Mr. Graf has a pecuniary interest in such shares but does not have voting or dispositive control over such shares.
(7)	Represents founder shares transferred from the Sponsor and Dennis A. Miller in connection with this individual’s agreement to serve on Silver Eagle’s board of directors upon the closing of Silver Eagle’s initial public offering. On March 2, 2015, this individual entered into an agreement pursuant to which he will forfeit an aggregate of 10,000 founder shares (including 8,750 founder earnout shares (as such term is used in the final prospectus associated with Silver Eagle’s initial public offering)) upon consummation of the Transaction.
(8)	Represents founder shares transferred from the Sponsor and Dennis A. Miller in connection with this individual’s agreement to serve on Silver Eagle’s board of directors.
(9)	According to a Schedule 13G filed with the SEC on February 27, 2015 on behalf of GLG Partners LP, an entity organized under the laws of the United Kingdom (“GLG”), GLG serves as investment manager for certain funds and/or managed accounts which hold shares of Silver Eagle common stock (collectively, the “GLG Funds”). GLG may be deemed to be the beneficial owner of all of the shares of Silver Eagle common stock held by the GLG Funds. GLG Partners Limited (“GLG Partners”) serves as the general partner of GLG and, as a result, may be deemed to be the beneficial owner of all of the shares of Silver Eagle common stock owned by the GLG Funds. Man Group plc, an entity organized under the laws of the United Kingdom (“Man Group”), indirectly, through various intermediate entities, controls GLG with respect to the shares of Silver Eagle common stock held by each of the GLG Funds and, as a result, may be deemed to be the beneficial owner of all of the shares of Silver Eagle common stock owned by the GLG Funds. Each of GLG Partners and Man Group disclaims any beneficial ownership of any such shares of Silver Eagle common stock. The business address of this stockholder is 1 Curzon Street, London W1J 5HB, United Kingdom.
(10)	According to a Schedule 13G/A filed with the SEC on February 17, 2015 on behalf of Fir Tree Inc., a New York corporation (“Fir Tree”), the shares reported above include shares purchased by certain private-pooled investment vehicles for which Fir Tree serves as the investment manager (the “Fir Tree Funds”). Fir Tree is the investment manager of the Fir Tree Funds, and has been granted investment discretion over portfolio investments, including the common stock of Silver Eagle held by the Fir Tree Funds. The business address of this stockholder is Fir Tree Inc., 505 Fifth Avenue, 23rd Floor, New York, New York 10017.
(11)	The business address of this stockholder is TD Asset Management Inc., Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2.
(12)	According to a Schedule 13G filed with the SEC on August 1, 2013 on behalf of Davidson Kempner Partners, a New York limited partnership (“DKP”); MHD Management Co., a New York limited partnership (“MHD”) and the general partner of DKP; MHD Management Co. GP, L.L.C., a Delaware limited liability company and the general partner of MHD; Davidson Kempner Institutional Partners, L.P., a Delaware limited partnership (“DKIP”); Davidson Kempner Advisers Inc., a New York corporation and the general partner of DKIP; Davidson Kempner International, Ltd., a British Virgin Islands corporation (“DKIL”); Davidson Kempner International Advisors, L.L.C., a Delaware limited liability company and the investment manager of DKIL; Davidson Kempner Capital Management LLC, a New York limited liability company (“DKCM”); and Messrs. Thomas L. Kempner, Jr., Stephen M. Dowicz, Timothy I. Levart, Robert J. Brivio, Jr., Anthony A. Yoseloff, Eric P. Epstein, Avram Z. Friedman, Conor Bastable, Shulamit Leviant and Morgan Blackwell, who are the managing members of DKCM, DKCM acts as investment manager to each of DKP, DKIP and DKIL either directly or by virtue of a sub-advisory agreement with the investment manager of the relevant fund and is responsible for the voting and investment decisions of DKP, DKIP and DKIL. Messrs. Thomas L. Kempner, Jr. and Stephen M. Dowicz, through DKCM, are responsible for the voting and investment decisions relating to the shares reported above that are held by DKP, DKIP and DKIL. The business address of this stockholder is c/o Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.
(13)	The business address of this stockholder is Two Greenwich Plaza, Greenwich, CT 06830.

SILVER EAGLE MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting Silver Eagle’s current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors ” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.

Overview

Silver Eagle is a blank check company incorporated in Delaware on April 11, 2013 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Silver Eagle’s management seeks to capitalize on its substantial deal sourcing, investing and operating expertise to identify, acquire and operate media or entertainment businesses, including providers of content, with high growth potential in the United States or internationally, although Silver Eagle may pursue acquisition opportunities in other sectors. Silver Eagle’s amended and restated certificate of incorporation prohibits it from effectuating a business combination with another blank check company or similar company with nominal operations.

Investment in Videocon d2h

On December 31, 2014 Silver Eagle entered into the Contribution Agreement with Videocon d2h. Pursuant to the Contribution Agreement, among other things, Silver Eagle will contribute the funds held in the trust account, less transaction expenses, amounts used to pay stockholders who properly exercise their redemption rights in connection with the vote to approve the Business Combination Proposal and amounts payable to warrantholders in exchange for equity shares of Videocon d2h, which will be represented by ADSs, and will constitute up to approximately 33.42% to 38.42% of the outstanding equity shares of Videocon d2h.

Results of Operations

Through December 31, 2014, Silver Eagle’s efforts have been limited to organizational activities, activities relating to the initial public offering, activities relating to identifying and evaluating prospective acquisition candidates and activities relating to general corporate matters. Silver Eagle has not generated any revenues, other than interest income earned on the proceeds held in the trust account. As of December 31, 2014 and 2013, $324,857,250 and $325,013,723, respectively, was held in the trust account (including $12,125,000 of deferred underwriting discounts and commissions and $7,500,000 from the sale of the private placement warrants), and Silver Eagle had cash outside of trust of $0 and $805,924, respectively, and $1,995,157 and $262,030, respectively, in accounts payable and accrued expenses, including accrued offering expenses and state franchise taxes. Silver Eagle’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay income taxes, if any, and a one-time release of amounts necessary to pay Delaware franchise taxes for 2013 on a timely basis, none of the funds held in trust will be released until the earlier of: (i) the completion of an initial business combination; or (ii) the redemption of 100% of the shares of common stock included in the units sold in Silver Eagle’s initial public offering if Silver Eagle is unable to complete a business combination by April 30, 2015 (which is the date that is 21 months from the closing of the initial public offering), or July 30, 2015 (which is the date that is 24 months from the closing of the initial public offering) if Silver Eagle has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination by April 30, 2015 but has not completed the initial business combination by April 30, 2015. Through December 31, 2014 and 2013, Silver Eagle has withdrawn a total of $188,970 and $0, respectively, from interest earned on the trust proceeds. Other than the deferred underwriting discounts and commissions, no amounts are payable to the underwriters of Silver Eagle’s initial public offering in the event of a business combination.

For the period from April 11, 2013 (inception) through December 31, 2013, Silver Eagle earned $13,723 in interest income on the funds held in the trust account. For the fiscal year ended December 31, 2014, Silver Eagle earned $32,497 in interest income on the funds held in the trust account. All of the funds in the trust account are invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

Silver Eagle has agreed to pay its chief financial officer, James A. Graf, or an entity owned and controlled by Mr. Graf, a monthly consulting fee of $15,000 plus, in the event that Mr. Graf is no longer receiving medical insurance from an employer, an additional amount per month to reimburse Mr. Graf for the purchase of such insurance, for services prior to the completion of an initial business combination (regardless of the amount of services provided), including preparation of Silver Eagle’s financial statements, SEC filings, financial due diligence of targets for an initial business combination and negotiations of an agreement for an initial business combination. For the period from April 11, 2013 through December 31, 2013, Silver Eagle paid approximately $75,000 under this agreement. For the fiscal year ended December 31, 2014, Silver Eagle incurred approximately $180,000 under this agreement.

Silver Eagle has also agreed to reimburse the Sponsor for office space and secretarial and administrative services provided to members of Silver Eagle’s management team by the Sponsor, members of the Sponsor, and members of Silver Eagle’s management team or their affiliates, in an amount not to exceed $10,000 per month in the event that such space and/or services are utilized and Silver Eagle does not pay a third party directly for such services. Upon completion of an initial business combination or liquidation, Silver Eagle will cease paying these monthly fees. For the period from April 11, 2013 through December 31, 2013 and for the fiscal year ended December 31, 2014, Silver Eagle paid $0 under this agreement.

Liquidity and Capital Resources

As of December 31, 2014, Silver Eagle had cash outside the trust account of $0. Until the consummation of its initial public offering in July 2013, Silver Eagle’s only source of liquidity was an initial purchase of the founder shares by the Sponsor and Dennis A. Miller, and a series of advances made by the Sponsor under an unsecured promissory note.

For the fiscal year ended December 31, 2014 and for the period from April 11, 2013 (inception) through December 31, 2013, Silver Eagle disbursed an aggregate of approximately $1,272,740 and $405,052, respectively, out of the proceeds of its initial public offering not held in trust, for legal and accounting fees and filing fees relating to Silver Eagle’s SEC reporting obligations and general corporate matters, and miscellaneous operating expenses, Silver Eagle’s net cash used by operating activities.

On November 12, 2014, Silver Eagle issued a convertible promissory note to the Sponsor that provides for the Sponsor to advance to Silver Eagle, from time to time, up to $1,000,000 for ongoing expenses. The convertible note is non-interest bearing and is payable on the earlier of (i) the completion of an initial business combination or (ii) July 30, 2015. At the option of the Sponsor, any amounts outstanding under the convertible note may be converted into warrants to purchase shares of Silver Eagle’s common stock at a conversion price of $0.50 per warrant. Each warrant will entitle the Sponsor to purchase one-half of one share of Silver Eagle’s common stock at an exercise price of $5.75 per half share ($11.50 per whole share). Each warrant will contain other terms identical to the terms contained in the private placement warrants previously issued to the Sponsor. As of December 31, 2014, Silver Eagle had drawn $300,000 upon the convertible note.

Silver Eagle believes that it has, or will have from additional draw downs from the convertible note, sufficient available funds outside of the trust account to operate through April 30, 2015, or July 30, 2015 (as applicable), assuming that a business combination is not consummated during that time. However, Silver Eagle cannot assure you that this will be the case. Over this time period, Silver Eagle currently anticipates incurring expenses for the following purposes:

•	due diligence and investigation of prospective target businesses;
•	legal and accounting fees relating to Silver Eagle’s SEC reporting obligations and general corporate matters;
•	structuring and negotiating a business combination, including the making of a down payment or the payment of exclusivity or similar fees and expenses; and

•	other miscellaneous expenses.

On July 30, 2013, Silver Eagle consummated its initial public offering of 32,500,000 units at a price of $10.00 per unit. Simultaneously with the consummation of the initial public offering, Silver Eagle consummated the private sale of an aggregate of 15,000,000 private placement warrants, each exercisable to purchase one-half of one share of Silver Eagle’s common stock at $5.75 per half share ($11.50 per whole share), to the Sponsor and Dennis A. Miller, at a price of $0.50 per warrant, generating gross proceeds, before expenses, of $7,500,000. Silver Eagle received net proceeds from the initial public offering and the sale of the private placement warrants of approximately $326,000,000, net of the non-deferred portion of the underwriting commissions of $5,750,000 and offering costs and other related expenses of approximately $750,000.

As of December 31, 2014, $324,857,250 was held in the trust account (including $12,125,000 of deferred underwriting discounts and commissions and $7,500,000 from the sale of the private placement warrants), and Silver Eagle had cash outside of trust of $0 and $1,995,157 in accounts payable and accrued expenses, including accrued offering expenses and state franchise taxes. Through December 31, 2014, Silver Eagle has withdrawn a total of $188,970 from the trust account for payment of Delaware franchise taxes. No other withdrawals from the trust account have been made. Other than the deferred underwriting discounts and commissions, no amounts are payable to the underwriters of Silver Eagle’s initial public offering in the event of an initial business combination.

The amounts in the trust account may be invested only in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. The current low interest rate environment may make it more difficult for such investments to generate sufficient funds, together with the amounts available outside the trust account and under the convertible promissory note issued by Silver Eagle to the Sponsor on November 12, 2014, to consummate the Transaction. If Silver Eagle is required to seek additional capital, it would need to borrow additional funds from the Sponsor or Silver Eagle’s management team to operate or may be forced to liquidate. Neither the Sponsor nor the Silver Eagle’s management team is under any obligation to advance additional funds to Silver Eagle in such circumstances. Any such loans would be repaid only from funds held outside the trust account or from funds released to Silver Eagle upon completion of an initial business combination. If Silver Eagle is unable to complete an initial business combination because Silver Eagle does not have sufficient funds available to it, Silver Eagle will be forced to cease operations and liquidate the trust account.

Off-Balance Sheet Financing Arrangements

Silver Eagle has no obligations, assets or liabilities which would be considered off-balance sheet arrangements. Silver Eagle does not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

Silver Eagle has not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual Obligations

Silver Eagle does not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities other than an agreement to pay Mr. Graf, or an entity owned and controlled by him, a monthly consulting fee of $15,000 plus, in the event that Mr. Graf is no longer receiving medical insurance from an employer, an additional amount per month to reimburse Mr. Graf for the purchase of such insurance, for services prior to the completion of a business combination (regardless of the amount of services provided), including preparation of the Company’s financial statements, SEC filings, financial due diligence of targets for a business combination and negotiations of an agreement for a business combination. Silver Eagle began incurring these fees to Mr. Graf on July 30, 2013 and will continue to incur these fees monthly until the earlier of the completion of a business combination or Silver Eagle’s liquidation.

Additionally, Silver Eagle will reimburse the Sponsor for office space, secretarial and administrative services provided to members of Silver Eagle’s management team by the Sponsor, members of the Sponsor, and Silver Eagle’s management team or their affiliates in an amount not to exceed $10,000 per month in the event that such space and/or services are utilized and Silver Eagle does not pay a third party directly for such services. Upon completion of a business combination or liquidation, Silver Eagle will cease paying these monthly fees.

Going Concern Consideration

If Silver Eagle does not complete a business combination within 21 months from the closing of its initial public offering, or 24 months from the closing of its initial public offering if Silver Eagle has executed a letter of intent, agreement in principle or definitive agreement for a business combination within 21 months from the closing of Silver Eagle’s initial public offering but has not completed the business combination within such 21-month period, Silver Eagle will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in its initial public offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest but net of franchise and income taxes payable (less up to $100,000 of such net interest which may be distributed to Silver Eagle to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Silver Eagle’s remaining stockholders and board of directors, dissolve and liquidate, subject in each case to Silver Eagle’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. This mandatory liquidation and subsequent dissolution raises substantial doubt about Silver Eagle’s ability to continue as a going concern.

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including trust account assets) will be less than the initial public offering price per share in the initial public offering (assuming no value is attributed to the warrants contained in the units sold in the initial public offering).

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. Silver Eagle has identified the following as its critical accounting policies:

Trust account

A total of $325,000,000, including approximately $305,375,000 of the net proceeds from Silver Eagle’s initial public offering, $7,500,000 from the sale of the private placement warrants and $12,125,000 of deferred underwriting discounts and commissions, was placed in the trust account with Continental Stock Transfer & Trust Company acting as trustee. The trust proceeds are invested in U.S. government treasury bills with a maturity of 180 days or less or money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. As of December 31, 2014 and 2013, the balance in the trust account was $324,857,250 and $325,013,723, respectively, which includes $46,220 and $13,723, respectively, of interest earned since the inception of the trust account. In May 2014, Silver Eagle withdrew a total of $188,970 from the trust account for payment of Delaware franchise taxes.

Loss per common share

Loss per share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding for the period.

Income taxes

Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Recent accounting pronouncements

In June 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2014-10, which eliminated certain financial reporting requirements of companies previously identified as “Development Stage Entities” (Topic 915). The amendments in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments also reduce data maintenance and, for those entities subject to audit, audit costs by eliminating the requirement for development stage entities to present inception-to-date information in the statements of income, cash flows, and stockholder equity. Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s balance sheet has not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915. For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. Silver Eagle has adopted this standard for its reporting for the year ended December 31, 2014.

In August 2014, FASB issued ASU 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility in evaluating whether there is substantial doubt about a company’s ability to continue as a going concern and about related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016, and for annual and interim periods thereafter. Early adoption is permitted. Silver Eagle will adopt the methodologies prescribed by ASU 2014-15 by the date required, and does not anticipate that the adoption of ASU 2014-15 will have a material effect on its financial position or results of operations.

Silver Eagle’s management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on Silver Eagle’s financial statements.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the sensitivity of income to changes in interest rates, foreign exchanges, commodity prices, equity prices and other market driven rates or prices. Silver Eagle is not presently engaged in and, if it does not consummate a suitable business combination prior to the prescribed liquidation date of the trust account, may not engage in, any substantive commercial business. Accordingly, Silver Eagle is not and, until such time as it consummates a business combination, will not be, exposed to risks associated with foreign exchange rates, commodity prices, equity prices or other market driven rates or prices. The net proceeds of Silver Eagle’s initial public offering held in the trust account may be invested by the trustee only in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Given Silver Eagle’s limited risk in its exposure to government securities and money market funds, Silver Eagle’s management does not view the interest rate risk to be significant.

INDUSTRY OVERVIEW

The information contained in this section is derived from various Government of India publications and industry sources. Industry sources and publications generally state that the information contained therein has been obtained from sources generally believed to be reliable, but that their accuracy, completeness and underlying assumptions are not guaranteed and their reliability cannot be assured. Industry and Government of India’s publications are also prepared based on information as of specific dates and may no longer be current or reflect current trends. Accordingly, investment decisions should not be based on such information.

Overview of the Indian Economy

India’s economic growth, reflected in higher per capita income and an increasing middle class with greater disposable incomes, has provided a foundation for the growth of pay-TV services. Recently, economic growth in India has decreased from the 8% rates achieved in 2010 and 2011. The outcome of the 2014 elections has increased political stability in India. (Source: Media Partners Asia, India DTH Market Overview — Key Dynamics and Future Outlook, 2015 (hereinafter referred to as the “MPA Report”))

The new Government is expected to increase the pace of reform in order to achieve long-term economic growth. These reforms aim to remove supply chain problems to improve physical infrastructure and accelerate urbanization; simplify the tax structure with the implementation of a goods and services tax (“GST”); and provide more transparent mechanisms to drive strategic investments across various sectors. (Source: MPA Report)

In recent times, the Indian economy had been in a state of stagflation with dwindling gross domestic product (“GDP”) growth, high consumer price inflation and policy paralysis. However, recent macro indicators suggest that India’s economy may be recovering. Buoyed by strong growth in service-oriented sectors, India’s real GDP growth was 4.7% in the fourth quarter of the financial year 2014, an increase from the 4.4% growth for the fourth quarter of the financial year 2013. (Source: MPA Report)

The most encouraging aspect, however, was the reduction of the current account deficit (“CAD”) to which US$1.2 billion as of March 31, 2014 from US$18.1 billion as of March 31, 2013. This means that CAD has fallen to 0.2% of the GDP for the fourth quarter of financial year 2014 compared to 0.9% in the third quarter of financial year 2014. The fiscal deficit has also decreased to 4.6% of the GDP as of March 31, 2014. Furthermore, the proactive steps taken by the Reserve Bank of India (“RBI”) to improve foreign capital inflows has led to foreign exchange reserves exceeding US$300 billion as of March 31, 2014. As a result, the Indian Rupee, which depreciated to an all-time low of approximately Rs.69/US$in August 2013, has found stability at approximately Rs.60/US$as of July 2014. (Source: MPA Report)

Equity markets have also witnessed a revival on account of the improved macro environment. During the financial year 2014, Foreign Institutional Investors (“FIIs”) invested a net amount of Rs.797.1 billion into Indian equities. Encouraged by this increased FII interest, India’s benchmark equity indices, Sensex and Nifty, created new lifetime highs. At the same time, Foreign Direct Investment (“FDI”) continued to exhibit growth. According to the United Nations Conference on Trade and Development (“UNCTAD”), FDI flows into India grew by 17.0% over the financial year 2013 to US$28 billion. Business confidence in India has also improved in recent months on hopes of greater political stability after the Union elections. (Source: MPA Report)

The chart below illustrates India’s GDP per capita between 1991 and 2015:

(Source: MPA Report)

The Media and Entertainment Industry in India

In 2014, the Indian Media & Entertainment (“M&E”) sector continued to exhibit growth. In the year ended December 31, 2013, the M&E sector generated revenues of Rs.933.6 billion. Pay-TV industry revenues were driven by the digitalization mandate which has led to improved subscriber quality and higher ARPUs. An increase in the readership of local and regional newspapers was a key driver for the Indian print media industry, which continues to outperform its global peers. Box-office collections of movies also improved as tier-2 and tier-3 cities experienced an increase in the number of multiplexes and movie-screens. While the size of the music industry decreased, the radio industry increased with advertisers expanding their local reach. The growing penetration of internet, broadband and smart phones provided the impetus for the gaming and digital advertising sub-sectors. In the future, the M&E industry is expected to experience higher growth as the pay- TV industry benefits from the digitalization in Phase III and IV of the Government’s DAS program and is supported by the growth in regional print and the increased proliferation of new media. (Source: MPA Report).

The table below illustrates the overall media and entertainment industry size between the calendar year 2008 and the calendar year 2018:

	(in billions of Rs.)
Particulars	2008	2009	2010	2011	2012	2013	2014	2015	2016	2017	2018	(%) CAGR 2008 – 2012	(%) CAGR 2012 – 2018
Subscription Revenue	170.7	196.3	224.4	254.5	280.3	300.2	334.6	375.4	423.7	467.8	505.8	13.2	10.3
Advertisement Revenue	83.1	88.1	105.7	115.5	121.5	132.4	145.3	161.7	179.0	197.0	214.9	10.0	10.0
Television	253.9	284.4	330.1	370.0	401.8	432.7	479.9	537.1	602.7	664.8	720.7	12.2	10.2
Print	172.0	175.2	192.9	208.8	224.1	243.1	264.0	287.0	313.0	343.0	374.0	6.8	8.9
Film	104.4	89.3	83.3	92.9	112.4	125.3	138.0	158.3	181.3	200.0	219.8	1.9	11.8
Radio	8.4	8.3	10.0	11.5	12.7	14.6	16.6	19.0	23.0	27.8	33.6	10.9	17.6
Music	7.4	7.8	8.6	9.0	10.6	9.6	10.1	11.3	13.2	15.1	17.8	9.4	9.0
OOH	16.1	13.7	16.5	17.8	18.2	19.3	21.2	23.1	25.2	27.5	30.0	3.1	8.7
Animation and VFX	17.5	20.1	23.7	31.0	35.3	39.7	45.0	51.7	60.0	70.2	82.9	19.2	15.3
Gaming	7.0	8.0	10.0	13.0	15.3	19.2	23.5	28.0	32.3	36.1	40.6	21.6	17.7
Digital Advertising	6.0	8.0	10.0	15.4	21.7	30.1	41.2	55.1	69.7	88.1	102.2	37.9	29.5
Overall M&E Industry	592.7	614.8	685.1	769.4	852.1	933.6	1039.5	1170.6	1320.4	1472.6	1621.6	9.5	11.3

(Source: MPA Report)

The chart below illustrates the percentage estimated revenue contribution by certain industry components in 2014 and 2018:

(Source: MPA Report)

Increasing Television Penetration Levels

In 2013, there were approximately 162 million television households in India, which constituted a television penetration level of approximately 61.7%. Television penetration is expected to increase to 68.0% by 2023. (Source: MPA)

The chart below illustrates the household television penetration in certain countries (CY2013):

(Source: MPA Report)

The following table illustrates the penetration of television, pay-TV and fixed broadband in India, the United States and the United Kingdom:

Country	TV households	Pay-TV Households	Fixed Broadband Household Penetration
United States of America	99%	85%	81%
United Kingdom	99%	58%	85%
India	62%	80%	6%

(Source: MPA Report)

The share of cable broadband in India is lower than countries such as the United States of America and the United Kingdom. The charts below illustrate the percentage shares of cable and telecommunication of the broadband markets of the United States of America, the United Kingdom and India as of December 31, 2013:

(Source: MPA Report)

The Television Industry in India

In 2014, the number of cable and satellite (“C&S”) households in India increased by 5 million to reach 140 million, representing 83.0% of television households. This paid C&S base is expected to increase to 180 million by 2023, representing 84.0% of television households. (Source: MPA Report)

The chart below illustrates the expected increase in C&S and Indian television penetration between 2011 and 2023:

(Source: MPA Report)

(in Mil.)	2011	2012	2013	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023
Total HHs	247	255	262	270	277	284	290	296	301	306	310	314	318
TV HHs	148	155	162	169	175	181	187	192	197	202	206	211	215
C&S HHs	123	129	135	140	148	155	160	165	169	172	175	178	180
TV Penetration as % of Total HHs	60%	61%	62%	62%	63%	64%	64%	65%	66%	66%	67%	67%	68%
C&S Penetration as % of TV HHs	83%	84%	83%	83%	85%	86%	86%	86%	86%	85%	84%	84%	84%
Total C&S subscriber additions (Mil.)	10	6	5	6	8	7	5	4	4	4	3	3	2
DTH	7	4	4	4	6	6	4	3	3	3	2	2	1
Analog Cable	1	-8	-11	-3	-6	-4	-2	-1	-1	0	0	0	0
Digital Cable	1	10	13	5	8	5	3	2	2	1	1	1	1

Increasing purchasing power is expected to result in a higher number of TV homes in India. Pay-TV penetration of TV homes will also grow at a rate with increasing incidence of multiple TV set homes. By 2023, it is estimated that 70.0% of the pay-TV market will be digitalized. The Government’s DAS program will be a catalyst while improved supply side factors, including healthy financial markets and investments from foreign strategic investors, will be important. Between 2015 and 2017, subscriber growth is expected to be strong as DAS implements Phases III and IV. After 2017, digital pay-TV subscriber growth is expected to decrease as consolidation and monetization will take priority. (Source: MPA Report)

The chart below illustrates the number of subscribers and the expected number of subscribers in India for the years 2011 through 2023:

(Source: MPA Report)

The television industry in India comprises revenues derived from television distribution, content and advertising. Television is the largest medium for media delivery in India. In terms of revenue, television represented approximately 46.0% of India’s total media industry in 2013.

In 2012, the television industry in India was estimated at Rs.401.8 billion and is expected to grow at a CAGR of 10.2% between 2012 and 2018, to reach Rs.720.7 billion in 2018. Subscription charges, as a portion of total industry revenue, are expected to increase from 67.2% in 2008 to 70.2% in 2018.

(Source: MPA Report)

The chart below illustrates television sales and expected television sales in India between 2012 and 2019:

(Source: MPA Report)

Break up of Subscription Revenue: DTH and Cable

The subscription revenue for television services in India is split. The table below illustrates the subscription revenue for DTH and cable for the period 2011 to 2019:

Subscription Revenues (million)	2011	2012	2013	2014	2015	2016	2017	2018	2019
Cable	195,024	201,690	199,771	210,569	222,955	239,107	257,345	272,781	286,671
– Analog	185,867	179,363	147,420	130,968	122,463	113,231	108,161	105,994	104,811
– Digital	9,158	22,328	52,351	79,601	100,493	125,876	149,184	166,787	181,861
DTH	59,490	78,615	100,475	124,035	152,451	184,555	210,417	233,009	253,720
Total	254,515	280,305	300,245	334,604	375,407	423,662	467,762	505,790	540,391

(Source: MPA Report)

The charts below illustrate the approximate ARPU and expected ARPU in India between 2011 and 2019:

ARPU in Rs.	2011	2012	2013	2014	2015	2016	2017	2018	2019
Analog Cable	176	176	163	160	160	160	160	160	160
Digital Cable	171	190	205	219	231	246	267	284	299
DTH	192	208	236	264	288	308	320	332	343
Blended	179	185	189	203	217	233	247	259	270

(Source: MPA Report)

Overview of the Television Industry Value Chain

Content Production

Despite the recent increase in production costs, digitalization continues to create new opportunities for content producers. For example, content producers now focus on improving the quality of content, targeting specific demographics through localized content and niche offerings. Further, owning intellectual property rights has enabled content providers to grow and attain better monetization. (Source: MPA Report)

Broadcasters

Broadcasters have benefited most from digitalization as it has resulted in improved addressability and higher yields. The revenue mix continues to be dominated by advertising revenue. However, in the future, subscription fee growth is expected to outpace that of advertising. Improved addressability in cable and CPS-linked deals with higher consumer ARPU will be long-term growth drivers for pay-TV channel subscription revenues. Two key regulatory developments, the cap on commercial advertisement inventory and the unbundling of channel aggregators, will determine the future course of the industry. These regulations adversely impact the economics of smaller or standalone players. The industry is expected to consolidate and a more level playing field is expected to develop. (Source: MPA Report)

India TV Distribution Overview

In 2013, the industry added 5.4 million net new subscribers, taking the overall industry base to 135 million, 80.0% penetration of TV homes, including multiple subscriptions. Much of this growth has been driven by DTH satellite, which had a 66.0% share of net new additions in 2013. Cable TV subscribers numbered 97.6 million in 2013, a 72.0% market share, with 27.9 million gross digital subscribers.

Videocon d2h is the fastest growing direct-to-home, or DTH, service provider in India by acquisition of new subscribers, adding approximately 9.0 million gross subscribers during the period from April 2011 through September 2014 across India, according to data from the MPA Report. The table below sets forth the gross subscriber additions for certain operators for the periods indicated.

Operator Share of Yearly Gross Subscriber Additions

	(in mil.)
Particulars (for the period)	FY10	FY11	FY12	FY13	FY14	Q1FY15	Q2FY15	H1FY15
Gross subscriber Additions: DTH Industry	9.70	13.40	10.98	10.63	8.78	2.81	2.43	5.24
Videocon d2h	0.44	2.42	2.62	2.55	2.43	0.76	0.61	1.37
Dish TV	1.83	3.54	2.46	2.22	1.45	0.57	0.63	1.20
Airtel Digital TV	2.25	3.29	2.44	2.22	1.81	0.57	0.45	1.02
Tata Sky	0.58	1.76	1.67	2.37	2.30	0.65	0.54	1.19
Reliance Digital TV	1.00	0.96	0.81	0.39	0.09	0.04	0.01	0.05
Sun Direct	3.60	1.43	0.98	0.88	0.70	0.22	0.18	0.40
Incremental Share (in %)
Videocon d2h	4.5%	18.1%	23.9%	24.0%	27.7%	27.0%	25.0%	26.1%
Dish TV	18.9%	26.4%	22.4%	20.9%	16.5%	20.4%	25.9%	23.0%
Airtel Digital TV	23.2%	24.6%	22.2%	20.9%	20.6%	20.2%	18.6%	19.5%
Tata Sky	6.0%	13.1%	15.2%	22.3%	26.2%	23.1%	22.4%	22.8%
Reliance Digital TV	10.3%	7.2%	7.4%	3.7%	1.0%	1.4%	0.5%	1.0%
Sun Direct	37.1%	10.7%	8.9%	8.3%	8.0%	7.8%	7.6%	7.7%

Source: MPA

Phases III and IV of the DAS program will be critical for growth in overall digital penetration. DTH in particular is expected to play a key role in adding net new subscribers. Without monetization, digitalization is meaningless and cable multi-system operators (“MSOs”) may need to increase billing, packaging and revenue collections in Phases I and II of the DAS program, a trend that began in the first quarter of 2014. (Source: MPA Report)

Digitalization

A notable driver of TV industry value has been the advent of digital TV services, spurred largely by a well-organized and highly competitive DTH industry. DTH subscription revenues accounted for 33.5% of total pay-TV subscription revenues generated in India, and 23.5% of total TV industry revenues. Digital TV penetration in India is also expected to increase on account of the government mandated cable digitalization process, which accelerated after November 1, 2012. Phases III and IV will be rolled out on December 31, 2015 and December 31, 2016, respectively, and will be comprised of all other regions in the country.

The table below outlines the current digitalization deadlines and expected households to be digitalized:

Phase	Area	Implementation Date	Number of Cities	Number of Analog Cable Homes (in millions)	Number of Digital Homes (in millions)
I	Delhi, Mumbai, Kolkata and Chennai	October 30, 2012	4	—	13.5
II	In all the cities having population over one million	March 31, 2013	38	—	17.3

III	In all other urban areas (municipal corporation/municipalities) across the country	December 31, 2015	n/a
				75.6	34.4
IV	Rest of India	December 31, 2016	n/a

(Source: MPA Report, Notification (S.O. 2308(E)) dated September 11, 2014, issued by the Ministry of Information and Broadcasting, GoI)

In November 2012, DAS Phase I was successfully implemented. The rollout was opposed by certain LCO groups and local political parties. However, despite the conflicting opinions from certain sections of the industry, the Phase I rollout was reasonably successful in Delhi, Mumbai and Kolkata. It is estimated that the top five MSOs deployed approximately 9 million STBs in Phase I markets. However, these are gross subscriptions and the platform has yet to test its initial churn numbers. Net-ARPUs to MSOs have started to see improvement as operators implement gross billing and roll out packages.

Phase II has been a success in terms of digital deployment. Cable operators deployed 12 million STBs in these markets, although on-ground collections have remained below par. Digital cable managed to retain a little over 70.0% market share in DAS Phases I and II combined. The stronger presence of MSOs in Phases I and II markets enabled them to gain higher share against DTH. However, making inroads to Phases III and IV will be challenging for cable as this remains a dominant market for DTH, which has the benefit of an established distribution network spread across a much wider geography. (Source: MPA Report)

DTH to Catch up in Later Phase

(Source: MPA Report)

Advantages and Growth of DTH

In 2007, consumers had limited exposure to the benefits of digital TV. In 2007, digital TV penetration of total TV homes in the country was 3.0%, but has since increased to 40.0% in 2013. This increase was driven primarily by a 37 million aggregate active subscriber base across six DTH satellite pay-TV platforms. The growth of DTH has provided consumers with greater choice and quality through an improved viewing experience, more channels and new services such as HDTV, pay-per-view and DVRs. DTH operators have worked closely with broadcasters to program and retail attractive packages of channels at competitive prices with tiered and a-la-carte options. DTH operators have benefited through subscriber growth and, more recently, improved ARPUs while broadcasters have gained through subscription revenues as DTH operators spent a combined approximately US$560 million on pay-TV content in 2013. (Source: MPA Report)

DAS vs CAS

Unlike DAS, India’s two previous efforts at digitalization of Cable TV were unsuccessful. In 2003, Conditional Access System (“CAS”) was made mandatory for Delhi, Mumbai, Kolkata and Chennai. While it was successful in Chennai, the move experienced problems in other cities. Similarly, in 2007, CAS was intended to be implemented in notified areas of Delhi, Mumbai and Kolkata. However, penetration levels failed to meet expectations. By contrast, the DAS mandate has witnessed unprecedented success, driven by changes in market dynamics, positive regulatory developments and, most importantly, consensus amongst stakeholders.

HD Content

Digitalization has improved addressability for broadcasters thus enabling monetization of subscriptions and has also led to rationalization of distribution costs. Digitalization has also led to improvement in the quality of content, content production and transmission. Most channels in key genres such as Hindi GECs, movies, sports and infotainment now offer HD feed. This has increased the number of HD subscribers for operators, while also improving their blended yields. The next wave of growth is expected to come from HD feeds for regional content; however, with the exception of Sun TV in south India, this has not been explored. Additionally, subsidized HD offerings will also act as a key differentiator for DTH players as cable is yet to roll out packages and push HD services across broader markets. (Source: MPA Report)

Growing Importance of HD

HD is expected to contribute to the industry. Although revenue growth is expected to be driven by increasing subscriber numbers as a result of the mandated cable digitalization program, an increase in high-ARPU HD subscribers is also expected. (Source: MPA Report)

Projected Growth of HD

It is expected that HD penetration will grow significantly in the future, rising from less than 7.0% of active DTH subscribers currently, to over 20.0% by 2020, based on benchmarks in the United States, United Kingdom, Latin America and Southeast Asia. In the United Kingdom, incumbent DTH operator BSkyB currently has more than 50.0% of its subscriber which has adopted HD. Malaysia’s Astro has also demonstrated strong rates with 49.0% penetration at present on its DTH platform. An increase in HD channel offerings is critical for growth in HD penetration. However, for some mature global operators, HD penetration as a percentage of total subscribers is limited between 60.0% and 65.0%. (Source: MPA Report)

The charts below illustrate HD penetration and channel offerings by major global operators:

(Source: MPA Report)

The following chart shows the growth of DTH HD subscribers by 2023:

(Source MPA Report)

Growth of ARPU

Although India’s pay-TV ARPUs remain one of the lowest in the world at US$3.2 per month, it has been showing improvements in recent years as a direct result of digitalization, smarter packaging of content and channels and the provision of value added services, such as HD and DVR. Further improvements from rational DTH and digital cable pricing and the growth of premium pay-TV are expected in the next few years. (Source: MPA Report)

The charts below illustrate the ARPU of certain Asian countries and the United States and European countries as of December 31, 2013:

(Source: MPA Report)

The chart below illustrates the monthly spend of a typical Indian household on movies, newspapers, telecommunication and broadband and theme parks:

(Source: MPA Report)

Comparison of Basic Tier Offering in Emerging Markets

The chart below illustrates the number of channels available in certain countries and the basic tariff price in US dollars:

(Source: MPA Report)

The chart below illustrates basic digital pay-TV offerings across emerging markets as of December 31, 2013:

Market	Basic Tier Cost (US $/mo)	No. Of Channels (approx.)
India	3.0	157
Pakistan	3.0	100
Sri Lanka	5.4	50
Korea	8.0	100
Taiwan	3.2	33
Thailand	9.6	87
Philippines	7.0	59
Indonesia	16.2	57
Colombia	21.0	58

(Source: MPA Report)

DTH Drives Digital TV Growth in India

Over the past eight years, the Indian television industry has experienced significant growth in the adoption of DTV services, driven by DTH. Below are some key drivers:

Increased awareness:  Increasing competition in the six-player market has certain advantages. In recent years, consumer awareness of DTH services has improved as operators launch aggressive advertising campaigns. Consumers today are more aware of the choices available in the market and the distinct advantages of DTH over traditional analog cable services. Between 2007 and 2013, it is estimated that the DTH industry spent approximately Rs.25 billion to create consumer awareness and establish a new category in consumer electronics.

TV technology:  Upgrades in television hardware technology and the growing installed base of flat panel displays and HDTVs have also played a role in the uptake of DTH services. TV manufacturers such as Samsung and LG have in the past partnered with DTH operators to market their wares jointly through retail outlets. This marketing strategy provided DTH an opportunity to play up the distinct advantages of digital TV over analog cable and gain entry into new TV homes. Videocon d2h leverages its tie-ins with Videocon, Philips and Sansui. Given the low penetration of flat panel displays and the dramatic drop in prices of hardware as a result of increasing competition, there are growth opportunities for both TV manufacturers and DTH operators in the coming years.

Early additions from cable-dark areas:  Initial demand for DTH services came from cable-dark areas (regions not served by cable services) and smaller towns and villages. However, advertising on the part of DTH operators, growing awareness among consumers of digital TV services and the launch of advanced services such as HD, DVRs and catch-up TV has helped DTH operators convert cable consumers into high-ARPU subscribers in affluent regions (metropolitan regions and tier-1 cities), as well as in smaller towns and cities. It is estimated that gross subscriber additions have grown from approximately 1.5 million subscribers as of December 31, 2006 to 64.3 million as of December 31, 2013. (Source: MPA Report)

Increase in pack prices:  Over the last 24 months, the base back ARPU for the platform has increased by 47.0%. Entry level pricing has been increased while the free viewing period has also been reduced from three months to zero months. (Source: MPA report)

The chart below illustrates the increasing trend in SD base and HD base pack prices from 2011 till 2014:

(Source: MPA Report)

(Source: MPA Report)

Recent Trend

Focus shifts from volume to profits

DTH operators are shifting their focus from increasing scale to improving profitability and value creation. Since November 2011, the industry has implemented frequent price increases for subscription packages and customer premises equipment (“CPE”). Operators have also taken steps to keep rotational churn under check, by reducing trade margins and the free viewing period for new subscribers.

Future Trends

Subscriber Quality to Improve

In the future, gross subscriber additions will gain momentum as mandatory cable digitization is implemented. The quality of subscriber additions is expected to be superior, as the switch-off of analog signals will allow DTH to further develop within urban areas and target high-ARPU subscribers, while at the same time managing churn rates. The recent increase in entry prices will also help control industry churn levels. (Source: MPA Report)

Decrease in Free Viewing Period

The table below illustrates the free viewing (“FVP”) trend for a basic pack in ROI markets:

	Mar-11	Apr-11	Mar-12	Dec-12	Apr-13	Apr-14
Average FVP (Months)	4	3	2	1	0	0

(Source: MPA Report)

DTH operators have also reduced hardware subsidies by increasing entry prices across SD and HD connections. The table below illustrates entry prices trends in the last two years. In June 2014, entry price on SD connections was increased to Rs.1,890 per connection from Rs.1,690 in financial year 2013. The table below illustrates the SD connection rate and HD connection rate for the financial years 2012 to 2014:

In Rs. per unit	FY2012	FY2013	FY2014	September 2014
SD connection rate	1,290	1,690	1,890	1,820
HD connection rate	2,200	2,490	2,390	2,000

(Source: MPA Report)

Industry Per Subscriber Economics

Amt in Rs.
Upfront revenue from new subscriber:
Lease Rental	500
Activation charges	770
Installations charges	350
1,620
Upfront Costs:
Consumer Premise Equipment	2,500
Distribution Margin	625
Installation cost	350
3,475
Upfront Cash Deficit	1,855

(Source: MPA Report)

Consumer Proposition

The consumer proposition remains relatively similar for all DTH operators, at least in terms of their entry-level offers, with operators charging approximately Rs.1,900. This is approximately two times the price charged by digital cable service providers. Entry-level pricing for DTH operators is expected to maintain a status quo. Competition will restrict any major price increase while the current rupee-dollar equation will not support a price cut. An intense price war with cable operators seems unlikely as this will stretch the balance sheet of cable operators which have already been under pressure. (Source: MPA Report)

DTH Pay-back Period

Due to improvement in customer realization on account of increase in package price and reduction in free viewing months as well as reduction in subsidy on account of increase in entry offer prices, average pay-back period has improved over the years.

(Source: MPA Report)

DTH Subscriptions

Market Share of DTH Operators

There are six pay DTH operators in India. The table below gives details of these DTH operators’ shares of gross subscribers for the financial years 2012, 2013, 2014 and the six months ended September 30, 2014:

	DTH Operators’ Yearly Gross Subscribers (millions)
	Six months ended September 30, 2014	Financial Year 2014	Financial Year 2013	Financial Year 2012
Videocon d2h	11.82	10.45	8.03	5.48

	DTH Operators’ Yearly Gross Subscribers (millions)
	Six months ended September 30, 2014	Financial Year 2014	Financial Year 2013	Financial Year 2012
Dish TV	17.76	16.56	15.11	12.89
Airtel Digital TV	13.43	12.41	10.60	8.38
Tata Sky	14.52	13.33	11.03	8.66
Reliance Digital TV	4.85	4.81	4.72	4.33
Sun Direct	9.41	9.01	8.31	7.43
Total	71.80	66.57	57.80	47.17

(Source: MPA Report)

	DTH Operators’ Yearly Gross Subscribers Additions (millions)
	Six months ended September 30, 2014	Financial Year 2014	Financial Year 2013	Financial Year 2012
Videocon d2h	1.37	2.43	2.55	2.62
Dish TV	1.20	1.45	2.22	2.46
Airtel Digital TV	1.02	1.81	2.22	2.44
Tata Sky	1.19	2.30	2.37	1.67
Reliance Digital TV	0.05	0.09	0.39	0.81
Sun Direct	0.40	0.70	0.88	0.98
Total	5.24	8.78	10.63	10.98

(Source: MPA Report)

	DTH Operators’ Shares of Active Subs (%)
	Six months ended September 30, 2014	Financial Year 2014	Financial Year 2013	Financial Year 2012	Financial Year 2011
Videocon d2h	19.3%	18.7%	16.5%	13.6%	9.6%
Dish TV	20.1%	20.2%	21.0%	23.3%	24.6%
Airtel Digital TV	20.3%	20.2%	20.0%	19.7%	19.4%
Tata Sky	23.9%	23.6%	22.5%	20.3%	20.1%
Reliance Digital TV	4.2%	5.0%	6.3%	8.0%	8.7%
Sun Direct	12.2%	12.2%	13.8%	15.1%	17.6%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

(Source: MPA Report)

	Operator Share of Active (Paying) Subscriber Additions (%)
	Six months ended September 30, 2014	Financial Year 2014	Financial Year 2013	Financial Year 2012
Videocon d2h	37.0%	33.5%	38.2%	36.7%
Dish TV	17.4%	15.4%	3.2%	16.2%
Airtel Digital TV	21.0%	22.2%	21.3%	21.9%
Tata Sky	31.9%	30.7%	39.0%	21.0%
Reliance Digital	-18.8%	-3.2%	-6.0%	3.7%
Sun Direct	11.6%	1.4%	4.2%	0.5%
Total	100.0%	100.0%	100.0%	100.0%

(Source: MPA Report)

Net Active Additions by Global Players

The table below illustrates the net active additions by global players in the market as of December 31, 2012 and December 31, 2013:

Net Active Addition/Operator	As of December 31, 2012	As of December 31, 2013
Videocon d2h	1,540,000	16,90,000
Naspers (Africa)	1,218,000	1,320,000
Astro	181,000	166,000
Cignal	184,000	161,000
Direct TV-US	199,000	169,000
Direct TV-Latin America	2,357,000	1,340,000
KT Skylife	529,000	390,000
MNC Sky Vision	558,000	579,000
SingTel	45,000	20,000
Sky TV New Zealand	748	10,127
Sky UK	101,000	134,000
True Visions	83,000	19,000

Note: D2h Numbers are as per financial years 2013 and 2014.

(Source: MPA Report)

Product Offering

The table below provides the number of linear channels and services for each DTH operator as of November 20, 2014:

Channel Summary	Videocon d2h	Dish TV	Tata Sky	Big TV	Airtel
SD Channels	335	350	275	253	323
Asli HD Channel	29	38	25	10	25
Total Channels	364	388	300	263	348
Services	144	104	102	61	92
Total Channels and Services	508	492	402	324	440

(Source: MPA Report)

The table below provides details on the number of regional channels for each DTH operator as of November 20, 2014:

	Videocon d2h	Dish TV	Tata Sky	Big TV	Airtel
Total Regional Channels	185	175	145	129	168
Tamil	35	25	28	23	30
Telugu	25	29	20	20	18
Malayalam	21	16	19	15	18
Kannada	18	12	12	13	18
Bengali	17	23	12	12	17
Marathi	12	14	12	11	12
Other Regional	57	56	42	35	55

(Source: MPA Report)

Key KPIs of Major Cable MSO in India as of March 31, 2014:

Current Scenario	DEN	Hathway	IN Cable	Siti Cable	Digi Cable	Asianet	Ortel
MSO Launch Date	2007	1998	1995	1995	2009	1993	1995
Major region of operation	North	West + South	West	East	Punjab + East	South (Kerala)	East (Orissa)
Subscriber Reach	13,000,000	11,500,000	8,240,000	10,000,000	5,700,000	1,200,000	805,389
Digital Subscribers	6,100,000	8,000,000	2,740,000	4,000,000	2,850,000	560,000	69,873
HD Subs as% of Digital subs	0.2%	0.5%	0.7%	0.4%	0.2%	2.5%	N/A
Analog Subscribers	6,900,000	3,500,000	5,500,000	6,000,000	2,850,000	640,000	735,516
Primary Points	200,000	644,000	100,000	0	97,000	630,000	406,135
Broadband Subs	5,000	440,000	30,000	35,000	85,000	120,000	54,427
Cable ARPU (US $Mo.)	3.0	3.1	2.0	3.0	3.0	2.8	3.0
Broadband ARPU (US $/Mo.)	N/A	5.7	4.0	6.8	7.1	9.6	7.0

(Source: MPA Report)

The table below provides a comparison of basic, medium and premium tiers of DTH operator subscription packages in India as of November 20, 2014:

*	HD channels offered by Videocon d2h and Tata Sky have been excluded

(Source: MPA Report)

Sports and general entertainment channels (“GECs”) act as HD catalysts: In India, following a run of major cricketing events in early 2011, the introduction of major Hindi GECs in HD has been critical in maintaining HD growth. Currently, 43 true HD (i.e. not up-converted) channels are available, and operators expect several new HD channel launches in the coming years. In the DTH space, Videocon d2h and Dish TV offer the most number of HD channels.

Technology

Due to a lack of transponders in India, many operators are struggling to increase channel availability and provide new channels.

Short Term Capacity Constraints

In terms of satellite capacity, Dish TV India Limited, Bharti Telemedia Limited (operating under the “Airtel Digital TV” brand) and Videocon d2h Limited (operating under the “Videocon d2h” brand) are considered the best positioned. Videocon d2h offers over 500 channels and services, the highest in the industry (including the highest number of regional channels), followed by Dish TV, which offers 492 channels and services.

Tackling capacity constraints

Having a clear road map for building satellite capacity is critical for DTH operators to ensure long term competitiveness. Restricted by the spectrum crunch and the falling reliability of INSAT satellites have resulted in instances where India’s DTH operators are migrating to foreign satellites. In 2010, Sun Direct shifted several channels to Measat after INSAT 4B, which hosted its channels, encountered a major technical problem. Likewise, in 2011, Airtel Digital had to transition subscribers from Insat 4CR to SES 7.

Tata Sky, which until recently was behind in terms of channel offerings, is upgrading its subscribers from MPEG-2 to MPEG-4 STBs. This will enable the company to substantially expand its channel suite, especially in HD. However, it will cost Tata Sky Rs.9 billion to complete this exercise. Tata Sky has already added a number of SD and HD channels in the last few months.

Dish TV has been the most efficient at managing satellite capacity, enabling it to carry the highest number of channels. Its 350 SD channels include 59 channels offered as pass through from DD Freedish, which will expand to 120 channels by CY 2014 as DD Freedish expands its capacity. The successful SES-8 satellite launch in December 2013 will enable Dish TV to further augment its capacity. Dish TV aims to completely shift to MPEG-4 compression at some point, since the STBs for its new subscribers support MPEG-4.

Already supporting MPEG-4 compression and DVB-S2 transmission, Videocon d2h offers the highest number of regional channels, which is a strong driver of monthly subscriber additions. The improved efficiency of these compression standards has enabled Videocon d2h and Airtel Digital to offer more interactive services.

The table below illustrates the satellite capacity of DTH operators in India as of June 30, 2014:

	Dish TV India Limited	Tata Sky Limited	Bharti Telemedia Limited (operating under the “Airtel Digital TV” brand)	Sun Direct TV Private Limited	Reliance Big TV Limited	Videocon D2h Limited (operating under the “Videocon d2h” brand)
DTH Launch Date	2004	2006	2008	2008	2008	2009
Satellite	NSS6, Asiasat 5, SES-8*	Insat 4A	Insat 4CR, SES 7	Measat 3, Insat 4B	Measat 3	Singtel 2
Orbital Slot	95E, 100.5E	83E	74E, 108.2E	91.5E, 93.5E	91.5E	88E
Number of Transponders	10+4	12	11	4+2	9	10
TP Bandwidth	36 Mhz, 54 Mhz	36 Mhz	36 MHz	36 Mhz	36 Mhz	54 Mhz
Video Compression Technology	MPEG-2	MPEG-4/ MPEG-2	MPEG-4	MPEG-4	MPEG-4	MPEG-4
Transmission Standard	DVB S	DVB S	DVB S2	DVB S	DVB S	DVB S2
Total Bandwidth (MHz)	648	432	392	180	324	540
Equivalent Bandwidth (Mhz)#	648	432	634	281	421	864

Note — * Received one transponder but not operational as on end-June-2014.

# Equivalent Bandwidth: MPEG 2 + DVB S – 1x, MPEG 4 + DVB S – 1.3x, MPEG 4 + DVB S2 – 1.6x

(Source: MPA Report)

Differentiation Via Set Top Box

Technologies deployed within set-top boxes are essential in delivering a quality consumer proposition and also differentiate one provider from another. Compression standards such as MPEG-4, combined with transmission standards like DVB S2, have helped newer operators like Videocon d2h manage their satellite bandwidth and compress more channels per transponder. Although the improvement that these standards have on picture quality is debatable (despite it being highlighted by many operators in their advertising), it has helped serve as a minor differentiator from one operator to another. Likewise, the quality and scalability of middleware deployed within STBs has helped operators launch additional value-added services (VAS) such as interactive services and on-demand and catch-up TV. (Source: MPA Report)

Major Disputes between Distribution Network and Broadcaster since FY 2013 till Date.

(Source: MPA Report)

Content Partnership

To keep up with evolving technology, which has been rapidly changing consumers’ viewing habits, choice and delivery of content, collaboration between broadcasters and operators becomes highly critical in the overall pay-TV ecosystem. Operators which enjoy strong and cordial relationships with broadcasters are thus better placed for long term monetization of subscription revenues, both in terms of volume and value share. In India, the regulators have intervened previously to ensure that there is a balance between the operators and broadcasters.

In February 2014, Telecom Regulatory Authority of India issued new regulations to significantly limit the role of channel aggregators. The new regulations prevent aggregators from: (1) publishing reference interconnect offers (“RIO”, which form the basis of wholesale bouquet/channel agreements), and (2) entering into agreements with distributors. These functions will only be assumed by broadcasters directly. Aggregators can continue to exist as authorized agents, but only in the name and on behalf of the broadcaster. The broadcaster must ensure that the aggregator does not alter the bouquet of channels stipulated in its RIO. Significantly, the aggregator cannot bundle channels and bouquets of multiple broadcasters.

The one exception is that broadcasters belonging to the same promoter group can bundle their channels. This potentially benefits domestic incumbents such as Star and Zee. However, more significantly, the new guidelines allow for distribution platforms to negotiate rates with broadcasters which are mutually acceptable and closer to market reality.

Over 2013 and 2014, the industry experienced several disputes between broadcasters and aggregators and platforms which forced several operators to carry individual channels on an à-la-carte basis at RIO rates. For cable, frequent black outs of channels may upset end-subscribers and the LCO who might decide to move its entire network to a competing MSO, leading to the swapping of STBs. With regard to DTH, which offers several channel packages, frequent switch offs might result in higher churn or on a sustained basis and may weaken the consumer proposition for a given tier, thereby having an adverse impact on its new subscriber additions. Procuring channels on RIO is an expensive proposition due to TRAI’s stipulated two-part rate increase, a 15.0% increase effective April 1, 2014 and a further 12.5% increase to take effect from January 1, 2015). (Source: MPA Report)

Videocon d2h was the first platform for several HD channels in India. Some key channels which Videocon d2h first brought to consumers include: Star Plus HD, Zee TV HD, Colors HD, Star Gold HD, Star Sports HD-1, Star Sports HD-2, Star world HD, Star Movies HD, Discovery HD and National Geographic Channel HD. (Source: MPA Report)

Distribution Spread of India

The chart below illustrates the distribution spread of India of consumer electronics and home appliances, cable hardware and mobile outlets and reflects the amount of subscribers gained through these outlets, as of November 30, 2014:

	Channel Partners
Particulars	Consumer Electronics outlet	Hardware outlet	Mobile Shops
Universe	35,000	45,000	20,000
Average Sales Contribution %	50%	40%	10%
Average DTH Industry Penetration %	57%	67%	85%
Videocon d2h Average Penetration %	80%	78%	75%

(Source: MPA Report)

Videocon d2h: Direct Service Network

The chart below illustrates the percentage of installation (direct network for acquisition) and servicing (direct network for service) carried out by direct service centers owned by Videocon d2h:

250+ DSC at 200 Top Cities	}	97%+ First time Installation within 4 HRS 85%+ Fault Repair within 6 to 8 HRS
1600+ Resident Engineers in DAS 3/4
25,000+ Total Workforce in Service

(Source: MPA Report)

Future Outlook on India’s Pay-TV Market

Industry at a Glance	Year 2018
Platform	DTH	Cable TV	Free Dish	OTT
Active Subscribers (in mil.)	60	105	20	10
Number of Channels – SD	600	500	250	300
Number of Channels – HD	75	75	0	0
ARPU – US	$$6	$4	NIL	$1
Other Services	TVE	TVE & Broadband	—	—
% Subscribers Multiple Services	3%	3% of Digital Subscribers	—	—
Subscription Revenue (US $)	4 billion	4.7 billion	—	30 million

(Source: MPA Report)

Business Model: DTH & Digital Cable

Current Scenario	Cable- Primary	Cable- Secondary	DTH	Post Digitalization: 2018	Cable- Primary	Cable- Secondary	DTH
Last mile penetration	5%	95%	100%	Last mile penetration	25%	75%	100%
ARPU	260	240	280	ARPU	360	335	400
Taxes/Licenses Fees	20%	12%	30%	Taxes/Licenses Fees	20%	12%	30%
LCO Share	—	95	—	LCO Share	—	133	—
Wtg Avg. Margin	120		195	Wtg Avg. Margin	194		280
Content Cost	60		77	Content Cost	90		100
Operating Cost	40		58	Operating Cost	50		60
Operational EBITDA	20		60	Operational EBITDA	54		120
Carriage Revenue	50		5	Carriage Revenue	35		5
Total EBITDA	70		65	Total EBITDA	89		125

(Source: MPA Report)

VIDEOCON D2H’S BUSINESS

Overview

Videocon d2h is the fastest growing direct-to-home, or DTH, pay-TV service provider in India by acquisition of new subscribers, adding approximately 9.0 million gross subscribers during the period from April 2011 through September 2014 across India, according to data from the MPA Report. Videocon d2h distributes multiple digital television channels and allied video and audio services to subscribers via direct satellite feeds as part of its DTH services. Videocon d2h brings its subscribers quality digital television viewing and, as of September 30, 2014, it carried over 500 national and international channels and services, including 29 high definition, or HD, channels and 41 audio and video channels as part of its Music Channel Services. Videocon d2h commenced DTH operations in July 2009 and has since grown to a gross subscriber base of 11.82 million and a market share of 16.5% in the DTH market in India as of September 30, 2014 according to the MPA Report. Videocon d2h provides its services throughout India and believes it is well positioned to capitalize on the growth opportunities in the Indian DTH market.

Videocon d2h distributes multiple television channels and services through equipment installed at the end consumers’ premises which allows a subscriber to directly receive programming from leased satellite through a satellite-dish antenna and low-noise block filter (“LNBF”) which is then de-coded by a digital receiver called a set-top box. Videocon d2h uses MPEG-4 technology, which permits high compression for video and DVB-S2 technology to facilitate more efficient transmission of satellite signals. Videocon d2h has leased Ku-Band space capacity on the ST-2 satellite of SingTel, which was launched on May 21, 2011 and has an estimated useful life through 2026. Videocon d2h currently leases ten 54 Mhz transponders on the satellite. Videocon d2h has also launched in the month of January 2015 4K set-top boxes in India for 4K transmission through satellite to coincide with the ICC Cricket World Cup being held in February 2015. The MIB has announced a four-phase digitization process for cable television in India with an end date of December 31, 2016 for complete implementation. As a result, the cable television industry in India will be transitioned to the digital addressable cable TV system, or DAS, for television distribution, and all cable operators will be legally bound to transmit only digital signals. Videocon d2h believes that this is a key growth opportunity as it believes that a significant portion of current analog cable television subscribers will switch to DTH services.

Videocon d2h benefits from its relationship with the Videocon Group. Videocon d2h believes that the “Videocon” brand is well recognized in India. The Videocon Group has diversified interests in consumer electronics, oil and gas, power, retail and insurance, among others. The Videocon Group’s flagship entity is Videocon Industries, a company with its securities listed on BSE, NSE, the Luxembourg Stock Exchange and the Singapore Stock Exchange and with a market capitalization on the NSE of Rs.53,536 million as of September 30, 2014. Videocon Industries has one of the largest distribution networks of consumer electronics and home appliances in India. The Videocon Group is one of the only businesses in India that manufactures televisions, including televisions with built-in set-top boxes. Videocon d2h believes that the cross-selling of its services through the Videocon Group’s television business increases its marketing opportunities.

Videocon d2h’s vision is to be a DTH industry innovator with the most advanced products and services, the highest brand recognition and the most satisfied customer base in the Indian DTH industry. Videocon d2h has already made strides towards realizing its vision. Videocon d2h was ranked as one of the most successful launches in 2009 (the year it commenced offering services) by the Brand Derby survey, undertaken by the Business Standard. Videocon d2h received “Asia’s Most Promising Brand Award 2012 – 2013” and “Asia’s Most Promising Brand Award 2013-2014” in the DTH category from iBrands 360 (Iconic Brands 360), a World Consulting and Research Corporation enterprise. Videocon d2h has also been endorsed as one of the top brands by the Economic Times Best Brands award in October 2014.

Videocon d2h believes that the Transaction will further the growth of its business through the infusion of capital and the support of leading media executives Harry E. Sloan and Jeff Sagansky on its board of directors.

History

Videocon d2h was incorporated on November 22, 2002 in Maharashtra under the Companies Act 1956, as a public limited company under the name “Bharat Business Channel Limited”. The name was changed to “Videocon d2h Limited” with effect from July 1, 2014. Videocon d2h commenced DTH operations in July 2009. It has grown its subscriber base from 0.44 million gross subscribers as of March 31, 2010, representing approximately 1.9% of the total DTH gross subscriber base in India to 10.45 million gross subscribers as of March 31, 2014, representing approximately 15.7% of the total DTH gross subscriber base in India, according to the MPA Report. As of September 30, 2014, Videocon d2h had 11.82 million gross subscribers, which represented approximately 16.5% of the total DTH subscriber base in India according to the MPA Report. For the 2013 and 2014 fiscal years and the six months ended September 30, 2014, Videocon d2h had approximately 24.0%, 27.7% and 26.1%, respectively, of the incremental market share of the DTH subscriber base in India, according to the MPA Report.

The following table shows major events in Videocon d2h’s history:

Calendar Year	Event
2009	DTH services launched in July 2009
2010	Achieved one million gross subscriber base
2011	Launched the HD DVR with 3D
2011	Achieved three million gross subscriber base
2012	• Achieved five million gross subscriber base;
• Title sponsor of the Kings XI Punjab cricket team in the Indian Premier League 2012; and
• Achieved six million gross subscriber base
2013	Achieved eight million gross subscriber base
2014	• Achieved 10 million gross subscriber base
• Sponsored an Indian Super League team (FC Goa)
2015	• Launch of 4K set-top boxes in January 2015

Awards, Certifications and Recognitions

Videocon d2h has received the following, awards, certifications and recognitions:

Calendar Year	Award/Certification/Recognition
2009	Recognized as one of the most successful brand launches across product categories at the Business Standard Brand Derby survey
2012	Received a silver trophy for the ‘Best Search Engine Optimization Campaign’ by the Indian Digital Media Awards 2012
2013	Recognized as ‘Asia’s Most Promising Brand 2012 – 2013’ in the DTH category by iBrands 360 (Iconic Brands 360), a World Consulting and Research Corporation enterprise
2014	Endorsed as one of the top brands by the Economic Times Best Brands 2014 Recognized as “Asia’s Most Promising Brand 2013 – 2014” in the DTH category by iBrands 360 (Iconic Brands 360), a World Consulting and Research Corporation enterprise

Vision and Strengths

Videocon d2h’s vision is to be a DTH industry innovator with the most advanced products and services, the highest brand recognition and most satisfied customer base in the Indian DTH industry. Videocon d2h believes that the following are its principal strengths that will allow it to realize this vision:

Fastest growing DTH player in India

Videocon d2h is the fastest growing DTH service provider in India by acquisition of new subscribers, according to data from the MPA Report, adding approximately 9.0 million gross subscribers during the period from April 2011 through September 2014 across India.

Videocon d2h provides DTH services at competitive rates in order to increase its subscriber base and to allow its consumers to have access to quality digital programming. Videocon d2h believes that as a result of the increasing urbanization in India, customers are shifting towards high value-added offerings such as HD channels. Towards this end, Videocon d2h offers premium offerings of channels and services, including HD channels, regional channels and a range of value-added services that Videocon d2h believes will contribute to growing its subscriber base.

Videocon d2h seeks to offer as many popular channels as possible to subscribers, including regional language channels, and to offer new channels ahead of its competitors, which it believes increases subscriber satisfaction and encourages new subscribers to sign up for services. Through its diverse range of value-added services, including audio and video Music Active Channel Services, tickers and content-recording features, Videocon d2h provides a range of programming options to subscribers in addition to its channel offerings.

Demonstrated ability to increase ARPU while managing churn

Videocon d2h has demonstrated an ability to increase its average revenue per user, or ARPU, while decreasing its subscribers who have not paid for 120 days or more, or churn, rates. Videocon d2h’s ARPU increased from Rs.150 in the 2013 fiscal year to Rs.181 in the 2014 fiscal year and Rs.190 in the six-month period ended September 30, 2014 while decreasing its churn rate from 0.97% in the 2013 fiscal year to 0.76% in the 2014 fiscal year and to 0.65% for the six-month period ended September 30, 2014. Videocon d2h attempts to maximize value to subscribers by offering channels and value-added services through a simple “three tier” selection of subscription packages composed of entry-level, mid-tier and high-end subscription packages. Videocon d2h believes that offering channels through this structure eases the subscribers’ decision-making process and enables them to choose larger sets of channels, which in turn allows us to maximize ARPU.

Videocon d2h manages churn through a dedicated subscriber management team that focuses on converting inactive customers to active customers. The subscriber management team undertakes focused one-on-one interactions with customers through (i) calls in 13 languages; (ii) Interactive Voice Response, or IVR, which provides automated calls in 18 languages, and (iii) short message service, or SMS, messages to set-top boxes based on the different profiles of the subscribers.

Technology advantage that enables broadest content range

Videocon d2h uses MPEG-4 technology, which permits high compression for video and DVB-S2 technology to facilitate more efficient transmission of satellite signals. Videocon d2h leases ten 54 Mhz transponders with Ku-Band space capacity on the ST-2 satellite of SingTel. As of November 20, 2014, the MPEG-4 technology and access to these ten transponders allow Videocon d2h to transmit over 500 channels and services.

Videocon d2h provides subscribers with a range of subscription packages, value-added services and customer support services. As of September 30, 2014, the MPEG-4 technology and access to these 10 transponders allowed Videocon d2h to offer over 500 international, national and regional digital channels and services, including 29 HD channels, three movie channels and 41 audio and video channels as part of its Music Channel Services through several subscription packages, as well as the option of choosing add-ons and a la carte channels, which is the broadest content range amongst DTH operators in India according to the MPA Report.

Videocon d2h offers competitively priced subscription packages, which provides its subscribers with an economical choice for the wide range of content that it offers. Videocon d2h’s programming agreements with broadcasters and channel distribution companies for the provision of channels generally have terms ranging from one year up to five years, which helps ensure the long-term provision of content to subscribers.

In order to provide a differentiated customer user experience, Videocon d2h offers customers value-added services such as “12 Picture-in-Picture Mosaic”, a feature that provides an on-screen mosaic of the current programming of up to 12 channels; the “Electronic Program Guide”, a graphical user interface to browse channels and program schedules; “Movie Channel Services”, which offers movie channel services to subscribers; “Music Channel Service”; “HD 3D Active Channel Service”; and screen “tickers”, which appear at the bottom of the screen displaying sports scores, stock market data and news updates. Videocon d2h was also one of the first companies in India to offer radio frequency DTH remote controls and wireless DTH headphones. For further details on Videocon d2h’s subscription packages, hardware products and services, see “— DTH Subscription Television Services”.

Strong experience programming tailored package products

Videocon d2h’s technological advantage, enabling it to provide the broadest content range of any DTH operator in India according to the MPA Report, also allows it to offer its subscribers with access to three Movie Channel Services and 41 audio and video channels as part of its Music Channel Services. Videocon d2h’s strong experience in programming its offering of Movie and Music Channel Services has enabled it to gain a deep understanding of the preferences of the Indian consumers in order to package products that appeal to its target demographics. Videocon d2h believes that these tailored offerings allow it to offer subscribers a platform of differentiated content which sets it apart from other DTH operators in India.

Superior customer experience through extensive direct service center network

Videocon d2h offers its services throughout India with a wide distribution network and a presence across urban, semi-urban and rural parts of India. Videocon d2h believes that it has an extensive distribution network that enables it to reach out to customers across India. As of September 30, 2014, Videocon d2h had over 2,800 distributors and direct dealers, over 150,000 sub-dealers and recharge counters and a team of 365 sales executives working in 25 offices that sign up new distributors and dealers to expand its network. Videocon d2h appoints distributors based on certain key criteria, such as location, potential for expansion, technological competence and business type. Videocon d2h also provides discounts to the members of its distribution network to augment sales. Videocon d2h believes that this enables it to have a more effective distribution network.

Videocon d2h believes that after-sales service is key to its growth and success. As of September 30, 2014, Videocon d2h had 254 direct service centers, over 720 service franchisees and direct sales and service dealers and over 6,650 customer support staff comprising over 2,450 engineers, over 1,300 assistants, over 790 coordinators, over 1,640 residential service engineers and over 450 back-end support staff. The direct service centers are operated by Videocon d2h and are present in 192 locations in India’s major cities, where a large portion of the subscriber base is located. This allows Videocon d2h to provide customers with timely and quality customer care, which enhances customer loyalty. Typically, subscribers are activated within four hours from signing up for one of Videocon d2h’s packages, and customer support staff are able to respond on-site within six to eight hours of Videocon d2h receiving a customer’s call.

In addition to the service centers, Videocon d2h provides customers with access to call centers, which operate on a 24 hours seven days a week basis, for troubleshooting and for other inquiries. These call centers cater to nine regional Indian languages, in addition to English and Hindi.

Strong financial momentum

Videocon d2h’s strong growth in gross subscribers has also been accompanied by robust revenue growth, as total revenue grew 56.2%, from Rs.11,295.47 million in the 2013 fiscal year to Rs.17,644.10 million in the 2014 fiscal year and 36.9%, from Rs.8,113.04 million in the six-month period ended September 30, 2013 to Rs.11,108.97 million in the six-month period ended September 30, 2014. Videocon d2h’s ARPU increased from Rs.150 in the 2013 fiscal year to Rs.181 in the 2014 fiscal year and

Rs.190 in the six-month period ended September 30, 2014. Furthermore, content costs as a percentage of revenue have declined from 40.5% in the 2013 fiscal year to 34.1% in the 2014 fiscal year, 35.1% in the six-month period ended September 30, 2014 while employee benefit expenses as a percentage of revenue have declined from 6.9% in the 2013 fiscal year to 4.9% in the 2014 fiscal year and from 5.3% in six-month period ended September 30, 2013 to 4.4% in six-month period ended September 30, 2014 and selling and distribution costs as a percentage of revenue have declined from 9.2% in the 2013 fiscal year to 9.1% in the 2014 fiscal year and from 11.0% in six-month period ended September 30, 2013 to 8.5% in the six-month period ended September 30, 2014.

Established brand name and relationship with the Videocon Group

Videocon d2h benefits from its relationship with the Videocon Group, which is among India’s most prominent corporate conglomerates. Videocon d2h believes that the “Videocon” brand is well recognized in India. The diversified business interests of the Videocon Group include consumer electronics, oil and gas, power, retail and insurance, among others. Videocon d2h has been able to capitalize on brand recognition through the Videocon brand, especially in non-rural areas. This success has led to prestigious awards, such as being endorsed as a top brand by “The Economic Times Best Brands” award in 2014 and “Asia’s Most Promising Brand” award in the DTH category in fiscal years 2013 and 2014.

Videocon d2h purchases set-top boxes from TEL, a Videocon Group entity and manufactures set-top boxes. Videocon d2h generally leases set-top boxes to its customers. This allows Videocon d2h to maintain quality standards, as well as design and customize set-top boxes for local needs, particularly as a result of TEL’s experience in manufacturing electronic products for more than two decades for Indian consumers. This relationship also allows Videocon d2h to reduce costs of purchase and time-to-market for new set-top boxes and to benefit from an adequate supply of set-top boxes and quicker turn-around-time for faulty or defective set-top boxes. As Videocon d2h purchases set-top boxes from TEL, an Indian company, it is able to save on customs and import duties, which helps control set-top box costs.

The Videocon Group is one of the only businesses in India that manufactures televisions, including televisions with built-in set-top boxes. Videocon Industries, the flagship company of the Videocon Group, believes that it has one of the largest distribution networks of consumer electronics and home appliances in India. As of September 30, 2014, the Videocon Group had over 190 owned and operated retail outlets, and over 730 franchisee-owned distribution outlets. Videocon d2h believes that the cross-selling of services through the Videocon Group’s television business increases marketing opportunities. Videocon d2h’s relationship with the Videocon Group allows it to leverage the Videocon brand and reduce its spending on marketing, which is a significant expense in the DTH industry.

Experienced management team

Videocon d2h’s management team is experienced in the Indian television and media industry and in the application of technology and marketing and distribution initiatives in this sector. The average years of experience of Videocon d2h’s key management personnel is over 16 years. Furthermore, with the addition of Harry E. Sloan and Jeff Sagansky of SEAC to Videocon d2h’s board of directors, Videocon d2h expects to benefit from their deep experience in the entertainment industry in order to improve customer experiences and gain a competitive advantage in the Indian DTH market. Videocon d2h believes that the knowledge and experience of its management team and the experience that Mr. Sloan and Mr. Sagansky will bring to the Board of Directors, will enable it to rapidly respond to market opportunities, adapt to changes in the business landscape and competitive environment and bring innovations to its business, marketing and strategy. See “Management after the Transaction.”

Strategies

The following are the key elements of Videocon d2h’s business strategies:

Continue to expand subscriber base through marketing and retention initiatives

Videocon d2h intends to expand its marketing initiatives by seeking potential customers on shop floors, organizing road shows, organizing or sponsoring events and participating in trade and consumer exhibitions. Videocon d2h plans to strategically target what it believes to be high-value and high-growth markets, focusing on the youth, urban and sub-urban segments. In addition, Videocon d2h will continue to leverage its brand by operating through exclusive sales areas located within retail stores.

Videocon d2h also will continue to undertake a number of initiatives focused on customer retention. Videocon d2h has a dedicated team of customer retention executives, eight dedicated outbound call centers in four cities and also offers a quarterly, half-yearly, annual and five-year subscription renewal program. Videocon d2h conducts extensive visits to subscriber premises to gather valuable market feedback and through its dedicated revenue and retention teams and ensure timely and convenient renewal of subscriptions, which Videocon d2h believes strengthens relationships with customers. In order to provide higher quality service, Videocon d2h operates 254 direct service centers across India, as of September 30, 2014. Videocon d2h also has a large team of residential service engineers and revenue and retention teams located throughout India to help ensure high quality and timely customer service. Videocon d2h believes its customer loyalty program helps reduce churn and retain its existing customer base. Additionally, Videocon d2h intends to enhance its portfolio of channels to cater to the needs of its customers, thereby increasing customer retention.

Furthermore, Videocon d2h intends to capitalize on the digitalization of the television market in India. See, “Industry Overview — Overview of the Television Industry Value Chain — Digitalization.” This digitalization program provides DTH players, such as Videocon d2h, a significant opportunity to further expand their subscriber base in urban areas and cable stronghold markets. According to the MPA Report, the DTH market is projected to grow rapidly, garnering a high share of new pay-TV subscribers as well as increasing its share of the pay-TV market from the market share of cable television as a result of the digitalization initiative. Videocon d2h believes that its pan-India presence, along with its broad distribution network, wide selection of channels and service offerings and content make it well-positioned to leverage the implementation of the new digital addressable cable TV system, or DAS, and maximize subscriber additions. As Videocon d2h has had significant growth in its subscriber base and market share during the voluntary phase of digitalization, it expects that its subscriber base growth will continue as the Government of India proceeds with the mandatory digitalization phases.

Focus on enhancing subscriber base by promoting movement into higher tier subscription packages

Our subscribers can choose from subscription packages which range from Rs.231 to Rs.550 per month (inclusive of taxes). Higher priced packages generally offer subscribers a larger selection of channels and features, such as HD channels. We intend to increase the proportion of subscribers on the higher priced packages to drive higher ARPU through promotions and by encouraging customers to adopt à la carte channels and value-added services.

Furthermore, Videocon d2h promotes premium HD packages by leveraging existing capacity and by actively promoting HD offerings to new and existing subscribers. At the end of 2013, the Indian DTH industry had 2.6 million active HD subscribers, an increase of 72.0% from 2012 according to the MPA Report. The increasing subscriptions for HD channels may help increase ARPU and provide increased subscription revenue to distributors and broadcasters.

As of September 30, 2014, Videocon d2h offered 29 true HD channels, which was among the highest number of true HD channels offered by DTH providers in India. In addition, certain popular HD channels such as Star Plus HD, Zee TV HD, Colors HD, Star Gold HD, Star Sports HD-1 and HD-2, Star Movies HD, Star World HD, Discovery HD and National Geographic Channel HD aired for the first time in India on Videocon d2h’s platform according to the MPA Report. Videocon d2h intends to continue to increase the number of HD channels it offers to subscribers as it believes this will be a significant growth area in the industry.

Continue to focus on technological innovation

The consumer electronics industry is driven by technological advancement in key components such as chipsets and memory and by the demand by subscribers for better, faster and cheaper equipment. Implementation of technology is a key driver of success in Videocon d2h’s business. Videocon d2h offers DTH services through set-top boxes, including integrated set-top box televisions, set-top boxes with USB personal video recorder, PVR capabilities. Videocon d2h was one of the first companies to offer radio frequency DTH remote and wireless DTH headphones in India. Videocon d2h plans to launch 4K set-top boxes in India to coincide with the Cricket World Cup in February 2015. The 4K set-top boxes will be based on high efficiency video coding system, or HEVC, compression which is the latest compression standard released by the MPEG (Motion Picture Experts Group). This ensures that Videocon d2h subscribers are offered devices which are reliable and provide them with a better user experience. Videocon d2h has a strong research and development team and intends will continue to focus on technological innovation to enhance its market position in India.

Videocon d2h also focuses on technological innovation by providing a high quality viewing experience to subscribers through the offering of 29 true HD channels, which is one of the largest selections of HD channels offered by DTH companies in India according to the MPA Report. See, “Industry Overview — Future Trends — Product Offering”. In addition, Videocon d2h offers a HD 3D Active Channel Service, which allows subscribers to experience 3D content in their own homes. Videocon d2h believes that continued focus on providing a wide selection of HD and HD 3D content is key to its focus on technological innovation.

Focus on controlling or reducing costs and improving margins

Due to the highly competitive nature of the industry, it is critical for Videocon d2h to control or reduce costs and improve margins. Subscriber acquisition costs are a significant expense in the DTH industry. Videocon d2h intends to maintain low subscriber acquisition costs while working to increase its subscriber base.

Towards this end, Videocon d2h intends to continue to obtain set-top boxes from TEL, which allows it to maintain low such subscriber acquisition costs by saving on customs and other import duties.

Additionally, Videocon d2h seeks to reduce costs by providing DTH services to multi-dwelling units through a single satellite-dish antenna. This provides a more cost-efficient and simple option to buildings or communities where one satellite-dish antenna may be used for all the units in the building or the community. Videocon d2h currently offers such services in metro cities and select large cities such as Goa, Jaipur, Gurgaon, Pune, Hyderabad, Bangalore.

Further, effective November 1, 2014, Videocon d2h has entered into agreements for outsourcing certain services that it provides which are not directly related to the provision of DTH services, such as consumer premises equipment installation services and after-sales repair services provided to subscribers. Videocon d2h believes that outsourcing of these activities allows it to focus on its core DTH services business.

Videocon d2h will also continue to focus on improving margins by adjusting the price of its subscription packages in order to improve revenue realization, which has a direct impact on profitability. For example, the price of Videocon d2h’s base pack has increased from Rs.150 per month in April 2011 to Rs.231 per month in July 2014. and the price of its HD pack increased from Rs.441 per month in April 2011 to Rs.550 per month (Rs.570 per month for South India) in September 2014. Videocon d2h also recently ended the practice of granting a free viewing period to every new subscriber, which Videocon d2h believes will improve revenue realization.

Expand differentiated content offerings

As of September 30, 2014, Videocon d2h offered three Movie Channel Services and 41 audio and video channels as part of its Music Channel Services. Videocon d2h believes that its extensive experience in programming these channels has provided subscribers with access to differentiated content with a focus on key demographics, thus providing an attractive package for new subscribers. Videocon d2h intends to continue to expand and improve its differentiated content offerings. With the experience of its programmers in identifying content line-ups and the anticipated contributions of Harry E. Sloan and Jeff Sagansky, who are expected to join the board of directors, Videocon d2h believes that it is well-positioned to continue to provide quality differentiated content offerings which distinguish it from other DTH operators in India.

Use its strong balance sheet to take advantage of inorganic growth opportunities

Videocon d2h believes that it is well-positioned to take advantage of inorganic growth opportunities as and when they may arise. As a result of the Transaction, Videocon d2h intends to reduce its outstanding debt, and as a result, decrease its ongoing financing costs. Furthermore, Videocon d2h believes that access to the international capital markets may provide it with a source of funding which can be tapped on as and when new opportunities are identified.

DTH Subscription Television Services

The provision of DTH subscription television services to subscribers in India is the primary business of Videocon d2h, which is operated under the “Videocon d2h” brand. The transmission of programming to subscribers is carried out through satellite broadcasting, which allows a subscriber to directly receive a broadcast signal from a satellite, through a satellite dish antenna and other equipment installed at the subscriber’s premises, which is then decoded by a set-top box.

All of Videocon d2h’s channels are turnaround channels meaning that Videocon d2h rebroadcasts all of the channels offered without modifying the content. Videocon d2h also derives advertising revenue from selling advertising on the “home” channel, which is the channel that comes on when the system is powered on, and certain pathway channels which serve as pathways to popular channels.

Subscription Packages and Package Options

As of September 30, 2014, Videocon d2h subscribers had access to over 500 national and international channels and services, including 29 HD channels and 41 audio and video channels through its Music Channel Services through several subscription packages, as well as the option of choosing add-ons and a la carte channels and receiving certain discounts through long-term recharge offers. Videocon d2h also launches various subscription packages to cater to the varied needs of customers from time to time.

As of September 30, 2014, the charges for Videocon d2h’s monthly subscription packages ranged from Rs.231 to Rs.550 per month (inclusive of taxes). The packages offered are similar throughout India, apart from South India, where Videocon d2h offers more regional specific packages. All packages include the Doordarshan channels and other free-to-air channels.

The following are the key monthly subscription packages offered, in addition to certain other regional and HD related packages as of September 30, 2014:

Entry level:

Super Gold Pack.  Under this package, the subscriber receives up to 338 channels and services for Rs.231.00 per month (inclusive of taxes). This package includes popular Hindi channels, in addition to regional channels.

Mid-tier:

New Gold Sports Pack.  Under this package, the subscriber receives up to 355 channels and services for Rs.310.00 per month (inclusive of taxes). This package provides the Super Gold Pack channels, plus a variety of sports channels.

New Diamond Pack.  Under this package, the subscriber receives up to 403 channels and services for Rs.370.00 per month (inclusive of taxes). This package provides the New Gold Sports Pack channels, plus additional English channels.

High-tier:

Platinum Pack.  Under this package, the subscriber receives up to 410 channels and services for Rs.425.00 per month (inclusive of taxes). This package, provides the New Diamond Pack channels, plus additional lifestyle channels.

New Platinum HD Pack.  Under this package, the subscriber receives up to 437 channels and services for Rs.550.00 per month (inclusive of taxes). This package in addition to all the channels offered in the Platinum Pack, provides additional lifestyle channels and all of the HD channels offered by Videocon d2h.

For any of the packages selected, the subscriber has a choice of 10 different language zones: Hindi, Punjabi, Marathi, Gujarati, Oriya, Bengali, Tamil, Malayalam, Kannada and Telugu. Upon selection of a language zone, the subscriber receives certain regional programming in his or her chosen language.

Add-Ons.  With add-ons, a subscriber may add individual channels or a set of channels to their current subscription package.

A La Carte.  With a la carte programming, a subscriber may create a custom subscription package.

Long-Term Recharge Offers.  Long term recharge offers reward subscribers who have subscribed to Videocon d2h services for a duration of at least three months.

Additional subscriptions are required for the use of an additional set-top box in the same household by a subscriber. Videocon d2h charges a reduced price for the additional subscription and also subsidizes the payment relating to the installation of the additional set-top box as an incentive to the subscriber.

User Experience Services

In addition to subscription packages and package options, Videocon d2h offers certain services designed to augment customers’ viewing experiences. The following sets forth the key services that Videocon d2h offered as of September 30, 2014:

12 Picture-in-Picture Mosaic.  This feature allows a subscriber to view an on-screen mosaic of the current programming of up to 12 channels.

Electronic Program Guide.  The Electronic Program Guide is a graphical user interface that allows subscribers to browse channels and program schedules.

Value-Added Services

In addition to subscription packages, package options, and user experience services, Videocon d2h offers a variety of value-added services. The following sets forth the key value-added services that Videocon d2h offered as of September 30, 2014:

Movie Channel Services:  Videocon d2h offers three Movie Channel Services to subscribers. Two of these services are available as a part of all subscription packages for no additional charge, with one of these services (d2h cinema) available as an add-on which can be subscribed for on a monthly basis.

Active Music Channel Services:  Videocon d2h offers 41 Music Channel Services that include a variety of musical genres.

HD 3D Active Channel Service:  Videocon d2h offers a HD 3D Active Channel Service which provides a variety of HD 3D content.

Tickers: Videocon d2h offers a variety of screen “tickers” that appear at the bottom of the screen which can be viewed simultaneously with any channel. The tickers display information, such as sports scores, stock market numbers and a variety of news, including Bollywood, politics, sci-tech, business, lifestyle and general news.

Going forward, Videocon d2h intends to expand these value-added channels and continue to provide differentiated content tailored to the demographics in the Indian market that Videocon d2h targets. In particular, Videocon d2h believes that the deep experience in the entertainment industry that Harry E. Sloan and Jeff Sagansky are able to bring to the Board of Directors will be beneficial in successfully implementing this strategy. See, “Management after Transaction”.

Subscribers

Videocon d2h’s subscriber base has increased significantly since it commenced operations in July 2009. Videocon d2h’s gross DTH subscriber base has increased from approximately 0.44 million as of March 31, 2010 to 11.82 million as of September 30, 2014.

The following table presents information regarding Videocon d2h’s gross and net subscriber base as of March 31, 2013 and 2014 and September 30, 2014:

	As of March 31,		As of September 30, 2014
	2013	2014
		(in millions)	(in millions)
Particulars
Gross Subscribers	8.03	10.45	11.82
Net Subscribers	6.71	8.44	9.46

Sales, Distribution and Marketing

Sales and Distribution

Videocon d2h uses a zonal sales and distribution network to facilitate distribution across India and to provide an optimum level of service throughout India. As of September 30, 2014, Videocon d2h had over 2,800 distributors and direct dealers, and over 150,000 sub-dealers and recharge counters. As of September 30, 2014, Videocon d2h had a team of 365 sales executives working in 25 offices that sign up new distributors and dealers to expand its network.

Videocon d2h’s distributors act as wholesale distributors of its consumer premises equipment and recharge vouchers, and are typically distributors of products that are in a related category or synergistic to those of Videocon d2h, such as durable consumer goods, consumer electronics or telecommunications. Videocon d2h appoints distributors based on certain key criteria, such as location, track record, potential for expansion, technological competence and business type.

Dealers provide product and service demonstrations, sell consumer premises equipment and subscription packages and serve as collection and service points for existing subscribers. Dealers are typically retail outlets of various kinds. Certain dealers also provide installation and other services and are typically not exclusive to any particular DTH operator.

Marketing

Videocon d2h’s marketing program includes the use of retail signage, print, television, radio and digital advertising, road shows, exhibitions and special events and promotional campaigns to market its products and services. Videocon d2h has strategically targeted what it believes to be high-value and high-growth markets, focusing on the youth, urban and suburban segments. Videocon d2h determines the platform to be utilized for its marketing efforts on the basis of various factors such as the target group, the location, the communication suitability, the return on investment and the final expected outcome from the initiative.

As part of Videocon d2h’s marketing initiatives, it has sponsored teams participating in Indian Premier League cricket matches and the Indian Super League soccer matches. In order to market its brand, Videocon d2h uses actors Abhishek Bachchan and Parineeti Chopra as national brand ambassadors. These ambassadors and the associated marketing initiatives reinforce Videocon d2h’s belief in investing in sports and Bollywood to connect with the youth segment in India, which is the largest demographic in the country.

Advertising

Videocon d2h derives advertising revenue from selling advertising on the “home” channel, which is the channel that comes on when the system is powered on, and certain pathway channels which serve as pathways to popular channels.

Subscriber Care

Videocon d2h outsources its call center operations to Serco BPO Private Limited, Digicall Teleservices Private Limited, Cogent E-Services Private Limited, Competent Synergies Private Limited and Tatwa Technologies Limited. Its call center operations operate on a 24 hours a day, seven days a week basis and can handle calls in more than ten languages. These services are currently provided by eight call centers located in Dehradun, Pune, Ahmedabad, Bhubaneshwar, Bengaluru (two centers), Vadodara, and Mohali. The call centers feature interactive voice response systems, or IVR, automatic call distributors and voice logging software.

Videocon d2h also provides other subscriber care and billing services through the use of systems licensed from Hansen Technologies (formerly Irdeto USA Incorporated). Videocon d2h employs revenue and retention teams located throughout India to help ensure high quality and timely customer service.

Additionally, Videocon d2h has nodal officers who serve as a point of escalation for customers in a particular geographical circle designated by us, who maintain and respond to all customer related queries and provide customer support.

Service of Consumer Premises Equipment

As of September 30, 2014, Videocon d2h had over 720 service franchisees and direct sales and service dealers and 254 direct service centers, which provide first-time installation and after-sale services and over 1,640 residential service engineers. These locations serve as single-point resolution centers for billing and for equipment installation, servicing and collection.

Recharge

DTH subscription payments are made on a prepaid basis. Videocon d2h provides a wide range of recharge options, including (i) prepaid charge cards with various denominations that are activated by keying a pass code by SMS, online or through the telephone by means of an interactive voice response system, (ii) credit card payment, (iii) online bank account transfers for account holders of 42 banks, with individual transfers, (iv) cash or check at selected dealer outlets, and (v) mobile phone-based electronic payment recharge system (which is currently the most popular method). Videocon d2h has entered into agreements to appoint various entities as distributors and dealers of electronic prepaid service coupons for the recharge of subscriber billing accounts.

Videocon d2h operates on a prepaid model, to both distributors and, eventually, subscribers. Distributors pay in advance for subscription recharge and DTH connections, leading to a negative working capital cycle.

Programming Suppliers

Content procurement by DTH operators in India, including Videocon d2h, generally takes place through channel distributors or owners. Under Indian interconnection regulations, all broadcasters and distributors are required to offer their content to all platforms and operators. Videocon d2h enters into content agreements with channel distributors and owners to license channels for viewing by its subscribers and pays them content fees as stipulated under the agreements. The channel distributors from whom Videocon d2h licenses channels include:

Star India Private Limited (providing channels such as Star Plus, Star Gold, Like Ok, Star Movies, Star Sports);

Taj Television (India) Private Limited (providing channels such as Zee TV, Zee Cinema, Zee Studio, Ten Sports);

Turner International India Private Limited (through Taj Television (India) Private Limited) (providing channels such as HBO, Pogo, Cartoon Network, CNN and Warner Brothers);

IndiaCast UTV Media Distribution Private Limited (providing channels such as Colors, CNBC, Nick, MTV, History TV);

Sun TV Network Limited (providing channels such as Sun TV K TV, Gemini, Surya TV); and

MSM Discovery Private Limited (providing channels such as Sony, Sony Max, Sab TV, Sony Pix, Sony Six).

Videocon d2h has recently renewed agreements with all of the above channel distributors, which provides Videocon d2h with cost and content visibility, since the substantial majority of content (and associated content costs) are through these providers.

Traditionally, content owners have charged DTH operators in India an agreed price per subscriber for the content provided or an agreed upon fixed fee. In addition to paid content, a number of channel distributors or owners, such as the free-to-air channels, provide their content at no cost, and in certain instances, Videocon

d2h charges channel owners carriage fees for including certain channels in its subscription packages, such as newly launched channels that seek exposure and a distribution platform. Videocon d2h also pays a fee to content owners for broadcasting pay-per-view movie channel services.

Technology and Infrastructure

Videocon d2h uses MPEG-4 technology, which permits high compression for video and DVB-S2 technology to facilitate more efficient transmission of satellite signals. Videocon d2h currently leases 10 transponders with the Ku-band space capacity on the ST-2 satellite of SingTel. This technology and access to these 10 transponders allows Videocon d2h to transmit over 500 channels and services as of September 30, 2014.

To consolidate programming content, ensure its digital quality, and transmit that content to the satellite transponders, Videocon d2h has a digital broadcast center, located in Greater Noida. Substantially all of the functions necessary to provide satellite-delivered services occur at this digital broadcast center. Programming is received by the digital broadcast center from channel or content providers via satellite, which is then decrypted. Equipment at the digital broadcast center then digitizes, compresses, multiplexes and encrypts all of its programming signals into digital video streams prior to uplink to the ST-2 satellite of SingTel. The equipment Videocon d2h uses is sourced from vendors who Videocon d2h believes are industry leaders such as Harmonic International Limited for compression, Evertz Microsystems Limited and Harris Communications Limited for baseband, Cisco Systems Inc. and Irdeto Access B.V. for encryption and General Dynamics SATCOM Technologies for uplinking. Videocon d2h also operates a subscriber management system at its digital broadcast center in Greater Noida.

Videocon d2h is proposing to set up an additional broadcast site at Bharuch in Gujarat, as a back-up to its existing broadcast center in Noida, in connection with which it received approval from the MIB on June 16, 2014.

Videocon d2h has previously entered into a Ku-Band Lease Agreement with the Department of Space for the lease of Ku-band space segment capacity on the ST-2 satellite of SingTel which expires on April 14, 2015. Typically, the Department of Space enters into lease agreements for periods of up to three years and the agreements are renewed from time to time. Videocon d2h is in the process of securing a renewal of its space segment contract, but there can be no assurance that the renewal will be completed in a timely manner, if at all. See “Risk Factors — Videocon d2h’s leased satellite ST-2 is subject to operational, lease and environmental risks that could limit Videocon d2h’s ability to utilize the satellite.”

Videocon d2h currently leases ten 54 Mhz transponders of the ST-2 satellite. Under the Ku-Band Lease Agreement, the Department of Space is required to make available the Ku-band space segment on a 24 hours a day, seven days a week basis to Videocon d2h, for the period of the lease and in the event of any technical non-compliance of a satellite transponder, the Department of Space is required to provide an alternate transponder at the same orbital position with similar technical performance and specifications. Videocon d2h is not allowed to assign any of its rights or delegate any of its obligations under the Ku-Band Lease Agreement without the prior consent of the Department of Space. Further, Videocon d2h is not allowed to sub-lease the leased capacity without the prior consent of the Department of Space, except to group companies and affiliates.

Under the Ku-Band Lease Agreement, Videocon d2h is required to pay to Antrix Corporation, the commercial division of the Department of Space, the rental fees for 10 transponders on the ST-2 satellite, contract management charges and the amount of income tax to be withheld on the full transponder rental fees, as applicable.

The Ku-Band Lease Agreement will be terminated if the DTH license granted to Videocon d2h by the MIB is not renewed after expiry, or if it is cancelled by the Government of India. Any termination of the Ku-Band Lease Agreement due to non-fulfilment of payment obligations by Videocon d2h or due to cancellation or non-renewal of the DTH license does not absolve Videocon d2h of liabilities incurred under the Ku-Band Lease Agreement, accrued till the date of termination.

Consumer Premises Equipment

Videocon d2h provides subscribers with a variety of hardware equipment for the reception of DTH content. Videocon d2h charges new subscribers an initial fee for providing them with consumer premises equipment, primarily (i) a satellite dish antenna, (ii) a Low Noise Block downconverter Feedhorn (LNBF), which is essentially a feedhorn antenna mounted on the satellite dish (iii) a set-top box, (iv) a smart card and (v) cables to connect the satellite dish antenna to the set-top box. A new subscriber pays a subsidized fee for the set-top box, satellite dish and the accessories. The subscriber also pays an installation fee for the installation of consumer premises equipment. Leased consumer premises equipment is capitalized on activation and amortized over a period of seven years.

Videocon d2h enters into subscription agreements, which it calls customer agreement forms/work order (“CAF”) with the subscriber at the time of installation of the consumer premises equipment. The CAF allows subscribers to opt for any of the three separate options with respect to obtaining the consumer premises equipment-outright sale, lease or rent-to-own, although the vast majority of subscribers opt for the rental option.

In the case of consumer premises equipment provided to subscribers on a lease basis, upon the expiry of the initial lease period of seven years, the lease is proposed to be renewed, in accordance with the terms determined by Videocon d2h’s Board of Directors at such time and in keeping with market conditions. The lease rental amount for this extended lease period is not expected to be more than the monthly lease rental amount for the initial lease period, Rs.5.29 per month currently.

At the subscriber’s premises, the satellite dish receiver receives the signal from the satellite and the set-top box decodes and converts the signal into digital format for reception by the subscriber’s television set. Videocon d2h has entered into a license agreement dated November 1, 2007 with Irdeto Access B.V. for licensing digital conditional access system equipment and software. Videocon d2h’s set-top boxes use the “Irdeto KMS” conditional access system for encryption and authentication as well as “Irdeto Smart Card Technology,” which allows Videocon d2h to control the encryption and decryption of digital video, audio and data services provided to subscribers, prevent unauthorized viewing and provide tiered channel packages. NDS Limited, a Cisco group company, is an additional supplier of encryption and decryption technology used by Videocon d2h. Videocon d2h is also able to activate and deactivate a set-top box remotely and change a subscriber’s subscription package remotely.

Set-top Boxes Supplied by TEL

Videocon d2h has entered into an agreement dated March 11, 2011, or the “TEL Purchase Agreement” for the purchase of set-top boxes manufactured by TEL for a price to be negotiated from time to time either through purchase orders or exchange of letters. The TEL Purchase Agreement is valid until March 10, 2016 and the term may be extended by mutual agreement. The TEL Purchase Agreement does not provide for a specific quantity of set-top boxes required to be bought by Videocon d2h from TEL or to be supplied by TEL to Videocon d2h. Accordingly, Videocon d2h places purchase orders for the number of set-top boxes required from time to time.

Information Technology

Videocon d2h has entered into a SAP support agreement with Infodart Technologies India Limited, a Videocon Group entity, for the provision of its SAP services. Videocon d2h has entered into an agreement with Hansen Technologies (formerly Irdeto USA Incorporated) for subscriber care and billing services and an agreement with Irdeto Access B.V. for licensing digital conditional access system equipment and software. Videocon d2h also works with reputable technology service partners such as Oracle India Private Limited, IBM India Private Limited and Hewlett Packard India Sales Private Limited, NDS Limited (a Cisco group company), Genesis Telecommunications Laboratories Inc. and Verint Systems Inc.

Videocon d2h has also entered into an agreement with Tech Mahindra Limited for the license of software and support for the operation of certain of its information technology systems.

Government Regulation

Videocon d2h is subject to various laws and regulations in India arising from its operations in India, including specific regulations and policies applicable to the direct-to-home (“DTH”) broadcasting services sector.

Videocon d2h was granted a license to establish, maintain and operate a DTH platform, on the terms and conditions set out in the DTH License Agreement. The DTH License Agreement is effective for a period of 10 years from the date of issue of the wireless operational license (which was issued to Videocon d2h on December 12, 2008), unless terminated earlier in accordance with its terms. Pursuant to the terms of the DTH License Agreement, Videocon d2h is required to pay an annual fee of 10% of its gross revenue (gross revenue includes, among other things, the gross inflow of cash, receivables, or other consideration arising in the course of ordinary activities of the DTH enterprise from rendering services and from the use by others of the enterprise resources yielding rent, interest, dividend, royalties or commissions). Further, pursuant to the terms of the DTH License Agreement, prior approval of Licensor is required for effecting any change in the equity structure of Videocon d2h and the transfer of the license or any rights and obligations under the DTH License Agreement.

On July 23, 2014, the Telecom Regulatory Authority of India (“TRAI”) released its Recommendations on Issues related to New DTH Licenses (“New DTH License Recommendations”), which include recommendations relating to a new DTH licensing regime. TRAI has recommended that, among other things, the period of the DTH license be increased to 20 years, renewable for 10 years at a time and the license fee be reduced from 10% of gross revenue to 8% of adjusted gross revenue (where adjusted gross revenue is calculated by excluding service tax, entertainment tax and sales tax/VAT actually paid from the gross revenue). TRAI has also recommended that once the Government of India notifies the new DTH licensing regime, an existing DTH operator should be allowed to migrate to the new regime at any time during the currency of their existing licenses, provided that it clears all its dues and fulfils all obligations under the terms and conditions of the existing license as well as those arising out of legal cases pending before various courts of law. However, the New DTH License Recommendations are not binding in any manner and Videocon d2h has no further information on if or when the Government of India will notify a new DTH licensing regime or whether such new regime, if notified, will retain the recommendations, either in full or in part, made by TRAI through the New DTH License Recommendations.

As a licensed DTH broadcasting service provider, Videocon d2h is subject to the terms of the Guidelines for Obtaining License for Providing Direct-To-Home (DTH) Broadcasting Service in India issued by the MIB on March 15, 2001, as amended from time to time (“DTH Guidelines”). Under the DTH Guidelines, only companies registered under the laws of India with Indian management control (i.e., with a majority of the members of the board of directors as well as the chief executive of such company being Indian residents) are permitted to provide DTH services in India, and any Company providing DTH services cannot hold more than 20% of the total equity of a company engaged in the business of cable network services or vice versa. Further, the licensee company must adhere to the program and advertising codes issued by the MIB and follow the prescribed technical standards and other obligations. Licensees are prohibited from carrying any television broadcast or channel which has not been registered by the Central Government for being viewed within the territory of India and must carry the television channels notified by the MIB for mandatory and compulsory carriage from time to time.

The Direct to Home Broadcasting Services (Standards of Quality of Service and Redressal of Grievances) Regulations, 2007, as amended, establishes the standards of quality of DTH services that Indian DTH service providers are required to maintain, including standards relating to provision of consumer premises equipment to subscribers through outright purchase, hire-purchase and rental agreements and procedures for billing and effective redress of subscribers’ grievances.

Under the Indian Wireless Telegraphy Act, 1933, as amended (“Wireless Act”), no person is permitted to possess a wireless telegraphy apparatus without obtaining a license. Accordingly, Videocon d2h has obtained a certificate from the Department of Telecommunication, Ministry of Communications and Information Technology, Government of India (“MIT”) permitting it to establish, maintain and work wireless telegraphs in India, which is renewable on an annual basis. This license granted to Videocon d2h is currently valid until

December 31, 2015. Additionally, Videocon d2h has obtained a license, dated November 2, 2007, issued by the Wireless Planning and Coordination Wing (“WPC”) for establishing a wireless telegraph station at Greater Noida, Uttar Pradesh, India (where the head-end is located) and an approval dated November 14, 2007, from the Standing Advisory Committee of Radio Frequency Allocation (“SACFA”) for installation of a wireless station at such location.

On May 27, 2013, TRAI issued the Telecommunication (Broadcasting and Cable) Services (6th)(The Direct to Home Services) Tariff Order, 2013 (“DTH Tariff Order”), directing all DTH service providers in India to offer to every subscriber the standard packages for supply and installation of the consumer premises equipment, as specified in the DTH Tariff Order, in addition to any other packages that may be offered. The standard packages prescribe, among other things, the rent per month (for the consumer premises equipment) and the refundable/adjustable security deposit that a subscriber may be charged. Certain DTH service providers, including Videocon d2h, have challenged the DTH Tariff Order before the appropriate telecom disputes redressal forum in India on various grounds, including that TRAI lacks jurisdiction to issue such a tariff order and that it has incorrectly computed the cost of consumer premises equipment in determining the standard packages.

Under the Telecommunication (Broadcasting and Cable Services) Interconnection Regulations, 2004 (“Interconnection Regulations”), distributors of TV channels in India are ensured non-discriminatory access to content of all broadcasters, and the Interconnection Regulations mandate that broadcasters issue a public notice before disconnecting signals to enable consumers to protect their interests.

Environmental regulations

Videocon d2h has obtained consents to operate under the Air (Prevention and Control of Pollution) Act, 1981 and the Water (Prevention and Control of Pollution) Act, 1974, each, from the Uttar Pradesh Pollution Control Board, with respect to the premises where its digital broadcast centre is located at Greater Noida, Uttar Pradesh, India. These consents are subject to renewal from time to time and are currently valid until December 31, 2015.

Labor regulations

Under the terms of the Contract Labor (Regulation and Abolition) Act, 1970 (“CLRA”) with respect to the contract labor engaged by Videocon d2h, it has been issued a registration by the Assistant Commissioner of Labor, which was valid until December 31, 2014, subject to further renewal (which Videocon d2h has applied for), under the CLRA. Under the CLRA, both the principal employer and the contractor are required to obtain registrations and while the contractors are principally responsible for providing facilities such as canteens, rest-rooms and first-aid to the labor, in the event of failure to fulfill these obligations on part of the contractor, the obligation to comply within a prescribed time period shifts upon the principal employer.

Trademarks

The Trade Marks Act, 1999 (“Trade Marks Act”) provides for the application and registration of trademarks in India. The purpose of the Trade Marks Act is to grant exclusive rights to marks such as a brand, label and heading, and to provide relief in case of infringement for commercial purposes as a trade description. The Trade Marks Act prohibits registration of, among other things, deceptively similar marks. It also provides for penalties for infringement, falsifying and falsely applying trademarks. Videocon d2h has obtained registrations in its name for various trademarks, including ‘D2H’, ‘ Direct Hai Correct Hai’. Further, Videocon d2h has entered into a deed of trademark usage license dated September 11, 2009 with CE India Limited, whereby, it has been authorized by CE India Limited to use the trademarks ‘Videocon’ and ‘V’, for its DTH broadcasting business activities, on a non-exclusive basis. The current term of this agreement expires on March 31, 2022, subject to further renewal.

Foreign investment regulations

The Department of Industrial Policy and Promotion has issued the Consolidated FDI Policy, with effect from April 17, 2014, which consolidates the policy framework on FDI in Indian companies, and is updated from time to time. Currently, under the provisions of the Consolidated FDI Policy, FDI in a company engaged in the DTH broadcasting sector, like Videocon d2h is permitted in up to 49% of the paid-up equity share capital of such company under the automatic route, and FDI in excess of 49% and up to 74% of the paid-up equity share capital is permitted in such a company with prior approval of the Government of India, subject in each case to, among others, the following conditions:

•	A majority of the directors and key executives, including any chief executive officer, chief officer in charge of technical network operations and chief security officer must be citizens of India;
•	Each of the company, directors, key executives such as any managing director, chief executive officer, chief financial officer, chief operating officer, chief technical officer, chief security officer, any shareholder of such company who holds 10% or more of the paid-up equity share capital, and any other category of persons as may be specified by the MIB from time to time, have obtained security clearance from the MIB;
•	Prior permission of the MIB must be obtained for effecting any changes in the board of directors, appointment of directors and any key executives as mentioned above, and any other executives as may be specified by the MIB from time to time; and
•	Security clearance must also be obtained for each foreign personnel likely to be deployed for more than 60 days in a year by way of appointment, contract, consultancy or any other capacity for providing any services to such company. Such security clearance is required to be renewed every two years.

Additionally, under the Consolidated FDI Policy, such company is also required to provide traceable identity of the subscribers to its DTH services and to ensure that such subscribers’ database is not transferred to any person or place outside India, unless permitted by applicable law. Further, the company is obligated to provide for a provision in its equipment which enables lawful interception and monitoring from a centralized location as and when required by the GoI.

Issuance of Depository Receipts

The Videocon d2h ADSs will be issued pursuant to the 2014 Scheme, which came into effect on December 15, 2014. In terms of the 2014 Scheme, Indian companies (whether public or private, listed or unlisted) that have not been debarred from accessing the capital markets by any Indian regulatory authorities, are permitted to issue, among other permissible securities, equity shares (in dematerialized form) to foreign depositories for the purpose of issuance of depository receipts, through a public offering or on a private placement basis in certain specified permissible jurisdictions. The United States of America has been notified as a permissible jurisdiction under the 2014 Scheme.

Competition

Videocon d2h competes directly with other DTH operators, as well as indirectly with cable operators, free-to-air television, IPTV and other mass media, including print media, film, computer and video games, and internet media. Videocon d2h believes that it competes primarily based on price, programming offerings, service, subscriber satisfaction, network quality and content delivery. Videocon d2h believe that its key DTH competitors are Tata Sky Limited which operates the “Tata Sky” brand, Dish TV India Limited which operates the “Dishtv” brand and Bharti Telemedia Limited which operates the “Airtel” brand. See “Industry Overview.”

DTH License

Videocon d2h entered into the DTH License Agreement pursuant to which it has been granted a DTH license. The DTH license is valid until December 12, 2018 (10 years from the date of the issue of the wireless operational license from Wireless Planning & Coordination Wing, Ministry of Communications and Information Technology, Department of Telecommunications, Government of India, or “WPC”).

Pursuant to the terms of the DTH License Agreement, Videocon d2h paid a non-refundable entry fee of Rs.100.00 million and is required to pay an annual fee of 10.0% of gross revenue to the MIB. The determination of gross revenue is currently subject to the Telecom Disputes Settlement Appellate Tribunal’s ruling which determined that gross revenue should be determined after taking into consideration certain deductions. See “Risk Factors — Videocon d2h’s failure to adhere to the terms and conditions contained in the DTH License Agreement could have an adverse effect on its business, financial condition and results of operations. In addition, Videocon d2h may owe additional amounts under its DTH License Agreement for prior years of operations.” Videocon d2h is also required to pay license fees and royalty for the spectrum it uses, as determined by the WPC.

The DTH License Agreement is effective until December 12, 2018, unless terminated earlier for default, insolvency or transfer of the DTH license or in the event that MIB revokes or suspends the DTH License in the event of any breach of terms and conditions of the license. The DTH license may be terminated by the licensor without compensation to Videocon d2h if Videocon d2h becomes bankrupt or otherwise insolvent or applies for being adjudicated as insolvent or bankrupt.

Under the terms of the DTH License Agreement, any change in the equity structure of Videocon d2h, including the Issue, is required to be carried out in consultation and with the prior approval of the licensor. In addition, a majority of the board and the chief executives of Videocon d2h are required to be Indian citizens. See “— Government Regulation — Foreign investment regulations” for details on foreign investment permitted in companies involved in the DTH industry.

Research and Development

Videocon d2h has a dedicated research and development team which is committed to developing new products and enhancing current products in order to improve customer experience. In particular, the research and development team primarily focuses on developing set-top boxes with new technology. Its operations span from board design to driver development, including enabling features such as wi-fi and Radio Frequency for Consumer Electronics, or RF4CE (which is a protocol for communication between the set-top box and remote control without the two being in line of sight) in the set-top box. The research and development team is responsible for complete end to end research and development, including testing and customization of the user interface. Videocon d2h believes that its in-house research and development team provides it with greater flexibility in determining its product roadmap by working in close conjunction with conditional access/middleware vendors and chipset vendors.

Intellectual Property

Videocon d2h has entered into a renewal of its trademark license agreement with CE India Limited, a Videocon Group entity, for the use of the “Videocon” and “V” trademarks on a non-exclusive basis for a nominal fee. This license is valid until March 31, 2022, and is renewable upon mutual agreement. Videocon d2h has registered 25 trademarks, including in relation to the “d2h” brand name and has applied for registration of further 22 trademarks.

Insurance

Videocon d2h maintains insurance on its Greater Noida digital broadcast center infrastructure assets, and consumer premises equipment up to the point where it delivers the equipment to distributors, for a variety of risks, including fire. Videocon d2h does not maintain any key man insurance or insurance for business interruption caused by satellite failure or liability for breach of environmental regulations.

Employees

The following table shows information regarding Videocon d2h’s employees for the periods indicated:

	As of March 31,		As of September 30, 2014
Title	2013	2014
General Management, Corporate and Administration	40	43	43
Sales and Marketing	418	395	395
Finance and Accounts	122	145	146
Customer Support and Care	355	381	399
Technical	117	114	120

In addition, as of September 30, 2014, Videocon d2h utilized the services of over 8,760 persons on a contract basis, including, residential service engineers, support staff, service engineers and in-shop demonstrators. Videocon d2h’s employee compensation and benefits include salaries, discretionary bonuses and health insurance. Pension contributions are limited to contributions required to be made under Indian law to state-run compulsory pension programs. Videocon d2h’s employees are not unionized and Videocon d2h has not experienced any work stoppages or significant labor disruptions during its operational history.

As of September 30, 2014, Videocon d2h had over 2,800 distributors and direct dealers, over 150,000 sub-dealers and recharge counters and a team of 365 sales executives working in 25 offices that sign up new distributors and dealers to expand its network.

Property

Videocon d2h’s principal operating facilities consist of its registered office in Aurangabad, Maharashtra, India, its corporate office in Mumbai, Maharashtra, India and its digital broadcast facility in Greater Noida, Uttar Pradesh, India where its digital broadcast center is located.

Pursuant to a Transfer Deed of Leasehold Rights for Industry dated April 25, 2008, Videocon Industries transferred its leasehold rights in the industrial plot leased from the GNIDA (under a lease deed dated March 29, 2000 executed between Videocon Industries and GNIDA), and the ownership rights in the buildings constructed by it, comprising a covered area measuring 25 square meters and an industrial shed covering 2,358.29 square meters to Videocon d2h. Videocon d2h has the right to use this industrial plot until 2090. Videocon d2h operates its digital broadcast center at these premises.

The “Auto Cars,” a partnership firm, comprising members of the Dhoot family, has authorized Videocon d2h to use the premises where its registered office is located pursuant to a letter dated August 1, 2012. Videocon d2h is licensed to use the premises where its Corporate Digital DTH Service Office is located, pursuant to a leave and license agreement dated October 23, 2012 executed with V-Techweb (India) Private Limited, which is valid until September 30, 2017.

Additionally, Videocon d2h entered into leave and license agreements with various parties in respect of 290 premises, which are used by it as branch offices and service centers for carrying out its business and marketing activities across India.

Legal Proceedings

The MIB, through a notice issued to Videocon d2h dated March 24, 2014, has demanded payment of Rs.1,582.89 million as outstanding license fee, including interest. The MIB alleged upon review of Videocon d2h’s accounts, that the license fee paid by Videocon d2h through fiscal year 2013 was lower than the amount due under the DTH License Agreement, computed at the rate of 10% of Videocon d2h’s gross revenue. The MIB has therefore demanded payment of the difference along with 1.0% interest per month on the difference amount. Videocon d2h filed a petition before the TDSAT on April 3, 2014, challenging the demand notice and an interim application seeking an interim order restraining MIB from giving effect to the demand notice and from taking any coercive measures, including the invocation of bank guarantee submitted by Videocon d2h to the MIB. The TDSAT though an order dated April 4, 2014, granted interim relief to Videocon d2h. In the event it is judicially determined that the license fee payable is required to be computed on the basis of DTH Gross Revenue instead of Adjusted Gross Revenue, Videocon d2h will be required to pay additional DTH license fees. Videocon d2h makes an estimation of and discloses such potential liability in its financial statements as a contingent liability. For the period since incorporation until September 30, 2014, such potential liability was estimated to be Rs.3,037.68 million (inclusive of interest as of March 19, 2014 on liability accruing until March 31, 2013), as per Videocon d2h’s financial statements (restated) as of September 30, 2014. See “Videocon d2h Operating and Financial Review and Prospects”. See “Risk Factors — Videocon d2h’s failure to adhere to the terms and conditions contained in the DTH License Agreement could have an adverse effect on its business, financial condition and results of operations. In addition, Videocon d2h may owe additional amounts under its DTH License Agreement for prior years of operations.”

Media Watch-India, a registered society, has filed a writ petition, in the nature of a public interest litigation, against the MIB and all Indian DTH service providers, including Videocon d2h, before the High Court of Delhi. Through this writ petition, Media Watch-India has alleged that DTH service providers in India are broadcasting channels without obtaining registrations from the GoI under applicable uplinking and downlinking guidelines, providing value added services without obtaining licenses from the competent authority, carrying FM radio channels and advertisements and other unsolicited commercial messages, in violation of applicable law, including the DTH Guidelines and the Cable Television Network Rules, 1994. Media Watch-India has sought for a permanent injunction restraining the DTH service providers from carrying such channels and value added services on their respective platforms, other than those specifically registered with or licensed by the MIB. Media Watch-India has further sought that the MIB be directed to undertake a detailed enquiry into these matters and take suitable action against the Indian DTH service providers.

Videocon d2h has been impleaded along with other DTH service providers, in a case filed by the Tamil Nadu Progressive Consumer Centre (“TNPCC”) against the MIB, TRAI and others before the TDSAT. TNPCC has alleged that the set-top boxes supplied by DTH service providers have not been in compliance with the inter-operability requirement, thereby violating Direct to Home Broadcasting Service (Standard of quality of service and redressal of grievances) Regulations, 2007. The TDSAT upheld the contentions of the TNPCC in an order dated June 3, 2011. Subsequently, the TRAI along with the DTH service providers have filed an appeal before the Supreme Court of India challenging the order passed by the TDSAT. The Supreme Court has, for the time being, stayed the impugned order of the TDSAT. This matter is currently pending before the Registrar of the Supreme Court of India for admission.

Videocon d2h is also involved in ordinary course government tax audits and assessments, which may result in demands being raised by the tax authorities from time to time. Videocon d2h received a notice dated June 13, 2014 from the Commissioner, Central Excise and Service Tax, Noida directing it to show cause as to why service tax of an aggregate amount of Rs.694.47 million should not be recovered from Videocon d2h for the period from April 2009 until December 2013, along with interest and penalties.

Videocon d2h received two show cause notices, dated November 20, 2014 (with respect to the period from fiscal year 2010 through fiscal year 2014) and October 13, 2014 (with respect to the period from fiscal year 2010 through fiscal year 2014), from the Directorate General of Central Excise Intelligence and the Commissioner, Customs, Central Excise and Service Tax, Noida, respectively, directing it to show cause why additional amounts should not be recovered from it on account of disallowance of certain deductions claimed by it. The approximate aggregate amount involved under these show cause notices (excluding applicable interest and penalties) is Rs.541.13 million.

Videocon d2h has responded to these show cause notices and is in discussion with the tax authorities in this regard.

Other than as disclosed above, Videocon d2h is not currently a party to any other material legal proceedings, and Videocon d2h is not aware of any other material legal proceeding threatened against it. Videocon d2h may from time to time become a party to various legal proceedings arising in the ordinary course of its business. For instance, Videocon d2h is subject to consumer complaints initiated against it from time to time. Videocon d2h has also either initiated legal proceedings or filed intervention applications in suits challenging the legality of certain tariff orders issued by TRAI.

Additionally, Videocon d2h may become subject to additional demands from Indian governmental or tax authorities, including, but not limited to, on account of differing interpretations of central and state tax statutes in India, which are extensive and subject to change from time to time. Changes in regulations or tax policies, or adoption of differing interpretations of existing provisions, and enforcement thereof by governmental, taxation or judicial authorities in India may become the subject of legal proceedings involving Videocon d2h from time to time.

VIDEOCON D2H OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following discussion and analysis of Videocon d2h’s financial condition and results of operations is based upon, and should be read in conjunction with Videocon d2h’s financial statements (restated) and related notes that appear elsewhere in this proxy statement/prospectus. Videocon d2h’s financial statements are prepared in accordance with IFRS. Videocon d2h’s fiscal year ends on March 31 of each year. Accordingly, all references to a particular fiscal year are to the twelve months ended March 31 of that year. The following discussion and analysis contains forward-looking statements that involve risks and uncertainties. For additional information regarding such risks and uncertainties, see “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Overview

Videocon d2h is the fastest growing direct-to-home, or DTH, service provider in India by acquisition of new subscribers, adding approximately 9.0 million gross subscribers during the period from April 2011 through September 2014 across India, according to data from the MPA Report. Videocon d2h distributes multiple digital television channels and allied video and audio services to subscribers via direct satellite feeds as part of its DTH services. Videocon d2h brings its subscribers quality digital television viewing and, as of September 30, 2014, it carried over 500 national and international channels and services, including 29 high definition, or HD, channels and 41 audio and video channels as part of its Music Channel Services. Videocon d2h commenced DTH operations in July 2009 and has since grown to a gross subscriber base of 11.82 million and a market share of 16.5% in the DTH market in India as of September 30, 2014 according to the MPA Report. Videocon d2h provides its services throughout India and believes it is well positioned to capitalize on the growth opportunities in the Indian DTH market.

Videocon d2h distributes multiple television channels and services through equipment installed at the end consumers’ premises which allows a subscriber to directly receive programming from leased satellite through a satellite-dish antenna and low-noise block filter (“LNBF”) which is then de-coded by a digital receiver called a set-top box. Videocon d2h uses MPEG-4 technology, which permits high compression for video and DVB-S2 technology to facilitate more efficient transmission of satellite signals. Videocon d2h has leased Ku-Band space capacity on the ST-2 satellite of SingTel, which was launched on May 21, 2011 and has an estimated useful life through 2026. Videocon d2h currently leases ten 54 Mhz transponders on the satellite. Videocon d2h has also conducted a launch of 4K transmission through satellite and launched in January 2015 4K set-top boxes in India to coincide with the ICC Cricket World Cup in February 2015. The MIB has announced a four-phase digitization process for cable television in India with an end date of December 31, 2016 for complete implementation. As a result, the cable television industry in India will be transitioned to the digital addressable cable TV system, or DAS, for television distribution, and all cable operators will be legally bound to transmit only digital signals. Videocon d2h believes that this is a key growth opportunity as it believes that a significant portion of current analog cable television subscribers will switch to DTH services.

Videocon d2h benefits from its relationship with the Videocon Group. Videocon d2h believes that the “Videocon” brand is well recognized in India. The Videocon Group has diversified interests in consumer electronics, oil and gas, power, retail and insurance, among others.

Videocon d2h believes that the Transaction will further the growth of its business through the infusion of capital and the support of leading media executives Harry E. Sloan and Jeff Sagansky on its board of directors.

Factors Affecting Videocon d2h’s Results of Operations

Subscriber Growth

Almost all of Videocon d2h’s revenue comprises income from DTH subscribers, particularly, subscription revenue and income from installation, activation and lease of consumer premises equipment. Subscription revenue is dependent upon the number of subscribers, pricing of offerings and services and subscriber loyalty. Videocon d2h’s total number of gross subscribers was 8.03 million, 10.45 million, 9.20 million, and 11.82 million as of fiscal 2013 and 2014 and six-month period ended September 30, 2013 and 2014, respectively.

Videocon d2h’s revenue growth is driven primarily by subscriber additions and subscriber churn management. Videocon d2h seeks to increase its subscriber base by providing a wide range of subscription packages at competitive prices, along with providing attractive value-added services that Videocon d2h believes are competitive. Additionally, with its marketing efforts, Videocon d2h intends to increase its subscriber base by reaching out to a wider population. Videocon d2h also utilizes dealer incentives to drive subscriber growth. As subscribers grow, so does the amount of consumer premise equipment leased, which results in increase in an increase in lease revenue.

Subscriber churn is a critical factor affecting Videocon d2h’s results of operations. Videocon d2h calculates churn as the number of subscribers who have not made payments and remain disconnected for at least 120 days. Any amount of churn tends to result in loss of operating revenue from those subscribers. Videocon d2h’s monthly churn rate (as a percentage of average net subscribers) was 0.98% in the 2013 fiscal year and decreased to 0.76% in the 2014 fiscal year. Churn arises mainly as a result of personal economic factors and, to a lesser extent, changes in consumer preferences and competitor offerings. Churn also tends to increase after major sports events which have led to a spike in new subscriber additions. Churn may also increase due to factors beyond Videocon d2h’s control, including, a slowing economy and consumer fraud. Videocon d2h seeks to control churn through managing the consumer life cycle, continuously improving and increasing content, providing innovative products and technology, and providing quality customer service. Videocon d2h controls exclusive direct service centers in over 190 cities, which allows it to retain control of the customer service experience, unlike certain of its competitors which outsource the majority of their customer service operations. Videocon d2h also believes the reliability of its content offerings serves to limit churn. Videocon d2h has been able to maintain good relationships with broadcasters, allowing access to the full range of offerings from such content providers. Videocon d2h also believes that the quality of new subscribers can also serve to decrease churn. In line with industry practice, Videocon d2h has ceased the practice of granting a free viewing period to new subscribers. Videocon d2h believes that this has led to increased quality of new subscribers and a decrease in Videocon d2h’s churn rate, as new subscribers have demonstrated a willingness to pay for the Videocon d2h’s services. Videocon d2h’s total number of net subscribers, which is calculated as gross subscribers less churn, was 6.71 million, 8.44 million, 7.60 million, and 9.46 million of fiscal 2013 and 2014 and six-month period ended September 30, 2013 and 2014, respectively.

Videocon d2h intends to capitalize on the digitization of the analog market in India in order to grow its subscriber base. This digitalization program provides DTH operators, such as Videocon d2h, a significant opportunity to further expand their subscriber base in urban areas and cable stronghold markets. According to the MPA Report, the DTH market is projected to grow rapidly over the next few years, garnering a high share of new pay-TV subscribers as well as increasing its share of the pay-TV market from the market share of cable television as a result of the digitalization initiative. See “Industry Overview — Overview of the Television Industry Value Chain — Digitalization.” Videocon d2h believes that its pan-India presence, along with its broad distribution network, wide selection of channels, service offerings and content positions it well to leverage off the new digital addressable cable TV system, or DAS being implemented, and maximize subscriber additions.

Content and Programming Costs

Content and programming costs comprise the largest portion of Videocon d2h’s operating expenses, comprising 33.5%, 33.6%, 32.8% and 35.1% of its total expenses for fiscal 2013 and 2014 and six-month period ended September 30, 2013 and 2014, respectively. Programming procurement by DTH operators in India, including Videocon d2h, generally takes place through channel distributors or owners. These programming procurement costs consist primarily of license fees paid to broadcasters and distributors of channels and content. Videocon d2h enters into content agreements with channel broadcasters and distributors to license channels and Videocon d2h pays them content and programming fees that are stipulated under the agreements. The major channel broadcasters and distributors, from whom Videocon d2h procures content include Star India Private Limited, Taj Television (India) Private Limited, Turner International India Private Limited, IndiaCastUTV Media Distribution Private Limited, Sun TV Network Limited and MSM Discovery Private Limited. Videocon d2h has recently renewed each of the agreements with these content providers, which provides Videocon d2h with visibility as to its programming content and content costs as the substantial majority of content (and associated content costs) are through these providers.

Typically upon expiration of existing contracts, content suppliers renegotiate the commercial terms based on subscriber and ARPU growth, which tends to increase content and programming costs. Given the competitive DTH market, broadcasters have limited ability to pass on increases in content and programming costs to the subscribers. As such, increases in content and programming costs may have an impact on Videocon d2h’s results of operations.

Subscriber Acquisition Costs

Videocon d2h incurs significant expenses in acquiring new subscribers, including activation expenses, marketing and promotional expenses, installation costs and consumer premises equipment costs. Videocon d2h procures consumer premises equipment, which primarily comprises set-top boxes, outdoor units, accessories and smart cards, from its suppliers and distributes such equipment through its distribution network to subscribers at subsidized prices.

Videocon d2h calculates subscriber acquisition cost as the difference between (i) consumer premises equipment cost, distributor margins, installation expenses, and marketing spend; and (ii) upfront charges received from a new subscriber (net of taxes). Subscriber acquisition cost per subscriber is calculated by dividing subscriber acquisition cost by gross subscriber additions during the period.

Subscriber acquisition cost per subscriber was Rs.2,090, Rs.1,890, Rs.1,875, and Rs.2,063 in fiscal 2013 and 2014 and six-month period ended September 30, 2013 and 2014, respectively. Videocon d2h’s subscriber base has grown significantly since the commencement of operations. As Videocon d2h grows its business, its subscriber acquisition costs may increase to the extent it continues or expands current sales promotion activities or introduces other promotions, or due to increased competition.

Subscriber Choice of Packages

Videocon d2h provides subscribers with a choice of packages through three tiers, entry level, mid-tier and high-tier, as well as add-on à la carte channels. As of September 30, 2014, Videocon d2h’s monthly subscription packages ranged from Rs.231 to Rs.550 per month (inclusive of taxes) other than in South India where packages ranged from Rs.231 to Rs.570 per month. Generally, the sale of higher priced packages is more profitable and positively affects Videocon d2h’s results of operations. Videocon d2h seeks to improve average revenue per user, or ARPU, by encouraging customers to adopt higher-priced packages, à la carte channels and value-added services, and seeks to minimize lapses in subscriptions payments. See “Videocon d2h’s Business — Strategies — Focus on enhancing subscriber base by promoting movement into higher tier subscription packages.”

Videocon d2h’s ARPU was Rs.150, Rs.181, Rs.175 and Rs.190 in fiscal 2013 and 2014 and six-month period ended September 30, 2013 and 2014, respectively. The increase in ARPU has primarily resulted from an increase in monthly subscription rates and an increase in customers choosing higher-priced packages.

Competition

Videocon d2h competes directly with other DTH operators, as well as indirectly with cable operators, free to air television, media-on-demand and other mass media. Videocon d2h believes that it competes primarily based on price, content offering, service, viewing experience and customer satisfaction, and the quality of the system and distribution network and content delivery.

Videocon d2h believes that its key DTH competitors are Tata Sky Limited, which operates the “Tata Sky” brand, Dish TV India Limited, which operates the “Dishtv” brand and Bharti Telemedia Limited, which operates the “Airtel” brand. Videocon d2h incurs substantial expense in acquiring new subscribers, including activation expenses, marketing and promotional expenses, installation costs and consumer premises equipment costs. As competition intensifies, Videocon d2h may have to increase subsidies for consumer premises equipment and increase marketing and sales and distribution expenses in order to grow its subscriber base and maintain market share. Although Videocon d2h has increased its base package price from Rs.150 in 2011 to Rs.231 as of September 30, 2014, in the future it may be unable to increase the price of its various packages in order to remain competitive.

Finance Costs

Videocon d2h uses debt to finance its business and operations. Videocon d2h had total long-term and short-term borrowings outstanding of Rs.28,502.50 million, Rs.30,138.45 million and Rs 30,961.54 million, as of fiscal 2013 and 2014 and September 30, 2014, respectively. Finance costs (net of finance income) in fiscal 2013 and 2014 and the six-month period ended September 30, 2014 during these periods were Rs.2,746.52 million, Rs.4,351.02 million and Rs.2,094.51 million, respectively. Videocon d2h expects that it will continue to use debt to finance it business and operation.

Depreciation

Consumer premise equipment comprises a large part of Videocon d2h’s property, plant and equipment. As Videocon d2h adds subscribers, the amount of consumer premise equipment deployed increases along with the related depreciation. As of March 31, 2013, March 31, 2014 and September 30, 2014, Videocon d2h had deployed consumer premise equipment of Rs.19,715.21, Rs.25,895.80 million and Rs.29,436.77 million, respectively. Videocon d2h depreciates consumer premise equipment over a seven year period using the straight line method. In fiscal 2013 and 2014 and the six-month period ended September 30, 2014, Videocon d2h had depreciation expense of Rs.2,603.24 million, Rs.3,647.96 million and Rs.2,180.19 million, respectively, relating to this equipment.

Going Concern

Videocon d2h’s financial statements (restated) have been prepared on a going concern basis. Videocon d2h’s accumulated losses as of March 31, 2013, March 31, 2014 and the six-month period ended September 30, 2014 were Rs. Rs.11,378.58 million, Rs.14,574.06 million and Rs.15,745.30 million, respectively, exceeding its paid-up share capital and securities premium in such periods. This point was noted in the audit opinion issued by Khandelwal Jain & Co. Videocon d2h’s ability to continue as a going concern is dependent on the success of its operations and its ability to arrange funds for its operations.

Ku-Band Lease Agreement

Videocon d2h has entered into a Ku-Band Lease Agreement with the Department of Space, which provided for the lease of Ku-Band space segment capacity on the ST-2 satellite of SingTel’ until April 14, 2015. Videocon d2h believes that it will be able to secure a renewed lease agreement in the near future. Typically, the Department of Space enters into lease agreements for a period of up to 3 years. If Videocon d2h is unable to secure suitable replacement satellite transmission capacity, Videocon d2h’s business, financial condition and results of operations would be adversely affected as its business will have to cease operations.

Critical Accounting Policies

In preparing its consolidated financial statements, Videocon d2h makes estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Videocon d2h bases its estimates on historical experience and various assumptions that it believes to be reasonable under the circumstances, the results of which form its basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Videocon d2h’s results of operations may differ if prepared under different assumptions or conditions. Videocon d2h believes the following principal accounting policies affect the more significant judgments and estimates used in the preparation of its consolidated financial statements:

Impairment reviews

IFRS requires management to undertake an annual test for impairment for finite lived assets, to test for impairment if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Impairment testing is an area involving management judgment, requiring assessment as to whether the carrying value of assets can be supported by the net present value of future cash flows derived from such assets using cash flow projections which have been discounted at an appropriate rate. In calculating the net present value of the future cash flows, certain assumptions are required to be made in respect of highly uncertain matters including management’s expectations of:

•	growth in EBITDA, calculated as operating profit before depreciation and amortization;
•	timing and quantum of future capital expenditures;
•	long-term growth rates; and
•	the selection of discount rates to reflect the risks involved.

Videocon d2h’s property, plant & equipment is mainly classified under two broad categories;

i.	Assets that are located at Videocon d2h’s premises or are in possession of Videocon d2h. These assets are tested for impairment based on their revenue generating ability and balance of useful lives. Videocon d2h determines whether the future profitability will be sufficient to cover the written down value of these assets and until ascertained no provision is required; and
ii.	Consumer premises equipment, are the assets which are located at Videocon d2h’s subscribers premises and are used to receive the direct-to-home services. Consumer premises equipment comprises of 85% of Videocon d2h’s total property, plant & equipment as of September 30, 2014. Videocon d2h determines the number of subscribers who have not recharged their subscription for a period of 620 days and after which provides for impairment of the related consumer premises equipment on a cost basis. The impairment provided was Rs.228.37 million, Rs.361.93 million and Rs.173.58 million, for fiscal 2013 and 2014 and the six-month period ended as on September 30, 2014, respectively.

Revenue recognition

The subscribers to Videocon d2h’s services buy a recharge balance from Videocon d2h’s distribution network (which includes our distributors, direct dealers and sub-dealers) and which enables them to recharge their subscription account with Videocon d2h. The current recharge balances appear as liabilities under the head “Income Received in Advance” in the financial statements (restated) of Videocon d2h. On delivering the services Videocon d2h provides to the subscribers with the recharge balance, the revenue is recognized on a time proportionate basis. Videocon d2h debits the Daily Burn Rate based on the package selected by the subscriber, which gets accumulated over a period of a month or over a period of service, whichever is less, and this is accounted for at the end of the month.

Arrangements with multiple deliverables

In revenue arrangements including more than one deliverable, the arrangement consideration is assigned to one or more separate deliverables based on the relative fair value of the applicable deliverable for revenue recognition purposes.

The initial amount charged to new subscribers is assigned to various deliverables including activation charges, installation charges and lease rental of set top box, outdoor unit and accessories on the basis of fair value of each element. While determining the fair value of each of these deliverables, Videocon d2h considers the relevant cost of the service and/or goods provided to the new subscriber. For example, for the installation of consumer premises equipment at subscriber’s premises, Videocon d2h uses the services of contracted workers or through the service franchisees appointed by Videocon d2h. Videocon d2h’s cost for the installation ranges between Rs.375 to Rs.400 based on location of the new subscriber. Videocon d2h charges Rs.400 to its new subscribers towards installation fees. Similarly, Videocon d2h also incurs charges such as discounts and margin to the distribution network (which includes our distributors, dealers and sub-dealers) and other charges relating to creation of subscriber data base, assigning of the selected packages, and other such matrix at the time the new subscriber are activated. Videocon d2h assigns its activation revenue considering these costs towards activation.

Income taxes

Videocon d2h is subject to income taxes in a number of Indian jurisdictions. A significant amount of judgment is required to determine the amount of provision for income taxes. There are certain transactions and calculations for which the ultimate determination by the relevant taxing authorities is uncertain. Videocon d2h recognizes liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be found to be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made. Where considered necessary, estimates are computed by management based on advice from an external specialist, such as actuaries.

Recognition of deferred assets

Videocon d2h would be required to make substantial investments to grow its subscribers base. Videocon d2h will fund this investment through a mix of borrowing and funding from operations in order which would increase its interest payments going forward. In addition, Videocon d2h's revenue may decrease if it is unable to increase its subscription package pricing due to the competition as well as if any change in government regulation or increase in any levy of taxes or duties may impact Videocon d2h's revenue, but this tax burden can be passed on to subscribers.

However, to negate the factors above Videocon d2h believes that it will be able to achieve sufficient taxable profits within the next six years to take the benefit of deferred tax assets due to the following reasons:

Videocon d2h has acquired a threshold level of subscriber base which has resulted in cash profits. Videocon d2h believes that it will continue to make profits considering the fact that it expects to maintain and grow the subscriber market share.

In addition, Videocon d2h expects to add new subscribers as the pay-TV industry will benefit from the digitalization in Phase III and IV of the Government’s DAS program. It is estimated that an addition of 97 million subscribers during Phase III and IV the Government’s DAS program (as a result of the conversion of analog cable, terrestrial and free air satellite to the digital base (Source MPA Report). Videocon d2h believes that these additions in subscriber base and favorable pricing trends in the industry will help it to achieve sufficient taxable profits to utilize the deferred tax assets.

Deferred tax assets are recognized to the extent that it is probable that sufficient taxable profit will be realized.

Note: Deferred tax assets are reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow the benefit of part or all of the deferred tax asset to be utilised. Any reduction shall be reversed to the extent that it becomes probable that sufficient taxable profit will be available.

Employee benefits

The present value of the employee benefit obligation is determined upon actuarial valuation made in conformity with generally accepted actuarial principles and practices by the professional actuary, industry practices and underlying assumptions. The assumptions used in determining the net cost (income) for employment benefits include mortality, retirement age, attrition rate, salary escalation rate, discount rate, and others which are done by professional actuary as per the actuary practices prevailing in India. For example, management confirmed the discount rate of 9.31%, 8.25% and 8.75% for the fiscal 2014, 2013 and 2012, respectively. Any changes in these assumptions will have an effect on the carrying amount of employment benefits. After considering professional advice, management determines the appropriate discount rate at the end of each fiscal year. This is the interest rate used to discount the defined benefit obligation and calculate the net interest recognized in profit or loss on the net defined benefit liability. In determining the appropriate discount rate, consideration is given to the interest rates of high quality corporate bonds that are denominated in the currency in which the benefits are to be paid and that have terms of maturity approximating the terms of the related pension obligation. For example, management confirmed the other key assumptions relevant to the defined employment benefit obligations are based in part on current market conditions.

License Fees

Management uses its discretion and interpretation of law to determine the amount of license fees it should pay to the Government. The Government interprets the license agreement differently and accordingly believes that a different amount is due as license fees. This dispute is currently in litigation. Videocon d2h recognizes liabilities based on estimates of whether additional fees will be found to be due. Where the final outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income statement and liabilities for the applicable period. See “Risk Factors — Videocon d2h’s failure to adhere to the terms and conditions contained in the DTH License Agreement could have an adverse effect on its business, financial condition and results of operations. In addition, Videocon d2h may owe additional amounts under its DTH License Agreement for prior years of operations”.

Property, plant and equipment

Estimates of useful life

The charge in respect of periodic depreciation is derived after determining an estimate of an asset’s expected useful life and the expected residual value at the end of its life. Depreciation is charged so as to write off the cost of assets, other than land and properties under construction, using the straight-line method, over their estimated useful lives/rate of depreciation, as follows:

Type of asset	Estimated useful lives (Years)
Building	30
Plant and machinery	13 – 15
Consumer premises equipment	7
Computer hardware	3 – 6
Furniture and fixtures	10
Vehicles	8

Increasing an asset’s expected life or its residual value would result in a reduced depreciation charge in the income statement.

The useful lives and residual values of Videocon d2h’s assets are determined by management at the time the asset is acquired and reviewed annually for appropriateness. The lives are based on historical experience with similar assets, certificates obtained from technical persons and anticipation of future events which may impact their life such as changes in technology. Historically changes in useful lives and residual values have not resulted in material changes to Videocon d2h’s depreciation charge and as of date hereof no such adjustments have been made.

Provisions and contingent liabilities

Videocon d2h exercises judgment in measuring and recognizing provisions and the exposures to contingent liabilities related to pending litigation or other outstanding claims subject to negotiated settlement, mediation, arbitration or government regulation, as well as other contingent liabilities. Judgment is necessary in assessing the likelihood that a pending claim will succeed, or a liability will arise, and to quantify the possible range of the financial settlement. Because of the inherent uncertainty in this evaluation process, actual losses may be different from the originally estimated provision.

Results of Operations

The following table sets forth select financial data from Videocon d2h’s income statement for the periods indicated, the components of which are also expressed as a percentage of total revenue for such periods.

	(Rs. in million)
	(restated) Fiscal Year				(restated) For six-month period ended September 30,
	2013		2014		2013		2014
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	% of Total Revenue
INCOME
Revenue from operations	11,295.47	100.0%	17,644.10	100.0%	8,113.04	100.0%	11,108.97	100.0%
	11,295.47	100.0%	17,644.10	100.0%	8,113.04	100.0%	11,108.97	100.0%
EXPENSE
Operating expense	8,264.59	73.2%	10,715.06	60.7%	5,071.58	62.5%	6,470.58	58.2%
Employee benefits expense	778.70	6.9%	864.28	4.9%	432.14	5.3%	488.40	4.4%
Administration and other expenses	445.41	3.9%	538.71	3.1%	302.88	3.7%	283.46	2.6%
Selling and distribution expenses	1,033.37	9.1%	1,605.56	9.1%	888.53	11.0%	938.71	8.5%
Depreciation, amortization and impairment	3,125.87	27.7%	4,211.89	23.9%	2,014.39	24.8%	2,528.96	22.8%
Total Expenses	13,647.94	120.8%	17,935.50	101.7%	8,709.52	107.4%	10,710.11	96.4%

	(Rs. in million)
	(restated) Fiscal Year				(restated) For six-month period ended September 30,
	2013		2014		2013		2014
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	% of Total Revenue
Profit/(Loss) from operations	(2,352.47)	-20.8%	(291.40)	-1.7%	(596.48)	-7.4%	398.86	3.6%
Finance costs/Finance Income (Net)	(2,746.52)	-24.3%	(4,351.02)	-24.7%	(2,147.83)	-26.5%	(2,094.51)	-18.9%
Other Income	3.60	0.0%	17.26	0.1%	0.77	0.0%	0.43	0.0%
Profit/(loss) before tax	(5,095.39)	-45.1%	(4,625.16)	-26.2%	(2,743.54)	-33.8%	(1,695.22)	-15.3%
Income tax expense
Current tax	—	0.0%	—	0.0%	—	0.0%	—	0.0%
Deferred tax	(1,571.06)	-13.9%	(1,429.68)	-8.1%	(847.75)	-10.4%	(523.98)	-4.7%
Profit/(Loss) after tax	(3,524.33)	-31.2%	(3,195.48)	-18.1%	(1,895.79)	-23.4%	(1,171.24)	-10.5%

Non-GAAP Measures
Earning before interest, tax and depreciation & amortization (EBITDA)

	(Rs. in million)
	restated) Fiscal Year				(restated) For six-month period ended September 30,
	2013		2014		2013		2014
	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	% of Total Revenue	Amount	% of Total Revenue
Profit/(Loss) after tax	(3,524.33)	-31.2%	(3,195.48)	-18.1%	(1,895.79)	-23.4%	(1,171.24)	-10.5%
Income tax expense	(1,571.06)	-13.9%	(1,429.68)	-8.1%	(847.75)	-10.4%	(523.98)	-4.7%
Profit / (Loss) before tax	(5,095.39)	-45.1%	(4,625.16)	-26.2%	(2,743.54)	-33.8%	(1,695.22)	-15.3%
Finance costs/Finance Income (Net)	2,746.52	24.3%	4,351.02	24.7%	2,147.83	26.5%	2,094.51	18.9%
Other Income	(3.60)	0.0%	(17.26)	-0.1%	(0.77)	0.0%	(0.43)	0.0%
Profit/(Loss) from operations	(2,352.47)	-20.8%	(291.40)	-1.7%	(596.48)	-7.4%	398.86	3.6%
Depreciation, amortization and impairment	3,125.87	27.7%	4,211.89	23.9%	2,014.39	24.8%	2,528.96	22.8%
EBITDA	773.40	6.8%	3,920.49	22.2%	1,417.91	17.5%	2,927.82	26.4%

EBITDA presented in this proxy statement/prospectus, is a supplemental measure of performance and liquidity that is not required by or represented in accordance with the IFRS. Furthermore, EBITDA is not a measure of financial performance or liquidity under IFRS and should not be considered as an alternative to profit after tax, operating income or other income or any other performance measures derived in accordance with the IFRS or as an alternative to cash flow from operating activities or as a measure of liquidity. In addition, EBITDA is not a standardized term, hence direct comparison between companies using the same term may not be possible. Other companies may calculate EBITDA differently from Videocon d2h, limiting their usefulness as comparative measures. Videocon d2h believes that EBITDA helps identify underlying trends in its business that could otherwise be distorted by the effect of the expenses that are excluded calculating EBITDA. Videocon d2h believes that EBITDA enhances the overall understanding of its past performance and future prospects and allows for greater visibility with respect to key metrics used by its management in its financial and operational decision-making.

Revenue

Videocon d2h’s revenue comprises revenue from operations and other income.

Revenue from Operations

The following table shows a breakdown of Videocon d2h’s revenue from operations for the periods indicated:

	(restated) Fiscal Year				(restated) For six-month period ended September 30,
	2013		2014		2013		2014
	(Rs. in million)	(%)	(Rs. in million)	(%)	(Rs. in million)	(%)	(Rs. in million)	(%)
Subscription revenue	9,356.23	82.8	14,877.41	84.3	6,680.32	82.3	9,484.30	85.4
Other operating revenue	1,300.85	11.5	1,891.88	10.7	1,008.72	12.4	1,127.04	10.1
Lease rentals	591.90	5.3	761.34	4.3	361.56	4.5	443.74	4.0
Sale of set-top box and accessories	46.49	0.4	113.47	0.7	62.44	0.8	53.89	0.5
Total	11,295.47	100.0	17,644.10	100.0	8,113.04	100.0	11,108.97	100.0

Subscription Revenue:  Subscription revenue comprises (i) monthly subscription fees paid by Videocon d2h’s subscribers for its programming packages, and (ii) fees for extra services such as additional channels, combination of channels or other add-on packages or value-added services that Videocon d2h offers. The total amount of subscription revenue depends on the number of paying subscribers and the amount of monthly subscription fees paid for the packages subscribed by the subscribers.

Other Operating Revenue:  Other operating revenue comprises income received from the installation of consumer premises equipment, revenue received for repairs undertaken and for services provided to the subscriber, carriage fees received from broadcasters for carrying their channels on Videocon d2h’s platform and for net activations paid by new subscribers. Fees for activation are collected up front and recognized as revenue upon the activation of consumer premises equipment. Fees for activation are reflected net of any applicable activation expenses.

Lease Rental:  Lease rental represents the rental revenues for the lease of set-top boxes and out-door units and any associated spares and accessories. The lease rental Videocon d2h receives from a new subscriber is recognized over a period of seven years from the date of activation. Videocon d2h offers subscribers the option to lease, buy or rent-to-own the set-top box, in accordance with applicable Indian regulations.

Sale of Set-top Boxes and Other Accessories:  Sale of set-top boxes and other accessories primarily comprises revenue received from the sale of set top boxes, spares and tools. The sale price of set-top boxes depends on the model type of the product. These sales also include the sale of related spares and accessories.

Other Income

Videocon d2h’s other income comprises liabilities/provisions no longer required to be written back which primarily relate to recovery of credit provided to customers once their subscriptions expire and other non-operating income. The following table shows Videocon d2h’s components of other income for the periods indicated:

	(restated) Fiscal Year				(restated) For six-month period ended September 30,
	2013		2014		2013		2014
	(Rs. in million)	(%)	(Rs. in million)	(%)	(Rs. in million)	(%)	(Rs. in million)	(%)
Liabilities/provisions no longer required written back	2.52	70.0	15.41	89.3	—	0.0	—	0.0
Other non-operating income	1.08	30.0	1.85	10.7	0.77	100.0	0.43	100.0
Total	3.60	100.0	17.26	100.0	0.77	100.0	0.43	100.0

Expenses

Videocon d2h’s expenses comprise (i) operating expenses; (ii) employee benefits expense; (iii) administrative and other expenses; and (iv) selling and distribution expenses.

Operating Expenses:  Operating expenses comprise content and programming costs, IT support costs, license fees and taxes, space segment charges and fees, installation and service expenses, and cost of materials and components consumed. Content and programming costs comprise monthly license fees due to television broadcasters and channel distributors. IT support costs comprise expenses for IT support activities. License fees and taxes comprise license fees payable to the MIB and also include entertainment taxes paid under protest to the respective authorities. Space segment charges and fees comprise fees paid towards the rental of the transponders of the ST-2 satellite of SingTel pursuant to the Ku-Band Lease Agreement, with the Department of Space, as well as the network operations control center fee and spectrum charges. Installation and service expenses comprise expenses Videocon d2h incurs when it installs consumer premises equipment for a new subscriber and expenses incurred towards repair of such equipment. Cost of materials and components consumed comprise the cost of set-top boxes that are sold to subscribers and the cost of consumption of spares and tools for the purpose of undertaking repairs of consumer premises equipment. The following table shows the components of Videocon d2h’s operating expenses for the periods indicated:

	(restated) Fiscal Year				(restated) For six-month period ended September 30,
	2013		2014		2013		2014
	(Rs. in million)	(%)	(Rs. in million)	(%)	(Rs. in million)	(%)	(Rs. in million)	(%)
Content and programming costs	4,568.58	55.3	6,019.58	56.2	2,856.73	56.3	3,753.94	58.0
License fees and taxes	1,114.43	13.5	1,832.05	17.1	837.14	16.5	1,168.79	18.1
Space segment charges and fees	994.47	12.0	1,332.29	12.4	594.75	11.7	696.73	10.8
Installation and service expenses	1,228.72	14.9	1,028.68	9.7	563.61	11.1	603.92	9.3
IT support costs	233.15	2.8	283.60	2.6	133.50	2.6	148.71	2.3
Cost of materials and components consumed	125.24	1.5	218.86	2.0	85.85	1.7	98.49	1.5
Total	8,264.59	100.0	10,715.06	100.0	5,071.58	100.0	6,470.58	100.0

Employee Benefits Expense:  Videocon d2h’s employee benefits expense comprises salaries, discretionary bonuses and allowances, contributions to Provident and other funds, and staff welfare expenses. The following table shows the components of Videocon d2h’s employee benefits expenses for the periods indicated:

	(restated) Fiscal Year				(restated) For six-month period ended September 30,
	2013		2014		2013		2014
	(Rs. in million)	(%)	(Rs. in million)	(%)	(Rs. in million)	(%)	(Rs. in million)	(%)
Salaries, discretionary bonuses and allowances	729.34	93.7	809.94	93.7	406.13	94.0	457.79	93.7
Contributions to Provident and other funds	31.34	4.0	33.76	3.9	16.99	3.9	18.56	3.8
Staff welfare expenses	18.02	2.3	20.58	2.4	9.02	2.1	12.05	2.5
Total	778.70	100.0	864.28	100.0	432.14	100.0	488.40	100.0

Administrative and Other Expenses:  Administrative and other expenses include, among other things, expenses related to state government fees and taxes, travelling and conveyance expenses, rent, office and general expenses and power and fuel expenses. The following table shows the components of Videocon d2h’s administrative and other expenses for the periods indicated:

	(restated) Fiscal Year				(restated) For six-month period ended September 30,
	2013		2014		2013		2014
	(Rs. in million)	(%)	(Rs. in million)	(%)	(Rs. in million)	(%)	(Rs. in million)	(%)
Travelling and conveyance expenses	122.53	27.5	131.45	24.4	63.26	20.9	70.33	24.8
Rent	72.91	16.5	89.78	16.7	42.45	14.0	50.83	17.9
Power and fuel	55.70	12.5	68.98	12.8	39.88	13.2	41.84	14.8
Legal and professional charges	53.98	12.1	67.11	12.5	16.96	5.6	25.13	8.9
Office and general expenses	57.04	12.8	63.48	11.8	25.86	8.5	39.28	13.9
Exchange fluctuation loss (net)	26.29	5.9	48.17	8.9	80.71	26.6	13.72	4.8
Communication expenses	20.09	4.5	24.88	4.6	12.20	4.0	13.96	4.9
Repairs and maintenance	18.62	4.2	22.20	4.1	11.12	3.7	13.28	4.7
Printing and stationery	9.93	2.2	10.84	2.0	5.42	1.8	7.82	2.8
Insurance expenses	5.43	1.2	5.78	1.1	2.35	0.8	2.57	0.9
Rates and taxes	1.38	0.3	4.51	0.8	1.74	0.6	2.95	1.0
Liabilities/provisions no longer required written back	—	—	—	—	—	—	0.96	0.3
Auditors’ remuneration	1.51	0.3	1.53	0.3	0.93	0.3	0.79	0.3
Total	445.41	100.0	538.71	100.0	302.88	100.0	283.46	100.0

Selling and Distribution Expenses:  Selling and distribution expenses comprise advertisement and marketing expenses, customer support services, which are expenses incurred towards customer care, subscriber management and logistics costs, and expenses incurred for distribution. The following table shows the components of Videocon d2h’s selling and distribution expenses for the periods indicated:

	(restated) Fiscal Year				(restated) For six-month period ended September 30,
	2013		2014		2013		2014
	(Rs. in million)	(%)	(Rs. in million)	(%)	(Rs. in million)	(%)	(Rs. in million)	(%)
Advertisement and marketing expenses	336.82	32.6	893.68	55.7	553.93	62.3	469.64	50.0
Customer support services	640.79	62.0	627.16	39.0	300.32	33.8	428.15	45.6
Distribution expenses	55.76	5.4	84.72	5.3	34.28	3.9	40.92	4.4
Total	1,033.37	100.0	1,605.56	100.0	888.53	100.0	938.71	100.0

Finance Costs/Finance Income (Net):  Finance costs comprise interest expense, other borrowing costs and bank charges incurred. Finance income comprises interest income on deposits. The following table shows the components of Videocon d2h’s finance costs/finance income (net) for the periods indicated:

	(restated) Fiscal Year				(restated) For six-month period ended September 30,
	2013		2014		2013		2014
	(Rs. in million)	(%)	(Rs. in million)	(%)	(Rs. in million)	(%)	(Rs. in million)	(%)
Finance costs
Bank loan interest expense	(2,493.74)	(90.8)	(4,235.14)	(97.3)	(2,140.24)	(99.6)	(1,984.38)	(94.7)
Other borrowing (interest and costs)	(164.67)	(6.0)	(112.08)	(2.6)	(40.21)	(1.9)	(72.20)	(3.4)
Bank charges	(138.94)	(5.1)	(100.76)	(2.3)	(31.15)	(1.5)	(70.12)	(3.3)
Finance income (net)
Interest income	50.83	1.9	96.96	2.2	63.77	3.0	32.19	1.5
Total	(2,746.52)	(100.0)	(4,351.02)	(100.0)	(2,147.83)	(100.0)	(2,094.51)	(100.0)

Depreciation, Amortization and Impairment Expense:  Depreciation and amortization expense comprises depreciation of plant and machinery and other equipment, furniture, office equipment, vehicles, computer hardware and amortization of computer software and other intangible assets. It also includes the amortization of consumer premises equipment that Videocon d2h leases to its subscribers. Videocon d2h amortizes the cost of consumer premises equipment over a period of seven years. Impairment expense includes the net cost of consumer premises equipment installed at the premises of subscribers who have not made payment for more than 500 days after recognizing churn (which is currently recognized after non-payment by a subscriber for a continuous period of 120 days).

Income Tax Expense:

Income tax comprises current tax and deferred tax. Provision for current income tax is made on the assessable income and benefits at the rate applicable to the relevant assessment year. Deferred tax assets and liabilities are recognized for the future tax consequences of timing differences, subject to certain considerations. Deferred tax is measured using the tax rates enacted or substantively enacted as of the balance sheet date. Deferred assets carried forward are reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow the benefit of part or all of the deferred tax asset to be utilized. Any reduction shall be reversed to the extent that it becomes probable that sufficient taxable profit will be available.

Certain Key Measures of Financial Performance

Average Revenue Per User

ARPU represents the revenue Videocon d2h receives per average number of subscribers per period. Videocon d2h calculates ARPU by dividing its subscription revenue by the average of its net subscribers for the period.

The following table provides Videocon d2h’s ARPU and churn (as a percentage of subscription revenue) for the 2013 and 2014 fiscal years and the six-month period ended September 30, 2014:

		Fiscal year		For six-month period ended September 30,
		2013	2014	2013	2014
	Closing Gross Subscribers (millions)	8.03	10.45	9.20	11.82
	Less: Churn Subscribers (Gross minus Net Subscribers)*	1.32	2.01	1.60	2.36
A	Net Subscribers (millions)	6.71	8.44	7.60	9.46
B	Average Net Subscribers (millions)**	5.78	7.58	7.15	8.95
C	Incremental Churn Subscribers (millions)	0.68	0.69	0.28	0.35
D	Total Subscription and activation charges (Rs. in millions)***	10,408.15	16,445.83	7,510.15	10,209.89
E = (D/B/Number of Months)	ARPU (in Rs.)	150.1	180.9	175.0	190.2
F = (C/B/Number of Months)	Monthly Churn (as a percentage of average Net Subscribers)	0.98%	0.76%	0.64%	0.65%

*	Churn has been calculated as the number of subscribers who have not made payment for at least 120 days and is the difference between the number of gross subscribers and the number of net subscribers
**	(Opening net subscribers + closing net subscribers)/2
***	Includes margins provided to distributors for distribution of subscriptions and consumer premises equipment for the 2013 and 2014 fiscal years and the six-month period ended September 30, 2014 in the amounts of Rs.720.39 million, Rs.1,194.92 million and Rs.712.53 million respectively. Subscription and activation charges collected from subscribers is a Non-IFRS measure. See “Important Information About IFRS and Non-IFRS Measures”.

ARPU is a common terminology used in the pay TV industry worldwide to measure the operational performance of a company in the pay-TV business. The subscription and activation charges are considered on a gross basis without netting off the margins or discounts provided to the distributors as an industry practice.

The following table shows a reconciliation of subscription and activation charges to other operating revenue:

				(Rupees in Million)
Particulars		Fiscal year		For six-month period ended September 30,
		2013	2014	2013	2014
Breakup of other operating revenue
Other Operating Revenue (as per IFRS financial statement)		1,300.85	1,891.88	1,008.72	1,127.04
Breakup into Activation Revenue & Others
Activation Revenue	A	331.53	373.50	348.09	13.06
Other Operating Revenue (excluding activation revenue as above)	B	969.32	1,518.38	660.63	1,113.98
Total		1,300.85	1,891.88	1,008.72	1,127.04
Reconciliation
Activation Revenue (as above A)	C	331.53	373.50	348.09	13.06
Add: Margins to dealers & distributors	D	131.80	338.12	84.19	238.06
Total Activation Charges	E=C+D	463.33	711.62	432.27	251.12
Subscription Revenue (as per IFRS financial statement)	F	9,356.23	14,877.41	6,680.32	9,484.30
Add: Margins to dealers & distributors	G	588.59	856.80	397.56	474.47
Total Subscription Charges	H=F+G	9,944.82	15,734.21	7,077.88	9,958.77
Total Subscription & Activation charges (as considered for ARPU working on page 178 of F-4)	I=E+H	10,408.15	16,445.83	7,510.15	10,209.89
Margins to dealers & distributors	J=D+G	720.39	1,194.92	481.75	712.53

Vidoecon d2h's financial statements (restated) include items labelled as ‘Subscription Revenue’ and ‘Other Operating Revenue’. Other Operating Revenue includes installation income, revenue from repairs services, carriage fees received from broadcasters and net activation fees paid by new subscribers.

Subscriber Acquisition Costs

Videocon d2h calculates subscriber acquisition cost as the difference between (i) consumer premises equipment cost, distributor margins, installation expenses, and marketing spend; and (ii) upfront charges received from a new subscriber (net of taxes). Subscriber acquisition cost per subscriber is calculated by dividing subscriber acquisition cost by gross subscriber additions during the period. The following table provides Videocon d2h’s subscriber acquisition costs per subscriber for t fiscal 2013 and 2014 and the six-month period ended September 30, 2014:

Particulars (in Rs. per subscriber)	Fiscal year		For six-month period ended September 30,
	2013	2014	2013	2014
Subscriber Acquisition Costs
- Hardware Costs	1,927	1,720	1,608	1,899
- Marketing costs	163	170	267	164

Gross subscriber additions for the 2014 fiscal year were 2.43 million. Hardware acquisition costs comprise the cost of consumer premises equipment less the net realization attributable to set-top boxes, outdoor units and its accessories and attributable to installation (the net realization is the gross revenue less service tax, VAT, discount to trade, and installation expenses). Marketing cost comprises the advertising and promotion expenses.

Six-month period ended September 30, 2014 Compared to Six-month period ended September 30, 2013

Revenue from operations:  Videocon d2h’s revenue from operations increased by 36.9% to Rs.11,108.97 million for the six-month period ended September 30, 2014 from Rs.8,113.04 million for the six-month period ended September 30, 2013, primarily as a result of an increase in total subscription revenue due to an increase in the total number of gross subscribers to 11.82 million as of September 30, 2014 from 9.20 million as of September 30, 2013, which also led to a corresponding increase in lease rentals and sale of set-top boxes and other accessories and an increase in ARPU.

Subscription Revenue:  Videocon d2h’s subscription revenue increased by 42.0% to Rs.9,484.30 million for the six-month period ended September 30, 2014 from Rs.6,680.32 million for the six-month period ended September 30, 2013, primarily as a result of an increase in the total number of gross subscribers as the overall DTH industry witnessed an increase of 8.78 million subscribers in fiscal year 2014 primarily on account of Government of India's rolling out of phase I and II of digitalization and the and an increase in ARPU due to the reduction of free-air time extended to subscribers, increase in base prices of packages offered and subscribers opting for premium packages (Source: MPA Report). Videocom d2h’s package prices increased in the range of Rs.200 to Rs.231 per month.

Other Operating Revenue:  Videocon d2h’s other operating revenue increased by 11.7% to Rs.1,127.04 million for the six-month period ended September 30, 2014 from Rs.1,008.72 million for the six-month period ended September 30, 2013, primarily as a result of an increase in the number of gross subscribers.

Lease Rental:  Videocon d2h’s lease rental revenue increased by 22.7% to Rs.443.74 million for the six-month period ended September 30, 2014 from Rs.361.56 million for the six-month period ended September 30, 2013, primarily as a result of an increase in the total number of gross subscribers.

Sale of Set-top Boxes and Other Accessories:  Videocon d2h’s revenue from sale of set-top boxes and other accessories decreased by 13.7% to Rs.53.89 million for the six-month period ended September 30, 2014 from Rs.62.44 million for the six-month period ended September 30, 2013, primarily as a result of decrease in sale of accessories, due to efficient products and services of Videocon d2h.

Other Income:  Videocon d2h’s other income decreased by 44.2% to Rs.0.43 million for the six-month period ended September 30, 2014 from Rs.0.77 million for the six-month period ended September 30, 2013, as a result of a decrease in sale of products sold by third parties.

Total Expenses:  Videocon d2h’s total expenses increased by 23.0% to Rs.10,710.11 million for the six-month period ended September 30, 2014 from Rs.8,709.52 million for the six-month period ended September 30, 2013, as a result of an increase in operating expenses, employee benefit expenses, selling and distribution expenses and administrative and other expenses and depreciation, amortization and impairment during the six-month period ended September 30, 2014 compared to the six-month period ended September 30, 2013.

Operating Expenses:  Videocon d2h’s operating expenses increased by 27.6% to Rs.6,470.58 million for the six-month period ended September 30, 2014 from Rs.5,071.58 million for the six-month period ended September 30, 2013, primarily as a result of an increase in content costs to Rs.3,753.94 million for the six-month period ended September 30, 2014 from Rs.2,856.73 million for the six-month period ended September 30, 2013 primarily due to the increase in gross subscribers, an increase in license fees and taxes to Rs.1,168.79 million for the six-month period ended September 30, 2014 from Rs.837.14 million for the six-month period ended September 30, 2013 resulting from the increase in revenue and gross subscribers, an increase in space segment charges, fees to Rs.696.73 million for the six-month period ended September 30, 2014 from Rs.594.75 million for the six-month period ended September 30, 2013 resulting from the increase in the number of leased transponders from eight to 10 during the six-month period ended September 30, 2014 and installation and service expenses to Rs.603.92 million for the six-month period ended September 30, 2014 from Rs.563.61 million for the six-month period ended September 30, 2013, primarily as a result of increased installations.

Employee Benefits Expense:  Videocon d2h’s employee benefits expense increased by 13.0% to Rs.488.40 million for the six-month period ended September 30, 2014 from Rs.432.14 million for the six-month period ended September 30, 2013, primarily as a result of an increase in salary and wages to Rs.457.79 million for the six-month period ended September 30, 2014 from Rs.406.13 million for the six-month period ended September 30, 2013 as a result of the periodic increase in compensation to its employees and an increase in the number of employees to 1,103 as of September 30, 2014 compared to 1,081 as of September 30, 2013.

Selling and Distribution Expenses:  Videocon d2h’s selling and distribution expenses increased by 5.6% to Rs.938.71 million for the six-month period ended September 30, 2014 from Rs.888.53 million for the six-month period ended September 30, 2013, primarily due to the increase in customer support expenses to Rs.428.15 million for the six-month period ended September 30, 2014 from Rs.300.32 million for the six-month period ended September 30, 2013 as a result of an increase in the total number of gross subscribers. This increase was partially offset by a decrease in advertisement and marketing expenses to Rs.469.64 million for the six-month period ended September 30, 2014 from Rs.553.93 million for the six-month period ended September 30, 2013.

Administrative and Other Expenses:  Videocon d2h’s administrative and other expenses decreased by 6.4% to Rs.283.46 million for the six-month period ended September 30, 2014 from Rs.302.88 million for six-month period ended September 30, 2013, primarily as a result of appreciation of the Rupee against the Dollar to Videocon d2h.

Depreciation, Amortization and Impairment Expense:  Videocon d2h’s depreciation, amortization and impairment expense increased to Rs.2,528.96 million for the six-month period ended September 30, 2014 from Rs.2,014.39 million for the six-month period ended September 30, 2013, primarily as a result of an increase in capital assets resulting from an increase in the number of gross subscribers.

Finance Costs/Finance Income (Net):  Videocon d2h’s finance costs/finance income (net) decreased by 2.5% to Rs.2,094.51 million for the six-month period ended September 30, 2014 from Rs.2,147.83 million for the six-month period ended September 30, 2013, as a result of an overall reduction in average outstanding of indebtedness during the period ended September 30, 2014.

Tax Expense:  Videocon d2h did not have any current tax expense for the six-month period ended September 30, 2014 or six-month period ended September 30, 2013. Videocon d2h’s deferred tax expense decreased by 38.2% to Rs.523.98 million for the six-month period ended September 30, 2014 from Rs.847.75 million for the six-month period ended September 30, 2013.

Loss for the Year:  Videocon d2h’s loss for the year decreased by 38.2% to Rs.1,171.24 million for the six-month period ended September 30, 2014 from Rs.1,895.79 million for the six-month period ended September 30, 2013, as a result of the factors described above.

Fiscal year 2014 Compared to Fiscal year 2013

Revenue from operations:  Videocon d2h’s revenue from operations increased by 56.2% to Rs.17,644.10 million for the 2014 fiscal year from Rs.11,295.47 million for the 2013 fiscal year, primarily as a result of an increase in total subscription revenue due to an increase in the total number of gross subscribers to 10.45 million as of March 31, 2014 from 8.03 million as of March 31, 2013, which also led to a corresponding increase in lease rentals and sale of set-top boxes and other accessories.

Subscription Revenue:  Videocon d2h’s subscription revenue increased by 59.0% to Rs.14,877.41 million for the fiscal year 2014 from Rs.9,356.23 million for the fiscal year 2013, primarily as a result of a 2.3 million increase in the total number of gross subscribers as the overall DTH industry witnessed an increase of 8.78 million subscribers in Fiscal 2014 (MPA Report) and as one of the fast growing DTH players Videocon d2h had an incremental share of 27.7% of the new subscribers. The industry grew at this pace primarily on account of Government of India's rolling out of phase I and II of digitalization and an increase in ARPU due to the reduction of free-air time extended to subscribers, increase in base prices of packages offered and subscribers opting for premium packages. The ARPU increased from Rs.150.10 per month to Rs.180.90 per month.

Other Operating Revenue:  Videocon d2h’s other operating revenue increased by 45.4% to Rs.1,891.88 million for the fiscal year 2014 from Rs.1,300.85 million for the fiscal year 2013, primarily as a result of an increase in the number of gross subscribers.

Lease Rental:  Videocon d2h’s lease rental revenue increased by 28.6% to Rs.761.34 million for the fiscal year 2014 from Rs.591.90 million for the fiscal year 2013, primarily as a result of an increase in the total number of gross subscribers.

Sale of Set-top Boxes and Other Accessories:  Videocon d2h’s revenue from sale of set-top boxes and other accessories increased by 144.1% to Rs.113.47 million for the fiscal year 2014 from Rs.46.49 million for the fiscal year 2013, primarily as a result of an increase in the total number of gross subscribers.

Other Income:  Videocon d2h’s ‘other income’ increased by 379.44% to Rs.17.26 million for the fiscal year 2014 from Rs.3.60 million for the fiscal year 2013, on account of increase in write back of liabilities/provisions no longer required. During fiscal 2014, the provisions for doubtful debts amounting to Rs 15.41 million was written back as those subscribers paid the dues and reactivated their subscription accounts as compared to Rs.2.52 million written back during fiscal year 2013.

Total Expenses:  Videocon d2h’s total expenses increased by 31.4% to Rs.17,935.50 million for the fiscal year 2014 from Rs.13,647.94 million for the fiscal year 2013, as a result of an increase in operating expenses, employee benefit expenses, selling and distribution expenses and administrative and other expenses and depreciation, amortization and impairment during the fiscal year 2014 compared to the fiscal year 2013.

Operating Expenses:  Videocon d2h’s operating expenses increased by 29.7% to Rs.10,715.06 million for the fiscal year 2014 from Rs.8,264.59 million for the fiscal year 2013, primarily as a result of an increase in content costs to Rs.6,019.58 million for the fiscal year 2014 from Rs.4,568.58 million for the fiscal year 2013 mainly due to the increase in gross subscribers, an increase in license fees and taxes to Rs.1,832.05 million for the fiscal year 2014 from Rs.1,114.43 million for the fiscal year 2013 resulting from the increase in revenue and gross subscribers, an increase in space segment charges and fees to Rs.1,332.29 million for the fiscal year 2014 from Rs.994.47 million for the fiscal year 2013 resulting from the increase in the number of leased transponders from 8 to 10 during the 2014 fiscal year. This increase was partially offset by a decrease in installation and service expenses to Rs.1,028.68 million for the fiscal year 2014 from Rs.1,228.72 million for the fiscal year 2013 resulting from Videocon d2h’s transition from a service franchisee model to providing customer service through direct service centers.

Employee Benefits Expense:  Videocon d2h’s employee benefits expense increased by 11.0% to Rs.864.28 million for the fiscal year 2014 from Rs.778.70 million for the fiscal year 2013, primarily as a result of an increase in salary and wages to Rs.809.94 million for the fiscal year 2014 from Rs.729.34 million for the fiscal year 2013 as a result of the periodic increase in compensation to its employees and an increase in the number of employees to 1,078 as of March 31, 2014 compared to 1,052 as of March 31, 2013.

Selling and Distribution Expenses:  Videocon d2h’s selling and distribution expenses increased by 55.4% to Rs.1,605.56 million for the fiscal year 2014 from Rs.1,033.37 million for the fiscal year 2013, primarily due to an increase in advertisement and marketing expenses to Rs.893.68 million for the fiscal year 2014 from Rs.336.82 million for the fiscal year 2013 as Videocon d2h capitalized brand acquisition expenses in the 2013 fiscal year but incurred brand development expenses in the 2014 fiscal year.

Administrative and Other Expenses:  Videocon d2h’s administrative and other expenses increased by 20.9% to Rs.538.71 million for the fiscal year 2014 from Rs.445.41 million for the fiscal year 2013, primarily as a result of an increase in travelling and conveyance expenses to Rs.131.45 million for the fiscal year 2014 from Rs.122.53 million for the fiscal year 2013 resulting from an increase in the number of employees and an increase in fuel costs and an increase in rent to Rs.89.78 million for the fiscal year 2014 from Rs.72.91 million for the fiscal year 2013 resulting from Videocon d2h’s transition from a service franchisee model to providing customer service through direct service centers, which incur rental expenses.

Depreciation, Amortization and Impairment Expense:  Videocon d2h’s depreciation, amortization and impairment expense increased to Rs.4,211.89 million for the fiscal year 2014 from Rs.3,125.87 million for the fiscal year 2013, primarily as a result of an increase in the total number of gross subscribers and as a result, the corresponding increase in depreciation recognized for consumer premises equipment installed and increase in the number of subscribers who had not made payment for more than 500 days after recognizing churn.

Finance Costs/Finance Income (Net):  Videocon d2h’s finance costs/finance income (net) increased by 58.4% to Rs.4,351.02 million for the fiscal year 2014 from Rs.2,746.52 million for the fiscal year 2013, as a result of an increase in bank loan interest to Rs.4,235.14 million for the fiscal year 2014 from Rs.2,493.74 million for the fiscal year 2013, primarily as a result of an increase in Videocon d2h’s secured long term loans to Rs.27,888.45 million as of March 31, 2014 from Rs.23,002.50 million as of March 31, 2013.

Tax Expense:  Videocon d2h did not have any current tax expense for the 2014 or 2013 fiscal year. Videocon d2h’s deferred tax expense decreased by 9.0% to Rs.1,429.68 million for the 2014 fiscal year from Rs.1,571.06 million for the 2013 fiscal year.

Loss for the Year:  Videocon d2h’s loss for the year decreased by 9.3% to Rs.3,195.48 million for the fiscal year 2014 from Rs.3,524.33 million for the fiscal year 2013, as a result of the factors described above.

Financial Condition, Liquidity and Sources of Capital

The auditors of Videocon d2h have stated in their audit opinion that the accumulated losses of Videocon d2h exceed its paid up share capital and that Videocon d2h’s ability to continue as a going concern is dependent on its ability to fund its operations and capital expenditure requirements. See “Risk Factors —  Videocon d2h has accumulated losses exceeding its paid-up share capital, which may affect its ability to continue as a “going concern”” for further information. As of September 30, 2014, Videocon d2h had Rs.30,961.54 million in outstanding indebtedness, all of which was floating rate, Rupee denominated indebtedness. Videocon d2h regularly experiences delays in payment on its indebtedness as the industry in which Videocon d2h operates in is highly capital intensive. Videocon d2h anticipates it will have annual capital expenditure of approximately Rs. 6,000 million to Rs.8,000 million for purchase of consumer premises equipment in fiscal 2015. These capital expenditures for consumer premises equipment are for acquisition of new subscribers. In the initial years of operations, when the subscribers’ base was low and generating low cash flow from operations and the operational expenditures were high, Videocon d2h met its revenue gap and capital expenditure requirement with borrowings of term loans from banks and its Principal Shareholders, and also from unsecured loan received from Videocon Industries Limited. The Company has experienced cash flow mismatches in past, resulting in delays in servicing its debt repayment obligations. However, with the year on year increase in Videocon d2h's subscriber base and revenue, the financial position of Videocon d2h's is improving and is expected to continue to improve further. This, coupled with the proceeds of this Transaction, is expected to improve Videocon d2h’s liquidity and financial position enabling it to service its debt obligations in a timely manner in the future.

As of March 31, 2014 and September 30, 2014, Videocon d2h had overdue payments of principal installments aggregating Rs.595.85 million and Rs.511.10 million, respectively. Overdue interest as on March 31, 2014 was Rs.378.54 million, while there was no overdue interest as of September 30, 2014.

Videocon d2h believes that it has a good relationship with its lenders and keeps them apprised of payment delays. See “Risk Factors — Videocon d2h has had overdue payments under some of its loan agreements” for a description of the potential consequences of these payment delays.

Cash Flows

The table below summarizes Videocon d2h’s cash flows for the fiscal years 2013 and 2014 and six-month period ended September 30, 2014:

	(Rs. in millions)
	(restated) Fiscal year		(restated) For six-month period ended September 30,
	2013	2014	2013	2014
Net Cash From/(Used in) Operating Activities	3,633.26	3,327.60	(3,566.05)	5,405.55
Net Cash From/(Used in) Investing Activities	(7,448.48)	(6,119.34)	(3,085.92)	(4,171.71)

	(Rs. in millions)
	(restated) Fiscal year		(restated) For six-month period ended September 30,
	2013	2014	2013	2014
Net Cash Provided By/(Used in) Financing Activities	9,561.96	(2,812.03)	1,066.05	(1.303.61)
Net Increase in/(Decrease in) Cash And Cash Equivalents	5,746.74	(5,603.77)	(5,585.92)	(69.77)

Operating Activities

Net cash from operating activities was Rs.5,405.55 million for the six-month period ended September 30, 2014 and consisted of a net loss before tax of Rs.1,695.22 million as adjusted primarily for non-cash and non-operating items, such as depreciation, amortization and impairment of Rs.2,528.96 million and finance costs of Rs.2,126.70 million. In the six-month period ended September 30, 2014, the cash collection predominantly increased on account of increase in subscription revenue, installation revenue and other operating revenues of Rs.2,996 million compared with half year ended September 30, 2013. Our industry operates on the pre-paid model which generates cash upfront from the end-subscriber to use our service. The increase is mainly attributable to growth in subscriber’s base and increase in ARPU due to the reduction of free-air time extended to subscribers, increase in base prices of packages offered and subscribers opting for premium packages. During six-month period ended September 30, 2014, Videocon d2h has added an addition of 1.37 million subscribers leading to a closing gross subscriber base of 11.82 million. This increase in cash collection was utilized for meeting increased operating expenditures, acquiring capital assets and paying finance charges. The significant amount of cash outflow of Videocon d2h was in purchase of consumer premises equipment of Rs.3,540 million, which are installed at subsidized rates and was funded by operating cash surplus and by availing term loans.

Videocon d2h’s operating profit before changes in assets and liabilities was Rs.2,940.10 million. Changes in assets and liabilities primarily consisted of an increase in other financial and non financial assets of Rs.748.35 million and an increase in other financial and non-financial liabilities of Rs.1,696.39 million. Videocon d2h also paid income taxes of Rs.20.71 million.

Net cash from operating activities was Rs.3,327.60 million for the fiscal year 2014 and consisted of a net loss before tax of Rs.4,625.16 million as adjusted primarily for non-cash and non-operating items, such as depreciation, amortization and impairment of Rs.4,211.89 million and finance costs of Rs.4,447.98 million. In fiscal year 2014, the cash collection predominantly increased on account of increase in subscription revenue and other operating revenues of Rs.6,349.00 million. Our industry operates on the pre-paid model which generates cash upfront from the end-subscriber to use our service. The increase is mainly attributable to growth in subscriber’s base and increase in ARPU due to the reduction of free-air time extended to subscribers, increase in base prices of packages offered and subscribers opting for premium packages. This increase in cash collection was utilized for meeting increased operating expenditures, acquiring capital assets and paying finance charges. With the growth in subscriber base by 2.43 million subscribers, Videocon d2h experienced heavy outflows on account of purchase of consumer premises equipment of Rs.6180.00 million, which are installed at subsidized rates and was funded by operating cash surplus and by availing term loans from banks. Videocon d2h’s operating profit before changes in assets and liabilities was Rs.3,928.72 million. Changes in assets and liabilities primarily consisted of an increase in other financial and non financial assets of Rs.1,635.12 million and an increase in other financial and non-financial liabilities of Rs.875.65 million. Videocon d2h also paid income taxes of Rs.19.25 million.

Net cash from operating activities was Rs.3,633.26 million for the fiscal year 2013 and consisted of a net loss before tax of Rs.5,095.39 million as adjusted primarily for non-cash and non operating items, such as depreciation, amortization and impairment of Rs.3,125.97 million, and finance costs of Rs.2,797.35 million. In fiscal 2013, the cash collection predominantly increased on account of increase in subscription revenue by Rs, 4,230.00 million. Our industry operates on the pre-paid model which generates cash upfront from the end-subscriber to use our service. The increase is mainly attributable to growth in subscriber’s base and increase in ARPU due to an increase in base prices of packages offered and subscribers opting for premium packages. The subscriber base in fiscal 2013 was increased by 2.55 million. This increase in cash collection was utilized for meeting increased operating expenditures, acquiring capital assets and paying finance charges. With the growth in subscriber base, Videocon d2h experienced heavy outflows on account of purchase of consumer premises equipment of Rs.6,528 million, which was funded by operating cash surplus and by availing borrowings.

Videocon d2h’s operating profit before changes in assets and liabilities was Rs.789.19 million. Changes in assets and liabilities consisted primarily of an increase in other financial and non financial assets of Rs.310.18 million and an increase in other financial and non-financial liabilities of Rs.2,797.97 million. Videocon d2h also paid direct taxes of Rs.20.01 million.

Investing Activities

Net cash used in investing activities was Rs.4,171.71 million for the six-month period ended September 30, 2014 and consisted primarily of property, plant and equipment of Rs.4,196.95 million primarily relating to consumer premises equipment.

Net cash used in investing activities was Rs.6,119.34 million for the fiscal year 2014 and consisted primarily of property, plant and equipment of Rs.6,438.82 million primarily relating to consumer premises equipment, partially offset by a decrease in Capital Work-in-Progress of Rs.285.54 million.

Net cash used in investing activities was Rs.3,085.92 million for the six-month period ended September 30, 2013 and consisted of property, plant and equipment and capital work-in-progress of Rs.3106.56 million, and purchase of intangible assets of Rs.43.13 million relating to software acquisition.

Net cash used in investing activities was Rs.7,448.48 million for the fiscal year 2013 and consisted of property, plant and equipment and capital work-in-progress of Rs.7,010.37 million, and purchase of intangible assets of Rs.491.08 million relating to brand acquisition.

Financing Activities

Net cash used in financing activities was Rs.1,303.61 million for the six-month period ended September 30, 2014 and consisted of repayment of borrowings of Rs.1,926.91 million and finance charges paid of Rs.2,126.70 million, partially offset by proceeds from borrowings of Rs.2,750.00 million.

Net cash used in financing activities was Rs.2,812.03 million for the fiscal year 2014 and consisted of repayment of borrowings of Rs.5,697.30 million and finance charges paid of Rs.4,447.98 million, partially offset by proceeds from borrowings of Rs.7,333.25 million.

Net cash from financing activities was Rs.1,066.05 million for the six-month period ended September 30, 2013 and consisted of proceeds from borrowings of Rs.4,333.25 million partially offset by interest and other borrowing costs paid of Rs.2,211.60 million repayments of borrowings of Rs.1,055.60 million.

Net cash from financing activities was Rs.9,561.96 million for the fiscal year 2013 and consisted of proceeds from borrowings of Rs.14,269.50 million partially offset by interest and other borrowing costs paid of Rs.2,797.35 million repayments of borrowings of Rs.1,909.95 million.

Contractual Obligations

The following table sets forth information regarding our contractual obligations and commitments as of September 30, 2014. The table below also does not include payments to be made to content providers as these will depend on the number of subscribers from time to time.

	(Rs. in million)
	Payment Due by Period
More than	Total	Less than One Year	One to Three Years	Three to Five Years	Five Years
Long-term borrowings –
Reclassified under current financial liabilities (included in current financial liability) *	28,711.54	28,711.54	—	—	—

	(Rs. in million)
	Payment Due by Period
More than	Total	Less than One Year	One to Three Years	Three to Five Years	Five Years
Short-term debt	2,250.00	2,250.00	—	—	—
Amount of contracts remaining to be executed on capital account and not provided for	363.87	363.87	—	—	—
Transponder Expenses **	827.94	827.94	—	—	—
Fixed Content & Programming Cost	13060.79	4036.02	7809.4	1215.37	—
Variable Content & Programming
Cost***	12,516.71	5,107.95	6,133.27	1,275.49	—

*	During the period, Videocon d2h had breached certain provision of long term loan agreements with the banks, such as delay in payment of interest and installments and breach of certain financial covenants. Even though Videocon d2h has not received any notice of acceleration of the payment of the loan and since Videocon d2h has not obtained from lenders a specific waiver of their right to accelerate the repayment of entire loan amount by the reporting date, the management has now decided to classify these long term loans as current liabilities.
**	The Ku-Band Lease Agreement is valid until April 14, 2015 and accordingly amounts shown are the obligations payable until April 14, 2015. Videocon d2h is in the process of entering into a new three year lease agreement. Payments under the Ku-Band Lease Agreement are required to be made in US dollars and for purposes of this table we have used the Conversion rate at US$1 = Rs.61.6135 as per the closing rate on September 30, 2014. See “Risk Factors Videocon d2h’s leased satellite ST-2 is subject to operational, lease and environmental risks that could limit Videocon d2h’s ability to utilize the satellite”
***	For Variable Content & Programming Cost, Videocon d2h used the closing number of subscribers as of September 30, 2014 for calculating its contractual obligation on variable fees content cost. Under variable fee content agreements, Videocon d2h is required to pay content and programming fees based on the monthly average of active subscribers, i.e., opening active subscribers for the month + closing active subscribers for the month) / 2 multiplied by an agreed rate per active subscriber.

Financial Condition, Liquidity and Sources of Capital

As of September 30, 2014, Videocon d2h had Rs.30,961.54 million in outstanding indebtedness, all of which was floating rate, Rupee denominated indebtedness. Videocon d2h regularly experiences delays in payment on its indebtedness as the industry in which Videocon d2h operates in is highly capital intensive. Videocon d2h anticipates it will have annual capital expenditure of approximately Rs. 6,000 million to Rs.8,000 million for purchase of consumer premises equipment in fiscal 2015. These capital expenditures for consumer premises equipment are for acquisition of new subscribers. In the initial years of operations, when the subscribers’ base was low and generating low cash flow from operations and the operational expenditures were high, Videocon d2h met its revenue gap and capital expenditure requirement with borrowings of term loans from banks and its Principal Shareholders, and also from unsecured loan received from Videocon Industries Limited. The Company has experienced cash flow mismatches in past, resulting in delays in servicing its debt repayment obligations. However, with the year on year increase in Videocon d2h's subscriber base and revenue, the financial position of Videocon d2h's is improving and is expected to continue to improve further. This, coupled with the proceeds of this Transaction, is expected to improve Videocon d2h’s liquidity and financial position, enabling it to service its debt obligations in a timely manner in the future.

As of March 31, 2014 and September 30, 2014, Videocon d2h had overdue payments of principal installments aggregating Rs.595.85 million and Rs.511.10 million, respectively. Overdue interest as on March 31, 2014 was Rs.378.54 million, while there was no overdue interest as of September 30, 2014. As of February 18, 2015 Videocon d2h has overdue payments in the amount of Rs.624.52 million (US$10.14 million), Rs 433.60 million (US$7.04 million), for interest and principal, respectively.

Videocon d2h believes that it has a good relationship with its lenders and keeps them apprised of payment delays. See “Risk Factors — Videocon d2h has had overdue payments under some of its loan agreements” for a description of the potential consequences of these payment delays.

The following table summarizes Videocon d2h’s secured and unsecured long-term indebtedness and subordinated debt obligations as of September 30, 2014.

	(Rs. in millions)
Secured Loans:	Outstanding indebtedness as of September 30, 2014	Interest Rate* %
Central Bank of India	1,758.25	13.25% – 14.50%
IDBI Bank Limited	5,270.00	13.75% – 14.50%
Bank of Baroda	2,258.30	14.50%
ICICI Bank Limited	2,850.00	13.50%
KarurVysa Bank Limited	475.00	13.25%
Canara Bank	3.550.00	13.00% – 13.50%
Jammu and Kashmir Bank Limited	1,000.00	13.75%
Syndicate bank	950.00	13.25%
Dena Bank	950.00	13.25%
Oriental Bank of Commerce	925.00	13.00% – 13.50%
Bank of India	1,975.00	13.50%
Bank of Maharashtra	1,000.00	13.00% – 13.15%
Union Bank of India	1,500.00	13.00%
United Bank of India	1,500.00	13.00% – 13.25%
Yes Bank	2,750.00	12.00%
Unsecured Loans: Videocon Industries Limited	2,250.00	Prevailing prime lending rate of the State Bank of India minus 2%
Total	30,961.54

*	Interest rate as of September 30, 2014

There are certain restrictive covenants in certain of the arrangements Videocon d2h has entered into with its lenders, including:

•	being required to maintain certain security margins and financial ratios; and being required to obtain lender consent for, among other things:
•	issuing new equity shares;
•	undertaking any new project, diversification, modernization or substantial expansion of its DTH operations;
•	formulating any scheme of amalgamation or reconstruction;
•	making any material changes to its constitutional documents; incurring further indebtedness;
•	creating further encumbrances on or disposing of, its assets; and
•	Changing its fiscal year or making investments or acquisitions beyond certain limits in a particular fiscal year.

In addition to the overdue payments of principal amounts aggregating to Rs.511.10 million as on September 30, 2014, the Company has not complied with certain financial covenants stipulated under its loan agreements. Details of such covenants and the status of compliance is set forth below.

Financial Covenants	To be complied on or after	Stipulated Ratio	Status of Compliance	Calculation as on March 31, 2014, if applicable
Total Debt to Promoters Contribution	March 31, 2011 (to be tested at the end of each financial year thereafter)	Not more than 2 times	Not complied	2.65
Assets Coverage Ratio	March 31, 2011 (to be tested at the end of each financial year thereafter)	At least 1 time	Not complied	0.79
Total Debt	As of March 31, 2013	Less than Rs.16 billion	Not complied	—
EBITDA	As of March 31, 2013	More than RS.4 billion	Not complied
Debt to EBITDA	As of March 31, 2014	Not more than 3.5 times		7.03
Debt to Net Cash Accruals	As of March 31, 2014	Not more than 5.5 times		Net Cash Accrual is Negative

Videocon d2h believes it has achieved a reasonable subscriber base such that it should be able to meet its operational and borrowing costs from its operating revenues. In addition, Videocon d2h’s financial position is expected to improve on account of receipt of the proceeds of this Transaction. Accordingly, the pressure on the liquidity position of Videocon d2h is expected ease in the future. Further, Videocon d2h has exhibited consistent growth in terms of subscriber acquisition in recent years, resulting in Videocon d2h being the fastest growing DTH service provider in India since FY 2012. With an increase in Videocon d2h’s subscriber base, its revenue is expected to increase and its debt burden is expected to decrease (including on account of repayment indebtedness amounting to US$100 million by utilizing the proceeds of this Transaction), thereby reducing the overall finance cost burden.

For these reasons, going forward, the Company’s management is confident of being able to fund its operations through its cash flows and complying with the financial covenants in its financing arrangements.

For more information about Videocon d2h’s indebtedness, please see “Videocon d2h’s Indebtedness”. See also, “Risk Factors — Videocon d2h’s indebtedness could adversely affect its financial health and make it more difficult for Videocon d2h to service its debt or obtain additional financing, if necessary; Any failure of Videocon d2h to adhere to the terms and conditions of its loan agreements could have an adverse effect on its business, financial condition and results of operations and The restrictive covenants in Videocon d2h’s loan agreements and any of the agreements governing its future indebtedness could adversely restrict its financial and operating flexibility”

Contingent Liabilities

As of September 30, 2014, Videocon d2h had contingent liabilities that have not been provided for, in the following amounts:

(restated) (Rs. in million)
As of September 30, 2014
DTH License fees	3,037.68
Counter guarantees given for guarantees given by the bankers	595.46
Entertainment tax	102.22
Tax deducted at source	56.09
Letters of credit opened by a bank	116.52
Value Added Tax	0.50
Total	3,908.47

See Note 27 to Videocon d2h’s financial statements (restated) included in this proxy statement/prospectus.

Off-Balance Sheet Commitments and Arrangements

Videocon d2h does not have any off-balance sheet arrangements.

Seasonality

Videocon d2h’s business does not exhibit seasonality. However, Videocon d2h does have increased subscriptions during the holiday seasons and during sporting events such as the Olympics, the football world cup and the cricket world cup which is not necessarily seasonal.

Capital Expenditures

Videocon d2h has historically financed its capital expenditure requirements with cash flows from operations, as well as through long-term and short-term borrowings.

Videocon d2h made capital expenditures of Rs.7,486.31 million, Rs.6,216.29 million and Rs.4,260.86 in fiscal years 2013 and 2014 fiscal years and the six-month period ended September 30, 2014, respectively. As of September 30, 2014, Videocon d2h had committed capital expenditures of Rs.363.87 million, of which it expects to spend Rs.363.87 million during fiscal year 2015. In addition, Videocon d2h expects to spend an additional amount of approximately Rs.3,500 million on capital expenditures during the remaining 2015 fiscal year. The capital expenditures in the past principally consisted of cost towards purchase of consumer premises equipment.

Videocon d2h’s actual capital expenditures may vary from projected amounts due to various factors, including changes in market conditions, ability to obtain adequate financing for planned capital expenditures, the GoI’s policies regarding the DTH industry and the condition of the Indian economy. In addition, Videocon d2h’s planned capital expenditures do not include any expenditure for potential acquisitions or investments that it may evaluate from time to time.

Quantitative and Qualitative Disclosures about Market Risk

Videocon d2h is exposed to various types of market risks in the ordinary course of its business, including fluctuations in foreign exchange rates and interest rates. Videocon d2h has a risk management policy that seeks to identify, analyze, mitigate and control various risks associated with its business environment, and a risk manager to identify various risks affecting its business, particularly those relating to market dynamics, business laws, systems and processes, internal control mechanisms, governance and technology. Videocon d2h evaluates these risks in terms of their relevance and impact on its business, and once identified monitors and analyzes the risk to seek to minimize their impact. Videocon d2h also evaluates the effectiveness of its risk monitoring system from time to time.

Foreign Exchange Risk

Under the terms of the Ku-Band Lease Agreement through which Videocon d2h leases ten satellite transponders on the ST-2 satellite, Videocon d2h is required to pay the Indian Rupee equivalent of US$1,791,666.67 per month to Antrix Corporation at the exchange rate prevalent at the time of payment made by Antrix Corporation to SingTel. Further, Videocon d2h imports smart cards and other equipment for which payment is also made in U.S. Dollars. Consequently, if the Rupee declines against the U.S. Dollar, Videocon d2h will be required to make larger payments in Indian Rupees, which may adversely affect its financial condition and results of operations.

As of September 30, 2014, trade payables in foreign currencies were Rs.622 million. Based on Videocon d2h’s operations in the 2014 fiscal year, a 5.0% appreciation of the US dollar against the Indian Rupee as of September 30, 2014, assuming all other variables remained constant, would have decreased Videocon d2h’s profit for the year by Rs.31 million. Similarly, a 5.0% depreciation of the US dollar against the Indian Rupee as of September 30, 2011, assuming all other variables remained constant, would have increased its profit for the year by Rs.31 million.

Interest Rate Risk

Videocon d2h is exposed to interest rate risk resulting from fluctuations in interest rates. All of Videocon d2h’s bank borrowings consist of floating rate obligations linked to the applicable bank rates, which will typically be adjusted by the bank at certain intervals in accordance with prevailing interest rates. Increases in interest rates would increase interest expenses relating to its outstanding floating rate borrowings and increase the cost of new debt. Based on Videocon d2h’s consolidated balance sheet as of September 30, 2014, a sensitivity analysis shows that an increase of 100 basis points in interest rates as of September 30, 2014 would have decreased profit or increased loss by Rs.278.12 million and would not have had any impact on its equity. Similarly, a decrease of 100 basis points in interest rates as of March 31, 2014 would have increased profit or decreased loss by Rs.278.12 million and would not have had any impact on its equity.

Inflation

In recent years, India has experienced relatively high rates of inflation. While Videocon d2h believes inflation has not historically had any material impact on its business and results of operations, inflation generally impacts the overall economy and business environment and hence could affect it.

Videocon d2h’s Indebtedness

Set forth below is a brief summary of Videocon d2h’s significant outstanding borrowings of approximately Rs.28,711.54 million, as of September 30, 2014, together with a brief description of certain significant terms of such borrowings.

A. Details of Secured Borrowings of Videocon d2h

Set forth below is a summary of our secured borrowings as of September 30, 2014 (unless otherwise stated).

Lender	Description	Amount outstanding as of September 30, 2014 (Rs. million)	Repayment/Tenor	Security
Central Bank of India	• Term loan agreement dated December 6, 2008 for term loan facilities of Rs.3,500 million	1,305.92	Five years under progressive payment schedule	First charge ranking pari passu by way of equitable mortgage/registered mortgage on the entire block assets of Videocon d2h;
	• A bank guarantee of Rs.250 million and a letter of credit of Rs.600 million pursuant to sanction letter dated April 13, 2010			First charge ranking pari passu by way of hypothecation of Videocon d2h’s entire plant and machinery, equipment, licenses, moveable assets, both present and future, created out of project implementation (including assignment of contracts relating to transponder capacity, all government licenses and authorizations, insurance policies) and further to be created if any until repayment of the term loan;
				Additional security by way of personal guarantees of Mr. Venugopal Nandlal Dhoot and Mr. Pradipkumar Nandlal Dhoot, and corporate guarantee of VIL Pari passu charge on current assets of Videocon d2h, both present and future.

Lender	Description	Amount outstanding as of September 30, 2014 (Rs. million)	Repayment/Tenor	Security
	Term loan agreement dated February 25, 2013, for a term loan facility of Rs.1,000 million	958.25	24 unequal quarterly instalments commencing on April 1, 2015, after a moratorium of 27 months from the date of first disbursement	First charge ranking pari passu on all movable and immovable assets of Videocon d2h (both present and future).
				Charge in favor of all term lenders on the Debt Service Reserve Account (“DSRA”) equivalent to one quarter of debt servicing.
				Assignment of all government authorization, licenses, contracts relating to transponder capacity etc.;
				Assignment of insurance policies; Assignment of the rights of Videocon d2h under the DTH license;
				Charge in favour of all term lenders on the escrow and debt service reserve accounts of Videocon d2h.
				Personal guarantees of Mr. Venugopal Nandlal Dhoot and Mr. Pradipkumar Nandlal Dhoot; and corporate guarantees of Solitaire Appliances Private Limited (“Solitaire”), Greenfield Appliances Private Limited (“Greenfield”) and Platinum Appliances Private Limited (“Platinum”).

Lender	Description	Amount outstanding as of September 30, 2014 (Rs. million)	Repayment/Tenor	Security
IDBI Bank Limited	Sanction letter dated June 6, 2009 and term loan agreement dated July 31, 2009 for term loan facility of Rs.3,600 million	570.00	Four years or 16 quarterly installments. The last date of drawal was March 31, 2011.	First mortgage and charge of all immovable properties, both present and future of Videocon d2h;
				First charge by way of hypothecation of the Videocon d2h’s entire movables, including movable machinery, machinery spares, tools and accessories, present and future;
				Charge on the escrow and debt service coverage accounts;
				Assignment by Videocon d2h by way of first charge of (i) the contracts relating to transponder capacity to be in line with the assignment agreement in favour of Central Bank of India in relation to the Central Bank of India term loan; and (ii) all contracts, government authorizations, licenses, and insurance policies; and
				Irrevocable and unconditional guarantee from Mr. Venugopal Nandlal Dhoot and Mr. Pradipkumar Nandlal Dhoot and corporate guarantee of VIL

Lender	Description	Amount outstanding as of September 30, 2014 (Rs. million)	Repayment/Tenor	Security
	Sanction letters dated January 3, 2014, and rupee loan agreement dated January 7, 2014 for a rupee term loan facility of Rs.3,000 million	3,000.00	24 unequal quarterly installments commencing from April 1, 2015, after a moratorium of 15 months from the date of first disbursement	First charge ranking pari passu on all movable and immovable assets of Videocon d2h (both present and future). Charge in favor of all term lenders on the DSRA equivalent to one quarter of debt servicing. Assignment of the rights of Videocon d2h under the DTH License;
	Sanction letter dated December 20, 2012, and loan agreement dated January 10, 2013 for a term loan facility of Rs.1,750 million	1700.00		Charge in favour of all term lenders on the escrow account of Videocon d2h.
				Personal guarantees of Mr. Venugopal Nandlal Dhoot and Mr. Pradipkumar Nandlal Dhoot; and corporate guarantees of Solitaire, Greenfield and Platinum.
Bank of Baroda	Sanction letters dated April 26, 2010, September 20, 2010 and March 5, 2013 for term loan facility of Rs.1,000 million (“Term Loan I”)	258.30	Term Loan I: 60 months including 12 months moratorium period from the date of first disbursement and a repayment period of 48 months. Repayment in 16 quarterly structured installments.	Term Loan I and Term Loan II: First charge on the entire immoveable and moveable fixed assets and current assets of Videocon d2h, present and future on pari passu basis;
				Assignment of all contracts, all government authorizations, licenses and insurance policies of Videocon d2h in favour of all the lenders;
				Charge in favour of all term lenders on the escrow account of Videocon d2h;

Lender	Description	Amount outstanding as of September 30, 2014 (Rs. million)	Repayment/Tenor	Security
	Sanction letter dated March 5, 2013 for a term loan facilities of Rs.2,000 million (“Term Loan II”)	2,000.00	Term Loan II: 24 unequal quarterly installments commencing on April 1, 2015, after a moratorium of 27 months from the date of first disbursement.	Charge in favor of all term lenders on the DSRA equivalent to one quarter of debt servicing with a proviso that in case of shortfall in DSRA, the same will be topped up by VIL.
				The term loan is additionally secured by personal guarantees issued by Mr. Venugopal Nandlal Dhoot and Mr. Pradipkumar Nandlal Dhoot,
				Term Loan I: Corporate guarantee issued by VIL; Term Loan II: Corporate guarantees issued by Greenfield, Solitaire and Platinum.
Canara Bank	Sanction letter dated March 7, 2013 for a rupee term loan facility of Rs.1,750 million	1,700.00	24 structured quarterly installments, commencing after 24 months from the date of first disbursement	First charge ranking pari passu on all movable and immovable assets of Videocon d2h (both present and future).
				Charge in favor of all term lenders on the DSRA equivalent to one quarter of debt servicing.
				Charge in favour of all term lenders on the escrow account of Videocon d2h.
				Assignment of the rights of Videocon d2h under the DTH License;
				Personal guarantees of Mr. Venugopal Nandlal Dhoot and Mr. Pradipkumar Nandlal Dhoot; and corporate guarantees of Solitaire, Greenfield and Platinum.

Lender	Description	Amount outstanding as of September 30, 2014 (Rs. million)	Repayment/Tenor	Security
Bank of India	Sanction letter dated March 16, 2013 and term loan facility agreement dated March 21, 2013, for term loan facilities of Rs.1,500 million	1,500.00	24 quarterly ballooning installments starting after a moratorium period of two years and three months from the date of first disbursement.	First charge ranking pari passu on all movable and immovable assets of Videocon d2h (both present and future).
				Charge in favor of all term lenders on the DSRA equivalent to one quarter of debt servicing.
				Charge in favour of all term lenders on the escrow and debt service reserve accounts of Videocon d2h.
				Assignment of the rights of Videocon d2h under the DTH License;
				Personal guarantees of Mr. Venugopal Nandlal Dhoot and Mr. Pradipkumar Nandlal Dhoot; and corporate guarantees of Solitaire, Greenfield and Platinum.

Lender	Description	Amount outstanding as of September 30, 2014 (Rs. million)	Repayment/Tenor	Security
Union Bank	Sanction letter dated April 3, 2013 and term loan agreement dated April 5, 2013 for term loan facilities of Rs.1,500 million	1,500.00	24 unequal quarterly installments commencing after 27 months from the date of first disbursement	First charge ranking pari passu on all movable and immovable assets of Videocon d2h (both present and future).
				Charge in favor of all term lenders on the DSRA equivalent to one quarter of debt servicing.
				Assignment of the rights of Videocon d2h under the DTH License;
				Charge in favour of all term lenders on the escrow and debt service reserve accounts of Videocon d2h.
				Personal guarantees of Mr. Venugopal Nandlal Dhoot and Mr. Pradipkumar Nandlal Dhoot; and corporate guarantees of Solitaire, Greenfield and Platinum.

Lender	Description	Amount outstanding as of September 30, 2014 (Rs. million)	Repayment/Tenor	Security
United Bank of India	Sanction letter dated May 11, 2013 and term loan agreement dated May 14, 2013 for term loan facility of Rs.1,500 million	1,500.00	24 unequal quarterly installments commencing after 27 months from the date of first disbursement	First charge ranking pari passu on all movable and immovable assets of Videocon d2h (both present and future).
				Charge in favor of all term lenders on the DSRA equivalent to one quarter of debt servicing.
				Assignment of the rights of Videocon d2h under the DTH License;
				Charge in favour of all term lenders on the escrow account of Videocon d2h.
				Personal guarantees of Mr. Venugopal Nandlal Dhoot and Mr. Pradipkumar Nandlal Dhoot; and corporate guarantees of Solitaire, Greenfield and Platinum.

Lender	Description	Amount outstanding as of September 30, 2014 (Rs. million)	Repayment/Tenor	Security
Bank of Maharashtra	Sanction letter dated May 11, 2013 and agreement for term loan dated May 13, 2012 for term loan facility of Rs.1,000 million	1,000.00	24 unequal quarterly installments commencing after 27 months from the date of first disbursement	First charge ranking pari passu on all movable and immovable assets of Videocon d2h (both present and future).
				Charge in favor of all term lenders on the DSRA equivalent to one quarter of debt servicing.
				Assignment of the rights of Videocon d2h under the DTH License;
				Charge in favour of all term lenders on the escrow account of Videocon d2h.
				Personal guarantees of Mr. Venugopal Nandlal Dhoot and Mr. Pradipkumar Nandlal Dhoot; and corporate guarantees of Solitaire, Greenfield and Platinum.
ICICI Bank Limited (arranger), IDBI Trusteeship Services Limited (security trustee), Canara Bank, Karur Vysya Bank, Dena Bank, Jammu and Kashmir Bank, Syndicate Bank, Oriental Bank of Commerce and Bank of India	Syndicate term loan facility agreement dated December 20, 2010 for a term loan of Rs.10,000 million entered between ICICI Bank Limited (arranger), IDBI Trusteeship Services Limited (agent), Canara Bank, Karur Vysya Bank, Dena Bank, Jammu and Kashmir Bank and Syndicate Bank. This includes:	9475.00	78 months after the first utilization date under the facility agreement	Charge over the entire movable assets of Videocon d2h (except any intellectual property), including all rights, title and interest of Videocon d2h, both present and future;
				Charge on the entire immoveable assets of Videocon d2h including all rights, title and interest, both present and future;

Lender	Description	Amount outstanding as of September 30, 2014 (Rs. million)	Repayment/Tenor	Security
	• Rs.3,000 million from ICICI Bank;			Charge over the escrow account maintained by Videocon d2h under the facility agreement for the purposes of depositing all monies received from the subscribers of Videocon d2h;
• Rs.2,000 million from Canara Bank*;
• Rs.1,000 million from Dena Bank**;
• Rs.500 million from Karur Vysya Bankˆ;
• Rs.1,000 million from Syndicate Bankˆˆ;
• Rs.1,000 million from Jammu and Kashmir Bank***
• Rs.1,000 million from Oriental Bank of Commerceˆˆˆ
• Rs.500 million from Bank of India****

*	pursuant to deed of accession dated September 9, 2011 and sanction letter dated August 17, 2011
ˆ	pursuant to deed of accession dated August 18, 2011 and sanction letter dated May 24, 2011
**	pursuant to deed of accession dated February 8, 2012 and sanction letter dated January 31, 2012
ˆˆ	pursuant to deed of accession dated December 2, 2011 and sanction letter dated October 28, 2011
***	pursuant to deed of accession dated November 29, 2011 and sanction letter dated November 3, 2011
ˆˆˆ	pursuant to deed of accession dated June 14, 2012 and sanction letter dated May 30, 2012
****	pursuant to deed of accession dated July 16, 2012 and sanction letters dated July 11, 2012 and March 16, 2013

Lender	Description	Amount outstanding as of September 30, 2014 (Rs. million)	Repayment/Tenor	Security
Yes Bank Limited	Sanction letter dated June 28, 2014 and deed of hypothecation dated June 28, 2014, for a term loan of Rs.2,750 million and line of credit facility of Rs.250 million (including sub-limits of letter of credit — sight, letter of undertaking and cash credit)	2750.00	Repayable in nine increasing instalments starting from June 30, 2015	Subservient charge on all moveable assets including moveable fixed assets of Videocon d2h;
				Personal guarantees of Mr. Venugopal Nandlal Dhoot and Mr. Saurabh Pradipkumar Dhoot;
				Pledge over 1.25 million equity shares of VIL;
				Pledge of shareholding in Videocon d2h worth Rs.500.00 million;
				Exclusive charge over immovable property situateed at Malad, Mumbai.

Videocon d2h’s secured financing arrangements contain various restrictive covenants which require Videocon d2h to obtain the prior written consent of its lender(s) for undertaking, among others, the following activities:

•	effecting any change in the capital structure;
•	formulating any scheme of amalgamation or reconstruction;
•	undertaking any new project or expansion, unless the expenditure of such expansion is covered by Videocon d2h’s net cash accrual after providing for dividend, investment or from long term funds received from financing such new projects or expansion;
•	making any investments by way of deposits, loans or in share capital of any other concerns (including any subsidiaries) except investments in the usual course of business or advances to employees;
•	entering into borrowing arrangements, either secured or unsecured with any other banks, financial institutions or companies or otherwise;
•	undertaking guarantee obligations on behalf of any other company and declaring dividends for any year except out of profits relating to that year and with the specific approval of the lender(s);
•	issuing any debentures, raising any loans, accepting deposits from the public, issuing equity or preference capital or creating any charge on its assets or giving any guarantee;
•	creating any subsidiary or permitting any company to become its subsidiary;
•	selling, granting, leasing, transferring, or otherwise disposing of its assets except for such transfers, sales made in the ordinary course of business or permitted disposals which have a cumulative value per financial year not exceeding Rs.500 million;
•	changing our financial year;
•	making any investment or acquisition in excess of Rs.1,000 million in any financial year;
•	amend the Memorandum of Association and Articles of Association of Videocon d2h; and

•	effecting any change in the composition of its board of directors or its management, or the appointment/re-appointment or removal of its managing director or another person holding substantial management powers.

Further, under the terms of certain of Videocon d2h’s secured financing arrangements, it is comply with the following financial covenants:

•	maintain a total debt to promoter contribution ratio of 2.00; and
•	maintain a fixed assets coverage ratio of 1.00.

Post September 30, 2014, Videocon d2h has incurred additional secured borrowings of Rs.5000 million and as of February 28, 2015, Videocon d2h has an aggregate outstanding secured indebtedness of Rs.32019.35 million from banks and financials institutions.

B. Details of Unsecured Borrowings of Videocon d2h

Set forth below is a summary of our unsecured borrowings as of September 30, 2014.

No.	Name of Lender	Description of Documentation	Amount outstanding as of September 30, 2014 (Rs. million)	Repayment/Tenor	Significant Covenants
1.	IDBI Bank Limited	Working capital facility of Rs.1,000 million pursuant to sanction letters dated April 30, 2011, July 12, 2011, and March 20, 2014 and a working capital facility agreement dated July 27, 2011	996.18	Valid until March 2015	During the currency of the IDBI working capital facility, Videocon d2hs hall not without the prior permission in writing of IDBI:
					• Effect any change in Videocon d2h’s capital structure;
					• Formulate any scheme of amalgamation or reconstruction;
					• Implement any scheme of expansion or diversification or modernization other than incurring routine capital expenditure;

No.	Name of Lender	Description of Documentation	Amount outstanding as of September 30, 2014 (Rs. million)	Repayment/Tenor	Significant Covenants

•

Make any corporate investment or investment by way of share capital or debenture or lend or advance funds to or place deposit with any other concern, except give normal trade credit, place on security deposits in the normal course of business or make advances to employees, provided that Videocon d2h may make such investments by way of deposit or advance that are required statutorily under the existing laws, rules or regulations issued from time to time;

					• Undertake guarantee obligations on behalf of any third party or any other company.
		Line of credit of Rs.500 million pursuant to sanction letter dated March 20, 2014	230.57	Valid for a period up to 90 days	In the event payment against the discounted bills is delayed for a period of 30 days from the due date of payment, IDBI Bank at its discretion has the right to suspend the line of credit.

Additionally, Videocon d2h has also availed an unsecured loan from VIL at an annual interest rate of the prevailing prime lending rate of the State Bank of India less 2%. The outstanding amount against such unsecured loan was Rs.2,250.00 million, as on September 30, 2014.

MANAGEMENT AFTER THE TRANSACTION

Directors and Executive Officers of Videocon d2h

The following table sets forth information regarding the directors and executive officers of Videocon d2h upon completion of the Transaction.

Name	Age	Position/Title
Directors:
Saurabh Pradipkumar Dhoot	30	Executive Director
Shivratan Jeetmal Taparia	69	Independent Director
Pradeep Ramwilas Rathi	61	Independent Director
Nabankur Gupta	65	Independent Director
Karunchandra Srivastava	71	Independent Director
Harry E. Sloan	64	Independent Director
Jeff Sagansky	62	Independent Director
Executive Officers(1):
Anil Khera	54	Chief Executive Officer
Rohit Jain	39	Deputy Chief Executive Officer
Himanshu Patil	49	Chief Operating Officer
Avanti Kumar Kanthaliya	43	Chief Financial Officer
Siddharth Kabra	36	Vice President – Sales

Notes: (1) Other than directors who are also executive officers.

Unless otherwise indicated, the business address of each director and executive officer is 1st Floor, Techweb Centre, New Link Road, Oshiwara Jogeshwari (West), Mumbai 400 102, Maharashtra, India.

A description of the business experience and present position of each director and executive officer is provided below:

Directors

Saurabh Pradipkumar Dhoot, 30, is an Executive Director of Videocon d2h. He has served on the board of directors of Videocon d2h since January 31, 2007 and was appointed as an Executive Director on October 5, 2012 for a term of five years. Mr. Dhoot is also a director of two major shareholders of Videocon d2h, Synergy Appliances Private Limited and Solitaire Appliances Private Limited. He has more than seven years of experience in the field of mergers and acquisitions, finance, investor relations and corporate communications. Mr. Dhoot holds a bachelor’s degree in engineering from the Imperial College in the United Kingdom.

Shivratan Jeetmal Taparia, 69, is an Independent Director of Videocon d2h and has served on the board of directors of Videocon d2h since October 11, 2012. He has more than 37 years of experience in the field of project management, production, finance, marketing and planning. Mr. Taparia also sits on the board of directors of The Supreme Industries Limited, one of the suppliers of some accessories for multi-dwelling units to Videocon d2h. Transaction amounts between Videocon d2h and the Supreme Industries Limited were Rs.2.62 million, Rs.0.50 million for fiscal years 2013 and 2014 respectively, and Rs.0.52 million for the interim period ended September 30, 2014. Mr. Taparia holds a bachelor’s degree in mechanical engineering from the University of Poona, India.

Pradeep Ramwilas Rathi, 61, is an Independent Director of Videocon d2h and has served on the board of directors of Videocon d2h since October 11, 2012. He has more than 34 years of experience in the field of finance and business. Mr. Rathi is the Managing Director of Sudarshan Chemical Industries Limited. He holds a master’s degree in chemical engineering from Massachusetts Institute of Technology and an MBA from Columbia University.

Nabankur Gupta, 66, is an Independent Director of Videocon d2h and has served on the board of directors of Videocon d2h since October 11, 2012. He has over three decades of experience in project management, marketing, sales, general management and business strategy. He was the first Indian to receive recognition by the Advertising Age International, New York, in 1995, with the title of “Marketing Superstar”. Currently, he is the Co-founder and Chairman of Blue Ocean Capital and Advisory Services Private Limited and the founder Chief Executive Officer of Nobby Brand Architects & Strategic Marketing Consultants. Mr. Gupta holds a bachelor’s degree in electrical and electronics engineering from Indian Institute of Technology, Delhi, India.

Karunchandra Srivastava, 70, is an Independent Director of Videocon d2h and has served on the board of directors of Videocon d2h since October 18, 2012. He is a senior retired civil servant of the Indian Administrative Services and has 38 years of experience in the field of governance and administration. Mr. Srivastava has held important positions with the Government of Maharashtra and the Government of India, including the Municipal Commissioner, Municipal Corporation of Greater Mumbai; Chairman, Second Maharashtra Finance Commission, Government of Maharashtra, Administrative Staff College Campus, Mumbai; Additional Chief Secretary (Home Department), Government of Maharashtra, Mantralaya, Mumbai; Metropolitan Commissioner, Mumbai Metropolitan Regional Development Authority, Mumbai; and Joint Development Commissioner, Small Scale Industries, Ministry of Industries, Government of India. Mr. Srivastava holds a bachelor’s and a master’s degree in arts from the University of Lucknow, India and a diploma in system management and development administration.

Harry E. Sloan, 64, has served as Silver Eagle’s Chairman and Chief Executive Officer since April 11, 2013 and will join Videocon d2h’s board of directors upon the closing of the Transaction. Mr. Sloan served as chairman and chief executive officer from February 2011 to January 2013 of Global Eagle Acquisition Corp., a blank check company which completed its business combination in which it purchased Row 44, Inc., or Row 44, and 86% of the shares of Advanced Inflight Alliance AG, or AIA, in January 2013, and he remains a director of the combined company, Global Eagle Entertainment Inc. (“GEE”). From October 2005 to August 2009, Mr. Sloan served as Chairman and Chief Executive Officer of Metro-Goldwyn-Mayer, Inc., or MGM, a motion picture, television, home entertainment, and theatrical production and distribution company, and thereafter continued as non-executive chairman until December 2010. He was appointed by a consortium comprised of private equity investors, Comcast Corporation and Sony Corporation of America one year after they agreed to acquire MGM through a leveraged buyout in September 2004. MGM filed for protection under Chapter 11 of the United States Bankruptcy Code in November 2010 pursuant to a pre-packaged plan of reorganization, which was confirmed by a federal bankruptcy court in December 2010. From 1990 to 2001, Mr. Sloan was Founder, Chairman and Chief Executive Officer of SBS Broadcasting, S.A., or SBS, a European broadcasting group, operating commercial television, premium pay channels, radio stations and related print businesses in Western and Central and Eastern Europe, which he founded in 1990 and continued as Executive Chairman until 2005. In 1999, SBS became the largest shareholder of Lions Gate Entertainment Corp., or Lions Gate, an independent motion picture and television production company. Mr. Sloan served as chairman of the board of Lions Gate from April 2004 to March 2005. From 1983 to 1989, Mr. Sloan was Co-Chairman of New World Entertainment Ltd., an independent motion picture and television production company. From January 2011 until December 2014, Mr. Sloan served on the board of Promotora de Informaciones, S.A., or PRISA, Spain’s largest media conglomerate which owns El Pais, the leading newspaper in the Spanish-speaking world, as well as pay television, radio and digital properties. He has served on the board of ZeniMax Media Inc., an independent producer of interactive gaming and web content, since 1999. Mr. Sloan was appointed by President Ronald Reagan in 1987 to the President’s Advisory Council on Trade and Policy Negotiations (ACTPN). He currently serves on the UCLA Anderson School of Management Board of Visitors and the Executive Board of UCLA Theatre, Film and Television. Mr. Sloan’s designation as chairman of the board of directors of Silver Eagle was based upon his extensive background and experience as an executive in the media and entertainment industries and his substantial experience in identifying and acquiring a wide variety of businesses. He received his Juris Doctor from Loyola Law School in 1976 and his Bachelor of Arts degree from the University of California, Los Angeles in 1971.

Jeff Sagansky, 62, has served as Silver Eagle’s President since April 11, 2013 and will join Videocon d2h’s board of directors upon the closing of the Transaction. Mr. Sagansky served as president from February 2011 to January 2013 of Global Eagle Acquisition Corp., and he is a director of GEE. Mr. Sagansky has served as Chairman of Hemisphere Film Capital, a private motion picture and television finance company, since 2008. From February 2009 to April 2011, he served as non-executive Chairman of RHI Entertainment, Inc., which develops, produces and distributes original made-for-television movies and miniseries. From January 2007 through December 2011, he served as Chairman of Elm Tree Partners, a private casino development company, and from September 2007 to February 2009, he served as Co-Chairman of Peace Arch Entertainment Group, Inc., or Peace Arch, a Canadian production and sales company. He also served as interim chief executive officer of Peace Arch from November 2007 to July 2008. From December 2002 to August 2003, he was Vice Chairman of Paxson Communications Corporation, a television network and stations group. From 1998 to 2002, Mr. Sagansky served as Chief Executive Officer of Paxson Communications Corporation. Prior to joining Paxson Communications Corporation, Mr. Sagansky was Co-President of Sony Pictures Entertainment, or SPE, a motion picture, television, and home entertainment production and distribution company which is a subsidiary of Sony Corporation of America, or SCA, from 1996 to 1998 where he was responsible for SPE’s strategic planning and worldwide television operations. Prior to his position with SPE, Mr. Sagansky served as executive vice president of SCA, which he joined in 1994. Prior to joining SCA, Mr. Sagansky was President of CBS Entertainment, a television network, from 1990 to 1994. Mr. Sagansky previously served as president of production and then president of TriStar Pictures, a motion picture and television production and distribution company, from 1985 to 1989. He is currently a director of Starz and Scripps Networks Interactive, Inc., two publicly traded media companies. Mr. Sagansky earned a Bachelor of Arts degree from Harvard College and a Masters in Business degree from Harvard Business School.

Executive Officers

Anil Khera, 54, is the Chief Executive Officer of Videocon d2h. He started his career with the Videocon Group in 1985 and joined Videocon d2h as the Chief Executive Officer on July 1, 2008. Mr. Khera is currently responsible for the overall supervision of the operations of Videocon d2h. He holds a bachelor’s degree in commerce and master’s degree in business administration (marketing) from the University of Mumbai, India.

Rohit Jain, 39, is the Deputy Chief Executive Officer of Videocon d2h. Mr. Jain is a qualified chartered accountant certified by the Institute of Chartered Accountants of India. He has 20 years of experience in the field of consulting, finance and business management and has worked at Price Waterhouse Coopers and Hewitt Associate (India) Private Limited. Mr. Jain joined Videocon d2h on June 1, 2010, and his present role is to conceptualize and implement the overall business and financial strategy of Videocon d2h. Mr. Jain is also responsible for the supervision of Videocon d2h’s human resources and other corporate functions. He holds a bachelor’s degree in Commerce from Delhi University.

Himanshu Patil, 49, is the Chief Operating Officer of Videocon d2h. He has over 26 years of experience in the field of marketing, operations and technology and has been associated with organizations such as Onida, Adina Electronics and Videocon Industries Limited in the past. Mr. Patil joined Videocon d2h on February 1, 2009 from Videocon Industries Limited, and his present role is to conceptualize and implement the overall operational and technology strategy of Videocon d2h. Mr. Patil holds a master’s degree in management studies from the University of Bombay.

Avanti Kumar Kanthaliya, 43, is the Chief Financial Officer of Videocon d2h. He is also a qualified cost and works accountant from the Institute of Cost and Works Accountants of India. Mr. Kanthaliya has also completed a four-month full-time residential management education programme at the Indian Institute of Management, Ahmedabad. He has over 20 years of experience in the field of finance and accounts management. Mr. Kanthaliya has been with the Videocon Group since 1996 and joined Videocon d2h on July 1, 2008. He currently heads the finance department of Videocon d2h and is responsible for developing and deploying Videocon d2h’s corporate financial policy in line with its strategy. Mr. Kanthaliya holds bachelor’s and master’s degrees in commerce from the Mohanlal Sukhadia University, India.

Siddharth Kabra, 36, is the Vice President — Sales of Videocon d2h. Mr. Kabra has over 14 years of experience in Sales and Marketing. He has been employed by the Videocon Group since 2000 (at Videocon Industries Limited and Techno Kart India Limited (formerly Next Retail India Limited), and he joined Videocon d2h on July 3, 2009 and currently supervises the sales department. Mr. Kabra’s role entails establishing the sales operations strategy of Videocon d2h. He holds a master’s degree in business administration from the Cardiff Business School, University of Wales, Wales.

Committees of the Board of Directors

Videocon d2h has established four committees under the board of directors: an audit committee; a stakeholder relationship committee; a nomination, remuneration and compensation committee; and a corporate social responsibility committee. Each committee’s members and functions are described below.

Audit Committee

Upon the closing of the Transaction, the Audit Committee of Videocon d2h will consist of Karunchandra Srivastava (Chairman), Shivratan Jeetmal Taparia, Pradeep Ramwilas Rathi and Jeff Sagansky. Each of the committee members satisfies the independence requirements of Rule 5605 of the Nasdaq Stock Market, Marketplace Rules and Rule 10A-3 of the Exchange Act. Videocon d2h’s board of directors has also determined that Karunchandra Srivastava qualifies as an audit committee financial expert within the meaning of the SEC rules. Videocon d2h’s audit committee oversees its accounting and financial reporting processes and the audits of the financial statements of Videocon d2h. The audit committee is responsible for overseeing, among other things:

•	the company’s accounting and financial reporting processes and the integrity of its financial statements;
•	the audits of the company’s financial statements and the appointment, compensation, qualifications, independence and performance of the company’s independent auditors;
•	the company’s compliance with legal and regulatory requirements; and
•	the performance of the company’s internal audit function, internal accounting controls, disclosure controls and procedures and internal control over financial reporting.

Stakeholder Relationship Committee

The Stakeholder Relationship Committee of Videocon d2h consists of Nabankur Gupta (Chairman); Karunchandra Srivastava; and Pradeep Ramwilas Rathi. The scope and functions of the Stakeholder Relationship Committee include, among other things, redressal of shareholders’ and investors’ complaints, including issues relating to:

•	not receiving declared dividends or financial statements as required under applicable law;
•	allotment of equity shares, approval of transfer or transmission of equity shares, debentures or any other securities; and
•	duplicate share certificates and new share certificates on split/consolidation/renewal of equity shares.

Nomination, Remuneration and Compensation Committee

The Nomination, Remuneration and Compensation Committee of Videocon d2h consists of Karunchandra Srivastava (Chairman), Nabankur Gupta, and Pradeep Ramwilas Rathi who satisfy the independence requirements of Rule 5605 of the Nasdaq Stock Market, Marketplace Rules. Videocon d2h’s Nomination, Remuneration and Compensation committee assists the board of directors in reviewing and approving the compensation structure of the directors and executive officers, including all forms of compensation to be provided to its directors and executive officers. Members of the Nomination, Remuneration and Compensation committee are not prohibited from direct involvement in determining their own compensation. The chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The Nomination, Remuneration and Compensation committee is responsible for, among other things:

•	formulation of the criteria for determining qualifications, characteristics and independence of a director and recommending to the board of directors a policy relating to the remuneration of the directors, executive officers and other employees;
•	formulation of criteria for evaluation of independent directors and the board of directors;
•	devising a policy on board diversity;
•	identifying persons who are qualified to become directors and who may be appointed in senior management in accordance with the selection criteria, and recommending to the board their appointment and removal;
•	consideration and recommendation of grant of employee stock options, if any, and administration and superintendence of the same;
•	determining/formulating the terms and conditions of the employee stock option scheme, including the number of options to be granted per employee, the exercise period, vesting period, procedure for making adjustments to the number of options in case of corporate actions, procedure for cashless exercise of options, and conditions for expiration or lapse of options; and
•	framing of suitable policies and systems to ensure that there is no violation by any employee of applicable laws.

Corporate Social Responsibility Committee

The Corporate Social Responsibility Committee of Videocon d2h consists of: Saurabh Pradipkumar Dhoot (Chairman), Nabankur Gupta, and Karunchandra Srivastava.

The Corporate Social Responsibility Committee is responsible for, among other things, the following:

•	formulating and recommending to the board a corporate social responsibility policy setting forth the activities to be undertaken by Videocon d2h in accordance with applicable laws;
•	recommending the amount of expenditures to be incurred in connection with such activities; and
•	monitoring the corporate social responsibility policy of Videocon d2h.

Code of Business Conduct and Ethics

The Code of Business Conduct and Ethics provides that Videocon d2h’s directors and officers are expected to avoid any action, position or interest that conflicts with the interests of Videocon d2h or gives the appearance of a conflict. Directors and officers have an obligation under the Code of Business Conduct and Ethics to advance Videocon d2h’s interests when the opportunity to do so arises.

Indemnification Agreements

Videocon d2h entered into indemnification agreements with each of its directors to indemnify them against certain liabilities and expenses arising from their being a director.

Employment Agreements with Executive Officers

Under the Contribution Agreement, one of the conditions to closing is that Videocon d2h enter into employment agreements with each of Saurabh Pradipkumar Dhoot, Anil Khera, Rohit Jain and Avanti Kumar Kanthaliya. Videocon d2h expects to enter into such agreements prior to the closing date.

Compensation of Directors and Executive Officers

For the period from April 1, 2013 to March 31, 2014, the aggregate amount of cash compensation paid to the Directors and Executive Officers of Videocon d2h was Rs.6.87 million, comprised of sitting fees for directors of Rs.0.45 million and salary for executive officers of Rs.36.42 million. For the fiscal year 2014, Anil Khera received as salary Rs. 10.11 million, Rohit Jain, Rs. 9.03 million, Avanti Kumar Kanthaliya Rs. 4.35 million and Himanshu Patil, Rs. 7.42 million, respectively.

Share Incentive Plans

Employees Stock Option Plan 2014

Videocon d2h, pursuant to resolutions passed by its board of directors and shareholders on June 23, 2014 and July 17, 2014, respectively, subject to the approval of the MIB, has adopted an employees’ stock option plan, called the Videocon d2h Employees Stock Option Scheme 2014 (“ESOP 2014”), effective from August 1, 2014.

Administration

The ESOP 2014 will be administered by the Nomination, Remuneration and Compensation Committee of Videocon d2h’s board and will be implemented by its Employees Welfare Trust.

Number of Shares Authorized for Grant

Under the ESOP 2014, a maximum of 4,000,000 options may be granted to eligible employees. A single eligible employee cannot be granted options in excess of 1.00% of the issued capital of Videocon d2h. Each option granted pursuant to the ESOP 2014 entitles the grantee to apply for one equity share.

Eligibility

Eligible employees include permanent employees and executive directors, other than (i) any employee who is a Promoter of Videocon d2h or belongs to the Promoter Group (as defined in the ESOP 2014); (ii) a director, who either by himself or through his relatives or through any body corporate, directly or indirectly, holds more than 10% of the outstanding equity shares of Videocon d2h; and (iii) an Independent Director of Videocon d2h.

Vesting Schedule

Level	Roles	Vesting Period
		18 months	24 months	30 months	36 months	48 months
CEO	Top Management	20%	10%	30%	25%	15%
M5	Top Management	30%	25%	25%	20%
M3/M4	Head of Departments	40%	30%	30%
M2	Circle/Sales Heads	50%	50%
M1	Junior Management	100%
F	Officer Cadre	100%

Pricing Formula

The exercise price will be provided to the employees at the time of grants of options to them and shall be the lower of Rs.50 or a price equivalent to 50% of the issue price determined pursuant to an initial public offering in India, if any.

To date, no options have been granted to any employees pursuant to the ESOP 2014.

Additionally, Videocon d2h shall adopt a stock option plan, in accordance with applicable law, granting Mr. Saurabh Dhoot stock options at closing which shall be exercisable, subject to the achievement of certain ADS price targets for a specified period following the closing, to receive 2,800,000 equity shares of Videocon d2h, equivalent to 700,000 Videocon d2h ADSs.

Employee Benefit Plans

Short term benefits

All employee benefits payable within twelve months of rendering the services are classified as short-term employee benefits. Benefits such as salaries, wages, and bonus, etc., are recognized in the Income Statement in the period in which the employee renders the related service. The amount recognized in the income statement for the fiscal year ended March 31, 2014 was Rs.864.28 million for all employees including the directors and executive officers.

Long term benefits

Provident Fund

In accordance with Indian law, all of Videocon d2h’s employees in India are entitled to receive benefits under the Employees’ Provident Fund Scheme, 1952, as amended, a retirement benefit scheme under which an equal amount of 12% of basic salary of an employee is contributed both by the employer and the employee in a fund with government/trust with the company. Videocon d2h makes a monthly deposit to a government fund and has contributed an aggregate of Rs.33.67 million for all employees (including management) in the fiscal year ended March 31, 2014.

Gratuity

In accordance with Indian law, Videocon d2h pays gratuity to its eligible employees in India. Under the gratuity plan, an employee is entitled to receive a gratuity payment on the termination of his or her employment if the employee has rendered continuous service to Videocon d2h for not less than five years, or if the termination of employment is due to death or disability. The present value of obligation under gratuity is determined based on actuarial valuation using the Projected Unit Credit Method, which recognizes each period of service as giving rise to an additional unit of employee benefit entitlement and measures each unit separately to build up the final obligation. For the fiscal year ended March 31, 2014, a provision of Rs.31.67 million was made for all employees (including management).

COMPARISON OF YOUR RIGHTS AS A HOLDER OF SILVER EAGLE
COMMON STOCK AND YOUR RIGHTS AS A POTENTIAL HOLDER OF
VIDEOCON D2H EQUITY SHARES OR VIDEOCON D2H ADSs

Videocon d2h is a company organized under the laws of India and is governed by Indian law, including the Indian Companies Act. As Videocon d2h is an Indian company, the rights of holders of Videocon d2h’s equity shares will be governed directly, and the rights of the holders of Videocon d2h’s ADSs, which will represent Videocon d2h’s equity shares will be governed indirectly, by Indian law and by Videocon d2h’s Memorandum and Articles of Association. See “Description of Videocon d2h Share Capital.” The rights of holders of Videocon d2h ADSs will be governed by New York law and the deposit agreement under which the Videocon d2h ADSs are issued and, accordingly, the rights of Videocon d2h ADSs different in certain respects from those of holders of Videocon d2h’s equity shares. See “Description of the American Depositary Shares” for a discussion of the deposit agreement and the rights of holders of Videocon d2h ADSs.” Silver Eagle is a Delaware corporation and is governed by the DGCL. The rights of Silver Eagle stockholders are governed by Delaware law, including the DGCL, and by Silver Eagle’s amended and restated certificate of incorporation and amended and restated bylaws. Further, it is expected that to the extent the Sponsor receives any bonus shares, such shares are expected to be deposited by the Sponsor into restricted ADSs. The rights of shareholders under Indian law and the rights of stockholders under Delaware law differ in certain respects. See “Description of Videocon d2h Share Capital” and “Description of the American Depositary Shares” for more information about Videocon d2h equity shares and Videocon d2h’s ADSs, respectively.

The following discussion of the material differences between the rights of holders of the Videocon d2h equity shares and holders of Silver Eagle common stock is only a summary and does not purport to be a complete description of these differences. The following discussion is qualified in its entirety by reference to Indian Law, including the Indian Companies Act and Delaware law, including the DGCL, as well as Videocon d2h’s Memorandum and Articles of Association and Silver Eagle’s amended and restated certificate of incorporation and amended and restated bylaws, currently in effect. For information on how you can obtain copies of these documents, see “Where You Can Find More Information.”

Silver Eagle	Videocon d2h
CORPORATE GOVERNANCE
Silver Eagle’s amended and restated certificate of incorporation, its amended and restated bylaws and Delaware law, including the DGCL, govern the rights of holders of Silver Eagle common stock.	Videocon d2h’s Memorandum of Association and Articles of Association, and applicable provisions of Indian law, including the Indian Companies Act, govern the rights of shareholders of Videocon d2h.
AUTHORIZED CAPITAL STOCK
Silver Eagle’s authorized capital stock currently consists of 400,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share. As of the record date, there were 40,625,000 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.	Videocon d2h’s current authorized share capital is Rs.5,000 million, divided into 500 million equity shares of face value Rs.10 per equity share. As of September 30, 2014, Videocon d2h’s issued share capital was Rs.2,420 million, divided into 242 million equity shares of face value Rs.10 per equity share.

Silver Eagle	Videocon d2h
VOTING RIGHTS. ACTION BY WRITTEN CONSENT. QUORUM
Voting Rights. Pursuant to the DGCL and Silver Eagle’s amended and restated certificate of incorporation, holders of common stock are entitled to one vote per share on all matters to be voted on by stockholders.	Voting Rights: In accordance with the Indian Companies Act and Videocon d2h’s Articles of Association, at a general meeting, upon a show of hands, every member holding shares and entitled to vote and present in person has one vote. Upon a poll, the voting rights of each shareholder entitled to vote and present in person or by proxy is in the same proportion as the capital paid up on each share held by such holder bears to Videocon d2h’s total paid up capital.

Under the deposit agreement, in the event that voting is conducted on a show of hands basis, the depository will refrain from voting and accordingly Videocon d2h ADSs may not be voted at the meeting, and any voting instructions provided by Videocon d2h ADS holders may lapse.
Action by Written Consent. Unless the certificate of incorporation of a Delaware corporation otherwise provides, the DGCL permits the stockholders of a Delaware corporation to act by written consent in lieu of an annual or special meeting of stockholders, provided that the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize such action at a meeting at which all shares entitled to vote thereon were present in person and voted. Silver Eagle’s amended and restated certificate of incorporation prohibits its stockholders from acting by written consent in lieu of a meeting of stockholders from and after the consummation of its initial public offering.	There is no concept of shareholder action without a meeting under Indian law.
Quorum. The DGCL and Silver Eagle’s amended and restated bylaws require that a quorum of stockholders be present in person or by proxy for the purpose of transacting business at any meeting of Silver Eagle’s stockholders. Silver Eagle’s amended and restated bylaws further provide that the holders of a majority of Silver Eagle’s capital stock issued and outstanding and entitled to vote must be present in person or by proxy to constitute a quorum. Accordingly, the holders of at least a majority of Silver Eagle’s common stock issued and outstanding must be present in person or by proxy for the transaction of business at any meeting of Silver Eagle’s stockholders.	Quorum: In accordance with the Indian Companies Act and Videocon d2h’s Articles of Association, five shareholders present in person will constitute a quorum for a general meeting. A shareholder may exercise his voting rights by proxy to be given in the form required by the Articles of Association of Videocon d2h. The instrument appointing a proxy is required to be lodged with Videocon d2h at least 48 hours before the time of the meeting or in the case of a poll, at least 24 hours before the time appointed for the taking of the poll. A proxy may not vote except on a poll and does not have a right to speak at meetings.

Silver Eagle	Videocon d2h
AMENDMENT TO THE CERTIFICATE OF INCORPORATION
Generally, under the DGCL, an amendment or restatement of Silver Eagle’s certificate of incorporation requires (i) the board of directors to adopt a resolution setting forth the proposed amendment or amendment and restatement and declaring its advisability and (ii) the holders of at least a majority of Silver Eagle’s common stock outstanding and entitled to vote thereon to adopt such amendment.	Under the Indian Companies Act, at the time of incorporation of a company, the relevant registrar of companies issues a certificate of incorporation in the name of such company. In the event of a change in name, or in the event the registered office of the company is shifted outside the jurisdiction of such registrar of companies, a new certificate of incorporation will be issued by the relevant registrar of companies. Both a change in the name of the company and a shift in the registered office to another state requires approval of the shareholders in a general meeting through a special resolution. At least 75% of the total votes cast must be in favor of the resolution.
Silver Eagle’s amended and restated certificate of incorporation further requires, prior to the consummation of a “business combination” as defined therein, the affirmative vote of at least 65% of the voting power of the then outstanding shares of Silver Eagle’s common stock, to amend Article IX of the amended and restated certificate of incorporation, which relates to:

•

the establishment and operation of and permitted disbursements from the trust account formed immediately after the closing of Silver Eagle’s initial public offering on behalf of shareholders for the purpose of effecting a business combination.

•

the right of Silver Eagle stockholders to exercise their option to cause Silver Eagle to redeem some or all of such holders’ shares before a “business combination” as defined in Silver Eagle’s restated certificate of incorporation is consummated, provided that on no account will such holder, together with his affiliate or group as defined by Section 13(d) of the Securities Act be permitted to redeem more than an aggregate of 10% of the outstanding common stock issued during Silver Eagle’s initial public offering.

Silver Eagle	Videocon d2h

•

the obligation of Silver Eagle to cease all operations other than winding up and to redeem Silver Eagle stockholders’ shares if a business combination is not effected within 21 months of the date of the closing of Silver Eagle’s initial public offering, or, if Silver Eagle has executed a letter of intent, agreement in principle or definitive agreement for an initial business combination prior to the date 21 months from the closing of its initial public offering, within 24 months after the closing of its initial public offering. The amended and restated certificate of incorporation additionally requires that if any amendment is made to this section that would affect the substance or timing of Silver Eagle’s obligation to redeem stockholders’ outstanding shares upon failure to timely consummate a business combination, Silver Eagle shall provide stockholders with the opportunity to redeem their shares upon the approval of any such amendment.

•

the requirement that the business or businesses targeted for a business combination have a fair market value of at least 80% of the proceeds held in the trust account, established immediately after the closing of Silver Eagle’s initial public offering.

•

the requirement that Silver Eagle not enter into transactions with other blank check companies, and receive a fairness opinion from an independent investment banking firm that is a member of the Financial Industry Regulatory Authority before entering into a transaction with an affiliate.

AMENDMENT TO THE BYLAWS
As permitted by the DGCL, Silver Eagle’s amended and restated certificate of incorporation authorizes a majority of Silver Eagle’s board to make, alter and repeal Silver Eagle’s bylaws. Silver Eagle’s stockholders also have the power to adopt, amend or repeal Silver Eagle’s bylaws by a majority vote of all of the then outstanding shares of capital stock of Silver Eagle entitled to vote.	Under the Indian Companies Act, subject to certain specified amendments that require the additional approvals of the central government, a company may make amendments to its articles of association with the approval of its shareholders in the general meeting through a special resolution. At least 75% of the total votes cast must be in favor of the resolution.

Silver Eagle	Videocon d2h
RIGHT TO DIVIDENDS AND TRUST ACCOUNT DISTRIBUTIONS
Dividends. The DGCL permits a Delaware corporation, by action of its board of directors, subject to any restrictions contained in the corporation’s certificate of incorporation, to declare and pay dividends out of “surplus” or, if there is no “surplus,” out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The DGCL defines “surplus” as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The “capital” of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. “Net assets” means, under the DGCL, total assets minus total liabilities. The DGCL also provides that if the capital of a Delaware corporation shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.	Under Indian law, a company pays dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting held each fiscal year. Subject to certain conditions prescribed under the Indian Companies Act, no dividend can be declared or paid by a company for any fiscal year except out of profits of the company for that year, calculated in accordance with the provisions of the Indian Companies Act or out of profits of the company for any previous fiscal year(s) as set forth in the Indian Companies Act. Further, in the absence of profits in any year, a company may declare dividends out of surplus, provided: (a) the rate of dividend declared shall not exceed the average of the rates at which a dividend was declared by the company in the three years immediately preceding that year; (b) the total amount to be drawn from such accumulated profits shall not exceed one-tenth of the sum of its paid up share capital and free reserves as per the latest audited balance sheet; (c) the amount so drawn shall be first utilized to set off the losses incurred in the financial year in which the dividend is declared before any dividend in respect of equity shares is declared; (d) the balance of reserves after such withdrawal shall not fall below 15% of its paid up share capital as per the latest audited balance sheet of the company; and (e) no company shall declare a dividend unless carried over previous losses and depreciation not provided in previous years are set off against profit of the company of the current year.

Pursuant to the Articles of Association of Videocon d2h, the amount of dividends approved by Videocon d2h’s shareholders cannot exceed the amount recommended by Videocon d2h’s board of directors. In addition, Videocon d2h’s board of directors may pay interim dividends as appear to it to be justified by the profits of Videocon d2h, subject to the requirements of the Indian Companies Act.
Silver Eagle’s amended and restated bylaws provide that dividends upon the capital stock of Silver Eagle may be declared by the board of directors from time to time, subject to the provisions of Silver Eagle’s amended and restated certificate of incorporation. Silver Eagle’s amended and restated certificate of incorporation contains no limitation on the declaration and payment of dividends. Silver Eagle’s amended and restated bylaws provide that dividends may be paid in cash, in property, or in shares of capital stock, subject to the provisions of the certificate of incorporation.

Silver Eagle	Videocon d2h
Trust Account. Pursuant to Silver Eagle’s amended and restated certificate of incorporation and the trust agreement between Silver Eagle and Continental Stock Transfer and Trust Company, the holders of shares of Silver Eagle’s common stock are entitled to receive distributions from the trust account established in connection with Silver Eagle’s IPO only in the event of a dissolution of Silver Eagle and a liquidation of the trust account in accordance with the terms of such trust agreement, or in the event such stockholder exercises its redemption rights through the procedures described in this proxy statement/prospectus. In no other circumstances will any stockholder have any right or interest of any kind in or to the trust account. Each of Silver Eagle’s founders and permitted transferees has waived his right to receive liquidating distributions from the trust account with respect to his founders’ shares, but is entitled to redemption rights with respect to any public shares owned.
REDEMPTION RIGHTS
Pursuant to Silver Eagle’s amended and restated certificate of incorporation, no later than two days prior to the consummation of a proposed business combination, each holder of shares of Silver Eagle common stock who validly elects to exercise his stockholder’s redemption rights will have the right, if such business combination is approved and consummated, to cause the redemption of some or all of such holder’s shares of common stock in exchange for payment of a cash amount per share (calculated two business days prior to the proposed completion of such business combination) equal to the aggregate amount then on deposit in the trust account, including interest, less franchise fees and income taxes payable, divided by the number of then outstanding public shares, subject to the limitations described in the amended and restated certificate of incorporation. Payment of the amounts necessary to satisfy the redemption rights of the holders of all shares who have duly exercised such rights shall be made as promptly as practicable following the completion of the business combination. Each of Silver Eagle’s founders and permitted transferees has waived his right to cause the redemption of his founders’ shares.	A company may reduce its capital in accordance with the Indian Companies Act by way of a share buy-back out of its free reserves or securities premium account or the proceeds of any shares or other specified securities (other than the kind of shares or other specified securities proposed to be bought back) subject to certain conditions, including, (i) the buy-back must be authorized by the company’s articles of association; (ii) the buy-back is limited to 25% of the company’s total paid up capital and free reserves; and (iii) the ratio of debt owed is not more than twice the paid-up capital and free reserves after such buy-back, provided, that no buy-back shall be made within 365 days from the date of any previous buy-back. If such buy-back constitutes more than 10% of the total paid-up equity capital and free reserves of the company, it must be authorized by a special resolution of the company at a general meeting. Videocon d2h’s Articles of Association permit Videocon d2h to buy back its equity shares.

Silver Eagle	Videocon d2h
Any equity shares which have been bought back by Videocon d2h must be cancelled within seven days. Further, Videocon d2h will not be permitted to buy back any securities for a period of one year or to issue new securities for six months except by way of a bonus issue or in discharge of Videocon d2h’s existing obligations such as conversion of warrants, stock option schemes, sweat equity or conversion of preference shares or debentures into equity.
APPRAISAL RIGHTS
The DGCL provides that the stockholders of a Delaware corporation involved in a merger, other than the merger of a wholly owned subsidiary of the corporation with and into the corporation or a holding company merger pursuant to Section 251(g) of the DGCL, and other than a merger involving a corporation that is listed on a national securities exchange or held of record by more than 2,000 stockholders, whose stockholders receive in such merger (i) shares of the resulting or surviving corporation or depository receipts in respect thereof, (ii) shares of any other corporation or depository receipts in respect thereof, which shares or depository receipts are listed on a national securities exchange or held of record by more than 2,000 stockholders, (iii) cash in lieu of fractional shares or (iv) a combination of shares of stock, depository receipts and cash described in clauses (i) through (iii), have the right to seek a judicial determination of the fair value of their shares, taking into account all relevant factors, but exclusive of any element of value arising from the accomplishment or expectation of such merger, together with interest, if any, to be paid on the amount determined to be fair value. A stockholder seeking to exercise its rights to a judicial determination of the fair value of its shares in such a merger must follow the procedures set forth in Section 262 of the DGCL.	There is no concept of appraisal rights under Indian law.
PREEMPTIVE RIGHTS
Under the DGCL, “preemptive” rights to subscribe to an additional issue of capital stock or to any security convertible into such capital stock must be expressly granted by the certificate of incorporation to a stockholder. Silver Eagle’s amended and restated certificate of incorporation does not expressly grant any of its stockholders “preemptive” rights.	Subject to the provisions of the Indian Companies Act, Videocon d2h may increase its share capital by issuing new shares on such terms and with such rights as it, by action of its shareholders in a general meeting, may determine. According to Section 62(1)(a) of the Indian Companies Act, such new shares shall be offered to existing shareholders in proportion to the amount paid upon those shares at that date. The offer is deemed to include a right exercisable by the person concerned to renounce the shares offered to him in favor of any other person.

Silver Eagle	Videocon d2h
Under the provisions of Section 62(1)(c) of the Indian Companies Act, new shares may be offered to any persons whether or not those persons include existing shareholders, either for cash or for consideration other than cash, if the price of such shares is determined by the valuation report of a registered valuer subject to certain prescribed conditions and procedures, if a special resolution to that effect is passed by Videocon d2h’s shareholders in a general meeting.
ATTENDANCE AND VOTING AT MEETINGS OF STOCKHOLDERS
Pursuant to Silver Eagle’s amended and restated bylaws, every stockholder of record as of the applicable record date has the right to notice of and to vote, in person or by proxy, at any stockholders’ meeting.	In accordance with the Indian Companies Act and the Articles of Association of Videocon d2h, every shareholder has the right to notice of and to vote, in person or by proxy, at any general meeting of shareholders.
SPECIAL MEETINGS OF STOCKHOLDERS
Silver Eagle’s amended and restated certificate of incorporation provides that special meetings of Silver Eagle stockholders may be called only by:	Videocon d2h must convene its annual general meeting within six months of the end of each financial year and must ensure that the intervening period between two annual general meetings does not exceed 15 months. The Registrar of Companies may extend this period in special circumstances, but not exceeding three months, at the request of Videocon d2h. Extraordinary general meetings may be convened at any time by Videocon d2h’s board of directors at their discretion or at the request of the shareholders holding in the aggregate not less than 10% of the paid-up capital of Videocon d2h.
• the chairman of the board;
• the chief executive officer; or
• a resolution adopted by a majority of the board
Stockholders do not have the right to call a special meeting.

Silver Eagle	Videocon d2h
STOCKHOLDER PROPOSALS AND NOMINATIONS
Stockholder Proposals. Silver Eagle’s amended and restated bylaws provide that business may be transacted at an annual meeting of stockholders only if such business is (i) specified in the notice of the annual meeting given by or at the direction of the board of directors or a committee of the board of directors, (ii) otherwise brought before the annual meeting by or at the direction of the board of directors or a committee of the board of directors, or (iii) brought before the meeting by a Silver Eagle stockholder who is a stockholder of record on the date of the giving of notice of the annual meeting to Silver Eagle stockholders and on the record date for the determination of Silver Eagle stockholders entitled to vote at such annual meeting and who complies with the procedures described below. Silver Eagle’s amended and restated bylaws provide that a stockholder submitting proposed business to be considered at an annual meeting of Silver Eagle’s stockholders must deliver a written notice to Silver Eagle’s secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders. The notice must set forth as to each matter such stockholder proposes to bring before the annual meeting:	Shareholder requisition: Extraordinary general meetings may be convened at any time by Videocon d2h’s board of directors at their discretion or at the request of the shareholders holding in the aggregate not less than 10% of the paid-up capital of Videocon d2h. The shareholders may requisition an extraordinary general meeting by providing such requisitions in writing or electronically at least clear 21 days prior to the proposed date of the meeting. The notice shall specify the place, date, day and hour of the meeting and contain the business to be transacted at the meeting and should be signed by all of the requisitionists or by a duly authorized representative.

Director Nomination:  In accordance with the Indian Companies Act and the Articles of Association of Videocon d2h, every director will be appointed by the shareholders at a general meeting. The board of directors of Videocon d2h may appoint an additional director on the board of directors at any time who will hold office up to the date of the next annual general meeting or the last date on which the annual general meeting should have been held, whichever is earlier. Every person proposed to be appointed as a director by the company shall furnish his Director Identification Number (obtained in accordance with the provisions of the Indian Companies Act), a declaration that he is not disqualified under the Indian Companies Act to become a director and must give consent to hold office as a director.

In case of appointment of an independent director, the explanatory statement for such appointment annexed to the notice for the general meeting should include a statement that in the opinion of the board of directors of Videocon d2h he fulfils the conditions specified in the Indian Companies Act for appointment as an independent director.
• a brief description of the business the stockholder desires to bring before the annual meeting and the reasons for conducting such business at the annual meeting;
• the name and record address of such stockholder of record and beneficial owner (if any);
• the class or series and number of shares of capital stock of Silver Eagle which such stockholder owns, beneficially or of record;

•

a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by the proposing stockholder and any material interest of such stockholder in such business; and

• a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting.

Silver Eagle	Videocon d2h
Director Nominations. Silver Eagle’s amended and restated bylaws provide that persons may be nominated for election as directors of Silver Eagle at an annual meeting of stockholders or a special meeting of stockholders called for the purpose of electing directors only (i) by or at the direction of the board of directors or (ii) by a Silver Eagle stockholder who is a stockholder of record on the date of the giving of notice of the meeting to Silver Eagle stockholders and on the record date for the determination of Silver Eagle stockholders entitled to vote at such meeting and who complies with the procedures described below. Silver Eagle’s amended and restated bylaws provide that a stockholder making a nomination of a person for election to the board of directors at an annual meeting of stockholders or a special meeting of stockholders called for the purpose of electing directors must deliver written notice to Silver Eagle’s secretary no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting of stockholders, or the close of business on the 10th day following the day on which public announcement of the date of the annual meeting was first made by Silver Eagle, or, in the case of a special meeting of stockholders, not later than the 10th day following the day on which public notice of the date of the special meeting of stockholders was first made, whichever occurs first, in the case of a special meeting of stockholders called for the purpose of electing directors. In addition, any stockholder desiring to nominate any person for election as director must deliver a notice that sets forth (a) as to each person whom the stockholder proposes to nominate for election as a director:
• the name, age, business address and residence address of the person;
• the person’s principal occupation or employment;
• the class or series and number of shares of capital stock of Silver Eagle which such the person owns beneficially or of record; and

Silver Eagle	Videocon d2h

•

any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;

and (b) as to the stockholder giving notice of the proposed nomination of a director:
• the name and record address of the stockholder;
• the class or series and number of shares of Silver Eagle’s capital stock which are beneficially owned or owned of record by the stockholder;

•

a description of all arrangements or understandings between such stockholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder;

• a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•

any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder.

The stockholder’s notice must be acco‘mpanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

Silver Eagle	Videocon d2h
STOCKHOLDER SUITS
Under Delaware law, stockholders may bring derivative actions on behalf of the corporation to enforce certain rights of the corporation. Prior to bringing an action, a stockholder plaintiff must make a demand on the directors of the corporation to assert the claim, and may only bring an action if the stockholder’s demand is wrongfully refused, unless the stockholder plaintiff is able to show, and alleges in the complaint, that making such a demand would be futile. In order to maintain a derivative suit, a person must have been a stockholder at the time of the transaction that is the subject of the suit and must also generally maintain its status as a stockholder throughout the duration of the suit. In certain cases, class action lawsuits are also available to stockholders.	Under the Indian Companies Act, shareholders holding not less than one-tenth of the issued shareholder capital, shareholders representing not less than one-tenth of the total number of members or one hundred members, provided that they have paid all calls and other sums due on their shares, have the right to request the National Company Law Tribunal (or the authority notified as competent in this regard), for an order or injunction as to the taking or not taking of an action by the company on the following grounds of oppression or mismanagement: (i) that the company’s affairs are being conducted in a manner prejudicial to public interest, in a manner oppressive to any member or members or in a manner prejudicial to the interests of the company; and (ii) that a material change has taken place in the management or control of the company, whether by a change in the board of directors or management or in the ownership of the company’s shares, and by reason of such change it is likely that the affairs of the company will be conducted in a manner prejudicial to public interest or in a manner prejudicial to the interests of the company.
RIGHTS OF INSPECTION
Under the DGCL, stockholders have the right to inspect during normal business hours the corporation’s stock ledger, a list of the corporation’s stockholders, and other books and records of the corporation, after making a written demand complying with the form and manner requirements of Section 220 of the DGCL for a proper purpose reasonably related to the person’s interest as a stockholder.	In accordance with the Indian Companies Act and the Articles of Association of Videocon d2h, the statutory registers (register of charges, register of members, register of debenture holders, register of any other security holders, the register and index of beneficial owners and annual return, register of loans, guarantees, security and acquisitions, register of investments not held in its own name and register of contracts and arrangements) and copies of annual returns shall be open for inspection from 11:00 a.m. to 1:00 p.m. on all working days, other than Saturdays, at the registered office of Videocon d2h by the persons entitled thereto on payment, where required, of such fees as may be fixed by the board of directors.
The DGCL requires the officer who has the charge of the corporation’s stock ledger to prepare and make, at least 10 days before every meeting of stockholders, a complete list of stockholders entitled to vote at such meeting. The DGCL requires that this list (i) be open to the examination of any stockholder of the corporation for any purpose germane to the meeting for at least 10 days prior to the meeting during ordinary business hours at the principal place of business of the corporation, and (ii) be available for inspection by any stockholder present at the meeting at the time and place of the meeting, during the whole time thereof.

Silver Eagle	Videocon d2h
BOARD OF DIRECTORS
Size and Classification of Board of Directors
Silver Eagle’s amended and restated certificate of incorporation provides that the number of directors shall be fixed from time to time by a resolution of the board. There are currently five members of Silver Eagle’s board of directors.	Videocon d2h’s Articles of Association provide that the number of directors (including alternate directors) on the board of directors shall not be less than three or more than fifteen, unless otherwise approved by the shareholders in a general meeting. There are currently five directors on the board of directors of Videocon d2h. Upon completion of this Transaction, Harry E. Sloan and Jeff Sagansky (along with alternate directors for each, if any) will be appointed to the board of directors.
Election
Silver Eagle’s amended and restated certificate of incorporation provides that a plurality of votes cast at a stockholders meeting on the election of directors shall suffice to elect directors. Silver Eagle maintains a classified board structure. Each director elected to the board shall hold office for up to three years or until the annual meeting of stockholders to elect new board members of such director’s class has taken place and such replacement director has been elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.	In accordance with the Indian Companies Act and Videocon d2h’s Articles of Association, appointment of directors is required to be approved by Videocon d2h’s shareholders. Additional directors appointed by the board can hold office up to the date of the next annual general meeting or the last date on which the annual general meeting should have been held, whichever is earlier. Independent directors appointed by the shareholders shall hold a term of up to five consecutive years on the board, but will be eligible for re-appointment on passing of a special resolution (which requires that at least 75% of the total votes cast must be in favor of the resolution) by the company. However, an independent director cannot hold office for more than two consecutive terms, but can be eligible for re-appointment after a cool off period of three years during which he or she cannot be associated with the company in any other capacity, directly or indirectly. Executive directors cannot be appointed for a term exceeding five years at a time.
Removal
Silver Eagle’s amended and restated certificate of incorporation provides that Silver Eagle’s stockholders, acting by the majority vote of the holders of the outstanding shares then entitled to vote at an election of directors, may remove the entire board of directors or any individual director from office, but only for cause.	In accordance with the Indian Companies Act, a director may be removed before the end of his or her term, by the majority vote of a company’s shareholders, after giving him or her a reasonable opportunity to be heard.

Silver Eagle	Videocon d2h
Vacancies
Silver Eagle’s amended and restated certificate of incorporation provides that a majority of the directors then in office, although less than a quorum, or a sole remaining director, may act to fill vacancies and newly created directorships resulting from any increase in the authorized number of directors or from any other cause. Each director so chosen shall hold office until the next annual meeting and until such director’s successor shall be duly elected and shall qualify, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.	Videocon d2h’s Articles of Association provide that the board of directors have the power to appoint any qualified person to be a director to fill a casual vacancy on the board of directors. Any person so appointed shall hold office only for such period as the director in whose place he or she is appointed would have held office if it had not been vacated, but he or she shall then be eligible for re-election.

Silver Eagle	Videocon d2h
Director Liability and Indemnification
As permitted by the DGCL, Silver Eagle’s amended and restated certificate of incorporation provides that a director of Silver Eagle shall not be personally liable to Silver Eagle or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or may be amended in the future. Silver Eagle’s amended and restated certificate of incorporation provides that any amendment, repeal or modification of this provision by the stockholders of Silver Eagle or otherwise shall not adversely affect any right or protection of a director of Silver Eagle with respect to any act or omission occurring prior to the time of such amendment, repeal or modification.	Generally, Indian law provides that directors are not personally liable in respect of contracts of the company. However, where a director acts without the approval or ratification of the company, such director may be personally liable. Directors are also personally liable for breach of trust or misfeasance, both civil and criminal. The Indian Companies Act contains certain provisions making directors personally liable to discharge certain monetary obligations in their capacity as directors, such as the acceptance of monies or making an offer for subscription of securities on private placement in contravention of the Indian Companies Act. Similarly, the Indian Companies Act provides for civil liability of directors for misstatements in a prospectus issued by the company that has been signed by the directors, including the obligation to pay compensation to any persons subscribing to the shares of the company on the faith of statements made in the prospectus.

In terms of the Indian Companies Act and provisions of Videocon d2h’s Articles of Association, Videocon d2h’s officers and directors are indemnified out of Videocon d2h’s assets against any liability incurred by such officer or director in defending any proceeding, whether civil or criminal, where the judgment is delivered in favor of such officer or director or pursuant to which such officer or director is acquitted by a competent court.
Silver Eagle’s amended and restated certificate of incorporation further provides that, to the fullest extent permitted by the DGCL, Silver Eagle must indemnify and hold harmless any person, such person referred to as an “indemnitee,” who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is a legal representative, is or was a director or officer of Silver Eagle, or, while a director or officer of Silver Eagle, is or was serving at the request of Silver Eagle as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by indemnitee. Silver Eagle’s amended and restated certificate of incorporation provides that, to the fullest extent permitted by the DGCL, as the same exists or may be amended in the future, Silver Eagle must pay all expenses that a covered person incurs (including attorneys’ fees) in defending any proceeding. Silver Eagle must do so in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by Silver Eagle as authorized by Silver Eagle’s amended and restated certificate of incorporation.

Silver Eagle	Videocon d2h
ANTI-TAKEOVER PROVISIONS
Business Combinations
Silver Eagle is governed by the provisions of Section 203 of the DGCL, which generally has an anti-takeover effect for transactions not approved in advance by its board of directors. This may discourage takeover attempts that might result in payment of a premium over the market price for the shares of common stock held by stockholders. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that such stockholder becomes an interested stockholder, unless certain conditions are met as described below. A “business combination” includes, among other things, a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock.	Under the Indian Companies Act, the merger of two companies is required to be approved by a court of competent jurisdiction and by a three-fourths majority of each class of shareholders and creditors of the company present and voting at the meetings held to approve the merger.
Under Section 203 of the DGCL, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:

•

the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder before the stockholder became an interested stockholder;

•

upon consummation of the business combination which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are both directors and officers, and employee stock plans (in certain instances); or

•

at or after the time the stockholder became an interested stockholder: (1) the board of directors of the corporation approved the business combination and (2) the stockholders, at an annual or special meeting (and not by written consent), approved the business combination by an affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Silver Eagle	Videocon d2h
DUTIES OF DIRECTORS
Under Delaware law, the business and affairs of a Delaware corporation such as Silver Eagle are managed by or under the direction of a board of directors. In managing the business and affairs of the corporation, the directors owe fiduciary duties, including the duties of care and loyalty (including good faith), to the corporation and its stockholders, and in certain circumstances, to the corporation’s creditors. The duty of care essentially requires directors to be attentive and inform themselves of all material facts regarding a decision before taking action. The duty of loyalty generally requires that the directors’ actions be motivated solely by the best interests of the corporation and its stockholders. In addition, under certain circumstances, directors owe a duty of full and fair disclosure.	In accordance with the Indian Companies Act, a director of a company is to act in accordance with the Articles of Association of the company. A director is required to act in good faith in order to promote the objects of the company for the benefit of the shareholders as a whole, and in the best interests of the company, its employees, the shareholders, the community and for the protection of the environment. A director is required to exercise his duties with due and reasonable care, skill and diligence and exercise independent judgment. A director shall not involve himself or herself in a situation in which he or she may have a direct or indirect interest that conflicts, or potentially may conflict, with the interests of the company. Further, a director cannot achieve or attempt to achieve any undue gain or advantage, either to himself or to his relatives, partners, or associates, and if such director is found guilty of making any undue gain, he or she will be liable to pay an amount equal to that gain to the company. A director cannot assign his or her office, and any assignment so made shall be void.

In accordance with the Indian Companies Act, a director who is in any way, directly or indirectly, concerned or interested in any contract or arrangement or proposed contract or arrangement entered into or to be entered into with either a body corporate in which such director holds two percent shareholding or is a promoter or manager or chief executive officer of, or a firm or any other entity in which such director is a partner, owner or member, is required to disclose the nature of his or her concern or interest at the meeting of the board where such a contract is being discussed and cannot participate in the meeting. A contract or arrangement entered into without such disclosure is voidable at the option of the company.
The DGCL provides that no contract or transaction between a Delaware corporation and one or more of its directors, or between the corporation and any other corporation, partnership, association or other organization in which one or more of its directors are directors or officers or have a financial interest are void or voidable solely for this reason, or solely because such director is present at or participates in the meeting of the board of directors which authorizes the contract or transaction, or solely because any such director’s votes are counted for such purpose if: (i) the material facts as to the director’s relationship or interest and as to the contract or transaction are disclosed to or are known to the board of directors or a committee of the board of directors and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though less than a quorum; (ii) the material facts as to the director’s relationship or interest and as to the contract or transaction are disclosed to or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by a vote of the stockholders; or (iii) the contract or transaction is fair as to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

DESCRIPTION OF VIDEOCON D2H SHARE CAPITAL

Set forth below is information relating to Videocon d2h’s share capital, including brief summaries of certain provisions of its Memorandum and Articles of Association, the (Indian) Companies Act, 2013, and the rules promulgated thereunder, the (Indian) Companies Act, 1956 (to the extent in force), which we refer to, together as the Indian Companies Act, and certain related Indian laws, all as currently in effect. The following description of share capital is subject in its entirety to Videocon d2h’s Memorandum of Association and Articles of Association, the provisions of the Indian Companies Act and other applicable provisions of Indian law.

The rights of shareholders described in this section are available only to Videocon d2h’s shareholders. For the purposes of this prospectus, a “shareholder” means a person who holds certificated shares of Videocon d2h or is recorded as a beneficial owner of shares of Videocon d2h with a depository pursuant to the Depositories Act, 1996, as amended from time to time. Investors who acquire the ADSs will not be Videocon d2h’s shareholders and therefore will not be directly entitled to the rights conferred on Videocon d2h’s shareholders by the Articles of Association or the rights conferred on shareholders of an Indian company by Indian law. Videocon d2h’s equity shares are in registered physical form as well as non-physical or book-entry form. Holders of ADSs are entitled to receive dividends and to exercise the right to vote in accordance with the deposit agreement. For additional information on the ADSs, see “Description of the American Depositary Shares.”

HOLDERS OF THE VIDEOCON d2h ADSs SHOULD REFER TO THE DESCRIPTION OF THE ADSs UNDER “DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES” FOR INFORMATION WITH RESPECT TO THEIR RIGHTS TO DIVIDENDS AND THE EXERCISE OF VOTING RIGHTS ATTACHING TO THE EQUITY SHARES REPRESENTED BY THEIR ADSs AND FOR OTHER RIGHTS ARISING IN RESPECT OF THE EQUITY SHARES UNDER THE DEPOSIT AGREEMENT.

The Company

Videocon d2h was incorporated in Maharashtra, India, as a public limited company on November 22, 2002 as ‘Bharat Business Channel Limited’. Videocon d2h’s name was subsequently changed to ‘Videocon d2h Limited’ on July 1, 2014. Videocon d2h’s registration number is 137947 and its registered office is presently situated in the state of Maharashtra at Auto Cars Compound, Adalat Road, Aurangabad 431 005, India.

Share Capital

Videocon d2h’s authorized share capital is Rs.5,000 million, divided into 500 million equity shares of face value Rs.10 per equity share. As of September 30, 2014, Videocon d2h’s issued share capital was Rs.2,420 million, divided into 242 million equity shares of face value Rs.10 per equity share.

Changes in Capital or Memorandum of Association and Articles of Association

Subject to the Indian Companies Act and the Articles of Association, Videocon d2h may, by passing an ordinary resolution or a special resolution, as applicable, at a general meeting:

•	increase the authorized or paid up share capital;
•	consolidate all or any part of its shares into a smaller number of shares each with a larger par value;
•	sub-divide all or any part of its shares into a larger number of shares each with a smaller par value;
•	convert any of its fully paid-up shares into stock, and reconvert any stock into any number of fully paid-up shares of any denomination;
•	cancel shares which, at the date of passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of the authorized share capital by the amount of the shares so cancelled;
•	reduce its issued share capital; or
•	alter its Memorandum of Association or Articles of Association.

General Meetings of Shareholders

Videocon d2h must convene its annual general meeting within six months of the end of each fiscal year and must ensure that the intervening period between two annual general meetings does not exceed 15 months. The Registrar of Companies may extend this period in special circumstances, but not exceeding three months, at the request of Videocon d2h. Extraordinary general meetings may be convened at any time by Videocon d2h’s directors at their discretion or at the request of the shareholders holding in the aggregate not less than 10% of the paid-up capital of Videocon d2h. A notice either in writing or through electronic mode to convene a general meeting must set out the date, time, place and agenda of the meeting and must be provided to shareholders at least 21 days prior to the date of the proposed meeting. The requirement of the 21 days’ notice in writing may be waived if consent to shorter notice is received from not less than 95% of the shareholders entitled to vote at the meeting. General meetings are generally held at Videocon d2h’s registered office. Videocon d2h’s business may be transacted at a general meeting only when a quorum of shareholders is present. Unless the Articles of Association provide for a larger number, (i) five shareholders present in person, if the number of shareholders as on the date of meeting is not more than 1,000; (ii) 15 shareholders present in person, if the number of shareholders as on the date of the meeting is more than 1,000 but up to 5,000; and (iii) 30 shareholders present in person, if the number of shareholders as on the date of meeting exceeds 5,000, will constitute a quorum for a general meeting.

Under the provisions of the Indian Companies Act and the rules issued thereunder, a company with 200 shareholders or more intending to pass a resolution relating to matters such as, but not limited to, an amendment of the objects clause of the Memorandum, the issuing of shares with different voting or dividend rights, a variation of the rights attached to a class of shares or debentures or other securities, buy-back of shares, giving loans or extending guarantees in excess of limits prescribed, is required to obtain the resolution passed by means of a postal ballot instead of transacting the business at Videocon d2h’s general meeting. A notice to all the shareholders shall be sent along with a draft resolution explaining the reasons therefor and requesting them to send their assent or dissent in writing on a postal ballot within a period of 30 days from the date of posting the letter. Postal ballot includes voting by electronic mode.

Voting Rights

At a general meeting, upon a show of hands, every shareholder holding shares and entitled to vote and present in person has one vote. Upon a poll, the voting rights of each shareholder entitled to vote and present in person or by proxy is in the same proportion as the capital paid up on each share held by such holder bears to Videocon d2h’s total paid up capital. Voting is by show of hands unless a poll is ordered by the chairman of the meeting, who is generally the chairman of the board of directors but may be another director or other person selected by the board of directors or the shareholders present at the meeting in the absence of the chairman, or demanded by a shareholder or shareholders holding at least 10% of the voting rights or holding shares on which an aggregate sum of at least Rs.500,000 has been paid up. In the case of a tie vote, the chairman of the meeting has the right to cast a tie-breaking vote.

In the case of joint holders, only one of them may vote and in the absence of election as to who is to vote, the vote of the senior of the joint holders who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders. Seniority is determined by the order in which the names appear in the register of shareholders.

Ordinary resolutions may be passed by simple majority of those present and voting. Special resolutions require that at least 75% of the total votes cast must be in favor of the resolution.

A shareholder may exercise his voting rights by proxy to be given in the form required by the Articles of Association of Videocon d2h. The instrument appointing a proxy is required to be lodged with Videocon d2h at least 48 hours before the time of the meeting or in the case of a poll, at least 24 hours before the time appointed for the taking of the poll. A proxy may not vote except on a poll and does not have a right to speak at meetings.

Videocon d2h’s Articles of Association, subject to the Indian Companies Act including the rules promulgated under it and other applicable law, allows Videocon d2h to issue shares with differential rights as to dividend, voting or otherwise.

Dividends

Under Indian law, a company pays dividends upon a recommendation by its board of directors and approval by a majority of the shareholders at the annual general meeting held each fiscal year. Subject to certain conditions laid down by the Indian Companies Act, no dividend can be declared or paid by a company for any fiscal year except out of the profits of the company for that year, calculated in accordance with the provisions of the Indian Companies Act or out of the profits of the company for any previous fiscal year(s) as determined in accordance with the Indian Companies Act. Further, as per the Companies (Declaration and Payment of Dividend) Rules, 2014, in the absence of profits in any year, company may declare dividend out of surplus, provided: (a) the rate of dividend declared shall not exceed the average of the rates at which dividends were declared by it in the three years immediately preceding that year; (b) the total amount to be drawn from such accumulated profits shall not exceed one-tenth of the sum of its paid up share capital and free reserves as per the latest audited balance sheet; (c) the amount so drawn shall be first utilized to set off the losses incurred in the fiscal year in which the dividend is declared before any dividend in respect of equity shares is declared; (d) the balance of reserves after such withdrawal shall not fall below 15% of its paid up share capital as per the latest audited balance sheet of the company; and (e) no company shall declare a dividend unless carried over previous losses and depreciation not provided in previous years are set off against profit of the company of the current year.

Pursuant to the Articles of Association of Videocon d2h, the amount of dividends shall not exceed the amount recommended by the Board of Directors. However, Videocon d2h may declare a smaller dividend in the general meeting. In addition, the Articles of Association of Videocon d2h provides that the Board of the Directors may pay interim dividend if it appears to the Board of Directors that the dividends are justified by the profits of Videocon d2h, subject to the requirements of the Indian Companies Act.

Unclaimed dividends shall not be forfeited by Videocon d2h unless the claim thereof becomes barred by law. In accordance with the Indian Companies Act, Videocon d2h will credit such unclaimed dividends to its unpaid dividend account, and any money transferred to the unclaimed dividend account of Videocon d2h which remains unpaid and unclaimed for a period of seven years from the date they became due for payment, shall be transferred by Videocon d2h to the Investor Education and Protection Fund established by the Government of India, in accordance with the Indian Companies Act.

Transfer of Shares

Under the Indian Companies Act, the shares of a public company are freely transferable. The transferor is deemed to remain the holder until the transferee’s name is entered in the register of shareholders.

In the case of shares held in physical form, Videocon d2h will register any transfers of equity shares in the register of shareholders upon lodgment of the duly completed share transfer form, the relevant share certificate, or if there is no certificate, the letter of allotment, in respect of shares to be transferred together with duly stamped share transfer forms. In respect of shares in dematerialized form, the depository transfers shares by entering the name of the purchaser in its register as the beneficial owner of the shares. In turn, Videocon d2h then enters the name of the depository in its records as the registered owner of the shares. The beneficial owner is entitled to all the rights and benefits and is subject to the liabilities attached to the shares held by the depository on his or her or its behalf.

Videocon d2h’s Articles of Association provide for certain restrictions on the transfer of equity shares, including granting power to the board of directors in certain circumstances to refuse to register or acknowledge a transfer of equity shares or other securities issued by it; provided that Videocon d2h is required to, within one month from the date of which the instrument of transfer was delivered to it, send notice of the refusal to the transferee and the transferor, giving reason for such refusal.

Under the Indian Companies Act, if a company without sufficient cause refuses to register a transfer of equity shares within a period of thirty days from the date on which the instrument of transfer is delivered to the company, the transferee may, within a period of 60 days of such refusal (or where no such intimation has been received from the company, within 90 days of delivery of the instrument of transfer) appeal to the National Company Law Tribunal or the Company Law Board. The Indian Companies Act provides that the National Company Law Tribunal or the Company Law Board may direct that the transfer of shares be registered by a company or rectification of the register and also direct the company to pay damages, if any, sustained by the party aggrieved. In addition the National Company Law Tribunal may also direct a rectification of the register of members for a transfer of equity shares which is in contravention of the Securities Contacts (Regulations) Act, 1956, the Securities and Exchange Board of India Act, 1992 or the Indian Companies Act or any similar law, upon an application by the company, a participant, a depository incorporated in India, an investor or SEBI.

Disclosure of Ownership Interest

The Indian Companies Act requires that beneficial owners of shares of companies who are not registered as holders of those shares must make a declaration to the company specifying, among others things, the nature of his or her or its interest and particulars of the registered holder of such shares. No right in relation to any share in respect of which a declaration is required to be made but is not made by the beneficial owner, will be enforceable by him or by any person claiming though him. A company is, under the Indian Companies Act, required to make note of a declaration of beneficial ownership made to it in the register concerned and file a return with the relevant registrar of companies. Failure by a person to comply will not prejudice the obligation of a company to pay dividends to its shareholders under the Indian Companies Act which will stand discharged upon such payment.

Any shareholder (but not a holder of ADSs) who fails to comply with these requirements, without any reasonable cause, may be liable for a fine of up to Rs.50,000 and where the failure is a continuing one, a further fine of up to Rs.1,000 for each day such failure continues after the first. Additionally, if the company fails to comply with the provisions, then the company and every defaulting officer may be liable for a fine of not less than Rs.1,000 and where the failure is a continuing one, a further fine of up to Rs.1,000 for each day the default continues after the first.

Alteration of Shareholder Rights

Under the Indian Companies Act, and subject to the provisions of the articles of association of a company, where the share capital of a company is divided into different classes of shares, the rights of any class of shareholders can only be altered or varied with the consent in writing of the holders of not less than three-fourths of the issued shares of that class by a special resolution passed at a separate meeting of the holders of the issued shares of that class. However, if variation by one class of shareholders affects the rights of any other class of shareholders, the consent of three-fourths of such other class of shareholders shall also be obtained.

Share Register and Record Dates

Videocon d2h’s Articles of Association allows it to maintain a register of shareholders, in accordance with the Indian Companies Act and the Depositories Act, 1996 with details of shares held in physical and dematerialized forms in any medium as may be permitted by law, including in any form of electronic medium. The register and index of beneficial owners maintained by a depository under the Depositories Act, 1996 is deemed to be an index of shareholders and register and index of debenture holders. Videocon d2h recognizes as shareholders only those persons who appear on Videocon d2h’s register of shareholders and does not recognize any person holding any equity share or part thereof on trust, whether express, implied or constructive, except as permitted by law. In accordance with Videocon d2h’s Articles of Association, the registers are open for inspection during 11:00 a.m. to 1:00 p.m. on all working days, other than Saturdays, at the registered office of Videocon d2h by the persons entitled thereto on payment, where required, of such fees as may be fixed by the board of directors but not exceeding the applicable limits.

To determine which shareholders are entitled to specified shareholder rights, Videocon d2h may close the register of shareholders. For the purpose of determining who Videocon d2h’s shareholders are, its register of shareholders may be closed for periods not exceeding in the aggregate 45 days in any one year or 30 days at any one time, subject to providing at least 7 days notice. The date on which this period begins is the record date.

Books of accounts

Under the Indian Companies Act, every company is required to prepare and maintain proper books of account on an accrual basis. The books of account maintained by the company will be open for inspection by any director of the company, during business hours. The board of directors of Videocon d2h may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations, the accounts and books of the company shall be open to the inspection of shareholders not being directors and no shareholder (not being a director) shall have any right of inspecting any accounts or books or documents of Videocon d2h except as conferred by law or authorized by the board of directors or by Videocon d2h in a general meeting.

Under the Indian Companies Act, the financial statements shall be laid before each annual general meeting and Videocon d2h must file with the registrar of companies its balance sheet and profit and loss account.

Borrowing Powers

Under the Indian Companies Act, unless the consent of the shareholders by a special resolution in a general meeting is obtained, directors may raise, borrow or secure the payment of any sums of money for its purposes as they deem appropriate, provided that the aggregate of the monies to be borrowed and the principal amount outstanding in respect of monies raised, borrowed or secured by it does not exceed the aggregate of Videocon d2h’s paid up share capital plus free reserves. Videocon d2h’s shareholders have authorized the Board to borrow, from time to time, such sums of money as may be required, provided that such amount shall not exceed Rs.100,000 million.

Pre-emptive Rights and Alteration of Share Capital

Subject to the provisions of the Indian Companies Act, Videocon d2h may increase its share capital by issuing new shares on such terms and with such rights as it, by action of its shareholders in a general meeting may determine. Pursuant to Section 62(1)(a) of the Indian Companies Act, such new shares shall be offered to existing shareholders in proportion to the amount paid up on those shares at that date. The offer shall be made by notice specifying the number of shares offered and the date (being not less than 15 days and not exceeding 30 days from the date of the offer) within which the offer, if not accepted, will be deemed to have been declined. After such date the board may dispose of the shares offered in respect of which no acceptance has been received which shall not be disadvantageous to the shareholders of Videocon d2h. The offer is deemed to include a right exercisable by the person concerned to renounce the shares offered to him in favor of any other person.

Under the provisions of Section 62(1)(c) of the Indian Companies Act, new shares may be offered to any persons whether or not those persons include existing shareholders, either for cash of for a consideration other than cash, if the price of such shares is determined by the valuation report of a registered valuer subject to certain prescribed conditions and procedures, if a special resolution to that effect is passed by Videocon d2h’s shareholders in a general meeting.

Capitalization of Reserves and Issue of Bonus Shares

In addition to permitting dividends to be paid out of current or retained earnings as described above, the Indian Companies Act permits the board of directors of a company to issue fully paid up bonus shares to its shareholders out of (a) the free reserves of the company, (b) the securities premium account, or (c) the capital redemption reserve account. However, a company may capitalize its profits or reserves for issue of fully paid up bonus shares, provided: (a) it is authorized by the company’s articles of association, (b) it has been, on the recommendation of the board of directors, approved by the shareholders in a general meeting, (c) it has not defaulted in payment of interest or principal in respect of fixed deposits or debt securities issued by it, (d) it has not defaulted on payment of statutory dues, and (e) there are no partly paid shares. The issue of bonus shares once declared cannot be withdrawn. These bonus shares are distributed to shareholders in proportion to the number of equity shares owned by them as recommended by the board of directors, except as may otherwise have been waived by such holders of equity shares. No issue of bonus shares may be made by capitalizing reserves created by revaluation of assets, and no bonus shares shall be issued in lieu of dividends. Under Videocon d2h’s Articles of Association, the holders of the ADSs (including equity shares issuable upon the conversion of such ADSs), other than the Sponsor, are deemed to have waived their interest in or entitlement to equity shares issued pursuant to a bonus issue to give effect to the earn-out provisions of the Contribution Agreement. See “Summary — Videocon d2h Equity Shares and ADSs to be Issued in the Transaction” and “Unaudited Pro Forma Condensed Financial Information”.

Purchase of Own Equity Shares

A company may reduce its capital in accordance with the Indian Companies Act by way of a share buy-back out of its free reserves or securities premium account or the proceeds of any shares or other specified securities (other than the kind of shares or other specified securities proposed to be bought back) subject to certain conditions, including:

•	the buy-back must be authorized by the company’s articles of association;
•	the buy-back is limited to 25% of the company’s total paid up capital and free reserves; and
•	the ratio of debt owed is not more than twice the paid-up capital and free reserves after such buy-back;

provided that no buy-back shall be made within 365 days from the date of any previous buy-back. If such buy-back constitutes more than 10% of the total paid-up equity capital and free reserves of the company, it must be authorized by a special resolution of the company adopted at a general meeting. Videocon d2h’s Articles of Association permits it to buy back its equity shares.

Any equity shares which have been bought back by Videocon d2h must be extinguished within seven days. Further, following any buy back, Videocon d2h will not be permitted to buy back any securities for a period of one year or to issue new securities for six months except by way of a bonus issue or in discharge of Videocon d2h’s existing obligations such as conversion of warrants, stock option schemes, sweat equity or conversion of preference shares or debentures into equity.

ADS holders will be eligible to participate in a share buy-back in certain cases. An ADS holder may acquire equity shares by withdrawing them from the depositary facility and then selling those equity shares back to Videocon d2h in accordance with the provisions of applicable law as discussed above. ADS holders should note that equity shares withdrawn from the depositary facility may only be redeposited into the depositary facility under certain circumstances. See “Description of the American Depositary Shares.”

There can be no assurance that the equity shares offered by an ADS holder in any buy-back of equity shares by Videocon d2h will be accepted by it. The position regarding regulatory approvals required for ADS holders to participate in a buy-back is not clear. ADS investors are advised to consult their Indian legal advisers prior to participating in any buy-back by Videocon d2h, including in relation to any regulatory approvals and tax issues relating to the share buy-back.

Liquidation rights

Subject to the rights of creditors, of employees and of the holders of any other shares entitled by their terms of issue to preferential repayment over the shares, in the event of a winding-up of Videocon d2h, the holders of its equity shares are entitled to be repaid the amounts of capital paid up or credited as paid up on such shares or in case of a shortfall, proportionately. All surplus assets after payments due to employees, the holders of any preference shares and other creditors belong to the holders of the equity shares in proportion to the amount paid up or credited as paid up on such shares, respectively, at the commencement of the winding-up.

DESCRIPTION OF THE AMERICAN DEPOSITARY SHARES

American Depositary Shares

Deutsche Bank Trust Company Americas, as depositary, will register and deliver the ADSs. Each ADS will represent ownership of four shares, deposited with ICICI Bank Limited, as custodian for the depositary. Each ADS will also represent ownership of any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 60 Wall Street, New York, NY 10005, USA. The principal executive office of the depositary is located at 60 Wall Street, New York, NY 10005, USA.

The Direct Registration System, or DRS, is a system administered by The Depository Trust Company, or DTC, pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto.

Videocon d2h will not treat ADS holders as its shareholders and accordingly, you, as an ADS holder, will not have shareholder rights. Indian law governs shareholder rights. The depositary will be the holder of the equity shares underlying your ADSs. As a holder of ADSs, you will have ADS holder rights. A deposit agreement among Videocon d2h, the depositary and you, as an ADS holder, and the beneficial owners of ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. The laws of the State of New York govern the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of American Depositary Receipt. For directions on how to obtain copies of those documents, see “Where You Can Find More Information.”

Holding the ADSs

How will you hold your ADSs?

You may hold ADSs either (1) directly (a) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (b) by holding ADSs in DRS, or (2) indirectly through your broker or other financial institution. If you hold ADSs directly, you are an ADS holder. This description assumes you hold your ADSs directly. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay to you the cash dividends or other distributions it or the custodian receives on equity shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of equity shares your ADSs represent as of the record date (which will be as close as practicable to the record date for Videocon d2h’s equity shares) set by the depositary with respect to the ADSs.

•	Cash. The depositary will convert or cause to be converted any cash dividend or other cash distribution Videocon d2h pays on the equity shares or any net proceeds from the sale of any equity shares, rights, securities or other entitlements under the terms of the deposit agreement into U.S. dollars if it can do so on a practicable basis, and can transfer the U.S. dollars to the United States and will distribute promptly the amount thus received. If the depositary shall determine in its judgment that such conversions or transfers are not possible or lawful or if any government approval or license is needed and cannot be obtained at a reasonable cost within a reasonable period or otherwise sought, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold or cause the custodian to hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid and such funds will be held or the respective accounts of the ADS holders. It will not invest the foreign currency and it will not be liable for any interest for the respective accounts of the ADS holders.

•	Before making a distribution, any taxes or other governmental charges, together with fees and expenses of the depositary, that must be paid, will be deducted. See “Material U.S. Federal Income Tax Considerations.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.
•	Shares. For any equity shares Videocon d2h distributes as a dividend or free distribution, either (1) the depositary will distribute additional ADSs representing such equity shares or (2) existing ADSs as of the applicable record date will represent rights and interests in the additional equity shares distributed, to the extent reasonably practicable and permissible under law, in either case, net of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The depositary will only distribute whole ADSs. It will try to sell equity shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. The depositary may sell a portion of the distributed equity shares sufficient to pay its fees and expenses in connection with that distribution.

In accordance with the terms of the Contribution Agreement, the current shareholders of Videocon d2h will be entitled to be issued additional Videocon d2h equity shares equal to 11.68 million Videocon d2h ADSs and the Sponsor will be entitled to be issued an additional 1.3 million Videocon d2h ADSs (which is equal to 5.2 million Videocon d2h equity shares) increasing ratably to a maximum of 2 million Videocon d2h ADSs (which is equal to 8.0 million Videocon d2h equity shares), based on the applicable actual contribution amount following the closing subject to the achievement of certain ADS price targets for a specified period following the closing.

The earn-out shares issued to the existing shareholders of Videocon d2h, as on the date of the Contribution Agreement, and the Sponsor will be issued by way of a bonus issue of shares (or such other form as determined by the independent members of the Board of Directors of Videocon d2h), in accordance with the applicable Indian laws and as described in Sections 1.1(c) and 5.9 of the Contribution Agreement filed as an exhibit to this Form F-4. In the event that such Videocon d2h shares are issued by way of a bonus issue, the holders of the ADSs registered pursuant to an effective Form F-6 and any holders of equity shares that have been withdrawn from deposit following cancellation of the ADSs pursuant to the terms of the deposit agreement other than the Sponsor, shall have no interest in or entitlement to equity shares issued pursuant to such bonus. In accordance with, or as authorized under, the terms of the Articles of Association, the holders of the ADSs or holders of equity shares that have been withdrawn from deposit, other than the Sponsor, shall be deemed to have waived their interest in or entitlement to equity shares issued pursuant to such bonus. Furthermore, in accordance with, or as authorized under, the terms of Videocon d2h’s Articles of Association, the holders of the ADSs shall be deemed to have authorized the Company to instruct the Depositary to accept for deposit any equity shares and issue ADSs as may be required to effect the earn-out pursuant to the Contribution Agreement and Videocon d2h’s Articles of Association, subject to Section 2.3 and Section 2.11 of the deposit agreement. Videocon d2h may reject entirely any claims for entitlement to receive bonus shares by any holders of equity shares that have been withdrawn from deposit or that have otherwise been issued and are outstanding (other than those equity shares held by the existing shareholders as on the date of the Contribution Agreement and the Sponsor).

•	Elective Distributions in Cash or Shares. If Videocon d2h offers holders of its equity shares the option to receive dividends in either cash or shares, the depositary, after consultation with us and having received timely notice as described in the deposit agreement of such elective distribution by us, has discretion to determine to what extent such elective distribution will be made available to you as a holder of the ADSs. Videocon d2h must timely first instruct the depositary to make such elective distribution available to you and furnish it with satisfactory evidence that it is legal to do so. The depositary could decide it is not legal or reasonably practicable to make such elective distribution available to you. In such case, the depositary shall, on the basis of the same determination as is made in respect of the equity shares for which no election is made, distribute either cash in the same way as it does in a cash distribution, or additional ADSs representing equity shares in the same way as it does in a share distribution. The depositary is not obligated to make available to you a method to receive the elective dividend in shares rather than in ADSs. There can be no assurance that you will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of equity shares.
•	Rights to Purchase Additional Shares. If Videocon d2h offers holders of its equity shares any rights to subscribe for additional shares, the depositary shall having received timely notice as described in the deposit agreement of such distribution by Videocon d2h, consult with Videocon d2h, and it must determine whether it is lawful and reasonably practicable to make these rights available to you. Videocon d2h must first instruct the depositary to make such rights available to you and furnish the depositary with satisfactory evidence that it is legal to do so. If the depositary decides it is not legal or reasonably practicable to make the rights available but that it is lawful and reasonably practicable to sell the rights, the depositary will endeavor to sell the rights and in a riskless principal capacity or otherwise, at such place and upon such terms (including public or private sale) as it may deem proper distribute the net proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to you, it will establish procedures to distribute such rights and enable you to exercise the rights upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. The Depositary shall not be obliged to make available to you a method to exercise such rights to subscribe for equity shares (rather than ADSs).

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

There can be no assurance that you will be given the opportunity to exercise rights on the same terms and conditions as the holders of equity shares or be able to exercise such rights.

•	Other Distributions. Subject to receipt of timely notice, as described in the deposit agreement, from us with the request to make any such distribution available to you, and provided the depositary has determined such distribution is lawful and reasonably practicable and feasible and in accordance with the terms of the deposit agreement, the depositary will distribute to you anything else Videocon d2h distributes on deposited securities by any means it may deem practicable, upon your payment of applicable fees, charges and expenses incurred by the depositary and taxes and/or other governmental charges. If any of the conditions above are not met, the depositary will endeavor to sell, or cause to be sold, what Videocon d2h distributed and distribute the net proceeds in the same way as it does with cash; or, if it is unable to sell such property, the depositary may dispose of such property in any way it deems reasonably practicable under the circumstances for nominal or no consideration, such that you may have no rights to or arising from such property.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. Videocon d2h has no obligation to register ADSs, shares, rights or other securities under the Securities Act. Videocon d2h also has no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions Videocon d2h makes on its shares or any value for them if Videocon d2h and/or the depositary determines that it is illegal or not practicable for Videocon d2h or the depositary to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit equity shares or evidence of rights to receive equity shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons entitled thereto.

Except for equity shares deposited by us in connection with this offering, no shares will be accepted for deposit during a period of 180 days after the date of this prospectus. The 180 day lock up period is subject to adjustment under certain circumstances as described in the section entitled “Shares Eligible for Future Sales — Lock-up Agreements.”

Under the deposit agreement, the depositary will, at the request of Videocon d2h, establish procedures for the deposit of equity shares that are “restricted securities” (as defined in the deposit agreement) in order for the holders of such equity shares to hold their ownership interest in the form of ADSs. For purposes of the deposit agreement, “restricted securities” include equity shares that are “restricted securities” as such term is defined in Rule 144, securities held by “affiliates” of Videocon d2h as such term is defined in Rule 144 and shares subject to contractual or other lock-ups or transfer restrictions. Restricted ADSs will be separately identifiable on the depositary’s books and will not be eligible for pre-release transactions (as described herein) or for inclusion in any book-entry settlement system, including DTC. If any restricted ADSs cease to be restricted securities, the depository will, upon receipt of appropriate documentation, remove the restrictions applicable to such restricted ADSs. In order to transfer restricted ADSs, holders must, among other requirements, provide appropriate documentation that the restricted ADSs are transferrable under applicable securities laws and any other transfer restrictions applicable to such restricted ADSs. Videocon d2h anticipates establishing procedures for restricted ADSs, as necessary, in respect of equity shares issuable in the Transaction to persons who will become affiliates of Videocon d2h or were affiliates of Silver Eagle for purposes of Rule 145.

How do ADS holders cancel an American Depositary Share?

You may turn in your ADSs at the depositary’s corporate trust office or by providing appropriate instructions to your broker. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the equity shares and any other deposited securities underlying the ADSs to you or a person you designate at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, to the extent permitted by law.

How do ADS holders interchange between Certificated ADSs and Uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send you a statement confirming that you are the owner of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to you an ADR evidencing those ADSs.

Voting Rights

How do you vote?

You may instruct the depositary to vote the equity shares or other deposited securities underlying your ADSs at any meeting at which you are entitled to vote pursuant to any applicable law, the provisions of Videocon d2h’s memorandum and articles of association, and the provisions of or governing the deposited securities. Otherwise, you could exercise your right to vote directly if you withdraw the equity shares. However, you may not know about the meeting sufficiently enough in advance to withdraw the equity shares.

If Videocon d2h asks for your instructions and upon timely notice from us by regular, ordinary mail delivery, or by electronic transmission, as described in the deposit agreement, the depositary will notify you of the upcoming meeting at which you are entitled to vote pursuant to any applicable law, the provisions of Videocon d2h’s memorandum and articles of association, and the provisions of or governing the deposited securities, and arrange to deliver Videocon d2h’s voting materials to you. The materials will include or reproduce (a) such notice of meeting or solicitation of consents or proxies; (b) a statement that the ADS holders at the close of business on the ADS record date will be entitled, subject to any applicable law, the provisions of Videocon d2h’s memorandum and articles of association, and the provisions of or governing the deposited securities, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the equity shares or other deposited securities represented by such holder’s ADSs; and (c) a brief statement as to the manner in which such instructions may be given or deemed given in accordance with the second to last sentence of this paragraph if no instruction is received, to the depositary to give a discretionary proxy to a person designated by us. Voting instructions may be given only in respect of a number of ADSs representing an integral number of equity shares or other deposited securities. For instructions to be valid, the depositary must receive them in writing on or before the date specified. The depositary will try, as far as practical, subject to applicable law and the provisions of Videocon d2h’s memorandum and articles of association, to vote or to have its agents vote the equity shares or other deposited securities (in person or by proxy) as you instruct. The depositary will only vote or attempt to vote as you instruct. If Videocon d2h timely requested the depositary to solicit your instructions but no instructions are received by the depositary from an owner with respect to any of the deposited securities represented by the ADSs of that owner on or before the date established by the depositary for such purpose, the depositary shall deem that owner to have instructed the depositary to give a discretionary proxy to a person designated by us with respect to such deposited securities, and the depositary shall give a discretionary proxy to a person designated by us to vote such deposited securities. However, no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter if Videocon d2h informs the depositary it does not wish such proxy given, substantial opposition exists or the matter materially and adversely affects the rights of holders of the equity shares.

Videocon d2h cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote the equity shares underlying your ADSs. In addition, there can be no assurance that ADS holders and beneficial owners generally, or any holder or beneficial owner in particular, will be given the opportunity to vote or cause the custodian to vote on the same terms and conditions as the holders of Videocon d2h’s equity shares. The depositary will not vote on any matter for which voting is conducted on a show of hands basis in accordance with Videocon d2h’s Articles of Association and will not have an obligation to demand voting on a poll basis.

The depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and you may have no recourse if the equity shares underlying your ADSs are not voted as you requested.

In order to give you a reasonable opportunity to instruct the depositary as to the exercise of voting rights relating to deposited securities, if Videocon d2h requests the depositary to act, Videocon d2h will give the depositary notice of any such meeting and details concerning the matters to be voted at least 35 days in advance of the meeting date.

Compliance with Regulations

Information Requests

Each ADS holder and beneficial owner shall (a) provide such information as Videocon d2h or the depositary may request pursuant to law, including, without limitation, relevant Indian law, any applicable law of the United States of America, Videocon d2h’s memorandum and articles of association, any resolutions of Videocon d2h’s board of directors adopted pursuant to such memorandum and articles of association, the requirements of any markets or exchanges upon which the equity shares, ADSs or ADRs are listed or traded, or to any requirements of any electronic book-entry system by which the ADSs or ADRs may be transferred, regarding the capacity in which they own or owned ADRs, the identity of any other persons then or previously interested in such ADRs and the nature of such interest, and any other applicable matters, and (b) be bound by and subject to applicable provisions of the laws of India, Videocon d2h ‘s memorandum and articles of association, and the requirements of any markets or exchanges upon which the ADSs, ADRs or equity shares are listed or traded, or pursuant to any requirements of any electronic book-entry system by which the ADSs, ADRs or equity shares may be transferred, to the same extent as if such ADS holder or beneficial owner held equity shares directly, in each case irrespective of whether or not they are ADS holders or beneficial owners at the time such request is made.

Disclosure of Interests

Each ADS holder and beneficial owner shall comply with Videocon d2h’s requests pursuant to Indian law, the rules and requirements of any stock exchange on which the equity shares are, or will be, registered, traded or listed or Videocon d2h’s memorandum and articles of association, which requests are made to provide information, inter alia, as to the capacity in which such ADS holder or beneficial owner owns ADS and regarding the identity of any other person interested in such ADS and the nature of such interest and various other matters, whether or not they are ADS holders or beneficial owners at the time of such requests.

Fees and Expenses

As an ADS holder, you will be required to pay the following service fees to the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs):

Service	Fees

•

To any person to which ADSs are issued or to any person to which a distribution is made in respect of ADS distributions pursuant to stock dividends or other free distributions of stock, bonus distributions, stock splits or other distributions (except where converted to cash)

Up to US$0.05 per ADS issued
• Cancellation of ADSs, including the case of termination of the deposit agreement	Up to US$0.05 per ADS cancelled
• Distribution of cash dividends	Up to US$0.05 per ADS held
• Distribution of cash entitlements (other than cash dividends) and/or cash proceeds from the sale of rights, securities and other entitlements	Up to US$0.05 per ADS held
• Distribution of ADSs pursuant to exercise of rights.	Up to US$0.05 per ADS held
• Distribution of securities other than ADSs or rights to purchase additional ADSs	Up to US$0.05 per ADS held
• Depositary services	Up to US$0.05 per ADS held on the applicable record date(s) established by the depositary bank

As an ADS holder, you will also be responsible to pay certain fees and expenses incurred by the depositary bank and certain taxes and governmental charges (in addition to any applicable fees, expenses, taxes and other governmental charges payable on the deposited securities represented by any of your ADSs) such as:

•	Fees for the transfer and registration of equity shares charged by the registrar and transfer agent for the equity shares in India (i.e., upon deposit and withdrawal of equity shares).
•	Expenses incurred for converting foreign currency into U.S. dollars.
•	Expenses for cable, telex and fax transmissions and for delivery of securities.
•	Taxes and duties upon the transfer of securities, including any applicable stamp duties, any stock transfer charges or withholding taxes (i.e., when equity shares are deposited or withdrawn from deposit).
•	Fees and expenses incurred in connection with the delivery or servicing of equity shares on deposit.
•	Fees and expenses incurred in connection with complying with exchange control regulations and other regulatory requirements applicable to equity shares, deposited securities, ADSs and ADRs.
•	Any applicable fees and penalties thereon.

The depositary fees payable upon the issuance and cancellation of ADSs are typically paid to the depositary bank by the brokers (on behalf of their clients) receiving the newly issued ADSs from the depositary bank and by the brokers (on behalf of their clients) delivering the ADSs to the depositary bank for cancellation. The brokers in turn charge these fees to their clients. Depositary fees payable in connection with distributions of cash or securities to ADS holders and the depositary services fee are charged by the depositary bank to the holders of record of ADSs as of the applicable ADS record date.

The depositary fees payable for cash distributions are generally deducted from the cash being distributed or by selling a portion of distributable property to pay the fees. In the case of distributions other than cash (i.e., share dividends, rights), the depositary bank charges the applicable fee to the ADS record date holders concurrent with the distribution. In the case of ADSs registered in the name of the investor (whether certificated or uncertificated in direct registration), the depositary bank sends invoices to the applicable record date ADS holders. In the case of ADSs held in brokerage and custodian accounts (via DTC), the depositary bank generally collects its fees through the systems provided by DTC (whose nominee is the registered holder of the ADSs held in DTC) from the brokers and custodians holding ADSs in their DTC accounts. The brokers and custodians who hold their clients’ ADSs in DTC accounts in turn charge their clients’ accounts the amount of the fees paid to the depositary banks.

In the event of refusal to pay the depositary fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary fees from any distribution to be made to the ADS holder.

The depositary has agreed to reimburse us for a portion of certain expenses Videocon d2h incurs that are related to establishment and maintenance of the ADR program, including investor relations expenses. There are limits on the amount of expenses for which the depositary will reimburse us, but the amount of reimbursement available to us is not related to the amounts of fees the depositary collects from investors. Further, the depositary has agreed to reimburse us certain fees payable to the depositary by holders of ADSs. Neither the depositary nor Videocon d2h can determine the exact amount to be made available to us because (i) the number of ADSs that will be issued and outstanding, (ii) the level of service fees to be charged to holders of ADSs and (iii) Videocon d2h’s reimbursable expenses related to the program are not known at this time.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable, or which become payable, on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register or transfer your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to you any net proceeds, or send to you any property, remaining after it has paid the taxes. You agree to indemnify us, the depositary, the custodian and each of Videocon d2h’s and their respective agents, directors, employees and affiliates for, and hold each of them harmless from, any claims with respect to taxes (including applicable interest and penalties thereon) arising from any refund of taxes, reduced rate of withholding at source or other tax benefit obtained for you. Your obligations under this paragraph shall survive any transfer of ADRs, any surrender of ADRs and withdrawal of deposited securities or the termination of the deposit agreement.

Reclassifications, Recapitalizations and Mergers

If Videocon d2h:	Then:
Changes the nominal or par value of its equity shares	The cash, shares or other securities received by the depositary will become deposited securities.
Reclassifies, splits up or consolidates any of the deposited securities	Each ADS will automatically represent its equal share of the new deposited securities.
Distributes securities on the equity shares that are not distributed to you, or	The depositary may distribute some or all of the cash, shares or other securities it received.
Recapitalizes, reorganizes, merges, liquidates, sell all or substantially all of its assets, or take any similar action	It may also deliver new ADSs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

Amendment and Termination

How may the deposit agreement be amended?

Videocon d2h may agree with the depositary to amend the deposit agreement and the form of ADR without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, including expenses incurred in connection with foreign exchange control regulations and other charges specifically payable by ADS holders under the deposit agreement, or materially prejudices a substantial existing right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. If any new laws are adopted which would require the deposit agreement to be amended in order to comply therewith, Videocon d2h and the depositary may amend the deposit agreement in accordance with such laws and such amendment may become effective before notice thereof is given to ADS holders.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if Videocon d2h asks it to do so, in which case the depositary will give notice to you at least 60 days prior to termination. The depositary may also terminate the deposit agreement if the depositary has told us that it would like to resign, or if Videocon d2h has removed the depositary, and in either case Videocon d2h has not appointed a new depositary within 90 days. In either such case, the depositary must notify you at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property and deliver equity shares and other deposited securities upon cancellation of ADSs after payment of any fees, charges, taxes or other governmental charges. Six months or more after the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. After such sale, the depositary’s only obligations will be to account for the money and other cash. After termination, Videocon d2h shall be discharged from all obligations under the deposit agreement except for its obligations to the depositary thereunder.

Books of Depositary

The depositary will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the Company, the ADRs and the deposit agreement.

The depositary will maintain facilities in the Borough of Manhattan, The City of New York to record and process the issuance, cancellation, combination, split-up and transfer of ADRs.

These facilities may be closed at any time or from time to time when such action is deemed necessary or advisable by the depositary in connection with the performance of its duties under the deposit agreement or at its reasonable written request.

Limitations on Obligations and Liability

Limits on Videocon d2h’s Obligations and the Obligations of the Depositary and the Custodian; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits Videocon d2h’s obligations and the obligations of the depositary and the custodian. It also limits Videocon d2h’s liability and the liability of the depositary. The depositary and the custodian:

•	are only obligated to take the actions specifically set forth in the deposit agreement without gross negligence or willful misconduct;

•	are not liable if any of Videocon d2h or its respective controlling persons or agents are prevented or forbidden from, or subjected to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement and any ADR, by reason of any provision of any present or future law or regulation of the United States or any state thereof, India or any other country, or of any other governmental authority or regulatory authority or stock exchange, or on account of the possible criminal or civil penalties or restraint, or by reason of any provision, present or future, of Videocon d2h’s memorandum and articles of association or any provision of or governing any deposited securities, or by reason of any act of God or war or other circumstances beyond its control (including, without limitation, nationalization, expropriation, currency restrictions, work stoppage, strikes, civil unrest, revolutions, rebellions, explosions and computer failure);
•	are not liable by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in Videocon d2h’s memorandum and articles of association or provisions of or governing deposited securities;
•	are not liable for any action or inaction of the depositary, the custodian or us or their or Videocon d2h’s respective controlling persons or agents in reliance upon the advice of or information from legal counsel, any person presenting equity shares for deposit or any other person believed by it in good faith to be competent to give such advice or information;
•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement;
•	are not liable for any indirect, special, consequential or punitive damages for any breach of the terms of the deposit agreement, or otherwise;
•	may rely upon any documents Videocon d2h believes in good faith to be genuine and to have been signed or presented by the proper party;
•	disclaim any liability for any action or inaction or inaction of any of Videocon d2h or its respective controlling persons or agents in reliance upon the advice of or information from legal counsel, accountants, any person presenting equity shares for deposit, holders and beneficial owners (or authorized representatives) of ADSs, or any person believed in good faith to be competent to give such advice or information; and
•	disclaim any liability for inability of any holder to benefit from any distribution, offering, right or other benefit made available to holders of deposited securities but not made available to holders of ADS.

The depositary and any of its agents also disclaim any liability (i) for any failure to carry out any instructions to vote, the manner in which any vote is cast or the effect of any vote or failure to determine that any distribution or action may be lawful or reasonably practicable or for allowing any rights to lapse in accordance with the provisions of the deposit agreement, (ii) the failure or timeliness of any notice from us, the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, (iii) any investment risk associated with the acquisition of an interest in the deposited securities, the validity or worth of the deposited securities, the credit-worthiness of any third party, (iv) for any tax consequences that may result from ownership of ADSs, equity shares or deposited securities, or (vi) for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary, provided that in connection with the issue out of which such potential liability arises the depositary performed its obligations without gross negligence or willful misconduct while it acted as depositary.

In addition, the deposit agreement provides that each party to the deposit agreement (including each holder, beneficial owner and holder of interests in the ADRs) irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in any lawsuit or proceeding against the depositary or Videocon d2h’s company related to its shares, the ADSs or the deposit agreement.

In the deposit agreement, Videocon d2h and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will issue, deliver or register a transfer of an ADS, split-up, subdivide or combine ADSs, make a distribution on an ADS, or permit withdrawal of equity shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any equity shares or other deposited securities and payment of the applicable fees, expenses and charges of the depositary;
•	satisfactory proof of the identity and genuineness of any signature or any other matters contemplated in the deposit agreement; and
•	compliance with (A) any laws or governmental regulations relating to the execution and delivery of ADRs or ADSs or to the withdrawal or delivery of deposited securities and (B) such reasonable regulations and procedures as the depositary may establish, from time to time, consistent with the deposit agreement and applicable laws, including presentation of transfer documents.

The depositary may refuse to issue and deliver ADSs or register transfers of ADSs generally when the register of the depositary or Videocon d2h’s transfer books are closed or at any time if the depositary or Videocon d2h determines that it is necessary or advisable to do so.

Your Right to Receive the Shares Underlying Your ADSs

You have the right to cancel your ADSs and withdraw the underlying equity shares at any time except:

•	when temporary delays arise because: (1) the depositary has closed its transfer books or Videocon d2h has closed its transfer books; (2) the transfer of equity shares is blocked to permit voting at a shareholders’ meeting; or (3) Videocon d2h is paying a dividend on its equity shares;
•	when you owe money to pay fees, taxes and similar charges;
•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of equity shares or other deposited securities, or
•	other circumstances specifically contemplated by Section I.A.(l) of the General Instructions to Form F-6 (as such General Instructions may be amended from time to time); or
•	for any other reason if the depositary or Videocon d2h determine, in good faith, that it is necessary or advisable to prohibit withdrawals.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying equity shares. This is called a pre-release of the ADSs. The depositary may also deliver equity shares upon cancellation of pre-released ADSs (even if the ADSs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying equity shares are delivered to the depositary. The depositary may receive ADSs instead of equity shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer (a) owns the equity shares or ADSs to be deposited, (b) agrees to indicate the depositary as owner of such equity shares or ADSs in its records and to hold such equity shares or ADSs in trust for the depositary until such equity shares or ADSs are delivered to the depositary or the custodian, (c) unconditionally guarantees to deliver such equity shares or ADSs to the depositary or the custodian, as the case may be, and (d) agrees to any additional restrictions or requirements that the depositary deems appropriate; (2) the pre-release is fully collateralized with cash, United States government securities or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. Each pre-release is subject to further indemnities and credit regulations as the depositary considers appropriate. In addition, the depositary will normally limit the number of ADSs that may be outstanding at any time as a result of pre-release to 30% of the aggregate number of ADSs then outstanding, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

SHARES ELIGIBLE FOR FUTURE SALES

Upon completion of the Transaction it is expected that Videocon d2h will have between 20,830,000 and 27,373,000 ADSs outstanding, representing between approximately 33.42% and 38.42% of Videocon d2h’s issued share capital. All of the ADSs issued in connection with the Transaction will be freely transferable by persons other than by Videocon d2h’s “affiliates” or Silver Eagle’s “affiliates” without restriction or further registration under the Securities Act. Sales of substantial amounts of Videocon d2h’s ADSs in the public market could adversely affect prevailing market prices of Videocon d2h ADSs. Prior to the Transaction, there has been no public market for Videocon d2h’s ADSs. Videocon d2h intends to apply for listing of the Videocon d2h ADSs on the NASDAQ Global Market, but Videocon d2h cannot assure you that a regular trading market will develop in the ADSs.

Lock-up Agreements

Shareholder Lockup, Tag Along and Voting Agreement

Pursuant to the Shareholder Lockup, Tag Along and Voting Agreement, shareholders of Videocon d2h who are parties to the Shareholder Lockup, Tag Along and Voting Agreement will covenant that during the Lock-up Period (as defined below), subject to certain exceptions, they will not (i) sell, offer to sell, contract or agree to contract to sell, hypothecate, pledge, grant any option or purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any portion of its equity securities in Videocon d2h, (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of such securities, whether such transaction is to be settled by delivery of such shares or other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in (i) or (ii) above. The Lock-up Period is the period beginning on the closing date of the Contribution Agreement and ending on the earlier of the date: (a) that is 12 months following the closing date or earlier if (x) the last sales price of Videocon d2h ADSs on the Nasdaq Stock Market (converted into Indian rupees on each such date at the Indian Rupee/U.S. Dollar Exchange Rate on such day) equals or exceeds 125% of the price per Videocon d2h ADS to be issued to the Silver Eagle stockholders (converted into Indian rupees at the Indian Rupee/U.S. Dollar Exchange Rate prevailing on the closing date of the Contribution Agreement) (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within three years from the closing date, after which transfers of 50% of the equity securities will be permitted (pro rata among the shareholders who are parties to the Shareholder Lockup and Voting Agreement), or (y) the last sales price of Videocon d2h ADSs on the Nasdaq Stock Market (converted into Indian rupees on each such date at the Indian Rupee/U.S. Dollar Exchange Rate on such day) equals or exceeds 150% of the price per Videocon d2h ADS issued to be issued to the Silver Eagle stockholders (converted into Indian rupees at the Indian Rupee/U.S. Dollar Exchange Rate prevailing on the closing date of the Contribution Agreement) (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within three years from the closing date, after which transfers of the remaining 50% of the equity securities will be permitted (pro rata among the shareholders who are parties to the Shareholder Lockup and Voting Agreement), (b) Videocon d2h consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the equityholders of Videocon d2h (including the holders of the Videocon d2h ADSs) having the right to exchange their equity securities for cash, securities or other property and (c) Videocon d2h consummates an initial public offering of its Equity Shares in India with such shares listed on a recognized stock exchange in India.

If the shareholders who are parties to the Shareholder Lockup, Tag Along and Voting Agreement propose to engage in a transfer of at least 50% (on a fully-diluted basis) of the outstanding share capital of Videocon d2h to a strategic purchaser (a “control sale”), as a condition to such control sale, such selling shareholders will require such strategic purchaser to make a tender offer to purchase, in accordance with applicable securities laws, rules and regulations, and at the same price per equity share underlying the Videocon d2h ADSs from the holders of Videocon d2h ADSs equal to: (i) the number of equity shares to be sold by such shareholders to such strategic purchaser divided by the total number of equity shares held by such shareholders; multiplied by (ii) the number of outstanding Videocon d2h ADSs. This obligation will terminate upon such shareholders ceasing to own 50% (on a fully-diluted basis) of the outstanding share capital of Videocon d2h.

To the extent permitted by applicable laws, rules and regulations, each of the shareholders who are parties to the Shareholder Lockup, Tag Along and Voting Agreement agrees to vote all equity shares owned by such shareholder, or over which such shareholder has voting control, to ensure that each of Harry E. Sloan and Jeff Sagansky: (i) shall be elected to the Board of Directors of Videocon d2h for a period of no less than 3 years following the closing date; (ii) may not be removed other than for cause; and (iii) shall be replaced by such director’s respective alternate director or other designee upon any vacancies created by resignation, removal (other than for cause) or death.

Sponsor Lockup Agreement

Pursuant to the Sponsor Lockup Agreement, the Sponsor will covenant that during the Lock-up Period (as defined below), subject to certain customary exceptions, it will not (i) sell, offer to sell, contract or agree to contract to sell, hypothecate, pledge, grant any option or purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act with respect to any portion of its Videocon d2h ADSs issued pursuant to the Contribution Agreement, (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of any of the Videocon d2h ADSs, whether such transaction is to be settled by delivery of Videocon d2h ADSs or other securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in (i) or (ii) above. The Lock-up Period is the period beginning on the closing date of the Contribution Agreement and ending on the earlier of the date: (a) that is 12 months following the closing date or earlier if (x) the last sales price of Videocon d2h ADSs on the Nasdaq Stock Market (converted into Indian rupees on each such date at the Indian Rupee/U.S. Dollar Exchange Rate on such day) equals or exceeds 125% of the price per Videocon d2h ADS to be issued to the Silver Eagle stockholders (converted into Indian rupees at the Indian Rupee/U.S. Dollar Exchange Rate prevailing on the closing date of the Contribution Agreement) (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within three years from the closing date, after which transfers of 50% of the Videocon d2h ADSs will be permitted, or (y) the last sales price of Videocon d2h ADSs on the Nasdaq Stock Market (converted into Indian rupees on each such date at the Indian Rupee/U.S. Dollar Exchange Rate on such day) equals or exceeds 150% of the price per Videocon d2h ADS to be issued to the Silver Eagle stockholders (converted into Indian rupees at the Indian Rupee/U.S. Dollar Exchange Rate prevailing on the closing date of the Contribution Agreement) (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period within three years from the closing date, after which transfers of the remaining 50% of the Videocon d2h ADSs will be permitted), (b) Videocon d2h consummates a liquidation, merger, stock exchange or other similar transaction that results in all of the equityholders of Videocon d2h (including the holders of the Videocon d2h ADSs) having the right to exchange their equity securities for cash, securities or other property and (c) Videocon d2h consummates an initial public offering of its Equity Shares in India with such shares listed on a recognized stock exchange in India. In addition, the Sponsor shall also be permitted to transfer the Videocon d2h ADSs to Videocon d2h in connection with any redemption, repurchase, acquisition, exchange, tender offer or otherwise of Videocon d2h ADSs in the event that the holders of the Videocon d2h ADSs (other than the Sponsor) fail to sell a sufficient number of Videocon d2h ADSs in connection with any such redemption, repurchase, acquisition, exchange, tender offer or other similar transaction.

Other than the Transaction and as disclosed under “Selling Shareholders,” Videocon d2h is not aware of any plans by any significant shareholders to dispose of significant numbers of Videocon d2h ADSs or equity shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for Videocon d2h ADSs or equity shares may dispose of significant numbers of Videocon ADSs or equity shares in the future. Videocon d2h cannot predict what effect, if any, future sales of Videocon d2h ADSs or equity shares, or the availability of ADSs or equity shares for future sale, will have on the trading price of Videocon d2h ADSs from time to time. Sales of substantial amounts of Videocon d2h ADSs or equity shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of Videocon d2h ADSs.

Regulation S

Regulation S under the Securities Act provides an exemption from registration requirements in the United States for offers and sales of securities that occur outside the United States. Rule 903 of Regulation S provides the conditions to the exemption for a sale by an issuer, a distributor, their respective affiliates or anyone acting on their behalf, while Rule 904 of Regulation S provides the conditions to the exemption for a resale by persons other than those covered by Rule 903. In each case, any sale must be completed in an offshore transaction, as that term is defined in Regulation S, and no directed selling efforts, as that term is defined in Regulation S, may be made in the United States.

Videocon d2h is a foreign issuer as defined in Regulation S. As a foreign issuer, securities that Videocon d2h sells outside the United States pursuant to Regulation S are not considered to be restricted securities under the Securities Act, and, subject to the offering restrictions imposed by Rule 903, are freely tradable without registration or restrictions under the Securities Act, unless the securities are held by Videocon d2h’s affiliates. Generally, subject to certain limitations, holders of Videocon d2h’s restricted shares who are not affiliates of Videocon d2h or who are affiliates of Videocon d2h solely by virtue of their status as an officer or director of Videocon d2h may, under Regulation S, resell their restricted shares in an “offshore transaction” if none of the seller, its affiliate nor any person acting on their behalf engages in directed selling efforts in the United States and, in the case of a sale of Videocon d2h restricted shares by an officer or director who is an affiliate of Videocon d2h solely by virtue of holding such position, no selling commission, fee or other remuneration is paid in connection with the offer or sale other than the usual and customary broker’s commission that would be received by a person executing such transaction as agent. Additional restrictions are applicable to a holder of Videocon d2h restricted shares who will be an affiliate of Videocon d2h other than by virtue of his or her status as an officer or director of Videocon d2h.

Videocon d2h is not claiming the potential exemption offered by Regulation S in connection with the offering of newly issued shares outside the United States and will register all of the newly issued shares under the Securities Act.

Rule 144

All of Videocon d2h’s equity shares that will be outstanding upon the completion of the Transaction, other than those equity shares sold in connection with the Transaction, are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act. In general, beginning 90 days after the date of this proxy statement/prospectus, a person (or persons whose shares are aggregated) who, at the time of a sale, is not, and has not been during the three months preceding the sale, an affiliate of Videocon d2h and has beneficially owned Videocon d2h’s restricted securities for at least six months will be entitled to sell the restricted securities without registration under the Securities Act, subject only to the availability of current public information about Videocon d2h. Persons who are affiliates of Videocon d2h and have beneficially owned Videocon d2h’s restricted securities for at least six months may sell a number of restricted securities within any three-month period that does not exceed the greater of the following:

•	1% of the then outstanding equity shares of the same class, in the form of ADSs or otherwise, which, immediately after the Transaction, will equal four equity shares; or
•	the average weekly trading volume of Videocon d2h’s equity shares of the same class, in the form of ADSs or otherwise, during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC.

Sales by affiliates of Videocon d2h under Rule 144 are also subject to certain requirements relating to manner of sale, notice and the availability of current public information about Videocon d2h.

Assuming there is no change to Videocon d2h’s register of members between the date of this proxy statement/prospectus and the expiration of the lock-up agreements (other than to give effect to the Transaction), Videocon d2h expects that, as of the date of expiration of the lock-up agreements, 242 million equity shares will be available for sale under Rule 144 by Videocon d2h’s current affiliates (subject to volume and manner of sale limitations under Rule 144).

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of Videocon d2h’s employees, consultants or advisors who purchases equity shares from Videocon d2h in connection with a compensatory stock plan or other written agreement executed prior to the completion of the Transaction is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Registration Rights

Registration Rights Arrangements with the Principal Shareholders

Videocon d2h intends to enter into a registration rights agreement with its Principal Shareholders granting such holders certain demand, piggy-back and shelf registration rights. The offer and sale of any Equity Shares by the Principal Shareholders is subject to terms of the Lock-Up Agreement between Videocon d2h and such holders.

Reoffer/Resale Rights and Registration Rights Relating to the Founders

For a discussion of the reoffer/resale rights and registration rights relating to the Founders or Founder Shares, see “Certain Relationships and Related Transactions”.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of Videocon d2h’s equity shares as of March 2, 2015, the record date for the special meeting of stockholders, and as adjusted to reflect the issuance of Videocon d2h equity shares which will be represented by the Videocon d2h ADSs, held by:

•	each of Videocon d2h’s directors and executive officers who own beneficially more than 1.0% of Videocon d2h’s outstanding equity share capital; and
•	each person known to Videocon d2h to own beneficially more than 5.0% of Videocon d2h’s outstanding equity share capital.

Each of Videocon d2h’s shareholders is entitled to one vote on all matters that require a vote of shareholders, and none of its shareholders has any contractual or other special voting rights. Videocon d2h is not aware of any arrangement that may, at a subsequent date, result in a change of control of Videocon d2h. As of March 2, 2015, Videocon d2h did not have any U.S. record holders of its equity shares.

Name of Beneficial Owner	Pre-Transaction		Post-Transaction(1)
	Number	Percent	Number	Percent (assuming no redemptions)	Percent (assuming maximum redemptions)
Directors:
Saurabh Pradipkumar Dhoot	149,990,000	61.98	149,990,000	38.2%	41.3%
Shivratan Jeetmal Taparia	—	—	—	—
Pradeep Ramwilas Rathi	—	—	—	—
Nabankur Gupta	—	—	—	—
Karunchandra Srivastava	—	—	—	—
Harry E. Sloan(2)	—	—	19,908,000	5.1%	5.5%
Jeff Sagansky(2)	—	—	19,908,000	5.1%	5.5%
Executive Officers:
Anil Khera	—	—	—	—
Rohit Jain	—	—	—	—
Himanshu Patil	—	—	—	—
Avanti Kumar Kanthaliya	—	—	—	—
Siddharth Kabra	—	—	—	—
Principal Shareholders (more than 5%):
Saurabh Pradipkumar Dhoot(3)	149,990,000	61.98	149,990,000	38.2%	41.3%
Shree Dhoot Trading And Agencies Limited(4)	45,980,000	19.00	45,980,000	11.7%	12.6%
Dome-Bell Electronics India Private Limited(5)	45,980,000	19.00	45,980,000	11.7%	12.6%
Global Eagle Acquisition LLC(2)	—	—	19,510,000	5.0%	5.4%

(1)	Held in the form of equity shares or equity shares represented by ADSs.
(2)	Messrs. Sloan and Sagansky are members of Global Eagle Acquisition LLC. Includes 19,510,000 shares held by Global Eagle Acquisition LLC, and Messrs. Sloan and Sagansky share voting and dispositive control over the shares. Messrs. Sloan and Sagansky disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.
(3)	Consists of 45,980,000 equity shares held by each of Synergy Appliances Private Limited, Solitaire Appliances Private Limited and Greenfield Appliances Private Limited and 12,050,000 equity shares held by Platinum Appliances Private Limited. A significant majority of the shareholding in each of these entities is owned (directly or indirectly) by Mr. Saurabh Pradipkumar Dhoot and he is deemed to beneficially own all shares owned by these entities, including more than 5.00% beneficially owned by Mrs. Pooja A. Dhoot, a Dhoot family member, on account of minority shareholding in these entities.
(4)	Shree Dhoot Trading And Agencies Limited is owned and controlled by Auto Cars, a partnership firm, the partners of which are members of the Dhoot family, specifically, Smt. Kesharbai Dhoot, Mrs. Ramabai V. Dhoot, Mrs. Sushma R. Dhoot, Mrs. Nalinibai P. Dhoot and Mr. Akshay R. Dhoot, along with Mr. Venugopal N. Dhoot (including as the ‘karta’ of a hindu undivided family). As a result, these individuals collectively are deemed to be beneficial owners of shares owned by Shree Dhoot Trading And Agencies Limited.
(5)	Dome-Bell Electronics India Private Limited is ultimately owned and controlled by Mr. Venugopal N. Dhoot, Mr. Rajkumar N. Dhoot and Mr. Pradipkumar N. Dhoot, through various entities, and as a result these individuals collectively are deemed to be beneficial owners of shares owned by Dome-Bell Electronics India Private Limited.

SELLING SHAREHOLDERS

This proxy statement/prospectus registers under the Securities Act the possible resale of Videocon d2h ADSs that may be received in the Transaction by the selling shareholders listed in the table below. The table below sets forth information, based upon written representations supplied to Videocon d2h, by the selling shareholders identified in the table, with respect to such selling shareholders’ beneficial ownership of Videocon d2h ADSs as of the date hereof.

Immediately prior to consummation of the Transaction, the selling shareholders identified below are expected to hold shares of Silver Eagle’s common stock. The maximum number of Videocon d2h ADSs that Global Eagle Acquisition LLC and Messrs. Sloan and Sagansky would beneficially hold immediately following the Transaction is 5,235,000.

Because each such selling shareholder may, from time to time, sell, transfer or otherwise dispose of all, some or none of the Videocon d2h ADSs covered by this proxy statement/prospectus, Videocon d2h cannot determine the number of such ADSs that will be sold, transferred or otherwise disposed of by each such selling shareholder, or the amount or percentage of the Videocon d2h ADSs that will be beneficially held by each such selling shareholder upon termination of the offering. For purposes of the table below, we assume that each selling shareholder will sell all of the Videocon d2h ADSs expected to be received by him or it in the Transaction and covered by this proxy statement/prospectus.

Unless otherwise described below, none of the selling shareholders nor any of their affiliates has held any position or office with or otherwise had any material relationship with either Silver Eagle or Videocon d2h or any of their respective affiliates during the three years prior to the date of this proxy statement/prospectus.

	Held Prior to the Offering		Received in Transaction	Held After the Offering(1)
Name of Selling Shareholder(2)	Number of Videocon d2h ADSs beneficially owned	Percent of Videocon d2h ADSs outstanding	Maximum number of Videocon d2h ADSs received in the Transaction	Number of Videocon d2h ADSs beneficially owned	Percent of Videocon d2h ADSs outstanding (assuming no redemptions)	Percent of Videocon d2h ADSs outstanding (assuming maximum redemptions)
Global Eagle Acquisition LLC(3)(4)	0	*	4,877,500	4,877,500	12.9%	16.1%
Harry E. Sloan(3)(5)	0	*	4,977,000	4,977,000	13.2%	16.4%
Jeff Sagansky(3)(6)	0	*	4,977,000	4,977,000	13.2%	16.4%
James A. Graf	0	*	242,500	242,500	*	*
James M. McNamara	0	*	25,000	25,000	*	*
Ernest Del	0	*	25,000	25,000	*	*
Eli Baker	0	*	25,000	25,000	*	*
Jay Itzkowitz	0	*	25,000	25,000	*	*

*	Represents less than one percent of the total number of Videocon d2h ADSs outstanding as of the date of this proxy statement/prospectus.
**	Represents less than one percent of the total number of Videocon d2h ADSs expected to be outstanding upon completion of the Transaction.
***	Represents less than one percent of the total number of Videocon d2h ADSs expected to be outstanding upon completion of the Transaction.
(1)	Assumes all Videocon d2h ADSs, the resale of which is being registered hereby, are sold by the selling shareholders.
(2)	The business address of each of the following is 1450 2nd Street, Suite 247, Santa Monica, CA 90401.
(3)	Includes 4,877,500 Videocon d2h ADSs issuable in the Transaction in respect of 4,877,500 shares of Silver Eagle common stock held by Global Eagle Acquisition LLC as of the date hereof. Messrs. Sloan and Sagansky are members of Global Eagle Acquisition LLC. The shares of Silver Eagle common stock are owned by Global Eagle Acquisition LLC, and Messrs. Sloan and Sagansky share voting and dispositive control over the shares. Messrs. Sloan and Sagansky disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.
(4)	Prior to Silver Eagle’s initial public offering, Silver Eagle was a wholly-owned subsidiary of Global Eagle Acquisition LLC. Global Eagle Acquisition LLC acted as the sponsor of Silver Eagle’s initial public offering and, since the closing of such offering, has directly held 18.8% of the shares of Silver Eagle’s outstanding common stock. As a result, Global Eagle Acquisition LLC may be deemed to have a material relationship with Silver Eagle.
(5)	Harry E. Sloan has been the Chairman and Chief Executive Officer of Silver Eagle since April 11, 2013. Mr. Sloan also is the brother-in-law of James A. Graf, who has served as Silver Eagle’s Vice President, Chief Financial Officer, Treasurer and Secretary since April 11, 2013. In addition, Mr. Sloan is a member of Global Eagle Acquisition LLC and shares voting and dispositive control over the shares of Silver Eagle common stock held by Global Eagle Acquisition LLC (see notes (3) and (4) above). As a result, Mr. Sloan may be deemed to have a material relationship with Silver Eagle. Mr. Sloan will also be appointed as a director of Videocon d2h following the Transaction. As a result, Mr. Sloan may be deemed to have a material relationship with Videocon d2h as well.
(6)	Jeff Sagansky has been the President of Silver Eagle since April 11, 2013. In addition, Mr. Sagansky is a member of Global Eagle Acquisition LLC and shares voting and dispositive control over the shares of Silver Eagle common stock held by Global Eagle Acquisition LLC (see notes (3) and (4) above). As a result, Mr. Sagansky may be deemed to have a material relationship with Silver Eagle. Mr. Sagansky will also be appointed as a director of Videocon d2h following the Transaction. As a result, Mr. Sagansky may be deemed to have a material relationship with Videocon d2h as well.

The resales of the Videocon d2h ADSs which the selling shareholders listed in the table above may receive in the Transaction are being registered to permit public secondary trading of these securities by the holders of such securities from time to time. Registration of the ADSs does not mean that such securities necessarily will be offered or sold. Videocon d2h will not receive any proceeds from any such offer or sale by the selling shareholders.

The selling shareholders may sell such Videocon d2h ADSs from time to time directly to purchasers or through underwriters, broker-dealers or agents, at fixed prices, at prevailing market prices at the time of sale, at varying prices or negotiated prices, by a variety of methods, including the following:

•	in negotiated transactions, or in trading markets for Videocon d2h ADSs;
•	in the trading markets for Videocon d2h ADSs;
•	in the over-the-counter market or on any national securities exchange on which Videocon d2h ADSs may be listed or quoted at the time of sale;
•	in transactions otherwise than on such exchanges or in the over-the-counter market;
•	through a combination of any such methods; or
•	through any other method permitted under applicable law.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Silver Eagle

Founder Shares

In April 2013, the Sponsor and Dennis A. Miller purchased 10,000,000 founder shares for $25,000, or $0.0025 per share. On June 18, 2013, the Sponsor and Mr. Miller contributed, on a pro rata basis, an aggregate of 2,812,500 founder shares to the Company at no cost for cancellation, resulting in the Sponsor and Mr. Miller owning an aggregate of 7,187,500 founder shares. On July 10, 2013, the Sponsor and Mr. Miller transferred 35,000 founder shares on a pro rata basis to each of James M. McNamara and Ernest Del, each of whom paid a purchase price of $175 for their respective shares and agreed to serve on the Company’s board of directors upon the closing of Silver Eagle’s initial public offering.

On July 22, 2013, in connection with the increase of the size of Silver Eagle’s initial public offering, Silver Eagle effected a stock dividend of 0.2 shares for each outstanding share of common stock, resulting in Silver Eagle’s founders holding an aggregate of 8,625,000 shares of Silver Eagle common stock. Each of Silver Eagle’s independent directors thereafter transferred 6,650 shares to the Sponsor and 350 shares to Mr. Miller.

On July 30, 2013, the Sponsor forfeited 475,000 shares and Dennis A. Miller forfeited 25,000 shares of common stock in connection with the partial exercise of the underwriters’ over-allotment option, so that the founders, consisting of the Sponsor, Mr. Miller and the executive officers and independent directors, own 20.0% of the Silver Eagle’s issued and outstanding shares.

Rights.  The founder shares are identical to the public shares except that (i) the founder shares are subject to certain transfer restrictions, as described herein, and (ii) the founders have agreed to waive their redemption rights in connection with the Transaction and with respect to the founder shares and any public shares they may purchase, and to waive their redemption rights with respect to the founder shares if Silver Eagle fails to complete an initial business combination within the required timeframe.

Voting.  The Initial Stockholders have agreed to vote their founder shares and any public shares purchased during or after Silver Eagle’s initial public offering in favor of the Transaction.

Liquidation.  Although the founders and their permitted transferees have waived their redemption rights with respect to the founder shares if Silver Eagle fails to complete a business combination within the prescribed time frame, they will be entitled to redemption rights with respect to any public shares that they may own.

Private Placement Warrants

The Sponsor and Dennis A. Miller also purchased from Silver Eagle an aggregate of 15,000,000 private placement warrants at a price of $0.50 per warrant (a purchase price of $7.5 million), in a private placement that occurred simultaneously with the completion of Silver Eagle’s initial public offering. Each private placement warrant entitles the holder to purchase one-half of one share of Silver Eagle common stock at $5.75 per half share. If the Transaction is consummated, then the Videocon d2h ADSs issued to the holders of the private placement warrants will be subject to a six-month lockup period.

If the Company does not complete a business combination, the proceeds from the sale of the private placement warrants will be part of the liquidating distribution to the public stockholders and the private placement warrants will expire worthless.

Reoffer/Resale Rights

Under the Contribution Agreement, Videocon d2h has agreed to take all necessary action to cause the registration statement of which this proxy statement/prospectus forms a part to include a reoffer prospectus relating to the offer and sale by from time to time, separately or together, by any persons (including their donees, pledgees, assignees, transferees or other successors) who may be deemed to be affiliates of Silver Eagle pursuant to Rule 145(c) under the Securities Act of any Equity Shares (represented by ADSs) received or to be received by them pursuant to the Transaction. Videocon d2h has also agreed that, prior to such time as the registration statement/prospectus ceases to be effective under the Securities Act or the prospectus contained therein relating to such Equity Shares ceases to be current, it will file with the SEC a post-effective amendment to this registration statement on Form F-4, or a new registration statement, and take all such other actions necessary to ensure that there is an effective registration statement containing a prospectus that remains current (and to qualify for sale under required U.S. state securities laws) covering the offer and sale of the Equity Shares.

Registration Rights Arrangements with Holders of Founders Shares

In addition, Videocon d2h, Silver Eagle and the holders of the founder shares of Silver Eagle have agreed to enter into a registration rights agreement as of the closing of Transaction which includes the foregoing resale rights, piggyback registration rights, as well as other customary rights and provisions (including for the payment by such security holders of their related fees and expenses (including underwriting commissions) associated with any such registration, including underwritten takedowns). Videocon d2h, Silver Eagle and the holders of the Founders Shares have agreed that the fees, costs, expenses, commissions or other such charges related to the reoffer/resale rights provided to affiliates of Silver Eagle described in the immediately preceding paragraph will be borne by such Silver Eagle security holders and not by Videocon d2h. In the event that both Videocon d2h and affiliates of Silver Eagle register and sell any securities in an offering covered by the registration rigths agreement, the fees, costs, expenses and other such charges will be shared among them on a pro rata basis based on the number of Equity Shares sold by each seller. The obligation of Videocon d2h to provide registration rights to the affiliates of Silver Eagle will terminate three years from the closing date of the Transaction.

The offer and sale of any equity shares by the holders of the founders shares is subject to the Sponsor Lock-Up Agreement between Videocon d2h and the Sponsor.

Administrative Services

Silver Eagle has agreed to pay Mr. Graf, or an entity owned and controlled by him, a monthly consulting fee of $15,000 plus, in the event that Mr. Graf is no longer receiving medical insurance from an employer, an additional amount per month to reimburse Mr. Graf for the purchase of such insurance, for services prior to the completion of the Transaction, including preparation of Silver Eagle’s financial statements, SEC filings, financial due diligence of targets for a business combination and negotiations of an agreement for a business combination. Additionally, Silver Eagle will reimburse the Sponsor for office space, secretarial and administrative services provided to members of Silver Eagle’s management team by the Sponsor, members of the Sponsor, and its management team or their affiliates in an amount not to exceed $10,000 per month in the event such space and/or services are utilized and Silver Eagle does not pay a third party directly for such services. Upon completion of the Transaction, Silver Eagle will cease paying these monthly fees. In addition, in order to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of Silver Eagle’s officers and directors may, but are not obligated to, loan Silver Eagle funds as may be required. If the Transaction is completed, Silver Eagle would repay such loaned amounts. In the event that the Transaction is not completed, Silver Eagle may use a portion of the working capital held outside the trust account to repay such loaned amounts, but no proceeds from the trust account would be used for such repayment. The terms of such loans by Silver Eagle officers and directors, if any, have not been determined and no written agreements exist with respect to such loans.

Working Capital Loan

On November 12, 2014, Silver Eagle issued a convertible promissory note (the “Convertible Note”) to the Sponsor that provides for the Sponsor to advance to Silver Eagle, from time to time, up to $1,000,000 for ongoing expenses. The Convertible Note is non-interest bearing and is payable on the earlier of (i) the completion of a Business Combination by the Company or (ii) July 30, 2015. At the option of the Sponsor, any amounts outstanding under the Convertible Note may be converted into warrants to purchase shares of common stock of the Company at a conversion price of $0.50 per warrant. Each warrant will entitle the Sponsor to purchase one-half of one share of common stock of the Company at an exercise price of $5.75 per half share ($11.50 per whole share). Each warrant will contain other terms identical to the terms contained in the private placement warrants previously issued to the Sponsor. As of November 12, 2014, Silver Eagle had drawn $300,000 upon the Convertible Note.

Videocon d2h Interests of Management in Certain Transactions

Videocon d2h entered into an agreement dated July 21, 2008 with Mr. Saurabh Pradipkumar Dhoot, its Executive Director, whereby it was authorized to obtain registration of the trademarks “d2h”, “D2H” and “DIRECT HAI CORRECT HAI” in its name. During fiscal year 2013, Videocon d2h paid Rs.0.05 million as royalty to Mr. Saurabh Pradipkumar Dhoot. However, subsequently Videocon d2h obtained registrations for these trademarks in its own name and accordingly no further royalty is payable to Mr. Saurabh Pradipkumar Dhoot.

Videocon d2h entered into a leave and license agreement dated August 1, 2010 with Mrs. Shelly Anil Khera, the wife of Mr. Anil Khera, Videocon d2h’s Chief Executive Officer, for the license to use the premises located at Borivali, Mumbai for commercial purposes. During the fiscal year 2013, fiscal year 2014 and the six months ended September 30, 2014, Videocon d2h paid Mrs. Shelly Anil Khera rent amounting to Rs.1.22 million, Rs.1.15 million and Rs.0.61 million, respectively.

Shivratan Jeetmal Taparia is an Independent Director of Videocon d2h and has served on the board of directors of Videocon d2h since October 11, 2012. Mr. Taparia also sits on the board of directors of The Supreme Industries Limited, one of the suppliers of some accessories for multi-dwelling units to Videocon d2h. Transaction amounts between Videocon d2h and The Supreme Industries Limited were Rs.2.62 million, Rs.0.50 million for fiscal years 2013 and 2014 respectively, and Rs.0.52 million for the interim period ended September 30, 2014.

TRANSACTIONS WITH RELATED PARTIES

Purchase of components of consumer premises equipment and spares

Videocon d2h purchases a majority of the set-top boxes, outdoor units and its accessories and spares from Trend Electronics Limited, pursuant to an agreement dated March 11, 2011, for a price to be negotiated from time to time, either through purchase orders or through correspondence. Videocon d2h made purchases amounting to Rs.6,753.48 million, Rs.5,832.31 million and Rs.3,583.61 million from Trend Electronics Limited during fiscal year 2013, fiscal year 2014 and the six months ended September 30, 2014, respectively. With a view to protect its capital expenditure plans against potential foreign currency fluctuations and availing itself of a discount on bulk procurement of set-top boxes from Trend Electronics Limited, Videocon d2h entered into a memorandum of understanding with Trend Electronics Limited on February 23, 2015, whereby Trend Electronics Limited has agreed to provide an average price reduction of Rs. 60 per set-top box (up to 3 million set-top boxes) purchased by Videocon d2h from Trend Electronics Limited during fiscal year 2016. In consideration of this price reduction, Videocon d2h has agreed to create a lien over a fixed deposit of Rs. 2,000 million in favor of Trend Electronics Limited or its nominees.

During fiscal year 2014, Videocon d2h purchased certain set-top boxes and spares from KAIL Limited for an aggregate amount of Rs.52.94 million.

Videocon d2h purchases spares and parts to be used for maintenance of the consumer premises equipment from time to time from certain entities forming part of the Videocon Group. Videocon d2h made such purchases from Techno Electronics Limited during the fiscal year 2013 amounting to Rs.0.34 million; from Tekcare India Private Limited during the fiscal year 2013, fiscal year 2014 and the six months ended September 30, 2014 amounting to Rs.0.13 million, Rs.1.92 million and Rs.0.78 million, respectively; and from Videocon Industries Limited during the fiscal year 2013, fiscal 2014 and the six months ended September 30, 2014 amounting to Rs.16.21 million, Rs.7.56 million and Rs.7.40 million, respectively.

Expenses towards business support, IT support, call centre and other services

Videocon d2h entered into an agreement dated January 14, 2011 with Infodart Technologies India Limited (“Infodart”), pursuant to which Infodart provides certain SAP support services, IT Hardware support and maintenance service and bar code recognition software services to Videocon d2h. During fiscal year 2013, fiscal year 2014 and the six months ended September 30, 2014, the amounts Videocon d2h paid to Infodart for their services were Rs.22.82 million, Rs.39.25 million and Rs.21.92 million, respectively.

Certain Videocon Group entities provide Videocon d2h with business support services in the nature of logistics and warehousing from time to time. Videocon d2h paid them fees amounting to Rs.125.87 million and Rs.31.67 million during the fiscal year 2014 and the six months ended September 30, 2014, respectively, to Videocon Industries Limited; and Rs.44.61 million to Jubilant Logistics Limited during the six months ended September 30, 2014.

Videocon d2h has entered into arrangements with Quadrant Televentures Limited and Videocon Telecommunications Limited, pursuant to which, these entities provide toll free number and call centre services to Videocon d2h and Videocon Telecommunications Limited also provides Multiprotocol label switching, or MPLS, services to Videocon d2h. During the fiscal year 2013, fiscal year 2014 and the six months ended September 30, 2014, Videocon d2h paid Rs.5.44 million, Rs.37.37 million and Rs.26.48 million to Quadrant Televentures Limited, respectively and Rs.84.55 million, Rs.12.90 million and Rs.2.31 million to Videocon Telecommunications Limited, respectively, for providing the call center services.

During the six months ended September 30, 2014, Videocon d2h incurred expenses towards maintenance of Consumer Premises Equipment of Rs.0.83 million through Force Appliances Private Limited.

Purchase of office equipment

Videocon d2h purchases certain equipment for use in its offices or by its employees from certain Videocon Group entities from time to time. During the fiscal year 2013, fiscal year 2014 and the six months ended September 30, 2014, it purchased mobile phones and other such electronics from Planet ‘M’ Retail Limited for an aggregate amount of Rs.1.61 million, Rs.0.13 million and Rs.0.01 million, respectively and office equipment from Techno Kart India Limited (formerly Next Retail India Limited) for Rs.0.01 million, Rs.0.02 million and Rs.0.02 million, respectively. Videocon d2h also purchased UPS from Value Industries Limited for Rs.4.88 million during the six months ended September 30, 2014.

Expenses towards schemes offered by Videocon d2h’s to its distribution network

Videocon d2h purchases certain electronics and other goods to be distributed to its dealers and distributors from time to time as part of schemes. During the fiscal year 2013, fiscal year 2014 and the six months ended September 30, 2014, it purchased such electronic goods from PE Electronics Limited for an aggregate amount of Rs.0.67 million, Rs.2.47 million and Rs.0.98 million, respectively and from Universal Digital Connect Limited during the fiscal year 2013, fiscal year 2014 for Rs.2.73 million, Rs.0.39 million, respectively.

Marketing expenses

Topaki Media Private Limited facilitates certain marketing activities for Videocon d2h, in particular through placement of its advertisements in newspapers and on television from time to time, in lieu of which, Videocon d2h has incurred marketing expenses aggregating to Rs.151.67 million, Rs.137.25 million and Rs.12.57 million to Topaki Media Private Limited during the fiscal year 2013, fiscal year 2014 and the six months ended September 30, 2014.

Royalty expenses

Pursuant to a deed of trademark usage license entered into between Videocon d2h and CE India Limited, Videocon d2h has acquired the non-exclusive license to use the ‘Videocon’ and ‘V’ trademarks for its business activities, subject to annual royalty payments. During the fiscal year 2013 and fiscal year 2014, Videocon d2h made royalty payments aggregating to Rs.0.53 million and Rs.0.51 million, respectively, to CE India Limited.

Loans and advances

Videocon d2h availed an unsecured loan of Rs.2,000 million from Videocon Industries Limited during the fiscal year 2013. Together with a pre-existing unsecured loan of Rs.250 million granted by Videocon Industries Limited, the total outstanding unsecured loans availed by Videocon d2h from Videocon Industries Limited amounted to Rs.2,250 million as on September 30, 2014. Further, Videocon d2h incurred finance costs towards payment of interest on such unsecured loans (at the rate of 2% less than the prevailing benchmark lending rate of the State Bank of India) of Rs.63.67 million and Rs.4.75 million during the fiscal year 2013 and fiscal year 2014, respectively.

In connection with the various transactions undertaken among Videocon d2h and entities belonging to the Videocon Group, Videocon d2h extends advances to such entities from time to time in the ordinary course of its business, which are typically adjusted within the same fiscal year. Videocon d2h made such advances to Universal Digital Connect Limited during the fiscal year 2013, fiscal 2014 and the six months ended September 30, 2014 amounting to Rs.3.47 million, Rs.34.75 million and Rs.93.06 million, respectively. Also Videocon Industries Limited has advanced Rs.280.43 million to Videocon d2h during fiscal year 2013, Videocon d2h has paid advance to Videocon Industries Limited of Rs.241 million and Rs.39.43 million during fiscal year 2014 and six months ended September 30, 2014 respectively

Revenue from sales

During the fiscal year 2013, fiscal 2014 and the six months ended September 30, 2014 Videocon d2h has sold recharges of Rs.0.01 million, Rs.0.01 million and Rs.0.56 million, respectively to Tekcare India Private Limited. Videocon d2h also received Rs.8.11 million, Rs.18.97 million and Rs.8.17 million from Universal Digital Connect Limited for providing a free viewing of Videocon d2h services for certain initial period to buyers purchasing integrated television sets (with inbuilt set-top box functionality) with the condition to subscribe to Videocon d2h’s services.

The amounts for the six months ended September 30, 2014 are unaudited.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Silver Eagle

Price Range of Silver Eagle Securities

Silver Eagle’s units, common stock, and warrants are each quoted on the OTCQB under the symbols EAGLU, EAGL, and EAGLW, respectively.

The following table includes the high and low bids for Silver Eagle’s units, common stock and warrants for the periods presented.

	Units(1)		Common Stock(2)		Warrants(3)
2015	High	Low	High	Low	High	Low
First Quarter	$12.45	$10.65	$11.65	$9.87	$1.00	$0.53
2014
Fourth Quarter	$10.60	$10.15	$9.86	$9.76	$0.78	$0.45
Third Quarter	$11.20	$10.11	$9.94	$9.74	$0.85	$0.45
Second Quarter	$12.14	$10.21	$10.30	$9.65	$0.85	$0.50
First Quarter	$10.65	$9.98	$9.78	$9.50	$1.28	$0.39
2013
Fourth Quarter	$10.20	$9.20	$10.00	$9.50	$0.60	$0.30
Third Quarter	$10.20	$10.00	$10.45	$5.01	$9.50	$0.16

(1)	Silver Eagle’s units began trading on NASDAQ on July 25, 2013. The figures for the third quarter of 2013 are for the period from July 25, 2013 through September 30, 2013.
(2)	Silver Eagle’s common stock began separate trading on NASDAQ on September 16, 2013. The figures for the third quarter of 2013 are for the period from September 16, 2013 through September 30, 2013.
(3)	Silver Eagle’s warrants began separate trading on NASDAQ on September 16, 2013; however, there were no sales prior to September 17, 2013. The figures for the third quarter of 2013 are for the period from September 17, 2013 through September 30, 2013.

On January 04, 2015 date before the public announcement of the Transaction, the Company’s units, common stock and warrants closed at $10.20, $9.80 and $0.50, respectively.

Holders

As of March 25, 2014, there was one holder of record of Silver Eagle’s units, five holders of record of its common stock and three holders of record of its warrants.

Dividends

Silver Eagle has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Transaction.

Videocon d2h

Price Range of Videocon d2h Securities

Historical market price information regarding Videocon d2h is not provided because there is no public market for Videocon d2h’s equity shares or ADSs.

As of the date of this proxy statement/prospectus, there were 8 holders of Videocon d2h equity shares.

Dividend Policy of Videocon d2h

Videocon d2h has not declared any dividends since its incorporation and has not adopted a formal dividend policy. The declaration and payment of dividends by Videocon d2h, if any, will be recommended by its Board of Directors and approved by its shareholders at their discretion, subject to the provisions of Videocon d2h’s Articles of Association and the Indian Companies Act. Further, dividends, if any, will depend on a number of factors, including, but not limited to, the earnings, capital requirements and overall financial position of Videocon d2h. In addition, Videocon d2h’s ability to pay dividends may be impacted by a number of other factors, including, restrictive covenants under its loan or financing documents, which may require it to obtain the consent of certain lenders prior to declaring and paying any dividends, including in the event it is in default of its repayment obligations under the financing documents.

In accordance with applicable Indian law, an Indian company is permitted to declare or pay dividends in any year only in cash and out of profits for that year after providing for depreciation, in the manner prescribed. In the event of inadequacy or absence of profits in a particular year, dividends may be paid out of the accumulated profits of the company (after providing for depreciation) which remain undistributed and transferred to the company’s free reserves, subject to the following conditions:

(i)	The rate of dividend declared does not exceed the average of the rates at which dividends were declared by the company in the preceding three years (except where no dividends have been declared in each of the preceding three years);
(ii)	The total amount drawn up from the accumulated profits does not exceed 1/10th of the sum of the company’s paid-up share capital and free reserves, as appearing in its latest audited balance sheet;
(iii)	The amount drawn up from the accumulated profits is first utilized to set-off the losses incurred in the fiscal year in which the dividend is proposed to be declared before any dividend in respect of equity shares is declared;
(iv)	The balance of reserves after such withdrawal do not fall below 15% of the company’s paid-up share capital, as appearing in its latest audited balance sheet; and
(v)	The carried over previous losses and depreciation not provided in the previous year or years are set off against the profit of the company in the current year.

Holders of the Videocon d2h ADSs will be entitled to receive dividends payable in respect of the Videocon d2h equity shares represented by ADSs. Cash dividends in respect of the equity shares represented by the Videocon d2h ADSs will be paid to the Depositary in Indian Rupees and, except as otherwise described under “Description of the American Depositary Shares,” will be converted by the Depositary into U.S. dollars for distribution to the registered holders of the Videocon d2h ADSs, net of any fees and expenses payable to the Depository in accordance with the Deposit Agreement. The equity shares represented by the Videocon d2h ADSs will rank equally with all its other outstanding equity shares in respect of dividends.

Dividends paid to non-resident holders of ADSs are not presently subject to tax in the hands of such holder. However, Videocon d2h will be liable to pay a “dividend distribution tax,” currently at an effective rate of 16.99% (inclusive of applicable surcharge and cess), on the total amount distributed as dividend as grossed up by the amount of such dividend distribution tax.

Dividend Policy Following the Transaction

Following completion of the Transaction, Videocon d2h’s board of directors will consider whether or not to institute a dividend policy. It is the present intention of Videocon d2h to retain any earnings for use in its business operations and, accordingly, Videocon d2h does not anticipate the board of directors declaring any dividends in the foreseeable future.

LEGAL MATTERS

The validity of the equity shares represented by the Videocon d2h ADSs offered by this proxy statement/prospectus will be the subject of a legal opinion by Amarchand & Mangaldas & Suresh A. Shroff & Co., New Delhi, India.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Representatives of Silver Eagle’s independent registered public accounting firm, KPMG LLP, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

The audited financial statements of Silver Eagle Acquisition Corp. as of December 31, 2014, and for the year ended December 31, 2014, included in this proxy statement/prospectus have been so included in reliance on a report of KPMG LLP an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The audited financial statements of Silver Eagle Acquisition Corp. as of December 31, 2013, and for the period from April 11, 2013 (inception) through December 31, 2013, included in this proxy statement/prospectus have been so included in reliance on a report of Rothstein Kass, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The financial statements of Videocon d2h Limited (restated) as of March 31, 2014 and 2013 and for each of the two years in the period ended March 31, 2014 included in this proxy statement/prospectus have been so included in reliance on the report of Khandelwal Jain & Co., an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm as experts in auditing and accounting.

APPRAISAL RIGHTS

Silver Eagle stockholders do not have appraisal rights in connection with the Transaction under Delaware law.

ENFORCEABILITY OF CIVIL LIABILITIES

Videocon d2h is a public limited company organized under the laws of the Republic of India. Substantially all of the directors and executive officers of Videocon d2h (other than Harry E. Sloan and Jeff Sagansky), and certain of the experts named in this proxy statement/prospectus are residents of non-United States jurisdictions and all or a substantial portion of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons with respect to matters arising under the Securities Act or to enforce against them, in original actions or in actions for enforcement of judgments of United States courts, liabilities predicated upon the United States federal securities laws.

Irrespective of any jurisdictional issues, Indian courts may not enforce a provision of the U.S. federal securities laws that is either penal in nature or contrary to public policy. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Indian courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, would not be available under Indian law or enforceable in an Indian court, if they are considered to be contrary to Indian public policy (as the case may be). An award of punitive damages under a United States court judgment based upon United States federal securities laws is likely to be construed by Indian courts to be penal in nature and therefore unenforceable in India.

Section 44A of the C.P.C., provides that where a foreign judgment has been rendered by a superior court in any country or territory outside of India which the GoI has by notification declared to be a reciprocating territory, such foreign judgment may be enforced in India by proceedings in execution as if the judgment had been rendered by an appropriate court in India. However, the enforceability of such judgments is subject to the exceptions set forth in Section 13 of the C.P.C. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

•	where the judgment has not been pronounced by a court of competent jurisdiction;
•	where the judgment has not been given on the merits of the case;

•	where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;
•	where the proceedings in which the judgment was obtained were opposed to natural justice;
•	where the judgment has been obtained by fraud; or
•	where the judgment sustains a claim founded on a breach of any law in force in India.

India is not a signatory to the “Convention on the Recognition and Enforcement of Foreign Judgments in Civil and Commercial Matters” or any other international treaty in relation to the recognition or enforcement of foreign judgments. Section 44A of the C.P.C. provides that where a foreign judgment has been rendered by a superior court in any country or territory outside India which the Government of India has declared to be a reciprocating territory, it may be enforced in India as if the judgment had been rendered in India. The United States has not been declared by the GoI to be a reciprocating territory for the purposes of Section 44A of the C.P.C. If a judgment of a foreign court is not enforceable under Section 44A of the C.P.C. as described above, it may be enforced in India only by a suit filed upon the judgment, subject to Section 13 of the C.P.C., and not by proceedings in execution. Accordingly, a judgment of a court in the United States may be enforced only by filing a fresh suit on the basis of the judgment and not by proceedings in execution. The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is difficult to predict whether a suit brought in an Indian court will be disposed of in a timely manner or be subject to untimely delay. Furthermore, it is unlikely that an Indian court would enforce a foreign judgment if it viewed the amount of damages awarded as excessive or inconsistent with public policy or practice in India.

A party seeking to enforce a foreign judgment in India is required to obtain prior approval from the Reserve Bank of India under the Foreign Exchange Management Act, 1999, as amended, to repatriate any amount recovered pursuant to such enforcement. Any judgment in a foreign currency would be converted into Indian Rupees on the date of judgment and not on the date of payment.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, Silver Eagle and servicers that it employs to deliver communications to Silver Eagle stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement/prospectus. Upon written or oral request, Silver Eagle will deliver a separate copy of the proxy statement/prospectus to any stockholder at a shared address to which a single copy of the proxy statement/prospectus was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement/prospectus may likewise request that Silver Eagle deliver single copies of the proxy statement/prospectus in the future. Stockholders may notify Silver Eagle of their requests by calling or writing Silver Eagle at Silver Eagle’s principal executive offices at 1450 2nd Street, Suite 247, Santa Monica, California 90401, Attn: Secretary.

TRANSFER AGENT AND REGISTRAR

The transfer agent for Silver Eagle’s securities and warrant agent for Silver Eagle’s warrants is Continental Stock Transfer & Trust Company.

SUBMISSION OF STOCKHOLDER PROPOSALS

Silver Eagle’s board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

Stockholder proposals for the 2015 annual meeting must be received at Silver Eagle’s principal executive offices within a reasonable time before Silver Eagle begins to print and send proxy materials, and must otherwise comply with the SEC’s rules, to be considered for inclusion in Silver Eagle’s proxy materials.

If you intend to present a proposal at the Silver Eagle’s next annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to Silver Eagle. Silver Eagle must receive this notice no earlier than the opening of business on the 120th day before the meeting and no later than (x) the close of business on the 90th day before the meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the annual meeting is first made by Silver Eagle.

If you intend to present a proposal at the 2015 annual meeting, or if you want to nominate one or more directors at the 2015 annual meeting, you must comply with the advance notice provisions of Silver Eagle’s bylaws. If the Transaction is completed, Silver Eagle’s bylaws will be amended and restated. You may contact Silver Eagle’s Secretary at Silver Eagle’s principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

As a foreign private issuer, Videocon d2h will file its Annual Report on Form 20-F with the SEC no later than 120 days following its fiscal year end. Silver Eagle files reports, proxy statements/prospectus and other information with the SEC as required by the Exchange Act. You can read Silver Eagle’s SEC filings, including this proxy statement/prospectus, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document Silver Eagle files with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580 Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement/prospectus at no cost or if you have questions about the Transaction or the proposals to be presented at the special meeting, you should contact Silver Eagle by telephone or in writing:

James A. Graf, Secretary
Silver Eagle Acquisition Corp.
1450 2nd Street, Suite 247
Santa Monica, California 90401
Tel: (310) 209-7280
Email: jgraf@geacq.com

You may also obtain these documents at no cost by requesting them in writing or by telephone from Silver Eagle’s proxy solicitation agent at the following address and telephone number:

Morrow & Co., LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200
Email: EAGL.info@morrowco.com

If you are a stockholder of Silver Eagle and would like to request documents, please do so by March 25, 2015 to receive them before the Silver Eagle special meeting of stockholders. If you request any documents from Silver Eagle, it will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement/prospectus relating to Silver Eagle has been supplied by Silver Eagle, and all such information relating to Videocon d2h has been supplied by Videocon d2h. Information provided by either Silver Eagle or Videocon d2h does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement/prospectus of Silver Eagle for the special meeting of Silver Eagle stockholders and public warrantholders. Silver Eagle has not authorized anyone to give any information or make any representation about the Transaction, Silver Eagle or Videocon d2h that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

Videocon d2h Limited
Audited Financial Statements (Restated)
Report of Independent Registered Public Accounting Firm	F-2
Income Statement (Restated) for the fiscal years ended March 31, 2014 and 2013	F-4
Statement of Financial Position (Restated) as of March 31, 2014 and 2013	F-5
Statement of Cash Flows (Restated) for the fiscal years ended March 31, 2014 and 2013	F-6
Statement of Changes in Equity (Restated) for the fiscal years ended March 31, 2014 and 2013	F-7
Notes to Financial Statements (Restated)	F-8
Unaudited Financial Statements (Restated)
Report of Independent Registered Public Accounting Firm	F-42
Income Statement (Restated) for the six-month period ended September 30, 2014 and 2013	F-44
Statement of Financial Position (Restated) as of September 30, 2014 and March 31, 2014	F-45
Statement of Cash Flows (Restated) for the six-month period ended September 30, 2014 and 2013	F-46
Statement of Changes in Equity (Restated) for the six-month period ended September 30, 2014 and 2013	F-47
Notes to Financial Statements (Restated)	F-48
Silver Eagle Acquisition Corp.
Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-80
Balance Sheet as of December 31, 2014 and December 31, 2013	F-82
Statement of Operations for the year ended December 31, 2014, the period April 11, 2013 (date of inception) to December 31, 2013 and the period April 11, 2013 (date of inception) to December 31, 2014	F-83
Statement of Changes in Stockholders’ Equity for the period April 11, 2013 (date of inception) to December 31, 2014	F-84
Statement of Cash Flows for the year ended December 31, 2014, the period April 11, 2013 (date of inception) to December 31, 2013 and the period April 11, 2013 (date of inception) to December 31, 2014	F-85
Notes to Financial Statements	F-86

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of
Videocon d2h Limited
(formerly known as Bharat Business Channel Limited)

We have audited the accompanying statement of financial position (restated) of Videocon d2h Limited (formerly known as Bharat Business Channel Limited) (the “Company”) as at March 31, 2013 and March 31, 2014 and the related income statement (restated), statement of changes in equity (restated) and cash flow (restated) for the two years ended March 31, 2014 and a summary of significant accounting policies and other explanatory information (restated).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements (restated) in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and for such internal control as management determines is necessary to enable the preparation of financial statement that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements (restated) based on our audit. We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements (restated) are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements (restated). An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall restated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

Opinion

In our opinion, the financial statement (restated) referred to above present fairly, in all material respects, the financial position of Videocon d2h Limited as at March 31, 2013 and March 31, 2014, and the results of its operations and its cash flows for the two years ended March 31, 2014 in conformity with the IFRS.

Other matter

As discussed in Note 2 (a) to the financial statements (restated), the Company has incurred a loss of INR 3,524.33mn and INR 3,195.48mn during the year ended March 31, 2013 and March 31, 2014 respectively and has accumulated losses amounting to INR 11,378.58 mn and INR 14,574.06mn as at March 31, 2013 and March 31, 2014, respectively resulting into erosion of its net worth. Further, the Company has breached certain provisions of the long term loan agreements with the banks such as delay in payment of interest and installments and breach of certain covenants. As a result, these long term borrowings have been classified as current liabilities and the current liabilities exceed the current assets manifolds. These factors raise significant doubt that the entity will be able to continue as a going concern. Should the bank enforce acceleration of repayment of loans, the Company may have insufficient liquidity and / or would be unable to meet its financial covenants. However, after considering the factors described above, the management has a reasonable expectation that the bank will not enforce acceleration of repayment. The management is also confident of meeting its funds requirements in the future and generating cash flow from business operations through increasing it’s subscriber’s base. Accordingly, these financial statements (restated) have been prepared on going concern basis. The financial statements (restated) do not include the adjustments that would result if the Company was unable to continue as a going concern.

As discussed in Note 2 (b) to the financial statements (restated), the financial statements for the year ended March 31, 2013 and March 31, 2014 have been restated.

Khandelwal Jain & Co.
Chartered Accountants

Place : Mumbai, India
Date : March 13, 2015

Videocon d2h Limited

Financial Statements (Restated)

31 March 2014

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Income Statement (Restated)

	Note	For the year ended
		March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
INCOME
Revenue from operations	7	17,644.10	11,295.47
		17,644.10	11,295.47
EXPENSE
Operating expense	9	10,715.06	8,264.59
Employee benefits expense	10	864.28	778.70
Administration and other expenses	11	538.71	445.41
Selling and distribution expenses	12	1,605.56	1,033.37
Depreciation, amortization and impairment	16 & 17	4,211.89	3,125.87
Total Expenses		17,935.50	13,647.94
Profit/(Loss) from operations		(291.40)	(2,352.47)
Finance costs / Finance Income (Net)	13	(4,351.02)	(2,746.52)
Other Income	8	17.26	3.60
Profit/(loss) before tax		(4,625.16)	(5,095.39)
Income tax expense
Current tax	14	—	—
Deferred tax	14	(1,429.68)	(1,571.06)
Profit/(Loss) after tax		(3,195.48)	(3,524.33)
Basic and Diluted earning per share	15	(13.20)	(16.59)

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Statement of Financial Position (Restated)

	Note	As at
		March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
Assets
Non-current Assets
Property, Plant and equipment & Capital Work-in-Progress	16	22,774.61	20,589.34
Intangible Assets	17	1,250.93	1,431.80
Other Financial Assets	20	2,225.01	297.86
Deferred Tax Assets (Net)		6,490.26	5,060.58
Total non-current assets		32,740.81	27,379.58
Current Assets
Inventories	18	317.13	253.17
Trade Receivables	19	4.24	3.33
Other Financial Assets	20	747.16	607.37
Other Non-Financial Assets	20	1,721.45	2,134.00
Cash and cash equivalents	21	184.90	5,788.67
Total current assets		2,974.88	8,786.54
Total Assets		35,715.69	36,166.12
Equity
Share Capital		2,420.00	2,420.00
Share Premium		5,840.00	5,840.00
Retained earnings		(14,574.06)	(11,378.58)
Total Equity		(6,314.06)	(3,118.58)

Liabilities
Non-current Liabilities
Long-term borrowings	22	—	—
Other Non-Financial Liabilites	23	2,668.99	2,376.74
Post employement benefits	24	29.87	25.78
Others employement benefits	25	18.19	16.67
Total non-current liabilities		2,717.05	2,419.19
Current Liabilities
Short-term borrowings	22	2,250.00	5,500.00
Trade Payable		2,203.87	1,976.81
Other Non-Financial Liabilites	23	5,597.46	4,513.56
Other Financial Liabilities	23	29,256.55	24,871.09
Post employement benefits	24	1.81	1.54
Others employement benefits	25	3.01	2.51
Total current liabilities		39,312.70	36,865.51
Total Liabilities		42,029.75	39,284.70
Total equity and liabilities		35,715.69	36,166.12

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Statement of Cash flows (Restated)

	Note	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
Cash flows from operating activities Profit before Tax		(4,625.16)	(5,095.39)
Adjustments for:
Depreciation, Amortization and Impairment		4,211.89	3,125.87
Finance Costs		4,447.98	2,797.35
Interest Income		(96.96)	(50.83)
Employee benefits expenses		6.38	14.71
Liabilities/provisions no longer required written back		(15.41)	(2.52)
Operating cash flow before changes in assets and liabilites		3,928.72	789.19
Decrease/(increase) in inventories		(63.96)	(64.30)
Decrease/(increase) in trade receivables		14.50	12.35
Decrease/(increase) in other financial and non-financial assets		(1,635.12)	(310.18)
Increase/(decrease) in trade payable		227.06	428.24
Increase/(decrease) in other financial and non-financial liabilites		875.65	2,797.97
Cash generated from operations		3,346.85	3,653.27
Income tax paid		19.25	20.01
Net cash inflow from operating activities		3,327.60	3,633.26
Cash flows from investing activities
Purchase of intangible assets		(63.02)	(491.08)
Property, Plant and equipment & Capital Work-in-Progress		(6,438.82)	(7,010.37)
Decrease in Capital Work-in-Progress & Disposal of Property, Plant and equipment		285.54	2.14
Interest Income		96.96	50.83
Net cash flow from investing activities		(6,119.34)	(7,448.48)
Cash flows from financing activities
Increase in Equity Share Capital		—	600.00
Share Premium Received		—	2,400.00
Share Application Money		—	(3,000.00)
Proceeds from borrowings		7,333.25	14,269.26
Repayment of borrowings		(5,697.30)	(1,909.95)
Interest & other borrowing costs paid		(4,447.98)	(2,797.35)
Net cash flow from financing activities		(2,812.03)	9,561.96
Net increase/(decrease) in cash and cash equivalents during the year		(5,603.77)	5,746.74
Cash and cash equivalents at beginning of the financial year	21	5,788.67	41.93
Cash and cash equivalents at end of the financial year	21	184.90	5,788.67

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

Statement of Changes in Equity (Restated)

	Called up share capital	Share premium	Share Application Money	Retained earnings	Total
Balance as at April 01 2012	1,820.00	3,440.00	3,000.00	(7,854.25)	405.75
Additional Issued	600.00	2,400.00	(3,000.00)	—	—
Loss for the year	—	—	—	(3,524.33)	(3,524.33)
Balance as at March 31 2013	2,420.00	5,840.00	—	(11,378.58)	(3,118.58)
Loss for the year	—	—	—	(3,195.48)	(3,195.48)
Balance as at March 31 2014	2,420.00	5,840.00	—	(14,574.06)	(6,314.06)

Share Capital

Particulars	As at March 31, 2014		As at March 31, 2013
	No of Shares (in Nos)	Value (Rs. in Million)	No of Shares (in Nos)	Value (Rs. in Million)
Authorized shares	500,000,000	5,000.00	500,000,000	5,000.00
(Equity Shares of Rs. 10/- each)
Ordinary shares of Rs. 10 allotted, issued and fully paid	242,000,000	2,420.00	182,000,000	1,820.00
Allotted during the year	—	—	60,000,000	600.00
As at March 31	242,000,000	2,420.00	242,000,000	2,420.00

The Company has a single class of equity shares. Each shareholder is eligible for one vote per share held. In the event of liquidation, the equity shareholders are eligible to receive te remaining assets of the Company, after distribution of all preferential amounts, in proportion to their shareholding.

The company issued 60,000,000 Equity Shares of Rs.10/- each at a premium of Rs.40 Per Equity Share aggregating to Rs.3,000 mn as on September 28, 2012, against Share Application money of Rs.3,000 mn received in Financial year 2011 – 12.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

1.  Corporate information

Videocon d2h Limited is a limited company incorporated and domiciled in India under the Companies Act, 1956 of India. The name of the Company was changed from Bharat Business Channel Limited to the current name now, Videocon d2h Limited on July 1, 2014. The registered office is located at Auto Cars Compound, Adalat Road, Aurangabad, 431005, Maharashtra, India.

The company is engaged in the business of providing Direct to Home (DTH) services to its subscribers. The company has entered into a license agreement with the Ministry of Information and Broadcasting to provide DTH services in India. The DTH services are rendered to the subscribers through Consumer Premises Equipment (CPE) used for receiving and broadcasting DTH signals at subscriber’s premises.

2.  Basis of preparation

a.	These financial statements have been prepared in accordance with the International Financial Reporting Standards (‘IFRS’) and IFRIC interpretations, as issued by the International Accounting Standards Board. These financial statements have been prepared under the historical cost convention, as modified by financial assets/financial liabilities at fair value through statement of Income.

These financial statements have been prepared in accordance with those IFRS standards and IFRIC interpretations issued and effective or issued and early adopted as at March 31, 2014. The policies set out below have been consistently applied to all the years presented.

The preparation of financial statements in accordance with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in the process of applying the company's accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note 4 & 5. Actual results could differ from those estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

The financial statements provide comparative information in respect of the previous periods. In addition, the company presents an additional statement of financial position at the beginning of the earliest period presented when there is a retrospective application of an accounting policy, a retrospective restatement, or a reclassification of items in financial statements.

The Company has incurred a loss of INR 3,524.33 mn and INR 3,195.48 mn during the year ended March 31, 2013 and March 31, 2014 respectively and has accumulated losses amounting to INR 11,378.58 mn and INR 14,574.06 mn as at March 31, 2013 and March 31, 2014, respectively resulting into erosion of its net worth. Further, the Company has breached certain provisions of the long term loan agreements with the banks such as delay in payment of interest and installments and breach of certain covenants. As a result, these long term borrowings have been classified as current liabilities and the current liabilities exceed the current assets manifolds. These factors raise significant doubt that the entity will be able to continue as a going concern. Should the bank enforce acceleration of repayment of loans, the Company may have insufficient liquidity and/or would be unable to meet its financial covenants. However, after considering the factors described above, the management has a reasonable expectation that the bank will not enforce acceleration of repayment. The management is confident of meeting its funds requirements in the future and generating cash flow from business operations through increasing its subscriber’s base. Accordingly, these financial statements have been prepared on going concern basis. The financial statements do not include the adjustments that would result if the Company was unable to continue as a going concern.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

2.  Basis of preparation  – (continued)

b.	Subsequent to the original issuance of company’s financial statement, the company has restated its financial statement to classify long term loans to current liabilities (refer note no. 22) and consequential impact that processing fees paid which was amortized over the terms of loan in original financial statement is now charged to income statement in the period/year in which it is incurred. The company has also included certain parties under its related party disclosure in the financial statement as restated (refer note no. 28).

3.  Standards, amendments and interpretations to existing standards that are not yet effective and have not been adopted early by the company.

The following new standards or interpretations have not been applied for the year ended 31st March 2014.

STANDARDS OR INTERPRETATIONS	EFFECTIVE DATE
IFRS 9 – Financial Instruments	1 January 2018
IFRS 14 – Regulatory Deferral Accounts	1 January 2016
IFRS 15 – Revenue from contacts with Customers	1 January 2017
IFRIC 21 – Levies	1 January 2014

IFRS 9 Financial Instruments

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments which reflects all phases of the financial instruments project and replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment, and hedge accounting. IFRS 9 is effective for annual periods beginning on or after 1 January 2018, with early application permitted. Retrospective application is required, but comparative information is not compulsory. Early application of previous versions of IFRS 9 (2009, 2010 and 2013) is permitted if the date of initial application is before 1 February 2015. The adoption of IFRS 9 will have an effect on the classification and measurement of the Company’s financial assets, but no impact on the classification and measurement of the Company’s financial liabilities.

IFRS 14 Regulatory Deferral Accounts

IFRS 14 is an optional standard that allows an entity, whose activities are subject to rate-regulation, to continue applying most of its existing accounting policies for regulatory deferral account balances upon its first-time adoption of IFRS. Entities that adopt IFRS 14 must present the regulatory deferral accounts as separate line items on the statement of financial position and present movements in these account balances as separate line items in the statement of profit or loss and other comprehensive income. The standard requires disclosures on the nature of, and risks associated with, the entity’s rate-regulation and the effects of that rate-regulation on its financial statements. IFRS 14 is effective for annual periods beginning on or after 1 January 2016. Since the Company is an existing IFRS preparer, this standard would not apply.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 was issued in May 2014 and establishes a new five-step model that will apply to revenue arising from contracts with customers. Under IFRS 15 revenue is recognised at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The principles in IFRS 15 provide a more structured approach to measuring and recognising revenue. The new revenue standard is applicable to all entities and will supersede all current revenue recognition requirements under IFRS. Either a full or modified retrospective application is required for

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

3.  Standards, amendments and interpretations to existing standards that are not yet effective and have not been adopted early by the company.  – (continued)

annual periods beginning on or after 1 January 2017 with early adoption permitted. The Company is currently assessing the impact of IFRS 15 and plans to adopt the new standard on the required effective date.

IFRIC 21 LEVIES

IFRIC 21, ‘Levies’, sets out the accounting for an obligation to pay a levy that is not income tax. The interpretation addresses what the obligating event is that gives rise to pay a levy and when should a liability be recognised. The Company is not currently subjected to significant levies so the impact on the Company is not material.

4.  Significant accounting policies

4.1  Intangible assets

Intangible Assets which includes License Fees, Computer Software, Technical Know-how and Trade Mark/Brand, are measured at cost of acquisition and are stated at cost less accumulated amortization and impairment, if any. Identifiable intangible assets are recognised when the Company controls the asset, it is probable that future economic benefits attributed to the asset will flow to the Company and the cost of the asset can be reliably measured.

Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortisation period or method, as appropriate, and are treated as changes in accounting estimates.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the statement of profit or loss when the asset is derecognised.

a)	Licence fees:

Acquired licenses are initially recognised at cost. Subsequently, license fees are measured at cost less accumulated amortisation and accumulated impairment loss, if any.

Amortisation period for license fees is determined primarily by reference to the unexpired license period. Amortisation is charged to the income statement on a straight-line basis over the period of license. The useful life of license is 10 years.

b)	Computer software

Computer software comprises of computer softwares purchased from third parties. Computer software licenses are capitalised on the basis of all the costs incurred to acquire and bring into use the specific purpose.

Software integral to a related item of hardware equipment is accounted for as property, plant and equipment. Costs associated with maintaining computer software programs are recognised as an expense when they are incurred.

Amortisation is charged to the income statement on a straight-line basis over the estimated useful lives from the date the software is available for use. The useful economic life is estimated at 5 years.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

4.  Significant accounting policies  – (continued)

c)	Trademarks/Brand/Technical know-how and Designs

Trademark/Brand/Technical know-how and Designs are measured at cost and are amortised on straight line basis over its useful life which is the shorter of the license term and the useful economic life. The useful economic life is estimated at 10 years.

4.2  Property, plant and equipment

Property, plant and equipment are stated at cost of acquisition less accumulated depreciation/amortization and impairment loss, if any. The cost is inclusive of freight, installation cost, duties, taxes, borrowing cost and other incidental expenses for bringing the asset to its working conditions for its intended use but net of CENVAT and Value Added Tax, wherever input credit is claimed.

When significant parts of property, plant and equipment are required to be replaced in intervals, the Company recognizes such parts as separate component of assets with specific useful lives and provides depreciation over their useful life.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably.

All other repair and maintenance costs are recognized in Income statement as incurred.

Depreciation is charged so as to write off the cost of assets, other than land and properties under construction, using the straight-line method, over their estimated useful lives, as follows:

Assets	Useful Life
Land and Building
Building	30 Years
Equipment & Machinery
Plant and Machinery	13 – 20 years
Consumer Premises Equipment	7 Years
Computer hardware	6 years
Other assets (Furniture & Fixtures and Vehicle)
Furniture & Fixtures	15 years
Vehicles	10 years

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets or, where shorter, over the term of the relevant lease.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

The gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sale proceeds and the carrying amount of the asset and is recognised in the income statement.

4.3  Impairment of assets

Property, plant and equipment and intangible assets

At each reporting date, the company reviews the carrying amounts of its tangible and intangible assets, to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

4.  Significant accounting policies  – (continued)

impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is recognised as income immediately, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

4.4  Revenue

a)	Subscription revenue from DTH services is recognized on accrual basis on rendering of the services and is net of service tax and any discount given.
b)	Activation revenue is recognized on the completion of activation services and is net of service tax and any discount given.
c)	Revenue from installation is recognized on completion of the installation services and is net of service tax.
d)	Revenue on account of sale of Set Top Box (STB), accessories and goods is recognized when the goods are dispatched and are stated net of Sales tax/VAT, discounts and rebates.
e)	Lease rentals are recognized as revenue as per the terms of contract of operating lease over the period of lease on straight line basis.
f)	Other services like carriage fees and advertisement revenue are recognized on rendering of the service and are net of service tax.
g)	Interest income is recognized on time proportion basis taking into account the amount invested and the rate of interest.
h)	Revenue and Expenditure on account of Free Commercial Time (FCT) granted by the broadcaster/s is recognised as and when same is utilised.

4.5  Inventories

Inventories is stated at the lower of cost and net realisable value. Cost is determined on weighted average basis and comprises direct materials and those overheads that have been incurred in bringing the inventories to their present location and condition.

4.6  Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership of the asset to the lessee. All other leases are classified as operating leases.

Assets held under finance leases are recognised as an assets of the Company at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments as determined at the inception of the lease. The corresponding liability to the lessor is included in the statement of financial position as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

4.  Significant accounting policies  – (continued)

of the liability. The corresponding rental obligations, net of finance charges, are included in Trade and other payables. Finance charges are recognised in the income statement.

Rentals payable under operating leases are charged to the income statement on a straight-line basis over the term of the relevant lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the lease term.

Arrangement containing lease

The determination of whether an arrangement is, or contains, a lease is based on the substance of arrangement at inception date: whether fulfillment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset.

4.7  Foreign currencies

a)	Functional and presentation currency

The financial statements of the company are presented in Indian Rupees (‘INR’) which is the functional currency of the Company.

b)	Transactions and balances

Transactions in foreign currencies are initially recorded at the functional currency rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the respective functional currency at the rates prevailing on the reporting period date.

Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at reporting period-end date exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing on the initial transaction dates. Non-monetary items measured in terms of historical cost in a foreign currency are not retranslated.

Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the income statement within ‘finance income or costs’. All other foreign exchange gains and losses are presented in the income statement within ‘Administration & Other expenses’ (net).

4.8  Employment benefits

a)	Short Term Employees Benefits

All employee benefits payable within twelve months of rendering the services are classified as short-term employee benefits. Benefits such as salaries, wages, and bonus etc., are recognized in the Income Statement in the period in which the employee renders the related service.

b)	Long Term Employee Benefits
i)	Provident Fund and employees’ state insurance schemes

All employees of the Company are entitled to receive benefits under the Provident Fund, which is a defined contribution plan. Both the employees and the employer make monthly contributions to the plan at a predetermined rate (presently 12%) of the employees’ basic salary. These contributions are made to the fund administered and managed by the Government of India. The Company’s contributions to both these schemes are expensed. The Company has no further obligations under these plans beyond its monthly contributions.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

4.  Significant accounting policies  – (continued)

ii)	Gratuity

The Company provides for gratuity obligations through a defined benefit retirement plan (the ‘Gratuity Plan’) covering all employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement or termination of employment based on the respective employee salary and years of employment with the Company. The present value of obligation under gratuity is determined based on actuarial valuation using Projected Unit Credit Method, which recognizes each period of service as giving rise to additional unit of employee benefit entitlement and measures each unit separately to build up the final obligation.

Actuarial gains and losses comprise experience adjustments and the effects of changes in actuarial assumptions and are recognized immediately in the Income Statement as income or expenses.

iii)	Leave Encashment and Other long term benefit

Liability in respect of leave encashment for complete financial year is determined using the projected unit credit method with independent actuarial valuations as on the date of Statement of financial position and gains/losses are recognized immediately in the Income Statement.

4.9  Taxation

Income tax expense represents the sum of the current tax and deferred tax.

The charge for current tax is based on the result for the year adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the reporting date.

Current and deferred tax is recognised in the income statement unless the item to which the tax relates was recognised outside the income statement being other comprehensive income or equity. The tax associated with such an item is also recognised in other comprehensive income or equity respectively.

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the liability method.

Deferred tax liabilities are generally recognised for all taxable temporary timing differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised.

The carrying amounts of deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the assets to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset realised. Deferred tax is charged or credited to Income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

A change in deferred tax assets and liabilities as a result of a change in the tax rates or laws are recognised in Income statement or other comprehensive income to the extent that it relates to items previously recognised in other comprehensive income.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the company intends to settle its current tax assets and liabilities on a net basis.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

4.  Significant accounting policies  – (continued)

4.10  Financial instruments

Financial assets and financial liabilities, in respect of financial instruments, are recognised on the Company’s statement of financial position when the Company becomes a party to the contractual provisions of the instrument. The Company determines the classification of its financial assets and liabilities at initial recognition.

Trade receivables

Trade receivables do not carry any interest and are stated at their nominal value as reduced by appropriate allowances for estimated irrecoverable amounts. Estimated irrecoverable amounts are based on the ageing of the receivable balances and historical experience. Individual trade receivables are written off when management deems them not to be collectible.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and balance with banks, being those with original maturities of three months or less.

Trade payables

Trade payables are not interest bearing and are stated at their nominal value.

Financial liabilities and equity instruments

Financial liabilities and equity instruments issued by the Company are classified according to the substance of the contractual arrangements entered into and the definitions of a financial liability and an equity instrument. An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all of its liabilities and includes no obligation to deliver cash or other financial assets. The accounting policies adopted for specific financial liabilities and equity instruments are set out below.

Capital market and bank borrowings

Interest bearing loans are initially measured at fair value (which is equal to cost at inception), and are subsequently measured at amortised cost, using the effective interest rate method. Any difference between the proceeds net of transaction costs and the amount due on settlement or redemption of borrowings is recognised over the term of the borrowing.

Equity instruments

Equity instruments issued by the Company are recorded at the proceeds received, net of direct issuance costs.

4.11  Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the statement of financial position when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously.

4.12  Provisions

Provisions are recognised when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

4.  Significant accounting policies  – (continued)

Information on contingent liabilities is disclosed in the notes to the financial statements, unless the possibility of an outflow of resources embodying economic benefits is remote.

4.13  Earnings per share

The Company’s earnings per share ('EPS') is determined based on the net loss attributable to the equity shareholders. Basic loss per share are computed using the weighted average number of shares outstanding during the year. Diluted loss per share is computed using the weighted average number of common and dilutive common equivalent shares if any outstanding during the year, except where the result would be anti-dilutive.

4.14  Borrowing costs

Borrowing costs consist of interest and other costs that the Company incurs in connection with the borrowing of funds.

General and specific borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

The interest cost incurred for funding a qualifying asset during the construction period is capitalised based on actual investment in the asset at the average interest rate. All other borrowing costs are recognised in Income statement in the period in which they are incurred.

4.15  Exceptional Items

Exceptional items are disclosed separately in the financial statements where it is necessary to do so to provide further understanding of the financial performance of the Company. They are material items of income or expense that have been shown separately due to the significance of their nature or amount.

5.  Critical accounting estimates

The company prepares its financial statements in accordance with IFRS as issued by the IASB, the application of which often requires judgments to be made by management when formulating the company’s financial position and results. Under IFRS, the management of the company is required to adopt those accounting policies most appropriate to the company’s circumstances for the purpose of presenting fairly the company’s financial position, financial performance and cash flows.

In determining and applying accounting policies, judgment is often required in respect of items where the choice of specific policy, accounting estimate or assumption to be followed could materially affect the reported results or net asset position of the company should it later be determined that a different choice would be more appropriate.

Management considers the accounting estimates and assumptions discussed below to be its critical accounting estimates and, accordingly, provide an explanation of each below. The discussion below should also be read in conjunction with the company’s disclosure of significant IFRS accounting policies which are provided in note 4 to the financial statements, “Significant accounting policies”.

Management has discussed its critical accounting estimates and associated disclosures with the company’s Audit Committee.

a.	Impairment reviews

IFRS requires management to undertake an annual test for impairment of for finite lived assets, to test for impairment if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

5.  Critical accounting estimates  – (continued)

Impairment testing is an area involving management judgment, requiring assessment as to whether the carrying value of assets can be supported by the net present value of future cash flows derived from such assets using cash flow projections which have been discounted at an appropriate rate. In calculating the net present value of the future cash flows, certain assumptions are required to be made in respect of highly uncertain matters including management’s expectations of:

-	growth in EBITDA, calculated as operating profit before depreciation and amortisation;
-	timing and quantum of future capital expenditure;
-	long-term growth rates; and
-	the selection of discount rates to reflect the risks involved.
b.	Revenue recognition

Arrangements with multiple deliverables

In revenue arrangements including more than one deliverable, the arrangement considerations are assigned to one or more separate deliverables based on its relative fair values for revenue recognition purpose.

Determining the fair value of each deliverable can require estimates due to the nature of the goods and services provided.

c.	Taxation

The Company is subject to income taxes in Indian jurisdictions. Significant judgments are required in determining the provision for income taxes. There are transactions and calculations for which the ultimate tax determination is uncertain; such determination being made by the relevant taxing authorities. The company recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be found to be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made. Where considered necessary estimates are developed by management based on external specialist advice.

There are no other judgemental areas identified by management that could have a material effect on the provisions made at the reporting date.

Recognition of deferred tax assets

The recognition of deferred tax assets is based upon whether it is more likely than not that sufficient and suitable taxable profits will be available in the future against which the reversal of temporary differences can be deducted. To determine the future taxable profits, reference is made to the latest available profit forecasts. Where the temporary differences are related to losses, relevant tax law is considered to determine the availability of the losses to offset against the future taxable profits.

Recognition therefore involves judgement regarding the future financial performance of the company.

d.	Employee benefit

The present value of the employment benefit obligations depends on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumptions used in determining the net cost (income) for employment benefits include the discount rate. Any changes in these assumptions will have an effect on the carrying amount of employment benefits.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

5.  Critical accounting estimates  – (continued)

Discount rate as determined by the actuary is the interest rate used to discount the defined benefit obligation and calculate the net interest recognised in profit or loss on the net defined benefit liability. In determining the appropriate discount rate, consideration is given to the interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits are to be paid and that have terms of maturity approximating the terms of the related pension obligation.

Other key assumptions relevant to the defined employment benefit obligations are based in part on current market conditions. Additional disclosures concerning these obligations are provided in note 24 & 25.

e.	License Fees

There are transactions and calculations for which the ultimate license fees determination is uncertain; such determination being made by the relevant authorities. The company recognises liabilities based on estimates of whether additional fees will be found to be due. Where the final outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income statement and liabilities in the period in which such determination is made.

There are no other judgemental areas identified by management that could have a material effect on the provisions made at the reporting date.

f.	Other intangible assets

Estimation of useful life

The useful life used to intangible assets relates to the expected future performance of the assets acquired and management’s judgement of the period over which economic benefit will be derived from the asset. The basis for determining the useful life for the most significant categories of intangible assets is as follows:

Capitalised software

The useful life is determined by management at the time the software is acquired and brought into use and is regularly reviewed for appropriateness. For computer software licenses, the useful life represents management’s view of expected term over which the Company will receive benefits from the software, but not exceeding the license term. For unique software products controlled by the Company, the life is based on historical experience with similar products as well as anticipation of future events which may impact their life such as changes in technology. Historically changes in useful lives have not resulted in material changes to the Company’s amortisation charge.

g.	Property, plant and equipment

Property, plant and equipment also represent a significant proportion of the asset base of the Company being 78% as at March 31 2014 (March 31, 2013: 66%) of the Company’s total assets. Therefore the estimates and assumptions made to determine their carrying value and related depreciation are critical to the Company’s financial position and performance.

Estimation of useful life

The charge in respect of periodic depreciation is derived after determining an estimate of an asset’s expected useful life and the expected residual value at the end of its life. Increasing an asset’s expected life or its residual value would result in a reduced depreciation charge in the income statement.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

5.  Critical accounting estimates  – (continued)

The useful lives and residual values of Company assets are determined by management at the time the asset is acquired and reviewed annually for appropriateness. The lives are based on historical experience with similar assets as well as anticipation of future events which may impact their life such as changes in technology.

Historically changes in useful lives and residual values have not resulted in material changes to the Company’s depreciation charge.

h.	Provisions and contingent liabilities

The Company exercises judgement in measuring and recognizing provisions and the exposures to contingent liabilities related to pending litigation or other outstanding claims subject to negotiated settlement, mediation, arbitration or government regulation, as well as other contingent liabilities (see note 27 and 30). Judgement is necessary in assessing the likelihood that a pending claim will succeed, or a liability will arise, and to quantify the possible range of the financial settlement. Because of the inherent uncertainty in this evaluation process, actual losses may be different from the originally estimated provision.

6.  Segment analysis

The Company operates in a single business segment viz. Direct to Home services in India; accordingly there is no reportable business segment or geographical segment.

7.  Revenue from operations

	For the years ended
Particulars	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
Subscription Revenue	14,877.41	9,356.23
Other Operating Revenue	1,891.88	1,300.85
Lease Rentals	761.34	591.90
Sale of set top box and accessories	113.47	46.49
	17,644.10	11,295.47

8.  Other Income

	For the years ended
Particulars	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
Liabilities/provisions no longer required written back	15.41	2.52
Other non-operating income	1.85	1.08
	17.26	3.60

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

9.  Operating expenses

	For the years ended
Particulars	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
Content and Programming costs	6,019.58	4,568.58
License fees and taxes	1,832.05	1,114.43
Space segment charges and fees	1,332.29	994.47
Installation and service expenses	1,028.68	1,228.72
IT support costs	283.60	233.15
Cost of material and components consumed	218.86	125.24
	10,715.06	8,264.59

10.  Employee benefits expenses

	For the years ended
Particulars	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
Salaries, bonus and allowances	809.94	729.34
Contribution to Provident and other funds	33.76	31.34
Staff welfare expenses	20.58	18.02
	864.28	778.70

11.  Administration and other expenses

	For the years ended
Particulars	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
Travelling and Conveyance Expenses	131.45	122.53
Rent	89.78	72.91
Power and Fuel	68.98	55.70
Legal and Professional Charges	67.11	53.98
Office and General Expenses	63.48	57.04
Exchange Fluctuation Loss (Net)	48.17	26.29
Communication Expenses	24.88	20.09
Repairs and Maintenance	22.20	18.62
Printing and Stationery	10.84	9.93
Insurance Expenses	5.78	5.43
Rates and Taxes	4.51	1.38
Auditors' Remuneration	1.53	1.51
	538.71	445.41

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

12.  Selling and distribution expenses

	For the years ended
Particulars	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
Advertisement and Marketing Expenses	893.68	336.82
Customer Support Services	627.16	640.79
Distribution Expenses	84.72	55.76
	1,605.56	1,033.37

13.  Finance (costs)/Finance Income (Net)

	For the years ended
Particulars	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
Finance Costs:
Bank Loan Interest	(4,235.14)	(2,493.74)
Other Interest	(112.08)	(164.67)
Bank Charges	(100.76)	(138.94)
	(4,447.98)	(2,797.35)
Finance Income:
Interest Income	96.96	50.83
Finance (Costs)/Finance Income (net)	(4,351.02)	(2,746.52)

14.  Taxation

The major components of income tax expense for the years ended 31st March 2014 and 31st March 2013

Income Tax expense

	For the years ended
Particulars	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
Income tax expenses in respect of:
Current year	—	—
Total income tax	—	—
Deferred tax on origination and reversal of temporary differences	(1,429.68)	(1,571.06)
Total deferred tax	(1,429.68)	(1,571.06)
Total income tax expenses	(1,429.68)	(1,571.06)

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

14.  Taxation  – (continued)

Deferred tax

Deferred tax relates to the following:

	As at
Particulars	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
Statement of Financial Position
Provision for Gratuity	9.79	8.44
Disallowances in Tax	184.71	121.84
Deferrment of Expenses – Discount on Long term recharge	(73.46)	(52.30)
Allowances under Section 35D	2.77	4.24
Depreciation/amortization and impairment	(217.53)	(421.50)
Losses available for offsetting against future taxable income	6,583.98	5,399.86
Deffered Tax Assets	6,490.26	5,060.58
Deferred tax Assets at April 1	5,060.58	3,489.52
Deferred tax expense/(benefit)	(1,429.68)	(1,571.06)

Reconciliation in the Statement of Financial Position as:

	As at
Particulars	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
Deferred tax asset	6,781.25	5,534.38
Deferred tax liability	(290.99)	(473.80)
Deferred tax assets or Deferred tax liabilities net	6,490.26	5,060.58

Factors affecting the tax charge in future years

Factors that may affect the Company's future tax charge include the impact of corporate restructurings, the resolution of open issues, future planning opportunities, corporate acquisitions and disposals, the use of brought forward tax losses and changes in tax legislation and tax rates.

The Company is routinely subject to assessments by tax authorities in India. These are usually resolved through the Indian legal system. The Company considers each issue on its merits and, where appropriate, holds provisions in respect of the potential tax liability that may arise. However, the amount ultimately paid may differ materially from the amount accrued and could therefore affect the Company's overall profitability and cash flows in future periods.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

14.  Taxation  – (continued)

At March 31, 2014 the gross amount and expiry dates of losses available for carry forward are as follows:

	For the years ended
Particulars	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
Expiring within 5 years
Losses for which a deferred tax asset is recognized	1,124.18	8.86
Losses for which no deferred tax is recognized	—	—
Expiring within 6 – 10 years
Losses for which a deferred tax asset is recognized	8,965.86	9,862.11
Losses for which no deferred tax is recognized	—	—
Unlimited
Losses for which a deferred tax asset is recognized	11,217.34	7,604.31
Losses for which no deferred tax is recognized	—	—
Total
Losses for which a deferred tax asset is recognized	21,307.38	17,475.28
Losses for which no deferred tax is recognized	—	—

15.  Earning Per Share

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Profit/(Loss) for the year	(3,195.48)	(3,524.33)
Weighted average number of shares for basic loss per share	242,000,000	212,410,959
Weighted average number of shares for diluted loss per share	242,000,000	212,410,959
Basic earning per Share	(13.20)	(16.59)
Diluted earning per Share	(13.20)	(16.59)

Basic Profit/(loss) per share is calculated by dividing the Profit/(loss) for the year attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares outstanding during the year.

Diluted Profit/(loss) per share are calculated by dividing the Profit/(loss) attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares outstanding during the year plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

15.  Earning Per Share  – (continued)

The Company has entered into a Contribution Agreement providing for the issuance of ordinary equity shares of the Company, to be represented by American Depository Shares (ADSs), in exchange for cash from Silver Eagle. Upon the closing of the transactions contemplated by the Contribution Agreement, the ADSs will be listed on The NASDAQ Stock Market LLC (NASDAQ). The Contribution Agreement also provides that the Sponsor of Silver Eagle and the Company’s current shareholders will be entitled to be issued additional equity shares (which will be represented by ADSs in the case of the Sponsor), subject to the achievement of certain price targets for the ADSs following the closing. The maximum issuance of ordinary equity shares are depicted below:

Number of Potential ordinary share in proposed transactions:

			Number of share
	Existing ordinary Shares as on reporting date		242,000,000
	Add: Potential Ordinary Share in proposed transaction
1	Business combination transaction	151,000,000
2	ESOP 2014 Plan	4,000,000
3	Shareholders earn out	46,720,000
4	Sponser earn out	8,000,000
5	Issuance to Executive	2,800,000	212,520,000
	Had the proposed transaction occurred before the end of reporting period, the potential ordinary shares would have been		454,520,000

16.  Property, Plant and equipment & Capital Work-in-Progress

									(Rs. in Million)
Costs	Consumer Premises Equipments (CPE)	Plant and Machinery	Computers	Building	Electrical Installations	Furniture and Fixtures	Office Equipments	Vehicles	Capital Work-in- Progress	Total
As at April 1, 2012	13,186.70	2,782.08	503.57	229.17	173.34	48.33	21.46	13.33	2,239.09	19,197.07
Additions	6,528.51	179.74	15.00	0.61	2.89	3.71	2.70	5.82	270.98	7,009.96
Disposals/Adjustments	—	0.18	0.04	—	—	0.95	—	0.97	—	2.14
As at March 31, 2013	19,715.21	2,961.64	518.53	229.78	176.23	51.09	24.16	18.18	2,510.07	26,204.89
Additions	6,180.59	190.12	47.58	2.74	10.05	3.19	4.53	—	—	6,438.80
Disposals/Adjustments	—	—	—	—	—	—	—	—	285.54	285.54
As at March 31, 2014	25,895.80	3,151.76	566.11	232.52	186.28	54.28	28.69	18.18	2,224.53	32,358.15

Accumulated depreciation and impairment	Consumer Premises Equipments (CPE)	Plant and Machinery	Computers	Building	Electrical Installations	Furniture and Fixtures	Office Equipments	Vehicles	Capital Work-in- Progress	Total
As at April 1, 2012	2,067.16	426.63	175.71	17.24	16.89	6.22	2.02	3.35	—	2,715.22
Depreciation for the year	2,603.24	194.07	81.85	7.66	8.25	3.11	1.18	1.40	—	2,900.76
Disposals/Adjustments	—	0.03	0.01	—	—	0.20	—	0.18	—	0.42
As at March 31, 2013	4,670.40	620.67	257.55	24.90	25.14	9.13	3.20	4.57	—	5,615.56
Depreciation for the year	3,647.96	209.77	87.45	7.72	8.61	3.39	1.38	1.73	—	3,968.01
Disposals/Adjustments	—	—	—	—	—	—	—	—	—	—
As at March 31, 2014	8,318.36	830.44	345.00	32.62	33.75	12.52	4.58	6.30	—	9,583.57

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

16.  Property, Plant and equipment & Capital Work-in-Progress  – (continued)

Net Book Value	Consumer Premises Equipments (CPE)	Plant and Machinery	Computers	Building	Electrical Installations	Furniture and Fixtures	Office Equipments	Vehicles	Capital Work-in- Progress	Total
As at April 1, 2012	11,119.54	2,355.45	327.86	211.93	156.45	42.11	19.44	9.98	2,239.09	16,481.85
As at March 31, 2013	15,044.81	2,340.97	260.98	204.88	151.09	41.96	20.96	13.61	2,510.07	20,589.33
As at March 31, 2014	17,577.44	2,321.32	221.11	199.90	152.53	41.76	24.11	11.88	2,224.53	22,774.58

Property, Plant and equipment & Capital Work-in-Progress are charged by way of equitable mortgage with banks for term loans. For more details refer note no 22.

17.  Intangible Assets (Restated)

				(Rs. in Million)
Costs	Trademark/ Brand	Technical Know-how and Designs	Computer Software	License Fees	Total
As at April 1, 2012	818.57	274.45	322.19	100.00	1,515.21
Additions	406.74	—	84.34	—	491.08
Disposals/Adjustments	—	—	—	—	—
As at March 31, 2013	1,225.31	274.45	406.53	100.00	2,006.29
Additions	—	—	63.02	—	63.02
Disposals/Adjustments	—	—	—	—	—
As at March 31, 2014	1,225.31	274.45	469.55	100.00	2,069.31

Accumulated amortisation and impairment losses	Trademark/ Brand	Technical Know-how and Designs	Computer Software	License Fees	Total
As at April 1, 2012	103.50	62.71	157.23	25.93	349.37
Depreciation for the year	105.06	27.44	81.49	11.11	225.10
Disposals/Adjustments	—	—	—	—	—
As at March 31, 2013	208.56	90.15	238.72	37.04	574.47
Depreciation for the year	122.53	27.44	82.81	11.11	243.89
Disposals/Adjustments	—	—	—	—	—
As at March 31, 2014	331.09	117.59	321.53	48.15	818.36

Net Book Value	Trademark/ Brand	Technical Know-how and Designs	Computer Software	License Fees	Total
As at April 1, 2012	715.07	211.74	164.96	74.07	1,165.84
As at March 31, 2013	1,016.75	184.28	167.81	62.96	1,431.80
As at March 31, 2014	894.22	156.86	148.02	51.85	1,250.95

Amortisation of licences and other intangible assets is included within Depreciation and Amortisation on the income statement. All licences have been pledged as security against borrowings.

The remaining amortisation period of licence as follows:

Particulars	2014	2013
Remaining amortization period	4 to 5 years	5 to 6 years

The Company takes on lease certain Computer Sofwares under non-cancellable finance lease agreements. The lease terms range between 2 and 5 years.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

17.  Intangible Assets (Restated)  – (continued)

Following is the net book value in relation to assets held under finance leases included above:

(Rs. in Million)
Net Book Value	Computer Software
As at April 1, 2012	4.28
As at March 31, 2013	—
As at March 31, 2014	—

18.  Inventories

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Consumables and Spares (including Material-in-Transit)	317.13	253.17
(As taken, valued and certified by the management)
	317.13	253.17

19.  Trade Receivables

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Trade Receivables	4.87	3.51
Less: Provisions	(0.63)	(0.18)
	4.24	3.33

The management consider that the carrying amount of trade and other receivables approximates their fair value. The allowance for estimated irrecoverable amounts of trade debtors has been determined by reference to past default experience and information on specific balances outside trade terms and is calculated by reference to the present value of anticipated future proceeds.

20.  Financial and Non-Financial Assets

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Included within non-current assets
Financial assets:
Capital Advance	2,032.26	2.36
Prepaid Rent	110.60	112.27
Deposits	48.05	76.96
Term deposits with banks	34.10	106.27
	2,225.01	297.86
Non Financial assets:
Prepayments and accrued income	—	—
Other Non-Financial assets	—	—
Total	2,225.01	297.86

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

20.  Financial and Non-Financial Assets  – (continued)

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Included within current assets
Financial assets:
Term deposits with banks	662.87	548.24
Interest Receivables	31.14	26.86
Other Assets	18.40	7.37
Deposits	17.99	8.14
Prepaid Rent	16.76	16.76
	747.16	607.37
Non Financial assets:
Balance with Central Excise/VAT Authority	1,579.73	1,995.79
Prepaid Expenses	90.38	106.13
Advance Income Tax and Tax deducted at source	51.34	32.08
	1,721.45	2,134.00
Total	2,468.61	2,741.37

Restricted cash included in Term deposits with banks in financial assets of (March 31, 2014: Rs.696.97 million, March 31, 2013: Rs.654.51 million) represents amount given for reserves for term loan, margin for bank gurantee and bill discounting etc.

21.  Cash and cash equivalents

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Balances with Banks in Current Accounts	183.55	286.22
Cash on hand	1.35	2.45
Term deposits with banks	—	5,500.00
Cash and cash equivalents as presented in the statement of cash flows	184.90	5,788.67

Bank balances comprise cash held by the Company on a short-term basis with original maturity of three months or less. The carrying amount of cash and cash equivalents approximates their fair value.

The Company’s exposure to credit, currency and interest rate risks relating to cash and cash equivalents, together with a sensitivity analysis, is detailed in note 29.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

22.  Borrowings

Carrying value and fair value information

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Non Current (long-term)
Long-term borrowings
Term loans from banks	23,533.25	19,909.40
Less: Reclassified under current financial liabilities	(23,533.25)	(19,909.40)
	—	—
included in current financial liability
Long-term borrowings – Reclassified under current financial liabilities	23,533.25	19,909.40
Current Maturities of Term loans from banks	4,355.20	3,093.10
	27,888.45	23,002.50
Current (short-term)
Loans from other parties	2,250.00	2,250.00
Term loans from bank	—	3,250.00
	2,250.00	5,500.00
(1)	Term Loans from banks are secured by:
(a)	First pari-passu charge by way of equitable mortgage on the entire immovable assets, hypothecation of entire movable assets, both present and future.
(b)	Assignment of contracts relating to transponder capacity, all government authorizations, license and insurance policies, if any, or a negative lien, if contracts are not assignable.
(c)	Charge on Escrow Accounts and Debt Service Reserve Account.
(d)	Personal Guarantee of Mr. Venugopal N. Dhoot and Mr. Pradipkumar N. Dhoot.

Name of the Guarantor	Sanctioned Amount as on March 31, 2014 (Rs. in Million)	Outstanding as on March 31, 2014 (Rs. in Million)
Mr. Venugopal N. Dhoot	33,100.00	27,888.45
Mr. Pradipkumar N. Dhoot
(2)	A part of term loans are secured by first pari-passu charge on entire current assets of the Company, present and future.
(3)	A part of term loans from banks are further secured by corporate guarantee of Videocon Industries Limited.
(4)	The term loans from Banks are secured by:
(a)	A part of loans from banks are secured by Pledge of 30% shares of the Company.
(b)	A part of loans from banks are secured by Non-Disposal undertaking of 21% shares of the Company.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

22.  Borrowings  – (continued)

(5)	During the year, the company had breached certain provision of long term loan agreements with the banks, such as delay in payment of interest and installments and breach of certain covenants. However, in absence of any communication from bank declaring it as an event of default or for enforcing acceleration of payment of entire loan amount, the repayment schedule remained unchanged. The Company, therefore, had classified the term loans as non-current liabilities. However, since the company has not obtained from lenders a specific waiver of their right to accelerate the repayment of entire loan amount by the reporting date, the management has now decided to classify these long term loan as current liabilities.
(6)	The floating rate of interest in each loan facility is as follows:

	As of March 31, 2014
Name of Banks	Amount (Rs. in Million)	Interest Rate %
Secured Loans
Central Bank of India	2,370.75	13.25% – 14.50%
IDBI Bank Limited	5,890.00	13.75% – 14.50%
Bank of Baroda	2,427.70	14.50%
ICICI Bank Limited	3,000.00	13.50%
Karur Vysa Bank Limited	500.00	13.25%
Canara Bank	3,700.00	13.00% – 13.50%
Jammu and Kashmir Bank Limited	1,000.00	13.75%
Syndicate bank	1,000.00	13.25%
Dena Bank	1,000.00	13.25%
Oriental Bank of Commerce	1,000.00	13.50%
Bank of India	2,000.00	13.50%
Bank of Maharashtra	1,000.00	13.00%
Union Bank of India	1,500.00	13.00%
United Bank of India	1,500.00	13.25%
Total Term Loan from banks	27,888.45
(7)	The Company has made certain defaults in repayment of Term Loans and interest. The details of continuing defaults as at 31st March, 2014, are as follows:

		(Rs. in Millions)
Particulars	1 to 30 days	31 to 59 days
Principal amount of Rupee Term Loan	108.35	487.50
Interest on Rupee Term Loan	—	378.54
(8)	As per the original repayment terms, the term loan from banks are repayable as below —

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Within one year	4,355.20	3,093.10
Between One and three year	8,541.88	6,784.40
Between three and five years	7,183.12	7,800.10
Over five years	7,808.25	5,324.90
Total	27,888.45	23,002.50

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

22.  Borrowings  – (continued)

Repayment of Term Loan from bank is considered as Gross basis, processing fees is not considered in repayment schdule in note no. 8 above.

(9)	The Loan from other parties are repayable on demand.
(10)	The rate of interest of loans from other parties is SBI PLR minus 2%

23.  Financial and Non-Financial Liabilities

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Included within Non-current liabilities:
Non-Financial liabilities:
Income Received in Advance	2,668.99	2,376.74
	2,668.99	2,376.74
Included within current liabilities:
Financial liabilities:
Long-term borrowing – Reclassified under current financial liabilities	23,533.25	19,909.40
Current Maturities of Term loans from banks	4,355.20	3,093.10
Payable for capital expenditure	643.14	1,613.41
Interest Accrued and due on Borrowings	378.54	—
Interest Accrued but not due on Borrowings	346.42	255.18
	29,256.55	24,871.09
Non-Financial liabilities:
Income Received in Advance	4,104.47	3,523.47
Others	1,492.99	990.09
	5,597.46	4,513.56

24.  Post employment benefits — Gratuity

Particulars	Gratuity (Rs. in Million)
As at April 1, 2012	18.25
Addition/adjustments during the year	9.07
As at March 31, 2013	27.32
Addition/adjustments during the year	4.35
As at March 31, 2014	31.67

Provisions have been analysed between current and non-current as follows:

Particulars	Gratuity (Rs. in Million)
As at March 31, 2014
Current	1.81
Non-current	29.87
As at March 31, 2013
Current	1.54
Non-current	25.78

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

24.  Post employment benefits — Gratuity  – (continued)

Defined Benefit Plans — Gratuity:

The plan provides for a lump sum payment to vested employees, at retirement, death while in employment or on termination of employment, of an amount equivalent to 15 days salary for each completed year of service or part thereof in excess of six months. Vesting occurs upon completion of five years of service.

Defined benefit plans as per actuarial valuation — Gratuity

	For the years ended
Particulars	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
a. The amounts recognized in the Balance Sheet as at the end of the year
1. Present Value of Defined Benefit Obligation	31.67	27.32
2. Fair value of plan assets	—	—
3. Funded Status – Surplus/(Deficit)	(31.67)	(27.32)
4. Net Assets/(Liability)	(31.67)	(27.32)
b. The amounts recognized in the Statement of Profit and Loss for the year
1. Current Service Cost	7.13	5.83
2. Interest Cost	2.25	2.09
3. Actuarial (Gains)/Losses	(3.21)	1.48
4. Past Service Cost	—	—
5. Total Expenses	6.18	9.40
c. The changes obligations during the year
1. Present value of Defined Benefit Obligation at the beginning of the year	27.32	18.25
2. Current Service Cost	7.13	5.83
3. Interest Cost	2.25	2.09
4. Past Service Cost	—	—
5. Actuarial (Gain)/ Losses	(3.21)	1.48
6. Benefit Payments	(1.82)	(0.33)
7. Present value of Defined Benefit Obligation at the end of the year	31.67	27.32

Actuarial Assumptions: Gratuity

Particulars	Year Ended March 31, 2014	Year Ended March 31, 2013
Discount Rate	9.31%	8.25%
Mortality	Indian Assured Lives Mortality (2006 – 08) Ultimate	Indian Assured Lives Mortality (2006 – 08) Ultimate
Salary Escalation	5%	5%
Attrition Rate	2%	2%

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

25.  Others employment benefits

Particulars	Leave Encahsment (Rs. in Million)
As at April 1, 2012	13.53
Addition/adjustments during the year	5.65
As at March 31, 2013	19.18
Addition/adjustments during the year	2.02
As at March 31, 2014	21.20

Provisions have been analysed between current and non-current as follows:

Particulars	Leave Encahsment (Rs. in Million)
As at March 31, 2014
Current	3.01
Non-current	18.19
As at March 31, 2013
Current	2.51
Non-current	16.67

Defined Contribution Plan

The Company makes Provident Fund contributions to defined contribution plan administered by the Regional Provident Fund Commissioner.

Under this scheme, the Company is required to contribute a specified percentage of payroll cost to fund the benefits. The Company has recognised Rs.33.76 million for Provident Fund contributions in the income statement for the year ended March 31, 2014 (March 31, 2013: Rs.31.34 million). The contributions payable by the Company are in accordance with rules framed by the Government of India from time to time.

Defined benefit plans as per actuarial valuation — Leave Encashment

	For the years ended
Particulars	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
a. The amounts recognized in the Balance Sheet as at the end of the year
1. Present Value of Defined Benefit Obligation	21.20	19.18
2. Fair value of plan assets	—	—
3. Funded Status – Surplus/(Deficit)	(21.20)	(19.18)
4. Net Assets/(Liability)	(21.20)	(19.18)
b. The amounts recognized in the Statement of Profit and Loss for the year
1. Current Service Cost	3.64	3.93
2. Interest Cost	1.58	1.30
3. Actuarial (Gains)/Losses	4.37	5.72

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

25.  Others employment benefits  – (continued)

	For the years ended
Particulars	March 31, 2014 (Rs. in Million)	March 31, 2013 (Rs. in Million)
4. Past Service Cost	—	—
5. Total Expenses	9.59	10.95
c. The changes obligations during the year
1. Present value of Defined Benefit Obligation at the beginning of the year	19.18	13.53
2. Current Service Cost	3.64	3.93
3. Interest Cost	1.58	1.30
4. Past Service Cost	—	—
5. Actuarial (Gain)/Losses	4.37	5.72
6. Benefit Payments	(7.57)	(5.31)
7. Present value of Defined Benefit Obligation at the end of the year	21.20	19.18

Actuarial Assumptions: Leave Encashment

Particulars	Year Ended March 31, 2014	Year Ended March 31, 2013
Discount Rate	9.31%	8.25%
Mortality	Indian Assured Lives Mortality (2006 – 08) Ultimate	Indian Assured Lives Mortality (2006 – 08) Ultimate
Salary Escalation	5%	5%
Attrition Rate	2%	2%

26.  Commitments

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Contracts for future capital expenditure not provided in the financial statements	160.67	82.12

27.  Contingent liabilities

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
DTH license fees (Refer below Note 1)	2,483.93	1,582.89
Counter guarantees given for guarantees given by the bankers	592.58	587.05
Entertainment tax (Refer below Note 2)	80.47	45.27
Tax deducted at source (Refer below Note 3)	74.36	50.52
Letters of credit opened by a bank	2.27	68.92
Value Added Tax (Refer below Note 4)	0.50	—
	3,234.11	2,334.65

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

27.  Contingent liabilities  – (continued)

Note 1:  DTH License fee is calculated on adjusted gross revenue in accordance with the judgment given by TDSAT in the petition No. 92(C) and 93 (C) of 2009 dated 28th May 2010 and the same is provided for in the books of accounts. During the year, Company has received a letter from Ministry of Information & Broadcasting demanding Rs.1,582.89mn (including interest) for additional license fees on the difference between gross revenue and adjusted gross revenue upto financial year 2012 – 13. The Company has filed a petition before TDSAT and an interim stay has been granted for the payment of this demand. As per the stand of Ministry of Information and Broadcasting there would be an additional license fees for financial year 2013 – 14 of Rs.901.04mn. Pending the matter for further hearing, no provision is considered necessary by the management.

Note 2:  In respect of Entertainment Tax in various States, the Company has preferred appeals/writ petitions in the High Court/Supreme Court challenging the applicability of Entertainment Tax. Pending the final outcome of these appeals/petitions, the Company has paid under protest and provided for the disputed liability, except for the disputed amount of Rs.80.47mn for March 31, 2014 (Rs.45.27mn for March 31, 2013 and Rs.37.36 million ).

Note 3:  The Company had received demand notices for non-deduction of income tax at source from certain payments and interest thereon aggregating to Rs.39.66mn for Assessment Year 2010 – 11, Rs.231.98mn for Assessment Year 2011 – 12 and Rs.214.67mn for Assessment Year 2012 – 13. The Company had filed appeals against the said orders and demand notices. The appeals for Assessment years 2010 – 11 and 2011 – 12 have been disposed off by the CIT (A) who has granted substantial relief. Based on the decisions of the first appellate authority, the Company has received orders from the DCIT (TDS) revising the demand at Rs.12.70mn for the Assessment Year 2010 – 11, and Rs.19.40mn for the Assessment Year 2011 – 12. The Company has preferred appeal before ITAT for Assessment Year 2010 – 11 and 2011 – 12. DCIT (TDS) has also rectified the order for Assessment year 2012 – 13 and revised the demand to Rs.70.92mn. The Company has provided for Rs.1.81mn for the Assessment Year 2010 – 11, Rs.14.31mn for Assessment Year 2011 – 12 and Rs.12.53mn for Assessment Year 2012 – 13 and no further provision is considered necessary by the management.

Note 4:  The Company has also received a demand notice of Rs.0.50mn for the financial year 2013 – 14 for difference of VAT in the state of Tripura. The Company has contested the said demand and is in the process of filing the appeal. The Company is of the view that eventually there will not be any substantial liability on this account and hence no provision is necessary.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

28.  Related Party

The Company's related parties are its Key Management Personnel. Company's related parties and transactions with those related parties are as follows:

List of related parties

Name of Key Management Personnel —

Mr.	Saurabh P. Dhoot (Executive Director)
Mr.	Anil Khera (Chief Executive Officer)
Mr.	Pradeep Ramwilas Rathi (Non-Executive, Independent Director)
Mr.	Nabankumar Gupta (Non-Executive, Independent Director)
Mr.	Shivratan Jeetmal Taparia (Non-Executive, Independent Director)
Mr.	Karunchandra Srivastava (Non-Executive, Independent Director)

Relative of Key Management Personnel (with whom transactions have taken place)

Mrs. Shelly Anil Khera (Wife of Mr. Anil Khera)

Relative of Key Management Personnel (who has given personal guarantee)

The majority shares of the Company are beneficially held by Mr. Saurabh Dhoot, who is also the only Executive Director of the Company. Mr. Pradipkumar N. Dhoot is the father of Mr. Saurabh Dhoot. Mr. Venugopal N. Dhoot and Mr. Rajkumar Dhoot are siblings of Mr. Pradipkumar Dhoot and as such are paternal uncles of Mr. Saurabh Dhoot.

Mr. Venugopal N. Dhoot

Mr. Pradipkumar N. Dhoot

Others

The transactions between Videocon d2h and members of the Dhoot family, as well as entities controlled by such persons, directly or indirectly, either individually or in the aggregate, through shareholding, directorship or key management personnel. Based on this direct and/or indirect relationship between the entitities the transaction with following parties have been shown as other related party.

CE India Limited

Infodart Technologies India Limited

Quadrant Televentures Limited

PE Electronics Limited

Planet “M” Retail Limited

Tekcare India Private Limited

Trend Electronics Limited

Value Industries Limtted

Videocon Industries Limited

Videocon Telecommunications Limited

Force Appliances Private Limited

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

28.  Related Party  – (continued)

Jubilant Logistic Limited

KAIL Limited

Techno Kart India Limited (Formerly Next Retail India Limited)

Techno Electronics Limited

Topaki Media Private Limited

Universal Digital Connect Limited

Details of transactions with related parties

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Payment of salaries/remuneration/perquisites
Key Management Personnel
Mr. Anil Khera	10.11	10.48
Rent paid
Relative of Key Management Personnel
Mrs. Shelly Anil Khera (Inclusive of Service Tax)	1.15	1.22
Sitting Fees
Key Management Personnel
Mr. Pradeep Ramwilas Rathi	0.08	0.06
Mr. Nabankumar Gupta	0.14	0.08
Mr. Shivratan Jeetmal Taparia	0.02	0.02
Mr. Karunchandra Srivastava	0.21	0.11
Brand royalty
Key Management Personnel
Mr. Saurabh P. Dhoot	—	0.05
Others
CE India Limited	0.51	0.53
IT Support Expenses
Infodart Technologies India Limited	39.25	22.82
Call Centre Expenses
Quadrant Televentures Limited	37.37	5.44
Videocon Telecommunications Limited	12.90	84.55
Business Support Expenses
Videocon Industries Limited	125.87	—
Schemes Expesnes
PE Electronics Limited	2.47	0.67
Universal Digital Connect Limited	0.39	(2.73)

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

28.  Related Party  – (continued)

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Purchase of Assets
Planet “M” Retail Limited	0.13	1.61
Trend Electronics Limited	5,832.31	6,753.48
KAIL Limited	52.94	—
Techno Kart India Limited (Formerly Next Retail India Limited)	0.02	0.01
Purchase of Spares
Tekcare India Private Limited	1.92	0.13
Videocon Industries Limited	7.56	16.21
Techno Electronics Limited	—	0.34
Finance Cost
Videocon Industries Limited	4.75	63.67
Marketing Expenses
Topaki Media Private Limited	137.25	151.67
Sales and Revenue
Tekcare India Private Limited	0.01	0.01
Universal Digital Connect Limited	18.97	8.11
Unsecured Loan and Advances
Videocon Industries Limited	(241.04)	2,280.47
Universal Digital Connect Limited	(34.75)	(3.47)

Amount due to related parties -

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Rent payable to relative of Key Management Personnel	—	0.03
Others Payable
CE India Limited	0.51	—
Infodart Technologies India Limited	4.86	6.15
Quadrant Televentures Limited	9.20	5.05
PE Electronics Limited	5.69	0.75
Tekcare India Private Limited	2.10	0.13
Trend Electronics Limited	—	898.35
Videocon Industries Limited	2,250.00	2,534.40
Videocon Telecommunications Limited	13.54	152.41
KAIL Limited	47.52	—
Techno Electronics Limited	0.34	0.34
Topaki Media Private Limited	120.01	128.53

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

28.  Related Party  – (continued)

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Others Receivable
Planet M Retail Limited	19.32	14.33
Trend Electronics Limited	2,031.38	—
Value Industries Limtted	—	0.13
KAIL Limited	—	0.03
Techno Kart India Limited (Formerly Next Retail India Limited)	2.25	2.72
Universal Digital Connect Limited	30.35	32.05

Guarantees/Collateral

Particulars	As at March 31, 2014 (Rs. in Million)	As at March 31, 2013 (Rs. in Million)
Personal Guarantee as a Security for the Loans taken by the Company
Venugopal N. Dhoot	33,100.00	27,888.45
Pradipkumar N. Dhoot	33,100.00	27,888.45
Corporate Guarantee as a Security for the Loans taken by the Company
Videocon Industries Limited	9,850.00	9,850.00

29.  Capital and financial risk management

I.	Capital risk management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

The Company’s policy is to manage its borrowings using mixture of long-term and short-term borrowing facilities, including money market borrowings and other instruments permitted under its Treasury Policy, to meet anticipated funding requirements.

The gearing ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings (including ‘current and non-current borrowings’ as shown in the Statement of financial position) less cash and cash equivalents. Total capital is calculated as ‘equity’ as shown in the Statement of financial position plus net debt.

The gearing ratio at March 31, 2014 and March 31, 2013 were as follows:

Particulars	As at March 31, 2014	As at March 31, 2013
Total borrowings	30,138.45	28,502.50
Less: Cash and cash equivalents	(184.90)	(5,788.67)
Net Debt	29,953.55	22,713.83

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

29.  Capital and financial risk management  – (continued)

Particulars	As at March 31, 2014	As at March 31, 2013
Total Equity	(6,314.06)	(3,118.58)
Total capital	(6,315.06)	(3,118.58)
Gearing ratio (Net debt/Total capital)	N.A.	N.A.

Until March 31, 2014, the Company was to have aggregate fixed deposits of Rs.696.97 million (Rs.654.51 million for March 31, 2013) subject to the borrowing requirement. This Company’s obligation ceased with the repayment of the respective term loan facility.

The Company is in process of raising more funds through equity to repay some existing debts so as to maintain the gearing ratio in line with the industry.

II.	Financial risk management

The Company’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Company’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Company’s financial performance.

Risk management is carried out by a treasury department (company treasury) as per the policy of the Company. Company treasury identifies, evaluates and hedges financial risks if any in close co-operation with the company’s operating units. The policy covers the areas of overall risk management, including foreign exchange risk, interest rate risk, credit risk, liquidity risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

The major financial instruments of the Company include cash and bank deposits, trade and other receivables, trade and other payables and borrowings. Details of these financial instruments are disclosed in the respective notes to the financial statements. The risk management approach of the Company is aimed to minimize the financial risks for the business.

a)	Market Risk
(i)	Foreign exchange risk

The company operates in local market and carries no major foreign currency risk, except for trade payables in respect of imports made by the company. However according to the management there is no material impact of the same. Trade payables in foreign currencies as on March 31, 2014 INR 479 million (March 31, 2013 INR 527 million). The impact of foreign exchange sensitivity of 5% strengthening or weakening on the payables is INR 23 million.

The sensitivity analysis is based on a reasonably possible change in the underlying foreign currency against the INR computed from historical data and assuming all other information to be constant.

(ii)	Interest rate risk

Interest rate risk can be either fair value interest rate risk or cash flow interest rate risk. The Company’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Company to cash flow interest rate risk which is partially offset by cash held at variable rates.

In respect to borrowing on floating rates the Company negotiates exit options without break-costs on interest reset dates wherever possible.

The table below shows the Company’s sensitivity to interest rates on floating rate bank borrowings on profit or loss and equity:

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

29.  Capital and financial risk management  – (continued)

Particulars	Rs. in Million
	For the year ended
	March 31, 2014	March 31, 2013
1% strengthening of rates	278.88	262.53
1% weakening in rates	278.88	262.53

The profile of Company’s borrowings as at March 31, 2014 and March 31, 2013 is provided on Note 22.

(iii)	Price risk

The Company is not exposed to any price risk as the Company does not have any investment.

b)	Credit risk

Credit risk encompasses the direct risk of default, the risk of deterioration of creditworthiness as well as concentration risks. It principally arises from deposits with banks and others, trade and other receivables mainly linked to the credit exposures of customers.

The Company maintains its Cash and cash equivalents, Derivative financial instruments, Bank deposits with banks and financial institutions having good reputation, good past track record and high quality credit rating and also reviews their credit-worthiness on an on-going basis.

Trade receivables of the Company are typically unsecured and are derived from revenue earned from customers. Credit risk is managed through credit approvals and periodic monitoring of the creditworthiness of customers to which Company grants credit terms in the normal course of business. The allowance for impairment of Trade receivables is created to the extent and as and when required, based upon the expected collectability of accounts receivables. The Company has no concentration of credit risk as the customer base is geographically distributed in India.

c)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. Company manages liquidity risk by maintaining adequate banking facilities and reserve borrowing facilities, by continuously monitoring forecast and actual cash flows and matching the maturity profiles of financial assets and liabilities. It also maintains varied maturity profile with a cap on the level of debt maturing in any one calendar quarter, therefore minimising refinancing risk. Long-term borrowings generally mature between one and 8 years. Liquidity is reviewed on a daily basis based on weekly cash flow forecast.

Excessive risk concentration

Concentrations arise when a number of counterparties are engaged in similar business activities, or activities in the same geographical region, or have economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic, political or other conditions. Concentrations indicate the relative sensitivity of the company’s performance to developments affecting a particular industry. In order to avoid excessive concentrations of risk, the company’s policies and procedures include specific guidelines to focus on the maintaining existing subscriber’s base, adding new subscribers and developing innovative products.

30.  Events occurring after balance sheet date —

(i)	The Company has filed draft red herring prospectus as on September 29, 2014 to Security and Exchange Board of India (“SEBI”) for raising capital of Rs.7000 mn.
(ii)	Company has entered into a master service francisee agreement with a vendor, for outsourching its installaiton related services.

Videocon d2h Limited — Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the year ended March 31, 2014

30.  Events occurring after balance sheet date —   – (continued)

(iii)	(a) The Company has received show cause notice dated June 13, 2014 from Commissioner of Customs, Central Excise and Service Tax, Noida with regard to service tax on Advance Usage charges i.e., rental charges collected from the subscribers towards the usage of Set Top Boxes by the subscribers. The amount of service tax involved is Rs.694.47mn (excluding interest) for the period from April 2009 to December 2013. The Company is in the process of filing the reply to the said notice and in the opinion of the management no provision is required against the same.

(b) The Company has also received show cause notice dated October 22, 2014 from Directorate General of Central Excise Intelligence, Mumbai Zonal Unit with regard to reverse of Cenvat Credit of Rs.391.77 mn availed during the financial years 2009 – 10 to 2013 – 14 on deactivated consumer premises equipments at customer premises. The Company is in the process of filing the reply to the said notice and in the opinion of the management no provision is required against the same. The Company has also received show cause notice dated October 10, 2014 from Commissioner of Customs, Central Excise and Service Tax, Noida in same matter.

(iv)	Through show cause notices dated August 22, 2014 and October 16, 2014, the Commercial Taxes Department, Government of Telangana has computed entertainment tax liability on Videocon d2h amounting to Rs.91.30 million for the fiscal years 2012 through 2014, and directed it to file its written objections to such liability failing which a final order will be issued by the department. Videocon d2h, through a letter dated November 19, 2014, to the Entertainment Tax Officer, Hyderabad Circle, sought that the show cause notice be kept in abeyance until the issues raised in relation to applicability of relevant Entertainment Tax Act in the state of Telengana, validity of the show cause notice, and the quantum of the tax computed are resolved and no further communication has been received from the department.
(v)	In September 2014, the Sales Tax department had conducted investigation at office premises of the Company and has vide letter dated December 15, 2014 communicated its findings and observations relating to alleged incorrect levy and collection of Value Added Tax by the Company and has asked the Company to submit its response on such observations. The Company is in the process of submitting the detailed reply. The management expects no additional liability in this regard.

31.  Approval of the financial statements

The financial statements of the Company for the year ended March 31, 2014 (Restated — Note 2(b)) were approved and authorized for issue by the Board of Directors of the Company on March 13, 2015. The previously issued financial statements of the Company for the period ended March 31, 2014 were approved and authorized for issue by the Board of Directors of the Company on March 2, 2015.

For and on behalf of the Board

SAURABH P. DHOOT	K.C. SRIVASTAVA
Executive Director	Director
Place: Mumbai
Date: March 13, 2015

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors of
Videocon d2h Limited
(formerly known as Bharat Business Channel Limited)

We have reviewed the accompanying interim financial statements (restated) of Videocon d2h Limited (formerly known as Bharat Business Channel Limited) (the “Company”) as of September 30, 2014 and for the six month ended period then ended.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these interim financial statements (restated) in accordance with the International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial statement (restated) consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Opinion

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statement (restated) for it to be in conformity with the IFRS.

Other matter

As discussed in Note 2(a) to the Interim financial statements (restated), the Company has incurred a loss of INR 1,171.24 mn during the six month period ended September 30, 2014 and has accumulated losses amounted to INR 15,745.30 mn as at September 30, 2014 resulting into erosion of its net worth. Further, the Company has breached certain provisions of the long term loan agreements with the banks such as delay in payment of interest and instalments and breach of certain covenants. As a result, these long term borrowings have been classified as current liabilities and the current liabilities exceed the current assets manifolds. These factors raise significant doubt that the entity will be able to continue as a going concern. Should the bank enforce acceleration of repayment of loans, the Company may have insufficient liquidity and / or would be unable to meet its financial covenants. However, after considering the factors described above, the management has a reasonable expectation that the bank will not enforce acceleration of repayment. The management is also confident of meeting its funds requirements in the future and generating cash flow from business operations through increasing it’s subscriber’s base. Accordingly, these interim financial statements (restated) have been prepared on going concern basis. The interim financial statements (restated) do not include the adjustments that would result if the Company was unable to continue as a going concern.

As discussed in Note 2(b) to the Interim financial statements (restated), the financial statements as of September 30, 2014 have been restated.

Khandelwal Jain & Co.
Chartered Accountants

Place : Mumbai, India
Date : March 13, 2015

Videocon d2h Limited

Interim Financial Statements

September 30, 2014 (Restated)

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Income Statement (Restated)

	Note	for the period ended
		September 30, 2014 (Rs. in Million)	September 30, 2013 (Rs. in Million)
INCOME
Revenue from operations	7	11,108.97	8,113.04
		11,108.97	8,113.04
EXPENSE
Operating expense	9	6,470.58	5,071.58
Employee benefits expense	10	488.40	432.14
Administration and other expenses	11	283.46	302.88
Selling and distribution expenses	12	938.71	888.53
Depreciation, amortization and impairment	16 & 17	2,528.96	2,014.39
Total Expenses		10,710.11	8,709.52
Profit/(Loss) from operations		398.86	(596.48)
Finance costs/Finance Income (Net)	13	(2,094.51)	(2,147.83)
Other Income	8	0.43	0.77
Profit/(loss) before tax		(1,695.22)	(2,743.54)
Exceptional item (net of tax)		—	—
Profit/(Loss) before tax		(1,695.22)	(2,743.54)
Income tax expense
Current tax	14	—	—
Deferred tax	14	(523.98)	(847.75)
Profit/(Loss) after tax		(1,171.24)	(1,895.79)
Basic and Diluted earning per share	15	(4.84)	(7.83)

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Statement of Financial Position (Restated)

	Note	As At
		September 30, 2014 (Rs. in Million)	March 31, 2014 (Rs. in Million)
Assets
Non-current Assets
Property, Plant and equipment & Capital Work-in-Progress	16	24,558.30	22,774.61
Intangible Assets	17	1,140.27	1,250.93
Other Financial Assets	20	1,775.56	2,225.01
Deferred Tax Assets (Net)		7,014.24	6,490.26
Total non-current assets		34,488.37	32,740.81
Current Assets
Inventories	18	444.61	317.13
Trade Receivables	19	1.56	4.24
Other Financial Assets	20	891.79	747.16
Other Non-Financial Assets	20	1,133.35	1,721.45
Cash and cash equivalents	21	115.13	184.90
Total current assets		2,586.44	2,974.88
Total Assets		37,074.81	35,715.69
Equity
Share Capital		2,420.00	2,420.00
Share Premium		5,840.00	5,840.00
Retained earnings		(15,745.30)	(14,574.06)
Total Equity		(7,485.30)	(6,314.06)
Liabilities
Non-current Liabilities
Long-term borrowings	22	—	—
Other Non-Financial Liabilites	23	2,840.18	2,668.99
Post employement benefits	24	35.13	29.87
Others employement benefits	25	22.75	18.19
Total non-current liabilities		2,898.06	2,717.05
Current Liabilities
Short-term borrowings	22	2,250.00	2,250.00
Trade Payable		1,855.20	2,203.87
Other Non-Financial Liabilites	23	7,789.13	5,597.46
Other Financial Liabilities	23	29,761.84	29,256.55
Post employement benefits	24	2.12	1.81
Others employement benefits	25	3.76	3.01
Total current liabilities		41,662.05	39,312.70
Total Liabilities		44,560.11	42,029.75
Total equity and liabilities		37,074.81	35,715.69

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Statement of Cash flows (Restated)

	Note	September 30, 2014 (Rs. in Million)	September 30, 2013 (Rs. in Million)
Cash flows from operating activities Profit before Tax		(1,695.22)	(2,743.54)
Adjustments for:
Depreciation, Amortization and Impairment		2,528.96	2,014.39
Finance Costs		2,126.70	2,211.60
Interest Income		(32.19)	(63.77)
Employee benefits expenses		10.89	9.05
Liabilities/provisions no longer required written back		0.96	—
Operating cash flow before changes in assets and liabilites		2,940.10	1,427.73
Decrease/(increase) in inventories		(127.48)	(133.65)
Decrease/(increase) in trade receivables		3.63	(6.97)
Decrease/(increase) in other financial and non-financial assets		872.20	(5,377.10)
Increase/(decrease) in trade payable		(348.67)	(503.43)
Increase/(decrease) in other financial and non-financial liabilites		2,045.06	1,038.62
Cash generated from operations		5,384.84	(3,554.80)
Income tax paid		(20.71)	11.25
Net cash inflow from operating activities		5,405.55	(3,566.05)
Cash flows from investing activities
Purchase of intangible assets		(10.13)	(43.13)
Property, Plant and equipment & Capital Work-in-Progress		(4,196.95)	(3,106.57)
Decrease in Capital Work-in-Progress & Disposal of Property, Plant and equipment		3.18	—
Interest Income		32.19	63.77
Net cash flow from investing activities		(4,171.71)	(3,085.93)
Cash flows from financing activities
Proceeds from borrowings		2,750.00	4,333.25
Repayment of borrowings		(1,926.91)	(1,055.60)
Interest & other borrowing costs paid		(2,126.70)	(2,211.60)
Net cash flow from financing activities		(1,303.61)	1,066.05
Net increase/(decrease) in cash and cash equivalents during the period/year		(69.77)	(5,585.93)
Cash and cash equivalents at beginning of the financial period/year	21	184.90	5,788.67
Cash and cash equivalents at end of the financial period/year	21	115.13	202.74

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

(Restated)

Statement of Changes in Equity

	Called up share capital	Share premium	Share Application Money	Retained earnings	Accumulated Other Comprehensive Income/(Loss)	Total

Balance as at April 01, 2013	2,420.00	5,840.00	—	(11,378.58)	—	(3,118.58)
Loss for the period	—	—	—	(1,895.79)	—	(1,895.79)
Balance as at September 30, 2013	2,420.00	5,840.00	—	(13,274.37)	—	(5,014.37)
Loss for the period	—	—	—	(1,299.69)	—	(1,299.69)
Balance as at March 31, 2014	2,420.00	5,840.00	—	(14,574.06)	—	(6,314.06)
Loss for the period	—	—	—	(1,171.24)	—	(1,171.24)
Balance as at September 30, 2014	2,420.00	5,840.00	—	(15,745.30)	—	(7,485.30)

Share Capital

Particulars	As at September 30, 2014		As at March 31, 2014		As at September 30, 2013
	No of Shares (in Nos)	Value (Rs. in Million)	No of Shares (in Nos)	Value (Rs. in Million)	No of Shares (in Nos)	Value (Rs. in Million)
Authorized shares	500,000,000	5,000.00	500,000,000	5,000.00	500,000,000	5,000.00
(Equity Shares of Rs.10/- each)
Ordinary shares of Rs.10 allotted, issued and fully paid	242,000,000	2,420.00	242,000,000	2,420.00	242,000,000	2,420.00
Allotted during the period/year	—	—	—	—	—	—
As at March 31	242,000,000	2,420.00	242,000,000	2,420.00	242,000,000	2,420.00

The Company has a single class of equity shares. Each shareholder is eligible for one vote per share held. In the event of liquidation, the equity shareholders are eligible to receive the remaining assets of the Company, after distribution of all preferential amounts, in proportion to their shareholding.

The company issued 60,000,000 Equity Shares of Rs.10/- each at a premium of Rs.40 Per Equity Share aggregating to Rs.3,000 mn as on September 28, 2012, against Share Application money of Rs.3,000 mn received in Financial year 2011 – 12.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

1.  Corporate information

Videocon d2h Limited is a limited company incorporated and domiciled in India under the Companies Act, 1956 of India. The name of the Company was changed from Bharat Business Channel Limited to the current name now, Videocon d2h Limited on July 1, 2014. The registered office is located at Auto Cars Compound, Adalat Road, Aurangabad, 431005, Maharashtra, India.

The company is engaged in the business of providing Direct to Home (DTH) services to its subscribers. The company has entered into a license agreement with the Ministry of Information and Broadcasting to provide DTH services in India. The DTH services are rendered to the subscribers through Consumer Premises Equipment (CPE) used for receiving and broadcasting DTH signals at subscriber’s premises.

2.  Basis of preparation

a.	These financial statements have been prepared in accordance with the International Financial Reporting Standards (‘IFRS’) and IFRIC interpretations, as issued by the International Accounting Standards Board. These financial statements have been prepared under the historical cost convention, as modified by financial assets/financial liabilities at fair value through statement of Income.

These financial statements have been prepared in accordance with those IFRS standards and IFRIC interpretations issued and effective or issued and early adopted as at September 30, 2014. The policies set out below have been consistently applied to all the period/years presented.

The preparation of financial statements in accordance with IFRS requires the use of certain critical accounting estimates. It also requires management to exercise judgment in the process of applying the company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the financial statements are disclosed in Note 4 & 5. Actual results could differ from those estimates. The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period in which the estimate is revised if the revision affects only that period or in the period of the revision and future periods if the revision affects both current and future periods.

The financial statements provide comparative information in respect of the previous periods. In addition, the company presents an additional statement of financial position at the beginning of the earliest period presented when there is a retrospective application of an accounting policy, a retrospective restatement, or a reclassification of items in financial statements.

The Company has incurred a loss of INR 1,895.79 mn and INR 1,171.24 mn during the period ended September 30, 2013 and September 30, 2014 respectively and has accumulated losses amounting to INR 14,574.06 mn and INR 15,745.30 mn as at September 30, 2013 and September 30, 2014, respectively resulting into erosion of its net worth. Further, the Company has breached certain provisions of the long term loan agreements with the banks such as delay in payment of interest and installments and breach of certain covenants. As a result, these long term borrowings have been classified as current liabilities and the current liabilities exceed the current assets manifolds. These factors raise significant doubt that the entity will be able to continue as a going concern. Should the bank enforce acceleration of repayment of loans, the Company may have insufficient liquidity and/or would be unable to meet its financial covenants. However, after considering the factors described above, the management has a reasonable expectation that the bank will not enforce acceleration of repayment. The management is also confident of meeting its funds requirements in the future and generating cash flow from business operations through increasing its subscriber’s base. Accordingly, these financial statements have been prepared on going concern basis. The financial statements do not include the adjustments that would result if the Company was unable to continue as a going concern.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

2.  Basis of preparation  – (continued)

b.	Subsequent to the original issuance of company’s financial statement, the company has restated its financial statement to classify long term loans to current liabilities (refer note no. 22) and consequential impact that processing fees paid which was amortized over the terms of loan in original financial statement is now charged to income statement in the period/year in which it is incurred. The company has also included certain parties under its related party disclosure in the financial statement as restated (refer note no. 28).

3.  Standards, amendments and interpretations to existing standards that are not yet effective and have not been adopted early by the company.

The following new standards or interpretations have not been applied for the period ended 30st September 2014.

STANDARDS OR INTERPRETATIONS	EFFECTIVE DATE
IFRS 9 – Financial Instruments	1 January 2018
IFRS 14 – Regulatory Deferral Accounts	1 January 2016
IFRS 15 – Revenue from contacts with Customers	1 January 2017

IFRS 9 Financial Instruments

In July 2014, the IASB issued the final version of IFRS 9 Financial Instruments which reflects all phases of the financial instruments project and replaces IAS 39 Financial Instruments: Recognition and Measurement and all previous versions of IFRS 9. The standard introduces new requirements for classification and measurement, impairment, and hedge accounting. IFRS 9 is effective for annual periods beginning on or after 1 January 2018, with early application permitted. Retrospective application is required, but comparative information is not compulsory. Early application of previous versions of IFRS 9 (2009, 2010 and 2013) is permitted if the date of initial application is before 1 February 2015. The adoption of IFRS 9 will have an effect on the classification and measurement of the Company’s financial assets, but no impact on the classification and measurement of the Company’s financial liabilities.

IFRS 14 Regulatory Deferral Accounts

IFRS 14 is an optional standard that allows an entity, whose activities are subject to rate-regulation, to continue applying most of its existing accounting policies for regulatory deferral account balances upon its first-time adoption of IFRS. Entities that adopt IFRS 14 must present the regulatory deferral accounts as separate line items on the statement of financial position and present movements in these account balances as separate line items in the statement of profit or loss and other comprehensive income. The standard requires disclosures on the nature of, and risks associated with, the entity’s rate-regulation and the effects of that rate-regulation on its financial statements. IFRS 14 is effective for annual periods beginning on or after 1 January 2016. Since the Company is an existing IFRS preparer, this standard would not apply.

IFRS 15 Revenue from Contracts with Customers

IFRS 15 was issued in May 2014 and establishes a new five-step model that will apply to revenue arising from contracts with customers. Under IFRS 15 revenue is recognised at an amount that reflects the consideration to which an entity expects to be entitled in exchange for transferring goods or services to a customer. The principles in IFRS 15 provide a more structured approach to measuring and recognising revenue. The new revenue standard is applicable to all entities and will supersede all current revenue recognition requirements under IFRS. Either a full or modified retrospective application is required for annual periods beginning on or after 1 January 2017 with early adoption permitted. The Company is currently assessing the impact of IFRS 15 and plans to adopt the new standard on the required effective date.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

4.  Significant accounting policies

4.1  Intangible assets

Intangible Assets which includes License Fees, Computer Software, Technical Know-how and Trade Mark/Brand, are measured at cost of acquisition and are stated at cost less accumulated amortization and impairment, if any. Identifiable intangible assets are recognised when the Company controls the asset, it is probable that future economic benefits attributed to the asset will flow to the Company and the cost of the asset can be reliably measured.

Intangible assets with finite lives are amortised over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortisation period and the amortisation method for an intangible asset with a finite useful life are reviewed at least at the end of each reporting period. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset are considered to modify the amortisation period or method, as appropriate, and are treated as changes in accounting estimates.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognised in the statement of profit or loss when the asset is derecognised.

a)	Licence fees:

Acquired licenses are initially recognised at cost. Subsequently, license fees are measured at cost less accumulated amortisation and accumulated impairment loss, if any.

Amortisation period for license fees is determined primarily by reference to the unexpired license period. Amortisation is charged to the income statement on a straight-line basis over the period of license. The useful life of license is 10 years.

b)	Computer software

Computer software comprises of computer softwares purchased from third parties. Computer software licenses are capitalised on the basis of all the costs incurred to acquire and bring into use the specific purpose.

Software integral to a related item of hardware equipment is accounted for as property, plant and equipment. Costs associated with maintaining computer software programs are recognised as an expense when they are incurred.

Amortisation is charged to the income statement on a straight-line basis over the estimated useful lives from the date the software is available for use. The useful economic life is estimated at 5 years.

c)	Trademarks/Brand/Technical know-how and Designs

Trademark/Brand/Technical know-how and Designs are measured at cost and are amortised on straight line basis over its useful life which is the shorter of the license term and the useful economic life. The useful economic life is estimated at 10 years.

4.2  Property, plant and equipment

Property, plant and equipment are stated at cost of acquisition less accumulated depreciation/amortization and impairment loss, if any. The cost is inclusive of freight, installation cost, duties, taxes, borrowing cost and other incidental expenses for bringing the asset to its working conditions for its intended use but net of CENVAT and Value Added Tax, wherever input credit is claimed.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

4.  Significant accounting policies  – (continued)

When significant parts of property, plant and equipment are required to be replaced in intervals, the Company recognizes such parts as separate component of assets with specific useful lives and provides depreciation over their useful life.

Subsequent costs are included in the asset’s carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably.

All other repair and maintenance costs are recognized in Income statement as incurred.

Depreciation is charged so as to write off the cost of assets, other than land and properties under construction, using the straight-line method, over their estimated useful lives, as follows:

Assets	Useful Life
Land and Building
Building	30 Years
Equipment & Machinery
Plant and Machinery	13 – 15 years
Consumer Premises Equipment	7 Years
Computer hardware	3 – 6 years
Other assets (Furniture & Fixtures and Vehicle)
Furniture & Fixtures	10 years
Vehicles	8 years

Assets held under finance leases are depreciated over their expected useful lives on the same basis as owned assets or, where shorter, over the term of the relevant lease.

The assets’ residual values and useful lives are reviewed, and adjusted if appropriate, at each reporting date.

The gain or loss arising on the disposal or retirement of an item of property, plant and equipment is determined as the difference between the sale proceeds and the carrying amount of the asset and is recognised in the income statement.

4.3  Impairment of assets

Property, plant and equipment and intangible assets

At each reporting date, the company reviews the carrying amounts of its tangible and intangible assets, to determine whether there is any indication that those assets have suffered an impairment loss. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). Where it is not possible to estimate the recoverable amount of an individual asset, the company estimates the recoverable amount of the cash-generating unit to which the asset belongs.

If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is recognised as an expense immediately, unless the relevant asset is carried at a revalued amount, in which case the impairment loss is treated as a revaluation decrease. Where an impairment loss subsequently reverses, the carrying amount of the asset is increased to the revised estimate of its recoverable amount, but so that the increased carrying amount does not exceed the carrying amount that would have been determined had no impairment loss been recognised for the asset in prior years. A reversal of an impairment loss is

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

4.  Significant accounting policies  – (continued)

recognised as income immediately, unless the relevant asset is carried at a revalued amount, in which case the reversal of the impairment loss is treated as a revaluation increase.

4.4  Revenue

a)	Subscription revenue from DTH services is recognized on accrual basis on rendering of the services and is net of service tax and any discount given.
b)	Activation revenue is recognized on the completion of activation services and is net of service tax and any discount given.
c)	Revenue from installation is recognized on completion of the installation services and is net of service tax.
d)	Revenue on account of sale of Set Top Box (STB), accessories and goods is recognized when the goods are dispatched and are stated net of Sales tax/VAT, discounts and rebates.
e)	Lease rentals are recognized as revenue as per the terms of contract of operating lease over the period of lease on straight line basis.
f)	Other services like carriage fees and advertisement revenue are recognized on rendering of the service and are net of service tax.
g)	Interest income is recognized on time proportion basis taking into account the amount invested and the rate of interest.
h)	Revenue and Expenditure on account of Free Commercial Time (FCT) granted by the broadcaster/s is recognised as and when same is utilised.

4.5  Inventories

Inventories is stated at the lower of cost and net realisable value. Cost is determined on weighted average basis and comprises direct materials and those overheads that have been incurred in bringing the inventories to their present location and condition.

4.6  Leasing

Leases are classified as finance leases whenever the terms of the lease transfer substantially all the risks and rewards of ownership of the asset to the lessee. All other leases are classified as operating leases.

Assets held under finance leases are recognised as an assets of the Company at their fair value at the inception of the lease or, if lower, at the present value of the minimum lease payments as determined at the inception of the lease. The corresponding liability to the lessor is included in the statement of financial position as a finance lease obligation. Lease payments are apportioned between finance charges and reduction of the lease obligation so as to achieve a constant rate of interest on the remaining balance of the liability. The corresponding rental obligations, net of finance charges, are included in Trade and other payables. Finance charges are recognised in the income statement.

Rentals payable under operating leases are charged to the income statement on a straight-line basis over the term of the relevant lease. Benefits received and receivable as an incentive to enter into an operating lease are also spread on a straight-line basis over the lease term.

Arrangement containing lease

The determination of whether an arrangement is, or contains, a lease is based on the substance of arrangement at inception date: whether fulfillment of the arrangement is dependent on the use of a specific asset or assets and the arrangement conveys a right to use the asset.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

4.  Significant accounting policies  – (continued)

4.7  Foreign currencies

a)	Functional and presentation currency

The financial statements of the company are presented in Indian Rupees (‘INR’) which is the functional currency of the Company.

b)	Transactions and balances

Transactions in foreign currencies are initially recorded at the functional currency rate prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the respective functional currency at the rates prevailing on the reporting period date.

Foreign exchange gains and losses resulting from the settlement of such transactions and from the translation at reporting period-end date exchange rates of monetary assets and liabilities denominated in foreign currencies are recognised in the income statement.

Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing on the initial transaction dates. Non-monetary items measured in terms of historical cost in a foreign currency are not retranslated.

Foreign exchange gains and losses that relate to borrowings and cash and cash equivalents are presented in the income statement within ‘finance income or costs’. All other foreign exchange gains and losses are presented in the income statement within ‘Administration & Other expenses’ (net).

4.8  Employment benefits

a)	Short Term Employees Benefits

All employee benefits payable within twelve months of rendering the services are classified as short-term employee benefits. Benefits such as salaries, wages, and bonus etc., are recognized in the Income Statement in the period in which the employee renders the related service.

b)	Long Term Employee Benefits
i)	Provident Fund and employees’ state insurance schemes

All employees of the Company are entitled to receive benefits under the Provident Fund, which is a defined contribution plan. Both the employees and the employer make monthly contributions to the plan at a predetermined rate (presently 12%) of the employees’ basic salary. These contributions are made to the fund administered and managed by the Government of India. The Company’s contributions to both these schemes are expensed. The Company has no further obligations under these plans beyond its monthly contributions.

ii)	Gratuity

The Company provides for gratuity obligations through a defined benefit retirement plan (the ‘Gratuity Plan’) covering all employees. The Gratuity Plan provides a lump sum payment to vested employees at retirement or termination of employment based on the respective employee salary and years of employment with the Company. The present value of obligation under gratuity is determined based on actuarial valuation using Projected Unit Credit Method, which recognizes each period of service as giving rise to additional unit of employee benefit entitlement and measures each unit separately to build up the final obligation.

Actuarial gains and losses comprise experience adjustments and the effects of changes in actuarial assumptions and are recognized immediately in the Income Statement as income or expenses.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

4.  Significant accounting policies  – (continued)

iii)	Leave Encashment and Other long term benefit

Liability in respect of leave encashment for complete financial period/year is determined using the projected unit credit method with independent actuarial valuations as on the date of Statement of financial position and gains/losses are recognized immediately in the Income Statement.

4.9  Taxation

Income tax expense represents the sum of the current tax and deferred tax.

The charge for current tax is based on the result for the period/year adjusted for items which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the reporting date.

Current and deferred tax is recognised in the income statement unless the item to which the tax relates was recognised outside the income statement being other comprehensive income or equity. The tax associated with such an item is also recognised in other comprehensive income or equity respectively

Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities in the financial statements and the corresponding tax bases used in the computation of taxable profit, and is accounted for using the liability method.

Deferred tax liabilities are generally recognised for all taxable temporary timing differences and deferred tax assets are recognised to the extent that it is probable that taxable profits will be available against which deductible temporary differences can be utilised.

The carrying amounts of deferred tax assets are reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the assets to be recovered.

Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset realised. Deferred tax is charged or credited to Income statement, except when it relates to items charged or credited directly to equity, in which case the deferred tax is also dealt with in equity.

A change in deferred tax assets and liabilities as a result of a change in the tax rates or laws are recognised in Income statement or other comprehensive income to the extent that it relates to items previously recognised in other comprehensive income.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the company intends to settle its current tax assets and liabilities on a net basis.

4.10    Financial instruments

Financial assets and financial liabilities, in respect of financial instruments, are recognised on the Company’s statement of financial position when the Company becomes a party to the contractual provisions of the instrument. The Company determines the classification of its financial assets and liabilities at initial recognition.

Trade receivables

Trade receivables do not carry any interest and are stated at their nominal value as reduced by appropriate allowances for estimated irrecoverable amounts. Estimated irrecoverable amounts are based on the ageing of the receivable balances and historical experience. Individual trade receivables are written off when management deems them not to be collectible.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

4.  Significant accounting policies  – (continued)

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand and balance with banks, being those with original maturities of three months or less.

Trade payables

Trade payables are not interest bearing and are stated at their nominal value.

Financial liabilities and equity instruments

Financial liabilities and equity instruments issued by the Company are classified according to the substance of the contractual arrangements entered into and the definitions of a financial liability and an equity instrument. An equity instrument is any contract that evidences a residual interest in the assets of the Company after deducting all of its liabilities and includes no obligation to deliver cash or other financial assets. The accounting policies adopted for specific financial liabilities and equity instruments are set out below.

Capital market and bank borrowings

Interest bearing loans are initially measured at fair value (which is equal to cost at inception), and are subsequently measured at amortised cost, using the effective interest rate method. Any difference between the proceeds net of transaction costs and the amount due on settlement or redemption of borrowings is recognised over the term of the borrowing.

Equity instruments

Equity instruments issued by the Company are recorded at the proceeds received, net of direct issuance costs.

4.11  Offsetting financial instruments

Financial assets and liabilities are offset and the net amount reported in the statement of financial position when there is a legally enforceable right to offset the recognised amounts and there is an intention to settle on a net basis or realise the asset and settle the liability simultaneously.

4.12  Provisions

Provisions are recognised when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that the Company an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation.

Information on contingent liabilities is disclosed in the notes to the financial statements, unless the possibility of an outflow of resources embodying economic benefits is remote.

4.13  Earnings per share

The Company’s earnings per share (‘EPS’) is determined based on the net loss attributable to the equity shareholders. Basic loss per share are computed using the weighted average number of shares outstanding during the period/year. Diluted loss per share is computed using the weighted average number of common and dilutive common equivalent shares if any outstanding during the period/year, except where the result would be anti-dilutive.

4.14  Borrowing costs

Borrowing costs consist of interest and other costs that the Company incurs in connection with the borrowing of funds.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

4.  Significant accounting policies  – (continued)

General and specific borrowing costs directly attributable to the acquisition, construction or production of qualifying assets, which are assets that necessarily take a substantial period of time to get ready for their intended use or sale, are added to the cost of those assets, until such time as the assets are substantially ready for their intended use or sale.

The interest cost incurred for funding a qualifying asset during the construction period is capitalised based on actual investment in the asset at the average interest rate. All other borrowing costs are recognised in Income statement in the period in which they are incurred.

4.15  Exceptional Items

Exceptional items are disclosed separately in the financial statements where it is necessary to do so to provide further understanding of the financial performance of the Company. They are material items of income or expense that have been shown separately due to the significance of their nature or amount.

5.  Critical accounting estimates

The company prepares its financial statements in accordance with IFRS as issued by the IASB, the application of which often requires judgments to be made by management when formulating the company’s financial position and results. Under IFRS, the management of the company is required to adopt those accounting policies most appropriate to the company’s circumstances for the purpose of presenting fairly the company’s financial position, financial performance and cash flows.

In determining and applying accounting policies, judgment is often required in respect of items where the choice of specific policy, accounting estimate or assumption to be followed could materially affect the reported results or net asset position of the company should it later be determined that a different choice would be more appropriate.

Management considers the accounting estimates and assumptions discussed below to be its critical accounting estimates and, accordingly, provide an explanation of each below. The discussion below should also be read in conjunction with the company’s disclosure of significant IFRS accounting policies which are provided in note 4 to the financial statements, “Significant accounting policies”.

Management has discussed its critical accounting estimates and associated disclosures with the company’s Audit Committee.

a.	Impairment reviews

IFRS requires management to undertake an annual test for impairment of for finite lived assets, to test for impairment if events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Impairment testing is an area involving management judgment, requiring assessment as to whether the carrying value of assets can be supported by the net present value of future cash flows derived from such assets using cash flow projections which have been discounted at an appropriate rate. In calculating the net present value of the future cash flows, certain assumptions are required to be made in respect of highly uncertain matters including management’s expectations of:

-	growth in EBITDA, calculated as operating profit before depreciation and amortisation;
-	timing and quantum of future capital expenditure;
-	long-term growth rates; and
-	the selection of discount rates to reflect the risks involved.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

5.  Critical accounting estimates  – (continued)

b.	Revenue recognition

Arrangements with multiple deliverables

In revenue arrangements including more than one deliverable, the arrangement considerations are assigned to one or more separate deliverables based on its relative fair values for revenue recognition purpose.

Determining the fair value of each deliverable can require estimates due to the nature of the goods and services provided.

c.	Taxation

The Company is subject to income taxes in Indian jurisdictions. Significant judgments are required in determining the provision for income taxes. There are transactions and calculations for which the ultimate tax determination is uncertain; such determination being made by the relevant taxing authorities. The company recognises liabilities for anticipated tax audit issues based on estimates of whether additional taxes will be found to be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the current and deferred income tax assets and liabilities in the period in which such determination is made. Where considered necessary estimates are developed by management based on external specialist advice.

There are no other judgemental areas identified by management that could have a material effect on the provisions made at the reporting date.

Recognition of deferred tax assets

The recognition of deferred tax assets is based upon whether it is more likely than not that sufficient and suitable taxable profits will be available in the future against which the reversal of temporary differences can be deducted. To determine the future taxable profits, reference is made to the latest available profit forecasts. Where the temporary differences are related to losses, relevant tax law is considered to determine the availability of the losses to offset against the future taxable profits.

Recognition therefore involves judgement regarding the future financial performance of the company.

d.	Employee benefit

The present value of the employment benefit obligations depends on a number of factors that are determined on an actuarial basis using a number of assumptions. The assumptions used in determining the net cost (income) for employment benefits include the discount rate. Any changes in these assumptions will have an effect on the carrying amount of employment benefits.

Discount rate as determined by the actuary is the interest rate used to discount the defined benefit obligation and calculate the net interest recognised in profit or loss on the net defined benefit liability. In determining the appropriate discount rate, consideration is given to the interest rates of high-quality corporate bonds that are denominated in the currency in which the benefits are to be paid and that have terms of maturity approximating the terms of the related pension obligation.

Other key assumptions relevant to the defined employment benefit obligations are based in part on current market conditions. Additional disclosures concerning these obligations are provided in note 24 & 25.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

5.  Critical accounting estimates  – (continued)

e.	License Fees

There are transactions and calculations for which the ultimate license fees determination is uncertain; such determination being made by the relevant authorities. The company recognises liabilities based on estimates of whether additional fees will be found to be due. Where the final outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income statement and liabilities in the period in which such determination is made.

There are no other judgemental areas identified by management that could have a material effect on the provisions made at the reporting date.

f.	Other intangible assets

Estimation of useful life

The useful life used to intangible assets relates to the expected future performance of the assets acquired and management’s judgement of the period over which economic benefit will be derived from the asset. The basis for determining the useful life for the most significant categories of intangible assets is as follows:

Capitalised software

The useful life is determined by management at the time the software is acquired and brought into use and is regularly reviewed for appropriateness. For computer software licenses, the useful life represents management’s view of expected term over which the Company will receive benefits from the software, but not exceeding the license term. For unique software products controlled by the Company, the life is based on historical experience with similar products as well as anticipation of future events which may impact their life such as changes in technology. Historically changes in useful lives have not resulted in material changes to the Company’s amortisation charge.

g.	Property, plant and equipment

Property, plant and equipment also represent a significant proportion of the asset base of the Company being 77% as at September 30 2014 (March 31, 2014: 78%) of the Company’s total assets. Therefore the estimates and assumptions made to determine their carrying value and related depreciation are critical to the Company’s financial position and performance.

Estimation of useful life

The charge in respect of periodic depreciation is derived after determining an estimate of an asset’s expected useful life and the expected residual value at the end of its life. Increasing an asset’s expected life or its residual value would result in a reduced depreciation charge in the income statement.

The useful lives and residual values of Company assets are determined by management at the time the asset is acquired and reviewed annually for appropriateness. The lives are based on historical experience with similar assets as well as anticipation of future events which may impact their life such as changes in technology.

Historically changes in useful lives and residual values have not resulted in material changes to the Company’s depreciation charge.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

5.  Critical accounting estimates  – (continued)

h.	Provisions and contingent liabilities

The Company exercises judgement in measuring and recognizing provisions and the exposures to contingent liabilities related to pending litigation or other outstanding claims subject to negotiated settlement, mediation, arbitration or government regulation, as well as other contingent liabilities (see note 27 and 30). Judgement is necessary in assessing the likelihood that a pending claim will succeed, or a liability will arise, and to quantify the possible range of the financial settlement. Because of the inherent uncertainty in this evaluation process, actual losses may be different from the originally estimated provision.

6.  Segment analysis

The Company operates in a single business segment viz. Direct to Home services in India; accordingly there is no reportable business segment or geographical segment.

7.  Revenue from operations

	For the period ended
Particulars	September 30, 2014 (Rs. in Million)	September 30, 2013 (Rs. in Million)
Subscription Revenue	9,484.30	6,680.32
Other Operating Revenue	1,127.04	1,008.72
Lease Rentals	443.74	361.56
Sale of set top box and accessories	53.89	62.44
	11,108.97	8,113.04

8.  Other Income

	For the period ended
Particulars	September 30, 2014 (Rs. in Million)	September 30, 2013 (Rs. in Million)
Other non-operating income	0.43	0.77
	0.43	0.77

9.  Operating expenses

	For the period ended
Particulars	September 30, 2014 (Rs. in Million)	September 30, 2013 (Rs. in Million)
Content and Programming costs	3,753.94	2,856.73
License fees and taxes	1,168.79	837.14
Space segment charges and fees	696.73	594.75
Installation and service expenses	603.92	563.61
IT support costs	148.71	133.50
Cost of material and components consumed	98.49	85.85
	6,470.58	5,071.58

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

10.  Employee benefits expenses

	For the period ended
Particulars	September 30, 2014 (Rs. in Million)	September 30, 2013 (Rs. in Million)
Salaries, bonus and allowances	457.79	406.13
Contribution to Provident and other funds	18.56	16.99
Staff welfare expenses	12.05	9.02
	488.40	432.14

11.  Administration and other expenses

	For the period ended
Particulars	September 30, 2014 (Rs. in Million)	September 30, 2013 (Rs. in Million)
Travelling and Conveyance Expenses	70.33	63.26
Rent	50.83	42.45
Power and Fuel	41.84	39.88
Legal and Professional Charges	25.13	16.96
Office and General Expenses	39.28	25.86
Exchange Fluctuation Loss (Net)	13.72	80.71
Communication Expenses	13.96	12.20
Repairs and Maintenance	13.28	11.12
Printing and Stationery	7.82	5.42
Insurance Expenses	2.57	2.35
Rates and Taxes	2.95	1.74
Liabilities/provisions no longer required written back	0.96	—
Auditors’ Remuneration	0.79	0.93
	283.46	302.88

12.  Selling and distribution expenses

	For the period ended
Particulars	September 30, 2014 (Rs. in Million)	September 30, 2013 (Rs. in Million)
Advertisement and Marketing Expenses	469.64	553.93
Customer Support Services	428.15	300.32
Distribution Expenses	40.92	34.28
	938.71	888.53

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

13.  Finance (costs)/Finance Income (Net

	For the period ended
Particulars	September 30, 2014 (Rs. in Million)	September 30, 2013 (Rs. in Million)
Finance Costs:
Bank Loan Interest	(1,984.38)	(2,140.24)
Other Interest	(72.20)	(40.21)
Bank Charges	(70.12)	(31.15)
	(2,126.70)	(2,211.60)
Finance Income:
Interest Income	32.19	63.77
Finance (Costs)/Finance Income (net)	(2,094.51)	(2,147.83)

14.  Taxation

The major components of income tax expense for the period ended 30th September 2014 & 30th Sepetember 2013

Income Tax expense

	For the period ended
Particulars	September 30, 2014 (Rs. in Million)	September 30, 2013 (Rs. in Million)
Income tax expenses in respect of:
Current period	—	—
Total income tax	—	—
Deferred tax on origination and reversal of temporary differences	(523.98)	(847.75)
Total deferred tax	(523.98)	(847.75)
Total income tax expenses	(523.98)	(847.75)

Deferred tax

Deferred tax relates to the following:

	As at
Particulars	September 30, 2014 (Rs. in Million)	March 31, 2014 (Rs. in Million)
Statement of Financial Position
Provision for Gratuity	11.17	9.79
Disallowances in Tax	184.71	184.71
Deferrment of Expenses – Discount on Long term recharge	(65.93)	(73.46)
Allowances under Section 35D	1.85	2.77
Depreciation/amortization and impairment	(29.63)	(217.53)
Losses available for offsetting against future taxable income	6,912.07	6,583.98
Deffered Tax Assets	7,014.24	6,490.26
Deferred tax Assets at April 1, 2014/April 1, 2013	6,490.26	5,060.58
Deferred tax expense/(benefit)	(523.98)	(1,429.68)

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

14.  Taxation  – (continued)

Reconciliation in the Statement of Financial Position as:

	As at
Particulars	September 30, 2014 (Rs. in Million)	March 31, 2014 (Rs. in Million)
Deferred tax asset	7,109.80	6,781.25
Deferred tax liability	(95.56)	(290.99)
Deferred tax assets or Deferred tax liabilities net	7,014.24	6,490.26

Factors affecting the tax charge in future years/periods

Factors that may affect the Company’s future tax charge include the impact of corporate restructurings, the resolution of open issues, future planning opportunities, corporate acquisitions and disposals, the use of brought forward tax losses and changes in tax legislation and tax rates.

The Company is routinely subject to assessments by tax authorities in India. These are usually resolved through the Indian legal system. The Company considers each issue on its merits and, where appropriate, holds provisions in respect of the potential tax liability that may arise. However, the amount ultimately paid may differ materially from the amount accrued and could therefore affect the Company’s overall profitability and cash flows in future periods.

At September 30, 2014 the gross amount and expiry dates of losses available for carry forward are as follows:

	For the period ended
Particulars	September 30, 2014 (Rs. in Million)	March 31, 2014 (Rs. in Million)
Expiring within 5 years
Losses for which a deferred tax asset is recognized	1,124.18	1,124.18
Losses for which no deferred tax is recognized	—	—
Expiring within 6 – 10 years
Losses for which a deferred tax asset is recognized	8,965.86	8,965.86
Losses for which no deferred tax is recognized	—	—
Unlimited
Losses for which a deferred tax asset is recognized	12,279.10	11,217.34
Losses for which no deferred tax is recognized	—	—
Total
Losses for which a deferred tax asset is recognized	22,369.15	21,307.38
Losses for which no deferred tax is recognized	—	—

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

15.  Earning Per Share

Particulars	As at September 30, 2014 (Rs. in Million)	As at September 30, 2013 (Rs. in Million)
Profit/(Loss) for the period	(1,171.24)	(1,895.79)
Weighted average number of shares for basic loss per share	242,000,000	242,000,000
Weighted average number of shares for diluted loss per share	242,000,000	242,000,000
Basic earning per Share	(4.84)	(7.83)
Diluted earning per Share	(4.84)	(7.83)

Basic Profit/(loss) per share is calculated by dividing the Profit/(loss) for the period attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares outstanding during the period.

Diluted Profit/(loss) per share are calculated by dividing the Profit/(loss) attributable to ordinary equity holders of the Company by the weighted average number of ordinary shares outstanding during the period plus the weighted average number of ordinary shares that would be issued on conversion of all the dilutive potential ordinary shares into ordinary shares.

The Company has entered into a Contribution Agreement providing for the issuance of ordinary equity shares of the Company, to be represented by American Depository Shares (ADSs), in exchange for cash from Silver Eagle. Upon the closing of the transactions contemplated by the Contribution Agreement, the ADSs will be listed on The NASDAQ Stock Market LLC (NASDAQ). The Contribution Agreement also provides that the Sponsor of Silver Eagle and the Company’s current shareholders will be entitled to be issued additional equity shares (which will be represented by ADSs in the case of the Sponsor), subject to the achievement of certain price targets for the ADSs following the closing. The maximum issuance of ordinary equity shares are depicted below:

Number of Potential ordinary share in proposed transactions:

			Number of share
	Existing ordinary Shares as on reporting date		242,000,000
	Add: Potential Ordinary Share in proposed transaction
1	Business combination transaction	151,000,000
2	ESOP 2014 Plan	4,000,000
3	Shareholders earn out	46,720,000
4	Sponser earn out	8,000,000
5	Issuance to Executive	2,800,000	212,520,000
	Had the proposed transaction occurred before the end of reporting period, the potential ordinary shares would have been		454,520,000

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

16.  Property, Plant and equipment & Capital Work-in-Progress

									(Rs. in Million)
Costs	Consumer Premises Equipments	Plant and Machinery	Computers	Building	Electrical Installations	Furniture and Fixtures	Office Equipments	Vehicles	Capital Work-in- Progress	Total
As at April 1, 2013	19,715.21	2,961.64	518.53	229.78	176.23	51.10	24.16	18.17	2,510.07	26,204.89
Additions	6,180.59	190.12	47.58	2.74	10.05	3.19	4.53	—	—	6,438.80
Disposals/Adjustments	—	—	—	—	—	—	—	—	285.54	285.54
As at March 31, 2014	25,895.80	3,151.76	566.11	232.52	186.28	54.29	28.69	18.17	2,224.53	32,358.15
Additions	3,540.97	16.07	63.03	0.61	3.50	2.78	5.81	—	561.43	4,194.20
Disposals/Adjustments	—	0.08	—	—	0.13	—	0.02	2.96	—	3.19
As at September 30, 2014	29,436.77	3,167.75	629.14	233.13	189.65	57.07	34.48	15.21	2,785.96	36,549.16

Accumulated depreciation and impairment	Consumer Premises Equipments	Plant and Machinery	Computers	Building	Electrical Installations	Furniture and Fixtures	Office Equipments	Vehicles	Capital Work-in- Progress	Total
As at April 1, 2013	4,670.40	620.67	257.54	24.89	25.14	9.13	3.20	4.57	—	5,615.54
Depreciation for the year	3,647.96	209.77	87.45	7.72	8.61	3.39	1.38	1.73	—	3,968.01
Disposals/Adjustments	—	—	—	—	—	—	—	—	—	—
As at March 31, 2014	8,318.36	830.44	344.99	32.61	33.75	12.52	4.58	6.30	—	9,583.55
Depreciation for the period	2,180.19	127.05	68.29	3.89	12.75	3.42	11.29	1.30	—	2,408.18
Disposals/Adjustments	—	0.01	—	—	0.03	—	—	0.78	—	0.82
As at September 30, 2014	10,498.55	957.48	413.28	36.50	46.47	15.94	15.87	6.82	—	11,990.91

Net Book Value	Consumer Premises Equipments	Plant and Machinery	Computers	Building	Electrical Installations	Furniture and Fixtures	Office Equipments	Vehicles	Capital Work-in- Progress	Total
As at April 1, 2013	15,044.81	2,340.97	260.99	204.89	151.09	41.97	20.96	13.60	2,510.07	20,589.35
As at March 31, 2014	17,577.44	2,321.32	221.12	199.91	152.53	41.77	24.11	11.87	2,224.53	22,774.60
As at September 30, 2014	18,938.22	2,210.27	215.86	196.63	143.18	41.13	18.61	8.39	2,785.96	24,558.25

Property, Plant and equipment & Capital Work-in-Progress are charged by way of equitable mortgage with banks for term loans. For more details refer note no 22.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

17.  Intangible Assets

				(Rs. in Million)
Costs	Trademark/ Brand	Technical Know-how and Designs	Computer Software	License Fees	Total
As at April 1, 2013	1,225.31	274.45	406.53	100.00	2,006.29
Additions	—	—	63.02	—	63.02
Disposals/Adjustments	—	—	—	—	—
As at March 31, 2014	1,225.31	274.45	469.55	100.00	2,069.31
Additions	—	—	10.13	—	10.13
Disposals/Adjustments	—	—	—	—	—
As at September 30, 2014	1,225.31	274.45	479.68	100.00	2,079.44

Accumulated amortisation and impairment losses	Trademark/ Brand	Technical Know-how and Designs	Computer Software	License Fees	Total
As at April 1, 2013	208.56	90.15	238.73	37.04	574.48
Depreciation for the year	122.53	27.44	82.81	11.11	243.89
Disposals/Adjustments	—	—	—	—	—
As at March 31, 2014	331.09	117.59	321.54	48.15	818.37
Depreciation for the period	61.27	13.72	40.25	5.56	120.80
Disposals/Adjustments	—	—	—	—	—
As at September 30, 2014	392.36	131.31	361.79	53.71	939.17

Net Book Value	Trademark/ Brand	Technical Know-how and Designs	Computer Software	License Fees	Total
As at April 1, 2014	1,016.75	184.30	167.80	62.96	1,431.81
As at March 31, 2014	894.22	156.84	148.01	51.85	1,250.92
As at September 30, 2014	832.95	143.14	117.89	46.29	1,140.27

Amortisation of licences and other intangible assets is included within Depreciation and Amortisation on the income statement. All licences have been pledged as security against borrowings.

The remaining amortisation period of licence as follows:

Particulars	September 30, 2014	March 31, 2014
Remaining amortization period	3 to 4 years	4 to 5 years

The Company takes on lease certain Computer Sofwares under non-cancellable finance lease agreements. The lease terms range between 2 and 5 years.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

18.  Inventories

Particulars	As at September 30, 2014 (Rs. in Million)	As at March 31, 2014 (Rs. in Million)
Consumables and Spares (including Material-in-Transit) (As taken, valued and certified by the management)	444.61	317.13
	444.61	317.13

19.  Trade Receivables

Particulars	As at September 30, 2014 (Rs. in Million)	As at March 31, 2014 (Rs. in Million)
Trade Receivables	2.51	4.87
Less: Provisions	(0.95)	(0.63)
	1.56	4.24

The management consider that the carrying amount of trade and other receivables approximates their fair value. The allowance for estimated irrecoverable amounts of trade debtors has been determined by reference to past default experience and information on specific balances outside trade terms and is calculated by reference to the present value of anticipated future proceeds.

20.  Financial and Non-Financial Assets

Particulars	As at September 30, 2014 (Rs. in Million)	As at March 31, 2014 (Rs. in Million)
Included within non-current assets
Financial assets:
Capital Advance	1,602.51	2,032.26
Prepaid Rent	109.76	110.60
Deposits	63.03	48.05
Term deposits with banks	0.26	34.10
	1,775.56	2,225.01
Included within current assets
Financial assets:
Term deposits with banks	792.37	662.87
Interest Receivables	29.02	31.14
Other Assets	49.09	18.40
Deposits	4.55	17.99
Prepaid Rent	16.76	16.76
	891.79	747.16
Non Financial assets:
Balance with Central Excise/VAT Authority	1,017.78	1,579.73
Prepaid Expenses	84.94	90.38
Advance Income Tax and Tax deducted at source	30.63	51.34
	1,133.35	1,721.45
Total	2,025.14	2,468.61

Restricted cash included in Term deposits with banks in financial assets of (March 31, 2014: Rs.792.63 million, March 31, 2014: Rs.696.97 million) represents amount given for reserves for term loan, margin for bank gurantee and bill discounting etc.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

21.  Cash and cash equivalents

Particulars	As at September 30, 2014 (Rs. in Million)	As at March 31, 2014 (Rs. in Million)
Balances with Banks in Current Accounts	112.06	183.55
Cash on hand	3.07	1.35
Term deposits with banks	—	—
Cash and cash equivalents as presented in the statement of cash flows	115.13	184.90

Bank balances comprise cash held by the Company on a short-term basis with original maturity of three months or less. The carrying amount of cash and cash equivalents approximates their fair value.

The Company’s exposure to credit, currency and interest rate risks relating to cash and cash equivalents, together with a sensitivity analysis, is detailed in note 29.

22.  Borrowings

Carrying value and fair value information

Particulars	As at September 30, 2014 (Rs. in Million)	As at March 31, 2014 (Rs. in Million)
Non Current (long-term)
Long-term borrowings	24,537.00	23,533.25
Term loans from banks	(24,537.00)	(23,533.25)
Less: Reclassified under current financial liabilities Note No. 5 below	—	—
included in current financial liability
Long-term borrowings – Reclassified under current financial liabilities	4,174.54	4,355.20
Current Maturities of Term loans from banks	24,537.00	23,533.25
Current (short-term)	28,711.54	27,888.45
Loans from Related parties	2,250.00	2,250.00
Term loans from bank	—	—
	2,250.00	2,250.00
(1)	Term Loans from banks are secured by:
(a)	First pari-passu charge by way of equitable mortgage on the entire immovable assets, hypothecation of entire movable assets, both present and future.
(b)	Assignment of contracts relating to transponder capacity, all government authorizations, license and insurance policies, if any, or a negative lien, if contracts are not assignable.
(c)	Charge on Escrow Accounts and Debt Service Reserve Account.
(d)	Personal Guarantee of Mr. Venugopal N. Dhoot and Mr. Pradipkumar N. Dhoot.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

22.  Borrowings  – (continued)

Name of the Guarantor	Sanctioned Amount as on September 30, 2014 (Rs. in Million)	Outstanding as on September 30, 2014 (Rs. in Million)
Mr. Venugopal N. Dhoot Mr. Pradipkumar N. Dhoot	35,850.00	28,711.54
(2)	A part of term loans are secured by first pari-passu charge on entire current assets of the Company, present and future.
(3)	A part of term loans from banks are further secured by corporate guarantee of Videocon Industries Limited.
(4)	The term loans from Banks are secured by:
(a)	A part of loans from banks are secured by Pledge of 30% shares of the Company.
(b)	A part of loans from banks are secured by Non-Disposal undertaking of 21% shares of the Company.
(5)	During the period, the company had breached certain provision of long term loan agreements with the banks, such as delay in payment of interest and installments and breach of certain covenants. However, in absence of any communication from bank declaring it as an event of default or for enforcing acceleration of payment of entire loan amount, the repayment schedule remained unchanged. The Company, therefore, had classified the term loans as non-current liabilities. However, since the company has not obtained from lenders a specific waiver of their right to accelerate the repayment of entire loan amount by the reporting date, the management has now decided to classify these long term loan as current liabilities.
(6)	The Rupee Term Loans of Rs.2,750.00 million (Previous year Rs.NIL) are further secured by

(i) Pledge of 1.25 million shares of Videocon Industries Limited

(ii) Pledge of VDL shares to the market value of Rs.500.00 Million

(iii) Exclusive charge for the Property at Malad valuing at Rs.1,250.00 million

(7)	The floating rate of interest in each loan facility is as follows:

	As of September 30, 2014
Name of Banks	Amount (Rs. in Million)	Interest Rate %
Secured Loans
Central Bank of India	1,758.25	13.25% – 14.50%
IDBI Bank Limited	5,270.00	13.75% – 14.50%
Bank of Baroda	2,258.30	14.50%
ICICI Bank Limited	2,850.00	13.50%
Karur Vysa Bank Limited	475.00	13.25%
Canara Bank	3,550.00	13.00% – 13.50%
Jammu and Kashmir Bank Limited	1,000.00	13.75%
Syndicate bank	950.00	13.25%
Dena Bank	950.00	13.25%

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

22.  Borrowings  – (continued)

	As of September 30, 2014
Name of Banks	Amount (Rs. in Million)	Interest Rate %
Oriental Bank of Commerce	925.00	13.00% – 13.50%
Bank of India	1,975.00	13.50%
Bank of Maharashtra	1,000.00	13.00% – 13.15%
Union Bank of India	1,500.00	13.00%
United Bank of India	1,500.00	13.00% – 13.25%
Yes bank	2,750.00	12.00%
Total Adjusted Term Loan from banks	28,711.54
8)	The Company has made certain defaults in repayment of Term Loans and interest. The details of continuing defaults as at September 30, 2014, are as follows:

	(Rs. in Millions)
	Periods of Delays
Particulars	1 to 30 days	31 to 59 days
Principal amount of Rupee Term Loan	—	511.10
Interest on Rupee Term Loan	—	—
9)	As per the repayment terms of the agreements, the term loan from banks are repayable as below —

Particulars	As at September 30, 2014 (Rs. in Million)	As at March 31, 2014 (Rs. in Million)
Within one year	4,174.55	4,355.20
Between One and three year	12,242.50	8,541.88
Between three and five years	6,342.49	7,183.12
Over five years	5,952.00	7,808.25
Total	28,711.54	27,888.45

Repayment of Term Loan from bank is considered as Gross basis, processing fees is not considered in repayment schdule in note no 9 above.

10)	The Loan from other parties are repayable on demand.
11)	The rate of interest of loans from other parties is SBI PLR minus 2%.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

23.  Financial and Non-Financial Liabilities

Particulars	As at September 30, 2014 (Rs. in Million)	As at March 31, 2014 (Rs.in Million)
Included within Non-current liabilities:
Non-Financial liabilities:
Income Received in Advance	2,840.18	2,668.99
	2,840.18	2,668.99
Included within current liabilities:
Financial liabilities:
Long-term borrowings — Reclassified under current financial liabilities	24,537.00	23,533.25
Current Maturities of Term loans from banks	4,174.54	4,355.20
Payable for capital expenditure	724.79	643.14
Interest Accrued and due on Borrowings	—	378.54
Interest Accrued but not due on Borrowings	325.51	346.42
	29,761.84	29,256.55
Non-Financial liabilities:
Income Received in Advance	4,048.93	4,104.47
Others	3,740.20	1,492.99
	7,789.13	5,597.46

24.  Post employment benefits — Gratuity

Particulars	Gratuity (Rs. in Million)
As at March 31, 2014	31.67
Addition/adjustments during the year	5.58
As at September 30, 2014	37.25

Provisions have been analysed between current and non-current as follows:

Particulars	Gratuity (Rs. in Million)
As at September 30, 2014
Current	2.12
Non-current	35.13
As at March 31, 2014
Current	1.81
Non-current	29.87

Defined Benefit Plans — Gratuity:

The plan provides for a lump sum payment to vested employees, at retirement, death while in employment or on termination of employment, of an amount equivalent to 15 days salary for each completed year of service or part thereof in excess of six months. Vesting occurs upon completion of five years of service.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

25.  Others employment benefits

Particulars	Leave Encahsment (Rs. in Million)
As at March 31, 2014	21.20
Addition/adjustments during the year	5.31
As at September 30, 2014	26.51

Provisions have been analysed between current and non-current as follows:

Particulars	Leave Encahsment (Rs. in Million)
As at September 30, 2014
Current	3.76
Non-current	22.75
As at March 31, 2014
Current	3.01
Non-current	18.19

Defined Contribution Plan

The Company makes Provident Fund contributions to defined contribution plan administered by the Regional Provident Fund Commissioner.

Under this scheme, the Company is required to contribute a specified percentage of payroll cost to fund the benefits. The Company has recognised Rs. 16.99 million for Provident Fund contributions in the income statement for the period ended September 30, 2014 (March 31, 2014: Rs. 33.76 million).The contributions payable by the Company are in accordance with rules framed by the Government of India from time to time.

26.  Commitments

Particulars	As at September 30, 2014 (Rs. in Million)	As at March 31, 2014 (Rs. in Million)
Contracts for future capital expenditure not provided in the financial statements	363.87	160.67

27.  Contingent liabilities

Particulars	As at September 30, 2014 (Rs. in Million)	As at March 31, 2014 (Rs. in Million)
DTH license fees (Refer below Note 1)	3,037.68	2,483.93
Counter guarantees given for guarantees given by the bankers	595.46	592.58
Entertainment tax (Refer below Note 2)	102.22	80.47
Tax deducted at source (Refer below Note 3)	56.09	74.36
Letters of credit opened by a bank	116.52	2.27
Value Added Tax (Refer below Note 4)	0.50	0.50
	3,908.47	3,234.11

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

27.  Contingent liabilities  – (continued)

Note 1:  DTH License fee is calculated on adjusted gross revenue in accordance with the judgment given by TDSAT in the petition No. 92(C) and 93 (C) of 2009 dated 28th May 2010 and the same is provided for in the books of accounts. During the year, Company has received a letter from Ministry of Information & Broadcasting demanding Rs.1,582.89mn (including interest) for additional license fees on the difference between gross revenue and adjusted gross revenue upto financial year 2012 – 13. The Company has filed a petition before TDSAT and an interim stay has been granted for the payment of this demand. As per the stand of Ministry of Information and Broadcasting there would be an additional license fees for financial year 2013 – 14 of Rs.901.04mn and for the six months period ended September 2014 of Rs.534.47mn. Pending the matter for further hearing, no provision is considered necessary by the management.

Note 2:  In respect of Entertainment Tax in various States, the Company has preferred appeals/writ petitions in the High Court/Supreme Court challenging the applicability of Entertainment Tax. Pending the final outcome of these appeals/petitions, the Company has paid under protest and provided for the disputed liability, except for the disputed amount of Rs.102.22mn for September 30, 2014 (Rs.80.47mn for March 31, 2014).

Note 3:  The Company had received demand notices for non-deduction of income tax at source from certain payments and interest thereon aggregating to Rs.39.66mn for Assessment Year 2010 – 11, Rs.231.98mn for Assessment Year 2011 – 12 and Rs.214.67mn for Assessment Year 2012 – 13. The Company had filed appeals against the said orders and demand notices. The appeals for Assessment years 2010 – 11 and 2011 – 12 have been disposed off by the CIT (A) who has granted substantial relief. Based on the decisions of the first appellate authority, the Company has received orders from the DCIT (TDS) revising the demand at Rs.12.70mn for the Assessment Year 2010 – 11, and Rs.12.31mn for the Assessment Year 2011 – 12. The Company has preferred appeal before ITAT for Assessment Year 2010 – 11 and 2011 – 12. DCIT (TDS) has also rectified the order for Assessment year 2012 – 13 and revised the demand to Rs.59.73mn. The Company has provided for Rs.1.81mn for the Assessment Year 2010 – 11, Rs.14.31mn for Assessment Year 2011 – 12 and Rs.12.53mn for Assessment Year 2012 – 13 and no further provision is considered necessary by the management.

Note 4:  The Company has also received a demand notice of Rs.0.50mn for the fincial year 2013 – 14 for difference of VAT in the state of Tripura. The Company has contested the said demand and is in the process of filing the appeal. The Company is of the view that eventually there will not be any substantial liability on this account and hence no provision is necessary.

28.  Related Party

The Company’s related parties are its Key Management Personnel. Company’s related parties and transactions with those related parties are as follows:

List of related parties

Name of Key Management Personnel —

Mr. Saurabh P. Dhoot (Whole Time Director)

Mr. Anil Khera (Chief Executive Officer)

Mr. Pradeep Ramwilas Rathi (Non-Executive, Independent Director)

Mr. Nabankumar Gupta (Non-Executive, Independent Director)

Mr. Shivratan Jeetmal Taparia (Non-Executive, Independent Director)

Mr. Karunchandra Srivastava (Non-Executive, Independent Director)

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

28.  Related Party  – (continued)

Relative of Key Management Personnel (with whom transactions have taken place)

Mrs. Shelly Anil Khera (Wife of Mr. Anil Khera)

Relative of Key Management Personnel (who has given personal guarantee)

The majority shares of the Company are beneficially held by Mr. Saurabh Dhoot, who is also the only Executive Director of the Company. Mr. Pradipkumar N. Dhoot is the father of Mr. Saurabh Dhoot. Mr. Venugopal N. Dhoot and Mr. Rajkumar Dhoot are siblings of Mr. Pradipkumar Dhoot and as such are paternal uncles of Mr. Saurabh Dhoot.

Mr. Venugopal N. Dhoot

Mr. Pradipkumar N. Dhoot

Others

The transactions between Videocon d2h and members of the Dhoot family, as well as entities controlled by such persons, directly or indirectly, either individually or in the aggregate, through shareholding, directorship or key management personnel. Based on this direct and/or indirect relationship between the entitities the transaction with following parties have been shown as other related party.

CE India Limited

Infodart Technologies India Limited

Quadrant Televentures Limited

PE Electronics Limited

Planet “M” Retail Limited

TekCare India Private Limited

Trend Electronics Limited

Value Industries Limtted

Videocon Industries Limited

Videocon Telecommunications Limited

Force Appliances Private Limited

Jubilant Logistic Limited

KAIL Limited

Techno Kart India Limited (Formerly Next Retail India Limited)

Techno Electronics Limited

Topaki Media Private Limited

Universal Digital Connect Limited

KBS Realtors Private Limited

Nippon Investments and Finance Company Private Limited

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

28.  Related Party  – (continued)

Details of transactions with related parties

Particulars	As at September 30, 2014 (Rs. in Million)	As at September 30, 2013 (Rs. in Million)
Payment of salaries/remuneration/perquisites
Key Management Personnel
Mr. Anil Khera	5.06	5.06
Rent paid
Relative of Key Management Personnel
Mrs. Shelly Anil Khera (Inclusive of Service Tax)	0.65	0.59
Sitting Fees
Key Management Personnel
Mr. Pradeep Ramwilas Rathi	0.04	0.04
Mr. Nabankumar Gupta	0.08	0.04
Mr. Karunchandra Srivastava	0.08	0.08
IT Support Expenses
Infodart Technologies India Limited	21.92	9.43
Call Centre Expenses
Quadrant Televentures Limited	26.48	11.63
Videocon Telecommunications Limited	2.31	—
Business Support Expenses
Videocon Industries Limited	31.67	38.91
Jubilant Logistic Limited	44.61	—
Job Work Expenses
Force Appliances Private Limited	0.83	—
Schemes Expesnes
PE Electronics Limited	0.98	1.28
Universal Digital Connect Limited	—	0.27
Purchase of Assets
Planet “M” Retail Limited	0.01	0.11
Trend Electronics Limited	3,583.61	2,997.61
KAIL Limited	—	52.94
Techno Kart India Limited (Formerly Next Retail India Limited)	0.02	0.02
Value Industries Limtted	4.88	—
Purchase of Spares
Tekcare India Private Limited	0.78	0.32
Videocon Industries Limited	7.40	0.90
Marketing Expenses
Topaki Media Private Limited	12.57	61.53

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

28.  Related Party  – (continued)

Particulars	As at September 30, 2014 (Rs. in Million)	As at September 30, 2013 (Rs. in Million)
Sales and Revenue
Tekcare India Private Limited	0.56	—
Universal Digital Connect Limited	8.17	8.03
Unsecured Loan and Advances
Videocon Industries Limited	(39.43)	(280.47)
Universal Digital Connect Limited	(93.06)	(6.55)

Amount due to related parties —

Particulars	As at September 30, 2014 (Rs. in Million)	As at March 31, 2014 (Rs. in Million)
Rent payable to relative of Key Management Personnel	—	0.03
Others Payable
Infodart Technologies India Limited	2.46	0.51
Quadrant Televentures Limited	5.06	4.86
PE Electronics Limited	5.68	9.20
TekCare India Private Limited	3.44	5.69
Trend Electronics Limited	—	2.10
Value Industries Limtted	0.24	—
Videocon Industries Limited	2,250.00	2,250.00
Videocon Telecommunications Limited	—	13.54
Force Appliances Private Limited	0.71	—
Jubilant Logistic Limited	21.78	—
KAIL Limited	47.52	47.52
Techno Electronics Limited	0.34	0.34
Topaki Media Private Limited	99.88	120.01
Others Receivable
Planet “M” Retail Limited	20.56	19.32
Trend Electronics Limited	1,601.49	2,031.38
Value Industries Limtted	—	—
Videocon Telecommunications Limited	2.31	2.25
KAIL Limited	—	30.35
Techno Kart India Limited (Formerly Next Retail India Limited)	1.62
Universal Digital Connect Limited	38.36	32.05

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

28.  Related Party  – (continued)

Guarantees / Collateral —

Particulars	As at September 30, 2014 (Rs. in Million)	As at March 31, 2014 (Rs. in Million)
Personal Guarantee given for Term Loans taken by the Company
Venugopal N. Dhoot	35,850.00	33,100.00
Pradipkumar N. Dhoot	35,850.00	33,100.00
Corporate Guarantee given for Term Loans taken by the Company
Videocon Industries Limited	9,850.00	9,850.00
Collateral Security given for Term Loans taken by the Company
Nippon Investments and Finance Company Private Limited	250.00	—
KBS Realtors Private Limited	1,250.00	—

29.  Capital and financial risk management

I.	Capital risk management

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to provide returns for shareholders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

The Company’s policy is to manage its borrowings using mixture of long-term and short-term borrowing facilities, including money market borrowings and other instruments permitted under its Treasury Policy, to meet anticipated funding requirements.

The gearing ratio is calculated as net debt divided by total capital. Net debt is calculated as total borrowings (including ‘current and non-current borrowings’ as shown in the Statement of financial position) less cash and cash equivalents. Total capital is calculated as ‘equity’ as shown in the Statement of financial position plus net debt.

The gearing ratio at September 30, 2014 and March 31, 2014 were as follows:

Particulars	As at September 30, 2014	As at March 31, 2014
Total borrowings	30,961.54	30,138.45
Less: Cash and cash equivalents	(115.13)	(184.90)
Net Debt	30,846.41	29,953.55
Total Equity	(7,485.31)	(6,314.06)
Total capital	(7,485.31)	(6,314.06)
Gearing ratio (Net debt/Total capital)	N.A.	N.A.

Until September 30, 2014, the Company was to have aggregate fixed deposits of Rs.792.64 million (Rs.696.97 million for March 31, 2014) subject to the borrowing requirement. This Company’s obligation ceased with the repayment of the respective term loan facility.

The Company is in process of raising more funds through equity to repay some existing debts so as to maintain the gearing ratio in line with the industry.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

29.  Capital and financial risk management  – (continued)

II.	Financial risk management

The Company’s activities expose it to a variety of financial risks: market risk (including currency risk, fair value interest rate risk, cash flow interest rate risk and price risk), credit risk and liquidity risk. The Company’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimise potential adverse effects on the Company’s financial performance.

Risk management is carried out by a treasury department (company treasury) as per the policy of the Company. Company treasury identifies, evaluates and hedges financial risks if any in close co-operation with the company’s operating units. The policy covers the areas of overall risk management, including foreign exchange risk, interest rate risk, credit risk, liquidity risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

The major financial instruments of the Company include cash and bank deposits, trade and other receivables, trade and other payables and borrowings. Details of these financial instruments are disclosed in the respective notes to the financial statements. The risk management approach of the Company is aimed to minimize the financial risks for the business.

a)	Market Risk
(i)	Foreign exchange risk

The company operates in local market and carries no major foreign currency risk, except for trade payables in respect of imports made by the company. However according to the management there is no material impact of the same. Trade payables in foreign currencies as on September 30, 2014 INR 622 million (March 31, 2014 INR 479 million). The impact of foreign exchange sensitivity of 5% strengthening or weakening on the payables is INR 31 million.

The sensitivity analysis is based on a reasonably possible change in the underlying foreign currency against the INR computed from historical data and assuming all other information to be constant.

(ii)	Interest rate risk

Interest rate risk can be either fair value interest rate risk or cash flow interest rate risk. The Company’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Company to cash flow interest rate risk which is partially offset by cash held at variable rates.

In respect to borrowing on floating rates the Company negotiates exit options without break-costs on interest reset dates wherever possible.

The table below shows the Company’s sensitivity to interest rates on floating rate bank borrowings on profit or loss and equity:

	Rs. in Million
	For the period/year ended
Particulars	September 30, 2014	March 31, 2014
1% strengthening of rates	287.12	278.88
1% weakening in rates	287.12	278.88

The profile of Company’s borrowings as at September 30, 2014 and March 31, 2014 is provided on Note 22.

(iii)	Price risk

The Company is not exposed to any price risk as the Company does not have any investment.

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

29.  Capital and financial risk management  – (continued)

b)	Credit risk

Credit risk encompasses the direct risk of default, the risk of deterioration of creditworthiness as well as concentration risks. It principally arises from deposits with banks and others, trade and other receivables mainly linked to the credit exposures of customers.

The Company maintains its Cash and cash equivalents, Derivative financial instruments, Bank deposits with banks and financial institutions having good reputation, good past track record and high quality credit rating and also reviews their credit-worthiness on an on-going basis.

Trade receivables of the Company are typically unsecured and are derived from revenue earned from customers. Credit risk is managed through credit approvals and periodic monitoring of the creditworthiness of customers to which Company grants credit terms in the normal course of business. The allowance for impairment of Trade receivables is created to the extent and as and when required, based upon the expected collectability of accounts receivables. The Company has no concentration of credit risk as the customer base is geographically distributed in India.

c)	Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they become due. Company manages liquidity risk by maintaining adequate banking facilities and reserve borrowing facilities, by continuously monitoring forecast and actual cash flows and matching the maturity profiles of financial assets and liabilities. It also maintains varied maturity profile with a cap on the level of debt maturing in any one calendar quarter, therefore minimising refinancing risk. Long-term borrowings generally mature between one and 8 years. Liquidity is reviewed on a daily basis based on weekly cash flow forecast.

Excessive risk concentration

Concentrations arise when a number of counterparties are engaged in similar business activities, or activities in the same geographical region, or have economic features that would cause their ability to meet contractual obligations to be similarly affected by changes in economic, political or other conditions. Concentrations indicate the relative sensitivity of the company’s performance to developments affecting a particular industry. In order to avoid excessive concentrations of risk, the company’s policies and procedures include specific guidelines to focus on the maintaining existing subscriber’s base, adding new subscribers and developing innovative products.

30.	During the period ended September 30, 2014, the Company has filed draft red herring prospectus as on September 29, 2014 to Security and Exchange Board of India (“SEBI”) for raising capital of Rs.7000 mn.
31.	(a) The Company has received show cause notice dated June 13, 2014 from Commissioner of Customs, Central Excise and Service Tax, Noida with regard to service tax on Advance Usage charges i.e., rental charges collected from the subscribers towards the usage of Set Top Boxes by the subscribers. The amount of service tax involved is Rs.694.47mn (excluding interest) for the period from April 2009 to December 2013. The Company is in the process of filing the reply to the said notice and in the opinion of the management no provision is required against the same.

(b) The Company has also received show cause notice dated October 22, 2014 from Directorate General of Central Excise Intelligence, Mumbai Zonal Unit with regard to reverse of Cenvat Credit of Rs.391.77 mn availed during the financial years 2009-10 to 2013-14 on deactivated consumer premises equipments at customer premises. The Company is in the process of filing the reply to the said notice and in the opinion of the management no provision is required against the same. The

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

Company has also received show cause notice dated October 10, 2014 from Commissioner of Customs, Central Excise and Service Tax, Noida in same matter.

32.	In September 2014, the Sales Tax department had conducted investigation at office premises of the Company and has vide letter dated December 15, 2014 communicated its findings and observations relating to alleged incorrect levy and collection of Value Added Tax by the Company and has asked the Company to submit its response on such observations. The Company has submitted its detailed reply. The management expects no additional liability in this regard.
33.	Events occurring after balance sheet date —

Company has entered into a master service franchisee agreement with a vendor, for outsourcing its installation related services.

34.	Approval of the financial statements

The financial statements of the Company for the period ended September 30, 2014 (Restated — Note 2 (b)) were approved and authorized for issue by the Board of Directors of the Company on March 13, 2015. The previously issued financial statements of the Company for the period ended September 30, 2014 were approved and authorized for issue by the Board of Directors of the Company on March 2, 2015.

For and on behalf of the Board

SAURABH P. DHOOT Executive Director	K. C. SRIVASTAVA Director

Place: Mumbai
Date: March 13, 2015

Videocon d2h Limited — Interim Financial Statements (Restated)
(All amounts are in INR Million)

Notes to Financial Statements for the period ended September 30, 2014

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders
Silver Eagle Acquisition Corp.:

We have audited the accompanying balance sheet of Silver Eagle Acquisition Corp. (the “Company”) as of December 31, 2014, and the related statements of operations, changes in stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver Eagle Acquisition Corp. as of December 31, 2014, and the results of its operations and its cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company has adopted Financial Accounting Standards Board Accounting Standards Update No. 2014-10 for the year ended December 31, 2014, which resulted in the Company revising its financial statement presentation by removing references to being a development stage company and eliminating incremental financial reporting requirements to present inception-to-date financial information in the statements of operations, stockholder’s equity and cash flows.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, if the Company does not complete a business combination by April 30, 2015, or July 30, 2015 if the Company has executed a letter of intent, agreement in principle or definitive agreement for a business combination on or prior to April 30, 2015, then the Company will cease all operations except for the purpose of winding down and liquidating, thus there is a substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ KPMG LLP

Boston, Massachusetts
March 16, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Silver Eagle Acquisition Corp.

We have audited the accompanying balance sheet of Silver Eagle Acquisition Corp. (the “Company”), as of December 31, 2013, and the related statements of operations, changes in stockholders’ equity and cash flows for period from April 11, 2013 (inception) to December 31, 2013. Silver Eagle Acquisition Corp.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Silver Eagle Acquisition Corp. as of December 31, 2013, and the results of its operations and its cash flows for the period from April 11, 2013 (inception) to December 31, 2013 in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein Kass

Roseland, New Jersey
March 26, 2014

SILVER EAGLE ACQUISITION CORP.
Balance Sheets

	December 31, 2014	December 31, 2013
Assets:
Current assets:
Cash and cash equivalents	$—	$805,924

Cash equivalents held in Trust Account	324,857,250	325,013,723
Total Assets	$324,857,250	$325,819,647

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable and accrued expenses	$1,771,100	$79,110
Franchise tax accrual	116,137	75,000
Accrued offering costs	107,920	107,920
Total current liabilities	1,995,157	262,030

Sponsor convertible note	300,000	—
Deferred underwriting commission	12,125,000	12,125,000
Total liabilities	14,420,157	12,387,030
Common stock subject to possible redemption: 30,543,709 and 30,843,261 (at redemption value of $10.00) at December 31, 2014 and 2013, respectively	305,437,086	308,432,610

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.0001 par value; 400,000,000 shares authorized; 10,081,291 and 9,781,739 shares issued and outstanding at December 31, 2014 and 2013, respectively (excluding shares subject to redemption)(1)	1,008	978
Additional paid-in capital	8,553,685	5,558,191
Accumulated deficit	(3,554,686)	(559,162)
Total stockholders’ equity, net	5,000,007	5,000,007
Total liabilities and stockholders’ equity	$324,857,250	$325,819,647

(1)	Share amounts have been retroactively restated to reflect the contribution to the Company of 2,812,500 shares by the Company’s initial stockholders on June 18, 2013 and the stock dividend of 1,437,500 shares declared by the Company on July 22, 2013 (see Note 4).

The accompanying notes are an integral part of these financial statements.

SILVER EAGLE ACQUISITION CORP.
Statements of Operations

	Year Ended December 31, 2014	For the period from April 11, 2013 (date of inception) to December 31, 2013
Revenue	$—	$—
Formation and operating costs	2,866,884	497,885
State franchise taxes, other than income tax	161,137	75,000
Loss from operations	(3,028,021)	(572,885)
Other income - Interest income	32,497	13,723
Net loss attributed to common stockholders	$(2,995,524)	$(559,162)
Weighted average number of common shares outstanding, basic and diluted (excluding shares subject to possible redemption)(1)	9,915,068	9,068,549
Loss per common share, basic and diluted	$(0.30)	$(0.06)

(1)	Share amounts have been retroactively restated to reflect the contribution to the Company of 2,812,500 shares by the Company’s initial stockholders on June 18, 2013 and the stock dividend of 1,437,500 shares declared by the Company on July 22, 2013 (see Note 4).

The accompanying notes are an integral part of these financial statements.

SILVER EAGLE ACQUISITION CORP.
Statement of Changes in Stockholders’ Equity
For the period from April 11, 2013 (date of inception) to December 31, 2014

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Equity
	Shares	Amount
Sale of common stock to Sponsor and Dennis A. Miller on April 11, 2013 at $0.0025 per share(1)	8,625,000	$863	$24,137	$—	$25,000
Sale of common stock through public offering on July 30, 2013 at $10.00 per unit	32,500,000	3,250	324,996,750		325,000,000
Underwriters’ fees and offering expenses			(18,533,221)		(18,533,221)
Proceeds from private placement of 15,000,000 warrants			7,500,000		7,500,000
Forfeiture of common stock by Sponsor on July 30, 2013	(500,000)	(50)	50		—
Proceeds subject to possible redemption of 30,843,261 shares at December 31, 2013	(30,843,261)	(3,085)	(308,429,525)		(308,432,610)
Net loss for the year ended December 31, 2013				(559,162)	(559,162)
Balances, at December 31, 2013	9,781,739	978	$5,558,191	$(559,162)	$5,000,007
Change in shares subject to possible redemption	299,552	30	2,995,494	—	2,995,524
Net loss for the year ended December 31, 2014				(2,995,524)	(2,995,524)
Balances, at December 31, 2014	10,081,291	$1,008	$8,553,685	$(3,554,686)	$5,000,007

(1)	Share amounts have been retroactively restated to reflect the contribution to the Company of 2,812,500 shares by the Company’s initial stockholders on June 18, 2013 and the stock dividend of 1,437,500 shares declared by the Company on July 22, 2013 (see Note 4).

The accompanying notes are an integral part of these financial statements.

SILVER EAGLE ACQUISITION CORP.
Statements of Cash Flows

	Year Ended December 31, 2014	For the period from April 11, 2013 (date of inception) to December 31, 2013
Cash Flows from Operating Activities:
Net loss	$(2,995,524)	$(559,162)
Change in operating assets and liabilities:
Accounts payable and accrued expenses	1,691,990	79,110
Franchise tax accrual	41,137	75,000
Net cash used in operating activities	(1,262,397)	(405,052)
Cash Flows from Investing Activities:
Principal deposited in Trust Account	—	(325,000,000)
Interest reinvested into Trust Account	(32,497)	(13,723)
Withdrawal of Trust Account funds for payment of Delaware franchise tax	188,970	—
Net cash used in investing activities	156,473	(325,013,723)
Cash Flows from Financing Activities:
Proceeds from sale of common stock to initial stockholders	—	25,000
Proceeds from unsecured promissory note payable to Sponsor, net	300,000	157,873
Net proceeds from Public Offering, after payment of upfront underwriting fee	—	319,250,000
Net proceeds from private placement	—	7,500,000
Repayment of Sponsor note	—	(157,873)
Payment of offering costs	—	(550,300)
Net cash provided by financing activities	300,000	326,224,700
Increase in cash	(805,924)	805,924
Cash at beginning of period	805,924	—
Cash at end of period	$—	$805,924
Supplemental Disclosure of Non-Cash Financing Activities:
Accrued offering costs	$—	$107,920
Deferred underwriter fee	$—	$12,125,000

The accompanying notes are an integral part of these financial statements.

SILVER EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

1.  Organization and Business Operations

Incorporation

Silver Eagle Acquisition Corp. (the “Company”) was incorporated in Delaware on April 11, 2013.

Sponsor

The Company’s sponsor is Global Eagle Acquisition LLC, a Delaware limited liability company (the “Sponsor”). Members of the Sponsor include Harry E. Sloan, the Company’s Chairman and Chief Executive Officer, Jeff Sagansky, the Company’s President and James A. Graf, the Company’s Vice President, Chief Financial Officer, Treasurer and Secretary.

Fiscal Year End

The Company has selected December 31 as its fiscal year end.

Business Purpose

The Company was formed for the purpose of acquiring, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination, one or more operating businesses or assets. On December 31, 2014, the Company entered into a Contribution Agreement with Videocon d2h Limited, see Note 9.

Financing

The registration statement for the Company’s initial public offering (the “Public Offering”) (as described in Note 2) was declared effective on July 25, 2013. The Company consummated the Public Offering on July 30, 2013, and, simultaneously with the closing of the Public Offering, the Sponsor and Dennis A. Miller purchased an aggregate of $7,500,000 of warrants in a private placement (as described in Note 3).

On July 30, 2013, approximately $325,000,000 from the Public Offering and private placement was placed in a trust account with Continental Stock Transfer & Trust Company acting as trustee (the “Trust Account”).

Trust Account

The Trust Account can be invested in permitted United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay income taxes, if any, and a one-time release of amounts necessary to pay Delaware franchise taxes for 2013 on a timely basis, none of the funds held in trust will be released until the earlier of: (i) the completion of a Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the Units sold in the Public Offering if the Company is unable to complete a Business Combination within 21 months from the closing of the Public Offering (April 30, 2015), or 24 months from the closing of the Public Offering (July 30, 2015) if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination by April 30, 2015 but has not completed the Business Combination by April 30, 2015.

SILVER EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

1.  Organization and Business Operations – (continued)

Business Combination

A Business Combination is subject to the following size, focus and stockholder approval provisions:

Size/Control — The Business Combination must occur with one or more target businesses that together have a fair market value of at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the income earned on the Trust Account) at the time of the agreement to enter into the Business Combination. The Company will not complete a Business Combination unless it acquires a controlling interest in a target company or is otherwise not required to register as an investment company under the Investment Company Act of 1940, as amended.

Focus — The Company’s efforts in identifying prospective target businesses will initially be focused on businesses in the media and entertainment industries, but the Company may pursue opportunities in other business sectors.

Tender Offer/Stockholder Approval — The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less franchise and income taxes payable, or (ii) provide stockholders with the opportunity to sell their shares to the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less franchise and income taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to sell their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its public shares in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

Regardless of whether the Company holds a stockholder vote or a tender offer in connection with a Business Combination, a public stockholder will have the right to redeem their shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including interest but less franchise and income taxes payable. As a result, such shares of common stock are recorded at conversion/tender value and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards Board, or FASB, ASC Topic 480, “Distinguishing Liabilities from Equity.”

Going Concern Consideration

If the Company does not complete a Business Combination within 21 months from the closing of the Public Offering, or 24 months from the closing of the Public Offering if the Company has executed a letter of intent, agreement in principle or definitive agreement for a Business Combination within 21 months from the closing of the Public Offering but has not completed the Business Combination within such 21-month period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the common stock sold as part of the units in the Public Offering, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest but net of franchise and income taxes payable (less up to $100,000 of such net interest which may be distributed to the Company to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), and

SILVER EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

1.  Organization and Business Operations – (continued)

(iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern.

In the event of liquidation, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per share in the Public Offering (assuming no value is attributed to the warrants contained in the units sold in the Public Offering discussed in Note 3).

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement declared effective under the Securities Act of 1933, as amended (the “Securities Act”) or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that, when a standard is issued or revised and has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time that private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Reclass of Prior Period Amounts

While preparing its financial statements for the six months ended June 30, 2014, the Company identified and corrected an error related to the accounting for the Company’s changes in amounts subject to possible redemption for the year ended December 31, 2013. The Company determined that its changes in amounts subject to possible redemption should have been accounted for as an adjustment to additional paid-in capital instead of as an adjustment to accumulated deficit. There was no change in previously reported total assets, total liabilities, common stock subject to possible redemption or net loss attributable to common shares for any of the periods. The accompanying financial statements have been revised to reflect a balance in accumulated deficit with a corresponding increase of additional paid-in capital as of December 31, 2013. In accordance with SEC Staff Accounting Bulletin Nos. 99 and 108 (“SAB 99” and “SAB 108”), the Company has evaluated these errors and, based on an analysis of quantitative and qualitative factors, has determined that they were not material to each of the prior reporting periods affected and no amendments of previously filed 10-Q or 10-K reports with the SEC are required.

2.  Significant Accounting Policies

Basis of Presentation

The accompanying financial statements of the Company are presented in U.S. dollars in conformity with GAAP and pursuant to the rules and regulations of the SEC.

Development Stage Company

In June 2014, the Financial Accounting Standards Board issued Accounting Standards Update (“ASU”) No. 2014-10, which eliminated certain financial reporting requiremnts of companies previously identified as “Development State Entities” (Topic 915). The amendents in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments

SILVER EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

2.  Significant Accounting Policies – (continued)

also reduce data manintenance and, for those entities subject to audit, audit costs by elimiting the requirements for development stage entities to present inception-to-date information in the statements of income, cash flows and shareholder equity. Early application of each of the amendemnts is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or dicslose any information required by Topic 915. For public business entites, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein. The Company has adopted this standard for its reporting for the year ended December 31, 2014.

Redeemable Common Stock

As discussed in Note 3, all of the 32,500,000 shares of common stock sold as part of the Public Offering contain a redemption feature which allows for the redemption of shares of common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of ASC 480. Although the Company does not specify a maximum redemption threshold, its charter provides that in no event will the Company redeem its public shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its public shares and the related Business Combination, and instead may search for an alternate Business Combination.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against retained earnings, or in the absence of retained earnings, by charges against paid-in capital in accordance with ASC 480-10-S99. Accordingly, at December 31, 2014 and 2013, respectively, 30,543,709 and 30,843,261 public shares are classified outside of permanent equity at its redemption value.

Net Loss Per Share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period. Diluted net loss per share is computed by dividing net loss per share by the weighted average number of shares of common stock outstanding, plus, to the extent dilutive, the incremental number of shares of common stock to settle warrants held by the Sponsor (see Note 4), as calculated using the treasury stock method. At December 31, 2014 and 2013, the Company had outstanding warrants to purchase 23,750,000 shares of common stock. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted income (loss) per share of common stock because their inclusion would have been anti-dilutive. As a result, dilutive income (loss) per share of common stock is equal to basic income (loss) per share of common share.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes that the Company is not exposed to significant risks on such accounts.

SILVER EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

2.  Significant Accounting Policies – (continued)

Income Taxes

The Company complies with the accounting and reporting requirements of Financial Accounting Standards Board Accounting Standard Codification, or FASB ASC, 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

There were no unrecognized tax benefits as of December 31, 2014 and 2013. FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2013 or 2014. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.

Offering Costs

The Company complies with the requirements of the SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to stockholders' equity upon the completion of the Public Offering. Accordingly, at December 31, 2014 and 2013, respectively, offering costs totaling approximately $550,330 and $550,300 (in addition to $5,750,000 in upfront and $12,125,000 in deferred underwriters fees) have been charged to stockholders’ equity.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

3.  Public Offering

Public Units

On July 30, 2013, the Company sold 32,500,000 units at a price of $10.00 per unit in the Public Offering (which included 2,500,000 units to cover the partial exercise of the underwriters’ over-allotment option). Each unit consists of one share of the Company’s common stock, $0.0001 par value, and one warrant to purchase one-half of one share of common stock of the Company (the “Public Warrants”). Under the terms of a warrant agreement relating to the Public Warrants (the “Warrant Agreement”), the Company has agreed to use its best efforts to file a new registration statement under the Securities Act covering the exercise of the Public Warrants following the completion of the Company’s Business Combination.

Public Warrant Terms and Conditions

Exercise Conditions — Each Public Warrant entitles the holder to purchase one-half of one share of common stock at a price of $5.75. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, the Company

SILVER EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

3.  Public Offering – (continued)

will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering. However, if the Company does not complete a Business Combination on or prior to the 21-month (or 24-month) period allotted to complete the Business Combination, the Public Warrants will expire worthless at the end of such period. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Public Warrants during the exercise period, there will be no net cash settlement of these Public Warrants and the Public Warrants will expire worthless, unless they may be exercised on a cashless basis in the circumstances described in the Warrant Agreement.

Registration Risk — In accordance with the Warrant Agreement, the Company will be required to use its best efforts to maintain the effectiveness of a registration statement relating to common stock which would be issued upon exercise of the Public Warrants. The Company will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current. No warrant will be exercisable and the Company will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. Additionally, in the event that a registration statement is not effective at the time of exercise, the holders of such Public Warrants shall not be entitled to exercise such Public Warrants (except on a cashless basis under certain circumstances) and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle or cash settle the Public Warrants. Consequently, the Public Warrants may expire unexercised, unredeemed and worthless, and an investor in the Public Offering may effectively pay the full unit price solely for the shares of common stock included in the Public Units.

Accounting — Because the Company is not required to net cash settle the Public Warrants, the Public Warrants will be recorded at fair value and classified within stockholders’ equity as “Additional paid-in capital” upon their issuance in accordance with FASB ASC 815-40.

Underwriting Agreement — The Company paid an upfront underwriting discount of $0.20 per unit up to a maximum of $5,750,000 (effectively $0.177 per unit sold) in the aggregate to the underwriters at the closing of the Public Offering, with an additional fee (the “Deferred Discount”) equal to the difference between (a) the product of the number of shares of common stock sold as part of the units and $0.55 and (b) the upfront underwriting discounts paid at the closing of $5,750,000, or a total Deferred Discount of $12,125,000 (effectively $.373 per unit sold). The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes a Business Combination. The underwriters are not entitled to any interest accrued on the Deferred Discount.

4.  Related Party Transactions

Founder Shares — On April 16, 2013, the Sponsor and Dennis A. Miller purchased 10,000,000 shares of common stock (the “Founder Shares”) for $25,000, or $.0025 per share. On June 18, 2013, in connection with a reduction in the size of the Public Offering, the Sponsor and Mr. Miller contributed, on a pro rata basis, an aggregate of 2,812,500 shares of the Company’s common stock to the Company at no cost for cancellation, resulting in the Sponsor and Mr. Miller owning an aggregate of 7,187,500 shares of the Company’s common stock. On July 10, 2013, the Sponsor and Mr. Miller transferred 35,000 Founder Shares on a pro rata basis to each of James M. McNamara and Ernest Del, each of whom paid a purchase price of $175 for their respective shares (at the same per-share purchase price initially paid by the Sponsor and Mr. Miller) and agreed to serve on the Company’s board of directors upon the closing of the Public Offering. On July 22, 2013, in connection with an increase of the size of the Public Offering, the Company effected a stock dividend of 0.2 shares for each outstanding share of common stock, resulting in the Company’s initial

SILVER EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

4.  Related Party Transactions – (continued)

stockholders holding an aggregate of 8,625,000 shares of the Company’s common stock. Each of the Company’s independent directors thereafter transferred at no cost 6,650 shares to the Sponsor and 350 shares to Mr. Miller.

The Founder Shares are identical to the common stock included in the units sold in the Public Offering, except that the Founder Shares are subject to certain transfer restrictions. The initial stockholders have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Business Combination, or earlier if, subsequent to the Business Combination, the last sales price of the Company’s common stock (i) equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after the Company’s Business Combination, in which case fifty percent (50%) of the Founder Shares will be transferable, assignable or salable or (ii) equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period after the Company’s Business Combination in which case the remaining fifty percent (50%) of the Founder Shares will be transferable, assignable or salable or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Forfeiture — As a result of the underwriters’ partial exercise of their over-allotment option for the Public Offering, the initial stockholders forfeited an aggregate of 500,000 Founder Shares on July 30, 2013, which the Company has cancelled. After giving effect to the forfeitures, the initial stockholders owned 8,125,000 shares, or 20% of the Company’s issued and outstanding shares.

In addition, a portion of the Founder Shares in an amount equal to 25% of the Founder Shares, or 5% of the Company’s issued and outstanding shares after the Public Offering and the partial exercise of the underwriters’ over-allotment option (the “Founder Earnout Shares”), will be subject to forfeiture by the Company’s initial stockholders. The number of Founder Earnout Shares is 2,031,250. The Founder Earnout Shares are subject to forfeiture as follows:

•	Half of the Founder Earnout Shares will be subject to forfeiture by the Company’s initial stockholders on the fifth anniversary of the completion of the Company’s Business Combination unless following the Business Combination the last sales price of the Company’s common stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like); and
•	Half of the Founder Earnout Shares will be subject to forfeiture by the Company’s initial stockholders on the fifth anniversary of the completion of the Company’s initial business combination unless following the Company’s initial business combination the last sales price of the Company’s common stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period or the Company completes a liquidation, merger, stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of common stock for consideration in cash, securities or other property which equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like).

SILVER EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

4.  Related Party Transactions – (continued)

Rights — The Founder Shares are identical to the shares included in the units sold in the Public Offering (the “Public Shares”) except that (i) the Founder Shares are subject to certain transfer restrictions, as described above, and (ii) the initial stockholders have agreed to waive their redemption rights in connection with the Business Combination with respect to the Founder Shares and any Public Shares they may purchase, and to waive their redemption rights with respect to the Founder Shares if the Company fails to complete a Business Combination within 21 months (or 24 months, as applicable) from the closing of the Public Offering.

Voting — If the Company seeks stockholder approval of a Business Combination, the initial stockholders have agreed to vote their Founder Shares and any Public Shares purchased during or after the Public Offering in favor of the Business Combination.

Liquidation — The initial stockholders and their permitted transferees have agreed to waive their redemption rights with respect to the Founder Shares and any Public Shares that they may own if the Company fails to complete a Business Combination within the prescribed time frame.

Private Placement Warrants

On July 30, 2013, the Sponsor and Dennis A. Miller purchased from the Company an aggregate of 15,000,000 Warrants at a price of $0.50 per Warrant (a purchase price of $7.5 million), in a private placement that occurred simultaneously with the completion of the Public Offering (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one-half of one share of common stock at $5.75 per half share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account pending completion of the Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination and will be non-redeemable so long as they are held by the initial purchasers of the Private Placement Warrants or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers of the Private Placement Warrants or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants will expire worthless.

Registration Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of working capital loans will hold registration rights to require the Company to register the sale of any of the securities held by them pursuant to a registration rights agreement. The holders of these securities will be entitled to make up to three demands, excluding short form demands, that the Company register such securities for sale under the Securities Act. In addition, these securityholders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the costs and expenses of filing any such registration statements.

5.  Other Related Party Transactions

Administrative Services

The Company has agreed to pay Mr. Graf, or an entity owned and controlled by him, a monthly consulting fee of $15,000 plus, in the event that Mr. Graf is no longer receiving medical insurance from an employer, an additional amount per month to reimburse Mr. Graf for the purchase of such insurance, for services prior to the completion of a Business Combination (regardless of the amount of services provided), including preparation of the Company’s financial statements, SEC filings, financial due diligence of targets for a Business Combination and negotiations of an agreement for a Business Combination. The Company incurred

SILVER EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

5.  Other Related Party Transactions – (continued)

approximately $75,000 and $180,000 under this agreement for the period ended December 31, 2013 and the fiscal year ended December 31, 2014, respectively. Additionally, the Company will reimburse the Sponsor for office space, secretarial and administrative services provided to members of the Company’s management team by the Sponsor, members of the Sponsor, and the Company’s management team or their affiliates in an amount not to exceed $10,000 per month in the event such space and/or services are utilized and the Company does not pay a third party directly for such services. Upon completion of a Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company has incurred $ nil under this agreement for the period ended December 31, 2013 and the fiscal year ended December 31, 2014.

Note Payable

Prior to the closing of the Public Offering, the Sponsor agreed to loan the Company up to $200,000 to be used for a portion of the expenses of the Public Offering. In May 2013, the Sponsor advanced an aggregate of $100,000 to the Company under an unsecured promissory note (the “Note”). These loans were non-interest bearing, unsecured and were due at the closing of the Public Offering. $57,873 in additional advances were made by the Sponsor to the Company in July 2013, and the total aggregate loan of $157,873 was repaid upon the closing of the Public Offering out of the $750,000 of offering proceeds that was allocated to the payment of offering expenses.

Convertible Note

On November 12, 2014, the Company issued a convertible promissory note (the “Convertible Note”) to the Sponsor that provides for the Sponsor to advance to the Company, from time to time, up to $1,000,000 for ongoing expenses.

The Convertible Note is non-interest bearing and is payable on the earlier of (i) the completion of a Business Combination by the Company or (ii) July 30, 2015.

At the option of the Sponsor, any amounts outstanding under the Convertible Note may be converted into warrants to purchase shares of common stock of the Company at a conversion price of $0.50 per warrant. Each warrant will entitle the Sponsor to purchase one-half of one share of common stock of the Company at an exercise price of $5.75 per half share ($11.50 per whole share). Each warrant will contain other terms identical to the terms contained in the Private Placement Warrants previously issued to the Sponsor.

As of December 31, 2014, the Company had drawn $300,000 upon the Convertible Note.

6.  Fair Value Measurements

The Company complies with ASC 820, “Fair Value Measurement,” for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually. The adoption of ASC 820 did not have an impact on the Company’s financial position or results of operations.

SILVER EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

6.  Fair Value Measurements – (continued)

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2014 and 2013 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value. In general, fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities. Fair values determined by Level 2 inputs utilize data points that are observable, such as quoted prices, interest rates and yield curves. Fair values determined by Level 3 inputs are unobservable data points for the asset or liability, and includes situations where there is little, if any, market activity for the asset or liability:

Description	December 31, 2014	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	$324,857,250	$324,857,250	$—	$—

Description	December 31, 2013	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Investments and cash held in Trust Account	$325,013,723	$325,013,723	$—	$—

United States Treasury Securities: The Company used Level 1 inputs to value the U.S. Treasury securities in the Trust Account for disclosure purposes.

7.  Income Taxes

Components of the Company’s deferred tax assets at December 31, 2014 and 2013 are as follows:

December 31, 2014
Net operating loss carryforwards	$94,455
Amortizable start-up costs	1,327,420
1,421,875
Valuation allowance	(1,421,875)
Deferred tax asset	$—

December 31, 2013
Net operating loss carryforwards	$30,000
Amortizable start-up costs	193,665
223,665
Valuation allowance	(223,665)
Deferred tax asset	$—

The Company established valuation allowances of approximately $1,422,000 and $224,000 as of December 31, 2014 and 2013, respectively, which fully offset the deferred tax assets of approximately $1,422,000 and $224,000, respectively. The deferred tax asset results from applying an effective combined federal and state tax rate of 40% to start-up costs of approximately $3,319,000 and net operating losses of approximately $236,000. The Company’s net operating losses will expire beginning in 2033. Effective tax rates differ from statutory rates due to timing differences in the deductibility of expenses and the establishment of the valuation allowance.

SILVER EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

8.  Stockholder’s Equity

Common Stock — The authorized common stock of the Company includes up to 400,000,000 shares. Holders of the Company’s common stock are entitled to one vote for each share of common stock. On June 18, 2013, our initial stockholders returned to the Company, on a pro rata basis, an aggregate of 2,812,500 shares of the Company’s common stock, which were cancelled by the Company, so that the initial stockholders held in the aggregate 7,187,500 shares of the Company’s common stock. On July 22, 2013, in connection with the increase of the size of the Public Offering, we effected a stock dividend of 0.2 shares for each outstanding share of common stock, resulting in our initial stockholders holding an aggregate of 8,625,000 shares of our common stock. Each of our independent directors thereafter transferred 6,650 shares to our Sponsor and 350 shares to Mr. Miller.

Preferred Shares — The Company is authorized to issue 1,000,000 preferred shares with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2014 and 2013, there were no shares of preferred stock outstanding

9.  Subsequent Events

Contribution Agreement

On December 31, 2014, the Company entered into a Contribution Agreement with Videocon d2h Limited (“Videocon d2h”), pursuant to which the Company will contribute a cash amount of at least $200,850,000 to Videocon d2h in exchange for newly issued equity shares of Videocon d2h, represented by American Depositary Shares of Videocon d2h (the “ADSs”), which ADSs will be delivered (or directly credited) to the Company’s stockholders of record as of the close of business on a date to be determined by the board of directors of the Company (such stockholders, the “Distribution Record Holders”). On February 3, 2015, the Company entered into Amendment No. 1 to the Contribution Agreement (the “Amendment”) which amends the Contribution Agreement, dated December 31, 2014, between the Company and Videocon d2h (the agreement, as amended, the “Contribution Agreement”).

The Contribution Agreement provides that the actual number of ADSs to be received by the Distribution Record Holders, which will substantially depend on the amount of shares of the Company’s common stock that the public holders of the Company’s common stock elect to redeem in connection with the vote to approve the Contribution Agreement and the Transaction, will result in the non-redeeming stockholders of the Company, including the Sponsor, owning between 33.42% and 38.42% of Videocon d2h’s equity shares (excluding any applicable adjustments due to currency exchange rate fluctuation described below) upon the closing (the “Closing”) of the transactions contemplated by the Contribution Agreement (collectively, the “Transaction”), without taking into account the issuance of the earn-out shares to the current principal shareholders of Videocon d2h described below or the issuances to the Sponsor and Mr. Saurabh Dhoot described below.

The ownership percentage resulting from delivery of ADSs is subject to certain adjustments. The number of ADSs to be issued may be adjusted if the exchange rate between the Indian Rupee and the U.S. Dollar on the effective date of the registration statement on Form F-4 filed by Videocon d2h for the newly issued equity shares has fluctuated by more than 3% since the rate prevailing on the date of the Contribution Agreement, subject to a limit in either direction of 10% more or less equity shares being issued. If such exchange rate fluctuates by more than 10% against the rate prevailing on the date of the Contribution Agreement, the parties may terminate or renegotiate the Contribution Agreement.

The current principal shareholders of Videocon d2h will be entitled to receive by way of a bonus issue of shares (or such other form of share issue as determined by the independent members of the Board of Directors of Videocon d2h) 46,720,000 equity shares, which is equivalent to 11,680,000 ADSs upon satisfaction of certain share price performance hurdles of the ADSs on the NASDAQ Stock Market being satisfied within three years of the initial listing of the ADSs. In addition, if, following the Closing, a draft “red herring” prospectus is filed with the Securities and Exchange Board of India for an initial public offering of Videocon d2h’s shares in India, then any earn-out shares not previously issued will become immediately issuable to the

SILVER EAGLE ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

9.  Subsequent Events – (continued)

current principal shareholders of Videocon d2h prior thereto, so long as such earn-out shares may not be directly or indirectly sold, transferred, pledged or hedged and so long as in the event that the performance hurdles are not subsequently satisfied, Videocon d2h and the principal shareholders agree to undertake necessary actions to cause the effect of such issuance to be nullified.

The Sponsor will be entitled to receive by way of a bonus issue of shares 5,200,000 equity shares to be represented by 1,300,000 ADSs increasing ratably to a maximum of 8,000,000 equity shares to be represented by 2,000,000 ADSs based on the applicable actual contribution amount contributed by the Company to Videocon d2h in the Transaction, subject to the satisfaction of certain share price performance hurdles of the ADSs on the NASDAQ Stock Market being satisfied within three years of the initial listing of the ADSs. In addition, if following the Closing, a draft “red herring” prospectus is filed with the Securities and Exchange Board of India for an initial public offering of Videocon d2h’s shares in India, then any earn-out shares not previously issued will become immediately issuable to the Sponsor prior thereto, so long as such earn-out shares may not be directly or indirectly sold, transferred, pledged or hedged and so long as in the event that the performance hurdles are not subsequently satisfied, Videocon d2h and the Sponsor agree to undertake necessary actions to cause the effect of such issuance to be nullified. In the event that Videocon d2h is not permitted to make such an issuance, Videocon d2h shall make such other issuances that would result in the Sponsor receiving the same economic rights, benefits and privileges.

In the event that Videocon d2h issues shares to the Sponsor and current shareholders of Videocon d2h by way of a bonus issue, the holders of the ADSs (including any holders of equity shares underlying such ADSs), other than the Sponsor, shall have no interest in or entitlement to equity shares issued pursuant to such bonus issue, and such holders shall be deemed to have waived their interest in or entitlement to equity shares issued pursuant to such bonus.

The Transaction is conditioned on Videocon d2h’s adoption of a stock option plan and subsequent grant to Mr. Saurabh Dhoot of stock options exercisable to receive 2,800,000 equity shares, which is equivalent to 700,000 ADSs, with such options vesting and becoming exercisable upon satisfaction of certain share price performance hurdles of the ADSs on the NASDAQ Stock Market being satisfied within three years of the initial listing of the ADSs.

CONTRIBUTION AGREEMENT

by and between

VIDEOCON D2H LIMITED

and

SILVER EAGLE ACQUISITION CORP.

Dated December 31, 2014

A-i

A-ii

A-iii

EXHIBITS AND SCHEDULES

Exhibit A	—	Shareholder Lockup, Tag Along and Voting Agreement
Exhibit B	—	Sponsor Lockup Agreement
Schedule 1.1	—	SEAC Distribution Record Holders Ownership Percentages
Schedule 4.13	—	Alternate Directors

Disclosure Schedule

A-iv

CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is entered into on December 31, 2014 by and between Videocon d2h Limited, a public limited company organized under the laws of the Republic of India (“Videocon d2h”), and Silver Eagle Acquisition Corp., a Delaware corporation (“SEAC”).

All capitalized terms used in this Agreement shall have the meanings ascribed to such terms in Article 9 or as otherwise defined elsewhere in this Agreement unless the context clearly provides otherwise. Videocon d2h and SEAC may also be referred to collectively herein as the “Parties” and individually as a “Party.”

PRELIMINARY STATEMENTS

A. SEAC is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

B. Videocon d2h is a direct-to-home service provider which distributes multiple television channels and allied video and audio services to its subscribers in India.

C. The Parties desire that SEAC contribute a substantial portion of its assets (consisting solely of cash) in exchange for such number of newly issued equity shares, face value 10 per share, of Videocon d2h (the “Shares”) further described herein, upon the terms and subject to the conditions set forth in this Agreement. The Shares will be represented by ADSs, which will be issued to the SEAC Distribution Record Holders (as directed by SEAC).

D. Contemporaneously with the execution and delivery of this Agreement, Videocon d2h is submitting on a confidential basis to the SEC a draft registration statement on Form F-4 (including any subsequently submitted or filed amendments to such registration statement on Form F-4 (except to the extent specified in the introduction to Article 3), the “F-4”), including the related Proxy Statement/Prospectus, that is both the proxy statement to be distributed to holders of SEAC common stock in connection with the solicitation by SEAC of proxies for the Required SEAC Vote (as hereinafter defined) and the prospectus covering the registration of the Shares to be issued by Videocon d2h pursuant to this Agreement.

AGREEMENT

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, covenants and other valuable consideration herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

CONTRIBUTION AND ISSUANCE OF SHARES

1.1 Contribution and Issuance of Shares.

(a) In accordance with the terms and subject to the conditions of this Agreement, at the Closing, SEAC shall contribute to Videocon d2h an amount in cash in U.S. Dollars of at least $200,850,000 (the “Contribution Amount”), and Videocon d2h shall issue, sell and deliver to the SEAC Distribution Record Holders (as directed by SEAC) in accordance with Section 1.2 of this Agreement, an aggregate number of Shares such that the SEAC Distribution Record Holders shall own, at the Closing, the relevant SEAC Distribution Record Holders Ownership Percentage of the Fully Diluted Equity Capital set out in the table attached hereto as Schedule 1.1 (which sets out the SEAC Distribution Record Holders Ownership Percentage ranging from 33.42% to 38.42% depending on the actual Contribution Amount contributed ranging from $200.85 million to $273.35 million) in respect of the applicable actual Contribution Amount contributed by SEAC to Videocon d2h pursuant to Section 1.2(a) of this Agreement. In the event that the actual Contribution Amount is an amount between any of the Contribution Amounts specified in the table attached hereto as Schedule 1.1, the SEAC Distribution Record Holders Ownership Percentage shall be adjusted proportionately between the related SEAC Distribution Record Holders Ownership Percentages in proportion to where the actual Contribution Amount falls between the two Contribution Amounts specified in such table.

(b) In the event the number of Indian Rupees each U.S. Dollar buys on the last trading day before the effective date (the “Effective Date”) of the Registration Statement on Form F-4 is more than three percent (3%) higher or lower than the Indian Rupee/U.S. Dollar Exchange Rate at 12:00 Noon India time on the date hereof (the “Base Rate”), the SEAC Distribution Record Holders Ownership Percentage shall be proportionately increased in the event the Indian Rupee shall have depreciated in value (such that up to a maximum number of 10% more Shares are issued) or proportionately decreased in the event the Indian Rupee shall have appreciated in value (such that up to a maximum number of 10% less Shares are issued). In the event that the Indian Rupee/U.S. Dollar Exchange Rate either appreciates or depreciates more than 10% versus the Base Rate, either Party may terminate this Agreement or the Parties may agree to negotiate additional adjustments or renegotiate the amounts set forth in Section 1.1 hereof.

(c) The Parties agree that, at the Closing or thereafter, the Shareholders will be entitled to receive from Videocon d2h an aggregate number of newly issued additional Shares (the “Shareholder Earnout Shares”) constituting 3.88% of the expanded capital base including the shares then outstanding and these Shareholder Earnout Shares (not including the effect of any follow-on public or private offerings of Shares or ADSs after the Closing Date or issuances pursuant to any scheme or pursuant to Section 6.1(r)) (with 50% of such Shares being issued by Videocon d2h if the Initial Performance Hurdle has been satisfied and the remaining 50% if the Subsequent Performance Hurdle has been satisfied, provided, however, that such Shares would become immediately issuable upon the filing of a draft red herring prospectus with the Securities and Exchange Board of India for an initial public offering of Videocon d2h in India provided that the Parties will agree a mechanism to reflect the intent of the Initial Performance Hurdle and the Subsequent Performance Hurdle with respect to such Shares).

1.2 Payment and Delivery of Contribution Amount; Distribution of ADSs.  At the Closing

(a) SEAC shall deliver the Contribution Amount to Videocon d2h by paying the Contribution Amount to Videocon d2h by wire transfer or intrabank transfer of immediately available funds to an account designated by Videocon d2h no later than the close of business on the third (3rd) Business Day prior to the Closing Date;

(b) Videocon d2h shall deliver to the Depositary the Shares issued by Videocon d2h in exchange for the contribution by SEAC pursuant to Section 1.1(a) hereof, which Shares shall be registered in the name of the Depositary (or its custodian) and shall be represented by ADSs to be issued by the Depositary to the stockholders of SEAC as of the close of business on a date determined by the Board of Directors of SEAC (such date, the “SEAC Distribution Record Date,” and such stockholders as of the SEAC Distribution Record Date, the “SEAC Distribution Record Holders”) (as directed by SEAC) or, if required by the Depositary, to transfer all such ADSs to the Distribution Agent for further transfer to the SEAC Distribution Record Holders (as directed by SEAC);

(c) Videocon d2h shall cause the Depositary to issue and deliver ADSs representing the Shares in accordance with the notice provided by SEAC pursuant to Section 1.2(b) hereof (the “SEAC Distribution Record Holder ADSs”) and deliver (or credit through direct registration) ADSs evidencing the SEAC Distribution Record Holder ADSs to the SEAC Distribution Record Holders (or, if required by the Depositary, to the Distribution Agent for further delivery (crediting) to the SEAC Distribution Record Holders) as soon as reasonably practicable after the Closing, but in no event later than the third (3rd ) Business Day following the Closing Date.

1.3 Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of McDermott Will & Emery LLP in New York, New York, commencing at 10:00 a.m. Eastern Time on the second (2nd) Business Day following the satisfaction or waiver of all conditions of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as SEAC and Videocon d2h may mutually determine (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on such date.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SEAC

SEAC represents and warrants to Videocon d2h that the statements contained in this Article 2 are correct and complete as of the date hereof and as of the Closing Date.

2.1 Organization of SEAC.  SEAC is a corporation duly formed, validly existing and in good standing under the Laws of the State of Delaware.

2.2 Authorization of Transaction.  SEAC has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which SEAC is a party and to perform SEAC’s obligations hereunder and thereunder. The execution and delivery by SEAC of this Agreement and the Ancillary Agreements to which SEAC is a party and the performance by SEAC of the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action of SEAC other than with respect to the receipt of the Required SEAC Vote. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which SEAC is a party constitute the valid and legally binding obligation of SEAC, enforceable against SEAC in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

2.3 Non-contravention.  Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which SEAC is a party, nor the consummation of the transactions contemplated hereby and thereby, will (i) violate or conflict with any Law or Order to which SEAC is subject, (ii) violate any provision of the Organizational Documents of SEAC or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract to which SEAC is a party or by which it is bound or to which any of its assets is subject, excluding from the foregoing clause (i), violations and breaches, the existence of which would not, individually or in the aggregate, materially and adversely affect SEAC’s ability to consummate the transactions contemplated by this Agreement or the Ancillary Agreements to which SEAC is a party and subject to the receipt of certain notices, and the Required SEAC Vote and the filing of a definitive proxy statement with the SEC in respect of the SEAC Stockholder Meeting.

2.4 Brokers’ Fees.  SEAC does not have any liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement other than Deutsche Bank AG and such other person as notified in writing by SEAC to Videocon d2h. SEAC is solely responsible for the payment of such fees and commissions.

2.5 Litigation.  There are no complaints, charges, Proceedings, Orders, or investigations pending or, to the Knowledge of SEAC, threatened or anticipated relating to or affecting SEAC. There is no outstanding Order to which SEAC is subject.

2.6 F-4.  Except as a result of any blanks specifically included in the F-4 as placeholders for information to be filled in in an amendment to the F-4, the information relating to SEAC contained in the F-4, as of the date submitted to the SEC, does not, on such date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF VIDEOCON D2H

Videocon d2h represents and warrants to SEAC that the statements contained in this Article 3 are correct and complete as of the date hereof and as of the Closing Date (it being understood that any representations or warranties that are qualified by reference to the F-4 are qualified only by the draft F-4 submitted confidentially to the SEC on the date hereof and not by any revisions or amendments thereto (unless agreed to by SEAC pursuant to Section 4.5) and, unless specifically stated in a representation or warranty, are not qualified by the risk factors or other prospective or forward-looking information contained therein).

3.1 Organization, Qualification and Power.  Videocon d2h is a corporation duly organized and validly existing under the laws of India and has all requisite corporate power and authority to own and operate its properties and to carry on its businesses as now conducted. Videocon d2h has made available to SEAC a complete and correct copy of its certificate of incorporation and bylaws, each as amended to date. Videocon d2h is not in violation of any of the provisions of its certificate of incorporation or bylaws. Videocon d2h has no Subsidiaries.

3.2 Authorization of Transaction.

(a) Videocon d2h has full entity power, authority and legal capacity to execute and deliver the Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Videocon d2h of the Agreement and the Ancillary Agreements to which it is a party and the performance by Videocon d2h of the transactions contemplated hereby and thereby have been duly approved by all corporate requisite action of Videocon d2h. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by the other parties thereto, this Agreement and each Ancillary Agreement to which Videocon d2h is a party constitute the valid and legally binding obligation of Videocon d2h, enforceable against Videocon d2h in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(b) The Shares, when issued and delivered against payment thereof, may be freely deposited by Videocon d2h with the Depositary; the ADSs to be issued, when issued and delivered against payment thereof, will be freely transferable by Videocon d2h to or for the account of the SEAC Distribution Record Holders; and except as disclosed in the F-4 there are no restrictions on subsequent transfers of such ADSs: (i) under the laws of India or the United States or (ii) any contractual restrictions on resale.

(c) Upon issuance by the Depositary of the ADRs evidencing ADSs and the deposit of Shares in respect thereof in accordance with the provisions of the Deposit Agreement, such ADSs will be duly authorized, validly issued, fully paid and nonassessable, and the persons in whose names such ADSs are registered will be entitled to the rights of registered holders of the ADSs specified therein and in the Deposit Agreement. The Deposit Agreement, when executed, will conform in all material respects to the descriptions thereof contained in the F-4.

(d) Except as disclosed in the F-4, all dividends and other distributions which may be declared and payable on the equity shares of Videocon d2h may under the current laws, rules and regulations of India be paid to the Depositary, and where they are to be paid from India are freely transferred out of India. Except as disclosed in the F-4, all such dividends and other distributions will not be subject to withholding or other Taxes under the Laws of India and are otherwise free and clear of any other Tax, withholding or deduction in India and without the necessity of obtaining any Consent of any Governmental Body in India.

3.3 Capitalization.  All of the outstanding Videocon d2h Securities have been duly authorized, are validly issued, fully paid, and non-assessable and have been issued without violation of any preemptive right or other right to purchase. Except as disclosed in the F-4, there are no share capital or other ownership interests in Videocon d2h or outstanding securities convertible or exchangeable into share capital or other ownership interests of Videocon d2h, and there are no options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal or other Contracts that could require Videocon d2h to issue, sell or otherwise cause to become outstanding or to acquire, repurchase or redeem share capital or other ownership interests in Videocon d2h. The F-4 contains a complete and correct list of the record and beneficial owners of such share capital, ownership interests, securities and options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, calls, puts, rights of first refusal and other Contracts, which is true and correct as of the date hereof. There are no outstanding or authorized equity appreciation, phantom equity, profit participation or similar rights with respect to Videocon d2h. There are no voting trusts, proxies or other Contracts with respect to the voting of the share capital or other ownership interests of Videocon d2h. Upon the Closing, the Shares and ADSs (other than any ADSs to which restrictions apply under securities laws or contractual obligations applicable to the holders of the ADSs) will be delivered by Videocon d2h and the Depositary free and clear of all Liens or other adverse claims and the Shares and ADSs will be duly authorized, validly issued, fully paid and non-assessable and issued without violation of any preemptive right or other right to purchase.

3.4 Non-contravention.  Neither the execution and the delivery of this Agreement nor the Ancillary Agreements to which Videocon d2h is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any Law or Order to which Videocon d2h is subject, (ii) violate any provision of its Organizational Documents, or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice, consent or payment under any Contract or Permit to which Videocon d2h is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien (other than Permitted Liens upon any of its assets), except: (A) in the case of the matters described in clause (i), such violations or other consequences as would not give rise to a Material Adverse Effect and (B) in the case of the matters described in clause (iii), such violations or other consequences as would not reasonably give rise to losses, liabilities or other costs in excess of an aggregate of $1.0 million and subject to in each case the receipt of certain notices, approvals and consents from the Ministry of Information and Broadcasting and Videocon d2h’s lenders as on September 30, 2014 (under loan agreements specified on Section 3.13(a) of the Disclosure Schedule) and the effectiveness of the registration statement on Form F-4.

3.5 Brokers’ Fees.  Videocon d2h does not have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

3.6 Assets.

(a) Videocon d2h has good and valid title to, or a valid leasehold interest or license in, the properties and assets (tangible and intangible) used by them, located on its premises or shown on the F-4 or acquired after the date thereof, free and clear of all Liens, except for Liens arising pursuant to any Indebtedness of Videocon d2h as set forth on Section 3.13(a) of the Disclosure Schedule or in the F-4, Permitted Liens and other minor defects of title or other interests as would not, individually or in the aggregate, give rise to a Material Adverse Effect. Such properties and assets are all the properties and assets necessary to operate the business of Videocon d2h as presently conducted.

(b) The material, buildings, machinery, equipment and other tangible assets that Videocon d2h owns and leases, other than Consumer Premises Equipment, are free from visible material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and are suitable for the purposes for which they are presently used.

3.7 Financial Statements; Indebtedness; Interim Conduct.

(a) The audited balance sheets, statements of income, shareholders’ equity and cash flows as of and for the fiscal years ended March 31, 2013 and March 31, 2014 (the “Annual Financial Statements”) included in the F-4 are, and the unaudited balance sheets, statements of income, shareholders’ equity and cash flows (the “Interim Financial Statements” and together with the Annual Financial Statements, the “Financial Statements”) as of and for the six (6) month period ended September 30, 2014, will be, when included in the F-4, correct and complete and consistent with the books and records of Videocon d2h (which are in turn correct and complete), have been prepared in accordance with IFRS consistently applied, and present fairly in all material respects the financial condition, results of operation, changes in equity and cash flow of Videocon d2h as of and for their respective dates and for the periods then ended; provided, however, that the Interim

Financial Statements (i) are subject to normal, recurring year-end adjustments consistent with prior years, none of which are expected to be material and (ii) do not contain all footnotes or other presentation materials required by IFRS.

(b) Videocon d2h maintains accounting controls and systems which are sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in conformity with generally accepted accounting principles and to maintain proper accountability for items, (iii) access to their property and assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for items is compared with the actual levels at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Videocon d2h’s outstanding Net Debt was an amount equal to INR 27,385.12 million as of March 31, 2014 and INR 27,803.78 million as of September 30, 2014.

(d) Other than as set forth in the F-4, the outsourcing of Videocon d2h’s installation and aftersales support function and the appointment of a super distributor for the sale of recharges, since March 31, 2014, the business of Videocon d2h has been conducted in the Ordinary Course of Business consistent with past practice and no Material Adverse Change has occurred.

(e) Videocon d2h has provided SEAC with its budget for the fiscal year ending March 31, 2015 (the “2015 Budget”), which budget was prepared by Videocon d2h in good faith and based on reasonable assumptions.

(f) Videocon d2h has provided SEAC with its general outlook for the fiscal year ending March 31, 2016, which was prepared by Videocon d2h in good faith and based on reasonable assumptions.

3.8 Undisclosed Liabilities.  Except as set forth in the F-4, there is no liability, commitment or obligation of Videocon d2h (whether matured or unmatured, absolute or contingent, whether or not accrued) that would be required by IFRS to be reflected on a balance sheet of Videocon d2h (or described in the notes thereto), other than (i) liabilities or obligations reflected, accrued or reserved against in the audited balance sheet of Videocon d2h as of March 31, 2014, (ii) liabilities incurred since March 31, 2014 in the Ordinary Course of Business consistent with past practice and Videocon d2h’s business plan or (iii) liabilities or obligations in an amount that does not exceed in the aggregate $5.0 million.

3.9 Legal Compliance.

(a) Videocon d2h has complied and is in compliance with all applicable Laws and Orders to which it is subject except as set out in the F-4 (including under the section “Risk Factors”) and for any non-compliance which would not have a Material Adverse Effect, and no Proceeding has been filed or commenced or, to the Knowledge of Videocon d2h, threatened alleging any failure so to comply. Except as set out in the F-4 (including under the section “Risk Factors”), since March 31, 2014, Videocon d2h has not received any notice or communication alleging any non-compliance of the foregoing, that, if made the subject of a Proceeding against Videocon d2h and adversely determined, would have a Material Adverse Effect.

(b) Videocon d2h has all the Permits necessary for the operation of the business of Videocon d2h and all such Permits are in full force and effect, except where the failure to possess such Permits would not, individually or in the aggregate have a Material Adverse Effect. No Proceeding is pending or, to the Knowledge of Videocon d2h, threatened to revoke or limit any Permit that would have a Material Adverse Effect.

(c) Neither Videocon d2h, nor any of its officers, managers, directors, agents, employees or any other Persons acting on its behalf, has acted in contravention of the (Indian) Prevention of Corruption Act, 1988, or any other anti-corruption or anti-bribery Law applicable to Videocon d2h in India.

3.10 Tax Matters.

(a) Except as set out in the F-4 and except as has not had and will not have a Material Adverse Effect, Videocon d2h (i) has duly and timely filed, or have caused to be duly and timely filed, all Tax Returns required to be filed by it (taking into account any extension of time within which to file) and all such Tax

Returns are complete and accurate in all respects and were prepared in compliance with all applicable Laws; and (ii) has paid all Taxes that are required to be paid (whether or not shown on any Tax Return) or that Videocon d2h is obligated to deduct or withhold from amounts owing to any employee, creditor or other third party, except with respect to matters contested in good faith through appropriate proceedings or for which adequate reserves have been established through provisions or contingencies on Videocon d2h’s current balance sheet.

(b) Except as set out in the F-4 and except as has not had or would not have a Material Adverse Effect, there are no audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes or Tax matters pending or threatened in writing to Videocon d2h.

(c) Except as set out in the F-4, and except as has not had and will not have a Material Adverse Effect, adequate reserves or accruals have been established or appropriate contingent liability disclosed in the notes of the Financial Statements to provide for the payment of all Taxes which are not yet due and payable with respect to Videocon d2h.

(d) Except as set out in the F-4 and except as has not had or would not have a Material Adverse Effect, no claim has ever been made by any taxing authority in a jurisdiction where Videocon d2h does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(e) Except for agreements in the Ordinary Course of Business with foreign vendor that include provisions for the grossing up of payments thereunder for taxes, Videocon d2h is not a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement, and is not liable for the Taxes of any other Person as a transferee or successor, by Contract or otherwise except as may be required by applicable law.

(f) Videocon d2h (i) is not a “controlled foreign corporation” as defined in Section 957 of the Code and (ii) does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(g) Videocon d2h is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(h) Videocon d2h has not waived any statute of limitations in respect of Taxes or agreed to any extension of time, except extensions as permissible under Law, with respect to the payment of any Tax or any Tax assessment or deficiency.

(i) As of March 31, 2014 Videocon d2h was not a “passive foreign investment company” within the meaning of Section 1297 of the Code.

3.11 Real Property.  Subject to the respective terms and conditions in the Leases, Videocon d2h is the sole legal and equitable owner of the leasehold interest in the premises at Greater Noida where its digital broadcast center is situated, free and clear of all Liens (other than except for Liens arising pursuant to any Indebtedness of Videocon d2h and Permitted Liens).

3.12 Intellectual Property.

(a) Except as has not had and would not have, either individually or in the aggregate, a Material Adverse Effect, Videocon d2h owns, or is licensed or otherwise possesses legally enforceable rights to use, subject to any existing licenses or other grants of rights to third parties, all Intellectual Property used in its business as currently conducted (collectively, the “Videocon d2h Intellectual Property”).

(b) Except as has not had and would not have a Material Adverse Effect: (i) there are no pending or, to the Knowledge of Videocon d2h, threatened claims by any Person alleging infringement of any Intellectual Property rights of any Person by Videocon d2h, (ii) to the Knowledge of Videocon d2h, the conduct of the business of Videocon d2h does not infringe any Intellectual Property rights of any Person, (iii) to the Knowledge of Videocon d2h, Videocon d2h has not made any claim of a violation or infringement by others of its rights to or in connection with the Videocon d2h Intellectual Property, (iv) to the Knowledge of Videocon d2h, no Person is infringing any Videocon d2h Intellectual Property and (v) to the Knowledge of Videocon d2h, there are no ongoing interferences, oppositions, reissues, or reexaminations or other inter partes proceedings which could reasonably be expected to result in a loss or limitation of a patent right or claim involving any Videocon d2h Intellectual Property.

(c) Except as has not had and would not have a Material Adverse Effect, to the Knowledge of Videocon d2h, all Intellectual Property owned by Videocon d2h is valid and enforceable and in full force and effect.

3.13 Contracts.

(a) Section 3.13(a) of the Disclosure Schedule contains a complete and correct list of the Contracts to which Videocon d2h is a party and which are in the following categories:

i.	License and regulatory;
ii.	Satellite capacity;
iii.	Content (limited to the top 5 by annual contract value);
iv.	Vendor (limited to the top 5 by annual contract value for expenses and the top 3 by annual contract value for purchase);
v.	Outsourced partner (limited to the top 3 by annual contract value); and
vi.	Indebtedness as on September 30, 2014 (other than (a) letters of credit issued, bank guarantees, bill discounting facility and small & medium enterprises vendor bill discounting facility aggregating a total limit of INR 2,350 million; and (b) short term unsecured loan from Videocon Industries Limited of INR 2,250 million).

(b) Videocon d2h has provided SEAC with access to, or a description that is accurate in all material respects and that fairly summarizes and does not omit any material information regarding the contents of, a correct and complete copy of each written Material Contract, together with all amendments, exhibits, attachments, waivers or other changes thereto.

(c) All descriptions of Contracts or other material documents in the F-4 (the “F-4 Contracts”) are accurate in all material respects, fairly summarize the contents of such F-4 Contracts and do not omit any material information which affects the import of such descriptions. There are no contracts or documents that would be required to be described in the F-4 under the Securities Act or filed as an exhibit to the F-4 that have not been so described or filed (or, in the case of any contracts or documents required to be filed as an Exhibit to the F-4 but not being filed contemporaneously with the execution and delivery of this Agreement, listed as an Exhibit to the F-4 and anticipated to be filed by Videocon d2h prior to requesting acceleration of effectiveness of the F-4). Except as set forth in the F-4, since the date of the latest Annual Financial Statements in the F-4, Videocon d2h has not (other than the outsourcing of Videocon d2h’s installation and aftersales support function and the appointment of a super distributor for the sale of recharges) (A) entered into or assumed any material Contract, (B) acquired or disposed of, or agreed to acquire or dispose of, any business or any other asset material to Videocon d2h, or (C) entered into a letter of intent or memorandum of understanding (or announced an intention to do so) relating to any matters identified in clauses (A) or (B) above.

(d) Each Material Contract and other F-4 Contract is legal, valid, binding, enforceable, in full force and effect and will continue to be legal, valid, binding and enforceable on substantially identical terms following the Closing Date. Except as specifically disclosed and described in Section 3.13(d) of the Disclosure Schedule or the F-4 (including under the section “Risk Factors”) or except as has not had and will not have a Material Adverse Effect, (i) no Material Contract or other F-4 Contract has been breached or canceled by Videocon d2h, or, to the Knowledge of Videocon d2h, any other party thereto, (ii) Videocon d2h has performed all obligations under such Material Contracts or other F-4 Contracts required to be performed by Videocon d2h, (iii) there is no event which, upon giving of notice or lapse of time or both, would constitute a breach or default under any such Material Contract or other F-4 Contract that would permit the termination of such Material Contract or other F-4 Contract by a counterparty or accelerate any material payments to be made by Videocon d2h thereunder, and (iv) Videocon d2h has not assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any such Material Contract or other F-4 Contract.

3.14 Insurance.  Videocon d2h is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are appropriate for its business in which it is engaged, and Videocon d2h has no reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or obtain similar coverage as may be necessary to continue its business at a cost that would not result in a Material Adverse Effect. Except as disclosed in the F-4, the insurance policies maintained by Videocon d2h are in full force and effect and Videocon d2h is in compliance with the terms of such policies.

3.15 Litigation.  Except as set forth in the F-4 (including under the section “Risk Factors”), there are no material Proceedings, Orders, or investigations pending or, to the Knowledge of Videocon d2h, threatened or anticipated relating to or affecting Videocon d2h. There is no outstanding Order to which Videocon d2h is subject.

3.16 Employees.  Videocon d2h is not a party to or bound by any collective bargaining or other agreement with a labor union and, to Videocon d2h’s Knowledge, no petition has been filed or Proceedings instituted by any employee or group of employees of Videocon d2h with any labor relations board seeking recognition of a bargaining representative. To Videocon d2h’s Knowledge, there is no organizational effort currently being made or threatened by or on behalf of any labor union to organize any employees of Videocon d2h. There is no labor strike, picketing, slowdown, lockout, employee grievance process or other work stoppage or labor dispute pending or, to Videocon d2h’s Knowledge, threatened between Videocon d2h, on the one hand, and any of its employees, on the other hand, and except for such disputes with individual employees arising in the Ordinary Course of Business. Videocon d2h is in compliance in all material respects with all applicable Laws pertaining to the employment of their employees, including all such Laws relating to fair employment practices, equal employment opportunities, prohibited discrimination and other similar employment activities.

3.17 Employee Benefits.  Videocon d2h has made available to SEAC correct and complete copies of the plan documents and summary plan descriptions, all related trust agreements, insurance Contracts, and other funding arrangements which implement each such Employee Benefit Plan. All descriptions of Employee Benefit Plans are accurate in all material respects, fairly summarize the contents of such Employee Benefit Plan and do not omit any material information which affects the import of such descriptions. Except as otherwise described in the F-4, Videocon d2h does not maintain or contribute to and does not have any obligation to contribute to or have any material liabilities to any Employee Benefit Plan other than an employment gratuity plan and grant encashment plan. Each such Employee Benefit Plan (and each related trust, insurance Contract, or fund) has been maintained, funded and administered in accordance with the terms of such Employee Benefit Plan and complies in form and in operation in all material respects with the applicable requirements of applicable Laws. All required reports and descriptions have been timely filed and/or distributed in accordance with the applicable requirements of applicable Laws with respect to each such Employee Benefit Plan.

3.18 Environmental, Health, and Safety Matters.

(a) Videocon d2h has complied and is in compliance, in each case in all material respects, with all Environmental, Health, and Safety Requirements.

(b) Without limiting the generality of the foregoing, Videocon d2h has obtained, has complied, and is in compliance with all Permits and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of the facilities of Videocon d2h and the operation of the business of Videocon d2h, except for any Permits or other authorizations the non-possession of which would not give rise to a Material Adverse Effect.

(c) Videocon d2h has not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to it, its current or former facilities or the Leased Real Property arising under Environmental, Health, and Safety Requirements.

3.19 Business Continuity.  None of the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by Videocon d2h in the conduct of their businesses (collectively, the “Systems”) have experienced bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused or reasonably could be expected to cause any substantial disruption or interruption in or to the use of any such Systems by Videocon d2h, that has or would give rise to a Material Adverse Effect.

3.20 Certain Business Relationships with Videocon d2h.  Except as set forth in the F-4, there are no “related party transactions” (as defined in IFRS and as such term is defined or interpreted for purposes of disclosure requirements for the Form F-4) involving Videocon d2h and the Shareholders, or any officer, manager, partner or director of Videocon d2h, or any of the Affiliates of any of the foregoing, and all such transactions disclosed in the F-4 are on arms’ length terms.

3.21 Restrictions on Business Activities.  Except as set out in the F-4 and the restrictions contained in the DTH License Agreement listed in Schedule 3.13(a) of the Disclosure Schedule pursuant to which Videocon d2h is not permitted to hold more than 20% equity shares in any broadcasting and/or cable network company, at any time during the license period stated therein, there is no Contract or other instrument which restricts or prohibits Videocon d2h from competing with any other Person, from engaging in any business or from conducting activities, or which otherwise restricts or prohibits the conduct of the business of Videocon d2h.

3.22 Regulatory Matters.  Videocon d2h does not have any operations in the United States of America or any assets located in, or revenues derived from sales to, the United States of America. Videocon d2h acknowledges that SEAC is relying on the foregoing representation in not making a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any applicable rules and regulations thereunder.

3.23 F-4.  Except as a result of any blanks specifically included in the F-4 as placeholders for information to be filled in in an amendment to the F-4, the information relating to Videocon d2h contained in the F-4, as of the date submitted to the SEC, does not, on such date, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

3.24 Investment Company.  Videocon d2h is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “investment company” as defined in the United States Investment Company Act of 1940, as amended. Videocon d2h is not and, after giving effect to the transactions contemplated by this Agreement, will not be an “ineligible issuer,” as defined in Rule 405 of the Securities Act.

ARTICLE 4

PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

4.1 General.  Each of the Parties will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article 6 below).

4.2 Notices and Consents.

(a) Each of the Parties shall use all commercially reasonable efforts to (i) comply with procedures required by the Ministry of Information and Broadcasting for issuance of equity in Videocon d2h and all procedures relating to security clearance of the persons specified under the Consolidated FDI Policy (effective from April 17, 2014 and as amended from time to time), including the directors of Videocon d2h listed in Section 6.1(k) and any of their alternate directors, (ii) obtain from any other Governmental Body any other

Consents or Permits required to be obtained or made by SEAC or Videocon d2h, or to avoid any action or proceeding by any Governmental Body, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated herein, and (iii) promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law; including any antitrust Laws; provided, however, that the Parties shall cooperate with each other in connection with the making of all such filings, including providing copies of all such non-proprietary documents to the non-filing Party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith; provided, further, that nothing in this Section 4.2(a) shall require SEAC or any of its Affiliates to (1) agree to the requirement of expenditure of money by SEAC to a third party in exchange for any Consent or (2) litigate, pursue or defend against any Proceeding (including any temporary restraining order or preliminary injunction) challenging the transactions contemplated by this Agreement as violative of any applicable antitrust Law. Further, nothing in this Section 4.2 shall require Videocon d2h to litigate, pursue or defend against any Proceeding (including any temporary restraining order or preliminary injunction) challenging the transactions contemplated by this Agreement as violative of any applicable antitrust Law or to sell or dispose of any material asset of Videocon d2h as a result of any such alleged violation. SEAC and Videocon d2h shall promptly furnish to each other all information required for any application or other filing to be made by the other pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Except as specifically required by this Agreement, the Parties shall not knowingly take any action, or knowingly refrain from taking any action, the effect of which would be to delay or impede the ability of the Parties to consummate the transactions contemplated by this Agreement.

(b) As promptly as practicable after the date hereof, Videocon d2h shall solicit the Consents required by Videocon d2h in connection with the transactions contemplated this Agreement from the Ministry of Information and Broadcasting and lenders of Videocon d2h. Videocon d2h shall use its reasonable best efforts and SEAC will cooperate in all reasonable respects with Videocon d2h, to obtain all such Consents prior to the Closing.

4.3 Operation of Business.  Until the Closing, except as otherwise set forth in this Agreement or the F-4 or as otherwise consented to by SEAC (which consent shall not be unreasonably withheld, conditioned or delayed), Videocon d2h will conduct its business in the Ordinary Course of Business and use its commercially reasonable efforts to keep available the services of its employees and to preserve its relationships with its customers and others doing business with it. Without limiting the generality of the foregoing, until the Closing, except as otherwise set forth in this Agreement or the F-4 or as otherwise consented to by SEAC (which consent shall not be unreasonably withheld, conditioned or delayed), Videocon d2h will not:

(a) amend its articles of incorporation or bylaws in a manner that could be expected to delay or otherwise interfere with the consummation of the transactions contemplated by this Agreement;

(b) issue, sell or pledge additional shares of its capital stock or securities convertible into any such shares, or any options, warrants or rights to acquire any such shares or other convertible securities;

(c) purchase, redeem or otherwise acquire any outstanding shares of its capital stock;

(d) declare, set aside or pay any dividend or other distribution in respect of its capital stock;

(e) incur any Indebtedness for borrowed money other than in the Ordinary Course of Business;

(f) terminate or materially and adversely amend any Material Contract;

(g) waive or release any right or claim of a material value to Videocon d2h other than in the ordinary course of business;

(h) sell, lease or license, or permit any material encumbrance on, any material portion of its assets other than in the Ordinary Course of Business (including providing purchase money security interests);

(i) acquire, by merger or consolidation with, or by purchase of all or a substantial portion of the assets or stock or, or by any other manner, any business or entity, or enter into any joint venture, partnership or other similar arrangement for the conduct of its business;

(j) take any action outside of the Ordinary Course of Business that causes Videocon d2h to deviate from the 2015 Budget in any material respect;

(k) enter into any transaction with any Shareholder, or any Affiliate of Videocon d2h or any Shareholder, other than in the Ordinary Course of Business consistent with the items set out in the F-4; or

(l) agree in writing to take any of the foregoing actions.

4.4 Access and Cooperation.  Videocon d2h will, (a) permit SEAC and its representatives to have access during normal business hours to all key personnel, books, properties, customers, suppliers, records, Contracts, documents and data of Videocon d2h, and (b) make available to SEAC and its representatives for review copies of all such books, records, Tax Returns, Contracts, documents, data and information as SEAC may reasonably request; provided, however, that such investigations and inquiries by or on behalf of SEAC do not unreasonably interfere with normal operations or customer or employee relations; and provided further that SEAC shall agree in writing with Videocon d2h for itself and its representatives to hold and not disclose any information provided to it by Videocon d2h in strict confidence in accordance with the confidentiality agreement previously entered into between SEAC and Videocon d2h.

4.5 Notice of Developments.  If Videocon d2h becomes aware prior to Closing of any event, fact or condition or nonoccurrence of any event, fact or condition that may constitute a breach of any representation, warranty, covenant or agreement of Videocon d2h or may constitute a breach of any representation or warranty of Videocon d2h if such representation or warranty were made on the date of the occurrence or discovery of such event, fact or condition or on the Closing Date, then Videocon d2h will promptly provide SEAC with a written description of such fact or condition. From the date of this Agreement until the Closing, Videocon d2h shall have the continuing obligation to promptly supplement the information contained in the F-4 and the Disclosure Schedule with respect to any matter hereafter arising or discovered, which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in this Agreement, the F-4 or the Disclosure Schedule. If any such supplementation of this Agreement, the F-4 or the Disclosure Schedule pursuant to the obligation in this Section 4.5 occurs and Videocon d2h provides SEAC with written notice thereof or any disclosure after the date hereof of the untruth of any representation or warranty made in this Agreement is made pursuant to written notice delivered by Videocon d2h to SEAC, SEAC shall have the option of either (A) terminating this Agreement by delivering a written notice to Videocon d2h, (B) accepting such supplemented Agreement, F-4 and/or additional disclosure, as applicable, by delivering a written notice to Videocon d2h in which event such supplementation and/or additional disclosure shall operate as a cure of the failure to disclose the information, or a cure of the breach of any representation or warranty made herein (and all such supplementation and/or additional disclosure accepted by SEAC would be exceptions to the representations and warranties for the purpose of Article 7), or (C) negotiating and entering into with Videocon d2h an amendment to this Agreement acceptable to SEAC and Videocon d2h on such terms as they may agree including, inter alia, terms addressing the impact of any amendments, updates or supplements of disclosure documents or schedules on the determination of any liability for breach of representations or warranties either at signing or at Closing.

4.6 Bringdown and Update.

(a) On the day on which SEAC publicly announces the Record Date, or such other date as agreed to in writing by the Parties, Videocon d2h shall confirm in writing to SEAC that, as of such date, after taking into account its actual results for the portion of its fiscal year ending March 31, 2015 elapsed as of such date, it believes in good faith: (i) that there will be no material deviations from the year-end targets in the 2015 Budget for: (A) the number of active subscribers, (B) EBITDA or (C) Net Debt and (ii) there is no material change of Videocon d2h’s opinion on the outlook for the fiscal year ending March 31, 2016, and provide SEAC with financial and other information, including updated management accounts, which reasonably support such beliefs described in clauses (i) and (ii).

(b) In the event Videocon d2h does not so confirm or provide such information, SEAC shall have the option, exercisable within thirty (30) days of the day on which SEAC publicly announces the Record Date (or such later date on which the parties have agreed to in writing to allow Videocon d2h to deliver the foregoing written confirmation) of either (A) terminating this Agreement by delivering a notice to Videocon d2h,

(B) proceeding with the transactions contemplated by this Agreement under the terms of this Agreement or (C) negotiating and entering into with Videocon d2h an amendment to this Agreement acceptable to SEAC and Videocon d2h.

(c) If, on or prior to the day on which SEAC publicly announces the Record Date, or such other date as agreed to in writing by the Parties, Videocon d2h provides SEAC with documentary evidence that there has been implementation of a change in Indian Law that is final, or a non-appealable decision in a Proceeding, on the rates or calculations of any license fees and/or Taxes payable to the Government of India in respect of goods and services, the Parties shall then negotiate an amendment to this Agreement acceptable to SEAC and Videocon d2h in good faith, provided there is a material change in the overall profitability of, or investor outlook for, the industry in which Videocon d2h operates in India due to such change in law, which amendment shall (x) solely relate to the valuation of Videocon d2h and (y) reflect solely the effect of such change of such Indian Law on the valuation of Videocon d2h and its industry in general and not reflect any other change or event which may have occurred.

4.7 Exclusivity.

(a) Videocon d2h agrees that it will not, and will cause its respective directors, officers, managers, members, employees, agents, consultants, lenders, financing sources, advisors or other representatives, including legal counsel, accountants and financial advisors, not to, directly or indirectly (i) solicit, initiate or encourage any inquiry, proposal, offer or contact from any Person (other than SEAC and its Affiliates and representatives) relating to any transaction involving (A) the sale of any share capital or other ownership interest or any assets (other than the sale of inventory in the Ordinary Course of Business), (B) any acquisition, divestiture, merger, share or unit exchange, consolidation, redemption, financing or similar transaction involving Videocon d2h or (C) any similar transaction or business combination involving Videocon d2h (in each case, a “Videocon d2h Acquisition Proposal”), or (ii) participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner, any Videocon d2h Acquisition Proposal or any attempt to make a Videocon d2h Acquisition Proposal. Videocon d2h shall immediately cease, and cause to be terminated, any and all contacts, discussions and negotiations with third parties regarding any of the foregoing. Further, Videocon d2h agrees that it will not, and will cause each of its respective directors, officers, managers, members, employees, agents, consultants, lenders, financing sources, advisors or other representatives, including legal counsel, accountants and financial advisors, not to, directly or indirectly participate in any discussion or negotiation regarding, or furnish any information with respect to, or assist or facilitate in any manner any public or private offering or sale of a material amount of Videocon d2h’s securities or derivatives thereof or any other potential transaction that would delay or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or require any alteration to, or affect, the contemplated terms of the transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise make, implement or consummate any of the foregoing transactions. Notwithstanding the foregoing, Videocon d2h and its shareholders may (z) communicate with the Securities and Exchange Board of India in relation to Videocon d2h’s domestic IPO prospectus but not launch the domestic IPO pursuant to the filings with Securities and Exchange Board of India and (y) continue any preliminary inbound discussions regarding domestic consolidations opportunities with Indian DTH operators provided that such discussions are so restricted or limited as to not require a disclosure of those opportunities or discussions in any publicly available SEC filing.

(b) SEAC agrees that it will not, and will cause its respective directors and officers not to, directly or indirectly (i) solicit, initiate or encourage any proposal or offer from any Person (other than Videocon d2h and its Affiliates and representatives) relating to any transaction involving (A) the purchase of any share capital or other ownership interest or any assets, (B) any acquisition, merger, share or unit exchange, consolidation or similar transaction not involving Videocon d2h or (C) any similar transaction or business combination not involving Videocon d2h (in each case, a “SEAC Acquisition Proposal ”), or (ii) enter into negotiations or execute any term sheets that would require disclosure by SEAC to the SEC, with respect to a SEAC Acquisition Proposal. Further, SEAC agrees that it will not, and will cause each of its respective directors and officers not to, directly or indirectly enter into negotiations regarding another potential transaction that would delay or prevent the consummation of the transactions contemplated by this Agreement or the Ancillary

Agreements, or require any alteration to, or affect, the contemplated terms of the transactions contemplated by this Agreement or the Ancillary Agreements, or otherwise make, implement or consummate any of the foregoing transactions.

(c) The provisions of Sections 4.7(a) and (b) shall not apply or be effective after March 31, 2015 (the “Exclusivity End Date”) and, accordingly, the exclusivity provided thereby shall terminate; provided, however, that the Exclusivity End Date shall be extended to the date that is forty-five (45) days after the Effective Date if the Effective Date occurs between March 1, 2015 and March 31, 2015.

4.8 Interim Financial Statements.  Videocon d2h shall use commercially reasonable efforts to provide to SEAC the Interim Financial Statements meeting SEC requirements for inclusion in the F-4 as soon as possible following the date hereof.

4.9 SEC Filings.  SEAC and Videocon d2h shall promptly prepare, and Videocon d2h shall as promptly as practicable file with the SEC the F-4 (in which the Proxy Statement will be included) and the 8-A12(b) which shall comply as to form, in all material respects, with the applicable provisions of the Securities Act and the Securities Exchange Act and which F-4, 8-A12(b) and Proxy Statement shall be in form and substance reasonably satisfactory to SEAC and Videocon d2h prior to filing. Each of SEAC and Videocon d2h shall use their reasonable best efforts to have the F-4 and 8-A12(b) declared effective under the Securities Act and the Securities Exchange Act, respectively, as promptly as practicable after such filing, and SEAC shall thereafter file and mail or deliver the Proxy Statement to its stockholders. Videocon d2h shall also use its reasonable best efforts to ensure that the Depositary prepares and files with the SEC the F-6 in such form as complies, in all material respects, with the applicable provision of the Securities Act and which shall be in form and substance reasonably satisfactory to SEAC and Videocon d2h prior to filing. Videocon d2h shall use its reasonable best efforts to ensure the F-6 is declared effective under the Securities Act prior to the Closing Date. No amendment or supplement to the Proxy Statement or the Registration Statements will be made by SEAC or Videocon d2h without the approval of the other party (such approval not to be unreasonably withheld or delayed). SEAC and Videocon d2h each will advise the other, promptly after they receive notice thereof, of the respective times when the Registration Statements have become effective or any supplement or amendment has been filed, of the issuance of any stop order, of the suspension of the qualification of ADSs issuable hereunder for offering or sale in any jurisdiction, or of any request by the SEC for amendment of the Proxy Statement or the Registration Statements or comments thereon and responses thereto or requests by the SEC for additional information. Videocon d2h acknowledges that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by SEAC under the Securities Exchange Act in connection with the transactions contemplated hereby (collectively, “Additional SEAC Filings”) shall include disclosure regarding Videocon d2h and its management, operations and financial condition. SEAC likewise acknowledges that a substantial portion of the F-4 shall include disclosure regarding SEAC, the rights of the holders of SEAC shares, and SEAC’s management, operations and financial condition. Accordingly, Videocon d2h agrees to promptly provide SEAC with all information concerning Videocon d2h, its management, operations and financial condition, in each case, required to be included in the Proxy Statement and Additional SEAC Filings or as otherwise requested by SEAC, and SEAC agrees to promptly provide Videocon d2h with all information concerning SEAC, its management, operations and financial condition, in each case, required to be included in the prospectus or as otherwise requested by Videocon d2h. Videocon d2h and SEAC shall each make their respective managers, directors, officers and employees available to the other and the other party’s counsel in connection with the drafting of the Proxy Statement and the F-4 and responding in a timely manner to comments on the Proxy Statement and the F-4 from, the SEC. If, at any time prior to the Closing, any event or circumstance relating to Videocon d2h or SEAC, or their respective officers or directors, should be discovered by Videocon d2h or SEAC, as the case may be which should be set forth in an amendment or a supplement to the F-4 or Proxy Statement, Videocon d2h or SEAC shall promptly inform the other, and the parties shall cooperate reasonably in connection with preparing and disseminating any such required amendment or supplement. Prior to the Closing, Videocon d2h shall use its reasonable best efforts to qualify the ADSs under applicable state securities and “blue sky” laws of such jurisdictions that may be required. Neither (i) the information relating to Videocon d2h to be contained in the Proxy Statement, the F-4, the 8-A12(b), the Additional SEAC Filings and any supplements thereto, and the information relating to Videocon d2h that is provided by Videocon d2h and its representatives for inclusion in any other document filed with any other regulatory agency in connection herewith, nor (ii) the information relating to SEAC to be contained in the F-4 and any supplements thereto, and the information relating to SEAC that is provided by SEAC and its representatives for inclusion in any other document filed with any other regulatory agency in connection herewith, shall not at (i) the time each of the F-4 and 8-A12(b) is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of SEAC, (iii) the time of the SEAC Stockholder Meeting, or (iv) the Closing contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

4.10 Investor Presentations.  Each of SEAC and Videocon d2h shall use its reasonable best efforts to cause its respective officers, employees, and advisors, including legal and accounting advisors, to provide to the other all cooperation, on a timely basis, reasonably requested that is reasonably necessary and customary in connection with preparation of investor presentations related to the transactions contemplated by this Agreement and to be available on a reasonable and customary basis for meetings, including management and other presentations and “road show” appearances.

4.11 Listing of ADSs.  Videocon d2h will use its reasonable best efforts to cause the ADSs to be approved for listing on the NASDAQ Stock Market, subject to official notice of issuance, prior to the Closing Date.

4.12 Required SEAC Vote.  SEAC and its executive officers (in their capacities as officers and not in their capacities as shareholders) shall use their reasonable best efforts to ensure that the Required SEAC Vote results in an outcome that approves and authorizes the transactions contemplated by this Agreement.

4.13 Board Composition.  The Parties shall take all actions necessary so that, as of the Closing, the Board of Directors of Videocon d2h shall consist of the following directors: Saurabhh Pradipkumar Dhoot, Shivratan Jeetmal Taparia, Pradeep Ramwilas Rathi, Nabankur Gupta, Karunchandra Srivastava, Harry E. Sloan and Jeff Sagansky. The persons listed on Schedule 4.13 shall be alternate directors for Mr. Sloan and Mr. Sagansky, to the extent permitted by Indian law. The parties agree that each director or alternate director shall meet all applicable India, SEC and Nasdaq Stock Market independence and other standards required to serve on the Board of Directors of Videocon d2h or any committee thereof.

4.14 Registration Rights.

(a) The F-4 shall include a reoffer prospectus relating to the offer and sale from time to time, separately or together, by any persons (including their donees, pledgees, assignees, transferees or other successors) who may be deemed to be affiliates of SEAC pursuant to paragraph (c) of Rule 145 promulgated under the Securities Act (collectively, the “Sellers”) of any Shares (represented by ADSs) received or to be received by them pursuant to the transactions contemplated by this Agreement. Videocon d2h agrees that, prior to such time as the F-4 ceases to be effective under the Securities Act or the prospectus thereunder relating to such Shares ceases to be current, whichever is earlier, it shall file with the SEC a post-effective amendment to the F-4, or a new registration statement, and take all such other actions necessary to ensure that there is an effective registration statement containing a prospectus that remains current (and to qualify for sale under required U.S. state securities laws) covering the offer and sale of such Shares (represented by ADSs) by the Sellers. The registration contemplated by the preceding two sentences shall be a “shelf registration” registering the offer and sale of the indicated Shares (represented by ADSs) by all methods specified by such parties (including underwritten offerings). The Parties and the holders of the founder shares of SEAC will enter into a registration rights agreement in a form acceptable to the Parties and such security holders as of the Closing which includes the foregoing rights, piggyback registration rights, as well as other customary rights and provisions (including for the payment by such security holders of their related fees and expenses (including underwriting commissions) associated with any such registration, including underwritten takedowns), and which includes an undertaking by Videocon d2h to cause, and to use its reasonable best efforts to cause the Depositary to cause, the depositary arrangements and the registration statement on Form F-6 with respect to such Shares to remain current and in effect to permit the disposition of any such Shares (represented by ADSs) in accordance with the Securities Act and other applicable laws and regulations

(it being understood that such undertaking may require the provision to the Depositary by Videocon d2h, or its representatives, of certifications, legal opinions and undertakings with respect to the disposition of any such Shares (represented by the ADSs).

(b) The Parties agree that any reasonable and necessary fees, costs, expenses, commissions or other such charges related to the rights provided to SEAC security holders pursuant to Section 4.14(a) shall be borne by such security holders and will not be borne by Videocon d2h, and any agreement relating to, memorializing or documenting such rights will include provisions consistent with the foregoing. In the event both Videocon d2h and such security holders register and sell any securities in an offering contemplated by Section 4.14(a), the fees, costs, expenses and other such charges shall be shared among them on a pro rata basis based on the number of equity shares of Videocon d2h (or equity shares of Videocon d2h represented by ADSs) sold by each seller thereof.

(c) The obligation of Videocon d2h under Section 4.14(a) shall terminate three (3) years from the Closing Date and any agreement relating to, memorializing or documenting such rights will include provisions consistent with the foregoing.

ARTICLE 5

POST-CLOSING COVENANTS

The Parties agree as follows with respect to the period following the Closing:

5.1 General.  In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 7 below).

5.2 Continued Listing of ADSs.  Videocon d2h will take such actions as are reasonably necessary to maintain the listing of the ADSs on the NASDAQ Stock Market for no less than five (5) years from the Closing Date, including, without limitation maintaining the Deposit Agreement in full force and effect and paying any fees and expenses owed thereunder to the Depositary. Notwithstanding the foregoing, if (i) Videocon d2h has equity shares listed on the Bombay Stock Exchange or other well-known and recognized international exchange outside the United States with an aggregate value in excess of $100 million held by non-Affiliates of Videocon d2h, (ii) there are material changes in the Laws of the United States following the Closing Date that require direct expenses by Videocon d2h of more than $3 million per annum in respect of maintaining such listing on the NASDAQ Stock Market (it being understood and agreed that any expenses required to be incurred by Videocon d2h in order to comply with any Laws of the United States in existence as of the Closing Date, including the Sarbanes-Oxley Act of 2002, shall not satisfy the condition of this clause (ii) regardless of any financial, compliance or other burden imposed on Videocon d2h) and (iii) the three (3) month daily average trading value of the ADSs on NASDAQ Stock Market is less than $1.0 million, then Videocon d2h shall be under no obligation to take actions to maintain the listing upon at least six (6) months’ prior written notice to the holders of the ADSs.

5.3 Indemnification.

(a) From and after the Closing, Videocon d2h shall provide or shall cause to be provided to each individual who becomes a director of Videocon d2h (the “Covered Persons”), rights to indemnification, advancement of expenses, and directors’ and officers’ insurance which are at least as favorable to such individuals as the rights to advancement of expenses, and directors’ and officers’ insurance consistent with industry standards, including by entering into indemnification agreements with the Covered Persons which provide such rights.

(b) From and after the Closing, in the event Videocon d2h or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of their assets to any Person, then, and in each such case, to the extent necessary, unless occurring by operation of law, proper provision shall be made so that the successors and assigns of Videocon d2h assume the obligations set forth in this Section 5.3.

(c) The provisions of this Section 5.3 (i) are intended to be for the benefit of, to grant third-party rights to and shall be enforceable by, and may not be amended without the approval of, each Covered Person and his heirs and representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

5.4 Certain Taxes.  It is agreed and understood that in no event shall (a) Videocon d2h be responsible for any Tax applicable to SEAC or any Stockholder of SEAC or (b) SEAC be responsible for any Tax applicable to Videocon d2h, whether or not related to the sale or other disposition of any ADSs or Shares.

5.5 Use of Proceeds.  Videocon d2h shall use the Contribution Amount in accordance with the description of use of proceeds in the F-4.

5.6 SEAC Expense Amount.  SEAC shall be responsible for and shall pay the SEAC Expense Amount.

5.7 Committee.  Videocon d2h agrees that Harry E. Sloan or Jeff Sagansky shall be a member of the audit committee of the Board of Directors of Videocon d2h for so long as either Mr. Sloan or Mr. Sagansky, or either of their alternates, remain a director and for so long as they continue to satisfy all requirements at Law and all stock exchange requirements with respect to services on the audit committee of Videocon d2h.

5.8 Issuances.  For a period of three (3) years following the Closing, Videocon d2h shall not create or issue any equity securities under the Videocon d2h Employees Stock Option Scheme 2014 (or any other equity scheme) representing, in the aggregate, an amount in excess of 4% of the Fully Diluted Equity Capital as of the Closing.

ARTICLE 6

CONDITIONS TO OBLIGATION TO CLOSE

6.1 Conditions to Obligation of SEAC.  The obligation of SEAC to consummate the transactions to be performed by SEAC in connection with the Closing is subject to satisfaction of the following conditions:

(a) Videocon d2h shall have delivered to the Depositary the Shares in accordance with Section 1.2(b);

(b) Videocon d2h shall have requested the Depositary to issue ADSs in accordance with Section 1.2(c);

(c) all of the representations and warranties contained in Article 3 or in any other Ancillary Agreement that contain “Material Adverse Effect,” “Material Adverse Change” or other “materiality” or similar qualifiers must have been accurate in all respects as of the date hereof and must be accurate in all respects as if made on the Closing Date and all of the representations and warranties contained in Article 3 or in any other Ancillary Agreement that do not contain “Material Adverse Effect,” “Material Adverse Change” or other “materiality” or similar qualifiers must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date;

(d) Videocon d2h shall have performed and complied in all material respects with all of the covenants and agreements in this Agreement to be performed prior to or at the Closing;

(e) there shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any Proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement; or the Ancillary Agreements;

(f) there shall not have been a Material Adverse Change;

(g) Videocon d2h shall have received all Consents and Permits of Governmental Bodies and other Persons required under any Contract listed on Section 3.13(a) of the Disclosure Schedule or which the Parties otherwise agree are necessary for the consummation of the transactions contemplated by this Agreement;

(h) Videocon d2h shall have delivered to SEAC at the Closing a certificate, in form and substance reasonably satisfactory to SEAC, confirming that each of the conditions specified above in Section 6.1(c) – (g) is satisfied;

(i) Videocon d2h shall have delivered to SEAC a certificate of the Secretary of Videocon d2h, dated the Closing Date, attaching and certifying (1) the Organizational Documents of Videocon d2h, (2) the authorizing resolutions of Videocon d2h, and (3) the incumbency and signatures of the Persons signing this Agreement and the Ancillary Agreements on behalf of Videocon d2h;

(j) Each of the Employment Agreements between Videocon d2h and Saurabh Pradipkumar Dhoot, Anil Khera, Rohit Jain and Avanti Kumar Kanthaliya shall be in full force and effect as of the Closing and before Closing there should not be a change in compensation terms aggregating to more than US$500,000 without the prior written consent of SEAC;

(k) the Board of Directors of Videocon d2h shall consist of (A) the following directors: Saurabh Pradipkumar Dhoot, Shivratan Jeetmal Taparia, Pradeep Ramwilas Rathi, Nabankur Gupta, Karunchandra Srivastava, Harry E. Sloan and Jeff Sagansky and (B) the alternate directors for Harry E. Sloan and Jeff Sagansky set forth on Schedule 4.13 and Videocon d2h shall have delivered to SEAC approval of the Shareholders appointing Harry E. Sloan, Jeff Sagansky and the aforementioned alternate directors to the Board of Directors for a term of no less than 3 years;

(l) either of Harry E. Sloan or Jeff Sagansky shall have been appointed to the audit committee of the Board of Directors of Videocon d2h (provided they have affirmed their eligibility to serve under applicable Law and stock exchange requirements);

(m) the Shareholder Lockup, Tag Along and Voting Agreement shall have been executed and delivered by the parties thereto;

(n) Videocon d2h and the Distribution Agent shall have executed and delivered the Distribution Agent Agreement;

(o) Videocon d2h and the Depositary shall have executed and delivered the Deposit Agreement;

(p) the Registration Statements shall have been declared effective by the SEC and remain effective on the Closing Date and the ADSs shall have been approved for listing on the NASDAQ Stock Market, subject to notice of issuance;

(q) the Required SEAC Vote shall have been obtained and such approval shall not have been withdrawn or amended;

(r) evidence of the grant by Videocon d2h at the Closing of (i) the equivalent of an additional $13 million of Shares increasing ratably to a maximum of an additional $20 million of Shares, based on the applicable actual Contribution Amount contributed by SEAC to Videocon d2h pursuant to Section 1.2(a) of this Agreement, to be represented by ADSs, to the Sponsor at the Listing Price (or such other issuances or cash payments by Videocon d2h at the Closing that would result in the Sponsor receiving the same economic rights, benefits and privileges), with 50% of the Shares issued pursuant to clause (i) subject to forfeiture if the Initial Performance Hurdle has not been satisfied and the remaining 50% of such Shares issued pursuant to clause (i) subject to forfeiture if the Subsequent Performance Hurdle has not been satisfied and (ii) the equivalent of $7 million of Shares, to be represented by ADSs, to Mr. Saurabh Dhoot at the Listing Price (or such other issuances or cash payments by Videocon d2h at the Closing that would result in Mr. Saurabh Dhoot receiving the same economic rights, benefits and privileges), with 50% of the Shares issued pursuant to clause (ii) subject to forfeiture if the Initial Performance Hurdle has not been satisfied and the remaining 50% of such Shares issued pursuant to clause (ii) subject to forfeiture if the Subsequent Performance Hurdle has not been satisfied;

(s) Videocon d2h has adopted a policy with respect to compliance with the Foreign Corrupt Practices Act of 1977, as amended;

(t) the Depositary shall have furnished or caused to be furnished to SEAC confirmation of the deposit with it or the custodian of the Shares being so deposited and the payment by Videocon d2h of any fees payable to the Depositary; and

(u) Videocon d2h shall have delivered to SEAC all other instruments and documents required by this Agreement to be delivered by Videocon d2h.

All such agreements, documents and other items shall be in form and substance satisfactory to SEAC. SEAC may waive any condition specified in this Section 6.1 if it executes a writing so stating at or prior to the Closing, other than any condition which may not be waived under applicable Law, or the waiver of which could reasonably be expected to cause the consummation by Videocon d2h of the transactions contemplated by this Agreement to violate applicable Law.

6.2 Conditions to Videocon d2h’s Obligation.  Videocon d2h’s obligations to consummate the transactions to be performed by it in connection with the Closing are subject to satisfaction of the following conditions:

(a) SEAC must have deposited the Contribution Amount as provided for in Article 1 of the Agreement;

(b) all of the representations and warranties in Section 2.1 or in any other Ancillary Agreement must have been accurate in all material respects as of the date hereof and must be accurate in all material respects as if made on the Closing Date;

(c) SEAC must have performed and complied in all material respects with all of its covenants and agreements in this Agreement to be performed prior to or at the Closing;

(d) there shall not be any Order in effect preventing consummation of any of the transactions contemplated by this Agreement or any Proceeding seeking to restrain, prevent, change or delay the consummation of any of the transactions contemplated by this Agreement;

(e) the Required SEAC Vote shall have been obtained;

(f) SEAC shall have delivered to Videocon d2h at the Closing a certificate, in form and substance reasonably satisfactory to Videocon d2h, confirming that each of the conditions specified above in Section 6.2(b) – (e) is satisfied;

(g) SEAC shall have delivered to Videocon d2h a certificate from the Secretary of SEAC, dated as of the Closing Date, attaching and certifying the Organizational Documents and authorizing resolutions of SEAC and certifying the incumbency and signatures of the persons signing this Agreement and the other agreements contemplated hereby;

(h) If Videocon d2h shall have provided written notice to SEAC pursuant to the third sentence of Section 4.5, and SEAC shall not have terminated this Agreement pursuant to clause (A) of Section 4.5 or this Agreement has not been amended pursuant to clause (C) of Section 4.5, SEAC shall have delivered to Videocon d2h the confirmation set out in clause (B) of Section 4.5;

(i) SEAC shall have received all other Consents and Permits of Governmental Bodies and other Persons necessary for the consummation of the transactions contemplated by this Agreement; and

(j) the Sponsor Lockup Agreement shall have been executed and delivered by the parties thereto.

Videocon d2h may waive any condition specified in this Section 6.2 if it executes a writing so stating at or prior to the Closing other than any condition which may not be waived under applicable Law, or the waiver of which could reasonably be expected to cause the consummation by SEAC of the transactions contemplated by this Agreement to violate applicable Law.

ARTICLE 7

SURVIVAL

7.1 Indemnification by Videocon d2h.  Subject to the terms and conditions of this Article 7, Videocon d2h will indemnify and hold harmless SEAC, its representatives and the SEAC Distribution Record Holders, each of their respective Affiliates, and their respective successors and assigns (the “SEAC Indemnitees”) from and against the entirety of any Adverse Consequences that any SEAC Indemnitee may suffer or incur resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by Videocon d2h in Article 3 (except if such breach or inaccuracy arises solely from legislative, judicial or other acts of a Governmental Body following the date of this Agreement) or (b) any breach of any covenant or agreement of Videocon d2h in Article 5 of this Agreement. Notwithstanding the foregoing, it is understood and agreed that no SEAC Indemnitee may sell or otherwise transfer any of its rights under this Article 7 to any third party, including to any person who acquires or otherwise succeeds to an ADS issued pursuant to the terms of this Agreement.

7.2 Indemnification by SEAC.  Subject to the terms and conditions of this Article 7, SEAC will indemnify and hold harmless Videocon d2h and its representatives, each of their respective Affiliates, and their respective successors and assigns (the “Videocon d2h Indemnitees”) from and against the entirety of any Adverse Consequences they may suffer or incur resulting from, arising out of, relating to, in the nature of, or caused by (a) any breach or inaccuracy of any representation or warranty made by SEAC in Article 2 (except if such breach or inaccuracy arises solely from legislative, judicial or other acts of a Governmental Body following the date of this Agreement) or (b) any breach of any covenant or agreement of SEAC in Article 5 of this Agreement. Notwithstanding the foregoing, it is understood and agreed that no Videocon d2h Indemnitee may sell or otherwise transfer any of its rights under this Article 7 to any third party, including to any person who acquires or otherwise succeeds to any equity securities owned by a Shareholder.

7.3 Survival and Time Limitations.  All representations, warranties, covenants and agreements of the Parties in this Agreement or any other certificate or document delivered pursuant to this Agreement will survive the Closing. Except as set forth in Section 4.5, the right to indemnification for Adverse Consequences based on such representations, warranties, covenants and agreements will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) by a Party at any time, whether before or after the execution and delivery of this Agreement, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation, except that a Party shall not be entitled to indemnification if the Party from which it is seeking indemnification proves that the Party seeking indemnification obtained Knowledge of such inaccuracy or non-compliance from the Party from which it is seeking indemnification prior to entering into this Agreement. All SEAC Indemnitees shall be deemed to have the Knowledge of SEAC under this Agreement. Videocon d2h will have no liability with respect to any claim under Section 7.1(a) unless SEAC notifies Videocon d2h of such a claim on or before the date that is thirty (30) days after the earlier of the date on which Videocon d2h has made publicly available (by inclusion in a Form 6-K filed with the SEC) its audited financial statements (which are audited by a PCAOB registered firm and are prepared under IFRS) for (i) the full fiscal year ending March 31, 2016 or (ii) the six-month period ended September 30, 2015, if either Harry E. Sloan or Jeff Sagansky or alternate director or nominee director appointed on their behalf by them, served on the audit committee of the Board of Directors of Videocon d2h which approved such financial statements and such financial statements include all of the information and notes required for annual financial statements under IFRS (the “Survival Date”). SEAC will have no liability with respect to any claim under Section 7.2(a) unless Videocon d2h notifies SEAC of such a claim on or before the Survival Date. If SEAC or Videocon d2h, as applicable, provides proper notice of a claim within the applicable time period set forth above, then liability for such claim will continue until such claim is resolved.

7.4 Limitations on Indemnification by Videocon d2h.

(a) With respect to the matters described in Section 7.1(a), Videocon d2h will have no liability with respect to such matters until the SEAC Indemnitees have suffered aggregate Adverse Consequences by reason of all such breaches in excess of an amount equal to 2.0% of the Contribution Amount (the “Basket”), after which point Videocon d2h will be obligated to indemnify the SEAC Indemnitees from and against all Adverse

Consequences which exceed the amount of the Basket; provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to any intentional or fraudulent breach of a representation or warranty.

(b) With respect to the matters described in Section 7.1(a), the aggregate maximum liability of Videocon d2h shall be an amount equal to 12.50% of the Contribution Amount (the “Cap”); provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to any intentional or fraudulent breach of representation or warranty.

(c) For the avoidance of doubt, Videocon d2h shall not be liable under Section 7.1(a) to indemnify any SEAC Indemnitee from or against any Adverse Consequences arising out of, relating to, or caused by the realization of any contingent liabilities expressly disclosed as such in the Annual Financial Statements or the legal proceedings set forth in the F-4.

7.5 Limitations on Indemnification by SEAC.

(a) With respect to the matters described in Section 7.2(a), SEAC will have no liability with respect to such matters until the Videocon d2h Indemnitees have suffered Adverse Consequences by reason of all such breaches in excess of the Basket, after which point SEAC will be obligated to indemnify Videocon d2h Indemnitees from and against all Adverse Consequences which exceed the amount of the Basket; provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to any intentional or fraudulent breach of a representation or warranty.

(b) With respect to the matters described in Section 7.2(a), the aggregate maximum liability of SEAC shall be the Cap; provided, that the foregoing limitation shall not apply in respect of any Adverse Consequences relating to any intentional or fraudulent breach of a representation or warranty.

(c) For the avoidance of doubt, SEAC shall not be liable under Section 7.2(a) to indemnify any Videocon d2h Indemnitee from or against any Adverse Consequences arising out of, relating to, or caused by the realization of any contingent liabilities expressly disclosed as such in SEAC’s financial statements or the legal proceedings set forth in the F-4.

7.6 Third-Party Claims.

(a) If a third party initiates a claim, demand, dispute, lawsuit or arbitration (a “Third-Party Claim”) against any Person (the “Indemnified Party”) with respect to any matter that the Indemnified Party might make a claim for indemnification against any Party (the “Indemnifying Party”) under this Article 7, then the Indemnified Party must promptly notify the Indemnifying Party in writing of the existence of such Third-Party Claim and must deliver copies of any documents served on the Indemnified Party with respect to the Third-Party Claim; provided, however , that any failure on the part of an Indemnified Party to so notify an Indemnifying Party shall not limit any of the obligations of the Indemnifying Party under this Article 7 (except to the extent such failure materially prejudices the defense of such proceeding).

(b) Upon receipt of the notice described in Section 7.6(a), the Indemnifying Party will have the right to defend the Indemnified Party against the Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party, provided, that (i) the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Third-Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third-Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third-Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third-Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests or the reputation of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third-Party Claim actively and diligently. The Indemnifying Party will keep the Indemnified Party apprised of all material developments, including settlement offers, with respect to the Third-Party Claim and permit the

Indemnified Party to participate in the defense of the Third-Party Claim. So long as the Indemnifying Party is conducting the defense of the Third-Party Claim in accordance with this Section 7.6(b), the Indemnifying Party will not be responsible for any attorneys’ fees or other expenses incurred by the Indemnified Party regarding the defense of the Third-Party Claim.

(c) In the event that any of the conditions under Section 7.6(b) is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner it may reasonably deem appropriate, (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third-Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Article 7.

(d) Except in circumstances described in Section 7.6(c), neither the Indemnified Party nor the Indemnifying Party will consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

(e) All Third Party Claims under this Section 7.6 shall be subject to the Basket and Cap provisions of Section 7.4 or 7.5, as applicable.

7.7 Other Indemnification Matters.  For purposes of determining whether there has been any misrepresentation or breach of a representation or warranty, and for purposes of determining the amount of Adverse Consequences resulting therefrom, all qualifications or exceptions in any representation or warranty relating to or referring to the terms “material”, “materiality”, “in all material respects”, “Material Adverse Effect” or any similar term or phrase shall be disregarded, it being the understanding of the Parties that for purposes of determining liability under this Article 7, the representations and warranties of the Parties contained in this Agreement shall be read as if such terms and phrases were not included in them.

7.8 Exclusive Remedy.  Except with respect to claims based on fraud, intentional misconduct or the failure to perform and comply with the covenants and agreements that survive the Closing, the indemnification provided pursuant to this Article 7 shall be the sole and exclusive remedy hereto for any Adverse Consequences resulting from, with respect to or arising out of any breach or claim in connection with this Agreement, any schedule hereto and any certificate delivered in connection herewith, regardless of the cause of action. Nothing contained in this Section 7.8 shall, however, limit a party’s right to pursue equitable remedies, including injunctive relief and specific performance as provided in this Agreement.

ARTICLE 8

TERMINATION

8.1 Termination of Agreement.  The Parties may terminate this Agreement as provided below:

(a) SEAC and Videocon d2h may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) SEAC may terminate this Agreement by giving written notice to Videocon d2h at any time prior to the Closing (i) in the event Videocon d2h has breached or failed to perform in any material respect any representation, warranty, or covenant contained in this Agreement which breach or failure to perform (A) would cause any condition precedent under Section 6.1 not to be satisfied and (B) either cannot be cured or, if curable, is not cured by Videocon d2h on or before the earlier of March 31, 2015 and the date which is thirty (30) Business Days following receipt by Videocon d2h of written notice of such breach or failure or (ii) if the Closing shall not have occurred on or before the later of (x) March 31, 2015 or (y) if the Effective Date has occurred, forty-five (45) Business Days from the Effective Date, by reason of the failure of any condition precedent under Section 6.1 hereof (unless the failure results primarily from SEAC itself materially breaching any representation, warranty, or covenant contained in this Agreement);

(c) SEAC may terminate this Agreement by giving written notice to Videocon d2h in accordance with Section 1.1(b), Section 4.5 or Section 4.6;

(d) Videocon d2h may terminate this Agreement by giving written notice to SEAC at any time prior to the Closing (i) in the event SEAC has breached or failed to perform in any material respect any representation, warranty, or covenant contained in this Agreement which breach or failure to perform (A) would cause any condition precedent under Section 6.2 not to be satisfied and (B) either cannot be cured or, if curable, is not cured by SEAC on or before the earlier of March 31, 2015 and the date which is thirty (30) Business Days following receipt by SEAC of written notice of such breach or failure or (ii) if the Closing shall not have occurred on or before the later of (x) March 31, 2015 or (y) if the Effective Date has occurred, forty-five (45) Business Days from the Effective Date, by reason of the failure of any condition precedent under Section 6.2 hereof (unless the failure results primarily from Videocon d2h breaching any representation, warranty, or covenant contained in this Agreement); or

(e) Videocon d2h may terminate this Agreement by giving written notice to SEAC in accordance with Section 1.1(b).

8.2 Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all obligations of the Parties under this Agreement will terminate; provided, however, that this Section 8.2 and Article 10 will survive the termination. Nothing in this Article 8 will release any Party from any liability for any willful or intentional breach of any covenant or agreement in this Agreement. In no event shall the liability of any Party under this Agreement after termination of this Agreement for any reason exceed USD 1.5 million.

ARTICLE 9

DEFINITIONS

“2015 Budget” has the meaning set forth in Section 3.7(e) above.

“8-A12(b)” has the meaning set forth in the definition of “Registration Statements”.

“Additional SEAC Filings” has the meaning set forth in Section 4.9 above.

“ADRs” or “American Depositary Receipts” means one or more certificates evidencing the ADSs.

“ADSs” means the American Depositary Shares representing the Shares deposited by Videocon d2h with the Depositary pursuant to Section 1.1 hereof, which may be in certificated or uncertificated form.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, Orders, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, damages, deficiencies, diminution in value, costs of investigation, court costs, and other expenses (including interest, penalties and reasonable attorneys’ fees and expenses) whether in connection with Third Party Claims or claims among the parties related to the enforcement of the provisions of this Agreement.

“Affiliate” means, with respect to the Person to which it refers, (a) a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such Person, (b) any officer, director or shareholder of such Person, and (c) any corporation, limited liability company, general or limited partnership, trust, association or other business or investment entity that directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with any of the foregoing individuals. For purposes of this definition, the term “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preface above.

“Ancillary Agreements” means the Shareholder Lockup, Tag Along and Voting Agreement, the Sponsor Lockup Agreement, the Distribution Agent Agreement and the Deposit Agreement.

“Annual Financial Statements” has the meaning set forth in Section 3.7(a) above.

“Basket” has the meaning ascribed to such term in Section 7.4(a) above.

“Business” means the business of (a) providing direct-to-home services which distribute multiple television channels and allied video and audio services to subscribers in India and (b) providing any other products or services that Videocon d2h provides, or is actively consider providing, at any time during the twelve (12) months prior to the Closing Date.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required or authorized by Law to be closed in New York, New York or India.

“Cap” has the meaning set forth in Section 7.4(b) above.

“Chairman” has the meaning set forth in Section 10.15 below.

“Closing” has the meaning set forth in Section 1.3 above.

“Closing Date” has the meaning set forth in Section 1.3 above.

“Code” means the Internal Revenue Code of 1986, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Consent” means, with respect to any Person, any consent, approval, authorization, permission or waiver of, or registration, declaration or other action or filing with or exemption by such Person.

“Consumer Premises Equipment” means the hardware equipment for the reception of direct-to-home content provided by Videocon d2h to its subscribers and located on the premises of Videocon d2h’s subscribers and its warehouse and service franchises, primarily consisting of (a) a satellite dish antenna, (b) a Low Noise Block downconverter Feedhorn (LNBF), (c) a set-top box, (d) a smart card and (e) cable to connect the satellite dish antenna to the set-top box.

“Contract” means any oral or written contract, obligation, understanding, commitment, lease, license, purchase order, bid or other agreement.

“Contribution Amount” means has the meaning set forth in Section 1.1(a) above.

“Covered Persons” has the meaning set forth in Section 5.3(a) above.

“Deposit Agreement” means the Deposit Agreement by and between Videocon d2h and the Depositary, in the form to be agreed to by Videocon d2h, SEAC and the Depositary.

“Depositary” means Deutsche Bank Trust Company Americas.

“Disclosure Schedule” means the disclosure schedule delivered by Videocon d2h to SEAC on the date hereof.

“Distribution Agent” means a reputable bank, transfer agent or trust company mutually selected by SEAC and Videocon d2h prior to the Closing Date to act as distribution agent under the Distribution Agent Agreement.

“Distribution Agent Agreement” means the Distribution Agent Agreement by and among Videocon d2h, SEAC (and/or SEAC’s Agent) and the Distribution Agent, in the form to be agreed to by Videocon d2h, SEAC (and/or SEAC’s Agent) and the Distribution Agent.

“Effective Date” has the meaning set forth in Section 1.1(b) above.

“Employee Benefit Plan” means any (a) deferred compensation or retirement plan, fund, program, or arrangement, (b) equity-based plan, program, or arrangement (including any share capital option, share capital purchase, share capital ownership, share capital appreciation, phantom share capital, or restricted share capital plan) or (c) other retirement, severance, bonus, profit-sharing, incentive, health, medical, surgical, hospital, indemnity, welfare, sickness, accident, disability, death, apprenticeship, training, day care, scholarship, tuition reimbursement, education, adoption assistance, prepaid legal services, termination, unemployment, vacation or other paid time off, change in control, or other similar plan, fund, program, or arrangement, whether written or unwritten, that is sponsored, maintained, or contributed to, or required to be maintained or contributed to, by Videocon d2h for the benefit of any present or former officers, employees, agents, directors, consultants, or independent contractors of Videocon d2h.

“Environmental, Health, and Safety Requirements” means all Laws and Orders in India applicable to Videocon d2h concerning public health and safety, worker and occupational health and safety, natural resources and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, fuel oil products and byproducts, mold, asbestos, polychlorinated biphenyls, noise, or radiation.

“Excluded Equity Capital” means, collectively, (i) the Shareholder Earnout Shares, (ii) any equity securities to be issued pursuant to the Videocon d2h Employees Stock Option Scheme 2014 (or any other scheme approved by the Board of Directors of Videocon d2h) and (iii) any equity securities to be issued to Sponsor and Mr. Saurabh Dhoot as required by Section 6.1(r); provided, however, that solely for the purposes of Section 1.1(c), the reference to Fully Diluted Equity Capital shall take into account the Shareholder Earnout Shares.

“Exclusivity End Date” has the meaning set forth in Section 4.7(c) above.

“F-4” has the meaning set forth in the preliminary statements above.

“F-4 Contracts” has the meaning set forth in Section 3.13(c) above.

“F-6” has the meaning set forth in the definition of “Registration Statements.”

“Financial Statements” has the meaning set forth in Section 3.7(a) above.

“Fully Diluted Equity Capital” means all of the outstanding share capital or other ownership interests of Videocon d2h, in whatever form, including any securities convertible or exchangeable into share capital or other ownership interests of Videocon d2h, after taking into account the Shares issued pursuant to Section 1.1(a) above, but, without taking into account the Excluded Equity Capital.

“Governmental Body” means any foreign or domestic federal, state or local government or quasi-governmental authority or any department, agency, subdivision, court or other tribunal of any of the foregoing.

“Hazardous Substances” means (a) petroleum or petroleum products, flammable materials, explosives, radioactive materials, radon gas, lead-based paint, asbestos in any form, urea formaldehyde foam insulation, polychlorinated biphenyls (PCBs), transformers or other equipment that contain dielectric fluid containing PCBs and toxic mold or fungus of any kind or species, (b) any chemicals or other materials or substances which are defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “toxic substances,” “toxic pollutants,” “contaminants,” “pollutants,” or words of similar import under any applicable Environmental, Health, and Safety Requirements, and (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated under any applicable Environmental, Health, and Safety Requirements.

“IFRS” means the English language version of the International Financial Reporting Standards in effect from time to time as issued by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication): (a) the principal of, interest on and premium (if any) in respect of indebtedness of such Person for borrowed money; (b) the principal of, interest on and premium (if any) in respect of obligation of such Person evidenced by bonds, debentures, notes or other similar instruments; (c) the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable and such obligation is satisfied within 90 days of incurrence); (d) capitalized lease obligations of such Person; (e) the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables); and (f) the principal component of indebtedness of other Persons to the extent guaranteed by such Person.

“Indemnified Party” has the meaning set forth in Section 7.6(a) above.

“Indemnifying Party” has the meaning set forth in Section 7.6(a) above.

“Indian Rupee”, “INR” or “Rs.” means the lawful currency from time to time of India.

“Indian Rupee/U.S. Dollar Exchange Rate” means the number of Indian Rupees exchangeable for a U.S. Dollar as reported by Bloomberg at 12:00 Noon on each date such exchange rate is required to be determined.

“Initial Performance Hurdle” means that the last sales price of the Videocon d2h ADSs on the NASDAQ Stock Market (converted into Indian Rupees on each such day at the Indian Rupee/U.S. Dollar Exchange Rate on such date) for any 20 trading days within any 30-trading day period within three (3) years from the Closing Date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds 125% of the Listing Price.

“Intellectual Property” means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate and business names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all Software, (g) all material advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

“Intellectual Property Licenses” means any Contract pursuant to which Videocon d2h uses Intellectual Property which is not owned by Videocon d2h or pursuant to which Videocon d2h grants any other Person the right to use any Intellectual Property owned or licensed by Videocon d2h.

“Interim Financial Statements” has the meaning set forth in Section 3.7(a) above.

“Knowledge” means (a) in the case of Videocon d2h, the actual knowledge of Saurabh Pradipkumar Dhoot, Anil Khera, Rohit Jain and Avanti Kumar Kanthaliya, and (b) in the case of SEAC, the actual knowledge of Harry E. Sloan, Jeff Sagansky and James Graf.

“Law” means any foreign or domestic federal, state or local law, statute, code, ordinance, regulation, rule, consent agreement, constitution or treaty of any Governmental Body, including common law.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Videocon d2h.

“Leases” means all written or oral leases, subleases, licenses, concessions and other agreements, including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which Videocon d2h holds any Leased Real Property.

“Lien” means any lien, mortgage, pledge, encumbrance, charge, security interest, adverse claim, liability, interest, charge, preference, priority, proxy, transfer restriction (other than restrictions under the Securities Act, state securities laws and similar non-U.S. laws), encroachment, Tax, order, community property interest, equitable interest, option, warrant, right of first refusal, easement, profit, license, servitude, right of way, covenant or zoning restriction.

“Listing Price” means the price per ADS issued to the SEAC Distribution Record Holders converted into Indian rupees at the Indian Rupee/U.S Dollar Exchange Rate prevailing on the Closing Date.

“Material Adverse Effect” or “Material Adverse Change” means any event, change, circumstance, effect or other matter that has had or is reasonably expected to have a material adverse effect on (a) the business, financial condition assets or results of operations of Videocon d2h, taken as a whole, or (b) the ability of Videocon d2h to consummate timely the transactions contemplated by this Agreement; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Material Adverse Effect: any event, change, circumstance, effect or other matter resulting from or related to (i) any outbreak or escalation of war or major hostilities or any act of terrorism, (ii) changes in Laws, IFRS or enforcement or interpretation thereof, (iii) changes that generally affect the industries and markets in which Videocon d2h operates, (iv) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions, (v) any failure, in and of itself, of Videocon d2h to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances underlying any such failure may be considered in determining whether there has been a Material Adverse Effect), (vi) any action taken or failed to be taken pursuant to or in accordance with this Agreement or at the written request of, or consented to in writing by, SEAC, or (vii) the execution or delivery of this Agreement, the consummation of the transactions contemplated by this Agreement or the public announcement or other publicity with respect to any of the foregoing; provided, however, that the exceptions in clauses (i) through (iv) above shall not apply to the extent that the impact of such event, change, circumstance, effect or other matter is disproportionately adverse to Videocon d2h relative to other companies in any industry in which Videocon d2h operates.

“Material Contracts” means, collectively, the Contracts required to be listed in Section 3.13(a) of the Disclosure Schedule.

“Net Debt” means at any date the principal of, interest due on and premium (if any) in respect of all of the outstanding bank term loans (whether short or long term) of Videocon d2h, less all of Videocon d2h’s cash, cash equivalents and all deposits maintained with such banks.

“Order” means any order, award, decision, injunction, judgment, ruling, decree, charge, writ, subpoena or verdict entered, issued, made or rendered by any Governmental Body or arbitrator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means (a) any certificate or articles of incorporation, bylaws, certificate or articles of formation, operating agreement or partnership agreement, (b) any documents comparable to those described in clause (a) as may be applicable pursuant to any Law and (c) any amendment or modification to any of the foregoing.

“Party” has the meaning set forth in the preface above.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permit” means any license, import license, export license, franchise, Consent, permit, certificate, certificate of occupancy or Order issued by any Person.

“Permitted Lien” means any (a) liens for Taxes not yet due or payable or for Taxes that Videocon d2h is contesting in good faith through appropriate proceedings in a timely manner, in each case for which adequate reserves have been established and shown on the balance sheet contained within the Interim Financial Statements, (b) liens of landlords, carriers, warehousemen, workmen, repairmen, mechanics, materialmen and similar liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money, (c) restrictions, easements, covenants, reservations, rights of way or other similar matters of title to the Leased Real Property of record, and (d) zoning ordinances, restrictions, prohibitions and other requirements imposed by any Governmental Body, all of which do not materially interfere with the conduct of the business of Videocon d2h.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Proceeding” means any action, audit, lawsuit, litigation, investigation or arbitration (in each case, whether civil, criminal or administrative) pending by or before any Governmental Body or arbitrator.

“Proxy Statement” means the proxy statement to be filed by SEAC with the SEC in connection with the transactions contemplated by this Agreement.

“Record Date” means the record date set by SEAC for the SEAC Shareholder Meeting.

“Registration Statements” shall mean the F-4, the Depositary’s Registration Statement on Form F-6 (the “F-6”) for the registration under the Securities Act of the ADS and Videocon d2h’s Registration Statement on Form 8-A (the “8-A12(b)”) for the registration under Section 12(b) of the Exchange Act of the Shares and the ADSs, as each may be amended from time to time.

“Required SEAC Vote” means the vote of such holders of shares of SEAC’s common stock as set forth in the Proxy Statement required to approve the SEAC Stockholder Voting Matters.

“Rules” has the meaning set forth in Section 10.15 below.

“SEAC” has the meaning set forth in the preface above.

“SEAC Acquisition Proposal” has the meaning set forth in Section 4.7(b).

“SEAC Distribution Record Date” has the meaning set forth in Section 1.2(b) above.

“SEAC Distribution Record Holders” has the meaning set forth in Section 1.2(b) above.

“SEAC Distribution Record Holder ADSs” has the meaning set forth in Section 1.2(c) above.

“SEAC Expense Amount” means the amount payable in respect of any and all legal, accounting, tax, financial advisory and other professional or transaction related costs, fees and expenses incurred by SEAC or their Affiliates in connection with this Agreement or in investigating, pursuing or completing the transactions contemplated hereby (including any amounts owed to any consultants, auditors, accountants, attorneys, brokers or investment bankers), including expenses of printers and travel and other ancillary expenses along with expenses incurred in connection with the procurement of directors’ and officers’ insurance policies for SEAC’s directors.

“SEAC Indemnitees” has the meaning set forth in Section 7.1 above.

“SEAC Stockholder Meeting” means a meeting of the stockholders of SEAC to vote on the SEAC Stockholder Voting Matters.

“SEAC Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and (b) the other proposals submitted to the vote of SEAC’s stockholders in the Proxy Statement.

“SEAC’s Agent” has the meaning set forth in Section 10.17(a) below.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and any applicable rules and regulations thereunder, and any successor to such statute, rules or regulations.

“Sellers” has the meaning set forth in Section 4.14 above.

“Shareholder” means a holder of equity capital of Videocon d2h as of the date hereof.

“Shareholder Earnout Shares” has the meaning set forth in Section 1.1(c) above.

“Shareholder Lockup, Tag Along and Voting Agreement” means the Lockup, Tag Along and Voting Agreement in the form of Exhibit A attached hereto.

“Shares” has the meaning set forth in the preliminary statements above.

“SIAC” has the meaning set forth in Section 10.15 below.

“Sponsor” means Global Eagle Acquisition LLC and its successors and assigns.

“Sponsor Lockup Agreement” means the Lockup Agreement in the form of Exhibit B attached hereto.

“Software” means computer software programs (and all enhancements, versions, releases, and updates thereto), including software compilations, software tool sets, compilers, higher level or “proprietary” languages and all related programming and user documentation, whether in source code, object code or human readable form, or any translation or modification thereof that substantially preserves its original identity.

“Subsequent Performance Hurdle” means that the last sales price of the Videocon d2h ADSs on the NASDAQ Stock Market (converted into Indian Rupees on each such day at the Indian Rupee/U.S. Dollar Exchange Rate on such date) for any 20 trading days within any 30-trading day period within three (3) years from the Closing Date (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) equals or exceeds 150% of the Listing Price.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any manager, management board, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Survival Date” has the meaning set forth in Section 7.3 above.

“Systems” has the meaning set forth in Section 3.19 above.

“Tax” or “Taxes” means any U.S. federal, state, local and foreign non-U.S. net income, alternative or add-on minimum, estimated, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital profits, lease, service, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, abandoned property or escheat, environmental or windfall profit tax, customs duty or other tax, governmental fee or other like assessment or charge (and any liability incurred or borne by virtue of the application of Treasury Regulation Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign non-U.S. Law), as a transferee or successor, by contract or otherwise), together with all interest, penalties, additions to tax and additional amounts with respect thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.6(a) above.

“Trust Account” means the trust account established for the benefit of the public stockholders of SEAC.

“U.S. Dollar”, “USD” or “$” means the lawful currency from time to time of the United States of America.

“Videocon d2h” has the meaning set forth in the preface above.

“Videocon d2h Acquisition Proposal” has the meaning set forth in Section 4.7(a).

“Videocon d2h Indemnitees” has the meaning set forth in Section 7.2 above

“Videocon d2h Securities” means all of the outstanding securities of Videocon d2h.

ARTICLE 10

MISCELLANEOUS

10.1 Press Releases and Public Announcements.  Videocon d2h shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of SEAC, except as required by applicable Law. Videocon d2h shall not provide any written materials (including by email) to its employees generally (or to any subset thereof), or to its customers or partners generally (or to any subset thereof), regarding the subject matter of this Agreement without the prior written approval of SEAC except as contemplated herein or required to affect the objectives of this Agreement or as required by applicable law. Except to the extent required by the Securities Act and the Securities Exchange Act (or stock exchange listing standards), SEAC shall not issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Videocon d2h.

10.2 No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, other than as provided in Article 7 with respect to the SEAC Indemnitees and the Videocon d2h Indemnitees, as provided in Section 5.3 or as provided in Section 4.14; provided, however, that with respect to any SEAC Distribution Record Holder of SEAC who is a SEAC Indemnitee, any rights or remedies available to such SEAC Distribution Record Holder under the terms of this Agreement may only be enforced by the SEAC Agent acting in accordance with Section 10.17.

10.3 Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.4 Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of SEAC and Videocon d2h.

10.5 Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6 Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) when sent by electronic mail or facsimile, on the date of transmission to such recipient, (c) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid), or (d) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Videocon d2h:	Videocon House 2nd Floor, Fort House, 221, Dr. D N Road Mumbai – 400001, India Attention: Saurabh Dhoot Email: sdhoot@videoconmail.com

Copy to:	Videocon House 2nd Floor, Fort House, 221, Dr. D N Road Mumbai – 400001, India Attention: Amruta Karkare Designation: Company Secretary, Videocon d2h Limited Email: A.Karkare@vfin.in
If to SEAC or SEAC’s Agent:	Silver Eagle Acquisition Corp. 1450 2nd Street, Suite 247 Santa Monica, CA 90401 Attention: Chief Financial Officer Email: jgraf@geacq.com
Copy to:	McDermott Will & Emery LLP 340 Madison Avenue New York, NY 10173 Attention: Joel L. Rubinstein, Esq. Facsimile: (212) 547-5444 Email: jrubinstein@mwe.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

10.8 Governing Law.  This Agreement and any claim, controversy or dispute arising out of or related to this Agreement, any of the transactions contemplated hereby, the relationship of the parties, and/or the interpretation and enforcement of the rights and duties of the parties, whether arising in contract, tort, equity or otherwise, shall be governed by and construed in accordance with the domestic Laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the Laws of another jurisdiction would be mandatorily applicable the transactions contemplated hereby.

10.9 Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by SEAC and Videocon d2h. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.10 Injunctive Relief.  The Parties to this Agreement hereby agree that, in the event of breach of this Agreement, damages would be difficult, if not impossible, to ascertain, that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, each Party to this Agreement shall be entitled to an injunction or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, enjoining any such breach, and enforcing specifically the terms and provisions. The Parties to this Agreement hereby waive any and all defenses he, she or it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief.

10.11 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.12 Expenses.  Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. For the avoidance of doubt, the Parties acknowledge and agree that Videocon d2h shall be responsible for payment of any filing fees owed to the SEC or Nasdaq, any costs and expenses (including premiums) incurred in connection with the procurement of directors’ and officers’ insurance (other than for any “tail” policies to be acquired by SEAC for SEAC’s directors), any costs, fees and expenses to its consultants, auditors, accountants, attorneys, brokers or investment bankers and any application or listing fees related to this Agreement and the transactions contemplated hereby.

10.13 Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

10.14 Incorporation of Exhibits.  The exhibits and other schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

10.15 Arbitration.  All claims and disputes arising under or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be resolved by binding arbitration in Singapore administered by the Singapore International Arbitration Centre (“SIAC”) under the Arbitration Rules of the SIAC (the “Rules”). The arbitration shall be conducted before a panel of three arbitrators. SEAC and Videocon d2h shall select one arbitrator in accordance with the Rules. SEAC and Videocon d2h shall then attempt to agree on the third arbitrator (the “Chairman”) within twenty (20) days of the confirmation of the second arbitrator. If SEAC and Videocon d2h fail to agree on the Chairman within such period, then such Chairman shall be appointed by the SIAC in accordance with the Rules. The arbitration shall be conducted in the English language. The arbitration shall be governed by and construed in accordance with the domestic Laws of the State of New York (including in respect of the statute of limitations or other limitations period applicable to any such claim, controversy or dispute), without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, except to the extent that the Laws of another jurisdiction would be mandatorily applicable the transactions contemplated hereby. The arbitrators shall have the power to grant any remedy or relief that they deem just and equitable, including but not limited to injunctive relief, whether interim and/or final, and any provisional measures ordered by the arbitrators may be enforced by any court of competent jurisdiction. Notwithstanding the foregoing, nothing in this Agreement shall prevent either party from seeking any provisional/preliminary relief (including, but not limited to, injunctions, attachments or other such orders in aid of arbitration) from any court of competent jurisdiction, and any such application to a court for provisional/preliminary relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate. In addition, the arbitrators shall, at the request of a Party, consolidate two or more arbitrations pending under the Rules into a single arbitration where, (i) all of the claims in the arbitrations are made under this Agreement, (ii) the disputes in the arbitrations arise in connection with the legal relationship between the Parties created by this Agreement, or (iii) the parties have agreed to consolidation. In cases of consolidation, all arbitrations shall be consolidated into the arbitration between the Parties. Except as may be otherwise required by Law or subpoena, the Parties (including their counsel and other representatives), the witnesses and the arbitrators may not disclose the existence, contents or results of any arbitration conducted hereunder without the prior written consent of the Parties. Any award rendered by the arbitrators shall be final and binding on the Parties, and each Party hereto waives to the fullest extent permitted by Law any right it may otherwise have under the Laws of any jurisdiction to any form of appeal of, or collateral attack against, such award. Judgment upon any awards rendered by the arbitrators may be entered in any court having jurisdiction thereof, including any court having jurisdiction over any of the Parties or their assets. All costs and fees incurred by the prevailing Party in connection with the judicial enforcement of any arbitral award, including all attorneys’ fees, shall be paid by the non-prevailing Party, and the court shall have the authority to award such costs and fees to the prevailing Party.

10.16 Trust Account Waiver.  Videocon d2h acknowledges and agrees that SEAC is a blank check company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving Videocon d2h and one or more businesses or assets. Videocon d2h acknowledges and agrees that SEAC’s sole assets consist of the cash proceeds of SEAC’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. For and in consideration of SEAC entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Videocon d2h, on behalf of itself and any of their respective managers, directors and officers, hereby irrevocably waive any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account, and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, any such claims against SEAC arising under this Agreement.

10.17 SEAC’s Agent.

(a) Upon receipt of the Required SEAC Vote, each of SEAC’s stockholders shall be deemed to have appointed each of Harry E. Sloan, Jeff Sagansky and James Graf (or any one of them acting singly) (collectively, “SEAC’s Agent”) for and on behalf of SEAC and such stockholders to give and receive notices and communications in connection with this Agreement and the transactions contemplated hereby, to take all actions on behalf of SEAC and such stockholders pursuant to this Agreement and any Ancillary Agreement, and to take all actions necessary or appropriate in the judgment of SEAC’s Agent for the accomplishment of the foregoing. More specifically, SEAC’s Agent shall have the authority to make all decisions and determinations and to take all actions (including giving Consents or agreeing to any amendments to this Agreement or any Ancillary Agreement or to the termination hereof or thereof) required or permitted hereunder on behalf of SEAC and each such stockholder, and any such action, decision or determination so made or taken shall be deemed the action, decision or determination of SEAC and each such stockholder, and any notice, communication, document, certificate or information required (other than any notice required by Law) to be given to any such stockholder hereunder or pursuant to any Ancillary Agreement shall be deemed so given if given to SEAC’s Agent. SEAC’s Agent shall be authorized to take all actions on behalf of SEAC and such stockholders in connection with any claims made under Article 7 of this Agreement, to defend or settle such claims, and to make payments in respect of such claims on behalf of such stockholders. No bond will be required of SEAC’s Agent, and SEAC’s Agent will receive no compensation for its services. Notices or communications to or from SEAC’s Agent will constitute notice to or from SEAC and each of such stockholders.

(b) SEAC’s Agent will not be liable for any act done or omitted hereunder as SEAC’s Agent while acting in good faith and not in a manner constituting gross negligence or willful misconduct, and any act done or omitted pursuant to the advice of counsel will be conclusive evidence of such good faith. SEAC’s stockholders will severally indemnify SEAC’s Agent and hold SEAC’s Agent harmless against any Adverse Consequences incurred without gross negligence or willful misconduct on the part of SEAC’s Agent and arising out of or in connection with the acceptance or administration of SEAC’s Agent’s duties hereunder.

(c) A decision, act, consent or instruction of SEAC’s Agent will constitute a decision of SEAC and all of its stockholders and will be final, binding and conclusive upon SEAC and each such stockholder, and Videocon d2h may rely upon any such decision, act, consent or instruction of SEAC’s Agent as being the decision, act, consent or instruction of SEAC and each such stockholder.

10.18 Schedules.  Nothing in the schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the schedule identifies the exception with reasonably particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

SEAC:

SILVER EAGLE ACQUISITION CORP.

By:	/s/ James A. Graf Name: James A. Graf Title: Vice President, Chief Financial Officer, Treasurer and Secretary

VIDEOCON D2H:

VIDEOCON D2H LIMITED

By:	/s/ Saurabh Dhoot Name: Saurabh Dhoot Title: Executive Director

AMENDMENT NO. 1 TO CONTRIBUTION AGREEMENT

This AMENDMENT NO. 1 TO CONTRIBUTION AGREEMENT (the “Amendment”) is entered into on February 3, 2015, by and between Videocon d2h Limited, a public limited company organized under the laws of the Republic of India (“Videocon d2h”), and Silver Eagle Acquisition Corp., a Delaware corporation (“SEAC”).

W I T N E S S E T H:

WHEREAS, Videocon d2h and SEAC entered into a Contribution Agreement dated as of December 31, 2014 (the “Contribution Agreement”), which among other things, provides for the contribution by SEAC of a substantial portion of its assets (consisting solely of cash) in exchange for such number of newly issued equity shares, face value 10 per share, of Videocon d2h, which shares will be represented by ADSs, which will be issued to the SEAC Distribution Record Holders (as directed by SEAC).

WHEREAS, pursuant to Section 10.9 of the Contribution Agreement, Videocon d2h and SEAC desire to amend the Contribution Agreement as provided in this Amendment.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants, promises and agreements hereinafter set forth, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties to this Amendment, intending to be legally bound, hereby agree as follows:

Section 1. Defined Terms.  Capitalized terms used herein, unless otherwise defined herein, have the meanings ascribed to them in the Contribution Agreement.

Section 2. Amendment to Section 1.1(a).  Section 1.1(a) of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:

“(a) In accordance with the terms and subject to the conditions of this Agreement, at the Closing, SEAC shall contribute to Videocon d2h an amount in cash in U.S. Dollars of at least $200,850,000 (the “Contribution Amount”), and Videocon d2h shall issue, sell and deliver to the SEAC Distribution Record Holders (as directed by SEAC) in accordance with Section 1.2 of this Agreement, an aggregate number of Shares such that the SEAC Distribution Record Holders shall own, at the Closing, the relevant SEAC Distribution Record Holders Ownership Percentage of the Fully Diluted Equity Capital set out in the table attached hereto as Schedule 1.1 (which sets out the SEAC Distribution Record Holders Ownership Percentage ranging from 33.42% to 38.42% depending on the actual Contribution Amount contributed ranging from $200.85 million to $273.35 million) in respect of the applicable actual Contribution Amount contributed by SEAC to Videocon d2h pursuant to Section 1.2(a) of this Agreement. In the event that the actual Contribution Amount is an amount between any of the Contribution Amounts specified in the table attached hereto as Schedule 1.1, the SEAC Distribution Record Holders Ownership Percentage shall be adjusted proportionately between the related SEAC Distribution Record Holders Ownership Percentages in proportion to where the actual Contribution Amount falls between the two Contribution Amounts specified in such table.”

Section 3. Schedule 1.1.  Schedule 1.1 of the Contribution Agreement is deleted in its entirety and replaced with Schedule 1.1 attached to this Amendment.

Section 4. Amendment to Section 1.1(c).  Section 1.1(c) of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:

“(c) The Parties agree that Videocon d2h shall issue to the Shareholders, by way of a bonus issue of shares (or such other form of share issue as determined by the independent members of the Board of Directors of Videocon d2h) in accordance with applicable Indian Laws, 46,720,000 Shares, which is equivalent to 11,680,000 Videocon d2h ADSs (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) as follows: (i) upon satisfaction of the Initial Performance Hurdle, 50% of such Shares shall be issued by Videocon d2h to the Shareholders and (ii) upon satisfaction of the Subsequent Performance Hurdle, the remaining 50% of such Shares shall be issued by Videocon d2h to the Shareholders (the Shares referred to in clauses (i) and (ii) above, collectively, the “Shareholder Earnout Shares”); provided, however, that in the

1

event that prior to the satisfaction of the Initial Performance Hurdle and/or the Subsequent Performance Hurdle, Videocon d2h files a draft red herring prospectus with the Securities and Exchange Board of India for an initial public offering of Videocon d2h in India, the Shareholder Earnout Shares shall be issued prior to filing of such draft red herring prospectus, so long as such Shareholder Earnout Shares may not be directly or indirectly sold, transferred, pledged or hedged as further set forth in the Shareholder Lockup, Tag Along and Voting Agreement and provided, however, that in the event that the Initial Performance Hurdle and/or Subsequent Performance Hurdle are not subsequently satisfied, Videocon d2h hereby agrees, and the Shareholders shall agree in the Shareholder Lockup, Tag Along and Voting Agreement, to undertake necessary actions in accordance with applicable Law to cause the effect of such issuance of Shareholder Earnout Shares to be nullified.

Section 5. New Section 5.9.  A new Section 5.9 is added to the Contribution Agreement immediately following Section 5.8 of the Contribution Agreement as follows:

“Earnout Issuances.  The Parties agree that Videocon d2h shall issue to the Sponsor 5,200,000 Shares to be represented by 1,300,000 Videocon d2h ADSs (as adjusted for splits, dividends, reorganizations, recapitalizations and the like) increasing ratably to a maximum of 8,000,000 Shares to be represented by 2,000,000 Videocon d2h ADSs (as adjusted for splits, dividends, reorganizations, recapitalizations and the like), based on the applicable actual Contribution Amount contributed by SEAC to Videocon d2h pursuant to Section 1.2(a) of this Agreement, as part of the bonus issue contemplated under Section 1.1(c) as follows: (i) upon satisfaction of the Initial Performance Hurdle, 50% of such Shares (and corresponding Videocon d2h ADSs) shall be issued by Videocon d2h to the Sponsor and (ii) upon satisfaction of the Subsequent Performance Hurdle, the remaining 50% of such Shares (and corresponding Videocon d2h ADSs) shall be issued by Videocon d2h to the Sponsor (the Shares referred to in clauses (i) and (ii) above, collectively, the “Sponsor Earnout Shares”); provided, however, that in the event that prior to the satisfaction of the Initial Performance Hurdle and/or the Subsequent Performance Hurdle, Videocon d2h files a draft red herring prospectus with the Securities and Exchange Board of India for an initial public offering of Videocon d2h in India, the Shares (and corresponding Videocon d2h ADSs) issuable pursuant to this Section 5.9 shall be issued prior to filing of such draft red herring prospectus, so long as such Sponsor Earnout Shares may not be directly or indirectly sold, transferred, pledged or hedged as further set forth in the Sponsor Lockup Agreement and, provided however, that in the event that the Initial Performance Hurdle and/or Subsequent Performance Hurdle are not subsequently satisfied, Videocon d2h hereby agrees, and the Sponsor shall agree in the Sponsor Lockup Agreement, to undertake necessary actions in accordance with applicable Law to cause the effect of such issuance of Sponsor Earnout Shares to be nullified; provided further, however, that if for any reason, Videocon d2h shall not be permitted to issue such Shares and/or ADSs, Videocon d2h shall make such other issuances to the Sponsor that would result in the Sponsor receiving the same economic rights, benefits and privileges it otherwise would have been entitled to had the issuances of the Shares and/or ADSs contemplated by this Section 5.9 had been made.”

Section 6. Amendment to Section 6.1(r).  Section 6.1(r) of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:

“(r) Videocon d2h shall have adopted a stock option plan, in accordance with applicable law, and shall have granted to Mr. Saurabh Dhoot stock options exercisable to receive 2,800,000 Shares, which is equivalent to 700,000 Videocon d2h ADSs, with 50% of such options vesting and becoming exercisable upon satisfaction of the Initial Performance Hurdle and the remaining 50% of such option vesting and becoming exercisable upon satisfaction of the Subsequent Performance Hurdle;

Section 7. “Excluded Equity Capital”.  The definition of “Excluded Equity Capital” is deleted in its entirety and replaced with the following:

““Excluded Equity Capital” means, collectively, (i) the Shareholder Earnout Shares, (ii) any equity securities to be issued pursuant to the Videocon d2h Employees Stock Option Scheme 2014 (or any other scheme approved by the Board of Directors of Videocon d2h), (iii) the Sponsor Earnout Shares and (iv) any equity securities to be issued to Mr. Saurabh Dhoot as required by Section 6.1(r); provided, however, that solely for the purposes of Section 1.1(c), the reference to Fully Diluted Equity Capital shall take into account the Shareholder Earnout Shares”.

2

Section 8. “Sponsor Earnout Shares”.  A new definition of “Sponsor Earnout Shares” shall be inserted alphabetically into Section 9 of the Contribution Agreement as follows:

““Sponsor Earnout Shares” has the meaning set forth in Section 5.9 above.”

Section 9. Amendment to Section 10.2.  Section 10.2 of the Contribution Agreement is hereby deleted in its entirety and replaced with the following:

“No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, other than as provided in Article 7 with respect to the SEAC Indemnitees and the Videocon d2h Indemnitees, as provided in Section 5.3, as provided in Section 4.14 and that the Sponsor shall be an express third party beneficiary of Section 5.9 entitled to enforce the provisions of Section 5.9 as if a direct party hereto and avail itself of the benefits of any remedy for any breach of such provision, all to the same extent as if it were a direct party hereto; provided, however, that with respect to any SEAC Distribution Record Holder of SEAC who is a SEAC Indemnitee, any rights or remedies available to such SEAC Distribution Record Holder under the terms of this Agreement may only be enforced by the SEAC Agent acting in accordance with Section 10.17.”

Section 10. Effect of Amendment.  Except as explicitly amended by the terms of this Amendment, the terms of the Contribution Agreement shall remain in effect and are unchanged by this Amendment.

[SIGNATURE PAGE FOLLOWS]

3

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed, all as of the day and year first above written.

VIDEOCON D2H LIMITED

By:	/s/ Saurabh Pradipkumar Dhoot Name: Saurabh Pradipkumar Dhoot Title: Executive Director

SILVER EAGLE ACQUISITION CORP.

By:	/s/ James A. Graf Name: James A. Graf Title: CFO

Schedule 1.1

SEAC Distribution Record Holders Ownership Percentages

[See attached]

ANNEX B

SPONSOR LOCKUP AGREEMENT

THIS LOCKUP AGREEMENT (this “Agreement”) is made and entered into as of [           ], 2015, by and between Videocon d2h Limited, a public limited company organized under the laws of the Republic of India (“Videocon d2h”), and Global Eagle Acquisition LLC, a Delaware limited liability company (the “Sponsor”). Each capitalized term used, but not otherwise defined, herein has the respective meaning ascribed to such term in the Contribution Agreement, dated as of [           ], 2014, by and between Videocon d2h and Silver Eagle Acquisition Corp. (the “Contribution Agreement”).

In connection with the consummation of the transactions contemplated by the Contribution Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, each of the Sponsor and Videocon d2h hereby agree as follows:

1.  The execution and delivery of this Agreement is a condition to the performance of the Parties’ obligations under the Contribution Agreement, including Videocon d2h causing the Depositary to issue ADSs and deposit ADRs evidencing such ADSs (the “Videocon d2h ADSs”) for distribution in accordance with the terms of the Contribution Agreement.

2.  The Sponsor hereby acknowledges and agrees that during the Lockup Period (as defined below), it shall not (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act with respect to, any portion of its Videocon d2h ADSs, (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of its Videocon d2h ADSs, whether any such transaction is to be settled by delivery of Videocon d2h ADSs or such other securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B). As used herein, the term “Lockup Period” means the period beginning on the Closing Date and ending on the earlier of the date: (a) that is twelve (12) months following the Closing Date, or earlier if (x) the Initial Performance Hurdle is achieved, transfers of fifty percent (50%) of its Videocon d2h ADSs will be permitted, or (y) the Subsequent Performance Hurdle is achieved, transfers of the remaining fifty percent (50%) of its Videocon d2h ADSs will be permitted, (b) Videocon d2h consummates a liquidation, merger, exchange of stock or other similar transaction that results in all of the equityholders of Videocon d2h (including holders of the Videocon d2h ADSs) having the right to exchange their equity securities for cash, securities or other property and (c) Videocon d2h consummates an initial public offering of its equity shares in India with such shares listed on a recognized stock exchange in India.

3.  Notwithstanding the provisions of paragraph 2 above, the Sponsor may transfer its Videocon d2h ADSs:

(a) to any Affiliate of the Sponsor;

(b) by gift or other transfer to a member of one of the members of the Sponsor’s immediate family or to a trust, corporation, partnership or limited liability company established for estate planning purposes, the beneficiaries, stockholders, partners or members of which are members of one of the members of the Sponsor’s immediate family or a charitable organization;

(c) by virtue of the laws of Delaware or the Sponsor’s organizational documents upon dissolution the Sponsor;

(d) pursuant to a qualified domestic relations order;

(e) to any of the current or former directors or officers of Silver Eagle Acquisition Corp.;

(f) to any of the members or managers of the Sponsor or any family members or Affiliates of such members or managers; or

(g) to Videocon d2h in connection with any redemption, repurchase, acquisition, exchange, tender offer or otherwise of Videocon d2h ADSs in the event that the holders of the Videocon d2h ADSs (other than the Sponsor) fail to sell a sufficient number of Videocon d2h ADSs in connection with any such redemption, repurchase, acquisition, exchange, tender offer or other similar transaction; provided, however, that, in the case of clauses (a) through (f), such permitted transferee(s) become(s) bound by the transfer restrictions contained herein.

4.  The Sponsor hereby represents and warrants to Videocon d2h that it has full power and authority to enter into this Agreement.

5.  This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

6.  No party hereto may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each party’s respective successors, heirs, personal representatives and assigns.

7.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction, except to the extent that the Laws of another jurisdiction would be mandatorily applicable the transactions contemplated hereby. The parties hereto agree that Section 10.15 of the Contribution Agreement is hereby incorporated by reference into this Agreement and shall apply mutatis mutandis as if set forth herein in its entirety.

8.  Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, or by electronic or facsimile transmission, to the address or facsimile number indicated on the books and records of Videocon d2h or such other address as a party shall subsequently provide. Copies of any notice, consent or request given in connection with any of the terms or provisions of this Agreement shall also be provided to SEAC’s Agent at the address specified in the Contribution Agreement.

9.  This Agreement may not be amended without the written approval of the parties hereto.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Lockup Agreement on the date first written above.

VIDEOCON D2H LIMITED

By:	Name: Its:

GLOBAL EAGLE ACQUISITION LLC

By:	Name: Its:

ANNEX C

SHAREHOLDER LOCKUP TAG ALONG AND VOTING AGREEMENT

THIS LOCKUP, TAG ALONG AND VOTING AGREEMENT (this “Agreement”) is made and entered into as of [           ], 2015, by and among Silver Eagle Acquisition Corp., a Delaware corporation (“SEAC”), and the other Persons listed as shareholders of Videocon d2h on the signature pages hereto (each such other Person, individually, a “Shareholder” and, collectively, the “Shareholders”). Each capitalized term used, but not otherwise defined, herein has the respective meaning ascribed to such term in the Contribution Agreement, dated as of [           ], 2014, by and between Videocon d2h Limited, a public limited company organized under the laws of the Republic of India (“Videocon d2h”), and SEAC (the “Contribution Agreement”).

In connection with the consummation of the transactions contemplated by the Contribution Agreement and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and agreed, each of the Shareholders and SEAC hereby agree as follows:

1.  The execution and delivery of this Agreement is a condition to the performance of the Parties’ obligations under the Contribution Agreement, including Videocon d2h causing the Depositary to issue ADSs and deposit ADRs evidencing such ADSs (the “Videocon d2h ADSs”) for distribution in accordance with the terms of the Contribution Agreement.

2.  Each of the Shareholders hereby acknowledges and agrees that during the Lockup Period (as defined below), it shall not (A) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act with respect to, any portion of the Shares (as defined below), (B) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Shares, whether any such transaction is to be settled by delivery of Shares or such other securities, in cash or otherwise, or (C) publicly announce any intention to effect any transaction specified in clause (A) or (B). As used herein, the term (i) “Lockup Period” means the period beginning on the Closing Date and ending on the earlier of the date: (a) that is twelve (12) months following the Closing Date, or earlier if (x) the Initial Performance Hurdle is achieved, transfers of fifty percent (50%) of the Shares will be permitted (pro rata among the Shareholders), or (y) the Subsequent Performance Hurdle is achieved, transfers of the remaining fifty percent (50%) of the Shares (pro rata among the Shareholders) will be permitted, (b) Videocon d2h consummates a liquidation, merger, exchange of stock or other similar transaction that results in all of the equityholders of Videocon d2h (including holders of the Videocon d2h ADSs) having the right to exchange their equity securities for cash, securities or other property and (c) Videocon d2h consummates an initial public offering of its equity shares in India with such shares listed on a recognized stock exchange in India and (ii) “Shares” means all of the equity shares or other share capital of Videocon d2h (in whatever form) owned by the Shareholders.

3.  Notwithstanding the provisions of paragraph 2 above, the Shareholders may:

(i) transfer the Shares:

(a) to the family members or any Affiliate of such Shareholder;

(b) by gift or other transfer to a member of a Shareholder’s immediate family or to a trust, corporation, partnership or limited liability company established for estate planning purposes, the beneficiaries, stockholders, partners or members of which are members of such Shareholder’s immediate family or a charitable organization;

(c) by virtue of laws of descent and distribution upon the death of such Shareholder;

(d) pursuant to a qualified domestic relations order;

(e) to another Shareholder; or

(f) as part of private sales or transfers of at least 50% (on a fully-diluted basis) of the outstanding share capital of Videocon d2h to a strategic purchaser (a “Third Party Purchaser”) in compliance with the terms and conditions of paragraph 4 below (a “Control Sale“); or

(ii) create, grant or maintain one or more pledges over up to 80% of the Shares in favor of any person; provided, however, that, in the case of sub-clauses (a) through (f) of clause (i), such permitted transferee(s) become(s) bound by the transfer restrictions contained herein.

In the event that more than 80% of the Shares held by the Shareholders are pledged to creditors as of the Closing Date, the Shareholders shall use their best efforts to cause any security interest granted pursuant to such pledge(s) to be released as soon as practicable following the Closing Date, and in any event, within thirty (30) days following the Closing Date so that no more than 80% of the Shares held by the Shareholders remain pledged in accordance with clause (ii) above.

4.  If the Shareholders propose to engage in a Control Sale, as a condition to such Control Sale, the selling Shareholders shall require the Third Party Purchaser to make a tender offer to purchase, in accordance with applicable securities laws, rules and regulations, and at the same price per share underlying the Videocon d2h ADSs as it proposes to pay in the Control Sale, a number of Videocon d2h ADSs from the holders of Videocon d2h ADSs equal to: (i) the number of Shares to be sold by the Shareholders to the Third Party Purchaser divided by the total number of Shares held by the selling Shareholders; multiplied by (ii) the number of outstanding Videocon d2h ADSs. The obligations of the Shareholders under this paragraph 4 shall terminate upon the Shareholders ceasing to own 50% (on a fully-diluted basis) of the outstanding share capital of Videocon d2h.

5.  Each of the Shareholders hereby represents and warrants to SEAC that it has full power and authority to enter into this Agreement.

6.  To the extent permitted by applicable laws, rules and regulations, each of the Shareholders agrees to vote (and otherwise take all actions so as to be counted for the purposes of determining the presence of a quorum), or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or extraordinary meeting of equity holders at which an election of directors is held, each of Harry Sloan and Jeff Sagansky shall be elected to and remain on the Board of Directors of Videocon d2h for a period of no less than three (3) years following the Closing Date. Each of the Shareholders also agrees to vote (and otherwise take all actions so as to be counted for the purposes of determining the presence of a quorum), or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that: (i) no director elected pursuant to the above may be removed from office, other than for Cause (as defined below); and (ii) any vacancies created by the resignation, removal (other than for Cause) or death of a director elected pursuant to the above shall be filled by such director’s respective alternate director or other designee. All Shareholders agree to execute any written consents required to perform the obligations of this paragraph 6. As used herein, the term “Cause” means where any director appointed to the Board of Directors as above, (i) fails to satisfy the qualification requirements for serving as a director; or (ii) becomes eligible for disqualification as a director; or (iii) fails to comply with his duties as a director; or (iv) if his office as a director is automatically vacated; in each case, in terms of the Companies Act, 2013 (together with applicable rules framed thereunder).

7.  This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by all parties hereto.

8.  No party hereto may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each party’s respective successors, heirs, personal representatives and assigns.

9.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction, except to the extent that the Laws of another jurisdiction would be mandatorily applicable the transactions contemplated hereby. The parties hereto agree that Section 10.15 of the Contribution Agreement is hereby incorporated by reference into this Agreement and shall apply mutatis mutandis as if set forth herein in its entirety.

10. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery, or by electronic or facsimile transmission, to the address or facsimile number indicated on the books and records of Videocon d2h or such other address as a party shall subsequently provide. Copies of any notice, consent or request given in connection with any of the terms or provisions of this Agreement shall also be provided to SEAC’s Agent at the address specified in the Contribution Agreement.

11. This Agreement may not be amended without the written approval of the parties hereto.

12. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns except that (A) the holders of the Videocon d2h ADSs from time to time are express third party beneficiaries of paragraphs 2 and 4 of this Agreement, entitled to (i) enforce the provisions of paragraphs 2 and 4 hereof as if direct parties hereto and (ii) avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if they were direct parties hereto; provided, however, that any rights or remedies available to such holders of the Videocon d2h ADSs under the terms of this Agreement may only be enforced by the SEAC Agent and (B) each of Harry Sloan and Jeff Sagansky are express third party beneficiaries of paragraph 6 of this Agreement, entitled to (i) enforce the provisions of paragraph 6 hereof as if direct parties hereto and (ii) avail themselves of the benefits of any remedy for any breach of such provisions, all to the same extent as if they were direct parties hereto.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Lockup, Tag Along and Voting Agreement on the date first written above.

SILVER EAGLE ACQUISITION CORP.

By:	Name: Its:

SHAREHOLDERS:

[Signature blocks to be provided]

ANNEX D

PLAN OF DISSOLUTION OF
SILVER EAGLE ACQUISITION CORP.

This Plan of Dissolution is intended to constitute a plan of distribution under Section 281(b) of the General Corporation Law of the State of Delaware (the “DGCL”) and to accomplish the complete liquidation and dissolution of Silver Eagle Acquisition Corp., a Delaware corporation (the “Company”), in accordance with the DGCL.

1. Approval of Plan.  The Board of Directors of the Company (the “Board”) adopted this Plan of Dissolution on [   ] and presented it to the Company’s stockholders for approval. Once approved by the requisite vote of the Company’s stockholders, the Plan of Dissolution shall be effective.

2. Certificate of Dissolution.  Subject to Section 15 hereof, after the stockholders approve the dissolution of the Company and at such time as the Board deems appropriate, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL (the time of such filing, or such later effective time as stated therein, the “Dissolution Date”).

3. Cessation of Business Activities.  After the Dissolution Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business and affairs, and distribute its assets in accordance with this Plan of Dissolution.

4. Dissolution Process.

From and after the Dissolution Date, the Company (or any successor entity of the Company) shall proceed, in a timely manner, to liquidate the Company and distribute the assets of the Company in accordance with the procedures set forth in Section 281(b) of the DGCL. In this respect, the Company:

(a) shall, pursuant to Section 281(b)(i) of the DGCL, pay or make reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured contractual claims known to the Company;

(b) shall, pursuant to Section 281(b)(ii) of the DGCL, make such provision as will be reasonably likely to be sufficient to provide compensation for any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party;

(c) shall, pursuant to Section 281(b)(iii) of the DGCL, make such provision as will be reasonably likely to be sufficient to provide compensation for claims that have not been made known to the Company or that have not arisen but that, based on facts known to the Company, are likely to arise or to become known to the Company within ten (10) years after the Dissolution Date; and

(d) shall, after the payments are made pursuant to clauses (a) – (c) above, if there are any assets remaining, distribute to its stockholders, in accordance with the liquidation preferences of the Company’s Amended and Restated Certificate of Incorporation, as amended through the Dissolution Date, all remaining assets, including all available cash, including the cash proceeds of any sale, exchange or disposition, except such cash, property or assets as are required for paying or making reasonable provision for the claims and obligations of the Company.

Such claims or obligations as provide in clauses (a) – (c) above shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed to the stockholders of the Company in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation. Such distribution as provided in clause (d) may occur all at once or in a series of distributions and shall be in cash or assets, in such amounts, and at such time or times, as the Board in its absolute discretion, may determine. If and to the extent deemed necessary, appropriate or desirable by the Board, in its absolute discretion, the Company may establish and set aside a reasonable amount of cash and/or property to satisfy claims against the Company, including, without limitation, tax obligations, all expenses related to the sale of the Company’s property and assets, all expenses related to the collection and defense of the Company’s property and assets, and the liquidation and dissolution provided for in this Plan of Dissolution.

Notwithstanding anything contained herein to the contrary, the Company (or any successor entity of the Company) may opt to wind-up the affairs of the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL.

5. Liquidating Trust.  If deemed advisable by the Board, in its absolute discretion and for any reason (and in particular in order to effect a timely dissolution and liquidation), the Company may, following the filing of the Certificate of Dissolution, transfer its assets to one or more trusts established for the benefit of the Company’s stockholders, subject to the claims of the Company’s creditors or directly for the benefit of certain creditors. Any trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Thereafter, these assets will be sold or distributed on terms approved by the trustees. The Board is authorized to appoint one or more trustees of the liquidating trust and to cause the Company to enter into a liquidating trust agreement with the trustee(s) on such terms and conditions as may be approved by the Board. Stockholder approval of the Plan of Dissolution will also constitute approval of any such appointment and any liquidating trust agreement. In the event that a liquidating trust is established, then the references to the Board in this Plan of Dissolution shall also include the trustee(s) appointed by the Board.

6. Cancellation of Stock.  The Company’s distributions to stockholders pursuant to this Plan of Dissolution shall be deemed to be made in full payment in exchange for all of the Company’s issued and outstanding shares of its capital stock. From and after the Dissolution Date, and subject to applicable law, each holder of shares of capital stock of the Company shall cease to have any rights in respect thereof, except the right to receive distributions, if any, pursuant to and in accordance with Section 4 hereof. As a condition to receipt of any liquidating distribution, the Board, in its absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the capital stock to the Company or its agents for recording of such distributions thereon, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of their certificates evidencing the capital stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board.

7. Trading of Company Securities.  The Company will close its securities transfer books on the Dissolution Date and, at such time, cease recording securities transfers (other than transfers by will, intestate succession or operation of law) and issuing securities certificates (other than replacement certificates). Accordingly, it is expected that trading in the Company’s securities will close on that date. The Company will notify the OTCQB to cease quotation of Company securities on and after the Dissolution Date.

8. Conduct of the Company Following Approval of the Plan.  Under the DGCL, dissolution is effective upon the filing of a Certificate of Dissolution with the Secretary of State of the State of Delaware or upon such future effective date as may be set forth in the Certificate of Dissolution. Section 278 of DGCL provides that a dissolved corporation continues to exist for three (3) years after the Dissolution Date, or for such longer period as the Court of Chancery shall in its discretion direct, for purposes of prosecuting and defending suits by or against the corporation and enabling it to settle and close its business and dispose of and convey its remaining assets, but not for the purpose of continuing the business of the corporation for which the corporation was organized. With respect to any action, suit or proceeding begun by or against the corporation either prior to or within 3 years after the date of its expiration or dissolution, the action shall not abate by reason of the dissolution of the corporation; the corporation shall, solely for the purpose of such action, suit or proceeding, be continued as a body corporate beyond the 3-year period and until any judgments, orders or decrees therein shall be fully executed, without the necessity for any special direction to that effect by the Court of Chancery. The powers of the directors continue during this time period in order to allow them to take the necessary steps to wind-up the affairs of the corporation.

9. Absence of Appraisal Rights.  Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by the Plan of Dissolution.

10. Abandoned Property.  If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered certificates evidencing the capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

11. Stockholder Consent to Sale of Assets.  Adoption of this Plan of Dissolution by the requisite vote of the outstanding capital stock of the Company shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of some or all of the remaining property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition that are conditioned on adoption of this Plan of Dissolution.

12. Compensation.  The Board does not intend to receive salary or benefits from the Company after the Dissolution Date. However, in connection with and for the purpose of implementing and assuring completion of this Plan of Dissolution, the Company may, in the absolute discretion of the Board, pay the Company’s officers, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan of Dissolution. For the purpose of effecting the dissolution of the Company, the Company may hire or retain, at the discretion of the Board, such employees, consultants and advisors as the Board deems necessary or desirable to supervise or facilitate the dissolution and winding up of the Company. Adoption of this Plan of Dissolution by the requisite vote of the outstanding capital stock of the Company shall constitute the approval of the Company’s stockholders of any such employment and of the payment of any such compensation.

13. Indemnification.  The Company shall continue to indemnify its officers, directors, employees, agents and liquidating trustee in accordance with its certificate of incorporation, bylaws and any contractual arrangements and applicable law for actions taken in connection with the Plan of Dissolution and the winding up of the Company’s affairs. Any liquidating trust the Board approves pursuant to the Plan of Dissolution shall also indemnify its trustees, employees, agents and representatives to the maximum extent permissible by law, but in no event greater than the extent the Company may currently indemnify its officers, directors, employees, agents and representatives. The Company shall maintain its current directors’ and officers’ insurance policy through the Dissolution Date and obtain runoff coverage for at least an additional six years after filing the Certificate of Dissolution. The Board or any trustee, as applicable, in its absolute discretion is authorized to obtain and maintain insurance as may be necessary appropriate or advisable to cover such indemnification obligations.

14. Expenses of Dissolution.  In connection with and for the purposes of implementing and assuring completion of this Plan of Dissolution, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan of Dissolution.

15. Authorization.  The Board is hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan of Dissolution and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs. The Board may modify, amend or abandon this Plan of Dissolution, notwithstanding stockholder approval, to the extent permitted by the DGCL, provided that the Board will not amend or modify the Plan of Dissolution under circumstances that would require additional stockholder solicitations under the DGCL or the federal securities laws without complying with the DGCL and the federal securities laws.

ANNEX E

FORM OF AMENDMENT NO. 1 TO WARRANT AGREEMENT

THIS AMENDMENT TO THE WARRANT AGREEMENT (this “Amendment”) is made as of [     ], 2015, by and between Silver Eagle Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”).

WHEREAS, on July 30, 2013, the Company consummated an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one share of the Company’s common stock, par value $0.0001 per share (“Common Stock”), and one Public Warrant (as defined below) and, in connection therewith, issued and delivered 32,500,000 warrants to public investors in the Offering (the “Public Warrants”);

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of July 25, 2013, and filed by the Company with the United States Securities and Exchange Commission on August 5, 2013 as an exhibit to a current report on Form 8-K (the “Warrant Agreement”), which governs the Warrants (capitalized terms used herein, but not otherwise defined herein, shall have the meanings given to such terms in the Warrant Agreement);

WHEREAS, on December 31, 2014, the Company and Videocon d2h Limited, a public limited company organized under the laws of the Republic of India, entered into a Contribution Agreement (as amended from time to time, the “Contribution Agreement”);

WHEREAS, the Company and the Warrant Agent seek to amend the Warrant Agreement to provide that, upon the consummation of the transactions contemplated by the Contribution Agreement (the “Transaction”), all of the Public Warrants will be exchanged for cash in the amount of $1.00 per Public Warrant; and

WHEREAS, pursuant to Section 9.8 of the Warrant Agreement, the Company has obtained the consent of at least 65% of the Registered Holders of the outstanding Public Warrants to this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.  Amendment of Warrant Agreement.

1.1.	Section 6 of the Warrant Agreement is hereby amended and restated in its entirety to read in full as follows:

“6.  Mandatory Exchange of Public Warrants Upon Consummation of Transaction.   Notwithstanding anything contained in this Warrant Agreement to the contrary, upon the consummation of the transactions contemplated by that certain Contribution Agreement (as amended from time to time, the “Contribution Agreement”), dated December 31, 2014, between the Company and Videocon d2h Limited, a public limited company organized under the laws of the Republic of India (collectively, the “Transaction”), each Public Warrant issued and outstanding immediately prior to the consummation of the Transaction shall, automatically and without any action by the Registered Holder thereof, or any prior notice by the Company, be exchanged and deemed transferred by such Registered Holder to the Company, in consideration for the right to receive payment of cash in the amount of $1.00 per Public Warrant (the “Consideration”) to be delivered to such Registered Holder by or at the direction of the Company as soon as reasonably practicable, and such Registered Holder shall cease to have any rights with respect to the Public Warrants other than the right to receive the Consideration.”

2.  Miscellaneous Provisions.

2.1.	Effectiveness of Amendment. Each of the parties hereto acknowledges and agrees that the effectiveness of this Amendment shall be expressly subject to the consummation of the Transaction and shall automatically be terminated and shall be null and void if the Contribution Agreement shall be terminated.

2.2.	Successors. All the covenants and provisions of this Amendment by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their permitted respective successors and assigns.
2.3.	Severability. This Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
2.4.	Applicable Law. The validity, interpretation and performance of this Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of laws.
2.5.	Counterparts. This Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
2.6.	Effect of Headings. The section headings herein are for convenience only and are not part of this Amendment and shall not affect the interpretation thereof.
2.7.	Entire Agreement. The Warrant Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understanding, arrangements, promises and commitments are hereby canceled and terminated.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

SILVER EAGLE ACQUISITION CORP.

By:	Name: James A. Graf Title: Vice President, Chief Financial Officer, Treasurer and Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:	Name: Title:

[Signature Page to Amendment to the Warrant Agreement]

X

X